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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-[    •    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

W. P. CAREY INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	45-4549771 (I.R.S. Employer Identification Number)

50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Trevor P. Bond
Chief Executive Officer
W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Christopher P. Giordano, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 Tel: (212) 335-4500 Fax: (212) 335-4501	Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, $0.001 par value per share	30,958,685.08	N/A	$734,470,433.35	$94,599.80

(1)
Represents the estimated maximum number of shares of the Registrant's common stock to be issued in connection with the Merger described herein. The number of shares is based upon the number of shares of common stock of Corporate Property Associates 16 — Global Incorporated ("CPA®:16 — Global") outstanding as of July 25, 2013 and the exchange of such shares for the maximum number of shares of the Registrant's common stock pursuant to the mechanism set forth in the Agreement and Plan of Merger dated as of July 25, 2013 (the "Merger Agreement") by and among the Registrant, CPA®:16 — Global, WPC REIT Merger Sub Inc., a wholly-owned indirect subsidiary of the Registrant, and the other parties thereto.

(2)
Estimated solely for purposes of calculating the registration pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Registrant's common stock was calculated based upon the market value of shares of CPA®:16 — Global common stock (the securities to be canceled in the Merger) in accordance with Rule 457(f)(2) and is equal to the product of (i) $4.37, the book value of CPA®:16 — Global common stock as of December 31, 2012, multiplied by (ii) 168,071,037.37, the estimated maximum number of shares of CPA®:16 — Global common stock that may be canceled and exchanged in the Merger.

(3)
The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed aggregate offering price.

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. W. P. Carey may not sell or exchange these securities until the Registration Statement is effective. This Joint Proxy Statement/Prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2013

JOINT PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

Dear W. P. Carey Stockholders and CPA®:16 Stockholders:

           W. P. Carey Inc. ("W. P. Carey") and Corporate Property Associates 16—Global Incorporated ("CPA®:16 — Global") are proposing a combination of their companies by a merger, which we refer to as the "Merger," pursuant to a definitive agreement and plan of merger dated as of July 25, 2013, which we refer to as the "Merger Agreement."

           The affirmative vote of the holders of a majority of (i) the outstanding shares of common stock of W. P. Carey ("W. P. Carey Common Stock") and (ii) the outstanding shares of common stock of CPA®:16 — Global ("CPA®:16 Common Stock"), in each case, that are entitled to vote is required for the approval of the Merger.

           At the effective time of the Merger (the "Effective Time"), each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842. These limits represent a 12% pricing collar based on the volume-weighted average trading price of W. P. Carey Common Stock on July 22, 2013 and July 23, 2013.

           If the Average W. P. Carey Trading Price is between $61.09 and $77.75, the total Per Share Merger Consideration would be valued at approximately $11.25 per share of CPA®:16 Common Stock. If the Merger had closed on September 16, 2013, the last practicable day prior to the filing of this Joint Proxy Statement/Prospectus, the Average W. P. Carey Trading Price would have been $65.37, resulting in total Per Share Merger Consideration valued at approximately $11.25 per share of CPA®:16 Common Stock. The actual Exchange Ratio and Per Share Merger Consideration may be higher or lower depending upon the trading prices of the W. P. Carey Common Stock prior to the consummation of the Merger, subject to the pricing collar. Neither W. P. Carey nor any W. P. Carey Subsidiary will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them. Based on the number of shares of CPA®:16 Common Stock outstanding on [    •    ], 2013, the record date for CPA®:16 — Global's special meeting of stockholders, W. P. Carey expects to issue approximately [    •    ] shares of W. P. Carey Common Stock in connection with the Merger.

           After careful consideration, the board of directors of W. P. Carey has declared the Merger advisable and in the best interests of W. P. Carey and recommended that all W. P. Carey Stockholders (the "W. P. Carey Stockholders") vote "FOR" the approval of the Merger. After careful consideration, following the recommendation of a special committee of independent directors (the "CPA®:16 Special Committee"), the board of directors of CPA®:16 — Global has declared that the Merger is advisable and recommends that all CPA®:16 Stockholders (the "CPA®:16 Stockholders") vote "FOR" the approval of the Merger.

           Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting of stockholders of W. P. Carey or of stockholders of CPA®:16 — Global, please take the time to vote by completing, signing and mailing the enclosed proxy card. If you do not vote, the effect will be the same as voting against approval of the Merger. In addition, failure to vote may result in W. P. Carey or CPA®:16 — Global not having a sufficient quorum of a majority of its outstanding shares represented in person or by proxy at their respective special meetings. A meeting cannot be held unless a quorum is present.

           Each of W. P. Carey and CPA®:16 — Global has scheduled a special meeting for its respective stockholders to vote on the proposals described in this Joint Proxy Statement/Prospectus. The date, place and time of the meetings are as follows:

FOR W. P. CAREY STOCKHOLDERS: [•], 2013, [•] p.m., Eastern Time at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104	FOR CPA®:16 STOCKHOLDERS: [•], 2013, [•] p.m., Eastern Time at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104

           This Joint Proxy Statement/Prospectus is a prospectus and proxy statement of W. P. Carey as well as a proxy statement for CPA®:16 — Global and provides you with detailed information about the Merger and the special meetings. We encourage you to read carefully this entire Joint Proxy Statement/Prospectus, including all its annexes, and we especially encourage you to read the section entitled "Risk Factors" beginning on page 32.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF W. P. CAREY COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sincerely,

Trevor P. Bond President and Chief Executive Officer W. P. Carey Inc.	Richard J. Pinola Director and Chairman of the Special Committee Corporate Property Associates 16—Global Incorporated

This Joint Proxy Statement/Prospectus is dated [    •    ], 2013 and is expected to be first mailed to holders of W. P. Carey Common Stock and CPA®:16 Common Stock on or about [    •    ], 2013.

W. P. CAREY INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ], 2013

  To the stockholders of W. P. Carey Inc.:

        A special meeting of stockholders of W. P. Carey Inc. ("W. P. Carey") will be held on [    •    ], 2013, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104, for the following purposes:

          1.     To consider and vote upon a proposal to approve the Merger described in the Agreement and Plan of Merger dated as of July 25, 2013 (the "Merger Agreement") by and among Corporate Property Associates 16—Global Incorporated ("CPA®:16 — Global"), W. P. Carey, the ultimate parent of the external manager of CPA®:16 — Global, WPC REIT Merger Sub Inc., a wholly-owned indirect subsidiary of W. P. Carey ("Merger Sub"), and the other parties thereto, and the other transactions contemplated thereby. As contemplated by the Merger Agreement:

    •
    CPA®:16 — Global shall merge with and into Merger Sub. Merger Sub will continue as the surviving corporation and a wholly-owned indirect subsidiary of W. P. Carey, and the separate corporate existence of CPA®:16 — Global will cease.

    •
    At the effective time of the Merger (the "Effective Time"), each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such shares (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842. These limits represent a 12% pricing collar based on the volume-weighted average trading price of W. P. Carey Common Stock on July 22, 2013 and July 23, 2013.

    •
    Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any of W. P. Carey Subsidiaries (as defined herein) immediately prior to the Effective Time shall automatically be canceled and retired and will cease to exist. Neither W. P. Carey nor any of W. P. Carey Subsidiaries will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them.

          2.     To transact such other business as may properly come before W. P. Carey's special meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposal above.

        AT A MEETING ON JULY 25, 2013, W. P. CAREY'S BOARD OF DIRECTORS ADOPTED A RESOLUTION DECLARING THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF W. P. CAREY AND RECOMMENDED THAT THE STOCKHOLDERS OF W. P. CAREY VOTE FOR THE APPROVAL OF THE MERGER.

        The Merger and the Merger Agreement are described in more detail in the accompanying Joint Proxy Statement/Prospectus, which you should read in its entirety before authorizing a proxy to vote. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. If you do not vote, the effect will be the same as voting against the Merger.

        Only those stockholders whose names appear in W. P. Carey's records as owning shares of W. P. Carey Common Stock at the close of business on [    •    ], 2013, referred to as the W. P. Carey record date, are entitled to notice of, and to vote at, W. P. Carey's special meeting (the "W. P. Carey Special Meeting").

        The affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast by W. P. Carey Stockholders on the matter on the W. P. Carey record date is necessary to approve the proposal relating to the Merger. If that vote is not obtained, the Merger cannot be completed.

        All stockholders of W. P. Carey are cordially invited to attend W. P. Carey's Special Meeting in person. To ensure your representation at the W. P. Carey Special Meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to authorize a proxy via telephone or Internet as instructed in the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the W. P. Carey Special Meeting.

By Order of the Board of Directors,
Susan C. Hyde
Managing Director and Secretary

New York, New York
[    •    ], 2013

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ], 2013

        To the stockholders of Corporate Property Associates 16—Global Incorporated:

        A special meeting of stockholders of Corporate Property Associates 16—Global Incorporated ("CPA®:16 — Global") will be held on [    •    ], 2013, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104, for the following purposes:

          1.     To consider and vote upon a proposal to approve the transactions described in the Agreement and Plan of Merger dated as of July 25, 2013 (the "Merger Agreement") by and among CPA®:16 — Global, W. P. Carey Inc. ("W. P. Carey"), the ultimate parent of the external manager of CPA®:16 — Global, WPC REIT Merger Sub Inc., a wholly-owned indirect subsidiary of W. P. Carey ("Merger Sub"), and the other parties thereto. As contemplated by the Merger Agreement:

    •
    CPA®:16 — Global shall merge with and into Merger Sub. Merger Sub will continue as the surviving corporation and as a wholly-owned indirect subsidiary of W. P. Carey, and the separate corporate existence of CPA®:16 — Global will cease.

    •
    At the effective time of the Merger (the "Effective Time"), each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such shares (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842.

    •
    Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any of W. P. Carey Subsidiaries (as defined herein) immediately prior to the Effective Time shall automatically be canceled and retired and will cease to exist. Neither W. P. Carey nor any of W. P. Carey Subsidiaries will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them.

          2.     To transact such other business as may properly come before CPA®:16 — Global's special meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposal above.

        AT A MEETING ON JULY 25, 2013, CPA®:16 — GLOBAL'S BOARD OF DIRECTORS, AFTER RECEIVING THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF CPA®:16 — GLOBAL'S BOARD OF DIRECTORS, ADOPTED A RESOLUTION DECLARING THAT THE MERGER IS ADVISABLE AND RECOMMENDING THAT THE STOCKHOLDERS OF CPA®:16 — GLOBAL APPROVE THE MERGER.

        The Merger Agreement and the proposed Merger are each described in more detail in the accompanying Joint Proxy Statement/Prospectus, which you should read in its entirety before authorizing a proxy to vote. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. If you do not vote, the effect will be the same as voting against approval of the Merger.

        Only those stockholders whose names appear in CPA®:16 — Global's records as owning shares of CPA®:16 Common Stock at the close of business on [    •    ], 2013, referred to as the CPA®:16 — Global record date, are entitled to notice of, and to vote at, CPA®:16 — Global's special meeting (the "CPA®:16 Special Meeting").

        The affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast by holders of CPA®:16 Common Stock on the matter on the CPA®:16 — Global record date is necessary to approve the Merger. If that vote is not obtained, the Merger cannot be completed. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether the Merger receives the requisite approval.

        All stockholders of CPA®:16 — Global are cordially invited to attend the CPA®:16 Special Meeting in person. To ensure your representation at the CPA®:16 Special Meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to authorize a proxy via telephone or Internet as instructed in the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the CPA®:16 Special Meeting.

By Order of the Board of Directors,
Susan C. Hyde Managing Director and Secretary

New York, New York
[    •    ], 2013

i

ANNEX

ANNEX A	Merger Agreement
ANNEX B	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX C	Opinion of Barclays Capital Inc.
ANNEX D	Maryland General Corporation Law — Rights of Objecting Stockholders

ii

QUESTIONS AND ANSWERS FOR W. P. CAREY STOCKHOLDERS AND CPA®:16 STOCKHOLDERS REGARDING THE MERGER AND THE SPECIAL MEETINGS

        The following questions and answers for W. P. Carey Stockholders and CPA®:16 Stockholders briefly address some frequently asked questions about the Merger and the special meetings of stockholders of W. P. Carey and of stockholders of CPA®:16 — Global. They may not include all the information that is important to you. We urge you to read carefully this entire Joint Proxy Statement/Prospectus, including the annexes.

Q.
What are we planning to do?

A.
W. P. Carey is proposing to acquire the 81.45% equity interest that it does not already own in CPA®:16 — Global, one of W. P. Carey's managed non-traded REITs, by merging CPA®:16 — Global with and into one of W. P. Carey's indirectly wholly-owned subsidiaries.

  More specifically, on July 25, 2013, W. P. Carey and CPA®:16 — Global entered into the Merger Agreement. The Merger Agreement provides that, at the effective time of the closing, CPA®:16 — Global shall merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly-owned indirect subsidiary of W. P. Carey. At that time, in accordance with the applicable provisions of the Maryland General Corporation Law (the "MGCL"), the separate existence of CPA®:16 — Global shall cease.

Q.
What will holders of CPA®:16 Common Stock receive in connection with the Merger? When will they receive it?

A.
At the Effective Time, each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 (the "Stock Value") by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842. These limits represent a 12% pricing collar based on the volume-weighted average trading price of (the "VWAP") W. P. Carey Common Stock on July 22, 2013 and July 23, 2013.

  If the Average W. P. Carey Trading Price is between $61.09 and $77.75, the total Per Share Merger Consideration would be valued at approximately $11.25 per share of CPA®:16 Common Stock. If the Merger had closed on September 16, 2013, the last practicable day prior to the filing of this Joint Proxy Statement/Prospectus, the Average W. P. Carey Trading Price would have been $65.37, resulting in total Per Share Merger Consideration valued at approximately $11.25 per share of CPA®:16 Common Stock. The actual Exchange Ratio and Per Share Merger Consideration may be higher or lower depending upon the trading prices of the W. P. Carey Common Stock prior to the consummation of the Merger, subject to the pricing collar.

  To the extent that a holder of CPA®:16 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA®:16 Common Stock held by such holder, such holder shall instead receive a cash payment in lieu of fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price.

  As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately [    •    ] shares of W. P. Carey Common Stock to the CPA®:16 Stockholders (excluding W. P. Carey and its subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA®:16 Stockholders (excluding W. P. Carey and its subsidiaries) would own approximately [    •    ]% and [    •    ]% of the combined company, respectively.

  The chart below shows the nominal value of the Per Share Merger Consideration to be issued upon the consummation of the Merger at various Average W.P. Carey Trading Prices:

(1)
"Average W. P. Carey Trading Price" means the VWAP of W. P. Carey Common Stock as reported on the New York Stock Exchange, or NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

Q.
What is the expected ongoing rate of return of a CPA®:16 Stockholder on his or her original investment?

A.
Each CPA®:16 Stockholder currently receives $0.6728 of annual distributions per share, which represents an annual rate of return of 6.73% on an original investment of $10.00 per share in CPA®:16 — Global. Following the Merger, CPA®:16 Stockholders will be entitled to receive any future distributions paid by W. P. Carey. Based on W. P. Carey's anticipated minimum annualized distribution rate of $3.52 per share following completion of the Merger, multiplied by the Per Share Merger Consideration of between 0.1447 and 0.1842 per share, each holder of CPA®:16 Common Stock is expected to receive on an annualized basis between $0.509 and $0.648 in annual distributions on each share of W. P. Carey Common Stock received in exchange for the CPA®:16 Common Stock that they own. This represents an annual return range between 5.09% and 6.48% on an original investment of $10.00 per share of CPA®:16 Common Stock.

  Based on the most recent closing price of $64.94 per share as of September 16, 2013 for W. P. Carey Common Stock, the expected annual return would be 6.10% on an original $10.00 investment.

	Current	After the Merger Invested Capital of $10.00
	Invested Capital of $10.00	High Exchange Ratio (0.1842)	Current Exchange Ratio (0.1732)*	Low Exchange Ratio (0.1447)
Rate of Return on Invested Capital	6.73%	6.48%	6.10%	5.09%

*
Based on the closing price of $64.94 per share for W. P. Carey Common Stock on the NYSE on September 16, 2013

Q.
Are there any conditions to completion of the Merger?

A.
Yes. The Merger is subject to a number of conditions, including, among others, the following:

•
approval of the Merger by the requisite vote of the W. P. Carey Stockholders and the CPA®:16 Stockholders;

•
the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective and no stop order will have been issued or threatened by the Securities and Exchange Commission (the "SEC") with regard to the registration statement and all necessary state securities or blue sky authorizations shall have been received;

•
no order, injunction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; and

•
all consents and waivers from third parties will have been obtained or waived.

  If any of these conditions or any of the other conditions specified in the Merger Agreement are not satisfied, the Merger may be abandoned by either W. P. Carey or CPA®:16 — Global. For additional details about the other conditions to completion of the Merger, see "The Merger Agreement — Conditions to Obligations to Complete the Merger and the Other Transactions," beginning on page 162.

Q.
What fees will CPA®:16 — Global's advisors and other affiliates of W. P. Carey receive in connection with the Merger?

A.
Carey Asset Management Corp. ("CAM") and W. P. Carey & Co. B.V. ("W. P. Carey BV"), each an indirect subsidiary of W. P. Carey, and certain of their affiliates provide investment and advisory services to CPA®:16 — Global pursuant to written advisory agreements (the "CPA®:16 Advisory Agreements"). Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, each of CAM and W. P. Carey BV have agreed to terminate the CPA®:16 Advisory Agreements and waive any Subordinated Disposition Fees (as defined in the CPA®:16 Advisory Agreements).

  Additionally, pursuant to the terms of the second amended and restated operating agreement of CPA 16 LLC, which is CPA®:16 — Global's operating partnership subsidiary ("CPA16 LLC"), dated as of July 31, 2011 (the "CPA16 LLC Agreement"), Merger Sub is entitled to distributions in respect of its special general partner profit interests in CPA16 LLC as a result of the Merger. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, Merger Sub has agreed to waive its right to receive these distributions, and related allocations of profits and losses and to terminate its special general partner interest for no consideration (the amounts being waived under the CPA16 LLC Agreement, together with the Subordinated Disposition Fees being the "Contractual Payments").

  The advisor and its affiliates will continue to receive any and all other accrued and unpaid fees and distributions pursuant to the CPA®:16 Advisory Agreements and the CPA16 LLC Agreement. At June 30, 2013, W. P. Carey had accrued and unpaid fees of $4.5 million pursuant to the CPA®:16 Advisory Agreements. On a monthly basis, W. P. Carey earns approximately $1.5 million in asset management fees from CPA®:16 — Global and $1.2 million in special general partner distributions.

Q.
Will W. P. Carey or any of its subsidiaries receive any consideration for the shares of CPA®:16 Common Stock that they own?

A.
No. Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any subsidiary of W. P. Carey (each a "W. P. Carey Subsidiary") immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist. Neither W. P. Carey nor any W. P. Carey Subsidiary will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them.

Q.
Will CPA®:16 — Global and W. P. Carey continue to pay distributions prior to the Effective Time of the Merger?

A.
Yes. The Merger Agreement permits CPA®:16 — Global to continue to pay a regular quarterly distribution and any distribution that is necessary for CPA®:16 — Global to maintain its REIT qualification and to avoid other adverse tax consequences. Pursuant to the terms of the Merger Agreement, W. P. Carey is also permitted to pay regular quarterly distributions and any distribution that is necessary for W. P. Carey to maintain its REIT qualification and to avoid other adverse tax consequences. W. P. Carey intends to continue to pay a regular quarterly dividend to its stockholders with respect to quarters completed prior to the Merger.

Q.
Will CPA®:16 Stockholders who participated in CPA®:16 — Global's distribution reinvestment and stock purchase plan immediately prior to its suspension, and who desire to participate in the distribution reinvestment and stock purchase plan of W. P. Carey following completion of the Merger, automatically be able to participate in such plan?

A.
CPA®:16 — Global has suspended its distribution reinvestment and stock purchase plan (the "CPA®:16 DRIP") because of the Merger. Each CPA®:16 Stockholder who was a participant in the CPA®:16 DRIP immediately prior to its suspension and who desires to take part in the distribution reinvestment and stock purchase plan of W. P. Carey (the "W. P. Carey DRIP") following completion of the Merger will not be automatically enrolled in the W. P. Carey DRIP and will need to enroll in the plan. Similarly, each CPA®:16 Stockholder who was not a participant in the CPA®:16 DRIP prior to its suspension but who desires to take part in the W. P. Carey DRIP following the consummation of the Merger will be allowed to participate in the W. P. Carey DRIP and will need to enroll in the plan. Such stockholders should contact W. P. Carey's investor relations department by calling 1-800-WP CAREY.

Q.
When and where are the special meetings?

A.
The special meeting of W. P. Carey Stockholders will be held on [    •    ], 2013, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

  The special meeting of CPA®:16 Stockholders will be held on [    •    ], 2013, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Q.
What will I be voting on at the special meetings?

A.
As provided in the Notices of Special Meeting of Stockholders, the W. P. Carey Stockholders and CPA®16 Stockholders are each requested to consider and vote on two proposals: (i) to approve the Merger and (ii) to transact such other business as may properly come before the special meetings of the respective entities or any adjournments or postponements thereof, including a motion to adjourn the special meetings of the respective entities, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meetings to approve the respective proposals.

Q.
Who can vote at the special meetings?

A.
If you are a stockholder of record of W. P. Carey at the close of business on [    •    ], 2013, or if you are a stockholder of record of CPA®:16 — Global at the close of business on [    •    ], 2013, the record dates for W. P. Carey's and CPA®:16 — Global's special meetings, which we refer to as the "W. P. Carey Record Date" and the "CPA®:16 Record Date," respectively, you may vote the shares of W. P. Carey Common Stock or the shares of CPA®:16 Common Stock, as applicable, that you hold on the record date at each of the respective special meetings.

Q.
Why is my vote important?

A.
If you do not submit a proxy or vote in person at the special meetings, it may be difficult for us to obtain the necessary quorum to hold the special meetings and to determine whether the Merger should be approved. In addition, your abstention or failure to submit a proxy or to vote in person will have the same effect as a vote against approval of the Merger.

  If you hold your W. P. Carey Common Stock through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the proposal to approve the Merger without instructions from you and this will have the same effect as a vote against the Merger.

Q.
What constitutes a quorum for the special meetings?

A.
A majority of the outstanding W. P. Carey Common Stock being present in person or represented by proxy constitutes a quorum for the W. P. Carey Special Meeting. A majority of the outstanding shares of CPA®:16 Common Stock being present in person or represented by proxy constitutes a quorum for the CPA®:16 Special Meeting.

Q.
What vote is required?

A.
The affirmative vote of the holders of a majority of the outstanding shares of W. P. Carey Common Stock entitled to vote at the W. P. Carey Special Meeting is required to approve the Merger. Each outstanding share of W. P. Carey Common Stock is entitled to one vote on each proposal submitted to the W. P. Carey Stockholders for consideration. As of the close of business on the W. P. Carey Record Date, there were [    •    ] shares of W. P. Carey Common Stock outstanding.

  The affirmative vote of the holders of a majority of the outstanding shares of CPA®:16 Common Stock entitled to vote at the CPA®:16 Special Meeting is required to approve the Merger. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted with regard to the Merger and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether the Merger receives the requisite approval.

  Abstentions and "broker non-votes" will have the same effect as votes against the approval of the Merger since the proposal requires the affirmative vote of stockholders of each of W. P. Carey and CPA®:16 — Global entitled to cast a majority of all the votes entitled to be cast on the matter.

  Except as described in the preceding paragraph, each outstanding share of CPA®:16 Common Stock is entitled to one vote on each proposal submitted to the CPA®:16 Stockholders for consideration. As of the close of business on the CPA®:16 Record Date, there were [    •    ] shares of CPA®:16 Common

  Stock outstanding, [    •    ] of which were beneficially owned by CPA®:16 — Global's directors and affiliates, including W. P. Carey. Given that the shares of CPA®:16 Common Stock beneficially owned by any of CPA®:16 — Global's directors and affiliates, including W. P. Carey, will not be taken into account for purposes of determining whether the requisite stockholder approval has been obtained, the affirmative vote of a majority of the remaining [    •    ] shares of CPA®:16 Common Stock is required to approve the Merger.

Q.
How do the boards of directors recommend that I vote on the proposals?

A.
The board of directors of W. P. Carey believes that the Merger is advisable and in the best interests of the W. P. Carey Stockholders. The W. P. Carey board of directors recommends that you vote "FOR" approval of the Merger.

  The board of directors of CPA®:16 — Global believes that the Merger is advisable and in the best interests of the CPA®:16 Stockholders. The board of directors of CPA®:16 — Global recommends that you vote "FOR" the approval of the Merger.

Q.
When is the Merger expected to be completed?

A.
W. P. Carey and CPA®:16 — Global expect to complete the Merger in the first quarter of 2014 or as soon as possible thereafter; however, there can be no assurance as to when, or if, the Merger will be completed. W. P. Carey and CPA®:16 — Global reserve the right to abandon the Merger even if the W. P. Carey Stockholders and the CPA®:16 Stockholders vote to approve the Merger and all other conditions to the completion of the Merger are satisfied or waived, if their respective boards of directors determine that the Merger is no longer in the best interests of W. P. Carey Stockholders or CPA®:16 Stockholders, respectively.

Q.
Are there risks associated with the Merger that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the Merger that are discussed in this Joint Proxy Statement/Prospectus. In evaluating the Merger, you should read carefully the detailed description of the risks associated with the Merger described in the section entitled "Risk Factors" and other information either included or incorporated by reference in this Joint Proxy Statement/Prospectus.

Q.
Will holders of CPA®:16 Common Stock have to pay federal income taxes as a result of the Merger?

A.
CPA®:16 Stockholders should not recognize gain or loss for federal income tax purposes as a result of the exchange of W. P. Carey Common Stock for shares of CPA®:16 Common Stock in the Merger.

Q.
Am I entitled to dissenting stockholders' rights of appraisal in connection with the Merger?

A.
CPA®:16 Stockholders who do not vote in favor of the Merger are entitled to objecting stockholders' rights of appraisal with respect to the Merger under the MGCL. For holders of CPA®:16 Common Stock, you can vote against approval of the Merger by (i) indicating a vote against approval of the Merger on your proxy card and signing and mailing your proxy card in accordance with the instructions provided, (ii) authorizing your proxy by telephone or the Internet and indicating a vote against approval of the Merger or (iii) voting against approval of the Merger in person at the CPA®:16 Special Meeting. If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on the Merger, the shares of CPA®:16 Common Stock represented by the proxy will not be considered to have been voted on the Merger. Abstentions will have the same effect as a vote against approval of the Merger. To qualify as an objecting CPA®:16 Stockholder, you must deliver to CPA®:16 — Global's corporate secretary, at or prior to the CPA®:16 Special Meeting, your written objection to the Merger. The written objection must be separate from and in addition to any proxy or vote against the Merger. In addition, if you wish to exercise your right to demand payment of the fair value of your common stock, within 20 days following the date the Articles of Merger for the Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, you must make a written demand on Merger Sub for the payment of your shares of CPA®:16 Common Stock, stating the number and class of shares for which you demand payment. For additional details, see "The Merger Agreement—Objecting Stockholders' Rights of Appraisal" beginning on page 168.

  Strict compliance with statutory procedures is necessary in order to perfect your rights to an appraisal and to receive fair value for your shares of CPA®:16 Common Stock.

  A copy of the relevant provisions of Maryland law appears as Annex D to this Joint Proxy Statement/Prospectus.

Q.
How do I vote without attending the special meetings?

A.
If you are a holder of shares of W. P. Carey Common Stock or shares of CPA®:16 Common Stock on the W. P. Carey Record Date or the CPA®:16 Record Date, as applicable, you may authorize a proxy to vote your shares by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the applicable special meeting and vote your shares in person. Those stockholders and stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than [    •    ], Eastern Time, on [    •    ], 2013.

Q.
Can I attend the special meetings and vote my shares in person?

A.
Yes. All W. P. Carey Stockholders and CPA®:16 Stockholders are invited to attend the special meetings for the entity in which they hold shares. Stockholders of record at the close of business on the respective record dates of the special meetings of the respective entities are invited to attend and vote at the special meetings of W. P. Carey and CPA®:16 — Global. If your shares of W. P. Carey Common Stock are held by a broker, bank or other nominee, then you are not the stockholder of record. Therefore, to vote at the W. P. Carey Special Meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the W. P. Carey Common Stock.

Q.
If my shares of W. P. Carey Common Stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of W. P. Carey Common Stock for me?

A.
No. If your shares of W. P. Carey Common Stock are held in "street name" by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. It is important to note that your broker, bank or other nominee will vote your shares of W. P. Carey Common Stock only if you provide instructions on how you would like your shares to be voted at the W. P. Carey Special Meeting. Therefore, your failure to provide voting instructions to the broker will have the same effect as a vote against the Merger.

Q.
If my shares of CPA®:16 — Global Common Stock are held in broker-controlled accounts by my broker, will my broker vote my shares of CPA®:16 — Global Common Stock for me?

A.
No. If your shares of CPA®:16 — Global Common Stock are held in broker-controlled accounts, you should follow the directions provided by your broker. It is important to note that your broker will vote your shares of CPA®:16 — Global Common Stock only if you provide instructions on how you would like your shares to be voted at the CPA®:16 Special Meeting. Therefore, your failure to provide voting instructions to the broker will have the same effect as a vote against the Merger.

Q.
Once the Merger has been completed, do CPA®:16 Stockholders have to do anything to receive their shares of W. P. Carey Common Stock?

A.
No. Following completion of the Merger, W. P. Carey will cause a third party transfer agent to record the issuance of the shares of W. P. Carey Common Stock to the holders of CPA®:16 Common Stock on its stock records. W. P. Carey will issue shares of W. P. Carey Common Stock to holders of CPA®:16 Common Stock in uncertificated book-entry form. No physical stock certificates representing the shares of W. P. Carey Common Stock will be delivered.

Q.
What do I need to do now?

A.
You should carefully read and consider the information contained in this Joint Proxy Statement/Prospectus, including its annexes and the information incorporated by reference into this document. It contains important information about the factors that the board of directors of each of W. P. Carey and CPA®:16 — Global considered in evaluating whether to vote to approve the Merger. You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the applicable special meetings, or authorize your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares of W. P. Carey Common Stock are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this Joint Proxy Statement/Prospectus.

Q.
Can I change my vote after I have mailed my signed proxy card?

A.
Yes. You can change your vote at any time before your shares are voted at your special meeting. To revoke your proxy, you must either (i) notify the secretary of W. P. Carey or CPA®:16 — Global, as applicable, in writing, (ii) mail a new proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (iv) attend the applicable special meeting and vote your shares in person. Merely attending the applicable special meeting will not constitute revocation of your proxy. If your shares of W. P. Carey Common Stock are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.
Will a proxy solicitor be used?

A.
Yes. The parties expect to utilize some of the officers and employees of W. P. Carey's wholly-owned subsidiary, CAM (who will receive no compensation in addition to their regular salaries for these services), to solicit proxies personally and by telephone. In addition, W. P. Carey has engaged [    •    ] to assist in the solicitation of proxies for the meeting. W. P. Carey estimates that the fees payable to [    •    ] will be approximately $[    •    ]. W. P. Carey has agreed to reimburse [    •    ] for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify [    •    ] against certain losses, costs and expenses. No portion of the amount that W. P. Carey is required to pay [    •    ] is contingent upon the closing of the Merger.

Q.
Who can help answer my questions?

A.
If you have more questions about the Merger, or would like additional copies of this Joint Proxy Statement/Prospectus, please contact:

  For W. P. Carey Stockholders:

W. P. CAREY INC.
Investor Relations Department
50 Rockefeller Plaza
New York, New York 10020
Telephone: (800) WP-CAREY
Facsimile: (212) 492-8922
Email: IR@wpcarey.com

  For CPA®:16 Stockholders:

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED
Investor Relations Department
50 Rockefeller Plaza
New York, New York 10020
Telephone: (800) WP-CAREY
Facsimile: (212) 492-8922
Email: IR@wpcarey.com

SUMMARY

        This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. You should carefully read this entire Joint Proxy Statement/Prospectus and the other documents to which this Joint Proxy Statement/Prospectus refers to fully understand the Merger. In particular, you should read the annexes attached to this Joint Proxy Statement/Prospectus, including the Merger Agreement, which is attached as Annex A, as it is the legal document that governs the Merger. W. P. Carey encourages you to read the information incorporated by reference into this Joint Proxy Statement/Prospectus, which includes important business and financial information about W. P. Carey that has been filed with the Securities and Exchange Commission. See the section entitled "Where You Can Find More Information." For a discussion of the risk factors that you should carefully consider, see the section entitled "Risk Factors" beginning on page 32.

The Companies

W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100

        W. P. Carey is a real estate investment trust ("REIT") that seeks to achieve superior, risk-adjusted returns by providing long-term net-lease financing via sale-leaseback and build-to-suit transactions for companies worldwide. We invest primarily in commercial properties domestically and internationally. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net leased basis, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. We also earn revenue as the advisor to publicly-owned, non-listed REITs.

        We have sponsored a series of sixteen income-generating funds that invest in commercial real estate, under the Corporate Property Associates brand name (the "CPA® REITs"). We are currently the advisor to CPA®:16 — Global, Corporate Property Associates 17—Global Incorporated and Corporate Property Associates 18—Global Incorporated. We are also the advisor to Carey Watermark Investors Incorporated ("CWI," and together with the CPA® REITs, the "Managed REITs"), a REIT that invests in lodging and lodging-related properties.

        W. P. Carey was formed as a limited liability company under the laws of Delaware on July 15, 1996. On January 1, 1998 the limited partnership interests of nine CPA® partnerships were combined and became listed on the NYSE under the name "Carey Diversified LLC" and the symbol "CDC." In 2000, Carey Diversified LLC merged with W. P. Carey, after which W. P. Carey became listed on the NYSE under the symbol "WPC."

        On September 28, 2012, Corporate Property Associates 15 Incorporated ("CPA®:15") merged with and into W. P. Carey, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey. In connection with the CPA®:15 Merger (as defined below), W. P. Carey & Co. LLC, the predecessor of W. P. Carey (the "Predecessor"), completed an internal reorganization in order to qualify as a REIT, whereby the Predecessor and its subsidiaries merged with and into W. P. Carey, with W. P. Carey as the surviving corporation, succeeding to and continuing to operate the existing business of the Predecessor ("REIT Reorganization"). As a REIT, W. P. Carey is required, among other things, to distribute at least 90% of its net taxable income, excluding net capital gains, to its stockholders and meet certain tests regarding the nature of its income and assets. So long as W. P. Carey meets such requirements, W. P. Carey is not subject to federal income tax with respect to the portion of its income that is distributed annually to its stockholders.

        At September 16, 2013, W. P. Carey employed 241 individuals through its wholly-owned subsidiaries. W. P. Carey's website is www.wpcarey.com. On the website, investors can find press releases, financial filings and other information about W. P. Carey. The SEC website, www.sec.gov, also offers access to reports and documents that W. P. Carey has electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on W. P. Carey's website and on the SEC's website is not intended to be a part of this Joint Proxy Statement/Prospectus.

        For additional information about W. P. Carey, please see the Company's filings with the SEC which are incorporated by reference into this Joint Proxy Statement/Prospectus and are available at the SEC's website.

Corporate Property Associates 16—Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100

        CPA®:16 — Global is a publicly owned, non-listed REIT that primarily invests in commercial properties leased to companies domestically and internationally. As a REIT, CPA®:16 — Global is required, among other things, to distribute at least 90% of its net taxable income, excluding net capital gains, to its stockholders and meet certain tests regarding the nature of its income and assets. So long as CPA®:16 — Global meets such requirements, CPA®:16 — Global is not subject to federal income tax with respect to the portion of its income that is distributed annually to stockholders.

        CPA®:16 — Global's core investment strategy is to own and manage a portfolio of properties leased to a diversified group of companies on a single tenant net lease basis. CPA®:16 — Global's net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property, such as maintenance, insurance, taxes, structural repairs, and other operating expenses. Leases of this type are referred to as triple-net leases.

        CPA®:16 — Global is managed by W. P. Carey through certain of its wholly-owned subsidiaries (for purposes of this section, collectively, the "advisor") pursuant to the CPA®:16 Advisory Agreements. CPA®:16 — Global pays asset management fees and certain transactional fees to the advisor and also reimburses the advisor for certain expenses incurred in providing services to CPA®:16 — Global, including those fees associated with personnel provided for administration of CPA®:16 — Global's operations. The advisor also currently serves in this capacity for the other Managed REITs.

        CPA®:16 — Global was formed as a Maryland corporation in June 2003. CPA®:16 — Global commenced its initial public offering in December 2003. Through two public offerings we sold a total of 110,331,881 shares of its common stock for a total of $1.1 billion in gross offering proceeds. CPA®:16 — Global completed its second public offering in December 2006. Through June 30, 2013, CPA®:16 — Global has also issued 27,860,763 shares ($261.7 million) through the CPA 16 DRIP.

        On May 2, 2011, CPA®:16 — Global acquired Corporate Property Associates 14 Incorporated ("CPA®:14"), which was also advised by the advisor, through a merger (the "CPA®:14/16 Merger"). Following the consummation of the CPA®:14/16 Merger, CPA®:16 — Global implemented an internal reorganization pursuant to which CPA®:16 — Global was reorganized as an umbrella partnership real estate investment trust (an "UPREIT," and the reorganization, the "UPREIT Reorganization") to hold substantially all of its assets and liabilities in CPA 16 LLC. CPA®:16 — Global has 99.985% of the general and limited partnership interests in CPA16 LLC. The remaining 0.015% interest (the "Special Member Interest") in CPA16 LLC is held by Merger Sub (the "Special General Partner"). CPA®:16 — Global has no employees.

Reasons for the Merger

        The board of directors of W. P. Carey has determined that the Merger satisfies many objectives of W. P. Carey for its growth and future return to its stockholders. Some of the material factors considered by W. P. Carey's board of directors include:

  •
  the Merger improves the quality of W. P. Carey's earnings through increased portfolio diversification and by continuing the shift in revenue mix towards more stable real estate rental income;

  •
  the Merger is part of a larger transformation that continues W. P. Carey's evolution from a hybrid limited liability company that derived the majority of its revenue from investment management fees into a leading global net lease REIT, and implements W. P. Carey's overall business strategy of expanding real estate assets under ownership, which in turn is expected to provide a platform for future growth;

  •
  the Merger increases W. P. Carey's scale and liquidity, resulting in a pro forma equity market capitalization of approximately $6.5 billion and a pro forma total enterprise value of approximately $10.0 billion, which in turn provides a basis for an expected continuation of stable dividend growth;

  •
  the Merger is expected to provide income contribution from owned properties, while preserving the investment management business;

  •
  the Merger would simplify W. P. Carey's financial statements by consolidating joint ventures with CPA®:16 — Global as well as W. P. Carey's existing ownership interest in CPA®:16 — Global;

  •
  the Merger is expected to increase analyst coverage and the combined company's access to diverse, efficiently priced sources of capital by creating a company with increased scale and trading volume and enhanced liquidity;

  •
  the Merger is expected to be immediately accretive to the combined company's adjusted funds from operations ("AFFO") per share and cash available for distributions per share and provide for a continuation of stable dividend growth, with an anticipated post-Merger minimum annualized dividend of $3.52 per share;

  •
  given the increased market capitalization of the combined company, the Merger is expected to enhance W. P. Carey's Common Stock as potential acquisition currency and, therefore, expand its growth potential;

  •
  the Merger is expected to result in a combined company with a high quality combined real estate portfolio that is well diversified across tenants, geographies and property types;

  •
  the high likelihood that the Merger will be completed in a timely manner given the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement, the absence of any significant closing conditions under the Merger Agreement, other than the stockholder approvals and third-party consents, and the fact that W. P. Carey's obligation to consummate the Merger is not subject to any financing contingency;

  •
  given that W. P. Carey and its affiliates act as CPA®:16 — Global's advisor and manage the day-to-day activities of CPA®:16 — Global, the Merger would require less real estate due diligence than would otherwise occur with an unrelated third party, which reduces the potential cost of the transaction and make its execution more certain; and

  •
  the opinion, dated July 25, 2013, of W. P. Carey's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as BofA Merrill Lynch, to the W. P. Carey board of directors as to the fairness, from a financial point of view and as of such date, to W. P. Carey of the implied Exchange Ratio of 0.1661x, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of W. P. Carey's Financial Advisor."

        The board of directors of W. P. Carey also considered a number of potentially negative factors about pursuing the Merger, including:

  •
  the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of W. P. Carey or CPA®:16 — Global;

  •
  the risk that failure to complete the Merger could negatively affect the price of the W. P. Carey Common Stock;

  •
  the substantial costs to be incurred in connection with the Merger;

  •
  the obligation of W. P. Carey to pay certain expenses upon termination of the Merger if the Merger is terminated under certain conditions;

  •
  the risk that failure to complete the Merger could negatively affect the future business and financial results of W. P. Carey;

  •
  the possibility that the value per share for stockholders of W. P. Carey could be reduced immediately following the Merger as a result of the premium that is expected to be paid to consummate the Merger;

  •
  the risk that the announcement of the Merger and the efforts necessary to complete the Merger could result in a disruption in the operations of W. P. Carey by, among other things, diverting management focus and other resources of W. P. Carey from operational matters, strategic opportunities and its day-to-day business; and

  •
  the other factors described under the section titled "Risk Factors."

        At a meeting on July 25, 2013, the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee unanimously determined that the Merger is advisable and in the best interests of CPA®:16 — Global and the CPA®:16 Stockholders and directed that a proposal to approve the Merger be submitted to the CPA®:16 Stockholders at a special meeting of stockholders. Trevor P. Bond, a director of CPA®:16 — Global and W. P. Carey, abstained from voting on the matter. In making their determination, the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee considered a variety of factors, including the following:

  •
  the Per Share Merger Consideration and the other terms of the Merger Agreement resulted from arm's length negotiations;

  •
  the Per Share Merger Consideration to be received by the CPA®:16 Stockholders, at a fixed value of $11.25 per share of W. P. Carey Common Stock, (a) represented an approximately 29% premium to CPA®:16 — Global's estimated net asset value ("NAV") per share of $8.70 as of December 31, 2012; and (b) is subject to a twelve percent (12%) downside protection mechanism;

  •
  the expectation that W. P. Carey will increase its per share dividends after the transaction, which will enable CPA®:16 Stockholders to continue to receive attractive dividends;

  •
  the expectation that the proposed transaction with W. P. Carey will provide liquidity to the CPA®:16 Stockholders, with no lock-ups or other restrictions on transfer;

  •
  the opportunity for the CPA®:16 Stockholders to benefit from increases in the price of W. P. Carey Common Stock after the Closing Date;

  •
  the receipt of the Per Share Merger Consideration will be tax deferred to CPA®:16 Stockholders, until such time as the shares of W. P. Carey Common Stock received in the Merger are sold;

  •
  the belief that the proposed transaction will be immediately accretive to the combined company's AFFO per share and cash available for distributions per share and provides the opportunity for continuation of stable dividend growth;

  •
  the expectation that the combined company will be among the largest publicly-traded REITs with a pro forma total enterprise value of approximately $10.0 billion and total market capitalization of approximately $6.5 billion, plus over $10 billion in assets under management (including assets owned by the combined company), and greater geographic diversification and greater tenant diversification than CPA®:16 — Global on a stand-alone basis, which could provide the combined company with greater cash flow stability;

  •
  the conclusion of the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee, after consideration and review with its legal and financial advisors, that the transaction with W. P. Carey was superior to other possible liquidity alternatives;

  •
  the ability of CPA®:16 — Global, to seek acquisition proposals from third parties during the "go shop" period and under certain circumstances to engage in negotiations with third parties in response to unsolicited acquisition proposals after the "go shop" period;

  •
  the ability of CPA®:16 — Global to terminate the Merger Agreement to accept a superior proposal prior to the time the stockholders approve the Merger, subject to payment of a termination fee of $35 million (1.5% of the equity value of the Merger) for a transaction with a qualified third party pursuant to the "go shop" procedures and $57 million (2.5% of the equity value of the Merger) for a transaction with a third party as a result of an unsolicited offer outside the "go shop" procedures, which amount is fully creditable against the Contractual Payments payable to W. P. Carey;

  •
  the ability of the CPA®:16 Special Committee to withdraw or modify its recommendation of the Merger under certain circumstances, subject to the payment of the applicable termination fee;

  •
  W. P. Carey's agreement to fix the Special GP Amount (as defined herein) fee at $75 million in the event of a transaction with a third party other than W. P. Carey or its affiliates; and

  •
  the financial analyses presented to the CPA®:16 — Global Board of Directors and CPA®:16 Special Committee by Barclays Capital Inc. that, as of July 25, 2013 and based upon and subject to the assumptions and limitations set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to CPA®:16 Stockholders (other than W. P. Carey and its affiliates and any other affiliates of CPA®:16 — Global).

        The independent directors of the Board of Directors of CPA®:16 — Global and CPA®:16 Special Committee also considered a number of potentially negative factors about the Merger, including:

  •
  W. P. Carey and its affiliates serve as advisor to other CPA® REITs that have investment and rate of return objectives substantially similar to those of the combined company, and the conflicts of interest that may arise from such advisor's role as well as the possibility that CPA® REITs may compete with the combined company after the Merger with respect to properties, potential purchasers, sellers and lessees of properties and mortgage financing for properties;

  •
  the average lease maturity of the combined company's portfolio would be lowered after the Merger compared to that of CPA®:16 — Global, from approximately 9.9 years to approximately

    9.4 years, thereby increasing overall risks related to re-leasing or sale of properties upon expiration of such leases;

  •
  the challenges inherent in the combination of two business enterprises the size of CPA®:16 — Global and W. P. Carey and the risks and costs to CPA®:16 — Global if the Merger does not close;

  •
  the risk that a different liquidity alternative or a decision not to enter into a current liquidity transaction could ultimately prove to be more beneficial to the CPA®:16 Stockholders than the proposed transaction with W. P. Carey;

  •
  the restrictions in the Merger Agreement on the solicitation of a competing transaction after the "go shop" period and the requirement, under the Merger Agreement, that CPA®:16 — Global pay W. P. Carey a termination fee of either $35 million (1.5% of the equity value of the Merger) or $57 million (2.5% of the equity value of the Merger) depending on the circumstances (which, in each case, would be credited against the Contractual Payments), which may deter third parties from making a competing offer for CPA®:16 — Global prior to completion of the Merger;

  •
  the fact that there is no walk away/termination right below the twelve percent (12%) bottom collar, which means if the price of W. P. Carey Common Stock decreases below the bottom collar the CPA®:16 Stockholders will receive less than $11.25 per share in W. P. Carey Common Stock;

  •
  the fact that, given the upper collar, there is no adjustment for or participation in the first twelve percent (12%) increase, if any, in the price of W. P. Carey Common Stock even if such increase results from or is attributable to the announcement of the Merger;

  •
  the risk that the anticipated strategic and financial benefits of the Merger may not be fully realized;

  •
  the risk that the price of W. P. Carey Common Stock will decline after the closing date;

  •
  the expenses to be incurred in connection with pursuing the Merger; and

  •
  the restrictions in the Merger Agreement on the conduct of CPA®:16 — Global's business between the date of the Merger Agreement and the date of the consummation of the proposed Merger.

        For a discussion of the material factors considered by the independent directors of CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee in reaching its conclusion and the reasons why the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee determined the Merger to be in the best interests of CPA®:16 — Global and the CPA®:16 Stockholders, please see "The Merger — CPA®:16 — Global's Reasons for the Merger" beginning on page 57.

The Merger Agreement

        At the Effective Time, each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (as adjusted at the Closing Date, the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 (the "Stock Value") by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842.

        These limits represent a 12% pricing collar based on the VWAP of W. P. Carey Common Stock on July 22, 2013 and July 23, 2013. As used herein, the term "Average W. P. Carey Trading Price" means the volume-weighted average trading price of a share of W. P. Carey Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

        Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall automatically be canceled and retired and will cease to exist. In addition, neither W. P. Carey nor any W. P. Carey Subsidiary will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them. No fractional shares of W. P. Carey Common Stock will be issued under the Merger Agreement. To the extent that a holder of CPA®:16 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA®:16 Common Stock held by such holder, such holder shall instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price. Shares of CPA®:16 Common Stock that are held by an objecting stockholder, as defined in Subtitle 2 of Title 3 of the MGCL, will not be converted into or represent a right to receive the Per Share Merger Consideration, and the holder thereof will be entitled only to such rights as are granted to a dissenting stockholder by the MGCL. However, if a dissenting stockholder, after the Effective Time, withdraws its demand for appraisal or fails to perfect or otherwise loses the right to receive fair value for the objecting shares pursuant to the MGCL, such objecting shares shall be deemed to be converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration, without interest.

        The respective obligations of the parties to the Merger Agreement to complete the Merger and to consummate the other transactions contemplated by the Transaction Documents (as defined in the Merger Agreement) on the Closing Date are subject to the satisfaction or waiver of several conditions on or prior to the Closing Date, including:

  •
  the CPA®:16 Stockholder Approval and the W. P. Carey Stockholder Approval shall have been obtained;

  •
  the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective in accordance with the Securities Act and no stop order will have been issued or threatened by the SEC suspending the registration statement and all necessary state securities or blue sky authorizations shall have been received;

  •
  no temporary restraining order, injunction or other legal restraint or prohibition issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; and

  •
  all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from any governmental entity will have been obtained.

        The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of CPA®:16 — Global will be true and correct on the Closing Date (subject to certain limited exceptions), except as would not in the aggregate reasonably be likely to have a CPA®:16 Material Adverse Effect;

  •
  CPA®:16 — Global will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

  •
  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA®:16 Material Adverse Effect;

  •
  prior to the Closing Date, W. P. Carey and Merger Sub will have received an opinion from CPA®:16 — Global's counsel as to CPA®:16 — Global's REIT qualification;

  •
  all necessary consents and waivers from third parties will have been obtained, except as would not reasonably be expected to have a CPA®:16 Material Adverse Effect; and

  •
  W. P. Carey and Merger Sub shall have received an opinion from DLA Piper LLP (US) to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, or the "Code."

        The obligations of CPA®:16 — Global to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of W. P. Carey and Merger Sub will be true and correct on the Closing Date (subject to certain limited exceptions), except as would not in the aggregate reasonably be likely to have a W. P. Carey Material Adverse Effect;

  •
  W. P. Carey will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

  •
  the W. P. Carey Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect;

  •
  prior to the Closing Date, CPA®:16 — Global will have received an opinion from DLA Piper LLP (US) as to W. P. Carey's REIT qualification and tax status, and to its predecessor's classification as a partnership for federal income tax purposes; and

  •
  prior to the Closing Date, CPA®:16 — Global shall have received an opinion from Clifford Chance US LLP to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code.

        The Merger Agreement can be terminated at any time prior to the Effective Time whether before or after the CPA®:16 Stockholder Approval and the W. P. Carey Stockholder Approval are obtained, as follows:

  •
  by mutual written consent duly authorized by the board of directors of each of W. P. Carey and CPA®:16 — Global;

  •
  by either party, if the other party has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty by the other party has become untrue, in either case, such that either party would be incapable of satisfying its related closing condition by February 28, 2014 (the "Termination Date"), provided that CPA®:16 — Global shall not be deemed to have breached the Merger Agreement to the extent the actions or inactions of the advisor resulted in such breach;

  •
  by either party upon the entry of any judgment, injunction, order, decree or action by any Governmental Entity or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

  •
  by either party, if the Merger shall not have been consummated before the Termination Date, subject to certain exceptions; provided, however, that the termination date of February 28, 2014 shall be automatically extended until March 31, 2014 (the "Extended Termination Date"), if necessary consents and approvals have not been obtained by February 28, 2014, but are reasonably likely to be obtained by the Extended Termination Date;

  •
  by either party, if, upon a vote at a duly held CPA®:16 Special Meeting or any adjournment or postponement thereof, the CPA®:16 Stockholder Approval is not obtained;

  •
  by CPA®:16 — Global, if the CPA®:16 Special Committee shall have withdrawn its recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, a CPA®:16 Superior Competing Transaction in accordance with Section 4.5 of the Merger Agreement and CPA®:16 — Global has paid the CPA16 Termination Fee (as hereinafter defined);

  •
  by W. P. Carey, if (i) prior to the CPA®:16 Special Meeting, the board of directors of CPA®:16 — Global or any committee thereof shall have withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA®:16 Superior Competing Transaction or (ii) CPA®:16 — Global shall have entered into any agreement with respect to any CPA®:16 Superior Competing Transaction; or

  •
  by either party, if, upon a vote at a duly held W. P. Carey Special Meeting or any adjournment or postponement thereof, the W. P. Carey Stockholders Approval is not obtained.

        If either party terminates the Merger Agreement in a manner described above, all obligations of W. P. Carey and CPA®:16 — Global under the Merger Agreement will terminate without any liability or obligation of any party to the other party, except for any liability of a party for willful breaches of the Merger Agreement, failure or refusal by a party to consummate the transactions contemplated by the Merger Agreement, certain expenses and other obligations as provided in the Merger Agreement.

        CPA®:16 — Global has agreed to pay W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses), if the Merger Agreement is terminated by W. P. Carey, due to a breach of any representation, warranty, covenant or agreement on the part of CPA®:16 — Global such that the related closing condition is not satisfied by February 28, 2014.

        W. P. Carey has agreed to pay CPA®:16 — Global's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants', investment bankers' and CPA®:16 — Global special committee fees and expenses), if the Merger Agreement is terminated by CPA®:16 — Global due to a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey such that the related closing condition is not satisfied by February 28, 2014.

        In addition, if the Merger Agreement is terminated (i) by CPA®:16 — Global because the CPA®:16 Special Committee withdrew its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA®:16 Superior Competing Transaction, or (ii) by W. P. Carey because (A) prior to the CPA®:16 Special Meeting, the board of directors of CPA®:16 — Global or any committee thereof withdrew or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA®:16 Superior Competing Transaction or (B) CPA®:16 — Global entered into any agreement with respect to any CPA®:16 Superior Competing Transaction, then in each instance, CPA®:16 — Global shall pay to W. P. Carey a termination fee equal to $57 million (the "CPA16 Termination Fee").

        In the event that the Merger Agreement is terminated, the CPA16 Termination Fee is paid, and the Contractual Payments are payable as a result thereof, then the amount of such CPA16 Termination Fee shall be credited against the Contractual Payments.

        Except as set forth above, W. P. Carey and CPA®:16 — Global will each pay their own respective out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. W. P. Carey and CPA®:16 — Global shall each bear one-half of the costs of filing, printing and mailing this Joint Proxy Statement/Prospectus.

        The Merger Agreement contains a "go-shop" provision that allowed CPA®:16 — Global to solicit, initiate and pursue alternative acquisition proposals for 30 days following the execution of the Merger Agreement, which period expired on August 24, 2013 with no proposals or offers for a CPA®:16 Competing Transaction having been received. The Merger agreement contains "no shop" provisions that, subject to limited fiduciary exceptions and the "go-shop" period, restrict CPA®:16 — Global's ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of CPA®:16. Further, there are a limited number of exceptions that would allow CPA®:16's board of directors to withdraw or change its recommendation to holders of CPA®:16 Common Stock that they vote in favor of the approval and adoption of the Merger Agreement. Although CPA®:16's board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle W. P. Carey to terminate the Merger Agreement and to be paid the CPA®:16 Termination Fee.

        See "The Merger Agreement" beginning on page 153.

Recommendation of the Board of Directors of W. P. Carey

        AT A MEETING ON JULY 25, 2013, W. P. CAREY'S BOARD OF DIRECTORS DETERMINED THAT THE MERGER WAS ADVISABLE AND IN THE BEST INTERESTS OF W. P. CAREY AND RECOMMENDED THAT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT BE SUBMITTED TO THE W. P. CAREY STOCKHOLDERS FOR THEIR APPROVAL. W. P. CAREY'S BOARD OF DIRECTORS RECOMMENDS THAT W. P. CAREY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY.

Recommendation of the Board of Directors of CPA®:16 — Global

        AT A MEETING ON JULY 25, 2013, THE INDEPENDENT DIRECTORS OF CPA®:16 — GLOBAL'S BOARD OF DIRECTORS, AFTER RECEIVING THE RECOMMENDATION OF THE CPA®:16 — GLOBAL SPECIAL COMMITTEE, VOTED UNANIMOUSLY TO APPROVE AND DECLARE ADVISABLE THE MERGER. THE INDEPENDENT DIRECTORS OF CPA®:16 — GLOBAL'S BOARD OF DIRECTORS BELIEVE THAT THE MERGER IS IN THE BEST INTERESTS OF CPA®:16 — GLOBAL AND ITS STOCKHOLDERS AND RECOMMENDS THAT CPA®:16 STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY. TREVOR P. BOND, A DIRECTOR OF CPA®:16 — GLOBAL AND W. P. CAREY, ABSTAINED FROM VOTING ON THE MATTER.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of W. P. Carey Common Stock entitled to vote at the W. P. Carey Special Meeting is required to approve the Merger. Each outstanding share of W. P. Carey Common Stock is entitled to one vote on each proposal submitted to the W. P. Carey Stockholders for consideration. As of the close of business on the W. P. Carey Record Date, there were [    •    ] shares of W. P. Carey Common Stock outstanding. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger since the proposal requires the affirmative vote of a majority of all the votes entitled to be cast by W. P. Carey Stockholders on the matter.

        The affirmative vote of the holders of a majority of the outstanding shares of CPA®:16 Common Stock entitled to vote at the CPA®:16 Special Meeting is required to approve the Merger. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether or not the Merger receives the requisite approval.

        Except as described in the preceding sentence, each outstanding share of CPA®:16 Common Stock is entitled to one vote on each proposal submitted to the CPA®:16 Stockholders for consideration. As of the close of business on the CPA®:16 Record Date, there were [    •    ] shares of CPA®:16 Common Stock outstanding, [    •    ] of which were beneficially owned by CPA®:16 — Global's directors and affiliates, including W. P. Carey. Given that the shares of CPA®:16 Common Stock beneficially owned by any of CPA®:16 — Global's directors and affiliates, including W. P. Carey, will not be taken into account for purposes of determining whether the requisite stockholder approval has been obtained, the affirmative vote of the holders of a majority of the remaining [    •    ] shares of CPA®:16 Common Stock is required to approve the Merger. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger since the proposal requires the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast by CPA®:16 Stockholders on the matter.

        See "The W. P. Carey Special Meeting" beginning on page 145 and "The CPA®:16 — Global Special Meeting" beginning on page 148.

Date, Time, Place and Purpose of Special Meeting

        The W. P. Carey Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], 2013, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104. The purposes of the W. P. Carey Special Meeting are to (i) consider and vote upon a proposal to approve the Merger; and (ii) transact such other business as may properly come before the W. P. Carey Special Meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal.

        The CPA®:16 Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], 2013, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104. The purposes of the CPA®:16 Special Meeting are to (i) consider and vote upon a proposal to approve the Merger; and (ii) transact such other business as may properly come before the CPA®:16 Special Meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal.

        See "The W. P. Carey Special Meeting" beginning on page 145 and "The CPA®:16 — Global Special Meeting" beginning on page 148.

W. P. Carey Stockholders and CPA®:16 Stockholders Entitled to Vote

        W. P. Carey's board of directors has fixed the close of business on [    •    ], 2013 as the W. P. Carey Record Date. Accordingly, only holders of record of shares of W. P. Carey Common Stock on the W. P. Carey Record Date are entitled to notice of, and to vote at the W. P. Carey Special Meeting. As of the W. P. Carey Record Date, there were [    •    ] outstanding shares of W. P. Carey Common Stock held by approximately [    •    ] holders of record. At the W. P. Carey Special Meeting, each share of W. P. Carey Common Stock will be entitled to one vote.

        CPA®:16 — Global's board of directors has fixed the close of business on [    •    ], 2013 as the record date for the CPA®:16 Special Meeting. Accordingly, only holders of record of shares of CPA®:16 Common Stock on the CPA®:16 Record Date are entitled to notice of, and to vote at the CPA®:16 Special Meeting. As of the CPA®:16 Record Date, there were [    •    ] outstanding shares of CPA®:16 Common Stock held by [    •    ] holders of record. At the CPA®:16 Special Meeting, each outstanding share of CPA®:16 Common Stock is entitled to one vote on the proposals submitted to stockholders for consideration, except that, as described below under "The CPA 16 Special Meeting—Vote Required", W. P. Carey, the directors of CPA®:16 — Global and their affiliates are not entitled to vote on the Merger.

        See "The W. P. Carey Special Meeting" beginning on page 145 and "The CPA®:16 — Global Special Meeting" beginning on page 148.

Opinion of Financial Advisor to W. P. Carey

        In connection with the Merger, BofA Merrill Lynch delivered a written opinion, dated July 25, 2013, to the W. P. Carey board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to W. P. Carey of the implied Exchange Ratio of 0.1661x. The full text of BofA Merrill Lynch's written opinion, dated July 25, 2013, is attached as Annex B to this Joint Proxy Statement/Prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch delivered its opinion to the W. P. Carey board of directors for the benefit and use of the W. P. Carey board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the implied Exchange Ratio from a financial point of view to W. P. Carey. BofA Merrill Lynch's opinion did not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to W. P. Carey or in which W. P. Carey might engage or as to the underlying business decision of W. P. Carey to proceed with or effect the Merger. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch's part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

        See "The Opinion of Financial Advisor to W. P. Carey" beginning on page 61.

Opinion of Financial Advisor to the Special Committee and Board of Directors of CPA®:16 — Global

        In connection with the Merger, CPA®:16 — Global engaged Barclays Capital Inc., referred to herein as Barclays, to act as financial advisor to the CPA®:16 Special Committee. On July 25, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CPA®:16 Special Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio is fair from a financial point of view to the stockholders of CPA®:16 — Global (other than W. P. Carey and its affiliates and any other affiliates of CPA®:16 — Global).

        The full text of Barclays' written opinion, dated as of July 25, 2013, is attached as Annex C to this Joint Proxy Statement/Prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

        See "The Opinion of Financial Advisor to the Special Committee of CPA®:16 — Global" beginning on page 70.

CPA®:16 — Global Real Estate Portfolio Appraisal

        Stanger was engaged by CPA®:16 — Global to appraise the CPA®:16 — Global real estate portfolio and has delivered its opinion, based upon the review, analysis, scope and assumptions and limitations described in its report and summarized in this Joint Proxy Statement/Prospectus of the market value of the CPA®:16 — Global portfolio as of December 31, 2012. CPA®:16 — Global engaged Stanger as part of CPA®:16 — Global's regular annual determination of its estimated net asset value, and not specifically for purposes of the Merger. CPA®:16 — Global selected Stanger to provide the appraisal because of its reputation and experience in valuing assets similar to those in the CPA®:16 — Global real estate portfolio.

        The appraisal reflects Stanger's valuation of the CPA®:16 — Global real estate portfolio as of December 31, 2012 in the context of the information available at or around such date. Events occurring after such date could affect the assumptions used in preparing the appraisal and/or the CPA®:16 — Global portfolio value opinion. Stanger has no obligation to update its appraisal on the basis of subsequent events.

        See "The Real Estate Portfolio Appraisal By Robert A. Stanger & Co., Inc." beginning on page 84.

Board of Directors and Management of W. P. Carey

        The directors and officers of W. P. Carey immediately prior to the effective time of the Merger will continue to be the directors and officers of W. P. Carey after the Merger. During the six months ended June 30, 2013, the directors of W. P. Carey as a group received cash and equity compensation of $0.8 million.

Regulatory Approvals

        Neither W. P. Carey nor CPA®:16 — Global is aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the Merger, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the MGCL, and obtaining various state governmental authorizations.

Comparison of Rights of CPA®:16 Stockholders and W. P. Carey Stockholders

        Both CPA®:16 — Global and W. P. Carey are incorporated in Maryland. Upon the effective time of the Merger, CPA®:16 Stockholders will become stockholders of W. P. Carey. The rights of CPA®:16 Stockholders are governed currently by the MGCL, the CPA®:16 — Global Charter and the CPA®:16 — Global Bylaws. Once CPA®:16 Stockholders become stockholders of W. P. Carey, their rights will continue to be governed by the MGCL, but will be governed by the W. P. Carey Charter and the W. P. Carey Bylaws.

        For the material differences between the rights of CPA®:16 Stockholders and the rights of W. P. Carey Stockholders, see "Description of W. P. Carey Shares" and "Comparison of Rights of CPA®:16 Stockholders and W. P. Carey Stockholders."

Material Federal Income Tax Consequences

        As a condition to and prior to the closing of the Merger, (i) CPA®:16 — Global shall have received an opinion of DLA Piper LLP (US) to the effect that, at all times since its taxable year ended December 31, 2012, W. P. Carey has been and will continue to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (ii) CPA®:16 — Global shall have received an opinion from Clifford Chance US LLP to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code, (iii) W. P. Carey and Merger Sub shall have received an opinion from DLA Piper LLP (US) to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code, and (iv) CPA®:16 — Global shall have received an opinion from DLA Piper LLP (US) to the effect that, during the period beginning January 1, 2009 and ending on September 28, 2012, W. P. Carey & Co. LLC was classified as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes.

        Clifford Chance US LLP, counsel to CPA®:16 — Global, and DLA Piper LLP (US), counsel to W. P. Carey, are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In accordance with this treatment, no gain or loss will be recognized by W. P. Carey, CPA®:16 — Global or their stockholders as a result of the Merger except to the extent of cash received in lieu of any fractional shares.

        The opinions of Clifford Chance US LLP and DLA Piper LLP (US) regarding the federal income tax treatment of the Merger will rely on customary representations made by CPA®:16 — Global, W. P. Carey and Merger Sub and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the federal income tax treatment of the Merger, and this discussion may not accurately describe the tax consequences of the Merger. In addition, the federal income tax treatment of the Merger to holders of CPA®:16 Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the Merger to any particular stockholder will depend on your particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-U.S. holder, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of the Merger.

        The opinions of CPA®:16 — Global's tax counsel and W. P. Carey's tax counsel are based upon the law as it will exist as of the date of the opinion, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or us that W. P. Carey will qualify as a REIT for any particular year. The opinions of Clifford Chance US LLP and DLA Piper LLP (US) will be expressed as of the date issued. Clifford Chance US LLP and DLA Piper LLP (US) will have no obligation to advise CPA®:16 — Global, W. P. Carey or their stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the Internal Revenue Service (the "IRS") or a court, and either could take a position different from that expressed by tax counsel.

        See "Material Federal Income Tax Considerations" beginning on page 210.

Potential Conflicts

        In considering the recommendation of the boards of directors of W. P. Carey and CPA®:16 — Global to approve the Merger, W. P. Carey Stockholders and CPA®:16 Stockholders should be aware that potential conflicts of interest exist because W. P. Carey and its affiliates serve as the advisor for

CPA®:16 — Global, the companies share common management, and the officers and directors of W. P. Carey and CPA®:16 — Global may have certain interests in the proposed transactions that are different from or in addition to the interests of W. P. Carey Stockholders and CPA®:16 Stockholders generally. The boards of directors of W. P. Carey and CPA®:16 — Global (including the CPA®:16 Special Committee) knew about these potential conflicts and additional interests, and considered them, when they approved the Merger. Certain of these potential conflicts and interests are set forth below.

        W. P. Carey will continue to receive any and all accrued and unpaid fees and distributions pursuant to the CPA®:16 Advisory Agreements. At June 30, 2013, W. P. Carey had accrued and unpaid fees of $4.5 million pursuant to CPA®:16 Advisory Agreements and the CPA16 LLC Agreement through the Closing of the Merger, other than the Contractual Payments that W. P. Carey has agreed to waive in connection with the Merger. On a monthly basis, W. P. Carey earns approximately $1.5 million in asset management fees and $1.2 million in special general partner distributions from CPA®:16 — Global and CPA16 LLC.

        Additionally, pursuant to the terms of the CPA16 LLC Agreement, Merger Sub is entitled to its special general partner profit interests in CPA16 LLC as a result of the Merger. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, Merger Sub has agreed to waive its right to receive these distributions, and related allocations of profits and losses and to terminate its special general partner interest for no consideration.

        See "Conflicts Of Interest" beginning on page 88 and "Certain Relationships and Related Transactions" beginning on page 186.

Shares Owned by Directors and Executive Officers

        As of the close of business on the CPA®:16 Record Date, there were [    •    ] shares of CPA®:16 Common Stock outstanding, [    •    ] of which were beneficially owned by CPA®:16 — Global's directors and affiliates, including W. P. Carey. Given that the shares of CPA®:16 Common Stock beneficially owned by any of CPA®:16 — Global's directors and affiliates, including W. P. Carey, will not be taken into account for purposes of determining whether the requisite stockholder approval has been obtained, the affirmative vote of a majority of the remaining [    •    ] shares of CPA®:16 Common Stock is required to approve the Merger.

Appraisal Rights

        Under Subtitle 2 of Title 3 of the MGCL, a copy of which appears as Annex D to this Joint Proxy Statement/Prospectus, CPA®:16 Stockholders have the right to demand payment from W. P. Carey of the fair value of their shares of CPA®:16 Common Stock.

        To qualify as an objecting stockholder, a CPA®:16 Stockholder must deliver to the corporate secretary of CPA®:16 — Global at 50 Rockefeller Plaza, New York, New York 10020, at or prior to the CPA®:16 Special Meeting, such stockholder's written objection to the Merger. The written objection must be separate from and in addition to any proxy or vote against the Merger. A proxy or vote against the Merger does not by itself constitute a CPA®:16 Stockholder's written objection or demand for appraisal.

        In addition, if a CPA®:16 Stockholder wishes to exercise his or her right to demand payment of the fair value of his or her stock, within 20 days following the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, the CPA®:16 Stockholder must make a written demand on Merger Sub for the payment of such stockholder's CPA®:16 Common Stock stating the number and class of shares for which such stockholder demands payment. In addition to making a written demand for the payment of such stockholder's stock, the CPA®:16 Stockholder must not vote in favor of the Merger. CPA®:16 Stockholders should note that any CPA®:16 Stockholder who returns executed but unmarked proxies will be deemed to have voted in favor of the Merger. If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the CPA®:16 Stockholder has abstained from voting on the Merger, the shares of CPA®:16 Common Stock represented by the proxy will not be considered to have been voted on the Merger. Abstentions will have the same effect as a vote against approval of the Merger.

        Once a CPA®:16 Stockholder has filed a demand for payment, such stockholder ceases to have any rights as a CPA®:16 Stockholder, including the right to receive the Per Share Merger Consideration, except for the right to receive payment of the fair value of such stockholder's shares of CPA®:16 Common Stock. Once a CPA®:16 Stockholder makes a demand for payment, such stockholder may withdraw that demand only with the consent of Merger Sub.

        Provided that the CPA®:16 Stockholder does not vote in favor of the Merger, or return an executed but unmarked proxy, and assuming that the W. P. Carey Stockholder Approval and the CPA®:16 Stockholder Approval is obtained, then, promptly after the Effective Date, Merger Sub must notify such objecting stockholder in writing of the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland. As part of that notice, Merger Sub may send to such CPA®:16 Stockholder a written offer to pay to such stockholder a specified price deemed by CPA®:16 — Global to be the fair value for the shares of CPA®:16 Common Stock owned by the CPA®:16 Stockholder. Each such offer will be accompanied by a balance sheet as of a date not more than six months prior to the offer date, a profit and loss statement for the 12 months ending on the date of the balance sheet, and any other information Merger Sub considers pertinent. Within 50 days after the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, if a dissenting CPA®:16 Stockholder has not received from Merger Sub the fair value of the shares of CPA®:16 — Global held by it, the CPA®:16 Stockholder may file a petition with a court of equity in the county where the principal office of Merger Sub is located for an appraisal to determine the fair value of those shares.

        IF YOU DO NOT COMPLY WITH THE PROCEDURES FULLY AND THE MERGER IS APPROVED, YOU MAY LOSE YOUR RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF YOUR SHARES OF CPA®:16 COMMON STOCK, AND YOU WILL BE REQUIRED TO ACCEPT THE PER SHARE MERGER CONSIDERATION.

        If the court finds you are entitled to an appraisal of your shares of CPA®:16 Common Stock, it will appoint three disinterested appraisers to determine the fair value of your stock. Unless the court permits a longer period, the appraisers have 60 days after their appointment to determine the fair value of your stock and file their report with the court, and within 15 days after the appraisers file their report, any party may object to it and request a hearing. The court may, among other things, accept the report or set its own determination of the fair value, and then direct Merger Sub to pay the appropriate amount. Neither W. P. Carey nor CPA®:16 — Global can predict how the court will value the CPA®:16 Common Stock, and the fair value may be higher, lower or equal in value to the Per Share Merger Consideration being paid in the Merger. CPA®:16 Stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, fair value under the MGCL. If the court finds that the failure of a stockholder to accept an offer for the stock was arbitrary and vexatious or not in good faith, the court has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of shares as it deems equitable.

        The above description is a summary of the material provisions of Subtitle 2 of Title 3 of the MGCL. For complete information, you should review the text of Subtitle 2, which appears as Annex D to this Joint Proxy Statement/Prospectus.

        See "The Merger Agreement—Objecting Stockholders' Rights of Appraisal" beginning on page 168.

SUMMARY FINANCIAL INFORMATION

        The following information has been derived from the audited consolidated financial statements of each of W. P. Carey and CPA®:16 — Global for the five years ended December 31, 2012 and the unaudited consolidated financial statements of each of W. P. Carey and CPA®:16 — Global for the six months ended June 30, 2013 and 2012. This information is only a summary and should be read in conjunction with the unaudited pro forma financial statements of W. P. Carey included elsewhere herein, and the historical financial statements and related notes thereto for W. P. Carey and CPA®:16 — Global included in or incorporated by reference into this Joint Proxy Statement/Prospectus.

Selected Historical and Pro Forma Financial Data of W. P. Carey

        The unaudited pro forma consolidated operating and balance sheet data is presented as if the Merger and the CPA®:15 Merger occurred on June 30, 2013 for the consolidated balance sheet and January 1, 2012 for the consolidated statements of income. THE PRO FORMA INFORMATION BELOW IS HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS IF THE MERGER ACTUALLY OCCURS.

        See "W. P. Carey Pro Forma Consolidated Financial Statements" and the corresponding Notes to the consolidated financial statements of W. P. Carey included in this Joint Proxy Statement/Prospectus for a more detailed explanation of this analysis.

	Years Ended December 31,
	Historical—W. P. Carey					Pro Forma— W. P. Carey
	2012	2011	2010	2009	2008	2012(10)
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands except share and per share amounts)
Operating Data(1)
Revenues from continuing operations(2)(3)	$373,995	$327,784	$260,645	$217,190	$219,525	$838,845
Income from continuing operations(2)(3)	79,371	151,993	83,835	59,830	63,527	155,856
Net income(4)	62,779	139,138	74,951	70,568	78,605	N/A
Less: Net (income) loss attributable to noncontrolling interests	(607)	1,864	314	713	950	N/A
Add: Net income attributable to redeemable noncontrolling interests	(40)	(1,923)	(1,293)	(2,258)	(1,508)	N/A
Net income attributable to W. P. Carey	62,132	139,079	73,972	69,023	78,047	N/A
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	1.65	3.76	2.08	1.46	1.60	1.47
Net income attributable to W. P. Carey	1.30	3.44	1.86	1.74	1.98	N/A
Shares outstanding	47,389,460	39,819,475	39,514,746	39,019,709	39,202,520	97,113,378
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	1.62	3.74	2.08	1.47	1.58	1.46
Net income attributable to W. P. Carey	1.28	3.42	1.86	1.74	1.95	N/A
Cash distributions declared per share(5)	2.44	2.19	2.03	2.00	1.96	N/A
Shares outstanding	48,078,474	40,098,095	40,007,894	39,712,735	40,221,112	97,802,392
Balance Sheet Data
Net investments in real estate(6)	$3,241,199	$1,217,931	$946,975	$884,460	$918,741	$ N/A
Total assets	4,609,042	1,462,623	1,172,326	1,093,336	1,111,136	N/A
Long-term obligations(7)	1,968,397	589,369	396,982	326,330	326,874	N/A
Book value per share(8)	14.03	14.01	13.62	13.79	14.01	N/A
Other Information
Cash provided by operating activities	$80,643	$80,116	$86,417	$74,544	$63,247	$ N/A
Cash distributions paid	113,867	85,814	92,591	78,618	87,700	N/A
Payments of mortgage principal(9)	54,964	25,327	14,324	9,534	9,678	N/A

(1)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(2)
The year ended December 31, 2012 includes the impact of CPA®:15 being merged with and into W. P. Carey, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey, which was completed on September 28, 2012.

(3)
The year ended December 31, 2011 includes $52.5 million of incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger in May 2011.

(4)
Net income in 2012, 2011, 2010, 2009 and 2008 reflects impairment charges totaling $32.9 million, $10.7 million, $16.8 million, $10.4 million and $1.0 million, respectively.

(5)
The year ended December 31, 2009 excludes a special distribution of $0.30 per share paid in January 2010 to stockholders of record at December 31, 2009.

(6)
The historical amounts for Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and CWI, CPA®:16 — Global and CPA®:17 — Global, Real estate under construction and Assets held for sale, as applicable. The pro forma Net investments in real estate reflect the elimination of W. P. Carey's equity investments in CPA®:16 — Global.

(7)
Represents non-recourse mortgage obligations and our credit facility. The year ended December 31, 2012 includes a $175.0 million term loan facility, which was drawn down in full in connection with the CPA®:15 Merger.

(8)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period.

(9)
Represents scheduled mortgage principal payments.

(10)
The unaudited pro forma consolidated operating data is presented as if the Merger and the CPA®:15 Merger had both occurred on January 1, 2012. Pro forma shares outstanding include adjustments of approximately 21.0 million shares related to those issued in the CPA®:15 Merger and approximately 28.7 million shares expected to be issued in the Merger, each as if they had been outstanding since January 1, 2012.

	Six Months Ended June 30,
	Historical—W. P. Carey		Pro Forma— W. P. Carey(7)
	2013	2012	2013
	(Unaudited)		(Unaudited)
	(In thousands except share and per share amounts)
Operating Data(1)
Revenues from continuing operations	$231,561	$135,381	$383,498
Income from continuing operations	61,762	50,095	66,843
Net income(2)	61,655	42,899	N/A
Net (income) loss attributable to noncontrolling interests	(4,400)	1,058	N/A
Add: Net loss attributable to redeemable noncontrolling interests	93	110	N/A
Net income attributable to W. P. Carey	57,348	44,067	N/A
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.83	1.26	0.68
Net income attributable to W. P. Carey	0.83	1.08	N/A
Shares outstanding	68,776,108	40,218,677	97,507,108
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.82	1.23	0.67
Net income attributable to W. P. Carey	0.81	1.06	N/A
Cash distributions declared per share	1.66	1.13	N/A
Shares outstanding	69,870,849	40,828,646	98,601,849
Balance Sheet Data
Net investments in real estate(3)	$3,325,933	$1,189,233	$5,537,164
Total assets	4,635,360	1,438,615	8,405,487
Long-term obligations(4)	2,071,155	579,692	3,873,217
Book value per share(5)	12.84	14.21	13.94
Other Information
Cash provided by operating activities	$71,453	$11,805	$ N/A
Cash distributions paid	102,923	46,013	N/A
Payments of mortgage principal(6)	121,836	10,262	N/A

(1)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(2)
Net income for the six months ended June 30, 2013 and 2012 reflects impairment charges totaling $10.1 million and $10.3 million, respectively.

(3)
The historical amounts for Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and CWI, CPA®:16 — Global and CPA®:17 — Global, Real estate under construction and Assets held for sale, as applicable. The pro forma Net investments in real estate reflect the elimination of W. P. Carey's equity investments in CPA®:16 — Global.

(4)
Represents non-recourse mortgage obligations and our credit facility. The year ended December 31, 2012 includes the $175.0 million term loan facility, which was drawn down in full in connection with the CPA®:14/16 Merger.

(5)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period on a pro form basis. The total shares of common stock included in the pro forma book value per share calculation are approximately 96,948,000.

(6)
Represents scheduled mortgage principal payments.

(7)
The unaudited pro forma consolidated operating data is presented as if the Merger and the CPA®:15 Merger had both occurred on January 1, 2012 and the unaudited pro forma consolidated balance sheet data is presented as if the Merger occurred on June 30, 2013. Pro forma shares outstanding include an adjustment of approximately 28.7 million shares expected to be issued in the Merger, as if they had been outstanding since January 1, 2012.

Selected Historical Financial Data of CPA®:16 — Global

        The following selected financial data should be read in conjunction with the accompanying unaudited consolidated financial statements of CPA®:16 — Global and related Notes to the accompanying unaudited consolidated financial statements of CPA®:16 — Global:

	Years Ended December 31,					Six Months Ended June 30,
	2012(1)	2011(1)	2010	2009	2008	2013	2012
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands except per share amounts)
Operating Data(2)
Revenues from continuing operations	$317,773	$304,928	$226,817	$225,115	$224,095	$158,613	$161,840
Income from continuing operations	59,517	33,780	50,042	27,854	45,074	19,355	37,429
Net income(3)	41,450	21,293	59,238	12,959	47,360	17,722	29,801
Add: Net (income) loss attributable to noncontrolling interests	(25,576)	(9,891)	(4,905)	8,050	(339)	(7,348)	(13,598)
Add: Net income attributable to redeemable noncontrolling interests	2,192	(1,902)	(22,326)	(23,549)	(26,774)	1,509	(906)
Net income (loss) attributable to CPA®:16 Stockholders	18,066	9,500	32,007	(2,540)	20,247	11,883	15,297
Earnings (Loss) Per Share:
Income from continuing operations attributable to CPA®:16 Stockholders	0.18	0.12	0.21	0.02	0.15	0.07	0.12
Net income (loss) attributable to CPA®:16 Stockholders	0.09	0.05	0.26	(0.02)	0.17	0.06	0.08
Cash distributions declared per share	0.67	0.66	0.66	0.66	0.66	0.34	0.33
Balance Sheet Data
Total assets	$3,406,792	$3,644,934	$2,438,391	$2,889,005	$2,967,203	$3,275,011	$3,476,427
Net investments in real estate(4)	2,765,886	2,862,040	2,127,900	2,223,549	2,190,625	2,666,287	2,790,485
Long-term obligations(5)	1,788,937	1,946,170	1,371,949	1,454,851	1,453,901	1,704,598	1,811,153
Book value per share(6)	4.37	4.51	5.58	5.91	6.49	4.34	4.46
Other Information
Net cash provided by operating activities	$190,939	$156,927	$121,390	$116,625	$117,435	$95,694	$94,072
Cash distributions paid	134,649	103,880	82,013	80,778	79,011	68,094	67,099
Payments of mortgage principal(7)	85,990	52,034	21,613	18,747	15,487	21,010	49,039

(1)
Results for the years ended December 31, 2012 and 2011 include the impact of the CPA®:14/16 Merger in May 2011.

(2)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(3)
Net income in 2012, 2011, 2010, 2009, and 2008 reflects impairment charges totaling $22.9 million inclusive of amounts attributable to noncontrolling interests totaling less than $0.1 million, $27.5 million inclusive of amounts attributable to noncontrolling interests totaling $0.2 million, $10.9 million inclusive of amounts attributable to noncontrolling interests totaling $2.5 million, $59.6 million inclusive of amounts attributable to noncontrolling interests totaling $12.8 million, and $4.0 million, respectively.

(4)
Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate, Assets held for sale, and Real estate under construction, as applicable.

(5)
Represents non-recourse mortgage obligations, our credit facility, and deferred acquisition fee installments.

(6)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period.

(7)
Represents scheduled mortgage principal payments.

 W. P. CAREY COMMON STOCK HISTORICAL MARKET PRICE
AND DISTRIBUTION INFORMATION

        Shares of W. P. Carey Common Stock are listed on the NYSE under the ticker symbol "WPC." The following table sets forth, for the periods indicated, the high and low sale prices of the common stock on the NYSE and quarterly cash distributions declared. You should obtain a current stock price quotation for shares of W. P. Carey Common Stock.

	High	Low	Distributions
2011
First quarter	$38.00	$29.75	$0.512
Second quarter	41.82	34.75	0.550
Third quarter	42.72	32.76	0.560
Fourth quarter	44.71	34.50	0.563
2012
First quarter	$49.70	$41.28	$0.565
Second quarter	48.39	39.66	0.567
Third quarter	54.24	43.25	0.650
Fourth quarter	54.70	45.94	0.660
2013
First quarter	$68.99	$51.60	$0.820
Second quarter	79.34	61.90	0.840
Third quarter (through September 16, 2013)	72.19	64.00	0.860

        On September 16, 2013, the latest practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing sale price of W. P. Carey listed shares on the NYSE was $64.94 per share.

        On September 28, 2012, Corporate Property Associates 15 Incorporated ("CPA®:15") merged with and into W. P. Carey, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey. In connection with the CPA®:15 Merger, W. P. Carey & Co. LLC, the predecessor of W. P. Carey (the "Predecessor"), completed an internal reorganization whereby the Predecessor and its subsidiaries merged with and into W. P. Carey, with W. P. Carey as the surviving corporation, succeeding to and continuing to operate the existing business of the Predecessor ("REIT Reorganization").

        Upon completion of the CPA®:15 Merger and the REIT Reorganization, the shares of the Predecessor were delisted from the NYSE and canceled, and W. P. Carey's Common Stock became listed on the NYSE under the same symbol "WPC."

        The historical trading prices of W. P. Carey and the Predecessor's listed shares are not necessarily indicative of the future trading prices of W. P. Carey Common Stock because, among other things, the current stock price of W. P. Carey reflects the current market valuation of W. P. Carey's current business and assets and may not reflect the Merger. See the section entitled "Risk Factors" for additional details.

        W. P. Carey expects to continue declaring regular quarterly distributions before and after the closing of the Merger. The actual timing and amount of the distributions will be as determined and authorized by the W. P. Carey board of directors and will depend on, among other factors, W. P. Carey's financial condition, earnings, debt covenants, applicable provisions under the MGCL and other possible uses of such funds.

 CPA®:16 — GLOBAL COMMON STOCK DISTRIBUTION INFORMATION

        There is no established public trading market for shares of CPA®:16 Common Stock. The following table sets forth, for the periods indicated, the quarterly cash distributions paid or payable on CPA®:16 Common Stock.

	Distributions Declared per Share	Annualized Rate (At $10.00 per Share)(1)	Amount per $1,000 Invested
2011
First quarter	$0.1656	6.62%	$16.56
Second quarter	$0.1656	6.62%	$16.56
Third quarter	$0.1662	6.65%	$16.62
Fourth quarter	$0.1668	6.67%	$16.68
2012
First quarter	$0.1670	6.68%	$16.70
Second quarter	$0.1672	6.69%	$16.72
Third quarter	$0.1674	6.70%	$16.74
Fourth quarter	$0.1676	6.70%	$16.76
2013
First quarter	$0.1678	6.71%	$16.78
Second quarter	$0.1680	6.72%	$16.80
Third quarter	$0.1682	6.73%	$16.82

(1)
Reflects an original investment of $10.00 per share of CPA®:16 Common Stock. The annualized rate equals the quarterly distribution multiplied by four and divided by the per share amount shown.

        CPA®:16 — Global expects to continue declaring regular quarterly distributions until the closing of the Merger. The actual timing and amount of the distributions will be as determined and authorized by the CPA®:16 — Global board of directors and will depend on, among other factors, CPA®:16 — Global's financial condition, earnings, debt covenants, applicable provisions under the MGCL and other possible uses of such funds.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward Looking Information," you should carefully consider the following risk factors relating to the proposed Merger in determining whether or not to vote for the approval of the Merger. You should not consider the list below to be exclusive. New risk factors emerge periodically, and you cannot be completely assured that the factors described below list all material risks at any specific period in time. This section includes or refers to certain forward-looking statements. See the section entitled "Cautionary Statement Concerning Forward-Looking Statements" for the qualifications and limitations of these forward-looking statements. In addition, you should read and consider the risks associated with each of the businesses of W. P. Carey and CPA®:16 — Global because these risks also affect the combined company. Risks in relation to W. P. Carey can be found in W. P. Carey's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013, which is incorporated by reference into this Joint Proxy Statement/Prospectus. You should also read and consider the other information in this Joint Proxy Statement/Prospectus and the other documents incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" beginning on page 233. When used in this section, unless otherwise specifically stated or the context otherwise requires, the terms "we," "our" and "us" refer to W. P. Carey and its subsidiaries.

Risks Related to the Merger

Changes in the market price of W. P. Carey Common Stock will affect the Exchange Ratio and the value of the Per Share Merger Consideration, and may result in a Per Share Merger Consideration that has a value below $11.25.

        The Exchange Ratio and the value of the Per Share Merger Consideration are based on the market price of W. P. Carey Common Stock, which will fluctuate as a result of a variety of factors (many of which are beyond our control), including the following factors:

  •
  market reaction to the Merger and the prospects of the combined company;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company;

  •
  market assessments of the likelihood that the Merger will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of W. P. Carey Common Stock;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which W. P. Carey and CPA®:16 — Global operate;

  •
  general market trading activities; and

  •
  other factors beyond the control of W. P. Carey and CPA®:16 — Global, including those described or referred to elsewhere in this "Risk Factors" section.

A decline in the price of W. P. Carey Common Stock may cause the value of the Per Share Merger Consideration to be less than $11.25.

The pricing collar will limit the number of shares of W. P. Carey Common Stock that a CPA®:16 Stockholder receives in the Merger.

        If the Average W. P. Carey Trading Price is less than $61.09, and thus the Exchange Ratio would be greater than 0.1842, the Merger Agreement provides that the Exchange Ratio will nonetheless be fixed at 0.1842, even if that results in a Per Share Merger Consideration below $11.25.

CPA®:16 — Global does not have the right to terminate the Merger Agreement based on a decline in the market price of W. P. Carey Common Stock.

The W. P. Carey Stockholders and the CPA®:16 Stockholders will be diluted by the Merger in that each group will have less influence over the management and policies of the combined company after the Merger than it currently exercises over the management and policies of W. P. Carey and CPA®:16 — Global, as applicable, prior to the Merger.

        Currently the W. P. Carey Stockholders and the CPA®:16 Stockholders own all of the outstanding shares of W. P. Carey Common Stock and CPA®:16 Common Stock, respectively, and thus control all of the voting securities of their respective company. Upon the consummation of the Merger, the separate existence of CPA®:16 — Global will cease, and each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such shares (other than dissenting shares, if any, and shares held by W. P. Carey and the W. P. Carey Subsidiaries), be converted automatically into the right to receive shares of W. P. Carey Common Stock. As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately [    •    ] shares of W. P. Carey Common Stock to the CPA®:16 Stockholders (excluding W. P. Carey and the W. P. Carey Subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA®:16 Stockholders (excluding W. P. Carey and the W. P. Carey Subsidiaries) would own approximately 70% and 30% of the combined company, respectively.

        The Merger would thus have the effect of diluting both the W. P. Carey Stockholders and the CPA®:16 Stockholders in that, upon the consummation of the Merger, neither group would own one hundred percent of the outstanding voting securities of the combined company. Consequently, the W. P. Carey Stockholders and the CPA®:16 Stockholders, as a general matter, will have less influence over the management and policies of the combined company after the Merger than each currently exercises over the management and policies of W. P. Carey and CPA®:16 — Global, as applicable, immediately prior to the Merger.

The pendency of the Merger could adversely affect the business and operations of W. P. Carey and CPA®:16 — Global.

        Between the date that the Merger Agreement was signed and the date that the Merger is consummated, tenants of each of W. P. Carey or CPA®:16 — Global may delay or defer certain business decisions, such as whether or not to renew a lease, which could negatively impact the revenues, earnings, cash flows and expenses of W. P. Carey and CPA®:16 — Global, regardless of whether or not the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of W. P. Carey and CPA®:16 — Global may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

The terms of the Merger may not be as favorable to the CPA®:16 Stockholders as they otherwise would have been if only independent representatives were involved in analyzing the various liquidity alternatives and providing information.

        While the board of directors of CPA®:16 — Global formed a Special Committee and retained separate legal and financial advisors to assist the Special Committee in evaluating the Merger, representatives of W. P. Carey, who also serve as officers of CPA®:16 — Global, performed an initial review of potential liquidity alternatives for the CPA®:16 — Global board of directors. If only independent representatives of CPA®:16 — Global were involved in the review of liquidity alternatives for CPA®:16 — Global, the terms of the Merger might have been different. In addition, the CPA®:16 — Global Special Committee's financial advisor and the third party valuation firm that performed

CPA®:16 — Global's real estate portfolio valuation as of December 31, 2012 relied, in part, on financial information and property information provided by W. P. Carey in conducting their respective analyses.

Failure to complete the Merger could negatively affect W. P. Carey and CPA®:16 — Global.

        It is possible that the Merger may not be completed. The parties' respective obligations to complete the Merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of W. P. Carey and CPA®:16 — Global. If the Merger is not completed, W. P. Carey and CPA®:16 — Global may be subject to a number of material risks, including the following:

  •
  CPA®:16 Stockholders would not have had the opportunity to achieve the liquidity event provided by the Merger and the board of directors of CPA®:16 — Global would have to review other alternatives for liquidity, which may not occur in the near future or on terms as favorable as the Merger;

  •
  W. P. Carey and CPA®:16 — Global will have incurred substantial costs and expenses related to the Merger, such as legal, accounting and financial advisor fees, which will be payable by W. P. Carey and CPA®:16 — Global even if the Merger is not completed, and are only subject to reimbursement under certain limited circumstances;

  •
  CPA®:16 — Global may be required to pay a termination fee to W. P. Carey in the amount of $57 million if the Merger Agreement is terminated under certain circumstances; and

  •
  W. P. Carey and CPA®:16 — Global may be required to pay the other party's out-of-pocket expenses incurred in connection with the Merger if the Merger Agreement is terminated under certain circumstances.

The Merger Agreement restricts CPA®:16 — Global's ability to pursue alternatives to the Merger.

        The Merger Agreement contains a "go-shop" provision that allowed CPA®:16 — Global to solicit, initiate and pursue alternative acquisition proposals for 30 days following the execution of the Merger Agreement, which period expired on August 24, 2013 with no proposals or offers for a CPA®:16 Competing Transaction having been received. The Merger Agreement contains "no shop" provisions that, subject to limited fiduciary exceptions and the "go-shop" period, restrict CPA®:16 — Global's ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of CPA®:16 — Global. Further, there are a limited number of exceptions that would allow CPA®:16 — Global's board of directors to withdraw or change its recommendation to holders of CPA®:16 Common Stock that they vote in favor of the approval of the Merger. Although CPA®:16 — Global's board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle W. P. Carey to terminate the Merger Agreement and to be paid a termination fee of $57 million.

        Although the "go-shop" provision was intended to provide CPA®:16 — Global the ability to conduct a reasonable "market check" on the adequacy of the Per Share Merger Consideration payable to CPA®:16 Stockholders in connection with the Merger Agreement, it is possible that the "go-shop" provision or the other provisions of the Merger Agreement could discourage a potential acquiror that might have had an interest in acquiring all or a significant part of CPA®:16 — Global from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration W. P. Carey proposes to pay in the Merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire CPA®:16 — Global than it might otherwise have proposed to pay because of the Contractual Payments payable to W. P. Carey and the termination fee that may become payable to W. P. Carey in certain circumstances. However, any termination fee would be fully credited against the Contractual Payments to be made.

If a substantial number of CPA®:16 Stockholders demand appraisal rights, our ability to pay distributions could be adversely affected.

        Objecting CPA®:16 Stockholders may have the right to appraisal of the fair value of their CPA®:16 — Global shares as described elsewhere in this Joint Proxy Statement/Prospectus. If an objecting stockholder demands payment of the fair value of its CPA®:16 — Global shares, the fair value may be determined by a court. If a substantial number of CPA®:16 Stockholders or stockholders holding a substantial number of shares of CPA®:16 Common Stock demand appraisal rights and the court determines that they are entitled to such rights, the combined company would be required to pay cash out-of-pocket to satisfy the objecting stockholders' rights to fair value, who as objecting stockholders will not receive the Per Share Merger Consideration. We cannot predict the amount of cash that we may be required to provide to any objecting stockholder seeking appraisal rights. If such amounts or the number of objecting CPA®:16 — Global shares are substantial, it could have a material adverse effect on the combined company's ability to pay distributions. Neither W. P. Carey nor CPA®:16 — Global has a right to terminate the Merger Agreement based upon CPA®:16 Stockholders exercising their appraisal rights.

Closing the Merger is subject to a number of conditions which, if not satisfied or waived, could adversely impact W. P. Carey and CPA®:16 — Global's ability to complete the Merger.

        The Merger, which currently is expected to close during the first quarter of 2014, is subject to certain closing conditions, including, among other things (a) the effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus forms a part, pursuant to which shares of W. P. Carey Common Stock will be issued, (b) the receipt of the requisite stockholder approvals, (c) the accuracy of the other parties' representations and warranties and compliance with covenants, as more thoroughly described in the Merger Agreement, (d) delivery of REIT qualification and other opinions and (e) that neither a CPA®:16 Material Adverse Effect nor a W. P. Carey Material Adverse Effect (as such terms are defined in the Merger Agreement) shall have occurred since the date of the Merger Agreement. There can be no assurance that these conditions will be satisfied or waived, if permitted, or that the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the Merger or whether the Merger will be completed at all.

If the Merger does not occur, CPA®:16 — Global may incur payment obligations to W. P. Carey.

        If the Merger Agreement is terminated under the circumstances described in the section titled "The Merger Agreement—Expenses" beginning on page 166, CPA®:16 — Global may be obligated to pay W. P. Carey a termination fee in the amount of $57 million.

Risk Factors Relating to W. P. Carey Following the Merger

W. P. Carey's level of indebtedness will increase upon completion of the Merger.

        In connection with the Merger, W. P. Carey will assume approximately $1.7 billion of CPA®:16 — Global indebtedness, as a result of which W. P. Carey will be subject to increased risk that the combined company's cash flow could be insufficient to meet required payments on its debt. As of June 30, 2013, W. P. Carey's total indebtedness was $2.1 billion. Taking into account W. P. Carey's existing indebtedness and its assumption of indebtedness in the Merger, W. P. Carey's pro forma consolidated indebtedness as of June 30, 2013, after giving effect to the Merger, would be approximately $3.9 billion, equal to a leverage ratio (total debt to total assets) of approximately 46%.

        The combined company's increased indebtedness after the Merger, compared to W. P. Carey's level of indebtedness prior to the Merger, could have important consequences to the combined company's stockholders, including:

  •
  increasing the combined company's vulnerability to general adverse economic and industry conditions;

  •
  limiting the combined company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  •
  requiring the use of a substantial portion of the combined company's cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

  •
  limiting the combined company's flexibility in planning for, or reacting to, changes in its business and its industry; and

  •
  putting the combined company at a disadvantage compared to its competitors with comparatively less indebtedness.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.

        Following the Merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. There can be no assurance that the combined company's expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The property portfolio of the combined company has a high concentration of properties in Germany, making the combined company more vulnerable economically to an economic downturn.

        Of the combined property portfolio, over 11% of total rental revenue will come from properties in Germany. As a result, the combined company may be particularly subject to risks inherent in Germany. A downturn in the commercial real estate industry generally could significantly adversely affect the value of the combined company's properties. An economic downturn in Germany could particularly negatively affect lessees' ability to make lease payments to us and the combined company's ability to make distributions to its stockholders.

The stock price of W. P. Carey Common Stock following the Merger could be lower.

        W. P. Carey's current or historical share price may not be indicative of how the market will value shares of W. P. Carey Common Stock following the Merger. The stock price of shares of W. P. Carey Common Stock after the Merger could be lower than the current or historical price. One of the factors that may influence the price of W. P. Carey Common Stock after the Merger will be the yield from distributions on W. P. Carey Common Stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. In addition, our use of TRSs may cause the market to value our common stock differently than the shares of other REITs, which may not use TRSs as extensively as we currently expect to do so. The market price of W. P. Carey Common Stock will also be affected by general market conditions and will be potentially affected by the economic and market perception of REIT securities.

Holders of CPA®:16 Common Stock may be adversely affected if the Merger fails to qualify as a tax-deferred transaction.

        It is intended that the Merger qualify as a tax-deferred reorganization under Section 368(a) of the Code. There is no guarantee, however, that the IRS will agree with this treatment. You are advised to review the "Material Federal Tax Considerations" section beginning on page 210 for additional details.

CPA®:16 — Global is more leveraged than W. P. Carey, and the combined company may become increasingly leveraged after the consummation of the Merger.

        Upon consummation of the Merger, the combined company will be more leveraged than W. P. Carey currently is on a standalone basis because the outstanding debt of CPA®:16 — Global will become the obligation of the combined company as a result of the Merger. The combined company's degree of leverage could affect its ability to obtain any additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The combined company's degree of leverage could also make the combined company more vulnerable to a downturn in business or the economy generally. If the combined company becomes more leveraged in the future, the resulting increase in debt service requirements could cause it to default on its obligations, which could materially and adversely affect the combined company.

After the Merger is completed, CPA®:16 Stockholders will have different rights that may be less favorable than their current rights as CPA®:16 Stockholders.

        After the consummation of the Merger, CPA®:16 Stockholders will have different rights than they currently have as CPA®:16 Stockholders. For a detailed discussion of the significant differences between your rights as a stockholder of CPA®:16 — Global and your rights as a stockholder of W. P. Carey, see "Comparison of Rights of CPA®:16 Stockholders and W. P. Carey Stockholders" beginning on page 201.

W. P. Carey cannot assure you that it will be able to continue paying dividends at the current rate.

        W. P. Carey expects to continue its current dividend practices following the Merger. However, W. P. Carey Stockholders may not receive the same dividends following the Merger for various reasons, including the following:

  •
  as a result of the Merger and the issuance of shares of W. P. Carey Common Stock in connection with the Merger, the total amount of cash required for W. P. Carey to pay dividends at its current rate will increase;

  •
  W. P. Carey may not have enough cash to pay such dividends due to changes in W. P. Carey's cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the W. P. Carey board of directors, which reserves the right to change W. P. Carey's dividend practices at any time and for any reason; and

  •
  the amount of dividends that W. P. Carey Subsidiaries may distribute to W. P. Carey may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The combined company will not be required to meet any diversification standards; therefore, our investments may become subject to concentration of risk.

        Subject to the intention to maintain its qualification as a REIT, there are no limitations on the number or value of particular types of investments that the combined company may make. The combined company will not be required to meet any diversification standards, including geographic diversification standards. Therefore, its investments may become concentrated in type or geographic location, which could subject it to significant concentration of risk with potentially adverse effects on its investment objectives.

The inability of a tenant in a single tenant property to pay rent will reduce the combined company's revenues and increase the combined company's expenses.

        Following the Merger, most of the properties of the combined company will be occupied by a single tenant, and therefore the success of the combined company's investments is materially dependent on the financial stability of these tenants. Revenues from several of the combined company's tenants/guarantors constitute a significant percentage of its lease revenues. The five largest tenants/guarantors on a combined basis represented approximately 21%, 27%, and 29% of total lease revenues in 2012, 2011, and 2010, respectively. Lease payment defaults by tenants would negatively impact the combined company's net income and reduce the amounts available for distributions to its stockholders. A default of a tenant on its lease payments to the combined company could cause it to lose the revenue from the property and require the combined company to find an alternative source of revenue to meet any mortgage payment and prevent foreclosure if the property is subject to a mortgage. In the event of a default, the combined company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and re-leasing the combined company's property. If a lease is terminated, there is no assurance that the combined company will be able to re-lease the property for the rent previously received or sell the property without incurring a loss.

A significant amount of the combined company's leases will expire within the next five years, and the combined company may have difficulty in re-leasing or selling properties if tenants do not renew their leases.

        Within the next five years, approximately 18% of the combined company's leases, based on annualized contractual minimum base rent, are due to expire. If these leases are not renewed, or if the properties cannot be re-leased on terms that yield payments comparable to those currently being received, then the combined company's lease revenues could be substantially adversely affected. The terms of any new or renewed leases of these properties may depend on market conditions prevailing at the time of lease expiration. In addition, if properties are vacated by the current tenants, the combined company may incur substantial costs in attempting to re-lease such properties. The combined company may also seek to sell these properties, in which event it may incur losses, depending upon market conditions prevailing at the time of sale.

        Real estate investments generally lack liquidity compared to other financial assets, and this lack of liquidity may limit the combined company's ability to quickly change its portfolio in response to changes in economic or other conditions. Some of its net leases are for properties that are specially suited to the particular needs of the tenant. With these properties, the combined company may be required to renovate the property or to make rent concessions in order to lease the property to another tenant. In addition, if the combined company is forced to sell the property, it may have difficulty selling the property to a party other than the tenant due to the special purpose for which the property may have been designed. These and other limitations may affect the combined company's ability to re-lease or sell properties without adversely affecting returns to stockholders.

Because W. P. Carey and CPA®:16 — Global have invested in properties located outside the U.S., the combined company will be exposed to additional risks.

        Each of W. P. Carey and CPA®:16 — Global has invested in, and following the consummation of the Merger the combined company may continue to invest in, properties located outside the U.S. At June 30, 2013, directly-owned real estate properties located outside of the U.S. on a combined company basis would have represented 31% of the combined company's current annualized contractual minimum base rent, as compared to 29% for W. P. Carey's portfolio on a stand alone basis, and 34% for CPA®:16 — Global's portfolio on a stand alone basis. These investments may be affected by factors particular to the laws of the jurisdiction in which the property is located. These investments may expose the combined company to risks that are different from and in addition to those commonly found in the U.S., including:

  •
  changing governmental rules and policies;

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  enactment of laws relating to the foreign ownership of property and laws relating to the ability of foreign entities to remove invested capital or profits earned from activities within the country to the U.S.;

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  expropriation of investments;

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  legal systems under which the combined company's ability to enforce contractual rights and remedies may be more limited than would be the case under U.S. law;

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  difficulty in conforming obligations in other countries and the burden of complying with a wide variety of foreign laws, which may be more stringent than U.S. laws, including tax requirements and land use, zoning, and environmental laws, as well as changes in such laws;

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  adverse market conditions caused by changes in national or local economic or political conditions;

  •
  tax requirements vary by country and the combined company may be subject to additional taxes as a result of its international investments;

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  changes in relative interest rates;

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  changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

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  changes in real estate and other tax rates and other operating expenses in particular countries;

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  changes in land use and zoning laws; and

  •
  restrictions and/or significant costs in repatriating cash and cash equivalents held in foreign bank accounts.

        In addition, the lack of publicly available information in certain jurisdictions in accordance with accounting principles generally accepted in the U.S. ("GAAP") could impair the combined company's ability to analyze transactions and may cause the combined company to forego an investment opportunity for itself or the CPA® REITs. It may also impair the combined company's ability to receive timely and accurate financial information from tenants necessary to meet its and the CPA® REITs' reporting obligations to financial institutions or governmental or regulatory agencies. Certain of these risks may be greater in emerging markets and less developed countries. W. P. Carey's expertise to date is primarily in the U.S. and Europe, and it has less experience in other international markets. The combined company may not be as familiar with the potential risks to its and the CPA® REITs' investments outside the U.S. and Europe, and it could incur losses as a result.

        Also, the combined company may engage third-party asset managers in international jurisdictions to monitor compliance with legal requirements and lending agreements with respect to properties it owns or manage on behalf of the CPA® REITs. Failure to comply with applicable requirements may expose the combined company or its operating subsidiaries to additional liabilities.

        Moreover, the combined company will be subject to changes in foreign exchange rates due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. Its principal currency exposure will be to the euro. The combined company will attempt to mitigate a portion of the risk of currency fluctuation by financing its properties in the local currency denominations, although there can be no assurance that this will be effective. Because the combined company will generally place both our debt obligation to the lender and the tenant's rental obligation to us in the same currency, its results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies; that is, absent other considerations, a weaker U.S. dollar will tend to increase both its revenues and its expenses, while a stronger U.S. dollar will tend to reduce both its revenues and its expenses.

If the combined company recognizes impairment charges on its properties or investments following the consummation of the Merger, its net income may be reduced.

        On a combined basis, we and CPA®:16 — Global have recognized impairment charges totaling $55.8 million, $38.2 million and $27.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. In the future, until the consummation of the Merger, both companies may incur substantial impairment charges, which each of W. P. Carey and CPA®:16 — Global are required to recognize whenever they sell a property for less than its carrying value or they determine that the carrying amount of the property is not recoverable and exceeds its fair value; for direct financing leases, whenever the unguaranteed residual value of the underlying property has declined or, for equity investments, the estimated fair value of the investment's underlying net assets in comparison with the carrying value of their interest in the investment has declined on an other-than-temporary basis. By their nature, the timing or extent of impairment charges are not predictable. The combined company may incur non-cash impairment charges in the future, which may reduce its net income.

Goodwill resulting from the consummation of the Merger may adversely affect the combined company's results of operations.

        Potential impairment of goodwill resulting from the Merger could adversely affect the combined company's financial condition and results of operations. The combined company will assess its goodwill and other intangible assets and long-lived assets for impairment annually and more frequently when required by GAAP. The combined company will be required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values the combined company's assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on its results of operations and future earnings. The combined company will also be required to write off a portion of goodwill whenever it disposes of a property that constitutes a business under GAAP from a reporting unit with goodwill. The combined company will allocate a portion of the reporting unit's goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business for the reporting unit.

There will be competition among W. P. Carey and its Managed Entities for Business Opportunities after the Merger.

        W. P. Carey currently manages, and may in the future manage, REITs and other entities that have investment and/or rate of return objectives similar to those of W. P. Carey. Those entities may be in competition with the combined company after the Merger with respect to properties, potential purchasers, sellers and lessees of properties and mortgage financing for properties.

        W. P. Carey has agreed to implement certain procedures to help manage any perceived or actual conflicts among it and its managed entities, including:

  •
  allocating funds based on numerous factors, including cash available, diversification / concentration, transaction size, tax, leverage and fund life;

  •
  all "split transactions" are subject to the approval of the independent directors of the CPA® REITs;

  •
  investment allocations are reviewed as part of the annual advisory contract renewal process of each managed entity; and

  •
  quarterly review of all investment activities of W. P. Carey and the CPA® REITs by the independent directors of the CPA® REITs.

W. P. Carey and CPA®:16 — Global currently face, and after the consummation of the Merger the combined company will face, other risks.

        The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by W. P. Carey or CPA®:16 — Global with the SEC. See "Where You Can Find More Information" beginning on page 233.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain of the matters discussed in this Joint Proxy Statement/Prospectus constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations and can be identified by the use of words such as "may," "will," "should," "would," "assume," "outlook," "seek," "plan," "believe," "expect," "anticipate," "intend," "estimate," "forecast" and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the benefits of the proposed Merger, reflected in the "Prospective Financial Information" section beginning on page 81 annualized dividends, funds from operations coverage, integration plans and expected synergies, the expected benefits of the proposed Merger, anticipated future financial and operating performance and results, including estimates of growth, and the expected timing of completion of the proposed Merger. These statements are based on current expectations and the actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Discussions of some of these other important factors and assumptions are contained in the "Risk Factors" section beginning on page 32 and W. P. Carey's filings with the SEC which are available at the SEC's website at http://www.sec.gov, including Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC on February 26, 2013. Discussions of some of these other important factors and assumptions are contained in CPA®:16 — Global's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Item 1A. Risk Factors in CPA®:16 — Global's Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC on February 26, 2013. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this filing may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey and CPA®:16 — Global do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

 THE MERGER

        This Joint Proxy Statement/Prospectus constitutes a prospectus of W. P. Carey, which is a part of the registration statement on Form S-4 filed by W. P. Carey with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of W. P. Carey Common Stock to be issued to holders of CPA®:16 Common Stock in connection with the Merger. It also constitutes a proxy statement of (i) W. P. Carey in connection with the solicitation of the approval by W. P. Carey Stockholders of the Merger, and (ii) CPA®:16 — Global in connection with the solicitation of the approval by CPA®:16 Stockholders of the Merger.

  Merger Consideration

        Upon the terms and subject to the conditions set forth in the Merger Agreement, CPA®:16 — Global will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned indirect subsidiary of W. P. Carey, and the separate corporate existence of CPA®:16 — Global will cease. At the Effective Time, each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of each such share (other than the dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (as adjusted at the Closing Date, the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 by the Average W. P. Carey Trading Price (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842. These limits represent a 12% pricing collar based on the VWAP of W. P. Carey Common Stock on July 22, 2013 and July 23, 2013. Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall automatically be canceled and retired and will cease to exist. We anticipate that the shares of W. P. Carey Common Stock issued in the Merger will trade on the NYSE under the symbol "WPC." In addition, neither W. P. Carey nor any W. P. Carey Subsidiary will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them.

        If the Average W. P. Carey Trading Price is between $61.09 and $77.75, the total Per Share Merger Consideration would be valued at approximately $11.25 per share of CPA®:16 Common Stock. If the Merger had closed on September 16, 2013, the last practicable day prior to the filing of this Joint Proxy Statement/Prospectus, the Average W. P. Carey Trading Price would have been $65.37, resulting in total Per Share Merger Consideration valued at approximately $11.25 per share of CPA®:16 Common Stock. The actual Exchange Ratio and Per Share Merger Consideration may be higher or lower depending upon the trading prices of the W. P. Carey Common Stock prior to the consummation of the Merger, subject to the pricing collar.

        As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately [    •    ] shares of W. P. Carey Common Stock to the CPA®:16 Stockholders (excluding W. P. Carey and its subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA®:16 Stockholders (excluding W. P. Carey and the W. P. Carey Subsidiaries) would own approximately 70% and 30% of the combined company, respectively.

        The chart below shows the nominal value of the Per Share Merger Consideration to be issued upon the consummation of the Merger at various Average W. P. Carey Trading Prices:

(1)
Average W. P. Carey Trading Price means the VWAP of W. P. Carey Common Stock as reported on the NYSE for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

  Background of the Merger

        W. P. Carey was formed as a limited liability company under the laws of Delaware on July 15, 1996. The company commenced operations on January 1, 1998 by combining the limited partnership interests of nine CPA® partnerships, at which time it became listed on the NYSE. The company was formed to provide long-term financing via sale-leaseback and build-to-suit transactions for companies worldwide and manages a global investment portfolio. W. P. Carey invests primarily in commercial properties domestically and internationally that are generally triple-net leased to single corporate tenants, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. The company also earns revenue as the advisor to publicly-owned, non-listed REITs, which are sponsored by the company under the CPA® brand name, including CPA®:16 — Global, and which invest in similar properties.

        Most of W. P. Carey's properties were either acquired as a result of its consolidation with certain affiliated CPA® limited partnerships or subsequently acquired from other CPA® REIT programs in connection with the provision of liquidity to stockholders of those CPA ® REITs. W. P. Carey's advisory agreements with each of the existing CPA® REITs, including its advisory agreement with CPA®:16 — Global, require that it use its best efforts to present to the CPA® entity a continuing and suitable program of investment opportunities that meets its investment criteria. Additionally, as the external advisor to each of the CPA® entities, W. P. Carey also reviews potential liquidity alternatives for the CPA® REITs and presents its analyses and recommendations to the boards of directors of the CPA® REITs for their consideration from time to time.

        On September 28, 2012, CPA®:15 merged with and into W. P. Carey, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey. In connection with the CPA®:15 Merger, W. P. Carey & Co. LLC, the predecessor of W. P. Carey, completed an internal reorganization whereby the predecessor and its subsidiaries merged with and into W. P. Carey, with W. P. Carey as the surviving corporation, succeeding to and continuing to operate the existing business of the predecessor. The internal reorganization allowed W. P. Carey to qualify as a REIT for federal income tax purposes. Through the merger with CPA®:15, W. P. Carey acquired a portfolio of full or partial ownership interests in 305 properties, substantially all of which are triple-net leased to 76 tenants, and totaled approximately 27 million square feet, with an occupancy rate of approximately 99% and average remaining lease lives of 9.7 years. W. P. Carey also assumed the related property debt with an aggregate fair value of $1.2 billion.

        CPA®:16 — Global is a publicly registered non-traded REIT formed in 2003. CPA®:16 — Global invests in a diversified portfolio of income-producing commercial properties and real estate-related assets, and has a portfolio that consists of 488 properties, substantially all of which are triple-net leased to 141 tenants in 13 countries and 27 industries.

        CPA®:16 — Global was formed to hold its investments for a number of years; therefore, in the early years of its existence, CPA®:16 — Global concentrated on making investments and maximizing the cash flow from its properties, with an intention to begin considering liquidity events for its stockholders generally commencing eight years following the investment of substantially all of the proceeds from its initial public offering, which occurred in December 2005.

        In the first quarter of 2013, Carey Asset Management, or CAM, CPA®:16 — Global's external advisor and an indirect subsidiary of W. P. Carey, and CPA®:16 — Global's board of directors began reviewing possible liquidity alternatives for CPA®:16 — Global, including the sale of CPA®:16 — Global's portfolio in a single transaction or a series of transactions, the listing of CPA®:16 — Global's shares on a national securities exchange, or the acquisition of CPA®:16 — Global by another CPA® entity, a third party or W. P. Carey.

        On January 8, 2013, members of the W. P. Carey senior management team, in the company's capacity as the external advisor to CPA®:16 — Global, made a presentation to the board of directors of CPA®:16 — Global regarding various potential liquidity alternatives for CPA®:16 — Global, including the sale of CPA®:16 — Global's portfolio in a single transaction or a series of transactions, the listing of CPA®:16 — Global's shares on a national securities exchange, or the acquisition of CPA®:16 — Global by another CPA® entity, a third party, or W. P. Carey. In evaluating the potential alternatives, the management team reviewed various aspects of the previous merger of CPA®:15 with and into a subsidiary of W. P. Carey completed on September, 2012. As part of this discussion, the management team highlighted CPA®:16 — Global's greater size relative to CPA®:15 and discussed the challenges of liquidating the entity. During the presentation, the management team discussed the potential benefits and risks associated with the various proposed liquidity alternatives.

        On January 23, 2013, the board of directors of W. P. Carey held a regularly scheduled meeting at W. P. Carey's offices, together with representatives of management. At the meeting, the management team made a presentation to the board of directors of W. P. Carey reviewing historical and future strategic initiatives and discussing various potential liquidity alternatives for CPA®:16 — Global, such as the sale of CPA®:16 — Global's portfolio in a single transaction or a series of transactions, the listing of CPA®:16 — Global's shares on a national securities exchange, and the acquisition of CPA®:16 — Global by another CPA® entity, a third party, or W. P. Carey. The discussion included a review of the potential benefits and risks associated with the various liquidity alternatives for CPA®:16 — Global. With respect to the potential acquisition of CPA®:16 — Global by W. P. Carey, the board of directors discussed with W. P. Carey's management team various considerations, including potential alternatives for the form of consideration, the availability of funds and the sources of financing, the timing of the transaction with respect to the state of the domestic capital markets, and the potential pro forma financial impact on W. P. Carey attributable to the proposed acquisition of CPA®:16 — Global.

        On March 13, 2013, members of the W. P. Carey senior management team made a presentation to the board of directors of W. P. Carey at W. P. Carey's offices. At the meeting, members of the W. P. Carey senior management gave an update of recent activity in the public net lease REIT sector and provided an updated analysis of various potential liquidity alternatives for CPA®:16 — Global, such as the sale of CPA®:16 — Global's portfolio in a single transaction or a series of transactions, the listing of CPA®:16 — Global's shares on a national securities exchange, and the acquisition of CPA®:16 — Global by another CPA® entity, a third party, or W. P. Carey. As part of its presentation, the W. P. Carey management team discussed with the board of directors the potential acquisition of CPA®:16 — Global by W. P. Carey and outlined various considerations in connection with this liquidity alternative, including the resulting company's potential long-term valuation outlook and enhanced access to the capital markets, alternatives for the form of consideration, and the structure of the surviving company. Following the presentation there was a discussion period.

        On March 13, 2013, Marshall E. Blume, Elizabeth P. Munson, Richard J. Pinola and James D. Price, the independent directors of CPA®:16 — Global, held a meeting at the offices of Clifford Chance US LLP, or Clifford Chance, counsel to CPA®:16 — Global, to discuss the formation of a Special Committee to evaluate possible liquidity alternatives, including a potential business combination involving W. P. Carey. During this meeting, the independent directors also interviewed several candidates to serve as financial advisor to the Special Committee anticipated to be formed. Representatives from Clifford Chance participated in the meeting.

        On March 18, 2013, CPA®:16 — Global's Board of Directors received a letter, dated March 18, 2013, or the CAM Letter, from CAM requesting a meeting to commence discussions regarding various liquidity alternatives available to CPA®:16 — Global. The CAM Letter did not set forth any specific transaction proposal.

        The independent directors of CPA®:16 — Global held a telephonic meeting on March 19, 2013 to discuss the CAM Letter and the formal retention of financial and legal advisors to the Special Committee. Representatives from Clifford Chance and Pepper Hamilton LLP, or Pepper Hamilton, as legal advisor to the independent directors, participated in the meeting.

        On March 27, 2013, the senior management team of W. P. Carey held a meeting at the offices of W. P. Carey with representatives from W. P. Carey's financial advisor, BofA Merrill Lynch, and legal advisor, DLA Piper LLP (US), or DLA Piper, to discuss various potential liquidity alternatives for CPA®:16 — Global, including a potential acquisition of CPA®:16 — Global by W. P. Carey.

        On April 2, 2013, CPA®:16 — Global's Board of Directors formed a Special Committee, or the CPA®:16 Special Committee, and delegated to it the authority to review possible liquidity alternatives. The CPA®:16 Special Committee was delegated the sole authority to negotiate the terms of a transaction and to make a recommendation to the full Board, which could include a recommendation to approve or reject any transaction. The CPA®:16 Special Committee was authorized to retain, at CPA®:16 — Global's expense, its own legal, financial and other advisors. The Board of Directors appointed all of its independent directors to the CPA®:16 Special Committee, namely, Marshall E. Blume, Elizabeth P. Munson, Richard J. Pinola and James D. Price.

        Also on April 2, 2013, the CPA®:16 Special Committee held a meeting at the offices of Clifford Chance. Representatives of Clifford Chance, Pepper Hamilton and Barclays Capital Inc., or Barclays, participated. The CPA®:16 Special Committee discussed with Barclays the CAM Letter, in which CAM requested that the CPA®:16 Special Committee commence discussions on liquidity alternatives. The CPA®:16 Special Committee discussed the appropriateness of considering strategic alternatives in light of the letter from CAM and the current industry dynamics. The CPA®:16 Special Committee then discussed with Barclays possible liquidity alternatives, including the acquisition of CPA®:16 — Global by a third party and process generally. The CPA®:16 Special Committee instructed Barclays to begin its due diligence and valuation work on CPA®:16 — Global, including analyses regarding potential strategic alternatives. After those discussions concluded, representatives of W. P. Carey, namely, Trevor P. Bond, President and Chief Executive Officer, John J. Park, Managing Director—Strategic Planning, and Catherine D. Rice, Chief Financial Officer and Managing Director, and a representative of DLA Piper LLP joined the meeting. Representatives of W. P. Carey, Barclays and the CPA®:16 Special Committee discussed possible liquidity alternatives. After the representatives from W. P. Carey and DLA Piper departed the meeting, the CPA®:16 Special Committee, and representatives from Pepper Hamilton and Barclays engaged in a discussion about Barclays' relationships with W. P. Carey and its affiliates, and the CPA®:16 Special Committee concluded that Barclays was independent for the purposes of serving as the CPA®:16 Special Committee financial advisor. The CPA®:16 Special Committee thereafter approved the retention of Pepper Hamilton as its legal advisor and Barclays as its financial advisor.

        On April 8, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Representatives from Barclays discussed the status of their due diligence and valuation work.

        On April 15, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Representatives from Barclays discussed the status of their due diligence and valuation work and provided an update on the REIT market generally.

        On April 15, 2013, representatives from the W. P. Carey management team met with BofA Merrill Lynch to discuss strategy in connection with communications with CPA®:16 — Global, and financial matters relating to of CPA®:16 — Global. BofA Merrill Lynch also provided an update on discussions, on behalf of W. P. Carey, with representatives of CPA®:16 — Global.

        On April 17, 2013, representatives from the W. P. Carey management team, in their role as external advisor to CPA®:16 — Global, met with Barclays to discuss specifics concerning CPA®:16 — Global's portfolio and various aspects of the business plan for CPA®:16 — Global.

        On April 22, 2013, the CPA®:16 Special Committee held a telephonic meeting with its legal and financial advisors to discuss updates since the previous meeting. Representatives from Barclays provided an update on the market and the status of their valuation work.

        On May 1, 2013, representatives from the W. P. Carey management team met with BofA Merrill Lynch for an update regarding communications, on behalf of W. P. Carey, with CPA®:16 — Global, and financial matters relating to CPA®:16 — Global.

        The CPA®:16 Special Committee met again on May 2, 2013, at the offices of Clifford Chance. Representatives from Barclays, Clifford Chance and Pepper Hamilton attended. Representatives from Barclays presented their preliminary valuation of CPA®:16 — Global, including the valuation methodologies employed and an analysis of the market. Barclays also reviewed various alternatives potentially available to CPA®:16 — Global, including an initial public offering, or an acquisition by W. P. Carey or a third party, and the process going forward. The CPA®:16 Special Committee and the advisors engaged in a lengthy discussion of these matters. Following the discussion, the CPA®:16 Special Committee determined to notify CAM and W. P. Carey that the CPA®:16 Special Committee had completed its preliminary valuation of CPA®:16 — Global, and that, if CAM or W. P. Carey were prepared to propose a potential liquidity alternative, the CPA®:16 Special Committee would be prepared to receive and consider it. In addition, the CPA®:16 Special Committee requested that Barclays continue to analyze other liquidity alternatives and report back to the CPA®:16 Special Committee following completion of this analysis. The CPA®:16 Special Committee also instructed Clifford Chance to draft a confidentiality agreement, or the Confidentiality Agreement, to cover the confidentiality obligations of W. P. Carey relating to the disclosure of information in connection with the evaluation of a potential transaction involving CPA®:16 — Global.

        On May 7, 2013, Clifford Chance sent DLA Piper a draft of the Confidentiality Agreement. From May 7, 2013 through May 16, 2013, the CPA®:16 Special Committee and Clifford Chance negotiated with W. P. Carey and DLA Piper regarding the terms of the Confidentiality Agreement and the terms of a non-disclosure agreement, which DLA Piper had prepared, covering the confidentiality obligations of CPA®:16 — Global relating to the disclosure of information in connection with the evaluation of a potential transaction involving CPA®:16 — Global, or the Non-Disclosure Agreement.

        On May 13, 2013, the CPA®:16 Special Committee held a telephonic meeting with its legal and financial advisors. Barclays provided an update on the market and gave an overview of initial public offering and listing options as potential liquidity alternatives available to CPA®:16 — Global. Following approval by the CPA®:16 Special Committee, both the Confidentiality Agreement and the Non-Disclosure Agreement were finalized and executed on May 16, 2013.

        On May 16, 2013, W. P. Carey provided Barclays with a preliminary outline of selected transaction terms for a proposed acquisition of CPA®:16 — Global by W. P. Carey via an exchange offer, or the Preliminary Term Sheet. The Preliminary Term Sheet set forth a proposed exchange ratio of 0.1414, which represented an implied value of $11.00 per CPA®:16 — Global share, based on W. P. Carey's closing share price of $77.77 on May 15, 2013, and a 26% premium on CPA®:16 — Global's estimated NAV per share of $8.70 as of December 31, 2012. The Preliminary Term Sheet also provided for a 30-day go-shop period during which CPA®:16 — Global would be able to solicit competing bids and provided for a termination fee of $45 million (2% of equity value) if CPA®:16 — Global were to terminate the merger agreement with W. P. Carey in favor of a superior proposal obtained during the go-shop period and a termination fee of $67 million (3% of equity value) if CPA®:16 — Global were to terminate the merger agreement with W. P. Carey in favor of a superior proposal obtained after the go-shop period. The Preliminary Term Sheet also stated that W. P. Carey would commit to raising its annualized dividend from $3.28 per share to $3.50 per share at closing, and that there would be no resale restrictions on the W. P. Carey shares that would be issued to the stockholders of CPA®:16 — Global.

        On May 17, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a teleconference to discuss the Preliminary Term Sheet. The CPA®:16 Special Committee instructed Barclays to seek clarity on the proposed transaction terms and to continue its due diligence on the potential transaction, its valuation work on both CPA®:16 — Global and W. P. Carey and its analyses regarding potential strategic alternatives available to CPA®:16 — Global.

        On May 21, 2013, the W. P. Carey management team held a telephonic meeting with the executive committee of the board of directors of W. P. Carey in order to provide an update to the executive committee on the discussions and negotiations between W. P. Carey and CPA®:16 — Global.

        On May 23, 2013, representatives from the W. P. Carey management team, in their role as external advisor to CPA®:16 — Global, met with Barclays to discuss specifics concerning W. P. Carey's portfolio and various aspects of the business plan for W. P. Carey.

        For the next several weeks, W. P. Carey and CPA®:16 — Global, with the assistance of their respective external legal and financial advisors, continued to discuss various considerations concerning the proposed transaction. During this time, W. P. Carey and DLA Piper worked to refine the internal draft of the proposed Merger Agreement.

        On June 3, 2013, representatives from the CPA®:16 Special Committee, Barclays, Clifford Chance and Pepper Hamilton met at the offices of Clifford Chance. Representatives from Barclays presented the results of its due diligence on W. P. Carey and an analysis of the Preliminary Term Sheet. The presentation included a discussion of the proposed exchange ratio of 0.1414 which, in light of the decrease in W. P. Carey's stock price between the date of the Preliminary Term Sheet and June 3, 2013, represented an implied value of $9.58 per CPA®:16 — Global share, rather than $11.00 per share based on the closing price of W. P. Carey stock on May 15, 2013. The CPA®:16 Special Committee discussed with Barclays current market conditions, including the performance of net lease companies and recent consolidations in the net lease space. Barclays presented an analysis of W. P. Carey's portfolio, capitalization and net asset value as well as historical trading price metrics. Barclays also provided a preliminary analysis of W. P. Carey and CPA®:16 — Global as a combined company, including analyses of portfolio synergies, implied exchange ratios, capital structure, leverage metrics and accretion/dilution metrics. Barclays indicated that the dividend adjustment set forth in the Preliminary Term Sheet would result in a decrease of the implied pro forma dividend for CPA®:16 Stockholders from $0.67 to $0.49 per share. The CPA®:16 Special Committee and Barclays discussed other potential acquirers and the desirability of a go-shop period in any definitive merger agreement. In particular, Barclays and the CPA®:16 Special Committee considered the following fees and expenses that would be incurred in a transaction with a party other than W. P. Carey: (i) the subordinated disposition fee under the Amended and Restated Advisory Agreement, dated as of September 28, 2012, by and among CPA®:16 — Global, CPA16 LLC and CAM, or the Advisory Agreement, and the Asset Management Agreement, dated as of May 2, 2011, by and between CPA®:16 — Global and W. P. Carey & Co. B.V., or the Asset Management Agreement; (ii) a distribution of capital proceeds upon a change of control event and related allocation of profits and losses under the Second Amended and Restated Operating Agreement of CPA 16 LLC, dated as of July 31, 2011, by and among CPA16 LLC, CPA®:16 — Global and WPC REIT Merger Sub Inc. (as successor to Carey REIT III, Inc.), or the Operating Agreement; and (iii) the repurchase of W. P. Carey's special general partner interest, or the Special GP Amount, under the Operating Agreement. The fees and expenses noted in (i), (ii) and (iii) are collectively referred to as the Contractual Payments. The CPA®:16 Special Committee noted that CPA®:16 — Global was not under any current or near-term obligation to complete a liquidity event, and discussed the potential benefits and drawbacks to stockholders of liquidating assets over time. After a discussion of alternatives, the CPA®:16 Special Committee determined that the preferred approach to maximize value for CPA®:16 Stockholders, if a sale transaction were to be undertaken currently and the terms offered by W. P. Carey could be improved, would be to pursue a definitive merger agreement with W. P. Carey and then engage in a go-shop process to determine if a superior third-party proposal could be obtained. The CPA®:16 Special Committee then instructed Barclays to pursue a fixed price for the proposed transaction, rather than a fixed exchange ratio.

        On June 10, 2013, the CPA®:16 Special Committee held a telephonic meeting with its legal and financial advisors during which representatives from Barclays summarized their discussions with BofA Merrill Lynch regarding the Preliminary Term Sheet. Barclays reported that BofA Merrill Lynch would discuss certain aspects of the Preliminary Term Sheet, including the exchange ratio, with W. P. Carey.

        On June 13, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Barclays provided an update on the latest discussions with BofA Merrill Lynch regarding the Preliminary Term Sheet. Barclays and the CPA®:16 Special Committee discussed the possibility of including a fixed price/floating exchange ratio collar. Barclays and the CPA®:16 Special Committee also discussed seeking to quantify the Contractual Payments payable to W. P. Carey that would be incurred in a transaction with a party other than W. P. Carey in order to facilitate a go-shop process.

        The CPA®:16 Special Committee held a telephonic meeting on June 18, 2013 with Barclays, Clifford Chance and Pepper Hamilton to discuss a potential counterproposal to the Preliminary Term Sheet. The CPA®:16 Special Committee noted its preference for the potential exchange offer to provide as much certainty of value as possible and identified a potential value per share of $11.75 per share, subject to a 15% fixed price/floating exchange ratio collar, with the exchange ratio being fixed outside of the collar. Barclays discussed the mechanics of the fixed-price collar, which would grant protection from fluctuations in the W. P. Carey stock price within a defined range during the course of the proposed transaction. Barclays and the CPA®:16 Special Committee discussed the interplay between go-shop provisions and termination fees, as well as the benefits of quantifying the Contractual Payments payable to W. P. Carey to facilitate a go-shop process. The CPA®:16 Special Committee proposed to fix the Contractual Payments owed to W. P. Carey upon a liquidity event at 3% of the equity value of CPA®:16 — Global. Finally, Barclays and the CPA®:16 Special Committee discussed including a termination right in CPA®:16 — Global's counterproposal which would allow CPA®:16 — Global to terminate the proposed transaction should the consideration fall below an agreed upon amount. The CPA®:16 Special Committee instructed Barclays to present the terms of this counterproposal to BofA Merrill Lynch.

        On June 18, 2013, the W. P. Carey management team held a telephonic meeting with the executive committee of the board of directors of W. P. Carey in order to provide an update on the discussions and negotiations between W. P. Carey and CPA®:16 — Global and their respective advisors. The members of the executive committee discussed various related topics, including, among other things, the combined company's business plan, dividend policy, investment allocation policy, leverage policy, capital raising plans and conflict resolution policies, and instructed W. P. Carey's management and advisors to continue negotiations of the terms of the potential transaction with CPA®:16 — Global.

        On June 19, 2013, the W. P. Carey management met with the board of directors of W. P. Carey at a regularly scheduled meeting in order to provide an update on the discussions and negotiations between W. P. Carey and CPA®:16 — Global.

        For the next several weeks, W. P. Carey and CPA®:16 — Global, with the assistance of their respective external legal and financial advisors, continued to discuss various considerations concerning the proposed transaction. During this time, members of the senior W. P. Carey management team met, telephonically and in person, with certain members of the W. P. Carey board of directors to inform them of the status of discussions regarding the proposed transaction. The W. P. Carey management team continued to discuss the potential benefits and risks associated with the proposed Merger, analyzed the strengths and weaknesses of W. P. Carey's current and proposed future business models, and reviewed strategic options for W. P. Carey. Additionally, during this time, W. P. Carey, CPA®:16 — Global and their respective advisors continued negotiating the terms of the potential acquisition of CPA®:16 — Global by W. P. Carey, including the exchange ratio and a proposed collar.

        On June 19, 2013, the CPA®:16 Special Committee received a letter, dated June 19, 2013, from the advisors to a third-party, or Party A, expressing an interest in exploring a transaction whereby Party A would acquire 100% of the outstanding common stock of CPA®:16 — Global, or the Party A Letter. No other terms were set forth in the Party A Letter. The Party A Letter proposed that the parties sign a mutual non-disclosure agreement and commence discussions immediately.

        The CPA®:16 Special Committee held a telephonic meeting on June 21, 2013 with representatives from Barclays, Clifford Chance and Pepper Hamilton to discuss W. P. Carey's response to the counter proposal discussed during the previous meeting. Barclays explained that W. P. Carey offered a fixed-value floating exchange ratio of $11.00 per share, with a 10% collar, and no termination right on the part of CPA®:16 — Global if the consideration fell below a specified amount per share. W. P. Carey agreed to reduce the termination fee to $35 million (1.5% of equity value) if CPA®:16 — Global were to terminate the merger agreement with W. P. Carey in favor of a superior proposal obtained during the go-shop period and a termination fee of $57 million (2.5% of equity value) if CPA®:16 — Global were to terminate the merger agreement with W. P. Carey in favor of a superior proposal obtained after the go-shop period. W. P. Carey also expressed willingness to discuss fixing the repurchase price for the Special GP Amount. In addition, the termination fee would be fully creditable against the Contractual Payments payable to W. P. Carey. The CPA®:16 Special Committee considered these terms, determined that the overall value was not acceptable, and discussed the interplay of termination fees and Contractual Payments payable to W. P. Carey. The CPA®:16 Special Committee also considered the possibility of seeking to have a portion of the transaction consideration paid in cash. The CPA®:16 Special Committee, Barclays, Clifford Chance and Pepper Hamilton then discussed the Party A Letter. Barclays disclosed to the CPA®:16 Special Committee that their firm had a current advisory relationship with Party A on matters unrelated to W. P. Carey and CPA®:16 — Global, and confirmed that Barclays had not provided advice to Party A respecting the Party A Letter or its interest in CPA®:16 — Global. The CPA®:16 Special Committee determined to defer consideration of responses to W. P. Carey and Party A until its meeting to be held on June 24, 2013.

        On June 24, 2013, the CPA®:16 Special Committee, and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Representatives from Barclays presented their analysis of the incorporation of cash consideration into the proposed transaction with W. P. Carey. Barclays discussed the effect of adding a cash component on leverage, accretion/dilution metrics and the mechanics of the collar. The CPA®:16 Special Committee noted the desire to obtain an increased price, reiterated the importance of the go-shop and discussed fixing the repurchase price for the Special GP Amount at $75 million. The CPA®:16 Special Committee instructed Barclays to relay a revised proposal to BofA Merrill Lynch reflecting a price of $11.75 per CPA®:16 — Global share, with 20% of the consideration in cash and 80% in W. P. Carey Common Stock, with a 10% collar, and with the Special GP Interest fixed at $75 million. The CPA®:16 Special Committee discussed the Party A Letter and determined that, given the focus on obtaining value and certainty, the CPA®:16 Special Committee would continue to negotiate exclusively with W. P. Carey and then engage with Party A in the context of the go-shop. After representatives of Barclays departed the meeting, Pepper Hamilton and the CPA®:16 Special Committee discussed the relationship between Barclays and Party A, which had been disclosed to the CPA®:16 Special Committee at the June 21, 2013 meeting. The CPA®:16 Special Committee requested that Pepper Hamilton confer with Barclays as to appropriate steps, if any, for the CPA®:16 Special Committee and Barclays to take regarding that relationship.

        On June 25, 2013, Pepper Hamilton sent a letter to Party A informing Party A that the CPA®:16 Special Committee was not in a position at that time to engage in the discussions Party A suggested. In addition, the letter informed Party A that the CPA®:16 Special Committee would inform Party A if and when that position changed.

        On July 1, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Barclays provided an update on the Special Committee's latest proposal relayed to BofA Merrill Lynch of a fixed value of $11.75 per CPA®:16 — Global share, with 20% of the consideration in cash and 80% in W. P. Carey Common Stock, subject to a 10% collar. BofA Merrill Lynch responded that W. P. Carey had indicated that $11.75 was outside an acceptable price range and that W. P. Carey instead proposed $11.00 per CPA®:16 — Global share, a 10% collar and a willingness to discuss fixing the Special GP Amount at $75 million and crediting any termination fees against the total payments due to W. P. Carey resulting from a liquidity event with a third party. BofA Merrill Lynch also indicated that W. P. Carey had stated that it was not open to including a cash component to the deal. Representatives from Barclays discussed current market conditions, including a recent increase in the W. P. Carey stock price. The CPA®:16 Special Committee discussed pricing and potential negotiation alternatives and directed Barclays to continue negotiations with BofA Merrill Lynch. The CPA®:16 Special Committee continued its discussion about the relationship between Barclays and Party A, and noted information which had been provided by Barclays summarizing its relationships with other potential bidders that were identified by Barclays. Representatives from Pepper Hamilton advised the CPA®:16 Special Committee that Barclays had agreed that members of its team advising the CPA®:16 Special Committee would not perform services for Party A (even though such services are not related to CPA®:16 — Global) so long as Party A remained a possible bidder for CPA®:16 — Global. Barclays further confirmed that it was able to effectively represent CPA®:16 — Global if it were to enter into a definitive merger agreement with W. P. Carey and then solicit additional bids from any of the other potential bidders, including Party A. The CPA®:16 Special Committee concluded, on the basis of that information, to continue to utilize the services of Barclays as its independent financial advisor.

        On July 8, 2013, the CPA®:16 Special Committee and representatives from Barclays, Clifford Chance and Pepper Hamilton held a telephonic meeting. Representatives from Barclays reported that, BofA Merrill Lynch relayed a counter-proposal from W. P. Carey of $11.25 per share (up from $11.00 per share) with a 10% collar, and that W. P. Carey would likely increase its dividend by not less than $0.15 after the transaction. Richard J. Pinola provided an update on a discussion he had with W. P. Carey regarding the proposed transaction. During this discussion, W. P. Carey was not willing to increase the proposed price per share but was willing to consider a broadened collar range of 12% to

12.5%. The CPA®:16 Special Committee instructed Barclays to seek a higher price per share or a broadened collar range.

        On July 9, 2013, Richard J. Pinola and John J. Park held a telephonic meeting during which an agreement was reached to continue negotiating the transaction at a nominal value of $11.25 per share with a 12.0% collar.

        On July 10, 2013, DLA Piper circulated a draft Merger Agreement for review by Clifford Chance. Between July 10, 2013 and July 24, 2013, several drafts of the Merger Agreement were exchanged. Various members of the W. P. Carey senior management team, with the assistance of DLA Piper and BofA Merrill Lynch, worked with Clifford Chance and Barclays to negotiate mutually agreeable terms.

        On July 15, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with representatives from Barclays, Clifford Chance and Pepper Hamilton as well as representatives from the senior management of W. P. Carey. The representatives from W. P. Carey gave a presentation on the future business strategy of W. P. Carey and expected synergies post-merger. The CPA®:16 Special Committee and W. P. Carey discussed W. P. Carey's expected dividend payments, short-term and long-term strategies and the likelihood of obtaining approval for the proposed transaction from the W. P. Carey Board of Directors. The representatives from W. P. Carey then departed the meeting and representatives from Venable LLP, or Venable, counsel to CPA®:16 — Global and to the CPA®:16 Special Committee with respect to Maryland law, joined the meeting. The CPA®:16 Special Committee, and representatives from Barclays, Clifford Chance and Pepper Hamilton discussed the current terms of the proposal. Barclays reported that the termination fee percentages were consistent with current market conditions, and the CPA®:16 Special Committee noted that the termination fees would be fully credited against the Contractual Payments payable to W. P. Carey. Barclays next reviewed the potential go-shop process, and identified a number of potential strategic and financial buyers for solicitation. Representatives from Clifford Chance then led a discussion relating to access to information during the go-shop process, which would include setting up a virtual data room to be managed by Barclays that would be separate from W. P. Carey. The CPA®:16 Special Committee voted in favor of these measures. Representatives from Venable then provided the CPA®:16 Special Committee with a description of the CPA®:16's Board of Director's duties under Maryland law and the CPA®:16 — Global charter. After that description, the CPA®:16 Special Committee determined that its legal advisors should work to finalize the draft Merger Agreement, which would remain subject to final review and recommendation by the CPA®:16 Special Committee, a favorable fairness opinion from Barclays and formal approval from the Board of Directors of CPA®:16 — Global.

        On July 22, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with representatives from Barclays, Clifford Chance, Pepper Hamilton and Venable. Representatives from Barclays provided an overview of the key terms of the go-shop, including timing, process, access to information and the Contractual Payments. Barclays presented the list of third parties to which solicitations would be made during the go-shop, noting that, in addition to potential strategic buyers in the net lease space, certain private equity and other financial entities would also be approached to ensure the breadth and completeness of the go-shop. The representatives from Barclays, Clifford Chance and Pepper Hamilton discussed with the CPA®:16 Special Committee the process with respect to proposals for superior competing transactions, including the calculation and crediting of termination fees against the Contractual Payments payable to W. P. Carey and W. P. Carey's proposed matching rights contained in the draft Merger Agreement. Clifford Chance discussed with the CPA®:16 Special Committee the proposed confidentiality protocol with W. P. Carey, under which certain W. P. Carey employees, subject to confidentiality restrictions, would serve as the primary contacts for information requests from third parties during the go-shop process. Representatives from Clifford Chance then provided the CPA®:16 Special Committee with an update on the status of the Merger Agreement, including W. P. Carey's request for the ability, prior to closing of any transaction with CPA®:16 — Global, to opportunistically undertake a public equity offering if market conditions were attractive.

After discussion, which included a concern about the potential impact of such an offering on the price of W. P. Carey common stock, the CPA®:16 Special Committee instructed its advisors to reject W. P. Carey's public equity offering request.

        Thereafter, the CPA®:16 Special Committee determined to continue its consideration of the transaction on the terms discussed, subject to the receipt of Barclay's fairness opinion and finalization of the Merger Agreement.

        On July 24, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with representatives from Barclays, Clifford Chance and Pepper Hamilton. A representative from Clifford Chance updated the CPA®:16 Special Committee on the status of the negotiations of the Merger Agreement and reported that W. P. Carey agreed with the CPA®:16 Special Committee's requirement that W. P. Carey not have a right to conduct an equity offering prior to closing the Merger without the consent of CPA®:16 — Global. Representatives from Barclays, Clifford Chance and the CPA®:16 Special Committee discussed planning and process issues associated with the go-shop right, including the W. P. Carey designees who would be available to participate on a confidential basis in the related due diligence process.

        On July 25, 2013, the CPA®:16 Special Committee met with its legal and financial advisors at the offices of Clifford Chance. Barclays provided the CPA®:16 Special Committee with its financial analysis of the merger consideration, including a summary of the key financial terms and analyses of market conditions, valuation, and the portfolio and pro forma financial combination. Barclays then delivered to the CPA®:16 Special Committee its oral opinion, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the merger consideration was fair, from a financial point of view to CPA®:16 Stockholders (other than W. P. Carey and W. P. Carey's affiliates and any other affiliates of CPA®:16 — Global). Barclays further advised the CPA®:16 Special Committee that it was prepared to confirm its opinion in writing. Following this, a representative from Barclays provided an overview of the go-shop process and listed the strategic and financial entities which would be contacted. A representative from Clifford Chance then reviewed with the CPA®:16 Special Committee the principal terms and conditions of the Merger Agreement. The CPA®:16 Special Committee then considered the positive and negative factors which it had taken into consideration in its deliberations respecting the proposed transaction with W. P. Carey, which are further described below under "CPA®:16 — Global's Reasons for the Merger." The CPA®:16 Special Committee next determined that the Merger, the Merger Agreement and the transactions contemplated thereby were advisable, fair to, and in the best interests of CPA®:16 Stockholders. By unanimous vote, the CPA®:16 Special Committee adopted resolutions recommending to the Board of Directors of CPA®:16 — Global that it approve and submit to the CPA®:16 Stockholders for approval the Merger and that it enter into the Merger Agreement and other related transaction documents.

        Immediately following the CPA®:16 Special Committee meeting on July 25, 2013, the Board of Directors of CPA®:16 — Global held a meeting to approve the proposed transaction with W. P. Carey, at which the financial and legal advisors of the CPA®:16 Special Committee were also present. Representatives from Clifford Chance confirmed that the members of the Board had received and reviewed in advance of the meeting final versions of the Merger Agreement and other related transaction documents. Clifford Chance then described the resolutions that had been adopted by the CPA®:16 Special Committee at the meeting prior to the Board meeting. The CPA®:16 Special Committee informed the Board that it would be able to rely on Barclays' written fairness opinion. Following deliberations, the independent directors of the Board, by unanimous vote, determined that the Merger Agreement, the Merger and the other related transactions contemplated thereby were advisable for, fair to, and in the best interests of, CPA®:16 — Global and its stockholders, and resolved, among other things, to approve and submit to the CPA®:16 Stockholders for approval the Merger and the other transactions contemplated by the Merger Agreement. Trevor P. Bond, a director of CPA®:16 — Global and W. P. Carey, abstained from voting on the matter.

        On July 25, 2013, W. P. Carey's board of directors met with representatives of W. P. Carey's management team and legal and financial advisors at the offices of W. P. Carey. W. P. Carey's management and representatives of DLA Piper reviewed with the board of directors the principal terms and conditions of the Merger Agreement. Also at this meeting, BofA Merrill Lynch reviewed with the W. P. Carey board of directors its financial analysis of the implied Exchange Ratio of 0.1661x and delivered to the W. P. Carey board of directors an oral opinion, confirmed by delivery of a written opinion dated July 25, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, such implied Exchange Ratio was fair, from a financial point of view, to W. P. Carey. After discussion, the board of directors of W. P. Carey determined that the Merger was advisable and in the best interests of W. P. Carey and recommended that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the W. P. Carey Stockholders for their approval.

        On July 25, 2013, after the close of the U.S. stock markets, W. P. Carey and CPA®:16 — Global executed and delivered the Merger Agreement and certain ancillary documents.

        On July 25, 2013, W. P. Carey issued a press release announcing the proposed transaction.

        On July 26, 2013, CPA®:16 — Global issued a press release announcing the proposed transaction.

        Commencing on July 26, 2013, representatives from Barclays, under the direction of the CPA®:16 Special Committee, contacted a total of 20 strategic and financial entities that might have an interest in submitting a proposal to acquire CPA®:16 — Global during the go-shop period. These contacts resulted in 11 parties negotiating and entering into confidentiality agreements with CPA®:16 — Global and receiving access to the diligence materials in the virtual data room.

        On July 29, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with representatives from Barclays, Clifford Chance and Pepper Hamilton. Representatives from Barclays provided an update on the market reaction to the announcement of the proposed transaction and reviewed with the CPA®:16 Special Committee the status of the go-shop process.

        On August 5, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with representatives from Barclays, Clifford Chance and Pepper Hamilton. Representatives from Barclays provided a detailed report on the status of the go-shop process. A representative from Barclays noted that one possible alternative bidder, or Party B, had indicated that it would require a waiver from W. P. Carey under an existing agreement not specifically related to CPA®:16 in order to consider a transaction with CPA®:16 — Global. A representative from Barclays also noted that Barclays had discussed with W. P. Carey whether W. P. Carey would be willing to grant a waiver if Party B expressed an interest in a transaction with CPA®:16 — Global and W. P. Carey indicated that it would not be willing to do so. The CPA®:16 Special Committee decided that it was not likely that Party B would be able to make a proposal that would be comparable or superior to the transaction with W. P. Carey in light of Party B's size and valuation relative to CPA®:16 — Global and Party B's indication that the consideration which would be offered in any transaction proposed by it would consist entirely of its stock. After discussion, the CPA®:16 Special Committee concluded that continuing to pursue a waiver from W. P. Carey was not in the best interest, of CPA®:16 — Global and its stockholders, and asked that the representatives from Barclays so inform Party B.

        On August 12, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with its legal and financial advisors. Representatives from Barclays provided a detailed report on the status of the go-shop process.

        On August 19, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with its legal and financial advisors. Representatives from Barclays provided a detailed report on the status of the go-shop process. Barclays noted that the go-shop period would end on August 24, 2013 and the

CPA®:16 Special Committee scheduled a meeting on August 25, 2013 in order to make determinations regarding the go-shop process and the parties solicited during the go-shop period.

        On August 22, 2013, Barclays received a letter addressed to the CPA®:16 Special Committee, dated August 22, 2013, or the Party A-1 Letter, from an affiliate of Party A, or Party A-1, indicating that, if W. P. Carey waived the Contractual Payments that would be incurred in a transaction with a party other than W. P. Carey, Party A-1 would be prepared to make a proposal for CPA®:16 — Global. However, the Party A-1 Letter did not provide any indication of the value Party A-1 would be willing to offer.

        On August 23, 2013, at Mr. Pinola's direction, Barclays informed BofA Merrill Lynch about the Party A-1 Letter (without identifying the party) and, on behalf of the CPA®:16 Special Committee, requested that W. P. Carey waive the Contractual Payments. W. P. Carey denied the request.

        On August 25, 2013, the CPA®:16 Special Committee held a telephonic meeting, together with its legal and financial advisors. Representatives from Barclays provided a report on the final results of the go-shop process. Barclays reported that no offers or proposals for a CPA16 Competing Transaction, as defined in the Merger Agreement, had been received. The CPA®:16 Special Committee, and representatives from Barclays, Clifford Chance and Pepper Hamilton then discussed the Party A-1 letter and W. P. Carey's denial of the request to waive the Contractual Payments. Mr. Pinola specifically noted the absence of any proposed terms by Party A-1 in the Party A-1 Letter for a CPA16 Competing Transaction. Following a discussion about the go-shop process and the Party A-1 Letter, the CPA®:16 Special Committee unanimously determined that CPA®:16 — Global did not receive a proposal or offer for a CPA16 Competing Transaction during the go-shop process, directed its legal advisors to request, pursuant to the confidentiality agreements between CPA®:16 — Global and the potential bidders who participated in the go-shop process, that the potential bidders return or destroy confidential information received in connection with their access to the diligence materials in the virtual data room, and to inform Party A-1 that the CPA®:16 Special Committee concluded that the Party A-1 Letter did not qualify as a CPA16 Competing Transaction.

W. P. Carey's Reasons For the Merger

        After careful consideration, W. P. Carey's board of directors, by a vote at a meeting held on July 25, 2013, determined that the Merger is advisable and in the best interests of W. P. Carey and its stockholders, approved the Merger and recommended that the Merger be submitted to the W. P. Carey Stockholders for their approval. In its evaluation, the W. P. Carey board of directors consulted with W. P. Carey's senior management and legal and financial advisors, and considered a number of factors that the board of directors believed supported its decision, including the following material factors:

  •
  the Merger improves the quality of W. P. Carey's earnings through increased portfolio diversification and by continuing the shift in revenue mix towards more stable real estate rental income;

  •
  the Merger is part of a larger transformation that continues W. P. Carey's evolution from a hybrid limited liability company that derived the majority of its revenue from investment management fees into a leading global net lease REIT, and implements W. P. Carey's overall business strategy of expanding real estate assets under ownership, which in turn is expected to provide a platform for future growth;

  •
  the Merger increases W. P. Carey's scale and liquidity, resulting in a pro forma equity market capitalization of approximately $6.5 billion and a pro forma total enterprise value of approximately $10.0 billion, which in turn provides a basis for an expected continuation of stable dividend growth;

  •
  the Merger is expected to provide income contribution from owned properties, while preserving the investment management business;

  •
  the Merger would simplify W. P. Carey's financial statements by consolidating joint ventures with CPA®:16 — Global as well as W. P. Carey's existing ownership interest in CPA®:16 — Global;

  •
  the Merger is expected to increase analyst coverage and the combined company's access to diverse, efficiently priced sources of capital by creating a company with increased scale and trading volume and enhanced liquidity;

  •
  the Merger is expected to be immediately accretive to the combined company's adjusted funds from operations ("AFFO") per share and cash available for distributions per share and provide for a continuation of stable dividend growth, with an anticipated post Merger minimum annualized dividend of $3.52 per share;

  •
  given the increased market capitalization of the combined company, the Merger is expected to enhance W. P. Carey Common Stock as potential acquisition currency and, therefore, expand its growth potential;

  •
  the Merger is expected to result in a company with a high quality combined real estate portfolio that is well diversified across tenants, geographies and property types;

  •
  the high likelihood that the Merger will be completed in a timely manner given the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement, the absence of any significant closing conditions under the Merger Agreement, other than the stockholder approvals and third-party consents, and the fact that W. P. Carey's obligation to consummate the Merger is not subject to any financing contingency;

  •
  given that W. P. Carey and its affiliates act as CPA®:16 — Global's advisor and manage the day-to-day activities of CPA®:16 — Global, the Merger would require less real estate due diligence than would otherwise occur with an unrelated third party, which reduces the potential cost of the transaction and make its execution more certain; and

  •
  the opinion, dated July 25, 2013, of BofA Merrill Lynch to the W. P. Carey board of directors as to the fairness, from a financial point of view and as of such date, to W. P. Carey of the implied Exchange Ratio of 0.1661x, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of W. P. Carey's Financial Advisor."

        W. P. Carey's board of directors also considered the following potentially negative factors in its deliberations concerning the Merger:

  •
  the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of W. P. Carey or CPA®:16 — Global;

  •
  the risk that failure to complete the Merger could negatively affect the price of the W. P. Carey Common Stock;

  •
  the substantial costs to be incurred in connection with the Merger;

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  the obligation of W. P. Carey to pay certain expenses upon termination of the Merger if the Merger is terminated under certain conditions;

  •
  the risk that failure to complete the Merger could negatively affect the future business and financial results of W. P. Carey;

  •
  the possibility that the value per share for stockholders of W. P. Carey could be reduced immediately following the Merger as a result of the premium that is expected to be paid to consummate the Merger;

  •
  the risk that the announcement of the Merger and the efforts necessary to complete the Merger could result in a disruption in the operations of W. P. Carey by, among other things, diverting management focus and other resources of W. P. Carey from operational matters, strategic opportunities and its day-to-day business; and

  •
  the other factors described under the section titled "Risk Factors."

        W. P. Carey did not quantify any anticipated cost savings with respect to the Merger since they were expected to be relatively immaterial in light of the size of the overall proposed transaction given that CPA®:16 — Global is managed by W. P. Carey, does not have any employees, and has very little in terms of operational costs or overhead aside from the advisory fees paid to W. P. Carey. The foregoing discussion of the factors considered by the W. P. Carey board of directors is not intended to be exhaustive but rather summarizes the material factors considered by the W. P. Carey board of directors.

CPA®:16 — Global's Reasons for the Merger

        At a meeting on July 25, 2013, the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee unanimously determined that the Merger is advisable and in the best interests of CPA®:16 — Global and the CPA®:16 Stockholders and directed that a proposal to approve the Merger be submitted to CPA®:16 Stockholders at a special meeting of stockholders. Trevor P. Bond, a director of CPA®:16 — Global and W. P. Carey abstained from voting on the matter. In making their determination, the independent directors of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee considered a variety of factors, including the following:

  •
  the Per Share Merger Consideration and the other terms of the Merger Agreement resulted from arm's length negotiations between the CPA®:16 Special Committee and W. P. Carey, with the assistance of their respective advisors;

  •
  the Per Share Merger Consideration to be received by CPA®:16 Stockholders, at a fixed value of $11.25 per share of W. P. Carey Common Stock, (a) represented an approximately 29% premium to CPA®:16 — Global's estimated NAV per share of $8.70 as of December 31, 2012; and (b) is subject to a twelve percent (12%) downside protection mechanism based on the volume-weighted average trading price per share of W. P. Carey Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the closing date;

  •
  the expectation that W. P. Carey will increase its per share dividends after the transaction, which will enable CPA®:16 Stockholders to continue to receive attractive dividends;

  •
  the expectation that the proposed transaction with W. P. Carey will provide liquidity to CPA®:16 Stockholders by delivering to them shares in a publicly-traded listed company with a broad stockholder base, and with no lock-ups or other restrictions on transfer;

  •
  the fact that there is no active public trading market for CPA®:16 — Global Common Stock;

  •
  the fact that CPA®:16 — Global's redemption plan includes numerous restrictions that limit CPA®:16 Stockholders' ability to sell their shares to CPA®:16 — Global, and the price received for any CPA®:16 — Global Common Stock pursuant to CPA®:16 — Global's redemption plan (assuming such redemption is available) would be at a 7% discount to CPA®:16 — Global's estimated NAV per share of $8.70 as of December 31, 2012;

  •
  the opportunity for CPA®:16 Stockholders to benefit from increases in the price of W. P. Carey Common Stock after the closing date;

  •
  the receipt of the Merger Consideration will be tax deferred to CPA®:16 Stockholders, until such time as the shares of W. P. Carey Common Stock received in the Merger are sold by them;

  •
  the fact that the combined company will be self-managed, thereby eliminating the external advisory structure under which CPA®:16 — Global presently operates;

  •
  the belief of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee that the proposed transaction will be immediately accretive to the combined company's AFFO per share and cash available for distributions per share and provides the opportunity for continuation of stable dividend growth;

  •
  the expectation that the combined company will be among the largest publicly-traded REITs with a pro forma total enterprise value of approximately $10.0 billion and total market capitalization of approximately $6.5 billion, plus over $10 billion in assets under management (including assets owned by the combined company) and a more diversified portfolio of approximately 700 properties with 86 million square feet of corporate real estate leased to approximately 230 companies around the world. As a result of its larger size and enhanced balance sheet, the combined company is expected to have greater operating and financial flexibility and better access to capital markets with a lower cost of capital than CPA®:16 — Global on a stand-alone basis;

  •
  after the proposed transaction, the combined company would have greater geographic diversification and greater tenant diversification than CPA®:16 — Global on a stand-alone basis, which could provide the combined company with greater cash flow stability;

  •
  the conclusion of the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee, after consideration and review with its legal and financial advisors, that the transaction with W. P. Carey was (i) fair and reasonable to CPA16 Stockholders, (ii) on terms at least as favorable as terms prevailing for comparable transactions made on an arm's length basis and (iii) superior to other possible liquidity alternatives for a number of reasons, including their view that:

  •
  the current opportunities for an initial public offering or a public offering listing are not favorable, particularly for REITs that are externally managed;

  •
  it could be challenging to retain a management team in order to pursue a listing as an internally-managed REIT;

  •
  a sale of CPA®:16 — Global's entire portfolio to unrelated third parties may involve difficulties in obtaining consents from lenders and would require Contractual Payments;

  •
  there was a low probability that a third party would have the desire or ability to merge with CPA®:16 — Global or otherwise acquire its entire portfolio and related debt at a value comparable to the proposed Merger (but a "go shop" period would be available to test the validity of that assumption);

  •
  if a liquidation is not conducted all at once, since certain of the fixed operating expenses of CPA®:16 — Global are not tied to the size of its asset base, such expenses would become a larger percentage of cash flow and revenues over time if the portfolio assets were to be liquidated in increments, thereby reducing the total net amount realized from the liquidation; and

  •
  the costs associated with separate sales of each property could become significant, thus decreasing returns to CPA®:16 Stockholders.

  •
  the ability of CPA®:16 — Global, under the Merger Agreement, during the "go shop" period to seek acquisition proposals from third parties;

  •
  the ability of CPA®:16 — Global, under the Merger Agreement, after the "go shop" period to engage in negotiations with third parties in response to unsolicited acquisition proposals under certain circumstances;

  •
  the ability of CPA®:16 — Global to terminate the Merger Agreement to accept a superior proposal prior to the time the stockholders approve the Merger, subject to payment of a termination fee of $35 million (1.5% of the equity value of the Merger) for a transaction with a qualified third party pursuant to the "go shop" procedures and $57 million (2.5% of the equity value of the Merger) for a transaction with a third party as a result of an unsolicited offer outside the "go shop" procedures;

  •
  the fact that, in the event the Merger Agreement is terminated in connection with a CPA®:16 — Global superior competing transaction, the termination fee is fully creditable against the Contractual Payments payable to W. P. Carey;

  •
  the ability of the CPA®:16 Special Committee to withdraw or modify its recommendation of the Merger under certain circumstances, subject to the payment of the applicable termination fee;

  •
  W. P. Carey's agreement to fix the Special GP Amount fee at $75 million in the event of a transaction with a third party other than W. P. Carey or its affiliates;

  •
  the high likelihood that the Merger will be completed in a timely manner;

  •
  CPA®:16 — Global's right under the Merger Agreement to seek to enforce specifically the terms of the Merger Agreement, including the Merger;

  •
  the financial analyses presented to the CPA®:16 — Global Board of Directors and CPA®:16 Special Committee by Barclays Capital Inc. that, as of July 25, 2013 and based upon and subject to the assumptions and limitations set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to CPA®:16 Stockholders (other than W. P. Carey and its affiliates and any other affiliates of CPA®:16 — Global); and

  •
  the Merger is subject to the approval of CPA®:16 Stockholders who therefore have the option to reject the Merger. In addition, CPA®:16 Stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Maryland law. See "The Merger Agreement—Objecting Stockholders' Rights of Appraisal."

        The Board of Directors of CPA®:16 — Global and CPA®:16 Special Committee also considered a number of potentially negative factors about the Merger, including:

  •
  W. P. Carey and its affiliates serve as advisor to other CPA® REITs that have investment and rate of return objectives substantially similar to those of the combined company, and there are conflicts of interest that may arise from such advisor's role as well as the possibility that CPA® REITs may compete with the combined company after the Merger with respect to properties, potential purchasers, sellers and lessees of properties and mortgage financing for properties;

  •
  the average lease maturity of the combined company's portfolio would be lowered after the Merger compared to that of CPA®:16 — Global. The average lease maturity of CPA®:16 — Global's portfolio is currently approximately 10.1 years. The average lease maturity in the combined company's portfolio will be approximately 9.5 years, thereby increasing overall risks related to re-leasing or sale of properties upon expiration of such leases;

  •
  the challenges inherent in the combination of two business enterprises the size of CPA®:16 — Global and W. P. Carey and the risks and costs to CPA®:16 — Global if the Merger does not close;

  •
  the possibility that the transaction with W. P. Carey would not be completed or may be delayed, and the possible adverse effects on the future liquidity options for CPA®:16 — Global that might result if the proposed transaction with W. P. Carey were announced and not completed;

  •
  the risk that a different liquidity alternative or a decision not to enter into a current liquidity transaction could ultimately prove to be more beneficial to CPA®:16 Stockholders than the proposed transaction with W. P. Carey;

  •
  the restrictions in the Merger Agreement on the solicitation of a competing transaction after the "go shop" period and the requirement, under the Merger Agreement, that CPA®:16 — Global pay W. P. Carey a termination fee of either $35 million (1.5% of the equity value of the Merger) or $57 million (2.5% of the equity value of the Merger) depending on the circumstances (which, in each case, would be credited against the advisory agreement break fee and the general partnership special interest payment of $75 million), which may deter third parties from making a competing offer for CPA®:16 — Global prior to completion of the Merger;

  •
  the fact that there is no walk away/termination right below the twelve percent (12%) bottom collar, which means if the price of W. P. Carey Common Stock decreases below the bottom collar CPA®:16 Stockholders will receive less than $11.25 per share in W. P. Carey Common Stock;

  •
  the fact that, given the upper collar, there is no adjustment for or participation in the first twelve percent (12%) increase, if any, in the price of W. P. Carey Common Stock even if such increase results from or is attributable to the announcement of the Merger;

  •
  the risk that the anticipated strategic and financial benefits of the Merger may not be fully realized;

  •
  the risk that the price of W. P. Carey common stock will decline after the closing date;

  •
  the expenses to be incurred in connection with pursuing the Merger; and

  •
  the restrictions in the Merger Agreement on the conduct of CPA®:16 — Global's business between the date of the Merger Agreement and the date of the consummation of the proposed Merger.

        The foregoing discussion of the factors considered by the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee is not intended to be exhaustive but rather summarizes the material factors considered by the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee. In view of the wide variety of factors considered, the CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have given different weights to different factors. The CPA®:16 — Global Board of Directors and the CPA®:16 Special Committee considered the positive and negative factors relating to the Merger and the related transactions and believed the negative factors to be materially outweighed by the positive factors.

OPINION OF FINANCIAL ADVISOR TO W. P. CAREY

        W. P. Carey has retained BofA Merrill Lynch to act as W. P. Carey's financial advisor in connection with the Merger. At a July 25, 2013 meeting of the W. P. Carey board of directors held to evaluate the Merger, BofA Merrill Lynch rendered to the W. P. Carey board of directors an oral opinion, confirmed by delivery of a written opinion dated July 25, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the implied Exchange Ratio of 0.1661x was fair, from a financial point of view, to W. P. Carey.

        The full text of BofA Merrill Lynch's written opinion, dated July 25, 2013, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the W. P. Carey board of directors for the benefit and use of the W. P. Carey board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the implied Exchange Ratio from a financial point of view to W. P. Carey. BofA Merrill Lynch's opinion did not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to W. P. Carey or in which W. P. Carey might engage or as to the underlying business decision of W. P. Carey to proceed with or effect the Merger. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch's part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

        In connection with its opinion, BofA Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to W. P. Carey and CPA®:16 — Global;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of CPA®:16 — Global furnished to or discussed with BofA Merrill Lynch by W. P. Carey as the parent of CPA®:16 — Global's external manager, including certain financial forecasts relating to CPA®:16 — Global prepared by such external manager and further discussed with BofA Merrill Lynch by W. P. Carey's management, referred to as the CPA®:16 —
  Global forecasts;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of W. P. Carey furnished to or discussed with BofA Merrill Lynch by W. P. Carey's management, including certain financial forecasts relating to W. P. Carey prepared by W. P. Carey's management, referred to as the W. P. Carey forecasts;

  •
  discussed the past and current business, operations, financial condition and prospects of CPA®:16 — Global and W. P. Carey and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of W. P. Carey;

  •
  reviewed the potential pro forma financial impact of the Merger on the future financial performance of W. P. Carey, including the potential effect on W. P. Carey's estimated adjusted funds from operations per share, referred to as AFFO, and estimated cash available for distribution per share, referred to as CAD;

  •
  reviewed the trading history of, and indexed total returns relating to, W. P. Carey common stock and a comparison of such indexed total returns with those of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial information of CPA®:16 — Global and certain financial and stock market information of W. P. Carey with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  •
  compared the relative contributions of CPA®:16 — Global and W. P. Carey to certain financial metrics of the pro forma combined company;

  •
  reviewed the Merger Agreement; and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of W. P. Carey's management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the CPA®:16 —
Global forecasts, BofA Merrill Lynch was advised by W. P. Carey as the ultimate parent of CPA®:16 —
Global's external manager, and assumed, with W. P. Carey's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external manager and W. P. Carey's management as to the future financial performance of CPA®:16 —
Global. With respect to the W. P. Carey forecasts, BofA Merrill Lynch assumed, at W. P. Carey's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of W. P. Carey's management as to the future financial performance of W. P. Carey. At W. P. Carey's direction, BofA Merrill Lynch relied upon the assessments of W. P. Carey's management as to the potential impact on CPA®:16 — Global and W. P. Carey of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets.

        BofA Merrill Lynch did not make and, except for a third-party appraisal relating to CPA®:16 —
Global's real estate portfolio, was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CPA®:16 — Global, W. P. Carey or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of CPA®:16 — Global, W. P. Carey or any other entity. BofA Merrill Lynch also did not make an analysis of, nor did it express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and BofA Merrill Lynch was advised and therefore assumed that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Merrill Lynch further did not evaluate the solvency or fair value of CPA®:16 —
Global, W. P. Carey or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at W. P. Carey's direction, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on CPA®:16 — Global, W. P. Carey or the Merger (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at W. P. Carey's direction, that the Merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a)(1)(A) of the Code. BofA Merrill Lynch was advised that CPA®:16 — Global and W. P. Carey each has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT and that the Merger would not adversely affect such status or operations.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the implied Exchange Ratio of 0.1661x to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to W. P. Carey of such implied Exchange Ratio and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the implied Exchange Ratio or otherwise. BofA Merrill Lynch expressed no view or opinion with respect to, and relied, with W. P. Carey's consent, upon the assessments of W. P. Carey's representatives regarding, legal, regulatory, accounting, tax and similar matters relating to CPA®:16 — Global, W. P. Carey, any related entity and the Merger (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that W. P. Carey obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of W. P. Carey common stock actually would be when issued or the prices at which W. P. Carey common stock would trade at any time.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on W. P. Carey, CPA®:16 — Global or the Merger. It should be understood that subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee. Except as described in this summary, W. P. Carey imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the W. P. Carey board of directors in connection with its opinion, dated July 25, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied per share equity value reference ranges derived for CPA®:16 — Global and W. P. Carey from the analyses described below generally were rounded to the nearest $0.10. For purposes of BofA Merrill Lynch's opinion and analyses described below, the implied Exchange Ratio of 0.1661x was calculated utilizing the Merger consideration of $11.25 per share for each outstanding share of CPA®:16 — Global common stock and the closing price of W. P. Carey common stock of $67.72 on July 24, 2013.

        CPA®:16 — Global Selected Companies Analysis Relative to W. P. Carey Selected Companies Analysis. BofA Merrill Lynch performed separate selected companies analyses of CPA®:16 — Global and W. P. Carey in which BofA Merrill Lynch reviewed financial and stock market information of the following nine selected publicly traded net lease REITs, referred to as the selected REITs (with W. P. Carey considered a selected REIT for purposes of the selected companies analysis of CPA®:16 — Global):

  •
  Realty Income Corporation

  •
  American Realty Capital Properties, Inc.

  •
  Spirit Realty Capital, Inc.

  •
  W. P. Carey

  •
  National Retail Properties, Inc.

  •
  Lexington Realty Trust

  •
  Entertainment Properties Trust

  •
  Select Income REIT

  •
  Getty Realty Corp.

        Financial data of the selected REITs were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of CPA®:16 — Global and W. P. Carey were based on the CPA®:16 — Global forecasts and the W. P. Carey forecasts.

        CPA®:16 — Global.    In performing a selected companies analysis of CPA®:16 — Global, BofA Merrill Lynch reviewed, among other things, enterprise values of the selected REITs, calculated as equity values based on closing stock prices on July 24, 2013 plus debt less cash and other adjustments, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. BofA Merrill Lynch also reviewed closing stock prices of the selected REITs on July 24, 2013 as a multiple of calendar year 2013 estimated AFFO per share. BofA Merrill Lynch further reviewed annualized quarterly dividends of the selected REITs as a percentage of the closing stock prices of the selected REITs on July 24, 2013, referred to as dividend yields. The overall observed low to high calendar year 2013 estimated EBITDA and calendar year 2013 estimated AFFO multiples for the selected REITs were 11.6x to 21.3x (with a mean of 17.0x and a median of 18.1x), and 10.7x to 19.0x (with a mean of 15.5x and a median of 16.0x), respectively, and overall observed low to high dividend yields for the selected REITs were 3.7% to 6.8% (with a mean of 5.4% and a median of 5.0%). BofA Merrill Lynch then applied a selected range of calendar year 2013 estimated EBITDA and calendar year 2013 estimated AFFO multiples of 15.5x to 17.5x and 13.0x to 16.0x, respectively, derived from the selected REITs to corresponding data of CPA®:16 — Global and a selected range of dividend yields of 5.0% to 6.0% derived from the selected REITs to CPA®:16 — Global's annualized quarterly dividend. This analysis indicated approximate per share equity value reference ranges for CPA®:16 — Global based on calendar year 2013 estimated EBITDA multiples, AFFO multiples and dividend yields of $10.70 to $13.10, $10.60 to $13.00 and $11.20 to $13.40, respectively.

        W. P. Carey.    In performing a selected companies analysis of W. P. Carey, BofA Merrill Lynch reviewed financial and stock market information of W. P. Carey, the selected REITs referred to above under "Selected Companies Analyses—CPA®:16 — Global" (except for W. P. Carey) and the following 19 selected publicly traded asset managers, referred to as the selected asset managers:

• Blackrock, Inc.	• Federated Investors, Inc.
• Franklin Resources, Inc.	• Janus Capital Group Inc.
• T. Rowe Price Group, Inc.	• WisdomTree Investments, Inc.
• Invesco Ltd.	• Manning and Napier Inc.
• Affiliated Managers Group, Inc.	• Cohen & Steers, Inc.
• AllianceBernstein Holding L.P.	• Virtus Investment Partners Inc.
• Eaton Vance Corp.	• GAMCO Investors, Inc.
• Waddell & Reed Financial, Inc.	• Calamos Asset Management, Inc.
• Legg Mason, Inc.	• Pzena Investment Management, Inc.
• Artisan Partners Limited Partnership

        BofA Merrill Lynch reviewed, among other things, enterprise values of the selected REITs and the selected asset managers, calculated as equity values based on closing stock prices on July 24, 2013 plus debt less cash and other adjustments, as a multiple of calendar year 2013 estimated EBITDA. BofA Merrill Lynch also reviewed closing stock prices on July 24, 2013 of the selected REITs as a multiple of calendar year 2013 estimated AFFO per share and of the selected asset managers as a multiple of calendar year 2013 estimated earnings per share, referred to as EPS. BofA Merrill Lynch further reviewed dividend yields as a percentage of the closing stock prices of the selected REITs on July 24, 2013. The overall observed low to high calendar year 2013 estimated EBITDA multiples for the selected REITs and selected asset managers were 11.6x to 19.7x (with a mean of 16.2x and a median of 16.5x) and 7.8x to 15.8x (with a mean of 11.3x and a median of 11.1x), respectively, the overall observed low to high calendar year 2013 estimated AFFO multiples for the selected REITs and calendar year 2013 estimated EPS multiples of the selected asset managers were 10.7x to 19.0x (with a mean of 15.3x and a median of 15.5x) and 14.0x to 23.3x (with a mean of 18.1x and a median of 18.5x), respectively, and the overall observed low to high dividend yields for the selected REITs were 3.7% to 6.8% (with a mean of 5.5% and a median of 5.5%). BofA Merrill Lynch then applied a selected range of calendar year 2013 estimated EBITDA multiples of 17.5x to 19.5x derived from the selected REITs and calendar year 2013 estimated EBITDA multiples of 8.0x to 10.0x derived from the selected asset managers to W. P. Carey's calendar year 2013 estimated EBITDA attributed to its real estate business and asset management business, respectively. BofA Merrill Lynch also applied a selected range of calendar year 2013 estimated AFFO multiples of 17.0x to 20.0x derived from the selected REITs and calendar year 2013 estimated EPS multiples of 15.0x to 17.0x derived from the selected asset managers to W. P. Carey's calendar year 2013 estimated earnings, consisting of W. P. Carey's calendar year 2013 estimated AFFO attributed to its real estate business and estimated net earnings attributed to its asset management business, respectively. In addition, BofA Merrill Lynch applied a selected range of dividend yields of 4.5% to 5.5% to W. P. Carey's annualized quarterly dividend. This analysis indicated approximate per share equity value reference ranges for W. P. Carey based on calendar year 2013 estimated EBITDA multiples, earnings multiples and dividend yields of $51.50 to $60.30, $61.00 to $71.70 and $61.10 to $74.70, respectively.

        Based on the approximate implied per share equity value reference ranges for CPA®:16 — Global and W. P. Carey described above, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges, as compared to the implied Exchange Ratio of 0.1661x:

Implied Exchange Ratio Reference Ranges Based On:
Implied Exchange Ratio
AFFO	EBITDA	Dividend Yield
0.1478x - 0.2131x	0.1774x - 0.2544x	0.1499x - 0.2193x	0.1661x

        No company used in these analyses is identical or directly comparable to CPA®:16 — Global or W. P. Carey. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which CPA®:16 — Global and W. P. Carey were compared.

        CPA®:16 — Global Discounted Cash Flow Analysis Relative to W. P. Carey Discounted Cash Flow Analysis.    BofA Merrill Lynch performed separate discounted cash flow analyses of CPA®:16 — Global and W. P. Carey by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that CPA®:16 — Global and W. P. Carey were each forecasted to generate during the second half of the calendar year ending December 31, 2013 through the full calendar year ending December 31, 2017 based on the CPA®:16 — Global forecasts and the W. P. Carey forecasts, respectively. BofA Merrill Lynch calculated terminal values for CPA®:16 — Global by applying to CPA®:16 — Global's and W. P. Carey's respective 2017 terminal year estimated forward EBITDA a range of terminal value EBITDA multiples of 15.0x to 17.0x for CPA®:16 — Global and 17.0x to 19.0x for W. P. Carey. The cash flows and terminal values were then discounted to present value (as of June 30, 2013) using discount rates ranging from 8.0% to 9.0% for CPA®:16 — Global and 7.5% to 8.5% for W. P. Carey. This analysis indicated an approximate implied per share equity value reference range for CPA®:16 — Global of $9.40 to $11.70 and for W. P. Carey of $55.60 to $76.00.

        Based on the approximate implied per share equity value reference ranges derived for CPA®:16 —
Global and W. P. Carey described above, BofA Merrill Lynch calculated the following implied Exchange Ratio reference range, as compared to the implied Exchange Ratio of 0.1661x:

Implied Exchange Ratio Reference Range	Implied Exchange Ratio
0.1324x - 0.2104x	0.1661x

        Relative Contribution Analysis.    BofA Merrill Lynch reviewed the relative financial contributions of CPA®:16 — Global and W. P. Carey to the combined company based on CPA®:16 — Global's and W. P. Carey's respective calendar year 2013 and calendar year 2014 estimated (i) EBITDA, (ii) AFFO and (iii) CAD. Financial data of CPA®:16 — Global and W. P. Carey were based on the CPA®:16 —
Global forecasts and the W. P. Carey forecasts. BofA Merrill Lynch calculated overall aggregate equity ownership percentages of CPA®:16 — Global and W. P. Carey in the combined company based on these relative contributions after taking into account the respective debt, cash and outstanding common shares of CPA®:16 — Global and W. P. Carey. Based on CPA®:16 — Global's and W. P. Carey's relative contributions to the combined company of the financial metrics described above of approximately 34.8% to 43.4%, BofA Merrill Lynch calculated the following implied exchange ratio reference range, as compared to the implied Exchange Ratio of 0.1661x:

Implied Exchange Ratio Reference Range	Implied Exchange Ratio
0.1807x - 0.2594x	0.1661x

        CPA®:16 — Global Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following six selected precedent transactions involving companies in the net lease REIT sector, which we refer to as the selected transactions:

Announcement Date	Acquiror	Target
July 1, 2013	• American Realty Capital Properties, Inc.	• American Realty Capital Trust IV, Inc.
May 28, 2013	• CapLease, Inc.	• American Realty Capital Properties, Inc.
January 22, 2013	• Spirit Realty Capital, Inc.	• Cole Credit Property Trust II, Inc.
December 17, 2012	• American Realty Capital Properties, Inc.	• American Realty Capital Trust III, Inc.
September 6, 2012	• Realty Income Corporation	• American Realty Capital Trust, Inc.
February 21, 2012	• W. P. Carey & Co. LLC	• Corporate Property Associates 15 Incorporated

        BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company's one-year forward estimated AFFO. The overall observed low to high one-year forward estimated AFFO multiples for the selected transactions were 13.3x to 16.9x (with a mean of 15.2x and a median of 15.1x). BofA Merrill Lynch then applied a selected range of calendar year 2013 estimated AFFO multiples of 13.0x to 16.0x derived from the selected transactions to corresponding data of CPA®:16 — Global. This analysis indicated an approximate per share equity value reference range for CPA®:16 — Global of $10.60 to $13.00, as compared to the Merger consideration of $11.25 per share. Estimated financial data of the selected transactions were based on publicly available information. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of CPA®:16 — Global was based on the CPA®:16 — Global forecasts.

        No company, business or transaction used in this analysis is identical or directly comparable to CPA®:16 — Global or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which CPA®:16 — Global and the Merger were compared.

        Other Factors.    BofA Merrill Lynch also observed certain additional factors that were not considered part of BofA Merrill Lynch's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  historical trading performance of W. P. Carey common stock during the 52-week period ended July 24, 2013, which reflected low and high closing stock prices for W. P. Carey common stock during such period of $43.50 to $78.60 per share;

  •
  publicly available Wall Street research analyst reports relating to W. P. Carey, which indicated a stock price target range for W. P. Carey common stock of approximately $77.00 to $81.00 per share;

  •
  a third-party appraisal on CPA®:16 — Global obtained by W. P. Carey as of December 31, 2012, upon which W. P. Carey estimated a net asset value per share for CPA®:16 — Global of $8.70, and approximate implied estimated net asset value per share for W. P. Carey of $5.61 based on the number of outstanding shares of W. P. Carey common stock and the appraised values or initial offering stock prices of W. P. Carey's externally managed REITS; and

  •
  potential pro forma financial effects of the Merger on, among other things, W. P. Carey's calendar years 2014 and 2015 estimated AFFO per share and CAD per share based on internal estimates of the CPA®:16 — Global forecasts and the W. P. Carey forecasts, which indicated that, based on the Merger consideration of $11.25 per share (utilizing the implied Exchange Ratio of 0.1661x and the closing price of W. P. Carey common stock on July 24, 2013), the Merger could be accretive to W. P. Carey's calendar years 2014 and 2015 estimated AFFO per share and estimated CAD per share. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the W. P. Carey board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of W. P. Carey and CPA®:16 — Global. The estimates of the future performance of W. P. Carey and CPA®:16 — Global in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, to W. P. Carey of the implied Exchange Ratio of 0.1661x and were provided to the W. P. Carey board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual value of W. P. Carey or CPA®:16 — Global.

        The type and amount of consideration payable in the Merger was determined through negotiations between W. P. Carey and CPA®:16 — Global, rather than by any financial advisor, and was approved by the W. P. Carey board of directors. The decision to enter into the Merger Agreement was solely that of the W. P. Carey board of directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by the W. P. Carey board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of W. P. Carey's board of directors, management or any other party with respect to the Merger or the implied Exchange Ratio.

        In connection with BofA Merrill Lynch's services as W. P. Carey's financial advisor, W. P. Carey has agreed to pay BofA Merrill Lynch an aggregate fee of $7.5 million, a portion of which was payable upon delivery of the opinion and $6.5 million of which is contingent upon consummation of the Merger. W. P. Carey also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch's legal counsel, incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch's engagement.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of W. P. Carey, CPA®:16 — Global and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to W. P. Carey and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to W. P. Carey in connection with its prior acquisition of CPA®:15 and related conversion to a REIT, (ii) having acted or acting as administrative agent, arranger and bookrunner for, and/or as a lender (including a letter of credit lender and swing line lender) under, certain credit facilities, term loans, real estate loans and letters of credit of W. P. Carey and certain of its affiliates, (iii) having provided or providing certain foreign exchange trading and interest rate hedging services to W. P. Carey and certain of its affiliates and (iv) having provided or providing certain treasury management services and products to W. P. Carey and certain of its affiliates.

        BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. W. P. Carey selected BofA Merrill Lynch as its financial advisor in connection with the Merger on the basis of BofA Merrill Lynch's experience in similar transactions, its reputation in the investment community and its familiarity with W. P. Carey and its business.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE
OF CPA®:16 — GLOBAL

        In connection with the merger, CPA®:16 — Global engaged Barclays Capital Inc., or Barclays, to act as a financial advisor to the CPA®:16 Special Committee.

        On July 25, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CPA®:16 Special Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio is fair from a financial point of view to the stockholders of CPA®:16 — Global (other than W. P. Carey and its affiliates and any other affiliates of CPA®:16 — Global).

        The full text of Barclays' written opinion, dated as of July 25, 2013, is attached as Annex C to this Joint Proxy Statement/Prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Fairness Opinion Committee, is addressed to the CPA®:16 Special Committee and was relied upon as well by the Board of Directors of CPA®:16 — Global, addresses only the fairness, from a financial point of view, of the Exchange Ratio and does not constitute a recommendation to any stockholder of CPA®:16 — Global as to how such stockholder should vote with respect to, or whether to accept the consideration to be offered to the stockholders in connection with, the proposed merger. The terms of the proposed merger were determined through arm's-length negotiations between CPA®:16 — Global and W. P. Carey and were unanimously approved by the CPA®:16 Special Committee, as well as approved by the Board of Directors of CPA®:16 — Global. Barclays was not requested to address, and its opinion does not in any manner address, CPA®:16 — Global's underlying business decision to proceed with or effect the proposed merger or the likelihood of consummation of the proposed merger. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed merger, or any class of such persons, relative to the consideration to be offered to the stockholders of CPA®:16 — Global in the proposed merger. No limitations were imposed by the CPA®:16 — Global Special Committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays, among other things:

  •
  reviewed and analyzed a draft of the merger agreement and the specific terms of the proposed merger;

  •
  reviewed and analyzed certain publicly available agreements entered into by CPA®:16 — Global, including the Amended and Restated Advisory Agreement dated as of September 28, 2012, by and among CPA®:16 — Global and Carey Asset Management Corp., or Carey Asset Management, the Asset Management Agreement, dated as of May 2, 2011, by and among W. P. Carey & Co. B.V. and the Second Amended and Restated Operating Agreement of CPA 16 LLC, dated as of July 2011, by and among CPA®:16 — Global and Carey REIT III, Inc.;

  •
  reviewed and analyzed publicly available information concerning CPA®:16 — Global and W. P. Carey that Barclays believed to be relevant to its analysis, including each of their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of CPA®:16 — Global furnished to it by CPA®:16 — Global, including financial projections of CPA®:16 — Global prepared by Carey Asset Management, an affiliate of W. P. Carey, acting in its capacity as external manager of CPA®:16 — Global, or, in such capacity, CPA®:16 — Global Management, as approved for Barclays' use by CPA®:16 — Global (referred to herein as the CPA®:16 — Global projections) and estimates of the fees or other amounts to be paid to W. P. Carey or incurred as transaction costs that were prepared by the CPA®:16 — Global Management;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of W. P. Carey, including financial projections of W. P. Carey prepared by the management of W. P. Carey, as approved for Barclays' use by W. P. Carey (referred to herein as the W. P. Carey projections);

  •
  reviewed and analyzed a trading history of W. P. Carey's common stock from January 1, 2013 to July 23, 2013 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the historical financial results and present financial condition of CPA®:16 — Global and W. P. Carey with each other and with those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

  •
  had discussions with the CPA®:16 — Global Management and the management of W. P. Carey concerning CPA®:16 — Global's and W. P. Carey's business, operations, assets, liabilities, financial condition and prospects; and

  •
  undertook such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the CPA®:16 — Global Management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial projections of CPA®:16 — Global or of W. P. Carey, upon advice of CPA®:16 — Global, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the CPA®:16 — Global Management and the management of W. P. Carey (including as to the fees or other amounts to be paid or not paid to W. P. Carey or incurred as transaction costs) as to the future financial performance of CPA®:16 — Global and W. P. Carey and that CPA®:16 — Global and W. P. Carey will perform substantially in accordance with such projections. Barclays assumes no responsibility for and expresses no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays has not conducted a physical inspection of the properties and facilities of CPA®:16 — Global or of W. P. Carey and has not made or obtained any evaluations or appraisals of the assets or liabilities of CPA®:16 — Global or of W. P. Carey. In addition, while the CPA®:16 Special Committee did not authorize Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of CPA®:16 — Global's business prior to July 25, 2013, the CPA®:16 Special Committee requested that Barclays solicit third party indication of interests in a possible acquisition of all or a part of CPA®:16 — Global's business for a specified period after the execution of the merger agreement as permitted by the provisions of such agreement. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 25, 2013. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred, or may occur, after July 25, 2013. Barclays expressed no opinion as to the prices at which shares of common stock of CPA®:16 — Global or W. P. Carey would trade following the announcement of the proposed merger or at which shares of common stock of W. P. Carey would trade following consummation of the proposed Merger. Barclays' opinion should not be viewed as providing any assurance that the market value of the shares of common stock of W. P. Carey to be held by the stockholders of CPA®:16 — Global after the consummation of the proposed merger will be in excess of the market value of CPA®:16 — Global common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed merger.

        Barclays assumed that the executed merger agreement conformed in all respects to the last draft reviewed by it. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of CPA®:16 — Global, that all material governmental, regulatory and third party approvals, consents and releases for the proposed merger would be obtained within the constraints contemplated by the merger agreement and that the proposed merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that CPA®:16 — Global had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of CPA®:16 — Global common stock but rather made its determination as to fairness, from a financial point of view, to CPA®:16 Stockholders (other than W. P. Carey and its affiliates and any other affiliates of CPA®:16 — Global) of the Exchange Ratio on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily summarized.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the CPA®:16 Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CPA®:16 — Global, W. P. Carey or any other parties to the merger agreement. None of CPA®:16 — Global, W. P. Carey, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Publicly Traded Company Analysis

        Barclays reviewed and compared specific financial and operating data relating to CPA®:16 — Global and W. P. Carey with selected publicly traded companies that Barclays deemed comparable to CPA®:16 — Global and W. P. Carey based on its experience in the real estate industry and considering similarity in company portfolio, size, asset type, primary lease structure and geographic exposure.

        Barclays reviewed various financial ratios and multiples for the following selected publicly traded companies:

  •
  Realty Income Corp.

  •
  American Realty Capital Properties, Inc.

  •
  Spirit Realty Capital

  •
  National Retail Properties, Inc.

  •
  Lexington Realty Trust

  •
  Select Income REIT

        In addition to the companies listed above, Barclays added W. P. Carey to the list of selected publicly traded companies for the CPA®:16 — Global analysis.

        As part of its selected publicly traded company analysis, Barclays calculated and analyzed each company's ratio of its current stock price to its estimated funds from operations per share, which we refer to as FFO per share, for calendar year 2013 and to its estimated adjusted FFO per share, which we refer to as AFFO per share, for calendar year 2013. Estimated FFO per share and estimated AFFO per share for the selected publicly traded companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Barclays also reviewed annualized quarterly and monthly dividends, as applicable, of the selected publicly traded companies as a percentage of the current stock prices of the selected publicly traded companies, which we refer to as dividend yield.

        FFO and AFFO are generally accepted by the REIT industry to be more accurate measures of residual cash flow than other metrics. Barclays notes that while FFO and AFFO are a recognizable measure of operating performance and residual cash flow for REITs created by the REIT industry, measures of FFO and AFFO may not be directly in accordance with GAAP and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP, as a measure of liquidity, and neither FFO nor AFFO are necessarily indicative of cash available to fund cash needs.

        All of these calculations were performed, and based, on publicly available financial data and closing prices as of July 23, 2013. Barclays selected the publicly traded companies listed above because their businesses and operating profiles are reasonably similar to that of CPA®:16 — Global, as all the selected companies are REITs that operate predominantly on a triple net lease basis with operations that, for the purposes of the analysis of Barclays, may be considered similar to those of CPA®:16 — Global, but none of the selected companies are identical to CPA®:16 — Global.

        CPA®: 16.    Using the list of selected publicly traded companies for CPA®:16 — Global (including W. P. Carey), these analyses resulted in the following mean and median multiples and dividend yields for the selected publicly traded companies:

	2013 FFO Multiple	2013 AFFO Multiple	Dividend Yield
Maximum	24.9x	19.6x	6.8%
Minimum	9.4x	10.7x	4.4%
Mean	16.5x	15.9x	5.5%
Median	16.3x	16.9x	4.8%

        Because of the inherent differences between the business, operations and prospects of CPA®:16 — Global and those of the selected publicly traded companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly traded company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CPA®:16 — Global and the selected publicly traded companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, levels of management experience, profitability levels, leverage, asset type, asset age, tenant credit quality and degree of operational risk between CPA®:16 — Global and the companies included in the selected publicly traded company analysis.

        Based upon these judgments, Barclays selected multiple ranges of 12.0x to 15.0x for estimated 2013 FFO, 11.0x to 14.5x for estimated 2013 AFFO and a dividend yield range of 7.0% to 5.5% and applied such ranges to the CPA®:16 — Global projections to calculate a range of implied prices per share of CPA®:16 — Global. The following summarizes the result of these calculations:

Implied Price Per Share
Estimated 2013 FFO	$7.87 - $9.84
Estimated 2013 AFFO	$8.89 - $11.72
Dividend Yield	$9.59 - $12.20

        Barclays noted that the $11.25 value per CPA®:16 — Global share of the merger consideration (which is the value implied by the Exchange Ratio using the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement) exceeded, or was within, each of the ranges of price per share implied by the foregoing analysis.

        W. P. Carey.    Using the list of selected publicly traded companies for CPA®:16 — Global (excluding W. P. Carey), these analyses resulted in the following mean and median multiples and dividend yields for the selected publicly traded companies:

	2013 FFO Multiple	2013 AFFO Multiple	Dividend Yield
Maximum	19.5x	19.6x	6.8%
Minimum	9.4x	10.7x	4.4%
Mean	14.8x	15.6x	5.6%
Median	13.5x	16.6x	5.6%

        Because of the inherent differences between the business, operations and prospects of W. P. Carey and those of the selected publicly traded companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly traded company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of W. P. Carey and the selected publicly traded companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, levels of management experience, profitability levels, leverage, asset type, asset age, tenant credit quality and degree of operational risk between W. P. Carey and the companies included in the selected publicly traded company analysis.

        Based upon these judgments, Barclays selected multiple ranges of 17.0x to 21.0x for estimated 2013 FFO, 15.0x to 19.0x for estimated 2013 AFFO and a dividend yield range of 6.0% to 4.5% and applied such ranges to the W. P. Carey projections to calculate a range of implied prices per share of W. P. Carey. The following summarizes the result of these calculations:

Implied Price Per Share
Estimated 2013 FFO	$47.25 - $58.37
Estimated 2013 AFFO	$60.79 - $77.00
Dividend Yield	$56.00 - $74.67

        Barclays noted that the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement of $69.42 exceeded, or was within, each of the ranges of the price per share implied by the foregoing analysis.

        Implied Exchange Ratios.    Using the range of implied prices per share of CPA®:16 — Global and W. P. Carey resulting from the foregoing analyses, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CPA®:16 — Global common stock for a given valuation method by the highest implied price per share for W. P. Carey common stock for such valuation method to arrive at the low end of the implied exchange ratio range for such valuation method, and (2) dividing the highest implied total price per share of CPA®:16 — Global common stock for a given valuation method by the lowest implied price per share for W. P. Carey common stock for such valuation method to arrive at the high end of the implied exchange ratio range for such valuation method. The following summarizes the result of these calculations:

Implied Exchange Ratio
Estimated 2013 FFO	0.135x - 0.208x
Estimated 2013 AFFO	0.116x - 0.193x
Dividend Yield	0.128x - 0.218x

        Barclays noted that on the basis of the selected comparable company analysis, the range of Exchange Ratios that could be used in the merger (0.1447x to 0.1842x) was within the range of implied exchange ratios calculated above.

Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial metrics paid in selected other publicly announced transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions. Barclays chose such transactions based on, among other things, the similarity of the applicable target in each transaction to CPA®:16 — Global and W. P. Carey with respect to similarities in company portfolio, size, asset type, lease structure and geographic exposure, and other characteristics that Barclays deemed relevant.

        The following list sets forth the transactions analyzed based on such characteristics:

  •
  American Realty Capital Properties, Inc.'s merger with American Realty Capital Trust IV, Inc. (pending stockholder approval)

  •
  American Realty Capital Properties, Inc.'s merger with CapLease, Inc. (pending stockholder approval)

  •
  Spirit Realty Capital, Inc.'s merger with Cole Credit Property Trust II, Inc.

  •
  American Realty Properties, Inc.'s merger with American Realty Capital Trust III, Inc.

  •
  Realty Income Corporation's merger with American Realty Capital Trust, Inc.

  •
  W. P. Carey's merger with Corporate Property Associates 15 Incorporated

  •
  CPA®:16 — Global's merger with Corporate Property Associates 14 Incorporated

        Using publicly available information, Barclays analyzed the ratio of the per share purchase price paid in each transaction to the estimated AFFO per share for the target company for the fiscal year following the one in which the applicable transaction closed. Barclays also analyzed the ratio (expressed as a percentage) of the annualized net operating income, or NOI, for each of the target companies to the adjusted enterprise value, which we refer to as implied cap rate. The results of the selected precedent transaction analysis are summarized below:

	AFFO Multiple	Implied Cap Rate
Maximum	16.1x	9.5%
Minimum	12.4x	5.8%
Mean	14.3x	7.0%
Median	14.7x	6.6%

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of CPA®:16 — Global, W. P. Carey and the companies and assets included in the selected precedent transaction analysis. Accordingly, Barclays believed that a selected precedent transaction analysis based solely on quantitative results would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies, CPA®:16 — Global and W. P. Carey.

        Based upon these judgments, with respect to CPA®:16 — Global, Barclays selected a multiple range of 11.0x to 13.5x estimated 2013 AFFO. Barclays then applied this range to CPA®:16 — Global's estimated 2013 AFFO to calculate an implied equity value range for CPA®:16 — Global. With respect to W. P. Carey, Barclays selected a multiple range of 12.0x to 16.0x estimated 2013 AFFO. Barclays then applied this range to W. P. Carey's estimated 2013 AFFO to calculate an implied equity value range for W. P. Carey. The resulting equity values for each company were then used to calculate a range of implied prices by dividing by the shares of common stock outstanding for CPA®:16 — Global or W. P. Carey, as applicable.

        Additionally, with respect to CPA®:16 — Global, Barclays selected an implied cap rate range of 9.0% to 7.5% of estimated 2013 NOI. Barclays then applied this range to CPA®:16 — Global's 2013 estimated NOI to calculate an implied real estate value for CPA®:16 — Global. With respect to W. P. Carey, Barclays selected an implied cap rate range of 8.5% to 6.5% of estimated 2013 NOI. Barclays then applied this range to W. P. Carey's 2013 estimated NOI to calculate an implied real estate value for W. P. Carey. The resulting real estate values were then used to calculate a range of implied prices per share by subtracting outstanding indebtedness (assuming marked to market utilizing estimated market rates for similar types of indebtedness), adjusting for other tangible assets and liabilities and then by dividing by the number of shares of common stock outstanding for CPA®:16 — Global or W. P. Carey, as applicable.

        Using the ranges of implied prices per share of CPA®:16 — Global and W. P. Carey resulting from the foregoing analyses, Barclays then calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CPA®:16 — Global common stock for a given valuation method by the highest implied price per share for W. P. Carey common stock for such valuation method to arrive at the low end of the implied exchange ratio range for such valuation method, and (2) dividing the highest implied total price per share of CPA®:16 — Global common stock for a given valuation method by the lowest implied price per share for W. P. Carey common stock for such valuation method to arrive at the high end of the implied exchange ratio range for such valuation method.

        The following summarizes the result of these calculations:

	Implied Price Per Share for CPA®:16 — Global	Implied Price Per Share for W. P. Carey	Implied Exchange Ratio
Estimated 2013 AFFO	$8.89 - $10.92	$48.63 - $64.84	0.137x - 0.224x
Implied Cap Rate	$8.72 - $12.17	$43.66 - $60.35	0.144x - 0.279x

        Barclays noted that (1) the $11.25 value per CPA®:16 — Global share of the merger consideration (which is the value implied by the Exchange Ratio using the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement) exceeded, or was within, each of the range of prices per share implied by the foregoing analysis, and (2) the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement of $69.42 exceeded each of the ranges of the price per share implied by the foregoing analysis. In addition, Barclays noted that, on the basis of the selected precedent transaction analysis, the range of Exchange Ratios that could be used in the merger (0.1447x to 0.1842x) was within each of the ranges of implied exchange ratios calculated above.

Net Asset Value Analysis

        Barclays performed a net asset valuation of CPA®:16 — Global's and W. P. Carey's real estate portfolios using a net operating income capitalization rate analysis. In this analysis, Barclays calculated enterprise values by dividing calendar year 2013 estimated NOI generated from each company's portfolio, based on the CPA®:16 — Global projections or W. P. Carey projections, as applicable, by a range of capitalization rates from 10.0% to 6.5%. Each company's assets were divided into four categories based on the manner in which W. P. Carey has historically categorized the tenants and leases of each company in light of tenant credit quality, length of lease and real estate quality. Selected other assets for each of CPA®:16 — Global and W. P. Carey (e.g., non-traditional net lease assets such as hotels or storage properties, W. P. Carey's asset management business and assets with other characteristics not conducive to traditional valuation methods such as significant vacancies, over-leverage, above market rent or near term lease maturities) were separately valued using capitalization rates or multiples deemed appropriate for assets of their type and quality by Barclays in its judgment and experience.

        Ranges of low, medium and high capitalization rates were applied to each asset category to calculate enterprise values. The capitalization rates applied to each lease category were selected based on the credit quality and based on Barclays' expertise and experience with the REIT industry and its analysis of triple-net lease selected companies listed above under "—Selected Publicly Traded Companies Analysis." Barclays also took into account for purposes of such analysis CPA®:16 — Global's and W. P. Carey's other tangible assets and liabilities estimated as of March 31, 2013, excluding intangibles and other non-cash GAAP-specific balance sheet items.

        The resulting enterprise values were used to calculate a range of implied prices per share by subtracting outstanding indebtedness for the applicable company (assuming marked to market utilizing estimated market rates for similar types of indebtedness) from these values and dividing by the number of shares of common stock outstanding for CPA®:16 — Global or W. P. Carey, as applicable. The following table presents the results of these analyses:

	Implied Price Per Share
Company	Low	High
CPA®: 16 — Global	$9.04	$11.23
W. P. Carey	$39.98	$52.19

        Barclays noted that (1) the $11.25 value per CPA®:16 — Global share of the merger consideration (which is the value implied by the Exchange Ratio using the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement) exceeded the range of prices per share implied by the foregoing analysis, and (2) the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement of $69.42 exceeded the range of the prices per share implied by the foregoing analysis.

        Using the ranges of implied equity values of CPA®:16 — Global and W. P. Carey resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CPA®:16 — Global common stock by the highest implied price per share for W. P. Carey common stock to arrive at the low end of the implied exchange ratio range, and (2) dividing the highest implied total price per share of CPA®:16 — Global common stock by the lowest implied price per share for W. P. Carey common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

        Based on this implied per share equity value range for CPA®:16 — Global and W. P. Carey, Barclays calculated an implied exchange ratio range of 0.173x to 0.281x. Barclays noted that on the basis of this net asset valuation analysis, the range of Exchange Ratios that could be used in the merger (0.1447x to 0.1842x) was less than or within the range of implied exchange ratios calculated in this analysis.

Discounted Cash Flow Analysis

        Barclays performed a discounted cash flow analysis of CPA®:16 — Global and W. P. Carey. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value of CPA®:16 — Global and W. P. Carey using the discounted cash flow method, Barclays added each of CPA®:16 — Global's and W. P. Carey's respective (i) discounted net present values of the company's projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 based on the CPA®:16 — Global projections or the W. P. Carey projections, as applicable, to (ii) the discounted net present value of the "terminal value" at the end of 2017 for CPA®:16 — Global or W. P. Carey, as applicable. The residual value of CPA®:16 — Global and W. P. Carey, respectively, at the end of the forecast period, or "terminal value," was estimated by applying a range of capitalization rates of 9.0% to 7.0% to the unlevered free cash flow projections of 2017 (the last fiscal year of the forecast periods) for CPA®:16 — Global and 8.0% to 7.0% to the unlevered free cash flow projections of 2017 for W. P. Carey. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 8.5% to 9.5% for CPA®:16 — Global and 7.5% to 8.5% for W. P. Carey. The range of after-tax discount rates was selected based on an analysis of the weighted average cost of capital of CPA®:16 — Global and W. P. Carey, respectively. Barclays then calculated a range of implied prices per share of CPA®:16 — Global and W. P. Carey by subtracting estimated net debt as of December 31, 2012, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the number of outstanding shares of common stock of CPA®:16 — Global or W. P. Carey, as applicable.

        The following summarizes the result of these calculations:

Implied Price Per Share
CPA®:16 — Global	$ 7.92 - $11.24
W. P. Carey	$42.94 - $55.99

        Barclays noted that (1) the $11.25 value per CPA®:16 — Global share of the merger consideration (which is the value implied by the Exchange Ratio using the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement) exceeded the range of prices per share implied by the foregoing analysis, and (2) the volume weighted average trading price for W. P. Carey common stock for the two days preceding execution of the merger agreement of $69.42 exceeded the range of the prices per share implied by the foregoing analysis.

        Using the ranges of implied equity values of CPA®:16 — Global and W. P. Carey resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CPA®:16 — Global common stock by the highest implied price per share for W. P. Carey common stock to arrive at the low end of the implied exchange ratio range, and (2) dividing the highest implied total price per share of CPA®:16 — Global common stock by the lowest implied price per share for W. P. Carey common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

        Based on this implied per share equity value range for CPA®:16 — Global and W. P. Carey, Barclays calculated an implied exchange ratio range of 0.141x to 0.262x. Barclays noted that on the basis of this net asset valuation analysis, the range of Exchange Ratios that could be used in the merger (0.1447x to 0.1842x) was within the range of implied exchange ratios calculated in this analysis.

Review of Historical Share Price

        To illustrate the trend in the historical trading prices of W. P. Carey common stock, Barclays reviewed historical data with regard to the trading prices of W. P. Carey common stock for the period from July 23, 2012 to July 23, 2013 and compared such data with the relative stock price performances of other companies that Barclays deemed relevant during the period from January 1, 2013 to July 23, 2013. Because CPA®:16 — Global is not listed on a national securities exchange, an analysis of its historical share price was not conducted.

        Barclays noted that for the 52 weeks preceding July 23, 2013, the per share closing price of W. P. Carey common stock ranged from $43.53 to $78.58.

Review of Research Price Targets

        Barclays considered publicly available research on per share price targets for W. P. Carey common stock provided by equity research firms. The price targets published by the equity research firms do not necessarily reflect current market trading prices for W. P. Carey common stock and these estimates are subject to uncertainties, including the future financial performance of W. P. Carey and future financial market conditions. Because CPA®:16 — Global is not listed on a national securities exchange, no equity research firms have published any research specifically on CPA®:16 — Global; accordingly, an analysis of its publicly available research on per share price targets was not conducted.

        The analysis showed that the range of target prices from the analysts following W. P. Carey was $77.00 to $81.00 per share of W. P. Carey common stock and the range of net asset values per share from the selected analysts reviewed was $53.25 to $54.60 per share.

General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The CPA®:16 Special Committee selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

        Barclays is acting as financial advisor to the CPA®:16 Special Committee in connection with the proposed merger. As compensation for its services in connection with the proposed merger, CPA®:16 — Global paid Barclays a fee of $1.0 million upon the delivery of Barclays' opinion and an estimated fee of approximately $6.75 million will be payable upon completion of the proposed merger against which the amounts paid for the opinion will be credited. In addition, CPA®:16 — Global has agreed to reimburse Barclays for expenses incurred in connection with the proposed merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by the CPA®:16 Special Committee and the rendering of Barclays' opinion. Barclays has performed various investment banking and financial services for CPA®:16 — Global, W. P. Carey and their respective affiliates in the past and has received customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services, for which it received customary fees: Barclays acted as lender, and subsequently arranged for a CMBS securitization of such debt, with respect to (i) an $8.3 million loan to a subsidiary of W. P. Carey on September 23, 2013 (securitization pending); (ii) a $5.7 million loan to a subsidiary of W. P. Carey on July 23, 2013; (iii) a $9.5 million loan to a subsidiary of CPA®:17 — Global on January 14, 2013; (iv) a $32.5 million loan to an entity owned by W. P. Carey and CPA®:16 — Global on January 2, 2013; (v) a $7 million loan to a subsidiary of W. P. Carey on November 1, 2012; (vi) a $140 million loan to a subsidiary of CPA®:15 on September 19, 2012; (vii) an $8.5 million loan to a subsidiary of CPA®:15 on August 1, 2012; and (viii) an $11 million loan to an entity owned by W. P. Carey and CPA®:16 — Global on April 5, 2012. In addition, Barclays may perform investment banking and financial banking services for W. P. Carey, CPA®:16 — Global or their respective affiliates in the future and would expect to receive customary fees for such services.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of CPA®:16 — Global and W. P. Carey for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

 PROSPECTIVE FINANCIAL INFORMATION

        W. P. Carey does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Certain unaudited prospective financial information, including estimated EBITDA, FFO and AFFO (each as defined below), for both W. P. Carey and CPA®:16 — Global was provided to W. P. Carey's board of directors and CPA®:16 — Global's Special Committee and board of directors. This unaudited prospective financial information also was provided to the respective financial advisors to W. P. Carey and CPA®:16 — Global's Special Committee. The unaudited prospective financial information presents, to the best knowledge and belief of W. P. Carey and CPA®:16 — Global, their expected results. Neither W. P. Carey nor CPA®:16 — Global can give you any assurance that their forecasted results will be achieved. There will likely be differences between W. P. Carey's and CPA®:16 — Global's forecasts and actual results, and those differences could be material.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year.

        Management's per share 2013 estimates of CPA®:16 — Global's FFO is approximately 12% to 5% lower than actual results in 2012 and 2011, respectively. Management's estimate of CPA®:16 — Global's 2013 AFFO is approximately 1 to 2% higher than actual results for 2012 and 2011, respectively. Management's estimate of FFO and AFFO for 2013 are not comparable to 2011 actual results due to the fact that there was a large increase in the asset base of CPA®:16 — Global due to the acquisition of CPA®:14 in May 2011. Management's 2013 estimates of W. P. Carey's FFO and AFFO range from approximately 13% to 8% higher than actual results in 2012 and approximately 39% and 14% lower than 2011. Management's 2013 estimates of W. P. Carey's FFO and AFFO are not comparable to actual 2012 results primarily because in 2012, W. P. Carey acquired CPA®:15, another managed fund in W. P. Carey family of funds, with properties worth more than $2 billion in a merger that became effective on September 28, 2012. Management's 2013 estimates of W. P. Carey's FFO and AFFO are also not comparable to 2011 actual results primarily because in 2011, W. P. Carey received significant advisory fees and increased its asset base in connection with the merger of CPA®:14 with CPA®:16 — Global which became effective on May 2, 2011. In connection with that liquidation, W. P. Carey acquired a portfolio of assets from CPA®:14 and increased its investment in CPA®:16 — Global from approximately 6% to approximately 18%. W. P. Carey notes that there have been no material changes in W. P. Carey's operations or performance or in any of the projections prepared by management or assumptions upon which such projections were based since July 25, 2013 (the date on which the W. P. Carey board of directors approved the Merger).

        The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2013 through December 31, 2017 for W. P. Carey on a standalone basis.

($ in millions)	2013	2014	2015	2016	2017
EBITDA as adjusted	$313	$348	$393	$454	$512
Funds from Operations (FFO)	$194	$218	$245	$295	$343
Adjusted Funds from Operations (AFFO)	$283	$318	$349	$407	$462

        The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2013 through December 31, 2017 for CPA®:16 — Global on a standalone basis.

($ in millions)	2013	2014	2015	2016	2017
EBITDA as adjusted	$249	$246	$244	$247	$247
Funds from Operations (FFO)	$135	$138	$138	$144	$146
Adjusted Funds from Operations (AFFO)	$166	$169	$169	$175	$177

        For purposes of this "Prospective Financial Information" section, for each of W. P. Carey and CPA®:16 — Global, earnings before interest expense, income tax expense, depreciation and amortization ("EBITDA") excludes non-recurring or non-cash charges including impairments, gains or losses on real estate and unrealized or realized gains or losses on foreign exchange and derivatives. The EBITDA calculation is further adjusted to capture the EBITDA contribution from jointly owned properties including equity investments and tenancy-in-common, and to exclude EBITDA attributable to minority interest in properties on a pro rata economic ownership basis. The EBITDA calculation presented in this "Prospective Financial Information" section differs from the "Adjusted EBITDA" definition used in each of W. P. Carey and CPA®:16 — Global's respective supplemental reports previously filed with the SEC.

        Each of W. P. Carey and CPA®:16 — Global uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, which is referred to in this Joint Proxy Statement/Prospectus as NAREIT, as interpreted by the SEC. FFO is a non-GAAP measure defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding depreciation and amortization expense from real estate assets, impairment charges on real estate, gains or losses from sales of depreciated real estate assets and extraordinary items; however, FFO related to assets held for sale, sold or otherwise transferred and included in the results of discontinued operations are included. These adjustments also incorporate the pro rata share of unconsolidated subsidiaries. FFO includes each of W. P. Carey's and CPA®:16 — Global's share of FFO of unconsolidated real estate ventures and discontinued operations and excludes minority interests in real estate depreciation and amortization expenses. Each of W. P. Carey and CPA®:16 — Global believes that FFO is a meaningful measure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. Each of W. P. Carey and CPA®:16 — Global believes that the values of real estate assets fluctuate due to market conditions. W. P. Carey's and CPA®:16 — Global calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner.

        W. P. Carey modifies the NAREIT computation of FFO to include other adjustments to GAAP net income for certain non-cash charges, where applicable, such as non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, gains or losses from extinguishment of debt and deconsolidation of subsidiaries and unrealized foreign currency exchange gains and losses. W. P. Carey refers to its modified definition of FFO as AFFO and employs AFFO as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies. CPA®:16 — Global modifies the NAREIT computation of FFO in accordance with the guidelines and definition of MFFO of the IPA, an industry trade group. In calculating MFFO, CPA®:16 — Global excludes acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments or derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. CPA®:16 — Global refers to its modified definition of FFO as MFFO and employs MFFO as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies. Each of W. P. Carey and CPA®:16 — Global excludes these items from GAAP net income as they are not the primary drivers in its decision-making process. Each of W. P. Carey's and CPA®:16 — Global's assessment of its respective operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. As a result, W. P. Carey believes that AFFO, and CPA®:16 — Global believes MFFO, is a useful supplemental measure for investors to consider because it will help them to better understand and measure the performance of W. P. Carey's and CPA®:16 — Global's respective business over time without the potentially distorting impact of these short-term fluctuations.

        The unaudited prospective financial information for W. P. Carey and CPA®:16 — Global has been prepared by and is the responsibility of W. P. Carey's management and was prepared based on a number of estimates and assumptions regarding, among other things, actual tenant lease terms based on expected performance under those leases and in-place fixed rate debt. In determining the expected performance under a lease, W. P. Carey's management made certain assumptions. These assumptions were based primarily on contractual clauses that provide for increases in rent over the term of the lease. As a general matter, these increases are fixed or tied generally to increases in indices such as the Consumer Price Index ("CPI") or other similar index in the jurisdiction in which the property is located, but may contain caps or other limitations, either on an annual or overall basis. However, in some jurisdictions (notably Germany), these clauses must provide for rent adjustments based on increases or decreases in the relevant index. In addition, with respect to retail stores and hotels, the assumptions were based in part on the terms of the lease which may provide for participation in gross revenues of the tenant at the property above a stated level, or percentage rent. The prospective unaudited financial information included in this Joint Proxy Statement/Prospectus has been prepared by, and is the responsibility of, W. P. Carey's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports either incorporated by reference into or included in this Joint Proxy Statement/Prospectus relates to W. P. Carey's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the respective dates on which they were prepared. Readers of this Joint Proxy Statement/Prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth herein. This unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 32 and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 42, all of which are difficult to predict and many of which are beyond the control of W. P. Carey and will be beyond the control of the combined company. The projected results and underlying assumptions may not be realized and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        W. P. CAREY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

 REAL ESTATE PORTFOLIO APPRAISAL BY ROBERT A. STANGER & CO., INC.

        Robert A. Stanger & Co., Inc. ("Stanger") was engaged by CPA®:16 — Global to appraise the CPA®:16 — Global real estate portfolio and has delivered its opinion, based upon the review, analysis, scope and limitations described in its report and summarized below, of the market value of the CPA®:16 — Global portfolio as of December 31, 2012. CPA®:16 — Global engaged Stanger as part of CPA®:16 — Global's regular annual determination of CPA®:16 — Global's estimated NAV, and not specifically for purposes of the Merger. CPA®:16 — Global selected Stanger to provide the appraisal because of its experience and reputation.

Experience of Stanger

        Stanger provides consulting and valuation services for real estate assets and investment portfolios owned by institutions. Stanger's valuation services relate principally to real estate portfolio valuations, single property appraisals, and the valuation of general partner and limited partner interests. Stanger has valued over $30.0 billion of real estate assets and currently provides confirming opinions or appraisals annually on over $5.0 billion of properties. Properties reviewed are located throughout North America, Europe and Asia and include office, industrial, retail, multifamily, hotels, self-storage, net lease, land and other property types. Stanger maintains a wide range of industry contacts and a database of asset performance information, industry publications, and information on real estate markets.

Summary of Methodology

        Pursuant to its engagement agreement with CPA®:16 — Global, Stanger provided its opinion of the market value of the real estate portfolio of CPA®:16 — Global as of December 31, 2012 based on the income method of valuation, specifically a discounted cash flow analysis. The income method is a customary valuation method for income-producing properties, such as the corporate tenant net-leased properties owned by CPA®:16 — Global. While Stanger was engaged to provide its opinion of the market value of the CPA®:16 — Global real estate portfolio in the aggregate, the appraisal was based on an analysis of each property in the CPA®:16 — Global portfolio. In performing this analysis, Stanger reviewed property level information provided by CPA®:16 — Global's advisor, W. P. Carey, including: (i) lease abstracts and leases which encumber the properties in the CPA®:16 — Global portfolio; (ii) lease guaranty agreements, as appropriate; (iii) information related to the credit-quality of the tenants or guarantors under such leases, as available, including the most recent available tenant financial statements; (iv) property operating data, including current rent and property operating expenses borne by CPA®:16 — Global; (v) prior appraisals of the properties, as available; (vi) information on pending leases or pending lease modifications; (vii) information concerning current tenant usage of the properties; (viii) purchase and sale agreements for those properties under contract for sale at or around the date of valuation or letters of intent for those properties anticipated to be under contract shortly thereafter; (ix) acquisition information for those properties in the CPA®:16 — Global real estate portfolio acquired in the three years preceding the valuation date; (x) the current ownership interest held by CPA®:16 — Global in each property; and (xi) other property-level information, as appropriate. In addition, Stanger (a) discussed each property in the CPA®:16 — Global real estate portfolio with CPA®:16 — Global's advisor; (b) visited the properties in the CPA®:16 — Global real estate portfolio; and (c) reviewed information from a variety of sources about market conditions for each individual property in the CPA®:16 — Global real estate portfolio.

        After the reviews above, Stanger developed a discounted cash flow analysis for each property in the CPA®:16 — Global real estate portfolio which included: (1) estimated net cash flow for each property in the portfolio during the remaining anticipated lease term unencumbered by mortgage debt; and (2) an estimated residual value of each property from a hypothetical sale of the property upon the assumed expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated stabilized net operating income of each property for the year following the assumed lease expiration, after considering the re-tenanting of such property at an estimated then current market rental rate, at a selected capitalization rate and deducting costs of sale estimated at 2.0%. Stanger's discounted cash flow analysis also included re-tenanting costs at the end of the assumed lease term, as appropriate, including downtime costs, tenant improvement allowances, rental concessions and leasing commissions. In the case where a tenant had a purchase option deemed by Stanger to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value. In the case where a property was assumed to have reached the end of its economic useful life at the time of assumed lease expiration, the residual value was based on the value of the underlying land based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the assumed year of lease expiration. For the five properties owned fee simple by CPA®:16 — Global and, therefore, not encumbered by a lease, Stanger utilized a multi-year discounted cash flow analysis based upon: (i) for the two hotel properties, a review of the historical property operating statements for the trailing four years, as well as a review of the 2013 budget, where available; and (ii) for the remaining fee simple properties, an assumed lease-up of the property at estimated market leasing parameters, including re-tenanting costs, as of the valuation date. In each case, the residual value of the fee simple properties was calculated in the final year of the discounted cash flow analysis by estimating the next year's net operating income and capitalizing such net operating income estimate at a capitalization rate indicative of the location, quality and type of property and, in the case of the non-hotel properties, including re-tenanting costs, as appropriate. Where a property was deemed to have excess land, the discounted cash flow analysis included the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the assumed year of lease expiration. For those properties in the CPA®:16 — Global portfolio that were currently under letter of intent or contract for sale, the appraised value of the portfolio reflects the current contractual sale price of such properties as of December 31, 2012.

        The discount rates and residual capitalization rates used to value the CPA®:16 — Global real estate portfolio were applied on a property-by-property basis, and were selected based on several factors, including the creditworthiness of the tenants, industry surveys, discussions with industry professionals, property type, location and age, current lease rates relative to estimated market lease rates, and other factors deemed appropriate. The discount rates applied to the estimated net operating cash flow projection of each property for CPA®:16 — Global ranged from approximately 3.50% to 15.25%, with a weighted average of approximately 10.0%. The discount rates applied to the estimated residual value of each property for CPA®:16 — Global ranged from approximately 6.00% to 13.25%, with a weighted average of approximately 9.9%. The residual capitalization rates applied to the properties in CPA®:16 — Global ranged from approximately 7.00% to 12.50%.

Conclusion as to CPA®:16 — Global Portfolio Value

        The result of the analysis outlined above was then adjusted where appropriate to reflect the economic ownership interest of CPA®:16 — Global in each property and to convert each non-domestically located property value to U.S. dollars based upon foreign exchange rates as of the valuation date. Based on the analyses outlined above, and subject to the assumptions and limitations below, the "as is" market value of the CPA®:16 — Global portfolio as of December 31, 2012 was $3,608,498,000. The resulting imputed capitalization rate based on the estimated net operating income of the CPA®:16 — Global portfolio for the twelve month period following the valuation date was 8.8%.

Assumptions and Limitations of the Appraisal

        The appraisal reflects Stanger's valuation of the CPA®:16 — Global real estate portfolio as of December 31, 2012 in the context of the information available at or around such date. Events occurring after the date of valuation could affect the assumptions used in preparing the appraisal and/or Stanger's opinion of value. Stanger has no obligation to update its appraisal on the basis of subsequent events.

        The appraisal is subject to certain assumptions and limiting conditions, including: (i) Stanger assumes no responsibility for matters of a legal nature affecting any of the properties in the CPA®:16 — Global portfolio and title to each property is assumed to be good and marketable and each property is assumed to be free and clear of all liens unless otherwise stated; (ii) the appraisal assumes (a) responsible ownership and competent management of each property, (b) no hidden or unapparent conditions of any property's subsoil or structure that would render such property more or less valuable, (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which Stanger's opinion of value contained in the appraisal is based; (iii) the information upon which Stanger's appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate, including information that has been provided to Stanger by CPA®:16 — Global and W. P. Carey, or their representatives, as outlined in "—Summary of Methodology" above, and Stanger shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters; (iv) any necessary repairs or alterations to any property in the CPA®:16 — Global portfolio are assumed to be completed in a workmanlike manner; (v) the physical condition of the property improvements are based on representations by CPA®:16 — Global and Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components; (vi) Stanger has made no survey of the properties in the portfolio and has assumed that there are no soil, drainage or environmental issues that would impair Stanger's opinion of value; (vii) any projections of income and expenses included in the appraisal and the valuation parameters utilized are not predictions of the future; rather, they are Stanger' best estimate of current market thinking as of the valuation date relating to future income and expenses and Stanger makes no warranty or representation that any such projections will materialize; (viii) Stanger's opinion of value represents normal consideration for the CPA®:16 — Global portfolio sold unaffected by special terms, services, fees, costs, or credits incurred in a transaction; (ix) the existence of hazardous materials, which may or may not be present at any property, was not disclosed to Stanger by CPA®:16 — Global or W. P. Carey, and Stanger has no knowledge of the existence of such materials on or in any property, nor is Stanger qualified to detect such hazardous substances and Stanger assumes no responsibility for the detection or existence of such conditions as such considerations are not within the scope of Stanger's engagement; (x) Stanger has assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (the "ADA") and no investigation has been made by Stanger with respect to any potential environmental or ADA problems as such investigation is not within the scope of Stanger's engagement; (xi) Stanger's opinion of value does not reflect any potential premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market; and (xii) Stanger's opinion of the CPA®:16 — Global real estate portfolio value was based upon Stanger's engagement agreement with CPA®:16 — Global which called for the sole use of the income approach to value, specifically a discounted cash flow analysis, the assumption that the highest and best use of each property was as currently improved, and CPA®:16 — Global's request that any property under contract for sale at or around the valuation date be valued at its contractual sale price, as provided to us by CPA®:16 — Global or its advisor. The use of other valuation methodologies might produce a higher or lower value.

Compensation and Material Relationships

        Stanger has been paid an aggregate fee of $599,500 for preparation of the appraisal of the CPA®:16 — Global portfolio. Stanger was and will continue to also be reimbursed for all related out-of-pocket expenses, and is entitled to indemnification against certain liabilities. Stanger's engagement in this assignment, including its fee, was not dependent upon developing or reporting predetermined results or upon the consummation of the Merger. Stanger's appraisal was rendered to CPA®:16 — Global for its sole use and reliance. However, Stanger has agreed that its appraisal may also be relied upon by W. P. Carey in its role as CPA®:16 — Global's advisor for CPA®:16 — Global's financial reporting, determination of NAV and general internal management purposes, and that Stanger's appraisal may be one of a number of factors taken into consideration by W. P. Carey in its role as CPA®:16 — Global's advisor. Stanger has no present or prospective interest in the CPA®:16 — Global real estate portfolio or any specific property therein, nor does it have any interest in CPA®:16 — Global, W. P. Carey or any of their affiliates. Stanger has provided other financial advisory and valuation services to W. P. Carey and its affiliates in the past and is currently engaged to provide certain valuation services to W. P. Carey and affiliates, in both cases for normal and customary compensation. Stanger may provide such services to W. P. Carey and its affiliates in the future.

 CONFLICTS OF INTEREST

        A number of conflicts of interest are inherent in the relationship between W. P. Carey and CPA®:16 — Global. The boards of directors of W. P. Carey and CPA®:16 — Global recognized these conflicts and the need to independently determine that the Merger is in the best interests of their respective companies and respective stockholders and therefore the board of directors of CPA®:16 — Global formed a special committee comprised entirely of independent directors. The CPA®:16 Special Committee engaged independent legal and financial advisors. In considering the recommendation of the boards of directors of W. P. Carey and CPA®:16 — Global to approve the Merger, W. P. Carey Stockholders and CPA®:16 Stockholders should be aware that potential conflicts of interest exist because W. P. Carey and its affiliates serve as the advisor for CPA®:16 — Global, the companies share common management, and the officers and directors of W. P. Carey and CPA®:16 — Global may have certain interests in the proposed transactions that are different from or in addition to the interests of W. P. Carey Stockholders and CPA®:16 Stockholders generally. The boards of directors of W. P. Carey and CPA®:16 — Global (including the CPA®:16 Special Committee) knew about these potential conflicts and additional interests, and considered them, when they approved the Merger and the other transactions described in this Joint Proxy Statement/Prospectus. Certain of these potential conflicts and interests are set forth below.

Advisory Relationship and Common Management

        CAM and its affiliates serve as the advisor for CPA®:16 — Global. Additionally, the executive management of CPA®:16 — Global is comprised of the same individuals as the executive management of W. P. Carey. W. P. Carey, in its role as external advisor to CPA®:16 — Global, performed an initial review of potential liquidity alternatives for CPA®:16 — Global. In addition, the CPA®:16 Special Committee's financial advisor and the third party valuation firm that performed CPA®:16 — Global's real estate portfolio valuation as of December 31, 2012 relied, in part, on financial information and property information provided by W. P. Carey in conducting their respective analyses.

        To help alleviate potential conflicts, the board of directors of CPA®:16 — Global created the CPA®:16 Special Committee. The CPA®:16 Special Committee was delegated the sole authority to negotiate the terms of a transaction and to make a recommendation to the full board of directors, which could include a recommendation to reject any transaction. The CPA®:16 Special Committee was authorized to retain its own legal and financial advisors. The CPA®:16 — Global board of directors appointed all of its independent directors to the CPA®:16 Special Committee, namely, Marshall E. Blume, Elizabeth P. Munson, Richard J. Pinola and James D. Price.

Independent Directors of CPA®:16 — Global Also Serve or Served as Directors of Other CPA® REITs

        Under the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators and applicable to non-traded REITs, such as CPA®:16 — Global, by inclusion of such provisions in non-traded REIT organizational documents, independent directors are permitted to serve as independent directors for no more than three non-traded REITs organized by the same sponsor. Each of the independent directors of CPA®:16 — Global currently serves as an independent director of three CPA® REITs, including CPA®:16 — Global, and have served on the boards of other CPA® REITs in the past.

        In order to satisfy the independence requirements set forth in the organizational documents of the CPA® REITs, the independent directors must divest themselves of the [    •    ] shares of W. P. Carey Common Stock that the independent directors will receive in the Merger in respect of their CPA®:16 Common Stock. W. P. Carey will purchase such shares for cash based on the Average W. P. Carey Trading Price.

Fees Payable by CPA®:16 — Global to its Advisor and Other Affiliates of W. P. Carey in Connection with the Merger

        CAM and W. P. Carey BV, each an indirect subsidiary of W. P. Carey, and certain of their affiliates provide investment and advisory services to CPA®:16 — Global pursuant to the CPA®:16 Advisory Agreements. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, each of CAM and W. P. Carey BV have agreed to terminate the CPA®:16 Advisory Agreements and waive any Subordinated Disposition Fees (as defined in the CPA®:16 Advisory Agreements), but will continue to be entitled to receive any and all other accrued and unpaid fees pursuant to the CPA®:16 Advisory Agreements. At June 30, 2013, W. P. Carey had accrued and unpaid fees of $4.5 million pursuant to CPA®:16 Advisory Agreements. On a monthly basis, W. P. Carey earns approximately $1.5 million in asset management fees from CPA®:16 — Global.

        Additionally, pursuant to the CPA16 LLC Agreement, Merger Sub is entitled to its special general partner profit interests in CPA16 LLC as a result of the Merger. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, Merger Sub has agreed to waive its right to receive these distributions, and related allocations of profits and losses and to terminate its special general partner interest for no consideration (the amounts being waived under the CPA16 LLC Agreement, together with the Subordinated Disposition Fees being the "Contractual Payments").

Ownership of CPA®:16 — Global Shares

        As of the CPA®:16 Record Date, W. P. Carey and its subsidiaries, and its directors and executive officers, owned [    •    ]shares of CPA®:16 Common Stock (equal to approximately [    •    ]% of the outstanding shares of CPA®:16 Common Stock). As of the CPA®:16 Record Date, the directors of CPA®:16 — Global beneficially owned [    •    ]shares of CPA®:16 Common Stock in the aggregate, representing less than [    •    ]% of the outstanding shares of CPA®:16 Common Stock. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether or not the Merger receives the requisite approval. Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the effective time of the Merger will automatically be canceled and retired and cease to exist without any conversion thereof or payment therefor.

Combined Company Board of Directors

        The directors and officers of W. P. Carey immediately prior to the effective time of the Merger will continue to be the directors and officers of W. P. Carey after the Merger. During the six months ended June 30, 2013, the directors of W. P. Carey as a group received cash and equity compensation of $0.8 million.

Competition among W. P. Carey and its Managed Entities for Business Opportunities

        W. P. Carey currently manages, and may in the future manage, REITs and other entities that have investment and/or rate of return objectives similar to those of W. P. Carey. Those entities may be in competition with the combined company after the Merger with respect to properties, potential purchasers, sellers and lessees of properties and mortgage financing for properties.

        W. P. Carey has agreed to implement certain procedures to help manage any perceived or actual conflicts among it and its managed entities, including:

  •
  allocating funds based on numerous factors, including cash available, diversification / concentration, transaction size, tax, leverage and fund life;

  •
  all "split transactions" are subject to the approval of the independent directors of the CPA® REITs;

  •
  investment allocations are reviewed as part of the annual advisory contract renewal process of each managed entity; and

  •
  quarterly review of all investment activities of W. P. Carey and the CPA® REITs by the independent directors of the CPA® REITs.

CPA®:16 — Global UPREIT Structure

        On May 2, 2011, CPA®:14 merged with and into CPA 16 Merger Sub, Inc. ("CPA 16 Merger Sub"), one of CPA®:16 — Global's wholly-owned subsidiaries (the "CPA®:14/16 Merger"). Following the consummation of the CPA®:14/16 Merger, CPA®:16 — Global implemented an internal reorganization pursuant to which the company was reorganized as an umbrella partnership real estate investment trust (the "UPREIT Reorganization") to hold substantially all of its assets and liabilities in CPA16 LLC. At June 30, 2013, CPA®:16 — Global owned 99.985% of the general and limited partnership interests in the Operating Partnership. The remaining 0.015% interest in the Operating Partnership is held by a subsidiary of W. P. Carey.

        In connection with the UPREIT Reorganization, a subsidiary of W. P. Carey (the "Special General Partner") acquired a special membership interest ("Special Member Interest") of 0.015% in CPA16 LLC entitling it to receive the available cash distribution, which is measured and paid quarterly in either cash or shares of our common stock, at the advisor's election. The available cash distribution is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. The available cash distribution is contractually limited to 0.5% of CPA®:16 — Global's assets excluding cash, cash equivalents, and certain short-term investments and non-cash reserves. In the event of a capital transaction such as a sale, exchange, disposition, or refinancing of our net assets, the Special General Partner may also be entitled to receive a distribution in an amount equal to 15% of the excess, if any, of the consideration generated by the capital transaction (net of costs and expenses) after the CPA®:16 Stockholders have received a return of their invested capital plus a 6% priority return. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, the Special General Partner has agreed to waive its right to receive this distribution.

Joint Ventures and Other Transactions with Affiliates

        W. P. Carey, CPA®:16 — Global and the other Managed REITs share leased office space used for the administration of their operations. Rental, occupancy, and leasehold improvement costs are allocated among the parties and their affiliates based on their respective gross revenues and are adjusted quarterly.

        W. P. Carey and CPA®:16 — Global own interests ranging from 3% to 95% in 733 properties, including tenancy-in-common interests, with the remaining interests generally held by affiliates.

THE COMPANIES

INFORMATION ABOUT W. P. CAREY

Set forth below is a description of the business of W. P. Carey. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms "we," "us" or "our" refer to W. P. Carey and its consolidated subsidiaries and predecessors.

        W. P. Carey is a real estate investment trust ("REIT") that seeks to achieve superior, risk-adjusted returns by providing long-term net-lease financing via sale-leaseback and build-to-suit transactions for companies worldwide. We invest primarily in commercial properties domestically and internationally. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net leased basis, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. We also earn revenue as the advisor to publicly-owned, non-listed REITs.

        We have sponsored a series of sixteen income-generating funds that invest in commercial real estate, under the Corporate Property Associates brand name (the "CPA® REITs"). We are currently the advisor to CPA®:16 — Global, Corporate Property Associates 17 — Global Incorporated and Corporate Property Associates 18 — Global Incorporated. We are also the advisor to Carey Watermark Investors, a REIT that invests in lodging and lodging-related properties.

        W. P. Carey was formed as a limited liability company under the laws of Delaware on July 15, 1996. On January 1, 1998 the limited partnership interests of nine CPA® partnerships were combined and became listed on the NYSE under the name "Carey Diversified" and the symbol "CDC." In 2000, Carey Diversified merged with W. P. Carey, after which W. P. Carey became listed on the NYSE under the symbol "WPC." On September 28, 2012, CPA®:15 merged with and into W. P. Carey, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey. In connection with the CPA®:15 Merger, W. P. Carey & Co. LLC, the Predecessor of W. P. Carey, completed an internal reorganization in order to qualify as a REIT whereby the Predecessor and its subsidiaries merged with and into W. P. Carey, with W. P. Carey as the surviving corporation, succeeding to and continuing to operate the existing business of the Predecessor. As a REIT, W. P. Carey is required, among other things, to distribute at least 90% of its net taxable income, excluding net capital gains, to its stockholders and meet certain tests regarding the nature of its income and assets. So long as W. P. Carey meets such requirements, W. P. Carey is not subject to federal income tax with respect to the portion of its income that is distributed annually to its stockholders.

        At September 16, 2013, W. P. Carey employed 241 individuals through its wholly-owned subsidiaries. W. P. Carey's website is www.wpcarey.com. On the website, investors can find press releases, financial filings and other information about W. P. Carey. The SEC website, www.sec.gov, also offers access to reports and documents that W. P. Carey has electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on W. P. Carey's website and in the SEC's website is not intended to be a part of this Joint Proxy Statement/Prospectus.

        For additional information about W. P. Carey, please see the company's filings with the SEC which are incorporated by reference into this Joint Proxy Statement/Prospectus and are available on the SEC's website at www.sec.gov, and on W. P. Carey's website at www.wpcarey.com.

 INFORMATION ABOUT CPA®:16 — Global

Set forth below is a description of the business of CPA®:16 — Global. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms "we," "us" or "our" refer to CPA®:16 — Global and its consolidated subsidiaries and predecessors.

General Development of Business

Overview

        CPA®:16 — Global is a publicly owned, non-listed REIT that primarily invests in commercial properties leased to companies domestically and internationally. As a REIT, we are required, among other things, to distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. So long as we meet such requirements, we are not subject to federal income tax with respect to the portion of our income that is distributed annually to stockholders.

        Our core investment strategy is to own and manage a portfolio of properties leased to a diversified group of companies on a single tenant net lease basis. Our net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property, such as maintenance, insurance, taxes, structural repairs, and other operating expenses. Leases of this type are referred to as triple-net leases. We generally seek to include in our leases:

  •
  clauses providing for mandated rent increases or periodic rent increases over the term of the lease tied to increases in the Consumer Price Index ("CPI") or other similar index for the jurisdiction in which the property is located or, when appropriate, increases tied to the volume of sales at the property;

  •
  indemnification for environmental and other liabilities;

  •
  operational or financial covenants of the tenant; and

  •
  guarantees of lease obligations from parent companies or letters of credit.

        We have in the past invested and may in the future invest in mortgage loans that are collateralized by real estate.

        We are managed by W. P. Carey through certain of its wholly-owned subsidiaries (for purposes of this section, collectively, the "advisor").

        Pursuant to an advisory agreement, the advisor provides both strategic and day-to-day management services for us, including capital funding services, investment research and analysis, investment financing and other investment related services, asset management, disposition of assets, investor relations, and administrative services. The advisor also provides office space and other facilities for us. We pay asset management fees and certain transactional fees to the advisor and also reimburse the advisor for certain expenses incurred in providing services to us, including those fees associated with personnel provided for administration of our operations. The current form of the agreement is scheduled to expire on January 31, 2014. The advisor also currently serves in this capacity for the other Managed REITs.

        We were formed as a Maryland corporation in June 2003. We commenced our initial public offering in December 2003. Through two public offerings we sold a total of 110,331,881 shares of our common stock for a total of $1.1 billion in gross offering proceeds. We completed our second public offering in December 2006. Through December 31, 2012, we have also issued 25,047,649 shares ($238.1 million) through the CPA®:16 DRIP. We have repurchased 14,204,793 shares ($126.2 million) of our common stock under a redemption plan from inception through December 31, 2012.

        On May 2, 2011, CPA®:14, which was also advised by the advisor, merged with and into CPA 16 Merger Sub as part of the CPA®:14/16 Merger. Following the consummation of the CPA®:14/16 Merger, we implemented the UPREIT Reorganization to hold substantially all of our assets and liabilities in CPA 16 LLC (the "Operating Partnership"), a Delaware limited liability company subsidiary. We own 99.985% of the general and limited partnership interests in the Operating Partnership. The remaining 0.015% Special Member Interest in the Operating Partnership is held by Special General Partner.

        Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020 and our telephone number is (212) 492-1100. We have no employees. At December 31, 2012, the advisor employed 216 individuals who are available to perform services for us.

Significant Developments During 2012

        Line of Credit—On May 2, 2011, we entered into a secured credit agreement (the "Line of Credit") with several banks, including Bank of America, N.A., which acts as the administrative agent. CPA 16 Merger Sub is the borrower, and we and the Operating Partnership are guarantors. On August 1, 2012, we amended the Line of Credit to reduce the amount available under the Line of Credit from $320.0 million to $225.0 million, to reduce our annual interest rate from the London Interbank Offered Rate ("LIBOR") plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Line of Credit is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months, subject to the conditions provided in the Line of Credit. Availability under the Line of Credit is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool (See Note 11 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        Financing Activity—During 2012, we obtained mortgage financing totaling $75.6 million, primarily consisting of new non-recourse mortgage financing (See Note 11 to the accompanying audited consolidated financial statements of CPA®:16 — Global). These mortgage financings had a weighted-average annual interest rate of approximately 4.9%. Additionally, we drew $143.0 million on our Line of Credit through December 31, 2012 and made repayments totaling $119.0 million during 2012.

        Impairment Charges—During 2012, we incurred impairment charges totaling $22.9 million, which were inclusive of amounts attributable to noncontrolling interests of less than $0.1 million (See Note 13 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Financial Information About Segments

        We operate in one reportable segment, real estate ownership, with domestic and foreign investments. Refer to Note 18 to the accompanying audited consolidated financial statements of CPA®:16 — Global for financial information about this segment.

Business Objectives and Strategy

        We invest primarily in income-producing commercial real estate properties that are, upon acquisition, improved or developed or that will be developed within a reasonable time after acquisition.

        Our objectives are to:

  •
  own a diversified portfolio of triple-net leased real estate and other real estate related investments;

  •
  fund distributions to stockholders; and

  •
  increase our equity in our real estate by making regular principal payments on mortgage loans for our properties.

        We seek to achieve these objectives by investing in and holding commercial properties that are generally triple-net leased to a single corporate tenant. We intend our portfolio to be diversified by tenant, facility type, geographic location, and tenant industry.

Our Portfolio

        At June 30, 2013, our portfolio was comprised of our full or partial ownership interests in 488 properties, substantially all of which were triple-net leased to 141 tenants, and totaled approximately 46 million square feet with an occupancy rate of approximately 97.9%. In addition, our portfolio contained our ownership interests in two hotel properties, which had an aggregate carrying value of $68.1 million at June 30, 2013. Our portfolio, which excludes our hotel properties, had the following property and lease characteristics:

Geographic Diversification

        Information regarding the geographic diversification of our properties at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Region	Annualized Contractual Minimum Base Rent(a)	% of Annualized Contractual Minimum Base Rent	Annualized Contractual Minimum Base Rent(b)	% of Annualized Contractual Minimum Base Rent
United States
East	$67,810	22%	$13,187	21%
South	50,976	17	7,410	12
Midwest	44,074	14	3,154	5
West	36,019	12	13,551	22

Total U.S.	198,879	65	37,302	60

International
Germany	48,372	16	9,067	15
Asia(c)	5,028	2	—	—
Canada	2,323	1	—	—
Mexico	413	—	—	—
Other Europe(d)	47,671	16	15,946	25

Total Non-U.S.	103,807	35	25,013	40

Total	$302,686	100%	$62,315	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects our share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(c)
Reflects investments in Malaysia and Thailand.

(d)
Reflects investments in Finland, France, Hungary, the Netherlands, Poland, Sweden, and the United Kingdom.

Property Diversification

        Information regarding our property diversification at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Property Type	Annualized Contractual Minimum Base Rent(a)	% of Annualized Contractual Minimum Base Rent	Annualized Contractual Minimum Base Rent(b)	% of Annualized Contractual Minimum Base Rent
Industrial	$112,545	37%	$15,945	26%
Warehouse/Distribution	69,968	23	8,067	13
Retail	54,649	18	8,092	13
Office	40,666	14	19,563	31
Self Storage	—	—	9,996	16
Other(c)	24,858	8	652	1

Total	$302,686	100%	$62,315	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects our share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(c)
Includes annualized contractual minimum base rent from tenants in our consolidated investments in the following property types: hospitality, education, theater, residential, sports, and land.

Tenant Diversification

        Information regarding our tenant diversification at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Tenant Industry(a)	Annualized Contractual Minimum Base Rent(b)	% of Annualized Contractual Minimum Base Rent	Annualized Contractual Minimum Base Rent(c)	% of Annualized Contractual Minimum Base Rent
Retail Trade	$77,798	26%	$8,136	13%
Electronics	25,231	8	13,826	22
Chemicals, Plastics, Rubber, and Glass	25,225	8	—	—
Automotive	24,922	8	362	1
Transportation—Cargo	16,434	5	—	—
Healthcare, Education, and Childcare	15,827	5	—	—
Consumer Non-durable Goods	15,195	5	—	—
Construction and Building	14,086	5	7,342	12
Beverages, Food, and Tobacco	11,461	4	1,763	3
Grocery	10,931	4	—	—
Telecommunications	10,673	4	—	—
Leisure, Amusement, and Entertainment	9,021	3	652	1
Business and Commercial Services	8,673	3	—	—
Machinery	8,078	3	2,327	4
Hotels and Gaming	6,876	2	—	—
Media: Printing and Publishing	4,755	2	7,103	11
Mining, Metals, and Primary Metal Industries	4,532	1	695	1
Aerospace and Defense	3,474	1	—	—
Textiles, Leather, and Apparel	1,992	1	1,995	3
Insurance	1,404	—	3,683	6
Buildings and Real Estate	—	—	6,498	10
Federal, State, and Local Government	—	—	4,434	7
Transportation—Personal	—	—	3,499	6
Other(d)	6,098	2	—	—

Total	$302,686	100%	$62,315	100%

(a)
Based on the Moody's Investors Service classification system and information provided by the tenant.

(b)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(c)
Reflects our share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(d)
Includes annualized contractual minimum base rent of 1% or less from tenants in our consolidated investments in the following industries: consumer services, forest products and paper, consumer and durable goods, and utilities.

Lease Expirations

        At June 30, 2013, lease expirations of our properties were as follows (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Year of Lease Expiration	Annualized Contractual Minimum Base Rent(a)	% of Annualized Contractual Minimum Base Rent	Annualized Contractual Minimum Base Rent(b)	% of Annualized Contractual Minimum Base Rent
2013	$575	—%	$—	—%
2014	938	—	100	—
2015	18,673	6	3,814	6
2016	9,586	3	5,248	8
2017	8,784	3	—	—
2018 - 2020	35,969	12	12,374	20
2021 - 2023	84,528	28	9,036	15
2024 - 2026	42,066	14	23,061	37
2027 - 2029	32,861	11	4,683	8
2030 - 2032	68,706	23	3,999	6

Total	$302,686	100%	$62,315	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects our share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

Asset Management

        We believe that effective management of our assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling assets, and knowledge of the bankruptcy process.

        The advisor monitors compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves verifying that each tenant has paid real estate taxes, assessments, and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. For international compliance, the advisor also utilizes third-party asset managers for certain investments. The advisor reviews financial statements of our tenants and undertakes physical inspections of the condition and maintenance of our properties. Additionally, the advisor periodically analyzes each tenant's financial condition, the industry in which each tenant operates and each tenant's relative strength in its industry.

Holding Period

        We generally intend to hold each property we invest in for an extended period. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation for our stockholders or avoiding increases in risk. No assurance can be given that this objective will be realized.

        Our intention is to consider alternatives for providing liquidity for our stockholders generally commencing eight years following the investment of substantially all of the net proceeds from our initial public offering. We completed the investment of substantially all of the net proceeds of our initial public offering during 2006. While we have substantially invested the proceeds of our offerings, we expect to continue to participate in future investments with our affiliates to the extent we have funds available for investment. We may provide liquidity for our stockholders through sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange, a merger (which may include a merger with one or more of our affiliated Managed REITs or our advisor), or another transaction approved by our board of directors and, if required by law, our stockholders. We are under no obligation to liquidate our portfolio within any particular period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located, and tax effects on stockholders that may prevail in the future. Furthermore, there can be no assurance that we will be able to consummate a liquidity event. In the most recent instance in which Managed REIT stockholders were provided with liquidity, our advisor merged with CPA®:15 (the "CPA®:15 Merger") in 2012. Prior to that, including our merger with CPA®:14, the liquidating entity merged with another, later-formed Managed REIT. In each of these transactions, stockholders of the liquidating entity were offered the opportunity to exchange their shares for shares of the merged entity, cash, and/or a short-term note.

Financing Strategies

        Consistent with our investment policies, we use leverage when available on terms we believe are favorable. We generally borrow in the same currency that is used to pay rent on the property. This enables us to mitigate a portion of our currency risk on international investments. All of our mortgage loans are non-recourse and provide for monthly or quarterly payments, which include scheduled payments of principal. At December 31, 2012, 83% of our mortgage financing bore interest at fixed rates. At December 31, 2012, excluding our line of credit, substantially all of our variable-rate debt bore interest at fixed rates but will reset in the future, pursuant to the terms of the mortgage contracts. Accordingly, our near-term cash flow should not be adversely affected by increases in interest rates. The advisor may refinance properties or defease a loan when a decline in interest rates makes it profitable to prepay an existing mortgage loan, when an existing mortgage loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase the investment. There can be no assurance that existing debt will be refinanced at lower rates of interest as the debt matures. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. We may be required to pay a yield maintenance premium, or a similar penalty, to the lender in order to pay off a loan prior to its maturity.

        A lender of non-recourse mortgage debt generally has recourse only to the property collateralizing such debt and not to any of our other assets. The use of non-recourse debt, therefore, helps us to limit the exposure of our assets to the equity related to a single investment. While such lenders do not generally have recourse to our other assets, they may have such recourse in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity or in the case of fraud or, in the case of loans to be securitized, certain additional events of default. Lenders may also seek to include in the terms of mortgage loans provisions making the termination or replacement of the advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan.

        As described above, we entered into the Line of Credit, which provides for a secured, recourse revolving credit facility in an amount of up to $225.0 million and a maturity date of August 1, 2015, with an option for CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to conditions provided in the Line of Credit.

        Most of our financing requires us to make a balloon payment at maturity. At December 31, 2012, scheduled balloon payments for the next five years were as follows (in thousands):

2013(a)	$—
2014(a)(b)	55,603
2015(a)(b)(c)	256,035
2016(a)(b)	201,962
2017(a)(b)	607,307

(a)
Excludes our share of scheduled balloon payments on non-recourse mortgages of equity investments in real estate totaling $39.8 million in 2013, $72.4 million in 2014, $48.4 million in 2015, $17.1 million in 2016, and $36.5 million in 2017.

(b)
Inclusive of amounts attributable to noncontrolling interests of $0.3 million in 2014, $1.3 million in 2015, $19.7 million in 2016, and $224.3 million in 2017.

(c)
Includes amounts that will be due upon maturity of our $225.0 million Line of Credit, which is scheduled to occur in August 2015, unless extended pursuant to its terms. At December 31, 2012, we had drawn $143.0 million from our Line of Credit.

Investment Strategies

        We invest primarily in income-producing properties that are, upon acquisition, improved or being developed or that are to be developed within a reasonable period after acquisition. While we are not currently seeking to make new significant investments, we may do so if attractive opportunities arise and we have funds available for investment.

        Most of our properties are subject to long-term net leases and were acquired through sale-leaseback transactions in which we acquire properties from companies that simultaneously lease the properties back from us. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, mortgaging real property, or selling shares of its stock.

        Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, or other corporate transactions. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

        In analyzing potential net lease investment opportunities, the advisor reviews all aspects of a transaction, including the creditworthiness of the tenant or borrower and the underlying real estate fundamentals, to determine whether a potential acquisition satisfies our investment criteria. The advisor generally considers, among other things, the following aspects of each transaction:

        Tenant/Borrower Evaluation—The advisor evaluates each potential tenant or borrower for their creditworthiness, typically considering factors such as management experience, industry position and fundamentals, operating history, and capital structure, as well as other factors that may be relevant to a particular investment. The advisor seeks opportunities in which it believes the tenant may have a stable or improving credit profile or credit potential that has not been recognized by the market. In evaluating a possible investment, the creditworthiness of a tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy will be determined by the advisor's investment department and its investment committee, as described below. Creditworthy does not mean "investment grade" as defined by the credit rating agencies.

        Properties Critical to Tenant/Borrower Operations—The advisor generally focuses on properties that it believes are critical to the ongoing operations of the tenant. The advisor believes that these properties provide better protection generally as well as in the event of a bankruptcy, since a tenant or borrower is less likely to risk the loss of a critically important lease or property in a bankruptcy proceeding or otherwise.

        Diversification—The advisor attempts to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, geographic location, or tenant/borrower industry. By diversifying our portfolio, the advisor seeks to reduce the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.

        Lease Terms—Generally, the net leased properties in which we invest will be leased on a full-recourse basis to our tenants or their affiliates. In addition, the advisor generally seeks to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied to increases in indices such as the CPI, or other similar index in the jurisdiction in which the property is located, but may contain caps or other limitations, either on an annual or overall basis. Further, in some jurisdictions (notably Germany), these clauses must provide for rent adjustments based on increases or decreases in the relevant index. In the case of retail stores and hotels, the lease may provide for participation in gross revenues above a stated level, or percentage rent; however, percentage rent has been insignificant in recent years. Alternatively, a lease may provide for mandated rental increases on specific dates, and the advisor may adopt other methods in the future.

        Real Estate Evaluation—The advisor reviews the physical condition of the property and conducts a market evaluation to determine the likelihood of replacing the rental stream if the tenant defaults or of a sale of the property in such circumstances. The advisor will also generally engage third parties to conduct, or require the seller to conduct, Phase I or similar environmental site assessments (including a visual inspection for the potential presence of asbestos) in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, the advisor generally requires that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, requires tenants contractually to assume responsibility for resolving identified environmental issues after the acquisition and provide indemnification protections against any potential claims, losses or expenses arising from such matters. Although the advisor generally relies on its own analysis in determining whether to make an investment, each real property to be purchased by us will be appraised by an appraiser that is independent of the advisor, prior to acquisition. The contractual purchase price (plus acquisition fees, but excluding acquisition expenses, payable to the advisor) for a real property we acquire will not exceed its appraised value, unless approved by our independent directors. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee's credit, and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value. In cases of special purpose real estate, a property is examined in light of the prospects for the tenant/borrower's enterprise and the financial strength and the role of that asset in the context of the tenant/borrower's overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met. The advisor considers factors particular to the laws of foreign countries, in addition to the risks normally associated with real property investments, when considering an investment outside the U.S.

        Transaction Provisions to Enhance and Protect Value—The advisor attempts to include provisions in our leases it believes may help protect our investment from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations to us or reduce the value of our investment. Such provisions include requiring our consent to specified tenant activity, requiring the tenant to provide indemnification protections, and requiring the tenant to satisfy specific operating tests. The advisor may also seek to enhance the likelihood of a tenant's lease obligations being satisfied through a guaranty of obligations from the tenant's corporate parent or other entity or a letter of credit. This credit enhancement, if obtained, provides us with additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be difficult to negotiate. In addition, in some circumstances, tenants may retain the right to repurchase the property leased by the tenant. The option purchase price is generally the greater of the contract purchase price or the fair market value of the property at the time the option is exercised.

        Other Equity Enhancements—The advisor may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help us to achieve our goal of increasing investor returns.

Types of Investments

        Substantially all of our investments to date are and will continue to be income-producing properties that are, upon acquisition, improved or being developed or which will be developed within a reasonable period of time after their acquisition. These investments have primarily been through sale-leaseback transactions, in which we invest in properties from companies that simultaneously lease the properties back from us subject to long-term leases. We have also invested in two domestic hotel properties. Investments are not restricted as to geographical areas.

        Other Investments—We may invest up to 10% of our net equity in unimproved or non-income-producing real property and in "equity interests." Investment in equity interests in the aggregate will not exceed five percent of our net equity. Such "equity interests" are defined generally to mean stock, warrants, or other rights to purchase the stock of, or other interests in, a tenant of a property, an entity to which we lend money or a parent or controlling person of a borrower or tenant. We may invest in unimproved or non-income-producing property that the advisor believes will appreciate in value or increase the value of adjoining or neighboring properties we own. There can be no assurance that these expectations will be realized. Often, equity interests will be "restricted securities," as defined in Rule 144 under the Securities Act of 1933 (the "Securities Act"), which means that the securities have not been registered with the SEC and are subject to restrictions on sale or transfer. Under this rule, we may be prohibited from reselling the equity securities until we have fully paid for and held the securities for a period between six months to one year. It is possible that the issuer of equity interests in which we invest may never register the interests under the Securities Act. Whether an issuer registers its securities under the Securities Act may depend on many factors, including the success of its operations.

        We will exercise warrants or other rights to purchase stock generally if the value of the stock at the time the rights are exercised exceeds the exercise price. Payment of the exercise price will not be deemed an investment subject to the above described limitations. We may borrow funds to pay the exercise price on warrants or other rights or may pay the exercise price from funds held for working capital and then repay the loan or replenish the working capital upon the sale of the securities or interests purchased. We will not consider paying distributions out of the proceeds of the sale of these interests until any funds borrowed to purchase the interest have been fully repaid.

        We will not invest in real estate contracts of sale unless the contracts are in recordable form and are appropriately recorded in the applicable chain of title.

        Cash resources are invested in permitted temporary investments, which include short-term U.S. government securities, bank certificates of deposit, and other short-term liquid investments. To maintain our REIT qualification, we also may invest in securities that qualify as "real estate assets" and produce qualifying income under the REIT provisions of the Code. Any investments in other REITs in which the advisor or any director is an affiliate must be approved as being fair and reasonable by a majority of the directors (which must include a majority of the independent directors) who are not otherwise interested in the transaction.

        If at any time the character of our investments would cause us to be deemed an "investment company" for purposes of the Investment Company Act of 1940 (the "Investment Company Act"), we will take the necessary action to ensure that we are not deemed to be an investment company. The advisor will continually review our investment activity, including monitoring the proportion of our portfolio that is placed in various investments, to attempt to ensure that we do not come within the application of the Investment Company Act.

        Our reserves, if any, will be invested in permitted temporary investments. The advisor will evaluate the relative risks and rate of return, our cash needs, and other appropriate considerations when making short-term investments on our behalf. The rate of return of permitted temporary investments may be less than would be obtainable from real estate investments.

Investment Decisions

        The advisor's investment department, under the oversight of its chief investment officer, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities for the Managed REITs and W. P. Carey. The advisor also has an investment committee that provides services to the Managed REITs. Before an investment is made, the transaction is generally reviewed by the advisor's investment committee, except under the limited circumstances described below. The investment committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. The advisor places special emphasis on having experienced individuals serve on its investment committee. The advisor generally will not invest in a transaction on our behalf unless it is approved by the investment committee, except that investments with a total purchase price of $10.0 million or less may be approved by either the chairman of the investment committee or the advisor's chief investment officer (up to, in the case of investments other than long-term net leases, a cap of $30.0 million or 5% of our estimated net asset value per share ("NAV"), whichever is greater, provided that such investments may not have a credit rating of less than BBB-). For transactions that meet the investment criteria of more than one Managed REIT, the chief investment officer has discretion to allocate the investment to or among the Managed REITs. In cases where two or more Managed REITs, or one or more of the Managed REITs and W. P. Carey, will hold the investment, a majority of the independent directors of each Managed REIT investing in the property must also approve the transaction.

        The following people currently serve on the investment committee:

  •
  Nathaniel S. Coolidge, Chairman—Former senior vice president and head of the bond and corporate finance department of John Hancock Mutual Life Insurance (currently known as John Hancock Life Insurance Company). Mr. Coolidge's responsibilities included overseeing its entire portfolio of fixed income investments and private equities.

  •
  Axel K.A. Hansing—Currently serving as a partner at Coller Capital, Ltd., a global leader in the private equity secondary market.

  •
  Frank J. Hoenemeyer—Former vice chairman and chief investment officer of the Prudential Insurance Company of America. As chief investment officer, he was responsible for all of Prudential Insurance Company of America's investments including stocks, bonds and real estate.

  •
  Jean Hoysradt—Currently serving as the chief investment officer of Mousse Partners Limited ("Mousse"), an investment office based in New York, since 2001. Prior to joining Mousse, she served as Senior Vice President and head of Securities Investment and Treasury at New York Life Insurance Company.

  •
  Richard C. Marston—Currently the James R.F. Guy professor of Finance and Economics at the Wharton School of the University of Pennsylvania.

  •
  Nick J.M. van Ommen—Former chief executive officer of the European Public Real Estate Association (EPRA), currently serves on the supervisory boards of several companies, including Babis Vovos International Construction SA, a listed real estate company in Greece, Intervest Retail and Intervest Offices, listed real estate companies in Belgium, and IMMOFINANZ, a listed real estate company in Austria.

  •
  Dr. Karsten von Köller—Currently chairman of Lone Star Germany GmbH, a U.S. private equity firm, Chairman of the Supervisory Boards of Düsseldorfer Hypothekenbank AG and MHB Bank AG, and Vice Chairman of the Supervisory Boards of IKB Deutsche Industriebank AG and Corealcredit Bank AG.

        The advisor is required to use its best efforts to present a continuing and suitable investment program to us but is not required to present to us any particular investment opportunity, even if it is of a character that, if presented, could be taken by us.

Segments

        We operate in one reportable segment, real estate ownership with domestic and foreign investments. For the six months ended June 30, 2013, revenue from our tenant Hellweg Die Profi-Baumarkte GmbH & Co. KG ("Hellweg 2") represented 13% of our total lease revenues, inclusive of noncontrolling interest.

Competition

        We face active competition from many sources for investment opportunities in commercial properties net leased to major corporations both domestically and internationally. In general, we believe the advisor's experience in real estate, credit underwriting, and transaction structuring should allow us to compete effectively for commercial properties to the extent we make future acquisitions. However, competitors may be willing to accept rates of returns, lease terms, other transaction terms, or levels of risk that we may find unacceptable.

Environmental Matters

        We have invested, and expect to continue to invest, in properties currently or historically used as industrial, manufacturing, and commercial properties. Under various federal, state, and local environmental laws and regulations, current and former owners and operators of property may have liability for the cost of investigating, cleaning up, or disposing of hazardous materials released at, on, under, in, or from the property. These laws typically impose responsibility and liability without regard to whether the owner or operator knew of or was responsible for the presence of hazardous materials or contamination, and liability under these laws is often joint and several. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous materials. As part of our efforts to mitigate these risks, we typically engage third parties to perform assessments of potential environmental risks when evaluating a new acquisition of property, and we frequently obtain contractual protection (indemnities, cash reserves, letters of credit, or other instruments) from property sellers, tenants, a tenant's parent company, or another third party to address known or potential environmental issues.

Transactions with Affiliates

        We enter into transactions with our affiliates, including the other Managed REITs and our advisor or its affiliates, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. These transactions typically take the form of jointly-owned investments, direct purchases of assets, mergers, or another type of transaction. Like us, the other Managed REITs intend to consider alternatives for providing liquidity for their stockholders some years after they have invested substantially all of the net proceeds from their initial public offerings. Investments with affiliates of W. P. Carey are permitted only if a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve the allocation of the transaction among the affiliates as being fair and reasonable to us and the affiliate makes its investment on substantially the same terms and conditions as us.

        On May 2, 2011, CPA®:14 merged with and into one of our subsidiaries pursuant to the CPA®:14/16 Merger Agreement. In order to fund a portion of the CPA®:14/16 Merger consideration, we received $121.0 million in cash from W. P. Carey in 2011 in return for the issuance of 13,750,000 shares of our common stock.

        In May 2011, we incurred a non-cash charge of $34.3 million in connection with the issuance of the Special Member Interest to a subsidiary of W. P. Carey in consideration of the amendment of our advisory agreement.

        Subsidiaries of W. P. Carey collectively own approximately 18.3% of our outstanding common stock, which excludes its ownership in the Special Member Interest.

Financial Information About Geographic Areas

        See Our Portfolio above and Note 18 to the accompanying audited consolidated financial statements of CPA®:16 — Global for financial information pertaining to our geographic operations.

Properties

        Our principal corporate offices are located at 50 Rockefeller Plaza, New York, NY 10020. The advisor also has its primary international investment offices located in London and Amsterdam. The advisor also has office space domestically in Dallas, Texas and internationally in Shanghai. The advisor leases all of these offices and believes these leases are suitable for our operations for the foreseeable future.

        See Our Portfolio above for a discussion of the properties we hold for rental operations and Schedule III—Real Estate and Accumulated Depreciation in the accompanying consolidated financial statements for CPA®:16 — Global for a detailed listing of such properties.

Legal Proceedings

        At June 30, 2013, we were not involved in any material litigation.

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Unlisted Shares and Distributions

        There is no active public trading market for our shares. At September 16, 2013, there were approximately 46,900 holders of record of our shares.

        We are required to distribute annually at least 90% of our net taxable income, excluding net capital gains, to maintain our status as a REIT. Quarterly distributions declared by us for the past three years are as follows:

	Years Ended December 31,
	2013	2012	2011
First quarter	$0.1678	$0.1670	$0.1656
Second quarter	0.1680	0.1672	0.1656
Third quarter	—	0.1674	0.1662
Fourth quarter	—	0.1676	0.1668

	$0.3358	$0.6692	$0.6642

Unregistered Sales of Equity Securities

        For the three months ended June 30, 2013, we issued 514,434 shares of our common stock to the advisor as consideration for asset management fees. These shares were issued at a price per share of $8.70, which represents our most recently published NAV per share as approved by our board of directors at the date of issuance. Since none of these transactions were considered to have involved a "public offering" within the meaning of Section 4(a)(2) of the Securities Act, the shares issued were deemed to be exempt from registration. In acquiring our shares, the advisor represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

        For the three months ended December 31, 2012, we issued 254,333 shares of common stock to the advisor as consideration for asset management fees. These shares were issued at $9.10 per share, which was our most recently published NAV as approved by our board of directors at the date of issuance. Since none of these transactions were considered to have involved a "public offering" within the meaning of Section 4(a)(2) of the Securities Act, the shares issued were deemed to be exempt from registration. In acquiring our shares, the advisor represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

Issuer Purchases of Equity Securities

2013 Period	Total number of shares purchased(a)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or program(a)	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or program(a)
April	—	—	N/A	N/A
May	—	—	N/A	N/A
June	647,342	$8.42	N/A	N/A

Total	647,342

(a)
Represents shares of our common stock repurchased under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. We satisfied all of the above redemption requests received during the three months ended June 30, 2013. We receive fees in connection with share redemptions. In light of the Merger, our board of directors has suspended our redemption plan, with the exception of special-circumstances redemptions.

2012 Period	Total number of shares purchased(a)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or program(a)	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or program(a)
October	—	—	N/A	N/A
November	—	—	N/A	N/A
December	754,620	$8.33	N/A	N/A

Total	754,620

(a)
Represents shares of our common stock repurchased through our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. We satisfied all redemption requests received in 2012. The redemption plan will terminate if and when our shares are listed on a national securities market.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Management's discussion and analysis of financial condition and results of operations ("MD&A") is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.

Business Overview

        As described in more detail above, we are a publicly owned, non-listed REIT that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions, and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, and sales of properties. We were formed in 2003 and are managed by the advisor.

        As discussed above, on May 2, 2011, CPA®:14 merged with and into one of our subsidiaries. This CPA®: 14/16 Merger had a significant impact on our asset and liability base and on our full-year 2012 results as described below.

Financial and Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2013	2012	2013	2012
Total revenues	$79,938	$80,544	$158,613	$161,840
Net income attributable to CPA®:16 Stockholders	9,141	7,977	11,883	15,297
Cash distributions paid	34,130	33,676	68,094	67,099
Net cash provided by operating activities			95,694	94,072
Net cash provided by investing activities			33,671	56,049
Net cash used in financing activities			(124,571)	(172,771)
Supplemental financial measure:
Modified funds from operations(a)	52,801	40,640	93,218	81,598

(a)
We consider the performance metrics listed above, including Modified funds from operations ("MFFO"), a supplemental measure that is not defined by GAAP ("non-GAAP"), to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders. See Supplemental Financial Measures below for our definition of this non-GAAP measure and a reconciliation to its most directly comparable GAAP measure.

        Total revenues decreased for the three and six months ended June 30, 2013 as compared to the same periods in 2012, primarily due to the impact of Carrefour France, SAS, one of our lessees, declining to exercise its lease termination options on five properties at June 30, 2012, thereby increasing the period over which straight-line revenue is recognized. These decreases were partially offset by the favorable impact of foreign currency fluctuations on operations during the three and six months ended June 30, 2013.

        Net income attributable to CPA®:16 Stockholders increased for the three months ended June 30, 2013 as compared to the same period in 2012, primarily due to the following in the current year period: the receipt of lease termination income in connection with the sale of several properties, a gain recognized on the deconsolidation of a subsidiary, and a decrease in interest expense. These increases were partially offset by impairment charges and allowances for credit losses recognized on several properties during the current year period, a net loss on the sales of several properties recognized during the current year period, and a net gain on the extinguishment of debt recognized in the prior year period.

        Net income attributable to CPA®:16 Stockholders decreased for the six months ended June 30, 2013 as compared to the same period in 2012, primarily due to the impact of impairment charges and allowances for credit losses recognized on several properties during the current year period, a net loss on the sales of several properties recognized during the current year period, a net gain on the extinguishment of debt recognized in the prior year period, and a decrease in revenue during the current year period as described above. These decreases were partially offset by the following in the current year period: the receipt of lease termination income in connection with the sale of several properties, a gain recognized on the deconsolidation of a subsidiary, and a decrease in interest expense.
        Net cash provided by operating activities increased for the six months ended June 30, 2013 as compared to the same period in 2012, primarily due to the receipt of lease termination income in connection with the sale of a property.

        Our MFFO increased for both the three and six months ended June 30, 2013 as compared to the same periods in 2012, primarily due to lease termination income received in connection with the sales of several properties during the current year periods and a decrease in interest expense during the current year periods.

        Our quarterly cash distribution was $0.1680 per share for the second quarter of 2013, which equated to $0.6720 per share on an annualized basis, and was paid on July 15, 2013 to stockholders of record at June 30, 2013.

Financial Highlights

	Years Ended December 31,
(In thousands)	2012	2011	2010
Total revenues	$317,773	$304,928	$226,817
Net income attributable to CPA®:16 Stockholders	18,066	9,500	32,007
Net cash provided by operating activities	190,939	156,927	121,390
Net cash provided by (used in) investing activities	72,598	(181,270)	(30,762)
Net cash (used in) provided by financing activities	(307,372)	76,068	(115,951)
Cash distributions paid	134,649	103,880	82,013
Supplemental financial measure:
Modified funds from operations	171,182	138,195	79,314

        We consider the performance metrics listed above, including MFFO, a non-GAAP supplemental measure, to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders. See Supplemental Financial Measures below for our definition of this non-GAAP measure and reconciliations to its most directly comparable GAAP measure.

        Total revenues, net income, and cash flow from operating activities all increased for the year ended December 31, 2012 as compared to 2011, primarily due to results of operations and cash flow generated from the properties acquired in the CPA®: 14/16 Merger in May 2011. Additionally, net income attributable to CPA®:16 Stockholders for the year ended December 31, 2011 reflected a non-cash charge of $34.3 million incurred in connection with the amendment of our advisory agreement and the issuance of the Special Member Interest to a subsidiary of W. P. Carey in connection with the UPREIT Reorganization in May 2011.

        Our MFFO supplemental measure increased for the year ended December 31, 2012 as compared to 2011, primarily reflecting the accretive impact to MFFO from properties acquired in the CPA®: 14/16 Merger.

        Our quarterly cash distribution was $0.1676 per share for the fourth quarter of 2012, which equates to $0.6704 per share on an annualized basis.

        Net Asset Values—The advisor generally calculates our estimated NAV by relying in part on an estimate of the fair market value of our real estate provided by a third party, adjusted to give effect to the estimated fair value of mortgages encumbering our assets (also provided by a third party) as well as other adjustments. Our NAV is based on a number of variables, including, among others, changes in the credit profiles of individual tenants; lease terms, expirations, and non-renewals; lending credit spreads; foreign currency exchange rates; potential asset sales; and tenant defaults and bankruptcies. We do not control all of these variables and, as such, cannot predict how they will change in the future.

        Please see "The Real Estate Portfolio Appraisal By Robert A. Stanger & Co., Inc." beginning on page 84 for more information.

How We Evaluate Results of Operations

        We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and increasing our equity in our real estate. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

        We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities, and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily from long-term lease contracts. These leases are generally triple net and mitigate, to an extent, our exposure to certain property operating expenses. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in evaluating our ability to fund operating expenses, service debt and fund distributions to stockholders.

        We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to stockholders, obtaining non-recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, managing our line of credit, and making mortgage principal payments. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and non-recourse mortgage debt. A lender on a non-recourse mortgage loan generally has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, or evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.

Results of Operations

Impact of the CPA®: 14/16 Merger

        The assets we acquired and liabilities we assumed in the CPA®: 14/16 Merger exclude certain sales made in connection with the CPA®: 14/16 Merger by CPA®:14 of equity interests in entities that owned six properties (the "Asset Sales") to CPA®:17 — Global and W. P. Carey, for an aggregate of $89.5 million in cash. Immediately prior to the CPA®: 14/16 Merger and subsequent to the Asset Sales, CPA®: 14's portfolio was comprised of full or partial ownership in 177 properties, substantially all of which were triple-net leased. In the CPA®: 14/16 Merger, we acquired these properties and their related leases with an average remaining life of 8.3 years and an estimated aggregate annualized contractual minimum base rent of $149.8 million. We also assumed the related property debt comprised of seven variable-rate and 48 fixed-rate non-recourse mortgages with preliminary fair values of $38.1 million and $421.9 million, respectively, with weighted-average annual interest rates of 6.8% and 6.1%, respectively.

        We accounted for the CPA®: 14/16 Merger as a business combination under the acquisition method of accounting. As part of the CPA®: 14/16 Merger, we acquired from CPA®:14 the remaining equity interests in a subsidiary that we previously consolidated, which was accounted for as an equity transaction. Acquisition costs of $13.6 million related to the CPA®: 14/16 Merger, as well as those related to the equity transaction described above and the reorganization described below, were expensed as incurred and classified within General and administrative expense in the consolidated statements of income for the year ended December 31, 2011. The lease revenues and income from operations contributed from the properties acquired from the date of the CPA®: 14/16 Merger through December 31, 2011 were $55.6 million and $5.3 million, respectively.

        We amended our advisory agreement with affiliates of W. P. Carey to give effect to this reorganization and to reflect a revised fee structure whereby (i) our asset management fees were prospectively reduced to 0.5% from 1.0% of the asset value of a property under management and (ii) the former 15% subordinated incentive fee and termination fees were eliminated. The Special General Partner is entitled to 10% of our available cash (the "Available Cash Distribution"), which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and lump-sum or "balloon" payments. The Special General Partner may also elect to receive the Available Cash Distribution in shares of our common stock. The Available Cash Distribution is contractually limited to 0.5% of our assets excluding cash, cash equivalents, and certain short-term investments and non-cash reserves ("Adjusted Invested Assets"). The fee structure related to initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remained unchanged. On September 28, 2012, we entered into an amended and restated advisory agreement with the same fee structure; however, advisor personnel expenses are now allocated on a revenue basis amongst the Managed REITs (See Note 4 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        The following tables present other operating data that management finds useful in evaluating results of operations:

	June 30, 2013	December 31, 2012
Occupancy rate—leased properties(a)	97.9%	96.9%
Number of leased properties(a)	488	498
Number of operating properties(b)	2	2

	Six Months Ended June 30,
	2013	2012
Acquisition volume (in millions)	$4.9	$—
Financing obtained (in millions)(c)	$16.0	$65.6
Average U.S. dollar/euro exchange rate(d)	$1.3135	$1.2981
U.S. Consumer Price Index ("CPI")(e)	233.5	229.5

(a)
These amounts reflect net-leased properties in which we had a full or partial ownership interest.

(b)
For all periods presented, operating properties comprise two hotels, both of which are managed by third parties.

(c)
Amount for the six months ended June 30, 2012 includes refinancings totaling $15.5 million.

(d)
The average conversion rate for the U.S. dollar in relation to the euro increased by approximately 1.2% during the six months ended June 30, 2013 in comparison to the same period in 2012, resulting in a positive impact on earnings for our euro-denominated investments in the current year period.

(e)
Most of our domestic lease agreements include contractual increases indexed to the change in the CPI.

	Years Ended December 31,
	2012	2011	2010
Occupancy rate—end of year(a)	96.9%	97.5%	98.9%
Number of properties—end of year(a)	500	512	384
Acquisition volume (in thousands)(b)	$—	$4,994	$—
Financing obtained (in thousands)(c)	$75,575	$426,275	$36,947
Average U.S. dollar/euro exchange rate(d)	$1.2861	$1.3926	$1.3279
U.S. Consumer Price Index ("CPI")(e)	229.6	225.7	219.2

(a)
These amounts reflected properties in which we had a full or partial ownership interest.

(b)
Amount for the year ended December 31, 2011 did not include properties acquired as a result of the CPA®:14/16 Merger.

(c)
Amount for the year ended December 31, 2011 included $350.0 million related to our line of credit obtained in May 2011.

(d)
The average conversion rate for the U.S. dollar in relation to the euro decreased during the year ended December 31, 2012 as compared to 2011 and increased during the year ended December 31, 2011 as compared to 2010, resulting in a negative impact on earnings in 2012 and a positive impact on earnings in 2011 for our euro-denominated investments.

(e)
Most of our domestic lease agreements include contractual increases indexed to the change in the CPI.

        The following tables set forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our consolidated real estate investments (in thousands):

	Six Months Ended June 30,
Lessee	2013	2012
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 2)(a)(b)	$17,911	$17,352
Dick's Sporting Goods, Inc.(b)	5,366	5,336
Telcordia Technologies, Inc.	5,210	5,099
Carrefour France, SAS(a)(c)	5,028	11,357
SoHo House/SHG Acquisition (UK) Limited	3,928	3,928
Nordic Atlanta Cold Storage, LLC	3,752	3,660
Tesco PLC(a)(b)	3,730	3,617
Berry Plastics Corporation(b)	3,541	3,498
LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd., and IDS Manufacturing SDN BHD(a)(d)	2,745	2,677
Fraikin SAS(a)	2,656	2,515
The Talaria Company (Hinckley)(b)	2,589	2,394
MetoKote Corp., MetoKote Canada Limited, and MetoKote de Mexico(a)(e)	2,432	2,426
PerkinElmer, Inc.	2,216	2,172
Best Brands Corp.	2,136	2,081
Ply Gem Industries, Inc.(e)(f)	2,056	2,083
Huntsman International, LLC	2,013	2,002
Caremark Rx, Inc.	1,970	1,980
Universal Technical Institute of California, Inc.	1,895	1,847
Katun Corporation(a)	1,892	1,718
Bob's Discount Furniture, LLC	1,880	1,880
Kings Food Markets	1,830	1,808
TRW Vehicle Safety Systems Inc.	1,784	1,784
Finisar Corporation	1,644	1,644
Performance Fibers GmbH(a)(f)	1,637	1,735
Other(a)(b)	56,956	55,744

	$138,797	$142,337

(a)
Amounts are subject to fluctuations in the exchange rate of the euro. The average conversion rate for the U.S. dollar in relation to the euro increased by approximately 1.2% during the six months ended June 30, 2013 in comparison to the same period in 2012, resulting in a positive impact on lease revenues for our euro-denominated investments in the current year period.

(b)
These revenues are generated in consolidated investments, generally with our affiliates, and on a combined basis include revenues applicable to noncontrolling interests totaling $19.2 million and $18.6 million, inclusive of revenues applicable to W. P. Carey of $8.8 million and $8.5 million, for the six months ended June 30, 2013 and 2012, respectively.

(c)
This decrease was due to the impact of the lessee declining to exercise its lease termination options on five properties at June 30, 2012. As a result, the straight-line periods over which revenue is to be recognized for the leases were increased.

(d)
Amount is subject to fluctuations in the exchange rate of the Malaysian ringgit and the Thai baht.

(e)
Amount is subject to fluctuations in the exchange rate of the Canadian dollar.

(f)
This decrease was primarily due to an adjustment made in the first quarter of 2012 related to amendments and adjustments to direct financing leases.

	Years Ended December 31,
Lessee	2012	2011	2010
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 2)(a)(b)	$34,518	$36,663	$34,408
Carrefour France, SAS(a)(c)	15,536	26,560	—
Dick's Sporting Goods, Inc.(b)(d)	10,710	8,032	3,141
Telcordia Technologies, Inc.	10,335	10,108	9,799
SoHo House/SHG Acquisition (UK) Limited(e)	7,856	8,933	887
Nordic Atlanta Cold Storage, LLC	7,454	6,923	6,923
Tesco plc(a)(b)	7,249	7,720	7,337
Berry Plastics Corporation(b)	6,982	6,649	6,666
LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd. and IDS Manufacturing SDN BHD(a)(f)	5,375	5,332	4,342
The Talaria Company (Hinckley)(b)(g)	5,025	6,175	5,506
Fraikin SAS(a)	4,972	5,178	4,906
MetoKote Corp., MetoKote Canada Limited and MetoKote de Mexico(a)	4,895	5,130	4,853
Perkin Elmer, Inc.(h)	4,347	2,962	—
Best Brands Corp.	4,191	4,089	4,027
Ply Gem Industries, Inc.(a)	4,159	3,968	3,947
Huntsman International, LLC	4,034	4,027	4,027
Caremark Rx, Inc.(h)	3,954	2,647	—
Bob's Discount Furniture, LLC	3,761	3,684	3,629
Universal Technical Institute of California, Inc.	3,756	3,661	3,506
Kings Super Markets Inc.	3,620	3,611	3,544
TRW Vehicle Safety Systems Inc.	3,568	3,568	3,568
Performance Fibers GmbH(a)	3,301	3,418	3,204
Finisar Corporation	3,287	3,287	3,287
Other(a)(b)(i)	116,150	93,838	51,413

	$279,035	$266,163	$172,920

(a)
Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro decreased by approximately 7.6% during the year ended December 31, 2012 in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 in comparison to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments.

(b)
These revenues are generated in consolidated investments, generally with our affiliates, and on a combined basis, include revenues applicable to noncontrolling interests totaling $37.5 million, $39.1 million, and $42.0 million, inclusive of revenues applicable to W. P. Carey of $17.3 million, $18.2 million, and $19.4 million, for the years ended December 31, 2012, 2011, and 2010, respectively.

(c)
This decrease was primarily due to the tenant vacating one of the buildings it formerly leased in September 2011. We acquired a portion of this investment in January 2011 with the remaining interest acquired in connection with the CPA®:14/16 Merger.

(d)
In the CPA®:14/16 Merger, we acquired several additional properties leased to this tenant, which contributed additional lease revenue of $2.7 million and $4.9 million for the years ended December 31, 2012 and 2011, respectively.

(e)
This change was primarily due to a lease restructuring in the first quarter of 2011. Additionally, the related build-to-suit project was completed in September 2010.

(f)
The increase for the year ended December 31, 2011 was due to a CPI-based rent increase, as well as the completion of an expansion in October 2011.

(g)
This decrease was primarily due to an adjustment made in the fourth quarter of 2011 related to amendments and adjustments to direct financing leases.

(h)
This investment was acquired in the CPA®:14/16 Merger.

(i)
This increase was primarily due to the impact of properties acquired in the CPA®:14/16 Merger.

        We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following tables set forth the net lease revenues earned by these investments from both continuing and discontinued operations. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (dollars in thousands):

		Six Months Ended June 30,
	Ownership Interest at June 30, 2013
Lessee		2013	2012
U-Haul Moving Partners, Inc. and Mercury Partners, L.P.	31%	$16,154	$16,154
The New York Times Company	27%	13,882	13,697
OBI A.G.(a)	25%	8,435	8,120
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 1)(a)(b)	25%	7,620	6,637
True Value Company	50%	7,202	7,191
Advanced Micro Devices, Inc.	67%	5,972	5,972
Pohjola Non-life Insurance Company(a)	40%	4,661	4,489
TietoEnator Plc(a)	40%	4,344	4,200
Police Prefecture, French Government(a)	50%	4,168	3,853
Schuler A.G.(a)	33%	3,351	3,077
Frontier Spinning Mills, Inc.	40%	2,299	2,308
Actebis Peacock GmbH(a)	30%	2,060	1,998
Del Monte Corporation	50%	1,763	1,763
Actuant Corporation(a)	50%	919	803
Consolidated Systems, Inc.	40%	911	927
Barth Europa Transporte e.K/MSR Technologies GmbH(a)	33%	594	572
Town Sports International Holdings, Inc.	56%	582	582
Arelis Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.)(a)(c)	35%	386	626
The Upper Deck Company(d)	50%	—	—

		$85,303	$82,969

(a)
Amounts are subject to fluctuations in the exchange rate of the euro. The average conversion rate for the U.S. dollar in relation to the euro increased by approximately 1.2% during the six months ended June 30, 2013 in comparison to the same period in 2012, resulting in a positive impact on lease revenues for our euro-denominated investments in the current year period.

(b)
This increase was primarily due to an adjustment made in the first quarter of 2012 related to amendments and adjustments to direct financing leases.

(c)
In January 2013, Arelis Broadcast signed a new lease with the jointly-owned investment at a reduced rent.

(d)
The property owned by the jointly-owned investment was vacant during both the six months ended June 30, 2013 and 2012.

		Years Ended December 31,
	Ownership Interest at December 31, 2012
Lessee		2012	2011	2010
U-Haul Moving Partners, Inc. and Mercury Partners, L.P.	31%	$32,428	$32,486	$32,486
The New York Times Company	27%	27,588	27,797	26,768
OBI A.G.(a)	25%	16,016	17,141	16,006
True Value Company(b)	50%	14,074	14,450	—
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1)(a)(c)	25%	14,001	15,875	14,272
Advanced Micro Devices, Inc.(b)	67%	11,944	11,944	—
Pohjola Non-life Insurance Company(a)	40%	8,537	9,300	8,797
TietoEnator Plc(a)	40%	8,116	8,771	8,223
Police Prefecture, French Government(a)	50%	7,246	8,218	8,029
Schuler A.G.(a)	33%	6,288	6,555	6,208
Frontier Spinning Mills, Inc.	40%	4,596	4,504	4,464
Actebis Peacock GmbH(a)	30%	3,990	4,228	3,968
Del Monte Corporation(b)	50%	3,527	3,527	—
Consolidated Systems, Inc.	40%	1,847	1,933	1,831
Actuant Corporation(a)	50%	1,731	1,816	1,745
Thomson Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.)(a)(d)	35%	1,331	4,243	4,165
Town Sports International Holdings, Inc. (formerly LifeTime Fitness, Inc.)(b)(e)	56%	1,177	13,548	—
Barth Europa Transporte e.K/MSR Technologies GmbH (formerly Lindenmaier A.G.)(a)(f)	33%	1,138	1,542	1,347
Best Buy Co., Inc.(b)(g)	0%	—	2,251	—

		$165,575	$190,129	$138,309

(a)
Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro decreased by approximately 7.6% during the year ended December 31, 2012 in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 in comparison to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments.

(b)
This entity was acquired in the CPA®:14/16 Merger.

(c)
This decrease was primarily due to an adjustment made in the fourth quarter of 2011 related to amendments and adjustments to direct financing leases.

(d)
In December 2011, Thales S.A. vacated the building at the end of its lease term and the entity entered into leases with three new tenants at a significantly reduced rent.

(e)
In September 2011, the entity sold the properties leased to LifeTime Fitness, Inc. The entity continues to lease properties to Town Sports International Holdings, Inc.

(f)
The entity sold one property leased to Barth Europa Transporte e.K in February 2012.

(g)
In September 2011, the entity sold its properties and distributed the proceeds to its partners.

Leasing Activity

        The following discussion presents a summary of our leasing activity on our existing properties for the periods presented and does not include new acquisitions.

        During the three months ended June 30, 2013, we signed six leases, totaling approximately 0.3 million square feet of leased space. Of these leases, two were with new tenants and four were renewals or extensions with existing tenants. The average rent for these leases decreased from $6.97 per square foot to $5.53 per square foot. One of the tenants received a tenant improvement allowance of $0.8 million.

        During the three months ended June 30, 2012, we signed two leases, totaling approximately 0.2 million square feet of leased space. These leases were renewals or short-term extensions with existing tenants. The average rent for these leases decreased from $5.61 per square foot to $4.33 per square foot after the renewals. Neither of the tenants received tenant improvement allowances or concessions.

        During the six months ended June 30, 2013, we signed seven leases, totaling approximately 0.3 million square feet of leased space. Of these leases, two were with new tenants and five were renewals or extensions with existing tenants. The average rent for these leases decreased from $7.01 per square foot to $5.59 per square foot. One of the tenants received a tenant improvement allowance of $0.8 million.

        During the six months ended June 30, 2012, we signed four leases, totaling approximately 0.5 million square feet of leased space. All four leases were renewals or short-term extensions with existing tenants. The average rent for these leases increased from $4.81 per square foot to $4.82 per square foot after the renewals. None of the tenants received tenant improvement allowances or concessions.

        During the year ended December 31, 2012, we signed 12 leases, totaling approximately 1.5 million square feet of leased space. Of these leases, two were with new tenants and 10 were renewals or short-term extensions with existing tenants. The average new rent for these leases was $4.49 per square foot and the average former rent was $5.81 per square foot. None of the tenants had tenant improvement allowances or concessions.

        During the year ended December 31, 2011, we signed seven leases with new tenants, totaling approximately 0.6 million square feet of leased space. The average rent for these leases was $4.27 per square foot. None of the tenants had tenant improvement allowances or concessions.

Lease Revenues

        As of June 30, 2013, approximately 75% of our net leases, based on annualized contractual minimum base rent, provide for adjustments based on formulas indexed to changes in the CPI, or other similar indices for the jurisdiction in which the property is located, some of which have caps and/or floors. In addition, approximately 23% of our net leases on that same basis have fixed rent adjustments with contractual minimum base rent scheduled to increase by an average of 2% in the next 12 months. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies, primarily the euro.

        As of December 31, 2012, approximately 75% of our net leases, based on annualized contractual minimum base rent, provide for adjustments based on formulas indexed to changes in the CPI, or other similar indices for the jurisdiction in which the property is located, some of which have caps and/or floors. In addition, approximately 22% of our net leases on that same basis have fixed rent adjustments. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies, primarily the euro.

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, lease revenues decreased by $1.6 million and $3.5 million, respectively, primarily due to the impact of Carrefour France, SAS declining to exercise its lease termination options on five properties at June 30, 2012 totaling $2.7 million and $5.4 million, respectively, and the effects of leasing activity totaling $0.6 million and $1.2 million, respectively. These decreases were partially offset by scheduled rent increases of $1.4 million and $2.6 million, respectively, and the favorable impact of foreign currency fluctuations of $0.4 million and $0.6 million, respectively.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, lease revenues increased by $12.9 million, primarily due to an increase of $24.7 million as a result of properties acquired in the CPA®:14/16 Merger and scheduled rent increases of $2.4 million, partially offset by the unfavorable impact of foreign currency fluctuations of $7.4 million and the effects of lease restructurings, rejections, and expirations totaling $6.1 million.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, lease revenues increased by $93.2 million, primarily due to an increase of $78.2 million as a result of properties acquired in the CPA®:14/16 Merger and the acquisition of shares in a subsidiary of CPA®:14 that owns ten properties in France (the "Carrefour Properties") in January 2011 (See Note 5 to the accompanying audited consolidated financial statements of CPA®:16 — Global). SoHo House, a build-to-suit property which was placed into service in September 2010, contributed revenue of $8.9 million for 2011.

Other Operating Income

        Other operating income generally consists of costs reimbursable by tenants and non-rent related revenues, including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of such settlements cannot always be estimated. Reimbursable tenant costs are recorded as both income and property expense, and, therefore, have no impact on net income.

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, other operating income increased by $1.0 million and $0.9 million, respectively, primarily due to the receipt of $0.9 million during the second quarter of 2013 related to the termination of an easement between one of our property-owning subsidiaries and the tenant of an adjacent property.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, other operating income increased by $5.2 million, primarily due to an increase in reimbursable tenant costs of $4.5 million, of which $3.3 million was a result of the CPA®:14/16 Merger. Additionally, during the fourth quarter of 2011, we settled an outstanding lawsuit with a former tenant of CPA®:14 and received $1.1 million.

Interest Income on Notes Receivable

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, interest income on notes receivable decreased by $0.9 million, primarily due to a decrease in interest income received from the note receivable related to our SoHo House investment of $0.7 million. We received full repayment of the note in January 2012.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, interest income on notes receivable decreased by $21.5 million, primarily as a result of the decrease in our investment in the Hellweg 2 note receivable resulting from the exercise of a purchase option in November 2010 (See Note 6 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

General and Administrative

        2013 vs. 2012—For the six months ended June 30, 2013 as compared to the same period in 2012, general and administrative expense increased by $1.0 million, primarily due to an increase in management expenses of $1.8 million. Management expenses include our reimbursements to the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations and increased primarily due to an amendment to the advisory agreement in 2012 related to the basis of allocating advisor personnel expenses amongst W. P. Carey and the CPA REITs (See Note 3 to the accompanying audited consolidated financial statements of CPA®:16 — Global). The increase was partially offset by a decrease in professional fees of $1.0 million. Professional fees include legal, accounting, and investor-related expenses incurred in the normal course of business.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, general and administrative expense decreased by $11.3 million. The decrease was comprised of CPA®:14/16 Merger-related costs of $13.5 million not recurring in the current year period, partially offset by an increase in management expenses of $2.0 million. Management expenses include our reimbursements to the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations and increased primarily due to the CPA®:14/16 Merger and an amendment to the advisory agreement in 2012 related to the basis of allocating advisor personnel expenses amongst the Managed REITs from individual time records to reported revenues (See Note 4 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, general and administrative expense increased by $17.4 million. CPA®:14/16 Merger-related costs represented $11.8 million of this increase, while professional fees and management expenses each represented an increase of $2.1 million. Professional fees include legal, accounting, and investor-related expenses incurred in the normal course of business. Professional fees increased primarily due to CPA®:14/16 Merger-related activity.

Depreciation and Amortization

        2013 vs. 2012—For the six months ended June 30, 2013 as compared to the same period in 2012, depreciation and amortization decreased by $1.0 million. The six months ended June 30, 2012 included a write-off of $0.6 million of lease intangibles related to a tenant bankruptcy.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, depreciation and amortization increased by $10.0 million, primarily as a result of properties acquired in the CPA®:14/16 Merger, which contributed $10.2 million to the increase.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, depreciation and amortization increased by $35.3 million, primarily as a result of properties acquired in the CPA®:14/16 Merger, which contributed $21.3 million to the increase, and the Carrefour Properties, which contributed $11.5 million to the increase.

Property Expenses

        2013 vs. 2012—For both the three and six months ended June 30, 2013 as compared to the same periods in 2012, property expenses increased by $1.0 million. The increase for the three-month period was primarily due to increases in professional fees of $0.5 million and reimbursable tenant costs of $0.4 million. The increase for the six-month period was primarily due to increases in professional fees of $0.7 million, real estate taxes of $0.6 million, and uncollected rent expense of $0.5 million, partially offset by decreases in reimbursable tenant costs of $0.3 million and asset management fees of $0.3 million as a result of property dispositions subsequent to June 30, 2012, which decreased the asset base from which the advisor earns a fee. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no impact on our results of operations.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, property expenses increased by $0.4 million. The increase was primarily due to an increase in asset management fees of $1.6 million as a result of the CPA®:14/16 Merger, which increased the asset base from which the advisor earns a fee, as well as increases in professional fees of $1.5 million, real estate taxes of $0.8 million, and uncollected rent expense of $0.3 million. These increases were partially offset by a decrease in performance fees of $3.9 million as a result of the changes to our advisory agreement in connection with the UPREIT Reorganization. Subsequent to the UPREIT Reorganization, we no longer pay the advisor performance fees. Instead, we pay distributions to the Special General Partner (See Note 4 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, property expenses increased by $5.8 million. Asset management fees increased by $5.2 million as a result of the CPA®:14/16 Merger. Reimbursable tenant costs, primarily related to the CPA®:14/16 Merger, increased by $5.1 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no impact on our results of operations. Additionally, primarily as a result of the CPA®:14/16 Merger, uncollected rent expense, real estate taxes, and professional fees increased by $0.9 million, $0.7 million, and $0.5 million, respectively. These increases were partially offset by a decrease in performance fees of $7.8 million as a result of the changes to the advisory agreement in connection with the UPREIT Reorganization (See Note 4 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Issuance of Special Member Interest

        During the year ended December 31, 2011, we incurred a non-cash charge of $34.3 million related to the issuance of the Special Member Interest to a subsidiary of W. P. Carey in consideration of the amendment of the advisory agreement as a result of the UPREIT Reorganization (See Note 4 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Impairment Charges

        2013—During both the three and six months ended June 30, 2013, we recognized impairment charges totaling $3.0 million, inclusive of amounts attributable to noncontrolling interests of $0.9 million, on several properties leased to one tenant in order to reduce their carrying values to their estimated fair values based on a change in our estimated holding period during the second quarter of 2013 due to a potential sale of the properties.

        Our impairment charges are more fully described in Note 13 to the accompanying audited consolidated financial statements of CPA®:16 — Global. Impairment charges related to our continuing real estate operations were as follows (in thousands):

	Years Ended December 31,
Lessee	2012	2011	2010	Triggering Event
Cheese Works, Ltd.	$4,355	$—	$—	Tenant liquidation
Carrefour France, SAS	—	7,515	—	Property vacant with deteriorating market
The Talaria Company (Hinckley)	—	—	8,238	Anticipated sale which was ultimately not consummated
Various lessees	1,486	2,317	1,356	Declines in guaranteed residual values, an anticipated sale, and a decline in market conditions

Impairment charges included in expenses	$5,841	$9,832	$9,594

        See Income from Equity Investments in Real Estate and Discontinued Operations below for additional impairment charges incurred.

        As part of our portfolio management strategy, we exit from investments containing lower-quality, lower-growth assets. We have been marketing several properties for sale. We evaluate all potential sale opportunities taking into account the long-term growth prospects of assets being sold, the use of proceeds, and the impact to our balance sheet, in addition to the impact on operating results. In our experience, it is difficult for many buyers to complete these transactions in the timing contemplated or at all. Where the undiscounted cash flows, when considering and evaluating the various alternative courses of action that may occur, are less than the asset's carrying value, we recognize an impairment charge to reduce the property to its estimated fair value. Further, it is possible that we may sell an asset for a price below its estimated fair value and record a loss on sale.

Allowance for Credit Losses

        2013—During both the three and six months ended June 30, 2013, we recorded an allowance for credit losses of $9.4 million, inclusive of amounts attributable to noncontrolling interests of $1.7 million, on several properties classified as Net investments in direct financing leases due to a decline in the estimated amount of future payments we will receive from the respective tenants, including the early termination of the direct financing leases.

Income from Equity Investments in Real Estate

        Income from equity investments in real estate represents our proportionate share of net income or loss (revenue less expenses) from investments entered into with affiliates or third parties in which we have a noncontrolling interest but over which we exercise significant influence.

        2013 vs. 2012—For the three months ended June 30, 2013 as compared to the same period in 2012, net income from equity investments in real estate increased by $0.6 million, primarily due to a decrease in our share of real estate tax estimates of $0.4 million on the jointly-owned investment in the property leased to The Upper Deck Company.

        For the six months ended June 30, 2013 as compared to the same period in 2012, net income from equity investments in real estate decreased by $1.4 million, primarily due to our share of non-recurring lease termination income of $1.7 million received in February 2012 from the jointly-owned investment in the property now leased to Arelis Broadcast, Veolia Transport, and Marchal Levage (formerly

Thales S.A.), partially offset by the $0.4 million decrease in our share of real estate tax estimates on the jointly-owned investment in the property leased to The Upper Deck Company.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, income from equity investments in real estate decreased by $4.3 million. This decrease was primarily attributable to the impact of other-than-temporary impairment charges totaling $6.9 million incurred on two jointly-owned investments, which were recorded as a result of a valuation conducted in connection with the W. P. Carey/CPA®:15 Merger. This decrease was partially offset by the impact of equity investments acquired in the CPA®:14/16 Merger, which contributed an additional $1.9 million for the year ended December 31, 2012 as compared to 2011, as well as our share of lease termination income received from the Thales S.A. investment in February 2012 of $1.7 million.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, income from equity investments in real estate increased by $4.5 million. This increase was comprised of the impact of equity investments acquired in the CPA®:14/16 Merger, which contributed $1.7 million, as well as our share of a gain recognized on a jointly-owned investment's buyback, at a discount, of a non-recourse mortgage loan that encumbered the property, which contributed $1.2 million. Other-than-temporary impairment charges totaling $1.0 million incurred on two jointly-owned investments during 2010 also accounted for the increase in 2011.

Gain on Extinguishment of Debt

        2012—During the year ended December 31, 2012, we recognized a net gain on the extinguishment of debt of $5.5 million, comprised primarily of a gain of $5.8 million resulting from the modification and partial extinguishment of the non-recourse mortgage loan related to our Hellweg 2 investment.

        2011—During the year ended December 31, 2011, we recognized a net gain on the extinguishment of debt of $3.6 million, comprised primarily of a gain of $6.0 million in connection with the repurchase of a loan, partially offset by a loss of $2.5 million resulting from the defeasance of eight loans in connection with obtaining our line of credit (See Note 11 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Bargain Purchase Gain on Acquisition

        In May 2011, we recognized a bargain purchase gain of $17.0 million in the CPA®:14/16 Merger because the fair values of CPA®:14's net assets increased more than the fair values of our net assets during the period between the date of the CPA®:14/16 Merger Agreement on December 13, 2010 and the closing of the CPA®:14/16 Merger on May 2, 2011. In addition, during the third and fourth quarters of 2011, we identified certain measurement period adjustments primarily related to properties acquired in the CPA®:14/16 Merger that were leased to PETsMART, Inc. ("PETsMART"), which impacted the provisional acquisition accounting, and resulted in an increase of $11.7 million to the preliminary bargain purchase gain. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the CPA®:14/16 Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the CPA®:14/16 Merger in that quarter of $1.6 million. This change was recorded as an out-of-period adjustment in the statements of operations in the third quarter of 2012 (See Note 2 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Interest Expense

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, interest expense decreased by $1.9 million and $4.8 million, respectively, primarily due to the impact of (i) the amendment to the Line of Credit executed on August 1, 2012 totaling $0.8 million and $1.5 million, respectively, (ii) lower interest rates on the variable-rate debt encumbering the properties leased to Carrefour France, SAS totaling $0.6 million and $1.5 million, respectively, and (iii) the repayment of several non-recourse mortgage loans during 2012 totaling $0.4 million and $1.0 million, respectively.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, interest expense decreased by $2.2 million, primarily due to the impact of fluctuations in foreign currency exchange rates.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, interest expense increased by $30.3 million. Mortgage financing assumed in the CPA®:14/16 Merger and in the acquisition of the Carrefour Properties in January 2011 comprised $19.5 million of the increase, while amounts borrowed under our line of credit contributed $6.1 million. Additionally, capitalized interest expense decreased by $2.8 million for the year ended December 31, 2011 as compared to 2010 as a result of SoHo House being placed into service in September 2010.

Provision for Income Taxes

        2013 vs. 2012—For the six months ended June 30, 2013 as compared to the same period in 2012, provision for income taxes increased by $0.9 million, primarily due to back trade taxes incurred by our third-party redeemable noncontrolling interest partner in our Hellweg 2 investment during the current year period totaling $2.4 million, partially offset by a decrease in foreign tax estimates on our Carrefour France, SAS portfolio of $1.6 million.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, provision for income taxes decreased by $0.7 million, primarily due to a net decrease in foreign tax estimates and expenses of $1.0 million.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, provision for income taxes increased by $6.7 million, primarily due to the CPA®:14/16 Merger, which accounted for incremental tax expense of $3.1 million. Additionally, we recognized an increase in foreign tax expense related to our Hellweg 2 investment totaling $2.6 million.

Discontinued Operations

        Income (loss) from discontinued operations, net of tax represents the net income or loss (revenue less expenses) from the operations of properties that were sold or held for sale.

        2013—During the three and six months ended June 30, 2013, we recognized income from discontinued operations of $4.9 million and loss from discontinued operations of $1.6 million, respectively. Income for the three months ended June 30, 2013 was comprised primarily of lease termination income of $8.1 million received in connection with the sales of several properties and a gain of $4.7 million recognized on the deconsolidation of a subsidiary, partially offset by a net loss on the sale of real estate totaling $8.0 million from the disposition of seven properties. The loss for the six months ended June 30, 2013 was comprised primarily of an impairment charge recognized of $9.3 million and a net loss on the sale of real estate totaling $5.3 million from the disposition of 11 properties, partially offset by lease termination income of $8.1 million and a gain of $4.7 million recognized on the deconsolidation of a subsidiary.

        2012—During the year ended December 31, 2012, we recognized a loss from discontinued operations of $18.1 million, primarily due to impairment charges recognized totaling $10.2 million and the net loss on sale of real estate totaling $4.1 million from the disposal of 11 properties. In addition, as a result of the termination of a lease with a tenant in May 2012, we wrote off $2.9 million of lease intangibles.

        2011—During the year ended December 31, 2011, we recognized a loss from discontinued operations of $12.5 million, primarily due to impairment charges totaling $13.8 million, of which $12.4 million was recognized on the property formerly leased to International Aluminum Corp. These charges were partially offset by the recognition of a $1.2 million gain on the deconsolidation of the subsidiary that leased property to that entity.

        2010—During the year ended December 31, 2010, we recognized income from discontinued operations of $9.2 million, primarily due to the recognition of a $7.1 million gain on the deconsolidation of the subsidiary that formerly leased property to Goertz & Schiele Corp. during the first quarter of 2010.

Net Income Attributable to Noncontrolling Interests

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, net income attributable to noncontrolling interests decreased by $7.1 million and $6.3 million, respectively. The decrease for both periods was primarily due to our affiliates' share of the gain on extinguishment of debt related to the modification and partial extinguishment of the non-recourse mortgage loan related to our Hellweg 2 investment in May 2012 of $4.2 million, and impairment charges and allowance for credit losses attributable to noncontrolling interests recognized on several properties during the three months ended June 30, 2013 of $2.6 million.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, net income attributable to noncontrolling interests increased by $15.7 million, primarily due to an increase in the Available Cash Distribution paid to the Special General Partner of $9.2 million as a result of our payment of the Available Cash Distribution during four quarters of 2012 compared to two quarters during 2011, after the UPREIT Reorganization. Additionally, our affiliates' share of the gain on extinguishment of debt related to the modification and partial extinguishment of the non-recourse mortgage loan related to our Hellweg 2 investment in May 2012 was $4.2 million (See Note 11 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, net income attributable to noncontrolling interests increased by $5.0 million, primarily due to the Available Cash Distribution paid to the Special General Partner of $6.2 million, which commenced after the UPREIT Reorganization.

Net Loss (Income) Attributable to Redeemable Noncontrolling Interests

        2013—For the six months ended June 30, 2013, we recognized a loss attributable to redeemable noncontrolling interest of $1.5 million, primarily due to back trade taxes paid by our third-party redeemable noncontrolling interest partner totaling $2.4 million, offset by income attributable to redeemable noncontrolling interest totaling $0.9 million.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, net income attributable to redeemable noncontrolling interests decreased by $4.1 million, primarily due to adjustments made during 2012 related to the misapplication of guidance in accounting for and clerical errors related to the Hellweg 2 investment (See Note 2 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, net income attributable to redeemable noncontrolling interests decreased by $20.4 million, primarily due to the November 2010 exercise of the put option in connection with the Hellweg 2 transaction in which we acquired an additional 70% interest in the limited partnership (See Note 6 to the accompanying audited consolidated financial statements of CPA®:16 — Global).

Net Income Attributable to CPA®:16 Stockholders

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, the resulting net income attributable to CPA®:16 Stockholders increased by $1.2 million and decreased by $3.4 million, respectively.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, the resulting net income attributable to CPA®:16 Stockholders increased by $8.6 million.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, the resulting net income attributable to CPA®:16 Stockholders decreased by $22.5 million.

Modified Funds from Operations

        MFFO is a non-GAAP measure we use to evaluate our business. For a definition of MFFO and a reconciliation to net income attributable to CPA®:16 Stockholders, see Supplemental Financial Measures below.

        2013 vs. 2012—For the three and six months ended June 30, 2013 as compared to the same periods in 2012, MFFO increased by $12.2 million and $11.6 million, respectively, primarily due to lease termination income received in connection with the sales of several properties during the current year periods and a decrease in interest expense during the current year periods.

        2012 vs. 2011—For the year ended December 31, 2012 as compared to 2011, MFFO increased by $33.0 million, primarily due to the positive impact of properties acquired in the CPA®:14/16 Merger.

        2011 vs. 2010—For the year ended December 31, 2011 as compared to 2010, MFFO increased by $58.9 million, primarily due to the positive impact of properties acquired in the CPA®:14/16 Merger.

Financial Condition

Sources and Uses of Cash During the Six Months Ended June 30, 2013

        We use the cash flow generated from our investments to meet our operating expenses, service debt, and fund distributions to stockholders. Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the timing of purchases and sales of real estate, the timing of the receipt of proceeds from and the repayment of non-recourse mortgage loans and receipt of lease revenues, the advisor's annual election to receive fees in shares of our common stock or cash, the timing and characterization of distributions from equity investments in real estate, payment to the advisor of the annual installment of deferred acquisition fees and interest thereon in the first quarter, payment of Available Cash Distributions, and changes in foreign currency exchange rates. Despite these fluctuations, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans, unused capacity on our Line of Credit, and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the period are described below.

Operating Activities

        Net cash provided by operating activities during the six months ended June 30, 2013 increased by $1.6 million compared to the same period in 2012, primarily due to the receipt of lease termination income in connection with the sale of a property. During the six months ended June 30, 2013, we used cash flows provided by operating activities of $95.7 million primarily to fund net cash distributions to stockholders of $44.5 million, which excluded $23.6 million in distributions that were reinvested by stockholders through our DRIP, and to pay distributions of $14.1 million to affiliates that hold noncontrolling interests in various entities with us. For 2013, the advisor elected to receive its asset management fees in shares of our common stock and as a result, during the six months ended June 30, 2013 we paid asset management fees of $8.2 million through the issuance of stock rather than in cash.

Investing Activities

        Our investing activities are generally comprised of real estate-related transactions (purchases and sales), payment of our annual installment of deferred acquisition fees to the advisor related to asset acquisitions, and capitalized property-related costs. During the six months ended June 30, 2013, we used $4.8 million to acquire one investment. We received $31.4 million in connection with the sale of 12 properties and $7.2 million in distributions from equity investments in real estate in excess of equity in net income. Funds totaling $8.0 million and $6.1 million were invested in and released from, respectively, lender-held investment accounts. In January 2013, we paid $0.5 million as our annual installment of deferred acquisition fees to the advisor.

Financing Activities

        As noted above, during the six months ended June 30, 2013, we paid distributions to stockholders and affiliates that hold noncontrolling interests in various entities with us. We drew down $45.0 million from our Line of Credit. We also repaid $93.0 million on our Line of Credit, prepaid several non-recourse mortgage loans totaling $4.9 million, and made scheduled mortgage principal installments totaling $21.0 million. We received proceeds of $16.0 million from new financing obtained on three properties, $23.6 million as a result of issuing shares through our DRIP, and $2.7 million in contributions from noncontrolling interests.

        We maintain a quarterly redemption plan pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from stockholders seeking liquidity. During the six months ended June 30, 2013, we received requests to redeem 1,232,052 shares of our common stock pursuant to our redemption plan and we redeemed these shares at an average price per share of $8.45, which is net of redemption fees, totaling $10.4 million. In light of the Merger, our board of directors has suspended our redemption plan, with the exception of special-circumstances redemptions as defined under the plan.

Sources and Uses of Cash During the Year Ended December 31, 2012

        We use the cash flow generated from our investments to meet our operating expenses, service debt, and fund distributions to stockholders. Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the timing of purchases and sales of real estate, the timing of the receipt of proceeds from and the repayment of non-recourse mortgage loans and receipt of lease revenues, the advisor's annual election to receive fees in shares of our common stock or cash, the timing and characterization of distributions from equity investments in real estate, payment to the advisor of the annual installment of deferred acquisition fees and interest thereon in the first quarter, payment of Available Cash Distributions, and changes in foreign currency exchange rates. Despite these fluctuations, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans, unused capacity on our line of credit, and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.

Operating Activities

        Our cash flow from operating activities during 2012 increased by $34.0 million compared to 2011, reflecting the positive impact from cash flows generated from properties acquired in the CPA®:14/16 Merger. During 2012, we used cash flows from operating activities of $190.9 million primarily to fund net cash distributions to stockholders of $99.7 million, which excluded $34.9 million in distributions that were reinvested by stockholders through our distribution reinvestment and share purchase plan, and to pay distributions of $31.1 million to affiliates that hold noncontrolling interests in various entities with us. For 2012, the advisor elected to receive 50% of its asset management fees in shares of our common stock and as a result, we paid asset management fees of $11.8 million through the issuance of stock rather than in cash.

Investing Activities

        Our investing activities are generally comprised of real estate-related transactions (purchases and sales), payment of our annual installment of deferred acquisition fees to the advisor, and capitalized property-related costs. We received $24.4 million in proceeds from the repayment in full of two loans related to building construction for an investment and approximately $13.0 million related to the return of our interest in a commercial mortgage loan securitization known as the Carey Commercial Mortgage Trust ("CCMT") as a result of the repayment of principal on certain mortgages included in the trust. We also received $25.1 million in connection with the sale of 11 properties (See Note 17 to the accompanying audited consolidated financial statements of CPA®:16 — Global) and $14.5 million in distributions from equity investments in real estate in excess of equity in net income. We used $2.6 million primarily to fund construction costs for an expansion project. Funds totaling $16.6 million and $17.0 million were invested in and released from, respectively, lender-held investment accounts. In January 2012, we paid $1.6 million as our annual installment of deferred acquisition fees to the advisor.

Financing Activities

        As noted above, during 2012, we paid distributions to stockholders and affiliates that hold noncontrolling interests in various entities with us. We drew down $35.0 million from our line of credit. We also repaid $119.0 million on our line of credit, prepaid several non-recourse mortgages totaling $62.4 million, and made scheduled mortgage principal installments totaling $86.0 million. We received proceeds of $67.6 million from new financing obtained on seven properties and from refinancing the mortgages on three properties, $34.9 million as a result of issuing shares through our distribution reinvestment and share purchase plan, and $20.8 million in contributions from noncontrolling interests. We also paid $3.6 million in deferred financing costs, primarily related to our line of credit. Funds totaling $2.7 million were released from lender-held escrow accounts for mortgage-related payments.

        We maintain a quarterly redemption plan pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from stockholders seeking liquidity. During 2012, we received requests to redeem 3,062,497 shares of our common stock pursuant to our redemption plan and we redeemed these shares at an average price per share of $8.60, totaling $26.3 million.

Summary of Financing

        The table below summarizes our non-recourse debt and Line of Credit (dollars in thousands):

	June 30, 2013	December 31, 2012
Carrying Value
Fixed rate	$1,443,167	$1,481,089
Variable rate(a)	260,122	306,091

Total	$1,703,289	$1,787,180

Percent of Total Debt
Fixed rate	85%	83%
Variable rate(a)	15%	17%

	100%	100%

Weighted-Average Interest Rate at End of Period
Fixed rate	5.8%	5.8%
Variable rate(a)	3.3%	3.1%

(a)
Variable-rate debt at June 30, 2013 included (i) $95.0 million outstanding under our Line of Credit; (ii) $70.1 million that has been effectively converted to a fixed rate through interest rate swap derivative instruments; (iii) $67.9 million that was subject to an interest rate cap, but for which the applicable interest rate was below the effective interest rate of the cap at June 30, 2013; (iv) $12.5 million in non-recourse mortgage loan obligations that bore interest at floating rates; and (v) $11.7 million in non-recourse mortgage loan obligations that bore interest at fixed rates but have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specific caps) at certain points during their terms. At June 30, 2013, we had no interest rate resets or expirations of interest rate swaps or caps scheduled to occur during the next 12 months.

Cash Resources

        At June 30, 2013, our cash resources consisted of cash and cash equivalents totaling $70.4 million. Of this amount, $40.8 million, at then-current exchange rates, was held in foreign subsidiaries, but we could be subject to restrictions or significant costs should we decide to repatriate these amounts. We also had a Line of Credit with unused capacity of $114.2 million, as well as unleveraged properties that had an aggregate carrying value of $102.9 million at June 30, 2013, although there can be no assurance that we would be able to obtain financing for these properties. Our cash resources can be used for working capital needs and other commitments.

Line of Credit

        On May 2, 2011, we entered into the Line of Credit with several banks, including Bank of America, N.A., which acts as the administrative agent, primarily to fund, in part, the cash portion of the CPA®:14/16 Merger consideration. CPA 16 Merger Sub, our subsidiary, is the borrower, and we and the Operating Partnership are guarantors. We incurred costs of $4.5 million during 2011 to procure the facility, which are being amortized over the term of the Line of Credit. On August 1, 2012, we amended the Line of Credit to reduce the amount available under the secured revolving credit facility from $320.0 million to $225.0 million, to reduce our annual interest rate from LIBOR plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Line of Credit is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to the conditions provided in the Line of Credit. We incurred costs of $1.1 million during 2012 to amend the facility, which are being amortized over the term of the Line of Credit. The revolving credit facility can be used to repay certain property level indebtedness and for general corporate purposes.

        Availability under the Line of Credit is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool. At June 30, 2013, availability under the line was $209.2 million, of which we had drawn $95.0 million.

        The Line of Credit is fully recourse to CPA®:16 — Global and contains customary affirmative and negative covenants, including covenants that restrict CPA®:16 — Global and our subsidiaries' ability to, among other things, incur additional indebtedness (other than non-recourse indebtedness), grant liens, dispose of assets, merge or consolidate, make investments, make acquisitions, pay distributions, enter into certain transactions with affiliates, and change the nature of our business or fiscal year. In addition, the Line of Credit contains customary events of default and certain financial covenants (See Note 11 to the accompanying audited consolidated financial statements of CPA®:16 — Global). We were in compliance with these covenants at June 30, 2013.

Cash Requirements

        During the next 12 months, we expect that our cash payments will include paying distributions to our stockholders and to our affiliates that hold noncontrolling interests in our subsidiaries, making scheduled mortgage loan principal payments, as well as other normal recurring operating expenses. Balloon payments totaling $12.9 million on our consolidated mortgage loan obligations are due during the next 12 months. Our share of balloon payments on our unconsolidated jointly-owned investments due during the next 12 months is $56.5 million. Our advisor is actively seeking to refinance certain of these loans, although there can be no assurance that it will be able to do so on favorable terms, if at all.

        We expect to fund any capital expenditures on existing properties and scheduled debt maturities on non-recourse mortgage loans through cash generated from operations, the use of our cash reserves, or amounts available on our Line of Credit.

Off-Balance Sheet Arrangements and Contractual Obligations

        The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations at June 30, 2013 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Non-recourse debt and line of credit—principal(a)(b)	$1,707,849	$59,453	$398,672	$857,050	$392,674
Deferred acquisition fees—principal	1,309	458	773	78	—
Interest on borrowings and deferred acquisition fees(c)	426,240	92,149	163,594	89,495	81,002
Subordinated disposition fees(d)	1,197	1,197	—	—	—
Operating and other lease commitments(d)	58,861	2,591	4,841	5,909	45,520

	$2,195,456	$155,848	$567,880	$952,532	$519,196

(a)
Excludes unamortized discount, net of $4.6 million.

(b)
Includes $95.0 million outstanding under our $225.0 million Line of Credit, which is scheduled to mature on August 1, 2015.

(c)
Interest on an unhedged variable-rate debt obligation was calculated using the variable interest rate and balance outstanding at June 30, 2013.

(d)
Represents amounts that may be payable to the Special General Partner in connection with sales of assets, if minimum stockholder returns are satisfied. There can be no assurance as to whether or when these fees will be paid.

(e)
Operating and other lease commitments consist primarily of rent obligations under ground leases and our share of future minimum rents payable pursuant to the advisory agreement for the purpose of leasing office space used for the administration of real estate entities. Amounts are allocated among W. P. Carey and the CPA REITs based on gross revenues and are adjusted quarterly. Rental obligations under ground leases are inclusive of amounts attributable to noncontrolling interests of approximately $11.8 million.

        Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at June 30, 2013, which consisted primarily of the euro. At June 30, 2013, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.

Equity Investments

        We have interests in unconsolidated investments that own single-tenant properties net leased to companies. Generally, the underlying investments are jointly-owned with our affiliates. At June 30, 2013, on a combined basis, these investments had total assets and third-party debt of approximately $1.6 billion and $0.9 billion, respectively. At that date, our pro rata share of their aggregate debt was $338.3 million. Cash requirements with respect to our share of these debt obligations are discussed above under Cash Requirements.

Environmental Obligations

        In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with federal, state, and foreign environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties and the provisions of such indemnifications specifically address environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Critical Accounting Estimates

        Our significant accounting policies are described in Note 2 to the accompanying audited consolidated financial statements of CPA®:16 — Global. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Purchase Price Allocation

        In connection with our acquisition of properties, we allocate the purchase price to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases and the value of in-place leases, at their relative estimated fair values.

Tangible Assets

        We determine the value attributed to tangible assets and additional investments in equity interests by applying a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates at a selected capitalization rate. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property type information. Assumptions and estimates include the following:

  •
  a discount rate or internal rate of return;

  •
  the marketing period necessary to put a lease in place;

  •
  carrying costs during the marketing period;

  •
  leasing commissions and tenant improvement allowances;

  •
  market rents and growth factors of these rents; and

  •
  a market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.

        The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

  •
  the creditworthiness of the lessees;

  •
  industry surveys;

  •
  property type;

  •
  property location and age;

  •
  current lease rates relative to market lease rates; and

  •
  anticipated lease duration.

        In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we assume the exercise of such purchase option or long-term renewal options in its determination of residual value.

        Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property growing at estimated market growth rates through the year of lease expiration.

        The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, industry standards, and our experience. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

Intangible Assets

        We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated lease term, which includes any renewal options with rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers. We measure the fair value of below-market purchase option liabilities we acquire as the excess of the present value of the fair value of the real estate over the present value of the tenant's exercise price.

        We evaluate the specific characteristics of each tenant's lease in determining the value of in-place lease intangibles. To determine the value of in-place lease intangibles, we consider the following:

  (a)
  estimated market rent;

  (b)
  estimated lease term, including renewal options at rental rates below estimated market rental rates;

  (c)
  estimated carrying costs of the property during a hypothetical expected lease-up period; and

  (d)
  current market conditions and costs to execute similar leases.

        Estimated carrying costs of the property include real estate taxes, insurance, other property operating costs, and estimates of lost rentals at market rates during the market participants' expected lease-up periods, based on assessments of specific market conditions.

        We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Bargain Purchase Gain

        In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess of the fair value of the assets and liabilities acquired over the consideration paid represents a bargain purchase gain recorded in the consolidated statement of income.

Impairments

        We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale, and equity investments in real estate. Estimates and judgments used when evaluating whether these assets are impaired are presented below.

Real Estate

        For real estate assets that we intend to hold and use in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property's asset group is less than the carrying value, the carrying value of the property's asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property's asset group over its estimated fair value. The property asset group's estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Assets Held for Sale

        We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we carry the investment at the lower of its current carrying value or as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset's expected sales price, less expected selling costs to its carrying value, and if the expected sales price, less expected selling costs is less than the property's carrying value, we reduce the carrying value to the expected sales price, less expected selling costs. We will continue to review the initial impairment for subsequent changes in the expected sales price, and may recognize an additional impairment charge if warranted.

Direct Financing Leases

        We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information and third-party estimates where available. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue.

        When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable and therefore the asset's holding period is reduced, we record an allowance for credit losses to reflect the change in the estimate of the undiscounted future rents. Accordingly, the net investment balance is written down to fair value.

Equity Investments in Real Estate

        We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment's net assets by our ownership interest percentage. For our unconsolidated jointly-owned investments in real estate, we calculate the estimated fair value of the underlying investment's real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment's debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment's other financial assets and liabilities (excluding net investment in direct financing leases) have fair values that approximate their carrying values.

Supplemental Financial Measures

        In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use supplemental non-GAAP measures which are uniquely defined by our management. We believe these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures are provided below.

        Funds from Operations ("FFO") and Modified Funds from Operations ("MFFO")

        Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

        We define FFO consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate and depreciation and amortization; and after adjustments for unconsolidated partnerships and jointly-owned investments. Adjustments for unconsolidated partnerships and jointly-owned investments are calculated to reflect FFO.

        The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP.

Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO described above, investors are cautioned that, due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

        Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect in 2009. These other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, such as acquisition fees, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. In addition, non-listed REITs typically have a limited life with targeted exit strategies after acquisition activity ceases. In the prospectus for our follow-on offering dated April 28, 2006 (the "Prospectus"), we stated our intention to begin considering liquidity events (i.e., listing of our common stock on a national exchange, a merger or sale of our assets, or another similar transaction) for investors generally commencing eight years following the investment of substantially all of the proceeds from our initial public offering, which occurred in December 2005, and on July 25, 2013 we entered into an agreement to merge with and into a subsidiary of W. P. Carey. Thus, we do not intend to continuously purchase assets and intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association ("IPA"), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance now that our offering has been completed and essentially all of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance since our offering and essentially all of our acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of a company's operating performance after a company's offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company's operating performance during the periods in which properties are acquired.

        We define MFFO consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives, or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and jointly-owned investments, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such infrequent gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

        In calculating MFFO, we exclude acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as infrequent items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for assessing operating performance.

        Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs were generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

        Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income or income from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

        Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO accordingly.

FFO and MFFO were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to CPA®:16 Stockholders	$9,141	$7,977	$11,883	$15,297
Adjustments:
Depreciation and amortization of real property	22,318	25,578	45,001	52,088
Impairment charges	3,036	—	12,349	495
Loss (gain) on sale of real estate	8,000	(2)	5,299	2,189
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	3,711	3,962	7,372	7,414
Impairment charges	—	84	—	84
Loss (gain) on sale of real estate	—	3	—	(322)
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(3,767)	(2,565)	(6,647)	(5,819)

Total adjustments	33,298	27,060	63,374	56,129

FFO—as defined by NAREIT	42,439	35,037	75,257	71,426

Adjustments:
Gain on deconsolidation of a subsidiary	(4,699)	—	(4,699)	—
Gain on extinguishment of debt	—	(5,670)	—	(5,164)
Other depreciation, amortization and non-cash charges	(391)	2,459	1,137	1,460
Straight-line and other rent adjustments(a)	1,191	(1,268)	2,379	(3,415)
Allowance for credit losses	9,358	—	9,358	—
Acquisition and merger expenses(b)	113	133	220	333
Amortization of deferred financing costs	323	(117)	643	740
Above- and below-market rent intangible lease amortization, net(c)	4,083	5,428	8,257	9,936
Amortization of premiums (accretion of discounts) on debt investments, net	74	(546)	152	82
Realized gains on foreign currency, derivatives, and other(d)	(353)	(84)	(1,109)	—
Unrealized losses on mark-to-market adjustments(e)	300	66	538	84
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at MFFO:
Other depreciation, amortization, and other non-cash charges	—	55	(16)	110
Straight-line and other rent adjustments(a)	(182)	(48)	(322)	65
Acquisition expenses(b)	53	64	117	128
Above- and below-market rent intangible lease amortization, net(c)	604	923	1,529	1,848
Proportionate share of adjustments for noncontrolling interests to arrive at MFFO	(112)	4,208	(223)	3,965

Total adjustments	10,362	5,603	17,961	10,172

MFFO(a)(b)	$52,801	$40,640	$93,218	$81,598

(a)
Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different from the underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), management believes that MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, provides insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management's analysis of operating performance.

(b)
In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment, as well as the costs associated with a liquidity event, such as merger expenses. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition and merger costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses and merger expenses include payments to our advisor or third parties. Acquisition fees and expenses and merger expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses and merger expenses will have negative effects on returns to stockholders, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(c)
Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(d)
Management believes that adjusting for fair value adjustments for derivatives provides useful information because such fair value adjustments are based on market fluctuations and may not be directly related or attributable to our operations.

(e)
Management believes that adjusting for mark-to-market adjustments is appropriate because they are items that may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.

	Years Ended December 31,
	2012	2011	2010
Net income attributable to CPA®:16 Stockholders	$18,066	$9,500	$32,007
Adjustments:
Depreciation and amortization of real property	100,266	88,207	48,368
Impairment charges	16,058	23,663	9,808
Loss (gain) on sale of real estate	4,087	(472)	78
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	16,144	14,464	8,563
Impairment charges	6,879	3,834	1,046
Loss (gain) on sale of real estate	91	(2,653)	—
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(11,342)	(15,590)	(12,928)

Total adjustments	132,183	111,453	54,935

FFO—as defined by NAREIT	150,249	120,953	86,942

Adjustments:
Issuance of Special Member Interest	—	34,300	—
Bargain purchase gain on acquisition	(1,617)	(28,709)	—
Gain on deconsolidation of a subsidiary	—	(1,167)	(7,082)
Gain on extinguishment of debt	(3,779)	(3,135)	(879)
Other depreciation, amortization and non-cash charges	(1,154)	2,800	237
Straight-line and other rent adjustments(a)	(1,514)	(13,844)	(260)
Acquisition expenses(b)	443	539	222
Merger expenses(b)	100	13,608	—
Amortization of deferred financing costs	1,394	—	—
Above-market rent intangible lease amortization, net(c)	18,483	14,369	619
Amortization of premiums on debt investments, net	240	544	281
Realized gains on foreign currency, derivatives, and other(d)	(1,104)	(1,944)	(991)
Unrealized losses (gains) on mark-to-market adjustments(e)	493	(41)	—
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at MFFO:
Other depreciation, amortization and other non-cash charges	(107)	651	—
Straight-line and other rent adjustments(a)	(274)	(1,930)	(247)
Loss (gain) on extinguishment of debt	84	(1,207)	—
Acquisition expenses(b)	200	257	256
Above (below)-market rent intangible lease amortization, net(c)	4,202	1,948	271
Realized (gains) losses on foreign currency, derivatives, and other(d)	(3)	(36)	57
Unrealized losses (gains) on mark-to-market adjustments(e)	818	(2)	—
Proportionate share of adjustments for noncontrolling interests to arrive at MFFO	4,028	241	(112)

Total adjustments	20,933	17,242	(7,628)

MFFO(a)(b)	$171,182	$138,195	$79,314

(a)
Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different from the underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), management believes that MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, provides insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management's analysis of operating performance.

(b)
In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to stockholders, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(c)
Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(d)
Management believes that adjusting for fair value adjustments for derivatives provides useful information because such fair value adjustments are based on market fluctuations and may not be directly related or attributable to our operations.

(e)
Management believes that adjusting for mark-to-market adjustments is appropriate because they are items that may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, and equity prices. The primary risks to which we are exposed are interest rate risk and foreign currency exchange risk. We are also exposed to further market risk as a result of concentrations of tenants in certain industries and/or geographic regions. Adverse market factors can affect the ability of tenants in a particular industry/region to meet their respective lease obligations. In order to manage this risk, we view our collective tenant roster as a portfolio, and in its investment decisions the advisor attempts to diversify our portfolio so that we are not overexposed to a particular industry or geographic region.

        Generally, we do not use derivative instruments to hedge credit/market risks or for speculative purposes. However, from time to time, we may enter into foreign currency derivative contracts to hedge our foreign currency cash flow exposures.

Interest Rate Risk

        The carrying value of our real estate and related fixed-rate debt obligations is subject to fluctuations based on changes in interest rates. The value of our real estate is also subject to fluctuations based on local and regional economic conditions and changes in the creditworthiness of lessees, all of which may affect our ability to refinance property-level mortgage debt when balloon payments are scheduled. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. An increase in interest rates would likely cause the fair value of our owned assets to decrease. Increases in interest rates may also have an impact on the credit profile of certain tenants.

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with lenders that effectively convert the variable-rate debt service obligations of the loan to a fixed rate or limit the underlying interest rate from exceeding a specified strike rate, respectively. Interest rate swaps are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flows over a specific period, and interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. These interest rate swaps and caps are derivative instruments designated as cash flow hedges on the forecasted interest payments on the debt obligation. The notional, or face, amount on which the swaps or caps are based is not exchanged. Our objective in using these derivatives is to limit our exposure to interest rate movements.

        The net fair value of our interest rate swaps and cap, which are included in Accounts payable, accrued expenses, and other liabilities and Other assets, net in the consolidated financial statements, was in a net liability position of $2.9 million at June 30, 2013. In addition, three unconsolidated investments in which we have interests ranging from 25% to 35% had interest rate swaps and an interest rate cap with a net estimated fair value liability of $13.1 million in the aggregate, representing the total amount attributable to the entities, not our proportionate share, at June 30, 2013.

        At June 30, 2013, the majority (approximately 94%) of our long-term debt either bore interest at fixed rates, was swapped or capped to a fixed rate, or bore interest at fixed rates that were scheduled to convert to then-prevailing market fixed rates at certain future points during their term. The annual interest rates on our fixed-rate debt at June 30, 2013 ranged from 4.3% to 7.8%. The contractual interest rates on our variable-rate debt at June 30, 2013 ranged from 1.2% to 6.9%. Our debt obligations are more fully described under Financial Condition in Item 2 above. The following table presents principal cash flows based upon expected maturity dates of our debt obligations outstanding at June 30, 2013 (in thousands):

	2013 (Remainder)	2014	2015	2016	2017	Thereafter	Total	Fair value
Fixed-rate debt(a)	$18,840	$92,175	$132,771	$235,743	$556,649	$411,169	$1,447,347	$1,435,065
Variable-rate debt(a)	$4,244	$8,479	$115,747	$9,205	$60,875	$61,952	$260,502	$257,654

(a)
Amounts are based on the exchange rate at June 30, 2013, as applicable.

        The estimated fair value of our fixed-rate debt and our variable-rate debt that currently bears interest at fixed rates or has effectively been converted to a fixed rate through the use of interest rate swaps or that has been subject to an interest rate cap is affected by changes in interest rates. A decrease or increase in interest rates of 1% would change the estimated fair value of this debt at June 30, 2013 by an aggregate increase of $61.6 million or an aggregate decrease of $62.2 million, respectively. This debt is generally not subject to short-term fluctuations in interest rates.

Foreign Currency Exchange Rate Risk

        We own investments outside the U.S., and as a result are subject to risk from the effects of exchange rate movements in various foreign currencies, primarily the euro, and to a lesser extent, certain other currencies, which may affect future costs and cash flows. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant's rental obligation to us in the same currency. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We are generally a net receiver of these currencies (we receive more cash than we pay out), and therefore our foreign operations benefit from a weaker U.S. dollar, and are adversely affected by a stronger U.S. dollar, relative to the foreign currency.

        We have obtained mortgage financing in the local currency. To the extent that currency fluctuations increase or decrease rental revenues as translated to U.S. dollars, the change in debt service, as translated to U.S. dollars, will partially offset the effect of fluctuations in revenue and mitigate the risk from changes in foreign currency exchange rates.

        Scheduled future minimum rents, exclusive of renewals, under non-cancelable operating leases for our foreign operations for the remainder of 2013, each of the next four calendar years following December 31, 2013, and thereafter are as follows (in thousands):

Lease Revenues(a)	2013 (Remainder)	2014	2015	2016	2017	Thereafter	Total
Euro(b)	$45,155	$90,273	$83,122	$75,534	$74,311	$696,461	$1,064,856
British pound sterling(c)	2,694	5,423	4,870	4,631	4,690	61,502	83,810
Other foreign currencies(d)	4,088	8,139	8,138	8,140	8,152	46,759	83,416

	$51,937	$103,835	$96,130	$88,305	$87,153	$804,722	$1,232,082

        Scheduled debt service payments (principal and interest) for mortgage notes payable for our foreign operations for the remainder of 2013, each of the next four calendar years following December 31, 2013, and thereafter are as follows (in thousands):

Debt Service(a)(e)	2013 (Remainder)	2014	2015	2016	2017	Thereafter	Total
Euro(b)	$24,289	$71,180	$50,704	$138,950	$415,269	$13,104	$713,496
British pound sterling(c)	1,626	15,534	7,367	1,396	1,396	21,753	49,072
Other foreign currencies(d)	2,298	12,542	9,029	3,366	8,795	16,289	52,319

	$28,213	$99,256	$67,100	$143,712	$425,460	$51,146	$814,887

(a)
Amounts are based on the applicable exchange rates at June 30, 2013. Contractual rents and debt obligations are denominated in the functional currency of the country of each property.

(b)
We estimate that for a 1% increase or decrease in the exchange rate between the euro and the U.S. dollar, there would be a corresponding change in the projected estimated property-level cash flow at June 30, 2013 of $3.5 million.

(c)
We estimate that for a 1% increase or decrease in the exchange rate between the British pound sterling and the U.S. dollar, there would be a corresponding change in the projected estimated property-level cash flow at June 30, 2013 of $0.3 million.

(d)
Other foreign currencies consist of the Canadian dollar, the Malaysian ringgit, the Swedish krona, and the Thai baht.

(e)
Interest on unhedged variable-rate debt obligations was calculated using the applicable annual interest rates and balances outstanding at June 30, 2013.

        As a result of scheduled balloon payments on our international non-recourse mortgage loans, projected debt service obligations exceed projected lease revenues in 2016 and 2017. In 2016 and 2017, balloon payments totaling $96.5 million and $410.2 million, respectively, are due on several non-recourse mortgage loans that are collateralized by properties that we own with affiliates. We currently anticipate that, by their respective due dates, we will have refinanced certain of these loans, but there can be no assurance that we will be able to do so on favorable terms, if at all. If that has not occurred, we would expect to use our cash resources to make these payments, if necessary.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the SEC and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person. Other than as described in the table below, we know of no stockholder who beneficially owned more than 5% of the outstanding shares.

        The following table shows how many shares of CPA®:16 — Global's Common Stock were owned, as of September 16, 2013, by the Directors and Named Executive Officers, which under SEC Regulations consists of our Chief Executive Officer and our Chief Financial Officer. Directors and Named Executive Officers who owned no shares are not listed in the table. The business address of the Directors and Named Executive Officers listed below is the address of our principal executive office, 50 Rockefeller Plaza, New York, NY 10020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
W. P. Carey Inc.(1)	38,181,217	18.5%
Trevor P. Bond	1	*
Marshall E. Blume	12,116	*
Elizabeth P. Munson	12,892	*
James D. Price	10,299	*
Richard J. Pinola	25,014	*
All Directors and Executive Officers as a Group (9 Individuals)	65,285	*

*
Less than 1%.

(1)
Includes 6,027,664 shares owned by Carey Asset Management Corp. ("CAM"), 3,673 shares owned by W. P. Carey International LLC ("WPCI") and 32,149,880 shares owned by Carey REIT II, Inc. ("Carey REIT II"). While each of CAM, WPCI and Carey REIT II has the sole power to vote its respective shares, all three are indirect subsidiaries of WPC, and thus WPC makes all voting and investment decisions on behalf of them. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted with regard to the Merger and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether the Merger receives the requisite approval. The business address of WPC is 50 Rockefeller Plaza, New York, NY 10020.

 THE W. P. CAREY SPECIAL MEETING

Date, Time and Place

        The W. P. Carey Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], 2013, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Purpose

        The purpose of the W. P. Carey Special Meeting is to:

  •
  consider and vote upon a proposal to approve the Merger; and

  •
  transact such other business as may properly come before the W. P. Carey Special Meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal.

Recommendation of the Board of Directors of W. P. Carey

        W. P. Carey's board of directors, after careful consideration, at a meeting on July 25, 2013, adopted a resolution declaring that the Merger is advisable and in the best interests of W. P. Carey and recommended that the W. P. Carey Stockholders, vote "FOR" the approval of the Merger.

Record Date, Outstanding Shares and Voting Rights

        W. P. Carey's board of directors has fixed the close of business on [    •    ], 2013 as the W. P. Carey Record Date. Accordingly, only holders of record of shares of W. P. Carey Common Stock on the W. P. Carey Record Date are entitled to notice of, and to vote at the W. P. Carey Special Meeting. As of the W. P. Carey Record Date, there were [    •    ] outstanding shares of W. P. Carey Common Stock held by approximately [    •    ] holders of record. At the W. P. Carey Special Meeting, each share of W. P. Carey Common Stock will be entitled to one vote.

Quorum

        The representation, in person or by properly executed proxy, of the holders of a majority of the shares of W. P. Carey Common Stock entitled to vote at the W. P. Carey Special Meeting is necessary to constitute a quorum at the W. P. Carey Special Meeting. Shares of W. P. Carey Common Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the W. P. Carey Special Meeting. For the purposes of determining the presence of a quorum, abstentions and "broker non-votes" (i.e., shares represented in person or by proxy at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker does not have discretionary voting power to vote such shares) will be included in determining the number of shares of W. P. Carey Common Stock present and entitled to vote at the W. P. Carey Special Meeting.

Vote Required

        Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of W. P. Carey Common Stock entitled to vote as of the W. P. Carey Record Date. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger since the proposal requires the affirmative vote of a majority of all the votes entitled to be cast by W. P. Carey Stockholders on the matter.

Voting of Proxies

        If you are a holder of shares of W. P. Carey Common Stock on the W. P. Carey Record Date, you may authorize a proxy by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the special meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than [    •    ] p.m., Eastern Time, on [    •    ], 2013. All shares of W. P. Carey Common Stock represented by properly executed proxy cards received before or at the W. P. Carey Special Meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" each of the proposals. You are urged to indicate how you vote your shares whether you authorize a proxy by proxy card, by telephone or over the Internet.

        If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the shares of W. P. Carey Common Stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to approve the Merger, abstentions will have the same effect as a vote against approval of the Merger. For the proposal to adjourn the meeting to solicit additional proxies, abstentions (which are not considered votes cast) will have no effect on the vote on such proposal.

        If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker, bank or other nominee holding shares that indicates that the broker, bank or other nominee does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Under applicable rules and regulations, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to approve the Merger is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered "broker non-votes" because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against approval of the Merger.

Adjournment

        Although it is not currently expected, the W. P. Carey Special Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Merger. In that event, W. P. Carey may ask its stockholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to approve the Merger. If W. P. Carey Stockholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies. Any shares of W. P. Carey Common Stock which were voted against approval of the Merger will not be voted in favor of the adjournment of the W. P. Carey Special Meeting in order to solicit additional proxies.

Revocation of Proxies

        Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  delivering to the corporate secretary of W. P. Carey, at or before the vote is taken at the W. P. Carey Special Meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

  •
  properly executing a later-dated proxy relating to the same shares and delivering it to the corporate secretary of W. P. Carey before the vote is taken at the W. P. Carey Special Meeting; or

  •
  attending the W. P. Carey Special Meeting and voting in person, although attendance at the W. P. Carey Special Meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

        Proxies authorized by telephone or via the Internet may only be revoked in writing in accordance with the above instructions.

        Any written notice of revocation or subsequent proxy should be sent to W. P. Carey, 50 Rockefeller Plaza, New York, New York 10020, Attention: Corporate Secretary, so as to be received prior to the W. P. Carey Special Meeting, or hand delivered to the corporate secretary of W. P. Carey at or before the taking of the vote at the W. P. Carey Special Meeting.

Shares Beneficially Owned by W. P. Carey Directors and Officers

        As of [    •    ], 2013, W. P. Carey's directors and executive officers and their affiliates, as a group, beneficially owned approximately [    •    ]% of the outstanding shares of the W. P. Carey Common Stock.

Solicitation of Proxies; Expenses

        All expenses of W. P. Carey's solicitation of proxies from its stockholders, including the cost of mailing this Joint Proxy Statement/Prospectus to W. P. Carey Stockholders, will be paid by W. P. Carey. We may utilize some of the officers and employees of CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. [In addition, we have engaged [                ] to assist in the solicitation of proxies for the meeting and estimate we will pay [                ] a fee of approximately $[    •    ]. We have also agreed to reimburse [                ] for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify [                ] against certain losses, costs and expenses. No portion of the amount that W. P. Carey is required to pay [                ] is contingent upon the closing of the Merger. The agreement between W. P. Carey and [                ] may be terminated (i) by either party for any reason upon 90 days prior written notice, (ii) by the non-defaulting party if the other party fails to cure such default within 90 days of written notice thereof, and (iii) by either party if the other party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, the other party is adjudged bankrupt, a court assumes jurisdiction of the other party's assets under federal reorganization act, a trustee or receiver is appointed by a court for all of a substantial portion of the assets of the other party, the other party becomes insolvent or the other party makes an assignment of its assets for the benefit of its creditors. The agreement between W. P. Carey and [                ] also limits any damages to the fees and costs due and payable to [                ].] We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

 THE CPA®:16 — GLOBAL SPECIAL MEETING

Date, Time and Place

        The CPA®:16 Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], 2013, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Purpose

        The purposes of the CPA®:16 Special Meeting are to:

  •
  consider and vote upon a proposal to approve the Merger; and

  •
  transact such other business as may properly come before the CPA®:16 Special Meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal.

Recommendation of the Board of Directors of CPA®:16 — Global

        The independent directors of CPA®:16 — Global's board of directors, after careful consideration and based on the recommendation of the CPA®:16 Special Committee, at a meeting on July 25, 2013, adopted a resolution declaring that the Merger is advisable and recommends a vote "FOR" approval of the Merger. Trevor P. Bond, a director of CPA®:16 — Global and W. P. Carey, abstained from voting on the matter.

Record Date, Outstanding Shares and Voting Rights

        CPA®:16 — Global's board of directors has fixed the close of business on [    •    ], 2013 as the record date for the CPA®:16 Special Meeting. Accordingly, only holders of record of shares of CPA®:16 Common Stock on the CPA®:16 Record Date are entitled to notice of, and to vote at the CPA®:16 Special Meeting. As of the CPA®:16 Record Date, there were [    •    ] outstanding shares of CPA®:16 Common Stock held by [    •    ] holders of record. At the CPA®:16 Special Meeting, each outstanding share of CPA®:16 Common Stock is entitled to one vote on the proposals submitted to stockholders for consideration, except that, as described below under "Vote Required," W. P. Carey, the directors of CPA®:16 — Global and their affiliates are not entitled to vote on the Merger.

Quorum

        The representation, in person or by properly executed proxy, of the holders of a majority of the shares of CPA®:16 Common Stock entitled to vote at the CPA®:16 Special Meeting is necessary to constitute a quorum at the CPA®:16 Special Meeting. Shares of CPA®:16 Common Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the CPA®:16 Special Meeting. For the purposes of determining the presence of a quorum, abstentions and "broker non-votes" will be included in determining the number of shares of CPA®:16 Common Stock present and entitled to vote at the special meeting.

Vote Required

        Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of CPA®:16 Common Stock entitled to vote as of the CPA®:16 Record Date. CPA®:16 — Global's organizational documents provide that: (i) its directors and advisor and their affiliates may not vote their shares of CPA®:16 Common Stock on the Merger because it is a transaction between CPA®:16 — Global and affiliates of its advisor; and (ii) for purposes of determining whether the requisite percentage of CPA®:16 Common Stock has approved the Merger, the shares held by CPA®:16 — Global's directors and advisor and their affiliates will be deemed not entitled to be voted with regard to the Merger and will not be included in making such determination. Accordingly, shares of CPA®:16 Common Stock owned by W. P. Carey and its affiliates will not be taken into account in determining whether or not the Merger receives the requisite approval. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger since the proposal requires the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Voting of Proxies

        If you are a holder of shares of CPA®:16 Common Stock on the CPA®:16 Record Date, you may authorize a proxy by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the CPA®:16 Special Meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than [    •    ] p.m., Eastern Time, on [    •    ], 2013. All shares of CPA®:16 Common Stock represented by properly executed proxy cards received before or at the CPA®:16 Special Meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" each of the proposals. You are urged to indicate how you vote your shares whether you authorize a proxy by proxy card, by telephone or over the Internet.

        If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the shares of CPA®:16 Common Stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to approve the Merger, abstentions will have the same effect as a vote against approval of the Merger. For the proposal to adjourn the meeting to solicit additional proxies, abstentions (which are not considered votes cast) will have no effect on the vote on such proposal.

        If your shares are held in a broker-controlled account, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker holding shares that indicates that the broker does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Under applicable rules and regulations, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to approve the Merger is a non-routine matter. Accordingly, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide voting instructions, your shares will be considered "broker non-votes" because the broker will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker will have the same effect as a vote against approval of the Merger.

Adjournment

        Although it is not currently expected, the CPA®:16 Special Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Merger. In that event, CPA®:16 — Global may ask its stockholders to vote upon the proposal to consider the adjournment of the CPA®:16 Special Meeting to solicit additional proxies, but not the proposal to approve the Merger. If CPA®:16 Stockholders approve this proposal, CPA®:16 — Global could adjourn the CPA®:16 Special Meeting and use the time to solicit additional proxies. Any shares of CPA®:16 Common Stock which were voted against approval of the Merger will not be voted in favor of the adjournment of the CPA®:16 Special Meeting in order to solicit additional proxies.

Revocation of Proxies

        Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  delivering to the corporate secretary of CPA®:16 — Global, at or before the vote is taken at the CPA®:16 Special Meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

  •
  properly executing a later-dated proxy relating to the same shares and delivering it to the corporate secretary of CPA®:16 — Global before the vote is taken at the CPA®:16 Special Meeting; or

  •
  attending the CPA®:16 Special Meeting and voting in person, although attendance at the CPA®:16 Special Meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

        Proxies authorized by telephone or via the Internet may only be revoked in writing in accordance with the above instructions.

        Any written notice of revocation or subsequent proxy should be sent to CPA®:16 — Global, 50 Rockefeller Plaza, New York, New York 10020, Attention: Corporate Secretary, so as to be received prior to the CPA®:16 Special Meeting, or hand delivered to the corporate secretary of CPA®:16 — Global at or before the taking of the vote at the CPA®:16 Special Meeting.

Shares Beneficially Owned by W. P. Carey and CPA®:16 — Global Directors and Officers

        As of the CPA®:16 Record Date, W. P. Carey and its affiliates beneficially owned [        ] shares of CPA®:16 Common Stock in the aggregate, representing [        ]% of the outstanding shares of CPA®:16 Common Stock, and the directors of CPA®:16 — Global beneficially owned [    •    ] shares of CPA®:16 Common Stock in the aggregate, representing less than [    •    ]% of the outstanding shares of CPA®:16 Common Stock. Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the effective time of the Merger will automatically be canceled and retired and cease to exist without any conversion thereof or payment therefor.

Solicitation of Proxies; Expenses

        All expenses of CPA®:16 — Global's solicitation of proxies from its stockholders, including the cost of mailing this Joint Proxy Statement/Prospectus to CPA®:16 Stockholders, will be paid by CPA®:16 — Global. CPA®:16 — Global may utilize some of the officers and employees of CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. In addition, W. P. Carey has engaged [                ] to assist in the solicitation of proxies for the meeting and estimate that W. P. Carey will pay [                ] a fee of approximately $[    •    ]. W. P. Carey has also agreed to reimburse [                ] for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify [                ] against certain losses, costs and expenses. No portion of the amount that W. P. Carey is required to pay [                ] is contingent upon the closing of the Merger. The agreement between W. P. Carey and [                ] may be terminated (i) by either party for any reason upon 90 days' prior written notice, (ii) by the non-defaulting party if the other party fails to cure such default within 90 days' of written notice thereof, and (iii) by either party if the other party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, the other party is adjudged bankrupt, a court assumes jurisdiction of the other party's assets under the federal reorganization act, a trustee or receiver is appointed by a court for all of a substantial portion of the assets of the other party, the other party becomes insolvent or the other party makes an assignment of its assets for the benefit of its creditors. The agreement between W. P. Carey and [                ] also limits any damages to the fees and costs due and payable to [                ].

Objecting Stockholders' Rights of Appraisal

        If you do not wish to receive the consideration in the Merger, you are entitled to obtain payment of the fair value of your shares of CPA®:16 Common Stock in cash. Your shares will then be known as "objecting shares." To qualify as an objecting stockholder, a CPA®:16 Stockholder must deliver to the corporate secretary of CPA®:16 — Global at 50 Rockefeller Plaza, New York, New York 10020, at or prior to the CPA®:16 Special Meeting, such stockholder's written objection to the Merger. The written objection must be separate from and in addition to any proxy or vote against the Merger. A proxy or vote against the Merger does not by itself constitute a CPA®:16 Stockholder's written objection or demand for appraisal. In addition, if a CPA®:16 Stockholder wishes to exercise his or her right to demand payment of the fair value of his or her stock, within 20 days following the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, the CPA®:16 Stockholder must make a written demand on Merger Sub for the payment of such stockholder's CPA®:16 Common Stock stating the number and class of shares for which such stockholder demands payment. In addition to making a written demand for the payment of such stockholder's stock, the CPA®:16 Stockholder must not vote in favor of the Merger. CPA®:16 Stockholders should note that any CPA®:16 Stockholder who returns executed but unmarked proxies will be deemed to have voted in favor of the Merger. If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the CPA®:16 Stockholder has abstained from voting on the Merger, the shares of CPA®:16 Common Stock represented by the proxy will not be considered to have been voted on the Merger. Abstentions will have the same effect as a vote against approval of the Merger.

        Once a CPA®:16 Stockholder has filed a demand for payment, such stockholder ceases to have any rights as a CPA®:16 Stockholder, including the right to receive the Per Share Merger Consideration, except for the right to receive payment of the fair value of such stockholder's shares of CPA®:16 Common Stock. Once a CPA®:16 Stockholder makes a demand for payment, such stockholder may withdraw that demand only with the consent of Merger Sub.

        Provided that the CPA®:16 Stockholder does not vote in favor of the Merger, or return an executed but unmarked proxy, and assuming that the W. P. Carey Stockholder Approval and the CPA®:16 Stockholder Approval is obtained then, promptly after the Effective Date, Merger Sub must notify such stockholder in writing of the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland. As part of that notice, Merger Sub may send to such CPA®:16 Stockholder a written offer to pay to such stockholder a specified price deemed by CPA®:16 — Global to be the fair value for the shares of CPA®:16 Common Stock owned by the CPA®:16 Stockholder. Each such offer will be accompanied by a balance sheet as of a date not more than six months prior to the offer date, a profit and loss statement for the 12 months ending on the date of the balance sheet, and any other information Merger Sub considers pertinent. Within 50 days after the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, if a dissenting CPA®:16 Stockholder has not received the fair value of the shares of CPA®:16—Global Common Stock held by it, the CPA®:16 Stockholder may file a petition with a court of equity in the county where the principal office of Merger Sub is located for an appraisal to determine the fair value of those shares.

        If you object to the approval of the Merger and demand payment of the fair value of your shares, the fair value will be determined by a court. CPA®:16 — Global cannot predict how the court will value shares of CPA®:16 Common Stock, and the fair value may be higher, lower or equal in value to the Per

Share Merger Consideration being paid in the Merger. CPA®:16 Stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, fair value under the MGCL.

        IF YOU DO NOT COMPLY WITH THE PROCEDURES FULLY AND THE MERGER IS APPROVED, YOU MAY LOSE YOUR RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF YOUR SHARES, AND YOU WILL BE REQUIRED TO ACCEPT THE PER SHARE MERGER CONSIDERATION.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference in this Joint Proxy Statement/Prospectus. As a stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the Merger Agreement that is important to you. W. P. Carey and CPA®:16 — Global urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about W. P. Carey or CPA®:16 — Global. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in the documents that each of W. P. Carey and CPA®:16 — Global filed with the SEC prior to the Effective Date, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of W. P. Carey and CPA®:16 — Global file with the SEC and the other information in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" beginning on page 233.

The Merger

        The Merger Agreement provides that, at the Effective Time, CPA®:16 — Global shall merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned indirect subsidiary of W. P. Carey. At such time, in accordance with the applicable provisions of the MGCL, the separate existence of CPA®:16 — Global shall cease.

Closing and Effective Time of the Merger

        The Merger Agreement provides that the closing of the Merger will take place commencing at 10:00 a.m., local time, on a date specified by the parties, which will be no later than the third Business Day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, or at such other time and place as the parties to the Merger Agreement agree in writing.

        The Merger will become effective at the time specified in the Articles of Merger, provided that such time does not exceed 30 days after the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland. Unless otherwise agreed, the parties will cause the Effective Time to occur on the Closing Date.

Conversion of Securities

        At the Effective Time, each share of CPA®:16 Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share (other than dissenting shares, if any, and shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive that number of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing $11.25 (the "Stock Value") by the Average W. P. Carey Trading Price (as defined herein) (the "Exchange Ratio"), and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock; provided, however, that (x) if that quotient is less than 0.1447, the Exchange Ratio shall be fixed at 0.1447, and (y) if that quotient is greater than 0.1842, the Exchange Ratio shall be fixed at 0.1842. These limits represent a 12% pricing collar based on the VWAP of W. P. Carey Common Stock on July 22, 2013 and July 23, 2013. As used herein, the term "Average W. P. Carey Trading Price" means the volume-weighted average trading price of a share of W. P. Carey Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date. Each share of CPA®:16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall automatically be canceled and retired and will cease to exist. In addition, neither W. P. Carey nor any W. P. Carey Subsidiary will receive any Per Share Merger Consideration for any share of CPA®:16 Common Stock owned by them. No fractional shares of W. P. Carey Common Stock will be issued under the Merger Agreement. To the extent that a holder of CPA®:16 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA®:16 Common Stock held by such holder, such holder shall instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price. Shares of CPA®:16 Common Stock that are held by an objecting stockholder, as defined in Subtitle 2 of Title 3 of the MGCL, will not be converted into or represent a right to receive the Per Share Merger Consideration, and the holder thereof will be entitled only to such rights as are granted to a dissenting stockholder by the MGCL. However, if a dissenting stockholder, after the Effective Time, withdraws its demand for appraisal or fails to perfect or otherwise loses the right to receive fair value for the objecting shares pursuant to the MGCL, such objecting shares shall be deemed to be converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration, without interest.

        If the Average W. P. Carey Trading Price is between $61.09 and $77.75, the total Per Share Merger Consideration would be valued at approximately $11.25 per share of CPA®:16 Common Stock. If the Merger had closed on September 16, 2013, the last practicable day prior to the filing of this Joint Proxy Statement/Prospectus, the W. P. Carey Average Trading Price would have been $65.37, resulting in total Per Share Merger Consideration valued at approximately $11.25 per share of CPA®:16 Common Stock. Based on the number of shares of CPA®:16 Common Stock outstanding on [    •    ], 2013, the record date for CPA®:16 — Global's special meeting of stockholders, W. P. Carey expects to issue approximately [    •    ] shares of W. P. Carey Common Stock in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA®:16 Stockholders (excluding W. P. Carey and its subsidiaries) would own approximately 70% and 30% of the combined company, respectively. The actual Exchange Ratio and Per Share Merger Consideration may be higher or lower depending upon the trading prices of the W. P. Carey Common Stock prior to the consumation of the Merger, subject to the pricing collar.

        The chart below shows the nominal value of the Per Share Merger Consideration to be issued upon the consummation of the Merger at various Average W. P. Carey Trading Prices:

(1)
Average W. P. Carey Trading Price means the VWAP of W. P. Carey Common Stock as reported on the NYSE for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

Recordation of Exchange; Payment of Per Share Merger Consideration

        As soon as practicable following the Effective Time, W. P. Carey will cause its transfer agent to record the issuance of the shares of W. P. Carey Common Stock to the holders of CPA®:16 Common Stock on its stock records in accordance with the provisions of the Merger Agreement. No physical share certificates will be delivered. Prior to the Effective Time, W. P. Carey shall designate a bank or trust company reasonably acceptable to CPA®:16 — Global to act as agent for the payment of the Per Share Merger Consideration (the "Paying and Exchange Agent"). W. P. Carey shall take all steps necessary to enable, and shall cause, the surviving corporation to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Per Share Merger Consideration payable upon cancellation of the CPA®:16 Common Stock in lieu of any fractional share of W. P. Carey Common Stock. As soon as practicable after the Effective Time, and in any event not later than the tenth Business Day after the Effective Time, the Paying and Exchange Agent shall pay to each holder of CPA®:16 Common Stock the amount of cash such holder is entitled to receive in lieu of any fractional share of W. P. Carey Common Stock.

Stock Transfer Books

        At the close of business on the day on which the Effective Time occurs, the stock transfer books of CPA®:16 — Global shall be closed, and no subsequent transfers of shares of CPA®:16 Common Stock will be recorded on such books.

Representations and Warranties

        W. P. Carey and Merger Sub, on the one hand, and CPA®:16 — Global, on the other hand, have made representations and warranties in the Merger Agreement, many of which are qualified as to materiality or subject to matters disclosed by the parties, and none of which survive the Effective Time, relating to, among other things:

  •
  organization, standing and corporate power;

  •
  capital structures;

  •
  power and authority to enter into, execute, deliver and enforce the Merger Agreement and all other documents to be executed in connection with the transactions contemplated by the Merger Agreement;

  •
  no conflicts with, violations of or defaults under organizational documents, material contracts or judgments, orders or laws;

  •
  consents and regulatory approvals necessary to complete the Merger;

  •
  absence of certain changes or events (with respect to W. P. Carey only);

  •
  information supplied relating to the disclosures in the registration statement of which this Joint Proxy Statement/Prospectus is a part;

  •
  opinions of financial advisors;

  •
  the requisite vote required;

  •
  brokers;

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  the Investment Company Act of 1940, as amended (the "Investment Company Act");

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  state takeover statutes and the charter waiver (with respect to CPA®:16 — Global only)

  •
  availability of SEC documents, internal accounting controls, disclosure controls and procedures and significant deficiencies and material weaknesses (with respect to W. P Carey only);

  •
  no undisclosed material liabilities (with respect to W. P. Carey only);

  •
  no default (with respect to W. P. Carey only);

  •
  compliance with applicable laws and regulatory matters (with respect to W. P. Carey only);

  •
  litigation (with respect to W. P. Carey only);

  •
  taxes (with respect to W. P. Carey only);

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  pension and benefit plans and employee relations (with respect to W. P. Carey only);

  •
  intangible property (with respect to W. P. Carey only);

  •
  environmental matters (with respect to W. P. Carey only);

  •
  properties (with respect to W. P. Carey only);

  •
  insurance (with respect to W. P. Carey only);

  •
  contracts (with respect to W. P. Carey only); and

  •
  related party transactions (with respect to W. P. Carey only).

        Certain representations and warranties were made by W. P. Carey only and not CPA®:16 — Global because of the advisory role in which W. P. Carey and its affiliates serve with respect to CPA®:16 — Global and the oversight and control W. P. Carey and its affiliates have over such matters to which CPA®:16 — Global would otherwise represent and warrant.

Covenants

        W. P. Carey and CPA®:16 — Global have agreed that, until the Effective Time, each company will (i) use and cause each of its subsidiaries to use, all commercially reasonable efforts to operate its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, and to preserve intact in all material respects its current business organization, and (ii) not take certain material actions without the other's consent.

W. P. Carey, as the parent of CAM, CPA®:16 — Global's external advisor, has also agreed not to cause CPA®:16 — Global to take actions or fail to take any actions which would be in breach of the Merger Agreement.

        Each of W. P. Carey, Merger Sub and CPA®:16 — Global have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the others in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party or its subsidiaries pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents.

        During the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time:

  •
  CPA®:16 — Global has agreed that it will not purchase, redeem or otherwise acquire any CPA®:16 Common Stock or stock or other equity interests in any CPA®:16 — Global Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA®:16 Common Stock or stock or other equity interests in any CPA®:16 — Global Subsidiary, except that CPA®:16 — Global may complete any qualified redemptions pending as of the date of the Merger Agreement to the extent permitted by applicable law, and

  •
  W. P. Carey has agreed that it will not, other than in the ordinary course of business and in compliance with U.S. federal securities laws, purchase, redeem or otherwise acquire any shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary, in each case other than repurchases from employees or Affiliates of W. P. Carey or any W. P. Carey Subsidiary (including any holder of 10% or more of (a) the W. P. Carey Common Stock or (b) stock or equity interests of any such W. P. Carey Subsidiary).

NYSE Listing

        W. P. Carey has agreed to use its reasonable best efforts to cause the W. P. Carey Common Stock issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Fees Payable to Affiliates

        CAM and W. P. Carey BV, each an indirect subsidiary of W. P. Carey, and certain of their affiliates provide investment and advisory services to CPA®:16 — Global pursuant the CPA®:16 Advisory Agreements. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, each of CAM and W. P. Carey BV have agreed to terminate the CPA®:16 Advisory Agreements and waive any Subordinated Disposition Fees (as defined in the CPA®:16 Advisory Agreements), but will continue to be entitled to receive any and all other accrued and unpaid fees pursuant to the CPA®:16 Advisory Agreements. At June 30, 2013, W. P. Carey had accrued and unpaid fees of $4.5 million pursuant to CPA®:16 Advisory Agreements. On a monthly basis, W. P. Carey earns approximately $1.5 million in asset management fees from CPA®:16 — Global.

        Additionally, pursuant to the CPA16 LLC Agreement, Merger Sub is entitled to its special general partner profit interests in CPA16 LLC as a result of the Merger. Subject to the terms and conditions of the Merger Agreement, upon the consummation of the Merger, Merger Sub has agreed to waive its right to receive the underlying Contractual Payments.

Solicitation of Transactions—CPA®:16 — Global

        During the period beginning upon the first Business Day after July 25, 2013 and continuing until 11:59 p.m. (New York City time) on August 24, 2013 (the "Solicitation Period End Date"), CPA®:16 — Global, acting directly or indirectly, was permitted to (i) initiate, solicit, induce, cause, encourage and facilitate any CPA®:16 Competing Transaction (as defined herein), including by way of providing access to the properties, offices, assets, books, records and personnel of CPA®:16 — Global and any CPA®:16 — Global Subsidiary and furnishing non-public information pursuant to one or more Acceptable Confidentiality Agreements (as defined herein); provided, however, that any such non-public information shall, to the extent not previously provided to W. P. Carey, Merger Sub or their respective representatives, be provided to W. P. Carey or Merger Sub prior to or substantially concurrently with it being provided to any Person given such access, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any CPA®:16 Competing Transaction, or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a CPA®:16 Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any CPA®:16 Competing Transaction and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by CPA®:16 — Global to the extent necessary to allow the other party thereto to submit any CPA®:16 Competing Transaction or inquire, propose or make an offer that may lead to a CPA®:16 Competing Transaction to the CPA®:16 Special Committee in compliance with Section 4.5 of the Merger Agreement. At the Solicitation Period End Date no offers or proposals for a CPA®:16 Competing Transaction were received.

        For purposes of the Merger Agreement, a "CPA®:16 Competing Transaction" means any proposal or offer for, whether in one transaction or a series of transactions, any of the following: (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA®:16 — Global (or any of the material CPA®:16 — Global Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent (50%) or more of the assets of CPA®:16 — Global and the CPA®:16 — Global Subsidiaries, taken as a whole, excluding any bona-fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange, business combination or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifty percent (50%) or more of the voting power of CPA®:16 — Global and the CPA®:16 — Global Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CPA®:16 — Global and the CPA®:16 — Global Subsidiaries in which a Person shall acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of any class of voting securities of CPA®:16 — Global and the CPA®:16 — Global Subsidiaries; or (v) any tender offer or exchange offer for fifty percent (50%) or more of the voting power for the election of directors exercisable by the holders of outstanding CPA®:16 Common Stock (or any of the CPA®:16 — Global Subsidiaries). And the term "Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing terms no less favorable to CPA®:16 — Global than the terms set forth in the confidentiality agreement dated as of May 16, 2013, by and between CPA®:16 — Global and W. P. Carey.

        W. P. Carey has agreed that neither it nor any Affiliate of W. P. Carey shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, participate in discussions with (other than at the request of the CPA®:16 Special Committee), any person that it knows has made, or is considering or participating in discussions or negotiations with CPA®:16 — Global or its representatives regarding, a CPA®:16 Competing Transaction. However, W. P. Carey is not prohibited or restricted from making or conducting public communications or solicitations regarding a CPA®:16 Competing Transaction or the transactions contemplated by the Merger Agreement.

        Except (i) as expressly permitted by Section 4.5 of the Merger Agreement, or (ii) with respect to any Exempted Person (as defined herein) until receipt of the CPA®:16 Stockholder Approval, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with Section 6.1 of the Merger Agreement, CPA®:16 — Global, acting directly or indirectly, shall cease and terminate any solicitation, discussion or negotiation with any Persons with respect to any CPA®:16 Competing Transaction and request the immediate return or destruction of all confidential information previously furnished. For purposes of the Merger Agreement, an "Exempted Person" means any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) who has submitted a bona-fide-written offer or other communication constituting a CPA®:16 Competing Transaction to CPA®:16 — Global prior to the Solicitation Period End Date.

        Except as specifically provided in Section 4.5 of the Merger Agreement, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with Section 6.1 of the Merger Agreement, CPA®:16 — Global, acting directly or indirectly shall not (i) initiate, solicit, propose, cause (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CPA®:16 Competing Transaction, other than with respect to any Exempted Person, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, CPA®:16 — Global or any CPA®:16 — Global Subsidiary, including their properties, books and records, to any Person (other than with respect to any Exempted Person) relating to, or otherwise cooperate with, any CPA®:16 Competing Transaction or any proposal or offer that would reasonably be expected to lead to a CPA®:16 Competing Transaction, (iii) approve, publicly endorse, publicly recommend or enter into any CPA®:16 Competing Transaction or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any CPA®:16 Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5 of the Merger Agreement) (an "Alternative Acquisition Agreement"), (iv) publicly propose, agree or publicly announce an intention to take any of the foregoing actions, (v) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a CPA®:16 Competing Transaction, other than with respect to any Exempted Person until receipt of the CPA®:16 Stockholder Approval, or (vi) except to the extent waived pursuant to Section 4.5(a)(iii) of the Merger Agreement and with respect to any Exempted Person until receipt of the CPA®:16 Stockholder Approval, terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by CPA®:16 — Global in respect of or in contemplation of a CPA®:16 Competing Transaction.

        Following the Solicitation Period End Date, CPA®:16 — Global is not prevented from providing non-public information about CPA®:16 — Global or any CPA®:16 — Global Subsidiary (subject to an Acceptable Confidentiality Agreement) to, and engaging in discussions and negotiations regarding a possible CPA®:16 Competing Transaction with, a prospective acquirer in response to a proposal or offer that could reasonably be expected to lead to a CPA®:16 Competing Transaction which CPA®:16 — Global received prior to the Solicitation Period End Date, or which CPA®:16 — Global receives after the Solicitation Period End Date that did not result in whole or in part from a breach of Section 4.5(b) of the Merger Agreement, and which the CPA®:16 Special Committee determines in good faith after consultation with its independent financial advisor and outside legal counsel, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a CPA®:16 Superior Competing Transaction.

        For purposes of the Merger Agreement, a "CPA®:16 Superior Competing Transaction" means a bona-fide proposal for a CPA®:16 Competing Transaction made by a third party which the CPA®:16 Special Committee determines (after taking into account any amendment of the terms of the Merger by W. P. Carey and/or any proposal by W. P. Carey to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA®:16 Stockholders than the Merger and the other transactions contemplated by the Merger Agreement, (ii) would result in such third party owning, directly or indirectly, at least 90% of the CPA®:16 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or at least 90% of the assets of CPA®:16 — Global and the CPA®:16 — Global Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA®:16 — Global, any CPA®:16 — Global Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates in breach of Section 4.5 of the Merger Agreement.

        Except as expressly provided in Section 4.5(d) of the Merger Agreement, at any time after July 25, 2013, the CPA®:16 Special Committee shall not (i) (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), its recommendation of the Merger Agreement and the Merger or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the CPA®:16 Special Committee of the Merger Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any CPA®:16 Competing Transaction, (C) allow its recommendation of the Merger Agreement and the Merger to be excluded from the Joint Proxy Statement/Prospectus, (D) fail to recommend against any CPA®:16 Competing Transaction within ten (10) Business Days after such CPA®:16 Competing Transaction is publicly announced, or (E) if a tender or exchange offer relating to equity securities of CPA®:16 — Global is commenced by a Person unaffiliated with W. P. Carey, fail to send to the CPA®:16 Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the CPA®:16 Special Committee recommends rejection of such tender or exchange offer (any action described in the foregoing clauses (A), (B), (C), (D) or (E), an "Adverse Recommendation Change"), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit CPA®:16 — Global or any CPA®:16 — Global Subsidiary to execute or enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5 of the Merger Agreement).

        At any time prior to receipt of the CPA®:16 Stockholder Approval, the CPA®:16 Special Committee is permitted to either (i) terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a CPA®:16 Superior Competing Transaction, subject to payment of the CPA®:16 — Global Termination Fee, or (ii) effect an Adverse Recommendation Change, in each instance, if and only if (A) the CPA®:16 Special Committee has received a CPA®:16 Competing Transaction (whether or not from an Exempted Person) that, in the good faith determination of the CPA®:16 Special Committee, after consultation with its financial advisor and outside legal counsel, constitutes a CPA®:16 Superior Competing Transaction, after having complied with Section 4.5(d) of the Merger Agreement, and, (B) with respect to any Person who is not an Exempted Person, the CPA®:16 Special Committee determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with the CPA®:16 Special Committee's fiduciary duties to the CPA®:16 Stockholders under applicable Law.

        Prior to either terminating the Merger Agreement or effecting an Adverse Recommendation Change, in each instance in accordance with Section 4.5(d) of the Merger Agreement, (i) the CPA®:16

Special Committee shall provide a written notice to W. P. Carey and Merger Sub that it intends to take such action and describing (1) the basis for its determination, and (2) the material terms and conditions of the CPA®:16 Superior Competing Transaction that is the basis of such action (including the identity of the party making the CPA®:16 Superior Competing Transaction and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice"); (ii) during the three (3) Business Day period following W. P. Carey's and Merger Sub's receipt of the Change of Recommendation Notice, CPA®:16 — Global shall, and shall cause its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA®:16 — Global, or any CPA®:16 — Global Subsidiary to, negotiate with W. P. Carey and Merger Sub in good faith (to the extent that W. P. Carey and Merger Sub desire to negotiate) to make amendments to the terms and conditions of the Merger Agreement so as to obviate the need for the proposed termination of the Merger Agreement or the proposed Adverse Recommendation Change, as applicable; and (iii) following the close of business on the last day of the three (3) Business Day period or such greater period of time as may be permitted by the CPA®:16 Special Committee in its sole discretion, the CPA®:16 Special Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account any amendments to the Merger Agreement proposed in writing by W. P. Carey and Merger Sub in response to the Change of Recommendation Notice, that such CPA®:16 Competing Transaction continues to constitute a CPA®:16 Superior Competing Transaction (whether or not from an Exempted Person), and with respect to any Person who is not an Exempted Person, a failure to effect an Adverse Recommendation Change would be inconsistent with the CPA®:16 Special Committee's fiduciary duties to the CPA®:16 Stockholders under applicable Law.

        If any amendment to the financial terms or any material term of any CPA®:16 Superior Competing Transaction is made, the CPA®:16 Special Committee shall deliver a new Change of Recommendation Notice to W. P. Carey and Merger Sub, and CPA®:16 — Global shall be required to comply again with the requirements of Section 4.5(d) of the Merger Agreement; provided, that, with respect to any and all such new Change of Recommendation Notices, the references in Section 4.5(d) of the Merger Agreement to "three (3) Business Days" shall be deemed to be references to "one (1) Business Day".

        Within forty-eight (48) hours after the expiration of the Solicitation Period End Date, CPA®:16 — Global is required to (i) notify W. P. Carey in writing of the identity of each person, if any, that, in accordance with the Merger Agreement, the CPA®:16 Special Committee has determined to be an Exempted Person and (ii) provide W. P. Carey with the material terms and conditions of any CPA®:16 Competing Transaction received from any Exempted Person prior to the Solicitation Period End Date. CPA®:16 — Global is required to keep W. P. Carey reasonably and promptly informed of any material changes in the status, terms or conditions of any CPA®:16 Competing Transaction received from any Exempted Person. Except as may relate to an Exempted Person, from and after the Solicitation Period End Date, CPA®:16 — Global shall (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours of receipt), advise W. P. Carey of receipt by CPA®:16 — Global or any of its Affiliates of (A) any CPA®:16 Competing Transaction or (B) any request for information that would reasonably be expected to lead to any CPA®:16 Competing Transaction, and provide W. P. Carey with the terms and conditions of any such CPA®:16 Competing Transaction or request (including the identity of the party making such CPA®:16 Competing Transaction), (ii) keep W. P. Carey fully and promptly informed (and in any event within twenty-four (24) hours) of any material changes in the status, terms or conditions of any such CPA®:16 Competing Transaction (it being understood that any change or modification to any financial term or condition of any CPA®:16 Competing Transaction shall be deemed to be a material change) or request, and (iii) promptly provide W. P. Carey with (a) an unredacted copy of any such CPA®:16 Competing Transactions made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (b) a written summary of the material terms of any CPA®:16 Competing Transactions not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

Conditions to Obligations to Complete the Merger and Other Transactions

        The respective obligations of the parties to the Merger Agreement to complete the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver of several conditions on or prior to the Closing Date, including:

  •
  the CPA®:16 Stockholder Approval and the W. P. Carey Stockholder Approval shall have been obtained;

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  the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective in accordance with the Securities Act and no stop order will have been issued or threatened by the SEC suspending the registration statement and all necessary state securities or blue sky authorizations shall have been received;

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  no temporary restraining order, injunction or other legal restraint or prohibition issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; and

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  all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from any governmental entity will have been obtained.

        The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

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  the representations and warranties of CPA®:16 — Global will be true and correct on the Closing Date (except for such changes resulting from actions permitted under the provisions of the Merger Agreement addressing the conduct of CPA®:16 — Global's business between the execution date of the Merger Agreement and the Closing Date and to the extent that any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA®:16 Material Adverse Effect or similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA®:16 Material Adverse Effect;

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  CPA®:16 — Global will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA®:16 Material Adverse Effect;

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  prior to the Closing Date, W. P. Carey and Merger Sub will have received an opinion from CPA®:16 — Global's counsel as to CPA®:16 — Global's REIT qualification;

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  all necessary consents and waivers from third parties will have been obtained, except such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a CPA®:16 Material Adverse Effect;

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  W. P. Carey shall have received a certificate, duly completed and executed by CPA®:16 — Global, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that CPA®:16 — Global is not a "foreign person" within the meaning of Section 1445 of the Code; and

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  W. P. Carey and Merger Sub shall have received an opinion from DLA Piper LLP (US) regarding the Merger qualifying as a reorganization under Section 368(a) of the Code.

        The obligations of CPA®:16 — Global to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of W. P. Carey and Merger Sub will be true and correct on the Closing Date (except for such changes resulting from actions permitted under the provisions of the Merger Agreement addressing the conduct of W. P. Carey's business between the execution date of the Merger Agreement and the Closing Date and to the extent that any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, W. P. Carey Material Adverse Effect or similar qualification or limitation), in the aggregate, would not reasonably be likely to have a W. P. Carey Material Adverse Effect;

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  W. P. Carey will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  the W. P. Carey Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance;

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  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect;

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  prior to the Closing Date, CPA®:16 — Global will have received an opinion from DLA Piper LLP (US) as to W. P. Carey's REIT qualification and tax status;

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  all necessary consents and waivers from third parties set forth in the Merger Agreement will have been obtained, except such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a W. P. Carey Material Adverse Effect;

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  prior to the Closing Date, CPA®:16 — Global shall have received an opinion from Clifford Chance US LLP to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code; and

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  prior to the Closing Date, CPA®:16 — Global shall have received an opinion from DLA Piper LLP (US) to the effect that, during the period beginning January 1, 2009 and ending on September 28, 2012, W. P. Carey & Co. LLC was classified as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes.

        For purposes of the Merger Agreement, the term "CPA®:16 Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA®:16 — Global and the CPA®:16 — Global Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA®:16 — Global of its material obligations under the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement. A CPA®:16 Material Adverse Effect does not include any effect or event with respect to CPA®:16 — Global or any CPA®:16 — Global Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA®:16 — Global Properties, taken as a whole, (b) the announcement, pendency or consummation of the Merger Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA®:16 — Global and the CPA®:16 — Global Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA®:16 — Global and the CPA®:16 — Global Subsidiaries, taken as a whole, relative to others in the industries in which

CPA®:16 — Global and the CPA®:16 — Global Subsidiaries operate, (d) any failure, in and of itself, by CPA®:16 — Global or the CPA®:16 — Global Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA®:16 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles ("GAAP") (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA®:16 — Global and the CPA®:16 — Global Subsidiaries, taken as a whole, relative to others in the industries in which CPA®:16 — Global and the CPA®:16 — Global Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA®:16 — Global Properties, taken as a whole.

        In addition, the term "W. P. Carey Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of W. P. Carey and the W. P. Carey Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by W. P. Carey or any W. P. Carey Subsidiary of its material obligations under the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement. A W. P. Carey Material Adverse Effect does not include any effect or event with respect to W. P. Carey or any W. P. Carey Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole, (b) the announcement, pendency or consummation of the Merger Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, (d) any failure, in and of itself, by W. P. Carey or the W. P. Carey Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a W. P. Carey Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole.

Termination

        The Merger Agreement can be terminated at any time prior to the Effective Time whether before or after the CPA®:16 Stockholder Approval and the W. P. Carey Stockholder Approval are obtained, as follows:

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  by mutual written consent duly authorized by the board of directors of each of W. P. Carey and CPA®:16 — Global;

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  by either party, if the other party has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty by the other party has become untrue, in either case, such that either party would be incapable of satisfying its related closing condition by February 28, 2014 (the "Termination Date"), provided that CPA®:16 — Global shall not be deemed to have breached a representation, warranty, covenant or agreement set forth in the Merger Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey Subsidiary, in each case, in its capacity as advisor to CPA®:16 — Global pursuant to the CPA®:16 Advisory Agreements, resulted in such breach;

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  by either party upon the entry of any judgment, injunction, order, decree or action by any Governmental Entity or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

  •
  by either party, if the Merger shall not have been consummated before February 28, 2014; provided, however, that

  o
  a party that has materially breached a representation, warranty, covenant or agreement of such party set forth in the Merger Agreement is not entitled to exercise its right to terminate under this provision;

  o
  W. P. Carey is not entitled to exercise its right to terminate under this provision to the extent W. P. Carey or any W. P. Carey's Subsidiary's actions or inactions, in each case, in its capacity as advisor to CPA®:16 — Global pursuant to the CPA®:16 Advisory Agreements resulted in a breach by CPA®:16 — Global or a failure of CPA®:16 — Global to perform its obligations under the Merger Agreement; and

  o
  provided further that the termination date of February 28, 2014 shall be automatically extended until March 31, 2014 (the "Extended Termination Date"), if the condition to closing with respect to the obtaining of all consents, approvals, permits and authorizations from governmental entities is not capable of being satisfied as of February 28, 2014, but is reasonably likely to be satisfied by the Extended Termination Date;

  •
  by either party, if, upon a vote at a duly held CPA®:16 Special Meeting or any adjournment thereof, the CPA®:16 Stockholder Approval is not obtained;

  •
  by CPA®:16 — Global, if the CPA®:16 Special Committee shall have withdrawn its recommendation of the Merger or the Merger Agreement, or approved or recommended, a CPA®:16 Superior Competing Transaction in accordance with Section 4.5 of the Merger Agreement and CPA®:16 — Global has paid the CPA®:16 — Global Termination Fee;

  •
  by W. P. Carey, if (i) prior to the CPA®:16 Special Meeting, the board of directors of CPA®:16 — Global or any committee thereof shall have withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA®:16 Superior Competing Transaction or (ii) CPA®:16 — Global shall have entered into any agreement with respect to any CPA®:16 Superior Competing Transaction; or

  •
  by either party, if, upon a vote at a duly held W. P. Carey Special Meeting or any adjournment thereof, the W. P. Carey Stockholder Approval shall not have been obtained.

Effect of Termination

        If either party terminates the Merger Agreement in a manner described above, all obligations of W. P. Carey and CPA®:16 — Global under the Merger Agreement will terminate without any liability or obligation of any party to the other party, except for any liability of a party for willful breaches of the Merger Agreement, failure or refusal by a party to consummate the transactions contemplated by the Merger Agreement, certain expenses and other obligations as provided in the Merger Agreement.

Expenses

        CPA®:16 — Global has agreed to pay W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses), if the Merger Agreement is terminated by W. P. Carey, due to a breach of any representation, warranty, covenant or agreement on the part of CPA®:16 — Global such that the related closing condition is not satisfied by February 28, 2014.

        W. P. Carey has agreed to pay CPA®:16 — Global's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants', investment bankers' and CPA®:16 — Global special committee fees and expenses), if the Merger Agreement is terminated by CPA®:16 — Global, due to a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey such that the related closing condition is not satisfied by February 28, 2014.

        In addition, if the Merger Agreement is terminated (i) by CPA®:16 — Global because the CPA®:16 Special Committee withdrew its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA®:16 Superior Competing Transaction, or (ii) by W. P. Carey because (A) prior to the CPA®:16 Special Meeting, the board of directors of CPA®:16 — Global or any committee thereof withdrew or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA®:16 Superior Competing Transaction or (B) CPA®:16 — Global entered into any agreement with respect to any CPA®:16 Superior Competing Transaction, then in each instance, CPA®:16 — Global shall pay to W. P. Carey a termination fee equal to $57 million (the "CPA16 Termination Fee").

        In the event that the Merger Agreement is terminated, the CPA16 Termination Fee is paid, and the Contractual Payments are payable as a result thereof, then the amount of such CPA16 Termination Fee shall be credited against the Back-End Amounts (as defined in the Merger Agreement) payable pursuant to the CPA®:16 Advisory Agreements and the CPA16 LLC Agreement, unless a portion of such CPA16 Termination Fee has already been credited against the Special GP Amount, in which case any remaining amount of the CPA16 Termination Fee shall be credited against the Back End Amounts payable. Additionally, in the event that the Merger Agreement is terminated and a CPA16 Competing Transaction is consummated, the parties to the Merger Agreement have agreed that the Call Right (as such term is defined in the CPA16 LLC Agreement) shall be deemed exercised by CPA16 LLC and the Special GP Amount owed and payable to Merger Sub at the closing of the CPA16 Competing Transaction pursuant to the CPA16 LLC Agreement shall be valued at $75 million dollars. In the event that the Special GP Amount is payable, the amount of the CPA16 Termination Fee shall be credited against the Special GP Amount, unless a portion of the CPA16 Termination Fee has already been credited against the Contractual Payments, in which case any remaining amount of the CPA16 Termination Fee, if any, shall be credited against the Special GP Amount.

        Except as set forth above, W. P. Carey and CPA®:16 — Global will each pay their own respective out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. W. P. Carey and CPA®:16 — Global shall each bear one-half of the costs of filing, printing and mailing this Joint Proxy Statement/Prospectus.

Extension and Waiver

        At any time prior to the Effective Time, each of W. P. Carey and CPA®:16 — Global may:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

  •
  subject to the proviso in the sentence under the caption "Amendment," waive compliance with any of the agreements of or conditions applicable to the other party contained in the Merger Agreement.

        Any agreement on the part of either party to any extension or waiver described above shall be valid only if set forth in writing and signed by the party agreeing to such extension or waiver.

Amendment

        The parties to the Merger Agreement may amend the Merger Agreement in writing by action of their respective boards of directors at any time before or after the CPA®:16 Stockholder Approval is received and prior to the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland; provided that after the CPA®:16 Stockholder Approval is obtained, no amendment, modification or supplement may be made that will change the form or amount of the Per Share Merger Consideration, or any terms or conditions of the Merger Agreement if such change would adversely affect the CPA®:16 Stockholders.

Accounting Treatment of the Merger

        The Merger is expected to be treated as a business combination in accordance with current authoritative accounting guidance. The fair value of the consideration paid by W. P. Carey in the Merger will be allocated to the assets acquired and liabilities assumed as of the completion of the Merger. Additionally, it is expected that any goodwill will be recognized and measured in accordance with GAAP. All transaction costs incurred by W. P. Carey are expected to be expensed and the financial statements of W. P. Carey after the Effective Time are expected to reflect the combined operations of W. P. Carey and CPA®:16 — Global from the Effective Time.

Determination of Per Share Merger Consideration

        The Per Share Merger Consideration, including the Exchange Ratio and the 12% pricing collar, was agreed upon by the board of directors of W. P. Carey and the CPA®:16 Special Committee following negotiations based in part upon (i) the historical market price of the shares of W. P. Carey Common Stock as quoted on the NYSE, and (ii) the estimated NAV per share for CPA®:16 Common Stock of $8.70 as of December 31, 2012. The estimated NAV was determined on behalf of CPA®:16 — Global by W. P. Carey, in its capacity as CPA®:16 — Global's advisor, based in part upon a valuation of CPA®:16 — Global's real estate portfolio as of December 31, 2012, prepared by Stanger, a third-party valuation firm, with adjustments for indebtedness, cash and other items, the largest of which was the estimated fair market value of the property level debt. The fair market value of such property level debt was also determined by Stanger based upon available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The calculation of the estimated net asset values involved other adjustments, including adjustments for other net tangible assets of CPA®:16 — Global and fees payable by CPA®:16 — Global to the advisor in connection with the Merger.

        The breakdown of the net asset valuation on a pro rata basis is as follows ($ in thousands except per share amount):

		CPA®:16 — Global
	Appraised Real Estate Value(1)	$3,608,214
(less)	Fair Market Value of Property Debt	(1,695,103)
(less)	Credit facility Debt	(143,000)
(less)	Other Adjustments(2)	(9,890)
(less)	Liquidation Stage Fees	0

	Estimated Net Asset Value	$1,760,221

	Shares Outstanding	202,617,274
	Net Asset Value Per Share (Rounded)	$8.70

Notes:

(1)
Includes investments in properties and direct financing leases and equity investments in real estate and adjustment amount of $0.3 million for Hellweg II lender joint venture ownership.

(2)
Includes cash and other assets, net of other liabilities and disposition expenses.

Regulatory Matters

        Neither W. P. Carey nor CPA®:16 — Global is aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the Merger.

Resales of W. P. Carey Common Stock Issued in Connection with the Merger

        The shares of W. P. Carey Common Stock issued in connection with the Merger will be freely transferable, except for shares of W. P. Carey Common Stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of CPA®:16 — Global at the time the Merger proposal is submitted to CPA®:16 Stockholders for approval. Shares of W. P. Carey Common Stock held by such affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of W. P. Carey) or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of W. P. Carey or CPA®:16 — Global generally include individuals or entities that control, or are controlled by, or are under the common control with, such party and may include directors and executive officers of such party as well as principal stockholders of such party.

Objecting Stockholders' Rights of Appraisal

        Under Subtitle 2 of Title 3 of the MGCL, a copy of which appears as Annex D to this Joint Proxy Statement/Prospectus, CPA®:16 Stockholders have the right to demand payment from W. P. Carey of the fair value of their shares of CPA®:16 Common Stock.

        To qualify as an objecting stockholder, a CPA®:16 Stockholder must deliver to the corporate secretary of CPA®:16 — Global at 50 Rockefeller Plaza, New York, New York 10020, at or prior to the CPA®:16 Special Meeting, such stockholder's written objection to the Merger. The written objection must be separate from and in addition to any proxy or vote against the Merger. A proxy or vote against the Merger does not by itself constitute a CPA®:16 Stockholder's written objection or demand for appraisal.

        In addition, if a CPA®:16 Stockholder wishes to exercise his or her right to demand payment of the fair value of his or her stock, within 20 days following the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, the CPA®:16 Stockholder must make a written demand on Merger Sub for the payment of such stockholder's CPA®:16 Common Stock stating the number and class of shares for which such stockholder demands payment. In addition to making a written demand for the payment of such stockholder's stock, the CPA®:16 Stockholder must not vote in favor of the Merger. CPA®:16 Stockholders should note that any CPA®:16 Stockholder who returns executed but unmarked proxies will be deemed to have voted in favor of the Merger. If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the CPA®:16 Stockholder has abstained from voting on the Merger, the shares of CPA®:16 Common Stock represented by the proxy will not be considered to have been voted on the Merger. Abstentions will have the same effect as a vote against approval of the Merger.

        Once a CPA®:16 Stockholder has filed a demand for payment, such stockholder ceases to have any rights as a CPA®:16 Stockholder, including the right to receive the Per Share Merger Consideration, except for the right to receive payment of the fair value of such stockholder's shares of CPA®:16 Common Stock. Once a CPA®:16 Stockholder makes a demand for payment, such stockholder may withdraw that demand only with the consent of Merger Sub.

        Provided that the CPA®:16 Stockholder does not vote in favor of the Merger, or return an executed but unmarked proxy, and assuming that the W. P. Carey Stockholder Approval and the CPA®:16 Stockholder Approval is obtained then, promptly after the Effective Date, Merger Sub must notify such stockholder in writing of the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland. As part of that notice, Merger Sub may send to such CPA®:16 Stockholder a written offer to pay to such stockholder a specified price deemed by Merger Sub to be the fair value for the shares of CPA®:16 Common Stock owned by the CPA®:16 Stockholder. Each such offer will be accompanied by a balance sheet as of a date not more than six months prior to the offer date, a profit and loss statement for the 12 months ending on the date of the balance sheet, and any other information Merger Sub considers pertinent. Within 50 days after the date the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, if a dissenting CPA®:16 Stockholder has not received from Merger Sub the fair value of the shares of CPA®:16 — Global held by it, the CPA®:16 Stockholder may file a petition with a court of equity in the county where the principal office of Merger Sub is located for an appraisal to determine the fair value of those shares.

        IF YOU DO NOT COMPLY WITH THE PROCEDURES FULLY AND THE MERGER IS APPROVED, YOU MAY LOSE YOUR RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF YOUR SHARES, AND YOU WILL BE REQUIRED TO ACCEPT THE PER SHARE MERGER CONSIDERATION.

        If the court finds you are entitled to an appraisal of your stock, it will appoint three disinterested appraisers to determine the fair value of your stock. Unless the court permits a longer period, the appraisers have 60 days after their appointment to determine the fair value of your stock and file their report with the court, and within 15 days after the appraisers file their report, any party may object to it and request a hearing. The court may, among other things, accept the report or set its own determination of the fair value, and then direct Merger Sub to pay the appropriate amount.

        Neither W. P. Carey nor CPA®:16 — Global can predict how the court will value the CPA®:16 Common Stock, and the fair value may be higher, lower or equal in value to the Per Share Merger Consideration being paid in the Merger. CPA®:16 Stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, fair value under the MGCL.

        If the court finds that the failure of a stockholder to accept an offer for the stock was arbitrary and vexatious or not in good faith, the court has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of shares as it deems equitable.

        The above description is a summary of the material provisions of Subtitle 2 of Title 3 of the MGCL. For complete information, you should review the text of Subtitle 2, which appears as Annex D to this Joint Proxy Statement/Prospectus.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following information has been derived from the audited consolidated financial statements of each of W. P. Carey and CPA®:16 — Global for the five years ended December 31, 2012 and the unaudited consolidated financial statements of each of W. P. Carey and CPA®:16 — Global for the six months ended June 30, 2013 and 2012. This information is only a summary and should be read in conjunction with the unaudited pro forma financial statements of W. P. Carey incorporated by reference and included herein, and the historical financial statements and related notes thereto for W. P. Carey and CPA®:16 — Global included or incorporated by reference in this Joint Proxy Statement/Prospectus.

W. P. Carey

        The unaudited pro forma consolidated operating and balance sheet data is presented as if the Merger and the CPA®:15 Merger occurred on June 30, 2013 for the consolidated balance sheet and January 1, 2012 for the consolidated statements of income. THE PRO FORMA INFORMATION BELOW IS HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS IF THE MERGER ACTUALLY OCCURS. See "W. P. Carey Inc. Pro Forma Consolidated Financial Statements" and the corresponding Notes to the consolidated financial statements of W. P. Carey included in this Joint Proxy Statement/Prospectus for a more detailed explanation of this analysis.

	Years Ended December 31,
	Historical—W. P. Carey					Pro Forma— W. P. Carey
	2012	2011	2010	2009	2008	2012(10)
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands except share and per share amounts)
Operating Data(1)
Revenues from continuing operations(2)(3)	$373,995	$327,784	$260,645	$217,190	$219,525	$838,845
Income from continuing operations(2)(3)	79,371	151,993	83,835	59,830	63,527	155,856
Net income(4)	62,779	139,138	74,951	70,568	78,605	N/A
Add: Net (income) loss attributable to noncontrolling interests	(607)	1,864	314	713	950	N/A
Less: Net income attributable to redeemable noncontrolling interests	(40)	(1,923)	(1,293)	(2,258)	(1,508)	N/A
Net income attributable to W. P. Carey	62,132	139,079	73,972	69,023	78,047	N/A
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	1.65	3.76	2.08	1.46	1.60	1.47
Net income attributable to W. P. Carey	1.30	3.44	1.86	1.74	1.98	N/A
Shares outstanding	47,389,460	39,819,475	39,514,746	39,019,709	39,202,520	97,113,378
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	1.62	3.74	2.08	1.47	1.58	1.46
Net income attributable to W. P. Carey	1.28	3.42	1.86	1.74	1.95	N/A
Cash distributions declared per share(5)	2.44	2.19	2.03	2.00	1.96	N/A
Shares outstanding	48,078,474	40,098,095	40,007,894	39,712,735	40,221,112	97,802,392
Balance Sheet Data
Net investments in real estate(6)	$3,241,199	$1,217,931	$946,975	$884,460	$918,741	$ N/A
Total assets	4,609,042	1,462,623	1,172,326	1,093,336	1,111,136	N/A
Long-term obligations(7)	1,968,397	589,369	396,982	326,330	326,874	N/A
Book value per share(8)	14.03	14.01	13.62	13.79	14.01	N/A
Other Information
Cash provided by operating activities	$80,643	$80,116	$86,417	$74,544	$63,247	$ N/A
Cash distributions paid	113,867	85,814	92,591	78,618	87,700	N/A
Payments of mortgage principal(9)	54,964	25,327	14,324	9,534	9,678	N/A

(1)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(2)
The year ended December 31, 2012 includes the impact of the CPA®:15 Merger, which was completed on September 28, 2012.

(3)
The year ended December 31, 2011 includes $52.5 million of incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger.

(4)
Net income in 2012, 2011, 2010, 2009 and 2008 reflects impairment charges totaling $32.9 million, $10.7 million, $16.8 million, $10.4 million and $1.0 million, respectively.

(5)
The year ended December 31, 2009 excludes a special distribution of $0.30 per share paid in January 2010 to stockholders of record at December 31, 2009.

(6)
The historical amounts for Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and CWI, CPA®:16 — Global and CPA®:17 — Global, Real estate under construction and Assets held for sale, as applicable. The pro forma Net investments in real estate reflect the elimination of W. P. Carey's equity investments in CPA®:16 — Global.

(7)
Represents non-recourse mortgage obligations and our credit facility. The year ended December 31, 2012 includes the $175.0 million term loan facility, which was drawn down in full in connection with the CPA®:15 Merger.

(8)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period.

(9)
Represents scheduled mortgage principal payments.

(10)
The unaudited pro forma consolidated operating data is presented as if the Merger and the CPA®:15 Merger had both occurred on January 1, 2012. Pro forma shares outstanding include adjustments of approximately 21.0 million shares related to those issued in the CPA®:15 Merger and approximately 28.7 million shares expected to be issued in the Merger, each as if they had been outstanding since January 1, 2012.

	Six Months Ended June 30,
	Historical—W. P. Carey		Pro Forma— W. P. Carey(7)
	2013	2012	2013
	(Unaudited)		(Unaudited)
	(In thousands except share and per share amounts)
Operating Data(1)
Revenues from continuing operations	$231,561	$135,381	$383,498
Income from continuing operations	61,762	50,095	66,843
Net income(2)	61,655	42,899	N/A
Net (income) loss attributable to noncontrolling interests	(4,400)	1,058	N/A
Add: Net loss attributable to redeemable noncontrolling interests	93	110	N/A
Net income attributable to W. P. Carey	57,348	44,067	N/A
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.83	1.26	0.68
Net income attributable to W. P. Carey	0.83	1.08	N/A
Shares outstanding	68,776,108	40,218,677	97,507,108
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.82	1.23	0.67
Net income attributable to W. P. Carey	0.81	1.06	N/A
Cash distributions declared per share	1.66	1.13	N/A
Shares outstanding	69,870,849	40,828,646	98,601,849
Balance Sheet Data
Net investments in real estate(3)	$3,325,933	$1,189,233	$5,537,164
Total assets	4,635,360	1,438,615	8,405,487
Long-term obligations(4)	2,071,155	579,692	3,873,217
Book value per share(5)	12.84	14.21	13.94
Other Information
Cash provided by operating activities	$71,453	$11,805	$ N/A
Cash distributions paid	102,923	46,013	N/A
Payments of mortgage principal(6)	121,836	10,262	N/A

(1)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(2)
Net income for the six months ended June 30, 2013 and 2012 reflects impairment charges totaling $10.1 million and $10.3 million, respectively.

(3)
The historical amounts for Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and CWI, CPA®:16 — Global and CPA®:17 — Global, Real estate under construction and Assets held for sale, as applicable. The pro forma Net investments in real estate reflect the elimination of W. P. Carey's equity investments in CPA®:16 — Global.

(4)
Represents non-recourse mortgage obligations and our credit facility. The year ended December 31, 2012 includes the $175.0 million Term Loan Facility, which was drawn down in full in connection with the CPA®:14/16 Merger.

(5)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period on a pro form basis. The total shares of common stock included in the pro forma book value per share calculation are approximately 96,948,000.

(6)
Represents scheduled mortgage principal payments.

(7)
The unaudited pro forma consolidated operating data is presented as if the Merger and the CPA®:15 Merger had both occurred on January 1, 2012 and the unaudited pro forma consolidated balance sheet data is presented as if the Merger occurred on June 30, 2013. Pro forma shares outstanding include an adjustment of approximately 28.7 million shares expected to be issued in the Merger, as if they had been outstanding since January 1, 2012.

CPA®:16 — Global

        The following selected financial data should be read in conjunction with the accompanying unaudited consolidated financial statements of CPA®:16 — Global and related Notes to the accompanying unaudited consolidated financial statements of CPA®:16 — Global:

	Years Ended December 31,					Six Months Ended June 30,
	2012(1)	2011(1)	2010	2009	2008	2013	2012
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands except per share amounts)
Operating Data(2)
Revenues from continuing operations	$317,773	$304,928	$226,817	$225,115	$224,095	$158,613	$161,840
Income from continuing operations	59,517	33,780	50,042	27,854	45,074	19,355	37,429
Net income(3)	41,450	21,293	59,238	12,959	47,360	17,722	29,801
Add: Net (income) loss attributable to noncontrolling interests	(25,576)	(9,891)	(4,905)	8,050	(339)	(7,348)	(13,598)
Add: Net income attributable to redeemable noncontrolling interests	2,192	(1,902)	(22,326)	(23,549)	(26,774)	1,509	(906)
Net income (loss) attributable to CPA®:16 Stockholders	18,066	9,500	32,007	(2,540)	20,247	11,883	15,297
Earnings (Loss) Per Share:
Income from continuing operations attributable to CPA®:16 Stockholders	0.18	0.12	0.21	0.02	0.15	0.07	0.12
Net income (loss) attributable to CPA®:16 Stockholders	0.09	0.05	0.26	(0.02)	0.17	0.06	0.08
Cash distributions declared per share	0.67	0.66	0.66	0.66	0.66	0.34	0.33
Balance Sheet Data
Total assets	$3,406,792	$3,644,934	$2,438,391	$2,889,005	$2,967,203	$3,275,011	$3,476,427
Net investments in real estate(4)	2,765,886	2,862,040	2,127,900	2,223,549	2,190,625	2,666,287	2,790,485
Long-term obligations(5)	1,788,937	1,946,170	1,371,949	1,454,851	1,453,901	1,704,598	1,811,153
Book value per share(6)	4.37	4.51	5.58	5.91	6.49	4.34	4.46
Other Information
Net cash provided by operating activities	$190,939	$156,927	$121,390	$116,625	$117,435	$95,694	$94,072
Cash distributions paid	134,649	103,880	82,013	80,778	79,011	68,094	67,099
Payments of mortgage principal(7)	85,990	52,034	21,613	18,747	15,487	21,010	49,039

(1)
Results for the years ended December 31, 2012 and 2011 include the impact of the CPA®:14/16 Merger in May 2011.

(2)
Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(3)
Net income in 2012, 2011, 2010, 2009, and 2008 reflects impairment charges totaling $22.9 million inclusive of amounts attributable to noncontrolling interests totaling less than $0.1 million, $27.5 million inclusive of amounts attributable to noncontrolling interests totaling $0.2 million, $10.9 million inclusive of amounts attributable to noncontrolling interests totaling $2.5 million, $59.6 million inclusive of amounts attributable to noncontrolling interests totaling $12.8 million, and $4.0 million, respectively.

(4)
Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate, Assets held for sale, and Real estate under construction, as applicable.

(5)
Represents non-recourse mortgage obligations, our credit facility, and deferred acquisition fee installments.

(6)
Represents total assets; less net intangible assets, total liabilities and total noncontrolling interests; divided by shares of common stock outstanding at the end of the period.

(7)
Represents scheduled mortgage principal payments.

THE COMBINED COMPANY

        Following completion of the Merger, W. P. Carey will succeed to and continue the businesses of CPA®:16 — Global. There will be no fundamental change to the core investment strategies and methods of operation of either W. P. Carey or CPA®:16 — Global. The combined company's board of directors and senior management team will consist of members of the board of directors and senior management team of W. P. Carey prior to the Merger. The former equity holders of W. P. Carey and CPA®:16 — Global will own approximately 70% and 30%, respectively, of W. P. Carey.

        The combined company will own and operate properties encompassing approximately 86 million square feet diversified across geographies, industries, and property types in U.S., European, and Asian markets. As of June 30, 2013, the pro forma combined portfolio was more than 98% leased.

        The following tables set forth certain information for the properties and interests in properties to be owned by the combined company as of June 30, 2013.

Combined Property Listing

The Combined Company's Portfolio

Tenant	Location(s)	Region	Number of Locations	Square Feet	Annualized Rent	Annualized Rent as a % of Total	Increase Factor	Property Type	Industry
Hellweg Die Profi-Baumärkte GmbH & Co. KG	Germany	Europe	53	3,506,677	$40,086	6.14%	CPI	Retail	Retail Stores
Carrefour France, SAS	France	Europe	16	6,265,162	31,003	4.75%	CPI; FIXED	Warehouse/Distribution	Retail Stores
U-Haul Moving Partners, Inc. and Mercury Partners, LP	AL; AZ; CO; FL; GA; IL; IN; KS; LA; MA; MD; MN; MO; MS; NC; NJ; NM; NV; NY; OH; OK; TN; TX; VA	East; Midwest; South; West	78	5,143,295	28,738	4.40%	CPI	Self-Storage	Buildings and Real Estate
OBI Group	Poland	Europe	18	1,826,836	17,567	2.69%	CPI	Office; Retail	Retail Stores
Marcourt Investments Inc.	CA; FL; IL; IN; KY; MD; NJ; NM; WA	East; Midwest; South; West	12	1,036,203	16,100	2.47%	OTHER	Other Properties	Hotels and Gaming
UTI Holdings, Inc.	Glendale Heights, IL (2); Rancho Cucamonga, CA; Exton, PA; Avondale, AZ; Mooresville, NC; Sacramento, CA	East, South, Midwest, West	7	1,197,286	15,714	2.41%	CPI; FIXED	Other Properties; Industrial	Healthcare, Education and Childcare
True Value Company	Corsicana, TX; Fogelsville, PA; Jonesboro, GA; Kansas City, MO; Kingman, AZ; Springfield, OR; Woodland, CA	East; Midwest; South; West	7	3,628,156	14,486	2.22%	FIXED	Industrial; Warehouse/Distribution	Construction and Building
Advanced Micro Devices, Inc.	Sunnyvale, CA	West	1	362,000	11,944	1.83%	CPI	Industrial	Electronics
The New York Times Company	New York, NY	East	1	320,503	11,552	1.77%	FIXED	Office	Media: Printing and Publishing
Dick's Sporting Goods, Inc.	Greenwood, IN (2); Freehold, NJ; Buffalo, NY; Plainfield, IN; York, PA; Kennesaw, GA; Lombard, IL; Leawood, KS; Fairfax, VA	East; Midwest; South	10	1,168,838	11,315	1.73%	CPI; FIXED	Retail; Warehouse/Distribution	Retail Stores
Telcordia Technologies, Inc.	Piscataway, NJ	East	1	885,608	10,673	1.64%	CPI	Office	Telecommunications
Pohjola Non-Life Insurance Company	Finland	Europe	1	851,000	9,207	1.41%	CPI	Office	Insurance
Police Prefecture, French Government	France	Europe	1	241,335	8,822	1.35%	CPI	Office	Federal, State and Local Government
TietoEnator Plc	Finland	Europe	2	466,483	8,710	1.33%	CPI	Office	Electronics
Federal Express Corporation	College Station, TX; Collierville, TN; Corpus Christi, TX	South	3	432,672	7,574	1.16%	CPI; FIXED	Office; Warehouse/Distribution	Transportation—Cargo

Tenant	Location(s)	Region	Number of Locations	Square Feet	Annualized Rent	Annualized Rent as a % of Total	Increase Factor	Property Type	Industry
Berry Plastics Corporation	Alsip, IL; Baltimore, MD; Evansville, IN; Lawrence, KS; Solvay, NY; Tolleson, AZ	East; Midwest; West	7	1,656,121	7,544	1.16%	CPI	Industrial	Chemicals, Plastics, Rubber, and Glass
Nordic Atlanta Cold Storage, LLC	Atlanta, GA; Doraville, GA; Rockmart, GA	South	3	1,306,533	7,539	1.15%	CPI	Warehouse/Distribution	Business and Commercial Services
Tower Automotive Operations USA I, LLC	Auburn, IN; Bluffton, OH; Clinton Township, MI; Milan, TN; Upper Sandusky, OH	Midwest; South	5	1,309,628	6,996	1.07%	CPI	Industrial	Automobile
Schuler AG	Germany	Europe	1	746,606	6,981	1.07%	CPI	Industrial	Machinery
SoHo House/SHG Acquisition (UK) Limited	Miami Beach, FL	South	1	52,902	6,876	1.05%	FIXED	Other Properties	Hotels and Gaming
24 Hour Fitness USA, Inc.	Austin, TX; Bedford, TX; Englewood, CO; Houston, TX; Memphis, TN; St. Charles, MO; Salt Lake City, UT	Midwest; South; West	7	303,361	6,607	1.01%	CPI; FIXED	Other Properties	Leisure, Amusement, Entertainment
Foster Wheeler AG	Clinton, NJ	East	1	292,000	6,510	1.00%	CPI	Office	Business and Commercial Services
Fraikin SAS	France	Europe	63	871,291	6,133	0.94%	CPI	Industrial	Transportation—Cargo
Fiserv, Inc.	Norcross, GA	South	1	220,676	5,472	0.84%	CPI; FIXED	Land; Office	Business and Commercial Services
LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd., and IDS Manufacturing SDN BHD	Udom Soayudh Rd., Thailand; Lamlukka, Thailand; Shah Alam, Malaysia	Asia	3	1,164,794	5,028	0.77%	CPI	Warehouse/Distribution; Office; Industrial	Consumer Non-Durable Goods
Kraft Foods Group, Inc.	Northfield, IL	Midwest	1	679,109	5,000	0.77%	NONE	Office	Beverages, Food, and Tobacco
Rexam Healthcare Packaging Inc.	Buffalo Grove, IL; Excelsior Springs, MO; North Versailles, PA; St. Petersburg, FL; West Lafayette, IN	East; Midwest; South	6	880,726	4,997	0.77%	CPI	Industrial	Chemicals, Plastics, Rubber, and Glass
Katun Corporation	Davenport, IA; Bloomington, MN; Gorinchem, NT	Midwest; Europe	3	476,923	4,927	0.75%	CPI	Warehouse/Distribution; Office; Industrial	Electronics
Town Sports International Holdings, Inc.	Canton, MI; Rochester Hills, MI	Midwest	2	278,982	4,672	0.72%	FIXED	Other Properties	Leisure, Amusement, Entertainment

Tenant	Location(s)	Region	Number of Locations	Square Feet	Annualized Rent	Annualized Rent as a % of Total	Increase Factor	Property Type	Industry
MetoKote Corp., MetoKote Canada Limited, and MetoKote de Mexico	Cambridge, Canada; Peru, IL; Huber Heights, OH; Lima, OH; Sheffield, OH; Lebanon, TN; Ramos Arizpe, Mexico	Canada; Mexico; Midwest, South	7	867,910	4,670	0.72%	CPI	Industrial; Office	Automobile
PerkinElmer, Inc.	Finland	Europe	2	308,665	4,634	0.71%	CPI	Industrial; Office	Electronics
The Talaria Company (Hinckley)	Portsmouth, RI; Southwest Harbor, ME; Stuart, FL; Trenton, ME	East; South	5	426,137	4,620	0.71%	CPI	Industrial; Office	Transportation—Cargo
MJB Acquisition Corporation	Blairsville, PA; Laramie, WY	East; West	2	399,100	4,556	0.70%	CPI	Residential	Healthcare, Education and Childcare
Atrium Windows and Doors, Inc.	Dallas, TX; Murrysville, PA; Welcome, NC; Wylie, TX	East; South	4	1,365,719	4,556	0.70%	CPI	Industrial	Construction and Building
Dr. Pepper Snapple Group, Inc.	Houston, TX; Irving, TX	South	2	721,947	4,464	0.68%	CPI	Industrial	Beverages, Food, and Tobacco
CSM Bakery Products NA, Inc.	Bonner Springs, KS; Colton, CA; Dallas, TX; Eagan, MN	Midwest; South; West	4	658,379	4,367	0.67%	CPI	Industrial	Beverages, Food, and Tobacco
Ply Gem Industries, Inc.	Calgary, Alberta, Canada; Kearney, MO; Fairbluff, NC; York, NE; Walbridge, OH; Middlesex Township, PA; Rocky Mount, VA; Martinsburg, WV	Canada; Midwest, South; East	8	1,857,280	4,364	0.67%	CPI	Industrial; Warehouse/Distribution	Construction and Building
Omnicom Group, Inc.	Playa Vista, CA	West	1	120,000	4,346	0.67%	CPI	Office	Business and Commercial Services
CaremarkPCS Health LP	Scottsdale, AZ	West	1	354,888	4,300	0.66%	NONE	Office	Electronics
Oriental Trading Company, Inc.	La Vista, NE	Midwest	1	736,209	4,215	0.65%	CPI	Warehouse/Distribution	Consumer and Durable Goods
HP Enterprise Services, LLC	Louisville, CO	West	1	403,871	4,185	0.64%	CPI	Industrial	Telecommunications
Huntsman International LLC	The Woodlands, TX	South	1	179,492	4,072	0.62%	FIXED	Industrial	Chemicals, Plastics, Rubber, and Glass
JP Morgan Chase Bank, N.A.	Fort Worth, TX	South	1	384,246	4,000	0.61%	CPI	Office	Banking
Performance Fibers GmbH	Germany	Europe	1	858,958	3,954	0.61%	CPI	Industrial; Office; Warehouse/Distribution	Chemicals, Plastics, Rubber, and Glass

Tenant	Location(s)	Region	Number of Locations	Square Feet	Annualized Rent	Annualized Rent as a % of Total	Increase Factor	Property Type	Industry
Kings Food Markets	Cresskill, NJ; Livingston, NJ; Maplewood, NJ; Montclair, NJ; Morristown, NJ; Summit, NJ	East	6	136,856	3,861	0.59%	CPI	Retail	Grocery
Amylin Pharmaceuticals, Inc.	San Diego, CA	West	2	144,311	3,844	0.59%	FIXED	Office	Business and Commercial Services
Cargotec Finland OY	Finland	Europe	1	183,568	3,832	0.59%	CPI	Industrial; Office	Machinery
Hologic, Inc.	Bedford, MA; Danbury, CT	East	2	269,042	3,816	0.58%	CPI	Industrial	Electronics
Konica Minolta Business Solutions U.S.A., Inc.	St. Petersburg, FL	South	2	337,727	3,815	0.58%	CPI	Office	Electronics
Bob's Discount Furniture, LLC	Norwich, CT	East	2	794,853	3,710	0.57%	CPI	Warehouse/Distribution	Retail Stores
Tesco PLC	Hungary	Europe	2	508,996	3,606	0.55%	CPI	Warehouse/Distribution	Grocery
Del Monte Corporation	Mendota, IL; Plover, WI; Toppenish, WA; Yakima, WA	Midwest; West	4	735,765	3,526	0.54%	CPI	Warehouse/Distribution	Beverages, Food, and Tobacco
Finisar Corporation	Allen, TX; Sunnyvale, CA	South; West	2	251,988	3,525	0.54%	FIXED	Industrial; Office	Electronics
PetSmart, Inc.	Ennis, TX; Phoenix, AZ	South; West	2	850,119	3,458	0.53%	FIXED	Warehouse/Distribution	Retail Stores
Rave Reviews LLC	Hickory Creek, TX; Pensacola, FL; Port St. Lucie, FL	South	3	182,386	3,347	0.51%	CPI	Other Properties	Leisure, Amusement, Entertainment
Orbital Sciences Corporation	Chandler, AZ	West	1	355,307	3,307	0.51%	CPI	Industrial	Aerospace and Defense
TRW Vehicle Safety Systems Inc.	Washington, MI	Midwest	1	279,625	3,270	0.50%	FIXED	Office	Automobile
Others			344	32,193,076	211,757	32.43%
Vacant(b)			3	1,407,354	—	0.00%

Total			733	85,845,480	$652,752	100.0%

(a)
Amounts are based on the combined company's pro rata share.

(b)
Number of locations includes properties that are partially vacant.

Our Portfolio

        The combined company's portfolio totaled approximately 86 million square feet. In addition, through certain subsidiaries, we had interests in 21 self-storage properties and three hotel properties, for an aggregate of approximately 1.0 million square feet at June 30, 2013. Our combined net lease portfolio, which excludes our operating self-storage properties and our hotel properties, has the following property and lease characteristics:

Combined Company's Portfolio

Geographic Diversification

        Information regarding the geographic diversification of the combined company's properties at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Region	Annualized Contractual Lease Revenue(a)	% of Annualized Contractual Lease Revenue	Annualized Contractual Lease Revenue(b)	% of Annualized Contractual Lease Revenue
United States
South	$128,824	19%	$—	—%
West	116,591	18	—	—
East	116,309	18	13,546	74
Midwest	89,062	14	—	—

Total U.S.	450,786	69	13,546	74

International
Germany	74,721	11	2,417	13
Asia(c)	5,028	1	83	—
Netherlands	4,112	1	2,314	13
Canada	2,323	—	—	—
Mexico	413	—	—	—
All other Europe(d)	119,742	18	—	—

Total Non-U.S.	206,339	31	4,814	26

Total	$657,125	100%	$18,360	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects the combined company's pro rata share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(c)
Reflects investments in Japan, Malaysia, and Thailand.

(d)
Reflects investments in Belgium, Finland, France, Hungary, Poland, Spain, Sweden, and the United Kingdom.

 Property Diversification

        Information regarding the combined company's property diversification at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Property Type	Annualized Contractual Lease Revenue(a)	% of Annualized Contractual Lease Revenue	Annualized Contractual Lease Revenue(b)	% of Annualized Contractual Lease Revenue
Industrial	193,905	29%	3,111	17%
Office	142,079	22	12,280	67
Warehouse/distribution	125,322	19	2,969	16
Retail	98,748	15	—	—
Other Properties(c)	97,071	15	—	—

Total	$657,125	100%	$18,360	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects the combined company's pro rata share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(c)
Includes annualized contractual minimum base rent from tenants in the combined company's consolidated investments in the following property types: education, hospitality, land, residential, self-storage, sports, and theater.

 Tenant Diversification

        Information regarding the combined company's tenant diversification at June 30, 2013 is set forth below (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Tenant Industry(a)	Annualized Contractual Lease Revenue(b)	% of Annualized Contractual Lease Revenue	Annualized Contractual Lease Revenue(c)	% of Annualized Contractual Lease Revenue
Retail trade	$139,969	20%	$—	—%
Electronics	65,091	10	1,237	7
Chemicals, plastics, rubber, and glass	39,563	6	—	—
Healthcare, education and childcare	36,608	6	—	—
Business and commercial services	34,622	5	—	—
Automobile	32,712	5	1,179	6
Construction and building	29,735	5	—	—
Beverages, food, and tobacco	27,581	4	—	—
Transportation—cargo	24,516	4	83	—
Telecommunications	23,336	4	—	—
Hotels and gaming	22,976	3	—	—
Buildings and real estate	21,115	3	—	—
Leisure, amusement and entertainment	20,429	3	—	—
Machinery	20,308	3	—	—
Consumer Non-durable goods	16,693	3	—	—
Grocery	13,726	2	2,314	13
Media: printing and publishing	13,180	2	11,552	63
Insurance	12,495	2	—	—
Transportation—personal	11,578	2	—	—
Federal, state and local government	10,725	2	—	—
Aerospace and defense	8,550	1	—	—
Mining, metals, and primary metal industries	7,699	1	—	—
Textiles, leather, and apparel	5,869	1	1,995	11
Other(d)	18,049	3	—	—

Total	$657,125	100%	$18,360	100%

(a)
Based on the Moody's Investors Service, Inc. classification system and information provided by the tenant.

(b)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(c)
Reflects the combined company's pro rata share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

(d)
Includes annualized contractual minimum base rent from tenants in the combined company's consolidated investments in the following industries: consumer and durable goods, textiles, leather, and apparel, forest products and paper, banking, consumer services, and utilities.

Lease Expirations

        At June 30, 2013, lease expirations of the combined company's properties were as follows (dollars in thousands):

	Consolidated Investments		Equity Investments in Real Estate
Year of Lease Expiration	Annualized Contractual Lease Revenue(a)	% of Annualized Contractual Lease Revenue	Annualized Contractual Lease Revenue(b)	% of Annualized Contractual Lease Revenue
2013	3,134	—%	—	—%
2014	11,253	2	—	—
2015	52,453	8	—	—
2016	30,143	5	—	—
2017	20,152	3	—	—
2018	31,277	5	—	—
2019	42,633	6	—	—
2020	35,837	5	—	—
2021	48,548	7	455	2
2022	63,098	10	83	—
2023 - 2027	203,613	31	15,826	87
2028 - 2032	114,984	18	1,996	11

Total	$657,125	100%	$18,360	100%

(a)
Reflects annualized contractual minimum base rent for the second quarter of 2013.

(b)
Reflects the combined company's pro rata share of annualized contractual minimum base rent for the second quarter of 2013 from equity investments in real estate.

Joint Ventures

        When an economic interest in an entity is obtained, the combined company evaluates the entity to determine if it is deemed a VIE and, if so, whether the combined company is deemed to be the primary beneficiary and is therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. The combined company reviews the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE under current authoritative accounting guidance, and to establish whether it has any variable interests in the VIE. The variable interests of the combined company, if any, are compared to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

        For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. The combined company evaluates the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners' rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.

        When the combined company obtains an economic interest in an entity that is structured at the date of acquisition as a tenancy-in-common interest, the tenancy-in-common agreements or other relevant documents are evaluated to ensure that the entity does not qualify as a VIE and does not meet the control requirement required for consolidation. Judgment is also used in determining whether the shared decision-making involved in a tenancy-in-common interest investment creates an opportunity for the combined company to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by the combined company for a return on our investment. Tenancy-in-common interests are accounted for under the equity method of accounting.

        Information regarding the combined company's investments in joint ventures as of June 30, 2013 is listed below. Assets, liabilities and equity represent historical balances of each venture:

	Combined Company Pro Forma % Interest in JV					Combined Company Pro Forma Share of Total JV
			Total JV
		Remaining Interest in JV
Joint Venture or JV (Principal Tenant)			Assets	Liabilities	Equity	Assets	Liabilities	Equity
Wanbishi Archives Co. Ltd.	3.00%	CPA®:17—97.00%	$45,784	$28,728	$17,056	$1,374	$862	$512
C1000 Logistiek Vastgoed B.V.	15.00%	CPA®:17—85.00%	185,850	92,295	93,555	27,878	13,844	14,034
Actebis Peacock GmbH	30.00%	CPA®:17—70.00%	43,287	28,234	15,053	12,986	8,470	4,516
Waldaschaff Automotive Gmbh and Wagon automotive Nagold GmbH	33.00%	CPA®:17—67.00%	42,367	20,045	22,322	13,981	6,615	7,366
Frontier Spinning Mills, Inc.	40.00%	CPA®:17—60.00%	38,178	22,228	15,950	15,271	8,891	6,380
NYT Real Estate Company LLC	45.00%	CPA®:17—55.00%	249,125	121,606	127,519	112,106	54,723	57,383

Total Equity Method JVs Post-Merger			604,591	313,136	291,455	183,596	93,405	90,191
Carey Storage	36.60%	Third parties—63.40%	76,110	47,306	28,804	27,856	17,314	10,542
Berry Plastics Corporation	50.00%	CPA®:17—50.00%	72,411	28,187	44,224	36,206	14,094	22,112
Tesco PLC	51.00%	CPA®:17—49.00%	79,977	45,910	34,067	40,788	23,414	17,374
Dick's Sporting Goods, Inc.	55.00%	CPA®:17—45.00%	25,700	21,889	3,811	14,135	12,039	2,096
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 2)	67.00%	CPA®:17—33.0%	393,965	339,681	54,284	264,338	227,890	36,448
Eroski Sociedad Cooperativa	70.00%	CPA®:17—30.00%	30,505	162	30,343	21,354	113	21,241
Multi-tenant property in Illkirch-Graffens, France	75.00%	Third party—25.00%	20,289	13,015	7,274	15,217	9,761	5,456
Gibson Guitar	82.50%	Third party—17.50%	17,185	9,609	7,576	14,178	7,927	6,251
U-Haul Moving Partners, Inc. and Mercury Partners, L.P.	88.46%	CPA®:17—11.54%	271,758	172,651	99,107	240,397	152,727	87,670
Continental Airlines, Inc.	90.00%	Third party—10.00%	5,383	4,396	987	4,845	3,956	889
Multi-tenant property in Tours, France	95.00%	Third party—5.00%	11,781	7,814	3,967	11,192	7,423	3,769

Total Consolidated JVs Post-Merger			1,005,064	690,620	314,444	690,506	476,658	213,848

Total Less than Wholly-Owned JVs Post-Merger			$1,609,655	$1,003,756	$605,899	$874,102	$570,063	$304,039

Actuant Corporation	100.00%	N/A	$15,638	$10,851	$4,787
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 1)	100.00%	N/A	177,376	93,401	83,975
Barth Europa Transporte e.K/MSR Technologies GmbH	100.00%	N/A	12,258	1,058	11,200
Arelis Broadcast, Veolia Transport, and Marchal Levage	100.00%	N/A	22,995	22,285	710
OBI A.G.	100.00%	N/A	153,673	146,339	7,334
Pohjola Non-Life Insurance Company	100.00%	N/A	86,514	74,789	11,725
Police Prefecture, French Government	100.00%	N/A	89,130	80,212	8,918
TietoEnator Plc	100.00%	N/A	79,870	61,401	18,469
Town Sports International Holdings, Inc.	100.00%	N/A	7,070	7,415	(345)
True Value Company	100.00%	N/A	115,759	64,129	51,630

Total CPA®: 16 Equity Method JVs, Consolidated by W. P. Carey Pre-Merger			760,283	561,880	198,403
Builders FirstSource, Inc.	100.00%	N/A	9,991	423	9,568
PetSmart, Inc.	100.00%	N/A	21,464	19,624	1,840
SaarOTEC	100.00%	N/A	6,012	9,170	(3,158)
The Talaria Company	100.00%	N/A	41,571	26,794	14,777

Total W. P. Carey Equity Method JVs, Consolidated by CPA®:16 Pre-Merger			79,038	56,011	23,027
Advanced Micro Devices, Inc.	100.00%	N/A	84,933	65,589	19,344
Consolidated Systems, Inc.	100.00%	N/A	16,120	11,139	4,981
Del Monte Corporation	100.00%	N/A	12,540	10,869	1,671
Schuler A.G.	100.00%	N/A	65,570	5,023	60,547
The Upper Deck Company	100.00%	N/A	21,778	6	21,772

Total W. P. Carey and CPA®:16 Tenancy-in-Common JVs Pre-Merger			200,941	92,626	108,315

Total JVs Consolidated and Wholly-Owned by W. P. Carey Post-Merger			$1,040,262	$710,517	$329,745

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        When used in this section "—Certain Relationships and Related Transactions," unless otherwise specifically stated or the context otherwise requires, the term "the Company," "we" and "our" refers to W. P. Carey and its subsidiaries.

Policies and Procedures with Respect to Related Party Transactions

        The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey must take all reasonable steps to detect, prevent, and eliminate such conflicts:

  •
  Working in any capacity—including service on a board of directors or trustees, or on a committee thereof—for a competitor while employed by the Company.

  •
  Competing with the Company for the purchase, sale or financing of property, services or other interests.

  •
  Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

        Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code of Ethics. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Relationship with Managed Funds

        Through wholly-owned subsidiaries, W. P. Carey earns revenue as the advisor to the CPA® REITs and CWI. Under advisory agreements that the Company has with each of the CPA® REITs and CWI, the Company performs services and earns asset management revenue related to the day-to-day management of the CPA® REITs and CWI and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and generally earns revenue when each of the CPA® REITs and CWI is liquidated, although, as more thoroughly described below in the section titled "Merger Agreement", in connection with the Merger, the Company has agreed to waive certain fees otherwise payable by CPA®:16 — Global. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the CPA® REITs and CWI, marketing costs, and the cost of personnel provided for the administration of the CPA® REITs and CWI. For the six months ended June 30, 2013, total asset-based revenue earned was approximately $20.3 million, while reimbursed costs totaled approximately $27.4 million. For 2013, the Company elected to receive asset management revenue from CPA®:16 — Global, CPA®:17 — Global and CWI in shares of their stock. With respect to CPA®:16 — Global, since July 2013 and through the consummation of the Merger, the Company will receive any and all such fees in cash.

        In connection with structuring and negotiating investments and related financing for the CPA® REITs and CWI, the advisory agreements provide for acquisition revenue based on the cost of investments. The Company may also be entitled to fees in connection with structuring loan refinancings for certain of the CPA® REITs and CWI. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $12.8 million for the six months ended June 30, 2013. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions.

        Under the terms of a dealer-manager agreement between Carey Financial and CPA®:17 — Global, for the six months ended June 30, 2013, the Company earned a selling commission of up to $0.65 per share sold and a dealer-manager fee of up to $0.35 per share sold. The Company re-allowed all or a substantial portion of the dealer-manager fees to selected dealers participating in CPA®:17 — Global's offering. CPA®:17 — Global's public offering was completed in January 2013. In addition, under the terms of a dealer-manager agreement between Carey Financial and CWI, the Company earns a selling commission of up to $0.70 per share sold and a dealer-manager fee of up to $0.30 per share sold. The Company re-allows all or a portion of the dealer-manager fees to selected dealers participating in CWI's offering. Under the terms of a dealer-manager agreement between Carey Financial and CPA®:18 — Global, the Company earns a selling commission of up to $0.70 per Class A share sold and up to $0.14 per Class C share sold, and a dealer-manager fee of up to $0.30 per Class A share sold and up to $0.21 per Class C share sold. Total compensation earned in connection with the CPA®:17 — Global, CPA®:18 — Global and CWI offerings cannot exceed the limitations prescribed by FINRA, which is currently 10% of gross offering proceeds. The Company may also be reimbursed for reasonable bona-fide due diligence expenses, subject to limitations on total organization and offering expenses.

        We are also entitled to 10% of the available cash from the operating partnerships of the CPA® REITs and CWI, referred to as the Available Cash Distribution, which is defined as the operating partnership's cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. We may elect to receive our Available Cash Distribution in shares of the CPA® REITs and CWI.

        REIT Reorganization and Merger with CPA®:15—On February 17, 2012, W. P. Carey and CPA®:15 entered into a definitive agreement pursuant to which CPA®:15 would merge with and into one of W. P. Carey's subsidiaries for a combination of cash and shares of W. P. Carey Common Stock. Immediately prior to the consummation of the merger with CPA®:15, we underwent an internal reorganization in order to qualify as a REIT for federal income tax purposes. On September 28, 2012, the merger with CPA®:15 was completed, with CPA®:15 surviving as an indirect wholly-owned subsidiary of the Company.

        In the merger, CPA®:15 stockholders received $1.25 in cash and 0.2326 shares of W. P. Carey Common Stock for each share of CPA®:15 common stock owned. Based on the $49.00 per share closing price of the W. P. Carey Common Stock on the date that the merger with CPA®:15 was completed, the stock portion of the consideration received by CPA®:15 stockholders equated to $11.40 per share of CPA®:15 common stock, for total consideration of $12.65 per share of CPA®:15 common stock. The total aggregate merger consideration paid by us included cash of approximately $152.4 million and the issuance of approximately 28,170,643 shares of W. P. Carey Common Stock. We drew down the $175.0 million term loan portion of our credit facility in full in order to pay the cash portion of the consideration in the merger. As a condition of the merger, we waived our subordinated disposition and termination fees.

        Immediately prior to the merger, CPA®:15's portfolio was comprised of full or partial ownership in 305 properties, substantially all of which were triple-net leased with an average remaining life of 9.7 years and an estimated annual contractual minimum base rent of $218.9 million (on a pro rata basis). We assumed the related property debt comprised of 58 fixed-rate and nine variable-rate non-recourse mortgage loans with an aggregate fair value of $1.2 billion and a weighted-average annual interest rate of 5.6% (on a pro rata basis). During 2012 through the date of the merger, we earned $19.0 million in fees from CPA®:15 and recognized $4.5 million in equity earnings based on our ownership of CPA®:15 stock.

        Reginald H. Winssinger Investments.    Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company's properties in France. Specifically, in December 2001 Mr. Winssinger's family members and business partners purchased, at the time of and on the same terms as the purchase of the properties by the Company, a 15% aggregate ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of approximately $0.5 million. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

        Other Transactions.    The Company owns interests in entities ranging from 3% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, including the CPA® REITs, and owns common stock in each of the CPA® REITs and CWI.

        Included in the calculation of total assets on the Company's consolidated balance sheet at June 30, 2013 are amounts due from affiliates totaling approximately $28.7 million.

 DESCRIPTION OF W. P. CAREY SHARES

        The following contains a summary of certain material provisions of the W. P. Carey Charter and W. P. Carey Bylaws relating to the shares of W. P. Carey Common Stock that are incorporated by reference into this Joint Proxy Statement/Prospectus and can be found at Exhibit 3.1 and Exhibit 3.2, respectively. The following description of the shares of W. P. Carey Common Stock does not purport to be complete and is qualified in its entirety by reference to the W. P. Carey Charter and W. P. Carey Bylaws.

General

        Our charter provides that we have authority to issue 500,000,000 shares of stock, $0.001 par value per share, consisting of 450,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. A majority of our entire board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of our stock of any class or series that we have authority to issue. We expect that approximately [    •    ] shares of W. P. Carey Common Stock will be issued in the Merger.

Common Stock

        All shares of W. P. Carey Common Stock issued pursuant to the Merger contemplated by this Joint Proxy Statement/Prospectus will be duly authorized, fully paid and nonassessable. Subject to the rights of any other class or series of stock and to the provisions of our charter restricting the transfer and ownership of shares of our stock, each outstanding share of W. P. Carey Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including one vote for each director to be elected in the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter requires the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter to approve such matters, except that any amendment to the sections of the charter concerning the removal of directors, restrictions on transfer and ownership of shares and the voting requirements for the amendment of such provisions must be approved by the board of directors and by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

        Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (a) the charter of the successor is not amended other than in certain minor respects and (b) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, including where a substantial number of operating assets are held by the subsidiary, as in our situation, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.

        Holders of shares of W. P. Carey Common Stock are entitled to receive distributions paid ratably on the common stock if and when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision has been made for all of our known debts and liabilities. These rights are subject to the preferential rights in respect of distributions or upon liquidation, dissolution or winding up of any other class or series of our stock that we may subsequently classify or reclassify and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

        Holders of our shares of stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights or preemptive rights to subscribe for any of our securities, except as may be provided under the terms of any class or series of stock that we may subsequently classify or reclassify. Subject to the restrictions on transfer and ownership of stock contained in our charter and the rights of any other class or series of stock that we may subsequently classify or reclassify, each share of common stock has equal distribution, liquidation and other rights.

Preferred Stock; Power to Reclassify Shares of Our Stock

        Our charter authorizes our board of directors to classify any unissued shares of common stock or preferred stock and to reclassify any previously classified, but unissued, shares of common stock or preferred stock into one or more classes or series of stock. Prior to issuance of shares of any class or series of stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for you or otherwise be in your best interests.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

        Our board of directors has the power (a) to amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, (b) to issue additional shares of common stock or preferred stock and (c) to classify unissued shares of our common stock or preferred stock or to reclassify any previously classified, but unissued, shares of common stock or preferred stock, into other classes or series of stock and thereafter to issue the classified or reclassified shares of stock. We believe this ability provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series of stock, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed or the terms of any classes or series of stock that we may subsequently classify or reclassify. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of common or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for you or otherwise be in your best interests.

Restrictions on Ownership and Transfer

        Our charter provides that our board of directors may decide whether it is in the best interests of our company to qualify and maintain status as a REIT under the Code. In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither the requirement to be held by 100 or more persons, or the provision disallowing ownership by five or fewer individuals apply to the first taxable year of a REIT.

        To help us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that generally no person may own beneficially, or be deemed to own by virtue of the attribution provisions of the Code, either (i) more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our stock excluding any outstanding shares of our stock not treated as outstanding for federal income tax purposes or (ii) more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes. Our board of directors has granted the estate of Wm. Polk Carey an exemption to own up to 18.0% of the aggregate outstanding shares of W. P. Carey Common Stock or any other outstanding class or series of our stock.

        Our charter also prohibits any person from (a) beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code, (b) transferring shares of our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons, (c) beneficially or constructively owning shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us), (d) beneficially or constructively owning shares of our stock that would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code, or (e) beneficially or constructively owning shares of stock which will otherwise cause us to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, and any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for us to qualify as a REIT.

        Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the above ownership limits and the restrictions described in clauses (c) and (d) above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

        Our board of directors may increase or decrease the common stock ownership limit and/or the aggregate stock ownership limit so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding stock. Any decrease in the common stock ownership limit and/or the aggregate stock ownership limit shall not apply to any person whose percentage ownership of stock is in excess of the decreased ownership limits until such time as such person's percentage ownership of stock equals or falls below the decreased ownership limits. Absent an exemption from the ownership limits, any further acquisition of shares of our stock by such person will be in violation of the ownership limits unless and until such person's percentage ownership of stock falls below the ownership limit (in which case such person may acquire shares up to such ownership limits).

        Pursuant to our charter, if any transfer of our shares of stock occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership limitations or restrictions on transfer, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the ownership limitations or restrictions on transfer (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

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  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

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  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's beneficiary.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

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  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

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  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

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  such shares will be deemed to have been sold on behalf of the charitable trust; and

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  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

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  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

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  the market price on the date we, or our designee, accept such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates, if any, representing shares of our stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of our stockholders, whether or not an owner of 5% or more of our stock, must upon demand provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in our charter.

        The ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services.

CERTAIN MATERIAL PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

        The following description is a summary of certain material provisions of Maryland law and of our charter and bylaws. Certain provisions of Maryland law and our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). The summary is not complete. We encourage you to read our charter and bylaws, which are incorporated by reference into this Joint Proxy Statement/Prospectus.

Our Board of Directors

        Our charter and bylaws provide that the number of directors constituting our full board of directors will be not less than the minimum number required by Maryland law. Our bylaws provide that the number of directors constituting our full board of directors will not exceed 25 and our charter and bylaws provide that the number of directors constituting our full board of directors may only be increased or decreased by a vote of a majority of our entire board of directors. Our charter provides that any and all vacancies on the board of directors (including as a result of an increase in the number of directors constituting our full board of directors) may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Under our charter, we have elected to be subject to Section 3-804(c) of Subtitle 8 of Title 3 of the MGCL so that any and all vacancies (including as a result of an increase in the number of directors constituting our full board of directors) on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that a director may be removed only for cause and only by the stockholders upon the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors. "For cause" means, with respect to any particular director, conviction of a felony or a final judgment of court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. However, because of the board's exclusive power to fill vacant directorships, stockholders will be precluded from filling the vacancies created by any removal with their own nominees. Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Directors are elected by a plurality of all the votes cast. If the holders of any class or series of stock that we may subsequently classify or reclassify shall have the right to elect one or more directors separately as a class, then such director or directors so elected shall serve for the remainder of the term in which such vacancy occurred and until a successor is duly elected and qualifies. Additionally, any such director or directors may be removed only by the holders of such class or series.

Action by Stockholders

        Under the MGCL, stockholder action by common stockholders can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting, unless the charter provides for a lesser percentage (which our charter does not). Stockholder action by preferred stockholders can be taken only at an annual or special meeting of stockholders or by a consent in lieu of a meeting by the holders of shares entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders' meeting if the corporation gives notice of the action to each holder of the class of stock not later than 10 days after the effective time of the action, unless the charter provides otherwise (which our charter does). Our charter provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given by each stockholder entitled to vote on the matter in writing or by electronic transmission. Special meetings of stockholders may be called by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of our bylaws, which are summarized below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. (See also "Risk Factors—Risks Related to Our Business—Our Charter and Maryland law contain provisions that may delay or prevent a change of control transaction.")

Amendment to Our Charter and Bylaws

        Our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter, unless the amendment either is permitted to be made without stockholder approval under the MGCL or by specific provision in our charter or requires a different level of stockholder approval by specific provision in our charter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and to classify unissued shares of our common stock or preferred stock or to reclassify any previously classified, but unissued, shares of common stock or preferred stock, into other classes or series of stock. Our board of directors has the exclusive power to adopt, amend, alter or repeal any provision of our bylaws and make new bylaws. Any amendment of the provisions of our charter relating to the removal of directors, the restrictions on transfer and ownership of shares or the requirements for the amendment of either of these provisions of our charter requires that such amendment be declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by a majority of our entire board of directors and by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

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  any person or entity who beneficially owns 10% or more of the voting power of our outstanding voting stock; or

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  an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock.

        A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

        After the five-year prohibition and in addition to any vote otherwise required by Maryland law and our charter, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least:

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  80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

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  two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

        The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

        Pursuant to the statute, our board of directors, by resolution, has exempted any business combinations between us and any person who is an existing, or becomes in the future an, "interested stockholder". Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person. As a result, such persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. Additionally, this resolution may be altered, revoked or repealed in whole or in part at any time and we may opt back into the business combination provisions of the MGCL. If this resolution is revoked or repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by employees who are also our directors are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.

        If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock and, consequently, the control share acquisition statute will not apply to us unless our board of directors later amends our bylaws to modify or eliminate this provision, which it may do without stockholder approval, and which it may make effective prospectively or retrospectively.

Maryland Unsolicited Takeovers Act

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        In our charter, we have elected that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (a) require the affirmative vote of the stockholders entitled to cast at least two-thirds of all votes entitled to be cast generally in the election of directors for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) provide that unless called by our Chairman of our board of directors, our President, our Chief Executive Officer or our board of directors, a special meeting of stockholders may only be called by our Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at the meeting.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit in money, property or services; or

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  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our charter and bylaws also provide that we must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey or a predecessor of W. P. Carey from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, our charter provides that we may, indemnify, if and to the extent authorized and determined to be appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by W. P. Carey or a predecessor of W. P. Carey.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Stockholders

        Special meetings of stockholders may be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer, our President or, in the case of a stockholder requested special meeting, by our Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

        Annual meetings of stockholders for the election of directors and any other business that may be considered and acted upon shall be held on a date and at a time set by our board of directors or, in the absence of such a determination on the second Monday in the month of May at 2:00 p.m. Eastern Time, if a business day.

Interested Director and Officer Transactions

        Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, if:

  •
  the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

  •
  the transaction or contract is fair and reasonable to us.

        We adopted a policy which requires that all contracts and transactions between us (including our subsidiaries), on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent it, although our board of directors will have no obligation to do so.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of the board of directors; or

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  by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the directors then standing for election or on such other business the stockholder proposes to bring before the meeting and who has complied with the advance notice procedures of the bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only:

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  by or at the direction of the board of directors; or

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  provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

        Generally, in accordance with our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day, nor earlier than the 150th day, prior to the anniversary of the date of mailing of the notice for the prior year's annual meeting of stockholders (for purposes of our 2014 annual meeting, to be timely, such notice must be delivered by a stockholder not earlier than December 4, 2013, the 150th day prior to the anniversary date of mailing of the notice for our 2013 annual meeting of stockholders, and not later than 5:00 p.m., Eastern Time, January 3, 2014, the 120th day prior to the anniversary date of our 2013 annual meeting of stockholders, or if the date of our 2014 annual meeting is advanced or delayed by more than 30 days from the anniversary date of mailing of the notice for the Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of our 2014 annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of our 2014 annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us). For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

COMPARISON OF RIGHTS OF CPA®:16 STOCKHOLDERS AND
W. P. CAREY STOCKHOLDERS

General

        Both CPA®:16 — Global and W. P. Carey are incorporated in Maryland. Upon the effective time of the Merger, CPA®:16 Stockholders will become stockholders of W. P. Carey. The rights of CPA®:16 Stockholders are governed currently by the MGCL, the CPA®:16 — Global Charter and the CPA®:16 — Global Bylaws. Once CPA®:16 Stockholders become stockholders of W. P. Carey, their rights will continue to be governed by the MGCL, but will be governed by the W. P. Carey Charter and the W. P. Carey Bylaws.

Certain Differences Between the Rights of Stockholders of CPA®:16 — Global and W. P. Carey

        The following chart is a summary of the material differences between the rights of CPA®:16 Stockholders and the rights of W. P. Carey Stockholders. This summary does not purport to be a complete description of the differences between the rights of CPA®:16 Stockholders and W. P. Carey Stockholders.

CPA®:16 — Global	W. P. Carey
Authorized Stock
400,000,000 shares of common stock, $0.001 par value per share, authorized.	450,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, authorized.

Under the terms of the CPA®:16 — Global Charter, the board of directors has the power to (i) issue shares of stock of any class or securities convertible in shares of stock of any class, and (ii) classify or reclassify any unissued shares of the common stock into other classes or series of stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions or redemption, provided that the voting rights per share of stock sold in a private offering shall not exceed voting rights which bear the same relationship to the voting rights of the shares as the consideration paid to CPA®:16 — Global for each privately offered share of stock bears to the book value of each outstanding share.
Under the terms of the W. P. Carey Charter, the board of directors has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences and rights as the board may desire, and (iii) classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock.
Voting Rights
At any meeting of stockholders, the presence (in person or by proxy) of a majority of the shares entitled to vote at such meeting shall constitute a quorum.
At any meeting of stockholders, the presence (in person or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum.

CPA®:16 — Global	W. P. Carey
Generally, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless a vote of a greater or lesser number is required by the CPA®:16 — Global Charter, CPA®:16 — Global Bylaws, or the MGCL. Holders of a majority of all shares present in person or by proxy at a meeting at which a quorum is present may vote to elect a director. There are no cumulative voting rights.	Generally, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the W. P. Carey Charter, listing standards of the NYSE or applicable law or regulation. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. There are no cumulative voting rights.

Special meetings of stockholders may be called by a majority of the directors, a majority of independent directors, the chairman or the president of CPA®:16 — Global and must be called by an officer of the Company upon the written request of stockholders entitled to cast not less than 10% of all votes entitled to be cast at such meeting.
Special meetings of stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer or the board of directors and must be called by the Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at such meeting.
Notice of Stockholder Meetings

Notice of all stockholder meetings will be sent to stockholders not less than 10 days, nor more than 90 days prior to any meeting, except that the notice for special meetings called upon stockholder request will be given within 10 business days of the request and such meetings will be held not less than 20 nor more than 60 days after receipt of the request. For purposes of determining stockholders entitled to notice of any meeting or to vote or to give consent to action without a meeting, a record date will not be more than 60 days nor fewer than 10 days prior to the date of any meeting, nor more than 60 days before any action without a meeting.
Notice of any annual or special stockholder meeting will be sent to stockholders entitled to notice of or vote at such meeting not less than 10 days, nor more than 90 days prior to any meeting. For purposes of determining stockholders entitled to notice of, or vote at, any meeting or for any other purpose, a record date will not be more than 90 days nor fewer than 10 days prior to the date of any meeting or particular action requiring such determination.
Size of Board of Directors
The number of directors will be no more than nine nor less than three. There are currently five directors.
The number of directors is currently thirteen. The size of the board of directors may be increased or decreased by a majority of the entire board of directors, but shall never be less than the minimum number required by Maryland law nor more than 25.

CPA®:16 — Global	W. P. Carey
Independent Directors

At least a majority of the directors must be independent directors, except for a period of 90 days following the death, removal or resignation of an independent director. Independent directors will, among other duties, monitor CPA®:16 — Global's relationship with its advisor, approve all transactions with the advisor, review CPA®:16 — Global's investment policies at least annually, determine that CPA®:16 — Global's total fees and expenses are reasonable at least annually, ensure that the annual report is sent to stockholders, approve independent appraisals, exercise fiduciary responsibility of limiting operating expenses and review aggregate borrowings at least quarterly. Dr. Marshall E. Blume, Elizabeth P. Munson, Richard J. Pinola and James D. Price are CPA®:16 — Global's independent directors.	Under the terms of the W. P. Carey Bylaws, a majority of the board of directors must be independent, as determined by the board of directors under standards established by the board of directors.
Removal of Directors

A director may be removed by the stockholders only upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for that purpose, and the notice of that meeting must state that the purpose, or one of the purposes of the meeting, is the proposed removal of the director. Any decrease in the number of directors will not cause the removal of any director prior to the expiration of such director's term of office.
Any director, or the entire board of directors, may be removed from office at any time but only for cause and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any decrease in the number of directors will not cause the removal of any director prior to the expiration of such director's term of office. "Cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to W. P. Carey through bad faith or active and deliberate dishonesty.

CPA®:16 — Global	W. P. Carey
Filling Vacancies

An affiliated director may be replaced by a vote of a majority of the remaining affiliated directors. An independent director may be replaced by a vote of a majority of the remaining independent directors. If there are no remaining affiliated directors or independent directors to so fill an affiliated or independent director vacancy, the vacancy will be filled by a majority vote of the remaining directors. If there are no directors, vacancies will be filled by the stockholders.
Any vacancy on the board of directors may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
Exculpation and Indemnification of Directors and Officers

The CPA®:16 — Global Charter limits the liability of CPA®:16 — Global's directors and officers to CPA®:16 — Global and its stockholders for money damages to the fullest extent permitted by the laws of the State of Maryland. The CPA®:16 — Global Charter and the CPA®:16 — Global Bylaws provide that the directors, their affiliates performing services on behalf of CPA®:16 — Global and the advisor may be indemnified by CPA®:16 — Global for losses arising from the operation of CPA®:16 — Global only if the following conditions are met: (i) the directors, the advisor and their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA®:16 — Global, (ii) the directors, the advisor or their affiliates were acting on behalf of or performing services for CPA®:16 — Global, (iii) such liability or loss was not the result of negligence or misconduct by the directors, the advisor or their affiliates (or gross negligence or willful misconduct in the case of independent directors) and (iv) such indemnification is recoverable only out of the net assets of CPA®:16 — Global and not from its stockholders.
The W. P. Carey Charter contains a provision that limits the liability of its directors and officers to W. P. Carey and its stockholders for money damages to the maximum extent permitted by the laws of the State of Maryland. W. P. Carey must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey or a predecessor of W. P. Carey from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. W. P. Carey may indemnify, if and to the extent authorized and determined to be appropriate, by the vote of a majority of the board of directors, by the vote of the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast thereon or by special legal counsel appointed by the board of directors, in accordance with applicable law, any person permitted, but not required to be indemnified under Maryland law, by W. P. Carey or a predecessor of W. P. Carey.

CPA®:16 — Global	W. P. Carey
The CPA®:16 — Global Charter provides that the directors, the advisor and their affiliates may be advanced expenses in advance of the final disposition of a proceeding as a result of any legal action for which indemnification is being sought only if the following conditions are met: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of CPA®:16 — Global, (ii) the legal action is initiated by a third party who is not a stockholder of CPA®:16 — Global or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement, and (iii) the directors, the advisor or their affiliates undertake to repay the advanced funds to CPA®:16 — Global, together with the applicable legal rate of interest thereon in cases in which the directors, the advisor or their affiliates are found not to be entitled to indemnification.

CPA®:16 — Global has entered into indemnification agreements with each independent director. Pursuant to the agreements, the directors are indemnified against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred unless it is established by clear and convincing evidence that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

CPA®:16 — Global	W. P. Carey
Inspection of Books and Records

The CPA®:16 — Global Bylaws are open to inspection by stockholders at CPA®:16 — Global's offices during reasonable business hours. Stockholders have the right to inspect the accounting books and records, including stockholder records, and the minutes of the proceedings of stockholders and directors, as permitted by the laws of the State of Maryland, at all reasonable times. An alphabetical list of the names, addresses, and telephone numbers of the stockholders along with the shares held by each of them will be available to any stockholder upon request if the stockholder represents that the list will not be used to pursue commercial interests unrelated to the stockholder's interests in CPA®:16 — Global.
In accordance with Section 2-512 of the MGCL, the W. P. Carey Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with the company are open to inspection by stockholders at W. P. Carey's offices during reasonable business hours. Section 2-512 of the MGCL also permits any stockholder to present to any officer or resident agent of W. P. Carey a written request for a statement showing all stock and securities issued by W. P. Carey during a specified period of not more than 12 months before the date of the request.

In addition, stockholders of record for at least 6 months of at least 5% of the outstanding stock of any class of W. P. Carey have the right to inspect W. P. Carey's accounting books and records and its stock ledger, as permitted by the laws of the State of Maryland, subject to and in accordance with Section 2-513 of the MGCL.
Charter Amendments

A majority of the directors (including a majority of independent directors) may advise to amend or repeal any provision in the charter, subject to approval by a majority of the votes of stockholders entitled to be cast (or, in the case of amendments relating to indemnification, exculpation, ownership and transfer restrictions or amendment of such provisions of the CPA®:16 — Global Charter, two-thirds of the votes of stockholders entitled to be cast) at the next annual stockholders' meeting or a special meeting called for that purpose or by unanimous written consent by the stockholders.
Any amendment to the W. P. Carey Charter will be valid only if declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, except for (i) amendments to the W. P. Carey Charter relating to the removal of directors, restrictions on transfer and ownership of shares or the vote required to amend such provisions of the W. P. Carey Charter, which amendments require the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, or (ii) those amendments to the W. P. Carey Charter permitted to be made without stockholder approval under Maryland law or by specific provision in the W. P. Carey Charter.

CPA®:16 — Global	W. P. Carey
Under the terms of the W. P. Carey Charter, the board of directors additionally has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences and rights as the board may desire, and (iii) classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock.
Amendments to Bylaws

The CPA®:16 — Global Bylaws may be adopted, amended or repealed by the affirmative vote of the stockholders holding a majority of shares voting on a particular matter, provided that no amendment will be adopted which would reduce the priority of payment or amount payable to the stockholders upon liquidation or that would diminish any voting rights, without the affirmative vote of two-thirds of the stockholders entitled to vote thereon. However, a majority of the directors (including a majority of independent directors) may at any time amend the bylaws, without consent of the stockholders, to change the number of directors and to make certain other changes generally not affecting the rights of stockholders.	The board of directors has the exclusive power to adopt, amend, alter or repeal any provision of the W. P. Carey Bylaws and to make new bylaws.

CPA®:16 — Global	W. P. Carey
Limits on Ownership and Transfer of Shares

The CPA®:16 — Global Charter contains an ownership limit which prohibits any individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entities from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of the outstanding shares. Shares owned by a person or entity in excess of the ownership limit are "excess shares." Any purported issuance or transfer of shares will be valid only with respect to those shares that do not result in the transferee stockholder owning shares in excess of the ownership limit. The excess shares do not have voting rights and are not considered for purposes of any stockholder vote or determining a quorum. If the transferee stockholder acquires excess shares, such person is considered to have acted as an agent for CPA®:16 — Global in acquiring the excess shares and holds such excess shares on behalf of the ultimate stockholder. The directors of CPA®:16 — Global may, upon discovering a stockholder's ownership of excess shares, cause CPA®:16 — Global to redeem such shares at the lesser of the price paid for such excess shares or the fair market value for such excess shares, or to grant the stockholders 30 days to transfer such excess shares to any person whose ownership would not result in a violation of the ownership limit or transfer restrictions under the CPA®:16 — Global Charter.
The W. P. Carey Charter, subject to certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to limit any person to beneficial or constructive ownership of no more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey stock excluding any outstanding shares of W. P. Carey stock not treated as outstanding for federal income tax purposes, and no more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock, excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes. Our board of directors exempted the estate of Wm. Polk Carey (the "Estate") from these limitations, so that the Estate may own up to 18.0% of the aggregate outstanding shares of W. P. Carey Common Stock or any other outstanding class or series of W. P. Carey stock.

Under the W. P. Carey Charter, no individual, corporation, partnership, limited liability company, estate, or trust, other than an "excepted holder" (defined as a stockholder whom the board of directors in its sole discretion exempts, prospectively or retroactively, from the following ownership limits), may beneficially own or constructively own shares: (i) in excess of 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of the company's stock excluding any outstanding shares of W. P. Carey stock not treated as outstanding for federal income tax purposes, or in excess of 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes; (ii) in the case of an excepted holder, the aggregate ownership for such stockholder approved by the board; (iii) to the extent that such ownership would result in W. P. Carey being "closely held"; (iv) to the extent that such ownership would cause W. P. Carey stock to be beneficially owned by fewer than 100 persons; (v) to the extent such ownership would cause

CPA®:16 — Global	W. P. Carey
W. P. Carey to constructively own 10% or more of the ownership interests in a tenant of W. P. Carey's real property; (vi) to the extent that such ownership would cause any independent contractor of W. P. Carey to not be treated as such; or (vii) to the extent such ownership would otherwise cause W. P. Carey to fail to qualify as a REIT. The shares transferred in violation of the foregoing restrictions will automatically be transferred to a charitable trust for the benefit of a charitable beneficiary. If this transfer is not effective for any reason, then the transfer shall be null and void and the intended transferee shall acquire no rights in such shares. As of the date of this joint Proxy Statement/Prospectus, the Estate beneficially owns approximately [ ]% of the W. P. Carey Common Stock.
Appraisal Rights

Stockholders will be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute. Under this provision, if a court decides that an objecting stockholder is entitled to an appraisal of his or her stock, then the court will appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully. Within 60 days after their appointment, unless the court sets a longer time, the appraisers will determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered. On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings. Within 15 days after the report is filed, any party may object to it and request a hearing.
Stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material federal income tax considerations of the Merger and holding W. P. Carey Common Stock. The law firm of DLA Piper LLP (US) has acted as counsel and reviewed this summary. For purposes of this section under the heading "Material Federal Income Tax Considerations," references to "we," "our" and "us" mean only W. P. Carey and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Department of Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that we will operate W. P. Carey and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  partnerships and trusts;

  •
  persons subject to the alternative minimum tax;

  •
  persons who hold our stock on behalf of other persons as nominees;

  •
  persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

  •
  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "constructive ownership transaction," "synthetic security" or other integrated investment;

  •
  "S" corporations;

        and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  foreign investors.

        This summary assumes that investors will hold their shares of W. P. Carey Common Stock as a capital asset, which generally means as property held for investment.

        The federal income tax treatment of the Merger and holding of W. P. Carey Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of the Merger and holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, and local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of the Merger and of acquiring, holding, exchanging, or otherwise disposing of our common stock.

The Merger

        At the closing of the Merger, Clifford Chance US LLP, tax counsel to CPA®:16 — Global and DLA Piper LLP (US), tax counsel to W. P. Carey, will each deliver an opinion substantially to the effect that the Merger will be treated as a reorganization within the meaning of Sections 368(a) of the Code. In accordance with this treatment, no gain or loss will be recognized by W. P. Carey, CPA®:16 — Global or their stockholders as a result of the Merger except to the extent of cash received as consideration in the Merger. In addition, at the closing of the Merger, Clifford Chance US LLP will deliver an opinion that commencing with its taxable year ended December 31, 2009 through the closing of the Merger, CPA®:16 — Global has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and commencing with its taxable year ended December 31, 2011 through the closing of the Merger, CPA®:16 — Global Merger Sub has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP may rely on customary assumptions and representations of CPA®:16 — Global and CPA®:16 — Global Merger Sub reasonably acceptable to W. P. Carey.

        It must be emphasized that the opinions of Clifford Chance US LLP and DLA Piper LLP (US) will be based on various assumptions relating to the organization and operation of CPA®:16 — Global, W. P. Carey and Merger Sub, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement / prospectus are completed in a timely fashion and that CPA®:16 — Global, W. P. Carey and Merger Sub, have at all times operated in accordance with the method of operation described in their organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP regarding the REIT qualification of CPA®:16 — Global and CPA 16 Merger Sub will be conditioned upon factual representations and covenants made by the management of CPA®:16 — Global and affiliated entities regarding the organization, assets, conduct of business operations of CPA®:16 — Global and CPA 16 Merger Sub and other items regarding CPA®:16 — Global's and CPA 16 Merger Sub's ability to have met the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that CPA®:16 — Global and CPA 16 Merger Sub have taken no action inconsistent with their qualification as a REIT. While CPA®:16 — Global and CPA 16 Merger Sub believe that they are organized and have operated so that they have qualified as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances or applicable law, no assurance can be given by Clifford Chance US LLP, CPA 16 Merger Sub or CPA®:16 — Global that they have so qualified for any particular year. Clifford Chance US LLP will have no obligation to advise CPA®:16 — Global, CPA 16 Merger Sub or the holders of CPA®:16 Common Stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, that no ruling has been or will be sought from the IRS on the tax consequences of the Merger or the REIT qualification of CPA®:16 — Global and CPA 16 Merger Sub, and no assurance can be given that the IRS will not take, or that a court will not sustain, a position contrary to any of the federal income tax consequences set forth below.

        Based on the opinions of the counsel as to the tax status of the Merger, gain or losses will be recognized by a CPA®:16 Stockholder as a result of the surrender of shares of stock in exchange for shares of W. P. Carey stock pursuant to the Merger only the extent of cash received by CPA®:16 Stockholders in the Merger. A holder of CPA®:16 Common Stock who receives cash in lieu of a fractional share of W. P. Carey Common Stock in the Merger will generally be treated as having received the cash in redemption of the fractional share interest. Such a holder of CPA®:16 Common Stock will generally recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. If any of the cash received in the Merger is treated as essentially equivalent to a dividend, the cash payment will be taxable as a dividend to the extent of the holder's ratable share of the accumulated earnings and profits as calculated for federal income tax purposes. Any capital gain or loss will be long-term capital gain or loss if a holder of CPA®:16 Common Stock has held the surrendered shares for more than one year. The aggregate adjusted tax basis of the W. P. Carey Common Stock received by a stockholder of CPA®:16 — Global in the Merger will be the same as the aggregate tax basis of the CPA®:16 — Global shares held by such stockholder reduced by the amount of cash received by such stockholder in the Merger and increased by any gain recognized in the Merger. The holding period of the W. P. Carey Common Stock received by a stockholder will include such stockholder's holding period in the CPA®:16 Common Stock exchanged in the Merger.

        As a result of the Merger, CPA®:16 — Global will be required to comply with certain reporting requirements in the U.S. Department of Treasury Regulations, which will require reporting certain facts regarding the Merger.

Taxation of W. P. Carey

        We have elected to be taxed as a REIT commencing with our taxable year ended December 31, 2012. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT.

        The law firm of DLA Piper LLP (US) is acting as our tax counsel in connection with this offering. At the closing of the Merger and in connection with this offering, DLA Piper LLP (US) will render an opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our present and proposed organization, ownership and method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2012. Our REIT election is effective from February 15, 2012, the date of incorporation of W. P. Carey. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we believe that we have been organized and operated and intend to continue to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion of DLA Piper LLP (US) will be expressed as of the date issued. DLA Piper LLP (US) has no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "Material Federal Income Tax Considerations—Requirements for REIT Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "Material Federal Income Tax Considerations—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate and distribute currently is taxed only at the shareholder level upon distribution to our shareholders.

        As of January 1, 2013, most domestic shareholders that are individuals, trusts or estates are taxed on qualified corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See "Material Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        Any net operating losses and other tax attributes of ours generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "Material Federal Income Tax Considerations—Taxation of Shareholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains;

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses;

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "Material Federal Income Tax Considerations—Prohibited Transactions" and "Material Federal Income Tax Considerations—Foreclosure Property" below;

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income;

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  If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a

    REIT because there is reasonable cause for the failure and other applicable requirements are met, we would be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

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  If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts of income from the taxable year we retained and upon which we paid income tax at the corporate level;

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "Material Federal Income Tax Considerations—Requirements for REIT Qualification—General";

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  A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary ("TRS") (as described below) that do not reflect arm's-length terms;

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  If we acquire appreciated assets from a corporation that is not a REIT and is taxable under subchapter C of the Code in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during a specified period (five years for dispositions occurring in 2013, and absent further legislative action, ten years thereafter) following their acquisition from the subchapter C corporation; and

  •
  The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are taxable as subchapter C corporations.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT. In our case, we elected to be taxed as a REIT commencing with our taxable year ended December 31, 2012. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Department of Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our taxable year-end, and thereby satisfy this requirement.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Subsidiary Entities

Ownership of partnership interests

        If we are a partner in an entity that is treated as a partnership for federal income tax purposes, U.S. Department of Treasury Regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded subsidiaries

        If we own a corporate subsidiary that is a qualified REIT subsidiary (a "QRS"), that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation, other than a TRS (as described below), that is directly or indirectly (through other disregarded entities) wholly owned by a REIT. Other entities that are wholly owned by us, including single member, domestic limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.

Foreign Assets and Subsidiaries

        With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies. Accordingly, for federal income tax purposes, including the 75% and 95% gross income tests summarized herein, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, any foreign exchange gains we recognize from repatriation are expected to constitute "real estate foreign exchange gains" under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

        In addition, we own interests in entities that are both TRSs and "controlled foreign corporations" for federal income tax purposes, and we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the landlord/licensor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the landlord/licensor's own officers or staff of employees. We believe our controlled foreign corporations generally do not satisfy this active rental exception however, and as a result we may recognize material amounts of Subpart F Income. Based on advice of counsel, we believe that that the types of Subpart F Income most likely to be recognized by us qualify under the 95% gross income test. However, we do not believe our Subpart F income qualifies under the 75% gross income test.

REIT subsidiaries

        Some of our subsidiaries may also be taxable as REITs. Provided such entities qualify as REITs under the Code, our equity in such entities will be a qualifying REIT asset under the quarterly REIT asset tests described below, and any dividends and/or gain on disposition of such equity will be qualifying REIT gross income under both the 75% and 95% gross income tests discussed below.

Taxable REIT subsidiaries

        We will jointly elect with certain of our U.S. and non-U.S. subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not generally treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income, gain, or return of capital, as applicable. This treatment can affect our income and asset test calculations, as described below. Because we do not generally include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we will use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property," distributions received from other REITs, and gains from the sale of real estate assets (including REIT shares), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., generally income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. For purposes of either one or both of the 75% and 95% gross income tests, two categories of foreign currency gain may be excluded from gross income: "real estate foreign exchange gain" and "passive foreign exchange gain." Real estate foreign exchange gain is not treated as gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to

(i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test only. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition. In all cases, we intend that any foreign currency transactions will be structured in a manner that will not jeopardize our status as a REIT. No assurance can be given that any foreign currency gains that we recognize directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent generally must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which we derive no revenue and that meets certain other requirements or through a TRS. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the income from such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such dividends will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Department of Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "Material Federal Income Tax Considerations—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of any one issuer's "securities" (defined to exclude "real estate assets") that we own (other than a TRS or QRS) may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 10% asset tests do not apply to securities of TRSs and QRSs and the 10% asset test by value does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test by value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code, as well as our equity interest in the partnership, if any.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a "security" for purposes of the 10% asset test by value, as explained below).

        Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt." A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test by value, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        We believe that our holdings of securities and other assets comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor of Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See "Material Federal Income Tax Considerations—Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor, qualify as "straight debt" securities or qualify for one of the other exclusions from the definition of "securities" for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

        Some of our assets will consist of goodwill. We do not expect the value of any such goodwill to be significant, and, in any event, to negatively impact our compliance with the REIT asset tests.

        No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

  (1)
  the sum of

  (i)
  90% of our "REIT taxable income," computed without regard to our net capital gains and the dividends paid deduction, and

  (ii)
  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

  (2)
  the sum of specified items of non-cash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for dividends to provide a tax deduction for us, the distributions must not be "preferential dividends." A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, and (2) the tax that we paid on their behalf with respect to that income.

        To the extent that we have available net operating losses carried forward from prior REIT tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See "Material Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, and (ii) the amounts of income for the taxable year we retained and on which we have paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

  •
  "residual interests" in a real estate mortgage investment conduit or taxable mortgage pools;

  •
  loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

  •
  loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of stock or other property.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct dividends to shareholders in any year in which we do not qualify to be taxed as a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at qualified dividend rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

        Our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner, such as a financing arrangement or loan for federal income tax purposes. Even if our sale-leasebacks are treated as secured loans, for purposes of the REIT asset tests and the 75% gross income test, each "loan" would likely be considered to be collateralized by real property to the extent of the fair market value of the underlying property. As a result, we believe that we would continue to meet the REIT assets tests and gross income tests. However, it is possible that if one or more of our leases were recharacterized as a financing, the recharacterization of one or more of these transactions could cause us to fail to satisfy the REIT asset tests or gross income tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned as a result of such recharacterization, and such failure could result in our failing to qualify as a REIT. In addition, if one or more of our leases were recharacterized as a loan, tax attributes associated with the ownership of real property—principally depreciation—would not be available to us, and the timing of our income inclusion would be affected. These changes in amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization could cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate and foreign currency exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swaps, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Department of Treasury Regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Department of Treasury Regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

        Definitions—In this section, the phrase "domestic shareholder" means a holder of shares of W. P. Carey Common Stock that for federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds shares of W. P. Carey Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of shares of W. P. Carey Common Stock.

        Distributions—So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% federal rate) for qualified dividends received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  qualified dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Material Federal Income Tax Considerations—Annual Distribution Requirements." Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions do not exceed the adjusted basis of the shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder's shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Material Federal Income Tax Considerations—Annual Distribution Requirements." Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of our stock—In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that may not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive activity losses and investment interest limitations—Distributions that we make and gain arising from the sale or exchange by a domestic shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any "passive losses" against income or gain relating to our stock. If we make dividends to non-corporate domestic shareholders, the dividends will be treated as investment income for purposes of computing the investment interest limitation. However, net capital gain from the disposition of our stock (or distributions treated as such), capital gain dividends and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the domestic shareholder elects to treat such amounts as ordinary income for federal income tax purposes.

        On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, which requires certain domestic shareholders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. Domestic shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of W. P. Carey Common Stock.

Taxation of Non-U.S. Holders

        The following is a summary of certain federal income and estate tax consequences of the ownership and disposition of our stock applicable to certain non-U.S. holders. A "non-U.S. holder" is any person other than a domestic shareholder or an entity treated as a partnership for federal income tax purposes.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation.

        Ordinary dividends—The portion of distributions received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. We generally plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

  •
  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income (i.e., certain income from taxable mortgage pools or REMIC residual interests) allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder's share of our excess inclusion income. As required by IRS guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

        Subject to the discussion below, in general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

        Non-dividend distributions—Unless our stock constitutes a U.S. real property interest (a "USRPI"), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the shareholder's proportionate share of our earnings and profits, plus (2) the shareholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

        Capital gain distributions—Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or "USRPI capital gains," will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under "—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend, if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. The shares of W. P. Carey Common Stock have been approved for listing on the NYSE under the symbol "WPC."

        Dispositions of our stock—Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock could be treated as a USRPI if 50% or more of our assets at any time during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor we expect to meet this 50% test.

        Even if the foregoing 50% test is met, however, our stock nonetheless will not constitute a USRPI if we are a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA.

        In the event that we are not a domestically-controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable U.S. Department of Treasury Regulations, on an established securities market, a non-U.S. holder's sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Wash sales—In general, special wash sale rules apply if a shareholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. holders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. holders.

        Estate tax—If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to federal estate tax.

New legislation relating to foreign accounts.

        The Hiring Incentives to Restore Employment Act (the "HIRE Act"), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the "Foreign Account Tax Compliance Act" or "FATCA."

        On January 17, 2013, the U.S. Department of Treasury issued final regulations relating to FATCA. As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. The requirements under FATCA may be modified by an intergovernmental agreement between the United States and another country. Under delayed effective dates provided for in the regulations and published IRS guidance, the withholding tax described above will apply (i) to dividends on our shares beginning on July 1, 2014, and (ii) to payments of gross proceeds from a sale or other disposition of our shares beginning on January 1, 2017. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt employee pension trust do not automatically constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as "debt financed property" within the meaning of the Code (e.g., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock by value could be required to treat a percentage of its distributions as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a "pension-held REIT."

        Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

        We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

        We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's federal income tax liability provided the required information is furnished to the IRS.

Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of Treasury. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

        We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We own real property assets located in numerous jurisdictions, and will be required to file tax returns in some of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

 LEGAL MATTERS

        The validity of the shares of W. P. Carey Common Stock to be issued in connection with the Merger will be passed upon for W. P. Carey by DLA Piper LLP (US). In addition, the description of federal income tax consequences contained in the section of this Joint Proxy Statement/Prospectus entitled "Material Federal Income Tax Considerations" is based on the opinion of each of DLA Piper LLP (US) and Clifford Chance US LLP. Certain legal matters relating to the Merger will be passed upon for CPA®:16 — Global by DLA Piper LLP (US) and Clifford Chance US LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of W. P. Carey incorporated into this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of W. P. Carey for the year ended December 31, 2012 and the audited historical financial statements of Corporate Property Associates 15 Incorporated included in Exhibit 99.6 of W. P. Carey's Current Report on Form 8-K dated October 19, 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 of CPA®:16 — Global included in this Joint Proxy Statement/Prospectus and the financial statements as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 of Corporate Property Associates 14 Incorporated included in this Joint Proxy Statement/Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The appraisal of the CPA®:16 — Global real estate portfolio as of December 31, 2012 referenced in this Joint Proxy Statement/Prospectus has been so referenced in reliance on the appraisal report of Robert A. Stanger & Co., Inc., an independent real estate appraisal firm, given on the authority of said firm as experts in real estate appraisal.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

W. P. Carey

        W. P. Carey held its 2013 annual meeting on July 11, 2013. W. P. Carey stockholders interested in proposing a matter for a vote by the W. P. Carey stockholders at the W. P. Carey 2014 annual meeting must submit the proposal no later than January 3, 2014 in order for it to be included in our proxy statement and form of proxy relating to the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        In order for proposals submitted outside of Rule 14a-8 to be considered at the 2014 annual meeting, stockholder proposals, including stockholder nominations for director, must comply with the advance notice and eligibility requirements contained in the W. P. Carey Bylaws. The W. P. Carey Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Secretary of W. P. Carey. In order to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of W. P. Carey not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2014 annual meeting of stockholders must have been received by W. P. Carey not earlier than December 4, 2013 and must have been received not later than 5:00 p.m., Eastern Time, on January 3, 2014, being, respectively, 150 and 120 days prior to May 3, 2014, which is the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. However, in the event that the date of the annual meeting of stockholders in 2014 is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to such changed annual meeting date and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made.

        A copy of the W. P. Carey Bylaws is available upon request. Such requests and any stockholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a stockholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A stockholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

CPA®:16 — Global

        CPA®:16 — Global held its 2013 annual meeting on June 19, 2013. CPA®:16 — Global will hold an annual meeting of its stockholders in 2014 only if the Merger is not completed. CPA®:16 — Global must receive any proposal that a stockholder intends to present at CPA®:16 — Global's 2014 annual meeting no later than January 3, 2014 in order to be included in CPA®:16 — Global's proxy statement and form of proxy relating to the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Any stockholder proposals or notices submitted to CPA®:16 — Global in connection with the 2014 annual meeting of stockholders should be addressed to: Corporate Secretary, CPA®:16 — Global, 50 Rockefeller Plaza, New York, New York 10020.

        All stockholder proposals to be presented in connection with CPA®:16 — Global's 2014 annual meeting of stockholders, other than proposals submitted pursuant to Rule 14a-8 of the Exchange Act, must be received by CPA®:16 — Global's corporate secretary not fewer than 120 days before the scheduled date of the 2014 annual meeting. In addition, any stockholder wishing to nominate a director at the 2014 annual meeting must provide timely written notice of such nomination, to CPA®:16 —Global's corporate secretary, as set forth in its bylaws.

        Under the CPA®:16 — Global Bylaws, a stockholder's notice will be timely if it is delivered to, or mailed and received, at the principal office of CPA®:16 — Global not less than 30 days nor more than 60 days prior to the 2014 annual meeting; provided however that if fewer than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to the stockholder, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the 2014 annual meeting was mailed or such public disclosure was made. Thus, if the 2014 annual meeting were to occur on June 16, 2014, then stockholder proposals must be received by February 16, 2014 and any stockholder's notice of a director nomination must be received no earlier than April 17, 2014, nor later than May 17, 2014. CPA®:16 —Global's corporate secretary will provide a copy of the CPA®:16 — Global Bylaws upon written request and without charge if the Merger is not completed and an annual meeting is held in 2014.

OTHER MATTERS

        Only one Joint Proxy Statement/Prospectus is being delivered to multiple security holders who share an address unless W. P. Carey or CPA®:16 — Global, as applicable, has received contrary instructions from one or more of the security holders. W. P. Carey or CPA®:16 — Global, as applicable, will deliver promptly, upon written or oral request, a separate copy of this Joint Proxy Statement/

Prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting Susan C. Hyde, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020, or calling 212-492-1100.

WHERE YOU CAN FIND MORE INFORMATION

        W. P. Carey and CPA®:16 — Global file reports and other information with the SEC. W. P. Carey Stockholders and CPA®:16 Stockholders may read and copy these reports, statements or other information filed by W. P. Carey and CPA®:16 — Global at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including W. P. Carey and CPA®:16 — Global, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        W. P. Carey has filed this registration statement on Form S-4 to register with the SEC the shares of W. P. Carey Common Stock to be issued to CPA®:16 Stockholders pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus forms a part of that registration statement and constitutes a prospectus of W. P. Carey, in addition to being a proxy statement of W. P. Carey for the W. P. Carey Special Meeting and of CPA®:16 — Global for the CPA®:16 Special Meeting. This registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about W. P. Carey and CPA®:16 — Global. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information W. P. Carey Stockholders and CPA®:16 Stockholders can find in this registration statement or the exhibits to this registration statement.

        The SEC allows W. P. Carey to "incorporate by reference" information in this Joint Proxy Statement/Prospectus. This means that W. P. Carey can disclose important information to W. P. Carey Stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this Joint Proxy Statement/Prospectus or incorporated by reference subsequent to the date of this Joint Proxy

Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below:

W. P. Carey SEC Filings (File No. 001-13779)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013 and June 30, 2013
Current Reports on Form 8-K	October 19, 2012 (Exhibit 99.6); February 26, 2013; March 7, 2013; April 5, 2013; May 7, 2013; July 17, 2013; July 25, 2013; August 5, 2013; August 6, 2013; August 9, 2013; and September 10, 2013
Definitive Proxy Statement on Schedule 14A	Filed on April 30, 2013
Definitive Additional Materials on Schedule 14A	Filed on May 2, 2013
Definitive Additional Materials on Schedule 14A	Filed on June 13, 2013
Definitive Additional Materials on Schedule 14A	Filed on June 27, 2013
Description of W. P. Carey capital stock included in Registration Statement on Form S-8, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions	Filed on October 1, 2012
Form S-8	Filed July 17, 2013 (relating to 2009 Share Incentive Plan)
Form S-8	filed April 4, 2013 (relating to Employee Share Purchase Plan)

Corporate Property Associates 15 Incorporated SEC Filings (File No. 000-50249)	Period and/or Date Filed
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012

        In addition, W. P. Carey incorporates by reference additional documents that W. P. Carey may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and between the date of this Joint Proxy Statement/Prospectus and the dates of the W. P. Carey Special Meeting and CPA®:16 Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein) These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

        W. P. Carey also incorporates by reference the Merger Agreement attached to this Joint Proxy Statement/Prospectus as Annex A.

        W. P. Carey has supplied all information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus relating to W. P. Carey and Merger Sub, and CPA®:16 — Global has supplied all information contained in this Joint Proxy Statement/Prospectus relating to CPA®:16 —Global.

        Documents incorporated by reference are available to W. P. Carey Stockholders and CPA®:16 Stockholders without charge upon written or oral request, excluding any exhibits to those documents,

unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. W. P. Carey Stockholders and CPA®:16 Stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a W. P. Carey Stockholder:

W. P. Carey Inc.
Attention: Secretary
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
http://www.wpcarey.com

If you are an CPA®:16 Stockholder:

Corporate Property Associates 16—Global Incorporated
Attention: Secretary
50 Rockefeller Plaza
New York, New York 10020
(212) 492-8920
http://www.cpa16global.com

        In order for W. P. Carey Stockholders and CPA®:16 Stockholders to receive timely delivery of the requested documents in advance of W. P. Carey Special Meeting and CPA®:16 Special Meeting, W. P. Carey or CPA®:16 — Global, as applicable, should receive such request by no later than [    •    ], 2013.

        W. P. Carey Stockholders and CPA®:16 Stockholders also may obtain these documents at the SEC's website, http://www.sec.gov, and may obtain certain of these documents at W. P. Carey's website, http://www.wpcarey.com, by selecting "Investor Relations" and then selecting "SEC Filings/Financial Reports," and at CPA®:16 — Global's website, http://www.cpa16global.com, by selecting "SEC Filings." Information not filed with the SEC, but contained on W. P. Carey's website or CPA®:16 — Global's website, as applicable, is expressly not incorporated by reference in this Joint Proxy Statement/Prospectus.

        W. P. Carey and CPA®:16 — Global are not incorporating the contents of the websites of the SEC, W. P. Carey, CPA®:16 — Global or any other person into this Joint Proxy Statement/Prospectus. W. P. Carey and CPA®:16 — Global are providing only the information about how to obtain certain documents that are incorporated by reference in this Joint Proxy Statement/Prospectus at these websites for the convenience of W. P. Carey Stockholders and CPA®:16 Stockholders.

        W. P. Carey and CPA®:16 — Global have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that are incorporated into this Joint Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

W. P. Carey Inc. Pro Forma Consolidated Financial Statements
(Unaudited)

        Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

Corporate Property Associates 14 Incorporated Financial Statements

W. P. CAREY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        This unaudited pro forma consolidated financial information should be read in conjunction with the unaudited financial statements of W. P. Carey and CPA®:16 — Global as of and for the six months ended June 30, 2013 and the audited financial statements of W. P. Carey and CPA®:16 — Global as of and for the year ended December 31, 2012, including the notes thereto incorporated by reference to this filing, and other financial information and analyses, presented elsewhere in this filing.

        The unaudited pro forma consolidated financial information (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of W. P. Carey's future results of operations or financial position; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on June 30, 2013, for the pro forma consolidated balance sheet or on January 1, 2012 for the pro forma consolidated statements of income.

        The unaudited pro forma statements of income for the six months ended June 30, 2013 and the year ended December 31, 2012 reflect W. P. Carey's results as if the following activities and transactions have been assumed to have occurred simultaneously as of January 1, 2012. The unaudited pro forma balance sheet as of June 30, 2013 reflects W. P. Carey's results as if the following activities and transactions have been assumed to have occurred simultaneously as of such date:

  1)
  Merger—W. P. Carey will merge with CPA®:16 — Global and acquire the 81.45% equity interest in CPA®:16 — Global it does not already own in exchange for W. P. Carey shares in accordance with the exchange agreement. Subject to the terms and conditions of the merger agreement, CPA®:16 Stockholders will receive shares of W. P. Carey common stock in exchange for their shares of CPA®:16 — Global stock, pursuant to an exchange ratio based upon a value of $11.25 per share of CPA®:16 — Global and the volume weighted average trading price ("VWAP") of W. P. Carey's common stock for the five consecutive trading days ending on the third trading day preceding the closing of the transaction. The exchange ratio is subject to a 12% collar (the "Collar") based on the VWAP of W. P. Carey's common stock on July 22, 2013 and July 23, 2013, which results in an exchange ratio of not more than 0.1842 shares (based on a stock price of $61.09 per share) and not less than 0.1447 shares (based on a stock price of $77.75 per share) of our common stock for each share of CPA®:16 — Global, (the "Per Share Merger Consideration"). No fractional shares will be issued in the Merger, and CPA®:16 Stockholders will receive cash in lieu of any fractional shares. The pro forma Per Share Merger Consideration is based on the VWAP of W. P. Carey Inc.'s common stock for the five days ended September 16, 2013 of 0.1721 shares. In the pro forma, W. P. Carey would issue approximately 28,731,000 shares of its common stock to stockholders of CPA®:16 — Global in exchange for the shares of CPA®:16 — Global it does not currently own and pay approximately $1.5 million in cash for fractional shares. The pro forma estimated aggregate value of such shares issued in the Merger plus the cash exchanged for the fractional shares would be approximately $1.9 billion (the "Merger Consideration"), based on the closing price of W. P. Carey's common stock on September 16, 2013 of $64.94 per share. Assuming the closing price and VWAP of W. P. Carey's common stock are the same, the Merger Consideration would be approximately $1.9 billion at each end of the Collar.

  W. P. Carey Inc., as the acquirer, will account for the Merger as a business combination and the assets acquired and liabilities assumed of CPA®:16 — Global will be recorded at their estimated fair values.

  2)
  Financing—Prior to the Merger and subsequent to June 30, 2013, W. P. Carey obtained a term loan of $300.0 million. This loan was used primarily to repay W. P. Carey's existing revolving credit facility. The term loan is expected to have an effective interest rate of approximately

    2.30%, based on LIBOR plus 1.60% at June 30, 2013, after consideration of the amortization of approximately $1.5 million in loan closing costs.

  3)
  CPA®:15 Merger—Separate from the transactions above, on September 28, 2012, CPA®:15 merged with and into a subsidiary of W. P. Carey (the "CPA®:15 Merger"). CPA®:15 was a publicly-owned, non-listed REIT that primarily invested in commercial properties leased to companies domestically and internationally. In connection with the CPA®:15 Merger, the following transactions were completed by W. P. Carey:

  a.
  W. P. Carey acquired all 305 of the properties and assumed all 67 of the property-level non-recourse mortgages of CPA®:15 in exchange for the issuance of 28,170,643 shares of W. P. Carey common stock and $152.4 million in cash with a combined fair value of approximately $1.5 billion.

  b.
  W. P. Carey obtained a term loan in the amount of $175.0 million, net of $1.9 million in loan closing costs. The term loan was used for the cash consideration to acquire the outstanding equity interests of CPA®:15. The term loan had a stated interest rate of LIBOR plus 1.75%, or 1.94%, at June 30, 2013 and an effective interest rate of approximately 2.42% after consideration of the loan closing costs.

  c.
  W. P. Carey & Co. LLC, the predecessor of W. P. Carey Inc., converted to a REIT.

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 30, 2013

($ in thousands)

	Historical
			Pro Forma Adjustments		W. P. Carey Pro Forma Consolidated
	W. P. Carey	CPA®:16 — Global		(Notes)
Assets
Investments in real estate:
Real estate at cost	$2,450,868	$2,187,605	$(180,743)	A4	$4,457,730
Operating real estate, at cost	98,756	85,811	(12,691)	A4	171,876
Accumulated depreciation	(165,009)	(281,050)	281,050	A4	(165,009)

Net investments in properties	2,384,615	1,992,366	87,616		4,464,597
Net investments in direct financing leases	360,701	450,698	79,773	A4	891,172
Assets held for sale	21,256	996	(996)	A4	21,256
Equity investments in real estate and the Managed REITs	559,361	222,227	68,608	A4	160,139
			(222,227)	A3
			(304,639)	A1
			(163,191)	A2

Net investments in real estate	3,325,933	2,666,287	(455,056)		5,537,164
Cash and cash equivalents	62,765	70,394		A5	160,168
			28,465	C
			(1,456)	A
Notes receivable	301	42,940		A5	43,241
Due from affiliates	28,670	6	(6)	A8	26,451
			(2,219)	B
Goodwill	328,011		374,918	A9	702,929
In-place lease, net	465,931	233,513	350,077	A4	1,049,521
Above-market rent, net	269,355	134,793	253,576	A4	657,724
Other intangible assets, net	12,256	32,002	(8,301)	A4	35,957
Funds in escrow	73,742	25,154		A5	98,896
Other assets	68,396	69,922	(46,417)	A6	93,436
			1,535	C

Total assets	$4,635,360	$3,275,011	$495,116		$8,405,487

Liabilities and Equity
Liabilities:
Non-recourse debt	$1,686,155	$1,608,289	$68,773	A4	$3,363,217
Credit facilities	385,000	95,000		A5	510,000
			30,000	C
Accounts payable, accrued expenses and other liabilities	73,855	31,806	(124)	A4	148,687
			43,150	D
Prepaid and deferred rental income and security deposits	198,067	41,717	(10,531)	A7	221,076
			(8,177)	A1
Intangible liabilities:
Below-market rent		50,253	17,084	A4	67,337
Due to affiliates	673	5,008	(4,765)	A8	916
Income taxes	13,458	6,513	3,365	N	23,336
Distributions payable	58,036	34,470	(6,394)	A8	86,112

Total liabilities	2,415,244	1,873,056	132,381		4,420,681

Redeemable noncontrolling interests	7,082	21,399	—	A5	28,481

Equity:
W. P. Carey stockholders' equity:
Common stock	69	221	(221)	E	98
			29	A
Additional paid-in capital	2,234,450	2,012,854	(2,012,854)	E	4,085,174
			1,865,762	A
			(15,038)	A3
Distributions in excess of accumulated earnings	(233,107)	(556,766)	556,766	E	(238,013)
			43,488	A1
			340	A2
			(2,219)	B
			(43,150)	D
			(3,365)	N
Deferred compensation obligation	13,411				13,411
Accumulated other comprehensive (loss) income	(2,984)	(29,497)	29,497	E	(2,984)
Less, treasury stock	(60,270)	(136,634)	136,634	E	(60,270)

Total W. P. Carey stockholders' equity	1,951,569	1,290,178	555,669		3,797,416
Noncontrolling interests	261,465	90,378	5,761	A4	158,909
			(198,695)	A3

Total equity	2,213,034	1,380,556	362,735		3,956,325

Total liabilities and equity	$4,635,360	$3,275,011	$495,116		$8,405,487

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2013

($ in thousands, except share and per share amounts)

	Historical
	W. P. Carey	CPA®:16 — Global	Pro Forma Adjustments	(Notes)	W. P. Carey Pro Forma Consolidated
Revenues
Lease revenues:
Rental income	$131,417	$118,700	$(6,085)	G	$256,029
			11,997	M
Interest income from direct financing leases	18,924	20,097	2,029	H	41,050

Total lease revenues	150,341	138,797	7,941		297,079
Asset management revenue from affiliates	20,369	—	(8,963)	L	11,406
Structuring revenue from affiliates	12,764	—	(219)	L	12,545
Dealer manager fees	3,542	—	—		3,542
Reimbursed costs from affiliates	27,435	—	(5,719)	L	21,716
Other operating income	—	4,460	—		4,460
Interest income on notes receivable	—	1,473	—		1,473
Other real estate income	17,110	13,883	284	M	31,277

	231,561	158,613	(6,676)		383,498

Operating Expenses
General and administrative	59,223	10,079	(602)	L	68,525
			(175)	L
Reimbursable costs	27,435	—	(5,719)	L	21,716
Depreciation and amortization	61,454	44,902	9,271	I	115,627
Property expenses	10,602	17,548	(8,963)	L	18,987
			(200)	M
Other real estate expenses	5,515	9,875	—		15,390
Impairment charges	1,071	3,036	—		4,107
Allowance for credit losses	—	9,358	—		9,358

	165,300	94,798	(6,388)		253,710

Other Income and Expenses
Other interest income	686	—	(37)	L	649
Net income (loss) from equity investments in real estate and the Managed REITs	43,197	11,584	(4,098)	K	35,489
			88	K
			(7,030)	K
			(8,252)	K
Other income and (expenses)	2,969	(136)	—		2,833
Interest expense	(53,706)	(48,539)	198	J	(103,856)
			37	L
			675	J
			(2,521)	M

	(6,854)	(37,091)	(20,940)		(64,885)

Income (loss) from continuing operations before income taxes	59,407	26,724	(21,228)		64,903
Benefit from (provision for) income taxes	2,355	(7,369)	6,954	N	1,940

Income (Loss) from Continuing Operations	61,762	19,355	(14,274)		66,843

Net (income) loss attributable to noncontrolling interest	(4,349)	(7,348)	9,706	O	(1,991)
Net loss attributable to redeemable noncontrolling interest	93	1,509	—	O	1,602

Income (Loss) from Continuing Operations Attributable to W. P. Carey	$57,506	$13,516	$(4,568)		$66,454

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$0.83	$0.07			$0.68
Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$0.82	$0.07			$0.67
Weighted Average Shares Outstanding
Basic	68,776,108	204,053,520		P	97,507,108

Diluted	69,870,849	204,053,520		P	98,601,849

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2012

($ in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments
	W. P. Carey	CPA®:16 — Global	CPA®:15 Merger (F)	Merger	(Notes)	W. P. Carey Pro Forma Consolidated
Revenues
Lease revenues:
Rental income	$108,707	$239,182	$147,900	$(15,403)	G	$503,993
			—	23,607	M
Interest income from direct financing leases	15,796	39,853	24,497	3,944	H	84,090

Total lease revenues	124,503	279,035	172,397	12,148		588,083
Asset management revenue from affiliates	56,666	—	(18,545)	(18,553)	L	19,568
Structuring revenue from affiliates	48,355	—	—	—		48,355
Dealer manager fees	19,914	—	—	—		19,914
Reimbursed costs from affiliates	98,245	—	(3,018)	(7,871)	L	87,356
Other operating income	—	7,866	10,083	—		17,949
Interest income on notes receivable	—	3,520	—	—		3,520
Other real estate income	26,312	27,352	—	436	M	54,100

	373,995	317,773	160,917	(13,840)		838,845

Operating Expenses
General and administrative	144,809	16,433	(23,005)	(1,920)	L	136,056
			—	(261)	L
Reimbursable costs	98,245	—	(3,018)	(7,871)	L	87,356
Depreciation and amortization	48,790	92,071	70,047	16,714	I	227,622
Property expenses	13,041	35,404	8,753	(18,553)	L	39,701
			—	1,056	M
Other real estate expenses	9,850	20,330	—	—		30,180
Impairment charges	10,467	5,841	—	—		16,308

	325,202	170,079	52,777	(10,835)		537,223

Other Income and Expenses
Other interest income	1,396	—	1,936	(104)	L	3,228
Net income (loss) from equity investments in real estate and the Managed REITs	62,392	17,752	(17,690)	(3,947)	K	33,302
			—	229	K
			—	(14,581)	K
			—	(10,853)	K
Gain on change in control of interests	20,744	—	—	—		20,744
Gain on extinguishment of debt	—	5,486	—	—		5,486
Other income and (expenses)	3,402	978	3,016	—		7,396
Bargain purchase gain on acquisition	—	1,617	—	—		1,617
Interest expense	(50,573)	(103,118)	(64,413)	395	J	(217,714)
				4,201	J
				(4,311)	M
				105	L

	37,361	(77,285)	(77,151)	(28,866)		(145,941)

Income from continuing operations before income taxes	86,154	70,409	30,989	(31,871)		155,681
(Provision for) benefit from income taxes	(6,783)	(10,892)	5,432	12,419	N	176

Income from Continuing Operations	79,371	59,517	36,421	(19,452)		155,857

Net (income) loss attributable to noncontrolling interests	(607)	(25,588)	(9,911)	21,821	O	(14,285)
Net (income) loss attributable to redeemable noncontrolling interest	(40)	2,192	—	—		2,152

Income from Continuing Operations Attributable to W. P. Carey	$78,724	$36,121	$26,510	$2,369		$143,724

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.65	$0.18				$1.47
Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.62	$0.18				$1.46
Weighted Average Shares Outstanding
Basic	47,389,460	202,098,030			P	97,113,378

Diluted	48,078,474	202,098,030			P	97,802,392

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  Historical Amounts

        Historical amounts are derived from the unaudited consolidated financial statements of W. P. Carey and CPA®:16 — Global as of and for the six months ended June 30, 2013 and the audited consolidated statement of income of W. P. Carey and CPA®:16 — Global for the year ended December 31, 2012. The historical financial statements of W. P. Carey are incorporated by reference to this filing and the historical financial statements of CPA®:16 — Global begin on page F-14.

A.
Purchase Price Allocation

  The allocation of the total consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of CPA®:16 — Global's assets acquired and liabilities assumed and W. P. Carey's share price on the settlement date. The Merger Consideration of $1.9 billion in W. P. Carey's common stock and cash exchanged for fractional shares excludes the pre-existing equity ownership of W. P. Carey in CPA®:16 — Global of approximately 18.55% as of June 30, 2013. The pro forma Per Share Merger Consideration is based on the VWAP of W. P. Carey's common stock for the five days ended September 16, 2013 of 0.1721 shares. In the pro forma, W. P. Carey would issue approximately 28,731,000 shares of its common stock to stockholders of CPA®:16 — Global in exchange for the shares of CPA®:16 — Global it does not currently own and pay approximately $1.5 million in cash for fractional shares.

Total Consideration
Fair value of W. P. Carey shares of common stock issued		$1,865,791
Cash paid for fractional shares		1,456

Merger Consideration		1,867,247
Fair value of W. P. Carey's equity interest in CPA®:16 prior to the proposed merger	(1)	339,950
Fair value of W. P. Carey's equity interest in jointly-owned investments with CPA®:16—Global prior to the merger	(2)	163,531
Fair value of non-controlling interest acquired	(3)	(213,733)

		$2,156,995

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

	CPA®:16 — Global Historical	Pro Forma Adjustments		Fair Value of CPA®:16 — Global Assets Acquired and Liabilities Assumed
Assets
Real estate	$2,187,605	$(180,743	)(4)	$2,006,862
Operating real estate	85,811	(12,691	)(4)	73,120
Accumulated depreciation	(281,050)	281,050	(4)	—
Net investments in direct financing leases	450,698	79,773	(4)	530,471
Assets held for sale	996	(996	)(4)	—
Equity investments in real estate	222,227	(222,227	)(3)	—
		68,608	(4)	68,608
Notes receivable	42,940	—	(5)	42,940
Due from affiliates	6	(6)	(8)	—
Cash and cash equivalents	70,394	—	(5)	70,394
Intangible assets:
In-place lease	233,513	350,077	(4)	583,590
Above-market rent	134,793	253,576	(4)	388,369
Other intangible assets	32,002	(8,301	)(4)	23,701
Funds in escrow	25,154	—	(5)	25,154
Other assets	69,922	(46,417	)(6)	23,505

Total assets	3,275,011	561,703		3,836,714
Liabilities
Non-recourse debt	1,608,289	68,773	(4)	1,677,062
Line of credit	95,000	—	(5)	95,000
Accounts payable, accrued expenses and other liabilities	31,806	(124	)(4)	31,682
Prepaid and deferred rental income and security deposits, excluding below-market rent	41,717	(10,531	)(7)	31,186
Intangible liabilities:
Below-market rent	50,253	17,084	(4)	67,337
Income taxes payable	6,513	—	(5)	6,513
Due to affiliates	5,008	(4,765	)(8)	243
Distributions payable	34,470	(6,394	)(8)	28,076

Total liabilities	1,873,056	64,043		1,937,099

Total identifiable net assets	1,401,955	497,660		1,899,615
Amounts attributable to redeemable noncontrolling interests	(21,399)	—	(5)	(21,399)
Amounts attributable to noncontrolling interests	(90,378)	(5,761	)(4)	(96,139)
Goodwill	—	374,918	(9)	374,918

	$1,290,178	$866,817		$2,156,995

(1)
Prior to the Merger, W. P. Carey held an equity interest in CPA®:16 — Global of approximately 18.55% as well its interest in the General Partnership of CPA®:16 — Global, which had carrying values of $293.5 million and $11.1 million, respectively, on W. P. Carey's historical balance sheet. In addition, W. P. Carey had deferred revenue attributable to its General Partnership interest of

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

  $8.2 million. The pro forma adjustment reflects the acquisition of a controlling interest resulting in a net gain of $43.5 million.

(2)
Prior to the Merger, W. P. Carey had noncontrolling interests accounted for as equity method investments in five joint ventures and five tenancies-in-common that were co-owned by CPA®:16 — Global. The pro forma adjustment eliminates the historical carrying value of W. P. Carey's prior interests of $163.2 million, resulting in a gain of $0.3 million.

(3)
Prior to the Merger, W. P. Carey had controlling interests accounted for as consolidated investments in 12 less-than-wholly-owned joint ventures that were co-owned by CPA®:16 — Global. The pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these wholly-owned investments of $198.7 million, resulting in an adjustment to additional paid-in capital of $15.0 million. Additionally, the pro forma adjustment eliminates the historical carrying value of CPA®:16 — Global's equity interest in all of its joint ventures of $222.2 million.

(4)
The pro forma adjustment reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values.

(5)
The historical carrying value of this item approximates fair value, therefore, there was no pro forma adjustment required.

(6)
The pro forma adjustment eliminates amounts included in Other assets of $46.4 million comprising unamortized straight-line rents of $35.7 million, deferred financing costs of $9.4 million and prepaid leasing commissions of $1.3 million.

(7)
The pro forma adjustment eliminates amounts included in Prepaid and deferred rental income and security deposits of $10.5 million comprising deferred rents of $5.3 million and deferred gains of $5.2 million.

(8)
The pro forma adjustment eliminates intercompany amounts between CPA®:16 — Global and W. P. Carey, as all such amounts would have been eliminated in consolidation upon consummation of the Merger.

(9)
The resulting pro forma Goodwill reflects the difference between the total consideration and the estimated fair value of the assets acquired and liabilities assumed. Assuming the closing price and VWAP of W. P. Carey's common stock are the same, Goodwill would not vary materially when the Merger Consideration is within the range of the Collar.
B.
Reflects the elimination of W. P. Carey's balances with CPA®:16 — Global as of June 30, 2013.

C.
Prior to the Merger, W. P. Carey obtained an unsecured term loan of $300.0 million, net of $1.5 million in loan closing costs. The term loan was used to pay off the balance of W. P. Carey's revolving credit facility, which was $175.0 million at June 30, 2013. Additionally, a portion of the outstanding cash of the consolidated entity is expected to be used to repay CPA®:16 — Global's pre-existing line of credit, which was $95.0 million at June 30, 2013. The pro forma change in cash as a result of the new financing and repayments was an increase of $30.0 million. The term loan had a stated interest rate of LIBOR plus 1.60%, or 1.79%, at June 30, 2013 and an effective interest rate of approximately 2.30% after consideration of the loan closing costs.

D.
The pro forma adjustment reflects expenses attributable to the Merger in the amount of $43.2 million, inclusive of $18.7 million attributable to estimated transfer taxes associated with foreign entities acquired in the Merger.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

E.
The pro forma adjustment reflects the elimination of CPA®:16 — Global's acquired equity.

F.
The following adjustments to the pro forma income statement for the year ended December 31, 2012 are related to the CPA®:15 Merger:

(1)
Lease revenues and Other operating income—Reflects CPA®:15 historical revenues for the nine months ended September 30, 2012 comprised of lease revenues of $169.0 million and Other operating income of $10.1 million. In addition, pro forma adjustments reflect a net decrease in lease revenues of $13.7 million related to purchase accounting adjustments as well as an increase of $17.1 million in lease revenues related to a newly consolidated tenancy-in-common investment which was accounted for as an equity method investment by W. P. Carey and CPA®:15 prior to the CPA®:15 Merger.

(2)
Asset management revenue and Reimbursed costs from affiliates—Reflects a pro forma adjustment to reverse W. P. Carey historical revenues for the nine months ended September 30, 2012 attributable to CPA®:15, comprising Asset management revenue of $18.5 million and Reimbursed costs from affiliates of $3.0 million.

(3)
Operating expenses—Reflects CPA®:15 historical operating expenses for the nine months ended September 30, 2012 including General and administrative expenses of $11.2 million, Depreciation and amortization of $36.8 million and Property expenses of $27.3 million. In addition, pro forma adjustments reflect: (i) additional Depreciation and amortization of $33.2 million related to purchase accounting adjustments and the newly consolidated tenancy-in-common investment described above; (ii) a decrease of $3.0 million in Reimbursable costs that were reimbursed by CPA®:15 prior to the CPA®:15 Merger, (iii) a reduction of Property expenses of $18.5 million for asset management fees paid by CPA®:15 to W. P. Carey prior to the CPA®:15 Merger, (iv) a reduction of CPA®:15's historical General and administrative expense of $0.8 million related to directors fees the shared office lease, and (v) a reversal of $33.4 million of General and administrative expenses associated with the CPA®:15 Merger that were included in the historical operating expenses of W. P. Carey for the nine months ended September 30, 2012.

(4)
Other income and expenses—Reflects CPA®:15 historical other income and expense for the nine months ended September 30, 2012 comprised of Net income from equity investments in real estate and the Managed REITs of $13.9 million, Interest expense of $54.0 million and Other interest income and Other income and (expenses) aggregating $4.9 million. Pro forma adjustments, each related to purchase accounting, reflect a reduction in income from equity investments of $1.9 million and an increase in Interest expense of $6.2 million.

    In addition, pro forma adjustments reflect (i) a decrease of $29.7 million in income from equity investments to eliminate amounts included in the historical income statement of W. P. Carey for the nine months ended September 30, 2012 related to the newly consolidated tenancy-in-common investment described above as well as to eliminate equity income from W. P. Carey's investment in CPA®:15 prior to the CPA®:15 Merger, (ii) an increase in Interest expense of $1.1 million attributable to the aforementioned newly consolidated investment; and (iii) and increase in Interest expense of $3.1 million attributable to W. P. Carey's new $175.0 million term loan, which was obtained to finance the CPA®:15 Merger.

  (5)
  Benefit from (provision for) income taxes—Reflects CPA®:15 historical provision for income taxes of $2.2 million for the nine months ended September 30, 2012. As a result of expected income tax savings, there was a pro forma tax benefit of $7.6 million attributable to the CPA®:15 Merger.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

G.
Rental income—Reflects a pro forma net decrease in Rental income of $6.1 million and $15.4 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, due to purchase accounting adjustments to reflect the amortization of acquired intangibles, described below, for leases which have rents above or below market rates and the reevaluation of acquired straight-line rents.

  In connection with the acquisition of the properties subject to leases, $388.4 million of the purchase price has been allocated to reflect the value attributable to the assumption of leases with rents in excess of market rates at acquisition. The intangible assets related to the assumption of these above-market leases are amortized as a reduction to rental income, using the straight-line method, over the remaining initial terms of the applicable leases, which range from one to 30 years. Additionally, $67.3 million of the purchase price has been allocated as deferred Below-market rent to reflect the value attributable to the assumption of leases with rents that are below market rates at acquisition. Below-market rent is amortized as an increase to rental income over the extended terms of the applicable leases, or the initial term, if the renewal terms provide for adjustments to market rental rates. Their terms range from one to 43 years.

H.
Interest income from direct financing leases—Reflects a pro forma adjustment of $2.0 million and $3.9 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively to recognize incremental interest income from acquired direct financing leases.

I.
Depreciation and amortization—Reflects a pro forma adjustment of $9.3 million and $16.7 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, for the change in Depreciation and amortization of acquired tangible assets (buildings and site improvements) and in-place leases representing the difference between the estimated fair value and acquired carrying values. Buildings and site improvements are depreciated over the remaining useful life ranging from 13 to 37 years. In-place lease values are amortized over the remaining initial, noncancellable terms of the applicable leases, which range from one to 20 years.

J.
Interest expense—Reflects a pro forma adjustment to record a decrease in Interest expense of $0.2 million and $0.4 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, related to the fair value adjustment of the carrying value of the assumed mortgage notes payable being amortized over the remaining terms of the mortgages. Also reflects a net decrease in Interest expense of $0.7 million and $4.2 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, attributable to the new $300.0 million line of credit and expected repayment of $270.0 million of the pre-existing lines of credit (Note C). A 0.125% change in LIBOR would change the aggregate pro forma Interest expense by approximately $0.3 million and $0.6 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

K.
Net income from equity investments in real estate and the Managed REITs—Reflects pro forma adjustments (i) to reverse equity income recorded in W. P. Carey's historical statements of income related to investments consolidated in the Merger (including the tenancy-in-common investments described in Note M) totaling $4.1 million and $3.9 million, (ii) to reflect the amortization of basis differences related to the change in fair value of three equity method investments formerly held by CPA®:16 — Global of $0.1 million and $0.2 million, (iii) to reflect the reversal of equity income from CPA®:16 — Global included in the historical statement of income for W. P. Carey of $7.0 million and $14.6 million, and (iv) to reverse the historical equity income recorded in CPA®:16 — Global's historical statements of income related to investments consolidated in the Merger (including the tenancy-in-common investments described in (Note M) totaling $8.3 million

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

  and $10.9 million, for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

L.
Reflects adjustments to eliminate activities between W. P. Carey and CPA®:16 — Global included in the respective historical financial statements, as all such revenues, expenses and interests would have been eliminated in consolidation had the Merger occurred on January 1, 2012. These pro forma adjustments comprise (i) the reversal of Asset management revenues and Structuring revenues earned by W. P. Carey from CPA®:16 — Global aggregating of $9.2 million and $18.6 million, (ii) the reversal of Reimbursed costs from affiliates of $5.7 million and $7.9 million related to costs formerly charged by W. P. Carey to CPA®:16 — Global, (iii) a reversal of Reimbursable costs corresponding to the prior adjustment in the amounts of $5.7 million and $7.9 million, and (iv) the reversal of Property expenses of $9.0 million and $18.6 million representing the Asset management fees paid by CPA®:16 — Global described above, (v) the reversal of intercompany Interest income and Interest expense of less than $0.1 million and $0.1 million, and (vi) the reversal of other intercompany items paid by CPA®:16 — Global to W. P. Carey prior to the Merger of $0.6 million and $1.9 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

  Additional pro forma adjustments to General and administrative expenses reflect the reversal of $0.2 million and $0.3 million of director fees attributable to the board of CPA®:16 — Global that were included in the historical financial statements of CPA®:16 — Global for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

M.
Reflects the operations of five tenancy-in-common interests previously reflected by each of W. P. Carey and CPA®:16 — Global as income from equity investments in real estate. The pro forma adjustment comprises primarily (i) increases in Rental income of $12.0 million and $23.6 million, (ii) increases in Other real estate income of $0.3 million and $0.4 million, (iii) a (decrease) and increase in Property expenses of ($0.2) million and $1.1 million, and (iv) increases in Interest expense of $2.5 million and $4.3 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Depreciation and amortization related to these investments is included in the adjustment above (Note I).

N.
Benefit from (provision) for income taxes—As a result of the Merger, Asset management revenue and certain other taxable revenues of W. P. Carey have been eliminated (Note L). The pro forma adjustments of $7.0 million for the six months ended June 30, 2013 and $12.4 million for the year ended December 31, 2012, reflect a tax benefit related to the elimination of these transactions.

  The $3.4 million adjustment to distributions in excess of accumulated earnings reflects the tax expense related to the recognition of deferred revenue due to the accelerated vesting of restricted shares previously issued by CPA®:16 — Global for asset management and performance fees and the payment of deferred acquisition fees as of June 30, 2013.

O.
Net loss (income) attributable to noncontrolling interests and Net loss attributable to redeemable noncontrolling interest—Reflects the change in the proportional share of the operations as of the date of the merger and the difference between the fair value and acquired carrying value of the underlying net assets in acquired noncontrolling interests.

P.
Earnings per share—Basic and diluted pro forma earnings per share reflect the additional shares expected to be issued as part of the Merger, as well as those issued in the CPA®:15 Merger, which are deemed to be outstanding as of January 1, 2012 for the pro forma basic and diluted earnings per share calculation. If the Merger Consideration were based on the VWAP at or below the low threshold of the Collar (as described above), the diluted earnings per share for the six months

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

  ended June 30, 2013 and the year ended December 31, 2012 would be approximately $0.01 and $0.03 lower, respectively, based on the pro forma issuance of approximately 30,754,000 shares. If the Merger Consideration were based on the VWAP at or above the high threshold of the Collar, the diluted earnings per share for the six months ended June 30, 2013 and the year ended December 31, 2012 would be $0.03 and $0.07 higher, respectively, based on the pro forma issuance of approximately 24,155,000 shares. Thus, the pro forma outstanding shares are calculated as follows:

	Historical	Pro Forma Adjustments
	W. P. Carey	CPA®:15 Merger	Merger	Pro Forma
For the six months ended June 30, 2013
Basic	68,776,108	N/A	28,731,000	97,507,108
Diluted	69,870,849	N/A	28,731,000	98,601,849
For the year ended December 31, 2012
Basic	47,389,460	20,992,918	28,731,000	97,113,378
Diluted	48,078,474	20,992,918	28,731,000	97,802,392

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Corporate Property Associates 16—Global Incorporated:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 16—Global Incorporated and its subsidiaries (the "Company") at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 26, 2013, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 9, 13, 17, 18, 19, and 21, as to which the date is September 30, 2013.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated variable interest entities ("VIEs") of $528,858 and $419,462, respectively)	$2,243,470	$2,265,576
Operating real estate, at cost (inclusive of amounts attributable to consolidated VIEs of $29,219 and $29,219, respectively)	85,565	85,087
Accumulated depreciation (inclusive of amounts attributable to consolidated VIEs of $68,529 and $48,814, respectively)	(258,655)	(203,139)

Net investments in properties	2,070,380	2,147,524
Net investments in direct financing leases (inclusive of amounts attributable to consolidated VIEs of $48,363 and $48,577, respectively)	467,831	467,136
Equity investments in real estate	227,675	244,303
Assets held for sale	—	3,077

Net investments in real estate	2,765,886	2,862,040
Notes receivable (inclusive of amounts attributable to consolidated VIEs of $33,558 and $21,306, respectively)	43,394	55,494
Cash and cash equivalents (inclusive of amounts attributable to consolidated VIEs of $10,993 and $14,812, respectively)	66,405	109,694
Intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $62,182 and $24,025, respectively)	443,092	520,401
Funds in escrow (inclusive of amounts attributable to consolidated VIEs of $3,268 and $6,937, respectively)	23,274	23,037
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $5,225 and $3,410, respectively)	64,741	74,268

Total assets	$3,406,792	$3,644,934

Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $485,951 and $413,555, respectively)	$1,644,180	$1,715,779
Line of credit	143,000	227,000
Accounts payable, accrued expenses, and other liabilities (inclusive of amounts attributable to consolidated VIEs of $12,409 and $15,000, respectively)	40,931	44,901
Prepaid and deferred rental income and security deposits (inclusive of amounts attributable to consolidated VIEs of $25,402 and $10,462, respectively)	93,208	91,498
Due to affiliates	6,401	9,756
Distributions payable	33,965	33,411

Total liabilities	1,961,685	2,122,345

Redeemable noncontrolling interest	21,747	21,306

Commitments and contingencies (Note 12)
Equity:
CPA®:16 Stockholders' equity:
Common stock $0.001 par value, 400,000,000 shares authorized; 216,822,067 and 211,462,089 shares issued and outstanding, respectively	217	211
Additional paid-in capital	1,980,984	1,934,291
Distributions in excess of accumulated earnings	(500,050)	(382,913)
Accumulated other comprehensive loss	(27,043)	(27,530)
Less, treasury stock at cost, 14,204,793 and 11,202,404 shares, respectively	(126,228)	(100,002)

Total CPA®:16 Stockholders' equity	1,327,880	1,424,057
Noncontrolling interests	95,480	77,226

Total equity	1,423,360	1,501,283

Total liabilities and equity	$3,406,792	$3,644,934

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues
Rental income	$239,182	$229,437	$146,007
Interest income from direct financing leases	39,853	36,726	26,913
Other operating income	7,866	8,352	3,127
Interest income on notes receivable	3,520	4,463	25,955
Other real estate income	27,352	25,950	24,815

	317,773	304,928	226,817

Operating Expenses
General and administrative	(16,433)	(27,778)	(10,420)
Depreciation and amortization	(92,071)	(82,118)	(46,866)
Property expenses	(35,404)	(35,003)	(29,230)
Other real estate expenses	(20,330)	(19,218)	(18,697)
Issuance of Special Member Interest	—	(34,300)	—
Impairment charges	(5,841)	(9,832)	(9,594)

	(170,079)	(208,249)	(114,807)

Other Income and Expenses
Income from equity investments in real estate	17,752	22,071	17,573
Other income and (expenses)	978	(409)	356
Gain on extinguishment of debt	5,486	3,630	—
Bargain purchase gain on acquisition	1,617	28,709	—
Interest expense	(103,118)	(105,322)	(75,058)

	(77,285)	(51,321)	(57,129)

Income from continuing operations before income taxes	70,409	45,358	54,881
Provision for income taxes	(10,892)	(11,578)	(4,839)

Income from continuing operations	59,517	33,780	50,042

Discontinued Operations
(Loss) income from operations of discontinued properties, net of tax	(3,407)	591	1,449
(Loss) gain on sale of real estate	(4,087)	81	—
(Loss) gain on extinguishment of debt	(356)	672	7,961
Impairment charges	(10,217)	(13,831)	(214)

(Loss) income from discontinued operations, net of tax	(18,067)	(12,487)	9,196

Net Income	41,450	21,293	59,238
Less: Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to advisor of $15,389, $6,157, and $0, respectively)	(25,576)	(9,891)	(4,905)
Net loss (income) attributable to redeemable noncontrolling interests	2,192	(1,902)	(22,326)

Net Income Attributable to CPA®:16 Stockholders	$18,066	$9,500	$32,007

Earnings Per Share
Income from continuing operations attributable to CPA®:16 Stockholders	$0.18	$0.12	$0.21
(Loss) income from discontinued operations attributable to CPA®:16 Stockholders	(0.09)	(0.07)	0.05

Net income attributable to CPA®:16 Stockholders	$0.09	$0.05	$0.26

Weighted Average Shares Outstanding	202,098,030	175,435,064	124,631,975

Amounts Attributable to CPA®:16 Stockholders
Income from continuing operations, net of tax	$36,121	$21,910	$26,341
(Loss) income from discontinued operations, net of tax	(18,055)	(12,410)	5,666

Net income attributable to CPA®:16 Stockholders	$18,066	$9,500	$32,007

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Net Income	$41,450	$21,293	$59,238
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	7,905	(18,873)	(34,540)
Change in unrealized appreciation (depreciation) on marketable securities	43	(92)	29
Change in unrealized loss on derivative instruments	(5,851)	(849)	(1,316)

	2,097	(19,814)	(35,827)

Comprehensive Income	43,547	1,479	23,411

Amounts Attributable to Noncontrolling Interests:
Net income	(25,576)	(9,891)	(4,905)
Foreign currency translation adjustments	(1,169)	(5,266)	3,628
Change in unrealized appreciation on marketable securities	—	(21)	—
Change in unrealized loss on derivative instruments	—	—	13

Comprehensive income attributable to noncontrolling interests	(26,745)	(15,178)	(1,264)

Amounts Attributable to Redeemable Noncontrolling Interests:
Net loss (income)	2,192	(1,902)	(22,326)
Foreign currency translation adjustments	(441)	499	18,329

Comprehensive loss (income) attributable to redeemable noncontrolling interests	1,751	(1,403)	(3,997)

Comprehensive Income (Loss) Attributable to CPA®:16 Stockholders	$18,553	$(15,102)	$18,150

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2012, 2011, and 2010

(in thousands, except share and per share amounts)

		CPA®:16 Stockholders
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total CPA®:16 — Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2010	122,861,101	$130	$1,174,230	$(225,462)	$5,397	$(65,636)	$888,659	$88,168	$976,827
Shares issued, net of offering costs	3,435,991	4	30,583				30,587		30,587
Shares issued to affiliates	1,277,511	1	11,752				11,753		11,753
Distributions declared ($0.6624 per share)				(82,493)			(82,493)		(82,493)
Contributions from noncontrolling interests							—	417,458	417,458
Distributions to noncontrolling interests							—	(427,751)	(427,751)
Net income				32,007			32,007	4,905	36,912
Other comprehensive loss:
Foreign currency translation adjustments					(12,583)		(12,583)	(3,628)	(16,211)
Change in unrealized loss on derivative instruments					(1,303)		(1,303)	(13)	(1,316)
Change in unrealized gain on marketable securities					29		29		29
Repurchase of shares	(1,818,246)					(15,444)	(15,444)		(15,444)

Balance at December 31, 2010	125,756,357	135	1,216,565	(275,948)	(8,460)	(81,080)	851,212	79,139	930,351

Shares issued, net of offering costs	3,746,731	3	31,327				31,330		31,330
Shares issued to affiliates	15,641,539	16	137,752				137,768		137,768
Shares issued to shareholders of CPA®:14 in the Merger	57,365,145	57	510,492				510,549		510,549
Issuance of noncontrolling interest							—	78,136	78,136
Purchase of noncontrolling interests through Merger			3,543		5,532		9,075	(54,964)	(45,889)
Issuance of Special Member Interest			34,612				34,612	34,612	69,224
Change of ownership interest							—	(34,300)	(34,300)
Distributions declared ($0.6642 per share)				(116,465)			(116,465)		(116,465)
Contributions from noncontrolling interests							—	2,271	2,271
Distributions to noncontrolling interests							—	(42,846)	(42,846)
Net income				9,500			9,500	9,891	19,391
Other comprehensive loss:
Foreign currency translation adjustments					(23,640)		(23,640)	5,266	(18,374)
Change in unrealized loss on derivative instruments					(849)		(849)		(849)
Change in unrealized gain on marketable securities					(113)		(113)	21	(92)
Repurchase of shares	(2,250,087)					(18,922)	(18,922)		(18,922)

Balance at December 31, 2011	200,259,685	211	1,934,291	(382,913)	(27,530)	(100,002)	1,424,057	77,226	1,501,283

Shares issued, net of offering costs	4,064,041	5	34,974				34,979		34,979
Shares issued to affiliates	1,295,937	1	11,719				11,720		11,720
Distributions declared ($0.6692 per share)				(135,203)			(135,203)		(135,203)
Contributions from noncontrolling interests							—	20,797	20,797
Distributions to noncontrolling interests							—	(29,288)	(29,288)
Net income				18,066			18,066	25,576	43,642
Other comprehensive loss:
Foreign currency translation adjustments					6,295		6,295	1,169	7,464
Change in unrealized loss on derivative instruments					(5,851)		(5,851)		(5,851)
Change in unrealized gain on marketable securities					43		43		43
Repurchase of shares	(3,002,389)					(26,226)	(26,226)		(26,226)

Balance at December 31, 2012	202,617,274	$217	$1,980,984	$(500,050)	$(27,043)	$(126,228)	$1,327,880	$95,480	$1,423,360

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash Flows—Operating Activities
Net income	$41,450	$21,293	$59,238
Adjustments to net income:
Depreciation and amortization including intangible assets and deferred financing costs	104,585	92,026	49,664
Loss (income) from equity investments in real estate in excess of distributions received	3,293	(824)	(1,660)
Issuance of shares to affiliate in satisfaction of fees due	11,788	16,768	11,753
Gain on bargain purchase	(1,617)	(28,709)	—
Issuance of Special Member Interest	—	34,300	—
Gain on deconsolidation of a subsidiary	—	(1,167)	(7,082)
Loss (gain) on sale of real estate	4,087	(471)	—
Unrealized loss on foreign currency transactions and others	455	2,308	768
Realized loss (gain) on foreign currency transactions and others	17	(1,815)	(856)
Straight-line rent adjustment and amortization of rent-related intangibles	16,463	357	594
Gain on extinguishment of debt	(5,130)	(3,135)	(879)
Impairment charges	16,058	23,663	9,808
Net changes in other operating assets and liabilities	(510)	2,333	42

Net cash provided by operating activities	190,939	156,927	121,390

Cash Flows—Investing Activities
Distributions received from equity investments in real estate in excess of equity income	14,489	38,034	5,245
Acquisitions of real estate and other capital expenditures	(3,125)	(7,794)	(24,285)
Cash acquired through Merger	—	189,438	—
Cash and other distributions paid to liquidating shareholders of CPA®:14 in connection with the Merger	—	(539,988)	—
Cash acquired on issuance of additional shares in subsidiary	—	7,121	—
Maturities (purchases) of debt securities	133	(4,340)	(7,794)
Proceeds from sale of real estate	25,066	131,077	1
Funds placed in escrow	(16,648)	(11,735)	(7,481)
Funds released from escrow	16,960	18,828	9,813
Payment of deferred acquisition fees to an affiliate	(1,633)	(1,911)	(6,261)
Proceeds from repayment of notes receivables and CCMT	37,356	—	—

Net cash provided by (used in) investing activities	72,598	(181,270)	(30,762)

Cash Flows—Financing Activities
Distributions paid	(134,649)	(103,880)	(82,013)
Contributions from noncontrolling interests	20,797	2,597	3,534
Distributions to noncontrolling interests	(31,108)	(44,768)	(37,593)
Scheduled payments of mortgage principal	(85,990)	(52,034)	(21,613)
Prepayments of mortgage principal	(62,439)	(155,489)	(29,000)
Proceeds from mortgage financing	67,555	76,275	36,946
Proceeds from line of credit	35,000	327,000	—
Repayments of line of credit	(119,000)	(100,000)	—
Funds placed in escrow	83	64	8,090
Funds released from escrow	(2,738)	(1,025)	(9,404)
Deferred financing costs and mortgage deposits	(3,568)	(6,080)	(41)
Proceeds from issuance of shares, net of issuance costs	34,911	152,330	30,587
Purchase of treasury stock	(26,226)	(18,922)	(15,444)

Net cash (used in) provided by financing activities	(307,372)	76,068	(115,951)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	546	(1,043)	350

Net (decrease) increase in cash and cash equivalents	(43,289)	50,682	(24,973)
Cash and cash equivalents, beginning of year	109,694	59,012	83,985

Cash and cash equivalents, end of year	$66,405	$109,694	$59,012

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

Non-cash investing activities

        In January 2011, we acquired the Carrefour Properties from CPA®:14 in exchange for newly issued shares in one of our wholly-owned subsidiaries with a fair value of $75.5 million. The newly issued equity in our subsidiary, which is in substance real estate, resulted in a reduction of our effective ownership stake in the entity from 100% to 3%; however, we continued to consolidate this entity in the first quarter of 2011 because we effectively bought back these shares as part of the Merger (Note 1). As a result of the Merger, we acquired the remaining 97% interest in this entity on May 2, 2011.

        In May 2011, we acquired all of the outstanding stock of CPA®:14 in exchange for 57,365,145 newly issued shares of our common stock with a fair value of $510.5 million and cash of $444.0 million in the Merger.

        These transactions consisted of the acquisition and assumption of certain assets and liabilities, respectively, as detailed in the table below (in thousands):

	Carrefour	CPA®:14
Assets Acquired at Fair Value:
Investments in real estate	$97,722	$604,093
Net investment in direct financing leases	—	161,414
Assets held for sale	—	11,202
Equity investments in real estate	—	134,609
Intangible assets	48,029	418,631
Other assets, net	154	27,264
Liabilities Assumed at Fair Value:
Non-recourse debt	(81,671)	(460,007)
Accounts payable, accrued expenses, and other liabilities	(1,193)	(9,878)
Prepaid and deferred rental income and security deposits	(96)	(49,412)
Due to affiliates	—	(2,753)
Distributions payable	—	(95,943)
Amounts attributable to noncontrolling interests	(70,066)	58,188

Net (liabilities assumed) assets acquired excluding cash	(7,121)	797,408
Fair value of common shares issued	—	(510,549)
Cash consideration	—	(444,045)
Change in interest upon acquisition of noncontrolling interest of Carrefour	—	(3,543)
Bargain purchase gain on acquisition	—	(28,709)

Cash acquired on acquisition of subsidiaries, net	$(7,121)	$(189,438)

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

        During 2011, prior to our implementation of Emerging Issues Task Force ("EITF") 10-E Accounting for Deconsolidation of a Subsidiary That Is In-Substance Real Estate, we deconsolidated the International Aluminum Corp. investment because we no longer had control over the activities that most significantly impacted the economic performance of the investment following possession of the property by a receiver (Note 17). The following table presents the assets and liabilities of the subsidiary on the date of deconsolidation (in thousands):

Assets:
Net investments in properties	$36,536
Intangible assets, net	1,539
Other assets, net	49

Total	$38,124

Liabilities:
Non-recourse debt	$(38,668)
Accounts payable, accrued expenses, and other liabilities	(623)

Total	$(39,291)

Supplemental cash flow information (in thousands):

	Years Ended December 31,
	2012	2011	2010
Interest paid, net of amounts capitalized	$104,819	$107,429	$78,462

Interest capitalized	$—	$—	$2,793

Income taxes paid	$9,741	$8,431	$4,871

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

        CPA®:16 — Global is a publicly owned, non-listed REIT that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, and sales of properties. At December 31, 2012, our portfolio was comprised of our full or partial ownership interests in 498 properties, substantially all of which were triple-net leased to 144 tenants, and totaled approximately 47 million square feet (unaudited), with an occupancy rate of approximately 96.9%. In addition, we own two hotel properties for an aggregate of approximately 0.2 million square feet (unaudited). We were formed in 2003 and are managed by the advisor.

        On May 2, 2011, CPA®:14 merged with and into CPA 16 Merger Sub based on the Merger Agreement, dated as of December 13, 2010 (Note 3). Following the consummation of the Merger, we implemented an internal reorganization pursuant to which we were reorganized as an UPREIT to hold substantially all of our assets and liabilities in the Operating Partnership, a Delaware limited liability company subsidiary (Note 3). At December 31, 2012, we owned 99.985% of general and limited partnership interests in the Operating Partnership. The remaining 0.015% interest in the Operating Partnership is held by a subsidiary of WPC.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

        The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a VIE. Certain factors we consider in this analysis are insufficient equity at risk, fixed price purchase or renewal options within a lease, as well as certain decision-making rights within a loan. Significant judgment is required to determine if we are the primary beneficiary of a VIE and should consolidate the VIE. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

        For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners' rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.

        We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as such interests do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of these investments.

        Additionally, we own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly-owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits.

        We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease as well as certain decision-making rights within a loan can cause us to consider an entity a VIE.

Reclassifications and Revisions

        Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations and certain adjustments related to purchase price allocation for all periods presented.

Purchase Price Allocation

        In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We immediately expense acquisition-related costs and fees associated with business combinations.

        When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and site

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

improvements, and record intangible assets, including the above-market and below-market value of leases and the value of in-place leases at their relative estimated fair values. Land is typically valued utilizing the sales comparison (or market approach). Buildings, as if vacant, are valued using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined by reference to portfolio appraisals which determines their values, on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration after considering the re-tenanting of such property at estimated then current market rental rate, at a selected capitalization rate and deducting estimated costs of sale. The proceeds from a hypothetical sale are derived by capitalizing the estimated net operating income of each property for the year following lease expiration at an estimated residual capitalization rate. The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. In the case where a tenant has a purchase option deemed to be materially favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, the appraisal assumes the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that are under contract for sale, the appraised value of the portfolio reflects the current contractual sale price of such properties. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

        We record above-market and below-market lease values for owned properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated lease term which includes renewal options with rental rates below estimated market rental rates. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

        The value of any in-place lease is estimated to be equal to the property owners' avoidance of costs necessary to release the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance to the property owners' of vacancy/leasing costs necessary to lease the property for a lease term equal to the remaining in-place lease term is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term was estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy); (ii) estimated expenses that would be incurred by the property owner during periods of vacancy; (iii) rent concessions (i.e. free rent); (iv) leasing commissions; and (v) tenant improvement

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

allowances. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.

        If a lease is terminated, we charge the unamortized portion of above-market and below-market lease values to lease revenue and in-place lease to amortization expense.

        When we acquire leveraged properties, the fair value of debt instruments acquired is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized over the remaining term of the obligation. We also consider the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the company, the time until maturity and the current interest rate.

Real Estate and Operating Real Estate

        We carry land and buildings and personal property at cost less accumulated depreciation. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties.

Real Estate Under Construction

        For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed. We capitalize interest by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.

Assets Held for Sale

        We classify those assets that are associated with operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale, and in which we will have no significant continuing involvement, are included in discontinued operations (Note 17).

        If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

        We recognize gains and losses on the sale of properties when, among other criteria, we no longer have continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Notes Receivable

        For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost which consists of the outstanding balance, net of the acquisition discount or premium. We amortize any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans over the life of the loan. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity.

Allowance for Doubtful Accounts

        We consider direct finance leases and notes receivable to be past-due or delinquent when a contractually required principal or interest payment is not remitted in accordance with the provisions of the underlying agreement. We evaluate each account individually and set up an allowance when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms, and the amount can be reasonably estimated.

Cash and Cash Equivalents

        We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Marketable Securities

        Marketable securities, which consist of common stock in publicly traded companies, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of Other comprehensive income (loss) until realized.

Other Assets and Other Liabilities

        We include accounts receivable, derivatives, stock warrants, marketable securities, deferred charges, and deferred rental income in Other assets, net. We include derivatives and miscellaneous amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.

Deferred Acquisition Fees Payable to Affiliate

        Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

annual installments each January of the three calendar years following the date on which a property was purchased. Payment of such fees is subject to the performance criterion (Note 4).

Treasury Stock

        Treasury stock is recorded at cost under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

Special Member Interest

        We accounted for the Special Member Interest as a noncontrolling interest based on the fair value of the rights attributed to the interest at the time it was transferred to the Special General Partner (Note 3). The Special Member Interest entitles the Special General Partner to cash distributions and, in the event there is a termination or non-renewal of the advisory agreement, redemption rights at our option. In exchange for the Special Member Interest, we amended the fee arrangement with the advisor. The Special Member Interest was accounted for at fair value representing the estimated net present value of the related fee reduction. Cash distributions to the Special General Partner are accounted for as an allocation to net income attributable to noncontrolling interest.

Revenue Recognition

Real Estate Leased to Others

        We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals, and improvements. For the years ended December 31, 2012, 2011, and 2010, although we are legally obligated for the payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of approximately $32.9 million, $36.3 million, and $14.5 million, respectively. The increase for the year ended December 31, 2011 as compared to 2010 was primarily a result of properties acquired in the Merger.

        Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

        We account for leases as operating or direct financing leases as described below:

        Operating leases—We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the non-cancelable lease term of the related leases and charge expenses to operations as incurred (Note 5).

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Direct financing method—We record leases accounted for under the direct financing method at their net investment (Note 6). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

        On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees, we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee's circumstances, the age of the receivables, the tenant's credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee's ability to meet its lease obligations.

Depreciation

        We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties, or improvements, which range from two to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

Impairments

        We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale, and equity investments in real estate. Our policies for evaluating whether these assets are impaired are presented below.

Real Estate

        For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, market rents, residual values, and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property's asset group is less than the carrying value, the property's asset group is considered to be impaired. We then measure the loss as the excess of the carrying value of the property's asset group over its estimated fair value.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Assets Held for Sale

        When we classify an asset as held for sale, we compare the asset's estimated fair value, less cost to sell, to its carrying value, and if the estimated fair value, less cost to sell, is less than the property's carrying value, we reduce the carrying value to the estimated fair value, less cost to sell. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.

Direct Financing Leases

        We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge equal to the difference between the fair value and carrying value, which is discounted at the internal rate of return of the property.

Equity Investments in Real Estate

        We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment's net assets by our ownership interest percentage.

Foreign Currency

Translation

        We have interests in real estate investments in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand and own interests in properties in the European Union. The functional currencies for these investments are primarily the euro and the British Pound Sterling and, to a lesser extent, the Canadian dollar, the Malaysian ringgit, the Swedish krona, and the Thai baht. We perform the translation from these local currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. We report the gains and losses resulting from this translation as a component of Other comprehensive income (loss) in equity. These translation gains and losses are released to net income when we have substantially exited from all investments in the related currency.

Transaction Gains or Losses

        A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

are consolidated or accounted for by the equity method in our financial statements are not included in determining net income are accounted for in the same manner as foreign currency translation adjustments and reported as a component of Other comprehensive income (loss) in equity.

Derivative Instruments

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        We made an accounting policy election effective January 1, 2011, or the "effective date", to use the portfolio exception in Accounting Standards Codification ("ASC") 820-10-35-18D, Application to Financial Assets & Financial Liabilities with Offsetting Positions in Market Risk or Counterparty Credit Risk, the "portfolio exception," with respect to measuring counterparty credit risk for all of our derivative transactions subject to master netting arrangements.

Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to stockholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.

        We conduct business in various states and municipalities within the U.S., the European Union, and Asia and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state, and local taxes and a provision for such taxes is included in the consolidated financial statements.

        We elect to treat certain of our corporate subsidiaries as TRSs. In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax. Our TRS subsidiaries own hotels that are managed on our behalf by third-party hotel management companies.

        Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

        Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including hotel properties, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

Earnings Per Share

        We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per share amounts for all periods presented in the consolidated financial statements.

Out-of-Period Adjustments

        During 2012, we identified errors in the consolidated financial statements related to prior years. The errors were primarily attributable to the misapplication of guidance in accounting for and clerical errors related to the Hellweg 2 investment and lease intangibles. We concluded that these adjustments were not material, individually or in the aggregate, to our results for this or any of the prior periods and, as such, we recorded an out-of-period adjustment to increase our income from operations by $2.6 million.

        During the second quarter of 2011, we identified an error in the consolidated financial statements related to the year 2010 through the first quarter of 2011. The error relates to the recognition of lease revenues in connection with an operating lease in 2010 and the first quarter of 2011. We concluded this adjustment, which totaled $2.2 million, was not material to our results for the prior year periods or the quarter ended June 30, 2011, and as such, this cumulative change was recorded in the statement of operations in the second quarter of 2011 as an out-of-period adjustment of $2.2 million.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Merger and UPREIT Reorganization

Merger

        On May 2, 2011, CPA®:14 merged with and into one of our consolidated subsidiaries based on the Merger Agreement, which entitled shareholders of CPA®:14 to receive $10.50 per share after giving effect to a $1.00 per share special cash distribution funded by CPA®:14. The NAV of CPA®:14 as of May 2, 2011 was $11.90 per share. NAV per share was determined based upon an estimate of the fair market value of real estate adjusted to give effect to the estimated fair value of mortgages encumbering CPA®:14's assets as well as other adjustments. There are a number of variables that comprise this calculation, including individual tenant credits, lease terms, lending credit spreads, foreign currency exchange rates, and tenant defaults, among others.

        For each share of CPA®:14 stock owned, each CPA®:14 shareholder received the Merger consideration. We paid the Merger consideration of $954.6 million, including the payment of $444.0 million in cash to liquidating shareholders and the issuance of 57,365,145 shares of common stock with a fair value of $510.5 million on the date of closing to shareholders of CPA®:14 in exchange for 48,076,723 shares of CPA®:14 common stock. The $1.00 per share special cash distribution, totaling $90.4 million in the aggregate, was funded from the proceeds of properties sold by CPA®:14 in connection with the Merger, as described below. In order to fund the Merger consideration, we utilized a portion of the $302.0 million of available cash drawn under our line of credit (Note 11) and $121.0 million in cash we received from WPC in return for the issuance of 13,750,000 of our common shares.

        The assets we acquired and liabilities we assumed in the Merger exclude the Asset Sales. Immediately prior to the Merger and subsequent to the Asset Sales, CPA®:14's portfolio was comprised of full or partial ownership in 177 properties, substantially all of which were triple-net leased. In the Merger, we acquired these properties and their related leases with an average remaining life of 8.3 years and an estimated aggregate annualized contractual minimum base rent of $149.8 million. We also assumed the related property debt comprised of seven variable-rate and 48 fixed-rate non-recourse mortgages with preliminary fair values of $38.1 million and $421.9 million, respectively, with weighted-average annual interest rates of 6.8% and 6.1%, respectively. We accounted for the Merger as a business combination under the acquisition method of accounting. As part of the Merger, we acquired from CPA®:14 the remaining equity interests in a subsidiary that we previously consolidated, which was accounted for as an equity transaction. Acquisition costs of $13.6 million related to the Merger, as well as those related to the equity transaction described above and the reorganization described below, have been expensed as incurred and classified within General and administrative expense in the consolidated statements of income for the year ended December 31, 2011.

        The purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values. The following table summarizes the estimated fair values of the assets acquired and

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Merger and UPREIT Reorganization (Continued)

liabilities assumed in the acquisition as well as subsequent adjustments, based on the best estimates of management at the date of Merger (in thousands):

	Initially Reported at June 30, 2011	Measurement Period Adjustments	As Revised at December 31, 2011
Merger Consideration:
Fair value of CPA®:16 — Global shares of common stock issued	$510,549	$—	$510,549
Cash consideration	444,045	—	444,045

	954,594	—	954,594

Assets Acquired at Fair Value:
Investments in real estate	582,802	21,291	604,093
Net investment in direct financing leases	161,414	—	161,414
Assets held for sale	11,202	—	11,202
Equity investments in real estate	134,609	—	134,609
Intangible assets	419,928	(1,297)	418,631
Cash and cash equivalents	189,266	172	189,438
Other assets, net	27,577	(313)	27,264

	1,526,798	19,853	1,546,651

Liabilities Assumed at Fair Value:
Non-recourse debt	(460,271)	264	(460,007)
Accounts payable, accrued expenses, and other liabilities	(9,878)	—	(9,878)
Prepaid and deferred rental income and security deposits	(45,848)	(3,564)	(49,412)
Due to affiliates	(2,753)	—	(2,753)
Distributions payable	(95,943)	—	(95,943)

	(614,693)	(3,300)	(617,993)

Amounts attributable to noncontrolling interests	63,003	(4,815)	58,188

Net assets acquired at fair value	975,108	11,738	986,846
Change in interest upon acquisition of noncontrolling interest of Carrefour	(3,543)	—	(3,543)

Bargain purchase gain on acquisition	$(16,971)	$(11,738)	$(28,709)

        As required by GAAP, fair value related to the assets acquired and liabilities assumed as well as the shares exchanged, has been computed as of the closing date of the Merger by the advisor in a manner consistent with the methodology described above. The computed fair values as of the closing date of the Merger reflect increases in the fair values of our and CPA®:14's net assets during that period, which were primarily attributable to changes in foreign exchange rates as well the length of time that elapsed between the date of the Merger Agreement which was December 13, 2010 and May 2, 2011, the date on which we obtained control of CPA®:14. The advisor normally calculates our NAV annually as of year-end; however, in connection with entering into the Merger Agreement the

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Merger and UPREIT Reorganization (Continued)

advisor had determined that our NAV as of September 30, 2010 was $8.80 per share. As of the date of the Merger, the advisor conducted an updated analysis reflecting an increase of $0.10 per share or $8.90, which was unchanged as of June 30, 2011. The increase in NAV at the date of the Merger resulted in the total fair value of the Merger consideration of $954.6 million; however the preliminary fair value for the net assets acquired from CPA®:14 increased more to $975.1 million, resulting in a bargain purchase gain on acquisition of $17.0 million recorded on the consolidated statements of operations for the six months ended June 30, 2011. During the third and fourth quarters of 2011, we identified certain measurement period adjustments that impacted the provisional acquisition accounting, primarily related to properties leased to PETsMART (Note 17), which resulted in an increase of $11.7 million to the preliminary fair values of the assets acquired and the bargain purchase gain on acquisition, which increased to $986.8 million and $28.7 million, respectively. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the Merger in that quarter of $1.6 million. This change was recorded in the statements of operations in the third quarter of 2012.

        The estimated revenues and income from operations contributed from the properties acquired in the Merger from May 2, 2011 through December 31, 2011 were $55.6 million and $5.3 million, respectively.

UPREIT Reorganization

        Immediately following the Merger on May 2, 2011, we completed an internal reorganization whereby CPA®:16 — Global formed an UPREIT, which was approved by our stockholders in connection with the Merger. In connection with this UPREIT Reorganization, we contributed substantially all of our assets and liabilities to the Operating Partnership in exchange for a managing member interest and units of membership interest in the Operating Partnership, which together represent a 99.985% capital interest of the Managing Member (representing our stockholders' interest). The Special General Partner, a subsidiary of WPC, acquired a Special Member Interest of 0.015% in the Operating Partnership entitling it to receive certain profit allocations and distributions of Available Cash and a Final Distribution, each as discussed below. As we have control of the Operating Partnership through our managing member's interest, we consolidate the Operating Partnership in our financial results.

        After the Merger, we amended our advisory agreement with affiliates of WPC to give effect to this reorganization and to reflect a revised fee structure whereby (i) our asset management fees were prospectively reduced to 0.5% from 1.0% of the asset value of a property under management and (ii) the former 15% subordinated incentive fee and termination fees were eliminated. The Available Cash Distribution is contractually limited to 0.5% of our Adjusted Invested Assets. The fee structure related to initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remained unchanged. On September 28, 2012, we entered into an amended and restated advisory agreement, which didn't change this fee structure. For a description of the other provisions of the agreement that were amended, see Note 4.

        The Special General Partner is entitled to the Available Cash Distribution, which is contractually limited to 0.5% of the value of our assets under management. The Special General Partner may also

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Merger and UPREIT Reorganization (Continued)

elect to receive the Available Cash Distribution in shares of our common stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing of our net assets, the Special General Partner may also be entitled to receive the Final Distribution.

        In May 2011, we incurred a non-cash charge of $34.3 million in connection with the issuance of the Special Member Interest to a subsidiary of WPC in consideration of the amendment of our advisory agreement. This charge was recorded in the consolidated statements of operations and is equal to the fair value of the noncontrolling interests issued (Note 15). We determined the fair value of the Special Member Interest based on a discounted cash flow model, which included assumptions related to estimated future cash flows.

Note 4. Agreements and Transactions with Related Parties

        We have an advisory agreement with the advisor whereby the advisor performs certain services for us under a fee arrangement. On September 28, 2012, following the WPC/CPA®:15 Merger, we entered into an amended and restated advisory agreement, which is scheduled to renew annually. As amended, the advisory agreement provides for the allocation of advisor personnel expenses on the basis of our revenues and those of the other Managed REITs rather than on an allocation of time charges incurred by the advisor's personnel on our behalf. The fee structure related to asset management fees, initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remains unchanged, and the advisor remains entitled to the Available Cash Distribution (See UPREIT Reorganization in Note 3). We also have certain agreements with affiliates regarding jointly-owned investments. The following tables present a summary of fees we paid and expenses we reimbursed to the advisor in accordance with the advisory agreement (in thousands):

	Years Ended December 31,
	2012	2011	2010
Amounts Included in the Statements of Income:
Asset management fees	$18,553	$16,920	$11,750
Performance fees	—	3,921	11,750
Distributions of available cash	15,389	6,157	—
Personnel reimbursements	7,478	5,513	3,377
Office rent reimbursements	1,176	1,058	715
Issuance of Special Member Interest	—	34,300	—

	$42,596	$67,869	$27,592

Other Transaction Fees Incurred:
Current acquisition fees	$—	$147	$—
Deferred acquisition fees	—	118	—
Mortgage refinancing fees	520	639	145

	$520	$904	$145

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Agreements and Transactions with Related Parties (Continued)

	December 31,
	2012	2011
Unpaid Transaction Fees:
Deferred acquisition fees	$1,757	$3,391
Subordinated disposition fees	1,197	1,116

	$2,954	$4,507

Asset Management and Performance Fees

        We pay the advisor asset management fees, which are 1/2 of 1% per annum of our average invested assets and are computed as provided for in the advisory agreement. Prior to the Merger, we also paid the advisor performance fees, which were also 1/2 of 1% per annum of our average invested assets and were computed as provided for in the advisory agreement. The performance fees were subordinated to the performance criterion, a non-compounded cumulative annual distribution return of 6% per annum. The asset management and, prior to the Merger, performance fees are payable in cash or shares of our common stock at the advisor's option. If the advisor elects to receive all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published NAV per share as approved by our board of directors. For 2012, the advisor elected to receive 50% of its asset management fees in cash and 50% in shares of our common stock. For 2011, prior to the Merger, and 2010, the advisor elected to receive its asset management fees in cash and its performance fees in shares, and subsequent to the Merger, the advisor elected to receive its asset management fees for 2011 in shares. As a result of the UPREIT Reorganization, in accordance with the terms of the amended and restated advisory agreement, beginning on May 2, 2011, we no longer pay the advisor performance fees, but instead we pay the Available Cash Distribution (Note 3). Asset management and performance fees are included in Property expenses in the consolidated financial statements. These expenses are impacted by an increase in revenues and assets under management as a result of the Merger.

Distributions of Available Cash

        In connection with this UPREIT Reorganization, the Special General Partner, a subsidiary of WPC, acquired a Special Member Interest of 0.015% in the Operating Partnership entitling it to receive the Available Cash Distribution, which is measured and paid quarterly. The Available Cash Distribution is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. The Available Cash Distribution is contractually limited to 0.5% of our Adjusted Invested Assets. The Special General Partner may also elect to receive the Available Cash Distribution in shares of our common stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing of our net assets, the Special General Partner may also be entitled to receive a Final Distribution.

Personnel and Office Rent Reimbursements

        We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Agreements and Transactions with Related Parties (Continued)

the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. Personnel and office rent reimbursements are included in General and administrative expenses in the consolidated financial statements.

        The advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Issuance of Special Member Interest

        In May 2011, we incurred a non-cash charge in connection with the issuance of the Special Member Interest to the Special General Partner, a subsidiary of WPC, in consideration of the amendment of our advisory agreement (Note 3).

Transaction Fees

        We also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate cost of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased, subject to satisfying the 6% performance criterion. Interest on unpaid installments is 5% per year. Current and deferred acquisition fees were capitalized and included in the cost basis of the assets acquired. Mortgage refinancing fees are capitalized to deferred financing costs and amortized over the life of the new loans.

        We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event.

        In connection with the Merger, the advisor waived any acquisition fees payable by us under the advisory agreement in respect of the properties acquired in the Merger and also waived any disposition fees that may subsequently be payable by us upon a sale of such assets. As the advisor to CPA®:14, the advisor earned acquisition fees related to those properties acquired by CPA®:14 and disposition fees on

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Agreements and Transactions with Related Parties (Continued)

those properties upon the liquidation of CPA®:14 and, as a result, we and the advisor agreed that the advisor should not receive fees upon the acquisition or disposition of the same properties by us.

Jointly-Owned Investments and Other Transactions with Affiliates

        We share leased office space used for the administration of our operations with our affiliates. Rental, occupancy, and leasehold improvement costs are allocated among us and our affiliates based on our respective gross revenues and are adjusted quarterly.

        We own interests in entities ranging from 25% to 90%, as well as jointly-controlled tenancy-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments and account for the remainder under the equity method of accounting.

Merger

        In order to fund a portion of the Merger consideration, we received $121.0 million in cash from WPC in 2011 in return for the issuance of 13,750,000 shares of our common stock. Immediately after giving effect to the Merger, subsidiaries of WPC collectively owned approximately 17.5% of our outstanding common stock, which excludes its ownership in the Special Member Interest. At December 31, 2012, the advisor owned 37,129,851 shares, or 18.3%, of our common stock, which excludes its ownership in the Special Member Interest.

Note 5. Net Investments in Properties

Real Estate

        Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$470,809	$476,790
Buildings	1,772,661	1,788,786
Less: Accumulated depreciation	(242,648)	(190,316)

	$2,000,822	$2,075,260

        We did not acquire any real estate assets during 2012. During this period, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro at December 31, 2012 increased 2.1% to $1.3218 from $1.2950 at December 31, 2011. The impact of this weakening was a $15.8 million increase in Real estate from December 31, 2011 to December 31, 2012. Assets disposed of or reclassified to held-for-sale during 2012 accounted for a significant portion of the net decrease in real estate and are discussed in Note 17.

        In May 2011, we recognized a bargain purchase gain of $17.0 million in the Merger because the fair values of CPA®:14's net assets increased more than the fair values of our net assets during the period between the date of the Merger Agreement on December 13, 2010 and the closing of the Merger on May 2, 2011. In addition, during the third and fourth quarters of 2011, we identified certain

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Net Investments in Properties (Continued)

measurement period adjustments primarily related to properties acquired in the Merger that were leased to PETsMART which impacted the provisional acquisition accounting and resulted in an increase of $11.7 million to the preliminary bargain purchase gain. In accordance with ASC 805-10-25, Accounting for Business Combinations, we did not record the measurement period adjustments during the third and fourth quarters of 2011. We have retrospectively adjusted our financial statements for the year ended December 31, 2011 to include such adjustments. Furthermore, during the third quarter of 2012, we identified a receivable that we acquired as part of the Merger in the second quarter of 2011 but was not recorded at that time. The receivable, if recorded during the second quarter of 2011, would have resulted in an increase to the bargain purchase gain from the Merger in that quarter of $1.6 million. This change was recorded in the statements of operations in the third quarter of 2012 (Note 2).

Carrefour France, SAS acquisition

        In January 2011, we acquired the Carrefour Properties, which had a fair value of $143.1 million at the date of acquisition, from CPA®:14. As part of the transaction, we also assumed two related non-recourse mortgages on these properties with an aggregate fair value of $81.7 million at the date of acquisition. The mortgages mature in April 2017 and bear interest at variable rates, which were 1.5% and 1.1% at December 31, 2012. The newly issued equity in our subsidiary resulted in a reduction of our ownership stake in the entity from 100% to 3%; however, we continued to consolidate this entity in the first quarter of 2011 because we effectively bought back these shares as part of the Merger. As part of the Merger, we acquired the remaining 97% interest in this entity on May 2, 2011, which was accounted for as an equity transaction, with the difference of $3.5 million recorded as an adjustment to our Additional paid-in capital. Following this change in ownership interest, the amount previously recorded in noncontrolling interests of $5.5 million representing its proportionate share of the cumulative translation adjustment was reclassified and is reflected in Accumulated other comprehensive loss in our consolidated balance sheets.

Operating Real Estate

        Operating real estate, which consists of our two hotel operations, at cost, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$8,296	$8,296
Buildings	68,505	68,216
Furniture, fixtures, and equipment	8,764	8,575
Less: Accumulated depreciation	(16,007)	(12,823)

	$69,558	$72,264

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Net Investments in Properties (Continued)

        Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations, exclusive of renewals and expenses paid by tenants and future CPI-based adjustments, under non-cancelable operating leases at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$258,104
2014	257,837
2015	247,206
2016	236,121
2017	226,013
Thereafter	1,577,977

Total	$2,803,258

        There were no percentage rents for operating leases in 2012, 2011, and 2010.

Note 6. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of our Net investments in direct financing leases and notes receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Net Investment in Direct Financing Leases

        Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2012	2011
Minimum lease payments receivable	$576,319	$611,549
Unguaranteed residual value	400,721	395,663

	977,040	1,007,212
Less: unearned income	(509,209)	(540,076)

	$467,831	$467,136

        During the years ended December 31, 2012, 2011, and 2010, in connection with our annual reviews of our estimated residual values of our properties, we recorded impairment charges related to several direct financing leases of $0.3 million, $2.3 million, and $6.8 million, respectively. Impairment charges related primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (Note 13). At December 31, 2012 and 2011, Other assets, net included $0.5 million and $1.3 million, respectively, of accounts receivable related to amounts billed under these direct financing leases.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Finance Receivables (Continued)

        Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations, exclusive of renewals and expenses paid by tenants and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$44,532
2014	45,816
2015	45,646
2016	44,305
2017	43,850
Thereafter	352,170

Total	$576,319

Notes Receivable

Hellweg 2

        Under the terms of the note receivable acquired in connection with the April 2007 investment in which we and our affiliates acquired a property-owning investment that in turn acquired a 24.7% ownership interest in a limited partnership and a lending investment that made a loan ("the note receivable") to the holder of the remaining 75.3% interests in the limited partnership ("Hellweg 2 transaction"), the lending investment will receive interest at a fixed annual rate of 8%. In November 2010, the property-owning investment exercised the first of its three options and acquired from our partner a 70% direct interest in the limited partnership for $297.3 million, thus owning a (direct and indirect) 94.7% interest in the limited partnership. The note receivable matures in April 2017. The note receivable had a principal balance of $21.7 million and $21.3 million, inclusive of our affiliates' noncontrolling interest of $16.1 million and $15.8 million at December 31, 2012 and 2011, respectively.

Other

        In June 2007, we entered into an agreement to provide a developer with a construction loan of up to $14.8 million that provides for a variable annual interest rate of LIBOR plus 2.5% and was scheduled to mature in April 2010. This agreement was subsequently amended to provide for two loans of up to $19.0 million and $4.9 million, respectively, with a variable annual interest rate of LIBOR plus 2.5% and a fixed interest rate of 8.0%, respectively, both with maturity dates of December 2011. The maturity date for both loans was extended to February 2012, with the interest rate on the first loan fixed at 8.0%. At December 31, 2011, the aggregate balance of these notes receivable was $23.9 million. Both loans were repaid in full in January 2012.

        In January 2012, we restructured our lease with Production Resources Group ("PRG") so as to extend the lease term to June 2029 and also give PRG the option to purchase the property at predetermined dates and prices during the lease term. If PRG does not exercise its purchase option, the property transfers to the tenant for $1 at the end of the lease term. The restructured lease is accounted for as a sales-type lease due to the automatic transfer of title at the end of the lease. In addition, because the minimum initial and continuing investment criteria were not met at the inception

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Finance Receivables (Continued)

of the sales-type lease, the sale of the asset is accounted for under the deposit method. The property is not derecognized and all periodic cash payments received under the lease are carried on the balance sheet as a deposit liability until approximately 5% of the purchase price has been collected. By October 2012, the aggregate cash payments received crossed the 5% threshold and accordingly we derecognized the property and recognized a gain of $0.1 million. We also recognized a note receivable, which had a balance of $11.8 million at December 31, 2012, to reflect the expected future payments under the lease. The remaining deferred gain of $3.9 million as of December 31, 2012 will be recognized into income in proportion to the principal payments on the note over the remaining lease term.

        We had a B-note receivable that totaled $9.8 million at both December 31, 2012 and 2011 with a fixed annual interest rate of 6.3% and a maturity date of February 11, 2015.

        In addition, in connection with the Merger, we acquired three notes receivable. Two of these notes were repaid during 2011 and the remaining note was repaid in full in July 2012.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to each tenant's business and that we believe have a low risk of tenant defaults. At December 31, 2012 and 2011, none of the balances of our finance receivables were past due. Our allowance for uncollected accounts was $0.2 million and less than $0.1 million at December 31, 2012 and 2011, respectively. Additionally, there have been no modifications of finance receivables during 2012. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2012.

        A summary of our finance receivables by internal credit quality rating for the periods presented is as follows (dollars in thousands):

	Number of Tenants at December 31,		Net Investments in Direct Financing Leases at December 31,
Internal Credit Quality Indicator	2012	2011	2012	2011
1	1	2	$43,213	$51,309
2	2	3	35,197	69,318
3	13	13	230,527	250,523
4	7	6	152,902	95,986
5(a)	1	—	5,992	—

			$467,831	$467,136

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Finance Receivables (Continued)

	Number of Obligors at December 31,		Notes Receivable at December 31,
Internal Credit Quality Indicator	2012	2011	2012	2011
1	—	—	$—	$—
2	1	2	9,836	9,784
3	2	2	33,558	21,793
4	—	1	—	23,917
5	—	—	—	—

			$43,394	$55,494

(a)
During 2012, a tenant in one of our properties filed for bankruptcy and stopped paying rent to us. As a result, our property-owning subsidiary, which leased the property to the tenant, stopped making payments on the non-recourse mortgage obligation encumbering the property. As of December 31, 2012, we were actively pursuing a new tenant for the property.

Note 7. Equity Investments in Real Estate

        We own equity interests in single-tenant net leased properties that are generally leased to corporations through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments). Investments in unconsolidated investments are required to be evaluated periodically. We compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

		Carrying Value at December 31,
	Ownership Interest at December 31, 2012
Lessee		2012	2011
True Value Company(a)	50%	$43,100	$44,887
The New York Times Company(b)	27%	34,579	32,960
U-Haul Moving Partners, Inc. and Mercury Partners, LP(a)	31%	30,932	31,886
Advanced Micro Devices, Inc.(a)(c)	67%	28,619	32,185
Schuler A.G.(a)(c)(d)	33%	21,178	20,951
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1)(a)(d)	25%	20,837	20,460
The Upper Deck Company(a)(c)(e)	50%	7,998	9,880
Frontier Spinning Mills, Inc.(b)	40%	6,265	6,255
Del Monte Corporation(a)	50%	5,580	6,868
Police Prefecture, French Government(a)(d)(f)	50%	5,010	5,537
Actebis Peacock GmbH(b)(d)	30%	4,477	4,638
TietoEnator Plc(a)(d)(g)	40%	3,895	6,271
Barth Europa Transporte e.K/MSR Technologies GmbH (formerly Lindenmaier A.G.)(a)(d)(h)	33%	3,219	4,155
Town Sports International Holdings, Inc. (formerly LifeTime Fitness, Inc.)(a)	56%	3,203	3,485
Actuant Corporation(a)(d)	50%	2,711	2,618
Consolidated Systems, Inc.(a)(c)	40%	2,004	2,092
OBI A.G.(a)(d)(f)	25%	1,819	3,310
Thomson Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.)(a)(d)(i)	35%	1,606	512
Talaria Holdings, LLC(a)	27%	453	691
Pohjola Non-life Insurance Company(a)(d)(j)	40%	190	4,662

		$227,675	$244,303

(a)
This investment is jointly-owned with WPC.

(b)
This investment is jointly-owned with CPA®:17 — Global.

(c)
Represents a tenancy-in-common interest, under which the investment is under common control by us and our investment partner.

(d)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the euro.

(e)
In July 2012, one of the properties was sold and the proceeds were distributed to the partners in this investment, of which our share was $1.7 million.

(f)
This decrease was primarily due to a principal payment made on the outstanding mezzanine loan.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Equity Investments in Real Estate (Continued)

(g)
In April 2012, we made a contribution of $0.8 million to this investment to partially prepay our share of its outstanding mortgage loan. Additionally, in September 2012 we recognized an other-than-temporary impairment charge of $2.9 million on this investment (Note 13).

(h)
In February 2012, one of the properties was sold and the proceeds were distributed to the partners in this investment, of which our share was $1.3 million.

(i)
In February 2012, the investment received $4.8 million of lease termination income from the former tenant, of which our share was $1.7 million.

(j)
In September 2012, we recognized an other-than-temporary impairment charge of $4.0 million on this investment (Note 13).

        The following tables present combined summarized financial information of our equity investments. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (in thousands):

	December 31,
	2012	2011
Real estate, net	$936,505	$879,158
Other assets	903,857	744,420

Total assets	1,840,362	1,623,578

Non-recourse and limited-recourse debt	(932,288)	(971,169)
Accounts payable, accrued expenses, and other liabilities	(130,857)	(89,334)

Total liabilities	(1,063,145)	(1,060,503)
Noncontrolling interests	(68,358)	(68,353)

Partners'/members' equity	$708,859	$494,722

	Years Ended December 31,
	2012	2011	2010
Revenues	$174,159	$176,184	$142,918
Expenses	(97,830)	(99,060)	(82,338)
Impairment charges(a)	—	—	(4,145)
(Loss) gain on extinguishment of debt(b)	(206)	2,464	—

Net income from continuing operations	$76,123	$79,588	$56,435

Net income attributable to the equity investments(c)(d)(e)	$76,951	$82,635	$56,435

(a)
Amount during the year ended December 31, 2010 included impairment charges totaling $4.1 million incurred by an investment that formerly leased property to Thales S.A. to reduce the carrying value of the property to its estimated fair value.

(b)
Amount during the year ended December 31, 2011 included a $2.5 million gain on extinguishment of debt recognized when the Barth Europa Transporte e.K/MSR

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Equity Investments in Real Estate (Continued)

  Technologies GmbH investment bought back, at a discount, the non-recourse mortgage loan encumbering its property.

(c)
Amount during the year ended December 31, 2011 included impairment charges totaling $10.4 million incurred by a jointly-owned investment that formerly leased property to Best Buy Stores, L.P.

(d)
Amount during the year ended December 31, 2012 included a gain of approximately $1.0 million recognized by a jointly-owned investment as a result of selling its interests in one of the properties in the Barth Europa Transporte e.K/MSR Technologies GmbH investment. Amount during the year ended December 31, 2011 included a $2.9 million gain on the sale of properties by the LifeTime Fitness, Inc. jointly-owned investment.

(e)
Amount during the year ended December 31, 2011 included a $1.3 million gain on extinguishment of debt recognized when the Barth Europa Transporte e.K/MSR Technologies GmbH investment bought back, at a discount, the non-recourse mortgage loan encumbering its property. This property was later sold during 2012, as described above. Additionally, in connection with the sale described above, the jointly-owned investment that formerly leased property to Best Buy Stores, L.P. recognized a $0.3 million loss on extinguishment of debt.

        We recognized income from equity investments in real estate of $17.8 million, $22.1 million, and $17.6 million for the years ended December 31, 2012, 2011, and 2010, respectively. Income from equity investments in real estate represents our proportionate share of the income or losses of these investments as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges and basis differentials from acquisitions of certain investments. During the third quarter of 2012, we recognized other-than-temporary impairment charges totaling $6.9 million to reduce the carrying value of the properties held by two jointly-owned investments to their estimated fair values (Note 13).

Note 8. Intangible Assets and Liabilities

        In connection with our acquisitions of properties, we have recorded net lease intangibles which are being amortized over periods ranging from four years to 40 years. There were no intangible assets or liabilities recorded during 2012. In-place lease, tenant relationship, above-market rent, management contract, and franchise agreement intangibles are included in Intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Intangible Assets and Liabilities (Continued)

        Intangible assets and liabilities are summarized as follows (in thousands):

	December 31,
	2012			2011
	Carrying Amount	Accumulated Amortization	Total	Carrying Amount	Accumulated Amortization	Total
Amortizable Intangible Assets
Management contract	$874	$(645)	$229	$874	$(531)	$343
Franchise agreement	2,240	(1,157)	1,083	2,240	(952)	1,288

	3,114	(1,802)	1,312	3,114	(1,483)	1,631

Lease intangibles:
In-place lease	361,242	(101,122)	260,120	366,886	(58,705)	308,181
Tenant relationship	33,615	(7,544)	26,071	33,622	(6,192)	27,430
Above-market rent	195,985	(46,688)	149,297	202,693	(25,767)	176,926
Below-market ground lease	6,752	(460)	6,292	6,611	(378)	6,233

	597,594	(155,814)	441,780	609,812	(91,042)	518,770

Total intangible assets	$600,708	$(157,616)	$443,092	$612,926	$(92,525)	$520,401

Amortizable Below-Market Rent Intangible Liabilities
Below-market rent	$(65,148)	$13,001	$(52,147)	$(65,812)	$9,400	$(56,412)

Total intangible liabilities	$(65,148)	$13,001	$(52,147)	$(65,812)	$9,400	$(56,412)

        Net amortization of intangibles, including the effect of foreign currency translation, was $60.7 million, $48.5 million, and $8.0 million for the years ended December 31, 2012, 2011, and 2010, respectively. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenue, while amortization of in-place lease and tenant relationship intangibles is included in depreciation and amortization.

        Based on the intangible assets and liabilities recorded at December 31, 2012, scheduled net annual amortization of intangibles, which are inclusive of those properties in continuing and discontinued operations, for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,	Total
2013	$52,714
2014	46,762
2015	42,236
2016	38,907
2017	35,426
Thereafter	174,900

$390,945

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        Our CCMT investment was fully matured at December 31, 2012. We received approximately $13.0 million related to the return of our investment as a result of the repayment of principal on certain mortgages included in the trust. At December 31, 2011, the fair value of our CCMT investment was $12.8 million. We did not have any other significant items measured at fair value on a recurring basis at December 31, 2012 and 2011.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

		December 31, 2012		December 31, 2011
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt(a)	3	$1,644,180	$1,656,684	$1,715,779	$1,718,375
Line of credit	3	143,000	143,000	227,000	227,000
Notes receivable(a)	3	43,394	44,363	55,494	57,025

(a)
We determined the estimated fair value of our other financial instruments using a discounted cash flow model with rates that take into account the credit of the tenant/obligor and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

        We estimated that our remaining financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2012 and 2011.

Items Measured at Fair Value on a Non-Recurring Basis

        We perform an assessment, when required, of the value of certain of our real estate investments. As part of that assessment, we determine the valuation of these assets using widely accepted valuation techniques, including expected discounted cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We review each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Fair Value Measurements (Continued)

valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about our other assets that were measured on a fair value basis (in thousands):

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010
	Total Fair Value Measurements	Total Impairment Charges	Total Fair Value Measurements	Total Impairment Charges	Total Fair Value Measurements	Total Impairment Charges
Impairment Charges From Continuing Operations:
Net investments in properties(a)	$5,403	$4,163	$85,462	$7,515	$17,295	$2,835
Net investments in direct financing leases(a)	7,200	303	136,934	2,317	38,252	6,759
Equity investments in real estate(b)	4,587	6,879	5,685	3,833	1,226	1,046
Intangible assets	1,497	1,375	—	—	949	—

	$18,687	$12,720	$228,081	$13,665	$57,722	$10,640

Impairment Charges From Discontinued Operations:
Net investments in properties(a)	$10,598	$6,609	$50,614	$13,341	$—	$—
Net investments in direct financing leases(a)	—	—	2,310	41	1,313	214
Intangible assets	5,027	3,608	1,555	449	—	—

	$15,625	$10,217	$54,479	$13,831	$1,313	$214

(a)
The fair value measurements for Net investments in properties and Net investments in direct financing leases were developed by third-party sources, subject to our corroboration for reasonableness, or are based on a purchase and sale agreement for a potential sale of a property that has not yet been consummated. There can be no assurance that any such sale will occur.

(b)
The fair value measurements for Equity investments in real estate were determined by our advisor, relying in part on the estimated fair value of the underlying real estate and mortgage debt, both of which were provided by a third party. The fair value of real estate was determined by reference to portfolio appraisals that determined their values on a property level. The portfolio appraisals apply a discounted cash flow analysis to the estimated net operating income for each property during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration of the lease. The proceeds from a hypothetical sale were derived by capitalizing the estimated net operating income of each property for the year following lease expiration after considering the re-tenanting of such property at estimated then-current market rental rate, at a selected capitalization rate, and deducting estimated costs of sale.

The discount rates and residual capitalization rates used to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates, and anticipated lease duration. In the case where a tenant had a purchase option deemed by the appraiser to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property was deemed to have excess land, the discounted cash flow analysis included the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that were currently under contract for sale, the appraised value of the portfolio reflected the current contractual sale price of such properties.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Fair Value Measurements (Continued)

  Real estate valuation requires significant judgment. We determined the significant inputs to be Level 3 with ranges for the underlying real estate and for our Equity investments in real estate as follows:

  •
  discount rates applied to the estimated net operating income of each property ranged from approximately 3.5% to 15.3%, with a weighted-average discount rate of 9.5%;

  •
  discount rates applied to the estimated residual value of each property ranged from approximately 6.0% to 13.3%, with a weighted-average discount rate of 9.5%;

  •
  residual capitalization rates applied to the properties ranged from approximately 7.0% to 12.5%, with a weighted-average capitalization rate of 8.1%. The fair value of such property-level debt was determined based upon available market data for comparable liabilities and by applying selected discount rates to the stream of future debt payments; and

  •
  discount rates applied to the future property-level debt for valuing equity investments ranged from approximately 2.0% to 8.6%, with a weighted-average discount rate of 5.1%, excluding situations where fair value of assets was estimated to be lower than the outstanding balance of property-level debt, and thus debt was capped at value of assets securing it, as the loans are non-recourse.

  No illiquidity adjustments to the Equity investments in real estate were deemed necessary as the investments are held with affiliates and do not allow for unilateral sale or financing by any of the affiliated parties. Furthermore, the discount rates and/or capitalization rates utilized in the appraisals also reflect the illiquidity of real estate assets. Lastly, there were no control premiums contemplated as the investments were in individual underlying real estate and debt, as opposed to a business operation.

Note 10. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk, and market risk. We are primarily subject to interest rate risk on our interest-bearing assets and liabilities, including our Credit Agreement. Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand and are subject to the risks associated with changing foreign currency exchange rates.

Use of Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to derivative instruments that we entered into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities.

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at December 31,		Liability Derivatives Fair Value at December 31,
Derivatives Designated as Hedging Instruments	Balance Sheet Location	2012	2011	2012	2011
Foreign currency contracts	Other assets, net	$172	$1,194	$—	$—
Foreign currency contracts	Accounts payable, accrued expenses, and other liabilities	—	—	(2,361)	—
Interest rate cap	Other assets, net	36	—	—	—
Interest rate swaps	Accounts payable, accrued expenses, and other liabilities	—	—	(5,411)	(4,155)

Derivatives Not Designated as Hedging Instruments
Embedded credit derivative	Other assets, net	—	29	—	—
Stock warrants	Other assets, net	1,161	1,161	—	—

Total derivatives		$1,369	$2,384	$(7,772)	$(4,155)

        The following tables present the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivatives (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps	$(1,419)	$(1,028)	$(162)
Interest rate cap	(662)	—	—
Foreign currency contracts	(3,383)	1,300	99

Total	$(5,464)	$272	$(63)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

	Amount of Gain (Loss) Reclassified from Other Comprehensive Income (Loss) into Income (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps(a)	$(1,154)	$(533)	$—
Foreign currency contracts(b)	912	254	(62)

Total	$(242)	$(279)	$(62)

(a)
During the year ended December 31, 2012, we reclassified $0.2 million from Other comprehensive income (loss) into income related to ineffective portions of hedging relationships on certain interest rate swaps. No such amounts were reclassified during the years ended December 31, 2011 and 2010.

(b)
Gains (losses) reclassified from Other comprehensive income (loss) into income for contracts that have settled are included in Other income and (expenses).

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
	Location of Gain (Loss) Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships		2012	2011	2010
Embedded credit derivative(a)	Other income and (expenses)	$(28)	$(17)	$(846)
Stock warrants	Other income and (expenses)	—	(162)	108
Interest rate swaps(b)	Other income and (expenses)	—	(1,237)	—

Total		$(28)	$(1,416)	$(738)

(a)
Included losses attributable to noncontrolling interests totaling less than $0.1 million for each of the years ended December 31, 2012 and 2011, respectively, and $0.6 million for the year ended December 31, 2010.

(b)
These derivative instruments were acquired in the Merger and prior to the Merger were designated as cash flow hedges by CPA®:14. Upon acquisition, we did not immediately designate these as hedges and therefore did not use hedge accounting on these instruments until they were designated as hedges in October 2011.

        See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated entities, which are excluded from the tables above.

Interest Rate Swaps and Caps

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

        The interest rate swaps and caps that we had outstanding on our consolidated subsidiaries at December 31, 2012 are summarized as follows (currency in thousands):

Description	Type	Notional Amount	Cap Rate	Effective Interest Rate	Effective Date	Expiration Date	Fair Value at December 31, 2012
1-Month LIBOR	"Pay-fixed" swap	$3,648	N/A	6.7%	2/2008	2/2018	$(614)
1-Month LIBOR	"Pay-fixed" swap	$11,253	N/A	5.6%	3/2008	3/2018	(1,669)
1-Month LIBOR	"Pay-fixed" swap	$5,983	N/A	6.4%	7/2008	7/2018	(1,049)
1-Month LIBOR	"Pay-fixed" swap	$3,828	N/A	6.9%	3/2011	3/2021	(600)
1-Month LIBOR	"Pay-fixed" swap	$5,734	N/A	5.4%	11/2011	12/2020	(293)
1-Month LIBOR	"Pay-fixed" swap	$5,878	N/A	4.9%	12/2011	12/2021	(304)
1-Month LIBOR	"Pay-fixed" swap	$8,789	N/A	5.1%	3/2012	11/2019	(483)
3-Month Euro Interbank Offered Rate ("Euribor")(a)	Interest rate cap	€53,986	3.0%	N/A	4/2012	4/2017	36
1-Month LIBOR	"Pay-fixed" swap	$1,960	N/A	4.6%	5/2012	11/2017	(52)
1-Month LIBOR	"Pay-fixed" swap	$9,875	N/A	3.3%	6/2012	6/2017	(165)
1-Month LIBOR	"Pay-fixed" swap	$9,956	N/A	1.6%	9/2012	10/2020	(182)

							$(5,375)

(a)
Fair value amount is based on the applicable exchange rate at December 31, 2012.

        The interest rate swaps and caps that our unconsolidated jointly-owned investments had outstanding at December 31, 2012 were designated as cash flow hedges and are summarized as follows (currency in thousands):

Description	Ownership Interest at December 31, 2012	Type	Notional Amount	Cap Rate	Spread	Effective Interest Rate	Effective Date	Expiration Date	Fair Value at December 31, 2012
3-Month LIBOR(a)	25.0%	"Pay-fixed swap"	€112,454	N/A	N/A	5.0% - 5.6%	7/2006 - 4/2008	10/2015 - 7/2016	$(16,601)
3-Month LIBOR	27.3%	Interest rate cap	$119,260	4%	1.2%	N/A	8/2009	8/2014	1
3-Month Euribor(a)	35.0%	"Pay-fixed swap"	€15,970	N/A	N/A	0.9%	4/2012	7/2013	(86)

									$(16,686)

(a)
Fair value amounts are based on the applicable exchange rate at December 31, 2012.

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, certain other currencies. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant's rental obligation to us in the same currency. This reduces our overall exposure to the actual equity that we have invested and the equity portion of our cash flow. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

We may also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into forward contracts, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency. These instruments guarantee that the exchange rate will not fluctuate beyond the range of the options' strike prices.

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at December 31, 2012 (currency in thousands, except strike price):

Type	Notional Amount	Strike Price	Effective Date	Expiration Date	Fair Value at December 31, 2012(a)
Collars	€2,262	$1.40 - 1.42	9/2011	3/2013	$172
Forward contracts	53,550	1.28 - 1.30	5/2012	6/2013 - 6/2017	(2,300)
Forward contracts	9,800	1.35	12/2012	9/2017 - 3/2018	(61)

	€65,612				$(2,189)

(a)
Amounts are based on the applicable exchange rate at December 31, 2012.

Embedded Credit Derivative

        In connection with our April 2007 investment in a portfolio of German properties (Hellweg 2 transaction) through an entity in which we have a total effective ownership interest of 26% and which we consolidate, we obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. In connection with providing the financing, the lender entered into an interest rate swap agreement on its own behalf through which the fixed interest rate component of the financing was converted into a variable interest rate instrument. Through the entity, we have the right, at our sole discretion, to prepay this debt at any time and to participate in any realized gain or loss on the interest rate swap at that time. These participation rights are deemed to be an embedded credit derivative.

Stock Warrants

        We own stock warrants that were generally granted to us by lessees in connection with structuring initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net cash settlement upon conversion.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

Other

        Amounts reported in Other comprehensive income (loss) related to interest rate swaps will be reclassified to interest expense as interest payments are made on our variable-rate debt. Amounts reported in Other comprehensive income (loss) related to foreign currency contracts will be reclassified to Other income and (expenses) when the hedged foreign currency proceeds from foreign operations are repatriated to the U.S. At December 31, 2012, we estimate that an additional $1.2 million will be reclassified as interest expense during the next 12 months related to our interest rate swaps and caps and $0.2 million will be reclassified to Other income and (expenses) related to our foreign currency contracts and collars.

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of collateral received, if any. No collateral was received as of December 31, 2012. At December 31, 2012, both our total credit exposure, inclusive of noncontrolling interest, and the maximum exposure to any single counterparty was $0.1 million.

        Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2012, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $7.9 million and $4.3 million at December 31, 2012 and 2011, respectively, which included accrued interest and any adjustment for nonperformance risk. If we had breached any of these provisions at either December 31, 2012 or 2011, we could have been required to settle our obligations under these agreements at their aggregate termination value of $8.5 million or $4.7 million, respectively.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10%, based on the percentage of our annualized contractual minimum base rent for the fourth quarter of 2012, in certain areas, as shown in the table below. The percentages in the table below represent our

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

directly-owned real estate properties and do not include our share of equity investments or noncontrolling interests.

December 31, 2012
Region:
Total U.S.	66%

Germany	16%
Other Europe	15%

Total Europe	31%
Other international	3%

Total international	34%

Total	100%

Asset Type:
Industrial	37%
Warehouse/Distribution	23%
Retail	18%
Office	14%
All other	8%

Total	100%

Tenant Industry:
Retail	26%
All other	74%

Total	100%

Tenant:
Hellweg Die Profi-Baumarkte (Germany) (Retail industry)	12%

        There were no significant concentrations, individually or in the aggregate, related to our unconsolidated jointly-owned investments.

Note 11. Debt

Non-Recourse Debt

        Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property and direct financing leases, with an aggregate carrying value of $2.4 billion and $2.2 billion at December 31, 2012 and 2011, respectively. Our mortgage notes payable had fixed annual interest rates ranging from 4.4% to 7.8% and variable annual effective interest rates ranging from 1.1% to 6.9%, with maturity dates ranging from 2014 to 2031, at December 31, 2012.

        During 2012, we obtained new non-recourse mortgage financing totaling $50.1 million, with a weighted-average annual interest rate and term of 4.8% and 8.1 years, respectively. Of the total financing, $21.0 million bears interest at a variable rate that has been effectively converted to a fixed annual interest rate through the use of an interest rate swap.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Debt (Continued)

        During 2012, we refinanced maturing non-recourse mortgage loans totaling $22.0 million with new non-recourse financing totaling $25.5 million and a weighted-average annual interest rate and term of 5.0% and 6.9 years, respectively. Of the total financing, $10.0 million bears interest at a variable rate that has been effectively converted to a fixed annual interest rate through the use of an interest rate swap. We recognized a net gain on extinguishment of debt of $0.2 million related to the refinancings.

        During 2012, we entered into an arrangement with one our lenders on a non-recourse financing that enabled us to repay the outstanding indebtedness of approximately $10.0 million for cash of approximately $8.7 million at a discount. As part of this arrangement, we have a contingent obligation to pay the lender any proceeds received from a sale of the previously-collateralized property in excess of $6.0 million within two years. We have accounted for this as a troubled debt restructuring in accordance with ASC 470-60, Troubled Debt Restructurings By Debtors. Accordingly, we have not recognized a gain on the discounted payoff, but we will record such amount upon expiration of the contingent obligation.

        In May 2012, we modified and partially extinguished the non-recourse mortgage loan outstanding related to our Hellweg 2 investment, which had a total balance of $352.3 million at the time of extinguishment. We recognized a gain on extinguishment of debt of $5.8 million.

        Additionally, during 2012, in connection with the repayment of several non-recourse mortgages, we recognized a net loss on extinguishment of debt of $0.5 million.

        At December 31, 2012, one of our property-owning subsidiaries was in default on one of its non-recourse mortgage obligations with an outstanding balance of $3.7 million. The property encumbered by this mortgage obligation was not included in the borrowing base pool for our line of credit, as described below.

        In connection with obtaining our line of credit during the second quarter of 2011, as described below, we defeased eight loans with an aggregate fair value of $68.5 million and incurred a $2.5 million net loss on extinguishment of debt for year ended December 31, 2011.

Line of Credit

        On May 2, 2011, we entered into the Credit Agreement with several banks, including Bank of America, N.A., which acts as the administrative agent. CPA 16 Merger Sub is the borrower, and we and the Operating Partnership are guarantors. On August 1, 2012, we amended the Credit Agreement to reduce the amount available under the secured revolving credit facility from $320.0 million to $225.0 million, to reduce our annual interest rate from LIBOR plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Credit Agreement is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to the conditions provided in the Credit Agreement. We incurred costs of $1.1 million to amend the facility, which are being amortized over the term of the Credit Agreement.

        Availability under the Credit Agreement is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool. At December 31, 2012, availability under the line was $210.3 million, of which we had drawn $143.0 million.

        The Credit Agreement is fully recourse to us and contains customary affirmative and negative covenants, including covenants that restrict us and our subsidiaries' ability to, among other things, incur

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Debt (Continued)

additional indebtedness (other than non-recourse indebtedness), grant liens, dispose of assets, merge or consolidate, make investments, make acquisitions, pay distributions, enter into certain transactions with affiliates, and change the nature of our business or fiscal year. In addition, the Credit Agreement contains customary events of default.

        The Credit Agreement stipulates certain financial covenants that require us to maintain certain ratios and benchmarks at the end of each quarter. We were in compliance with these covenants at December 31, 2012.

        Scheduled debt principal payments during each of the next five years following December 31, 2012 and thereafter are as follows (in thousands):

Years Ending December 31,	Total(a)
2013	$44,457
2014	102,569
2015(b)	301,905
2016	246,664
2017	636,196
Thereafter through 2031	460,301

1,792,092
Unamortized discount, net(c)	(4,912)

Total	$1,787,180

(a)
Certain amounts are based on the applicable foreign currency exchange rate at December 31, 2012.

(b)
Includes $143.0 million outstanding under our Credit Agreement, which is scheduled to mature in 2015, unless extended pursuant to its terms.

(c)
Represents the fair value adjustment of $6.3 million resulting from the assumption of property-level debt in connection with the Merger, partially offset by a $1.4 million unamortized discount on a non-recourse loan that we repurchased from the lender.

Note 12. Commitments and Contingencies

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Impairment Charges

        The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments for all periods presented (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net investments in properties(a)	$5,538	$7,515	$2,835
Net investments in direct financing leases	303	2,317	6,759

Total impairment charges included in expenses	5,841	9,832	9,594
Equity investments in real estate(b)	6,879	3,833	1,046

Total impairment charges included in income from continuing operations	12,720	13,665	10,640
Impairment charges included in discontinued operations	10,217	13,831	214

Total impairment charges	$22,937	$27,496	$10,854

(a)
Includes impairment charges recognized on intangible assets related to net investments in properties during the year ended December 31, 2012 (Note 9).

(b)
Other-than-temporary impairment charges on our equity investments in real estate are included in Income from equity investments in real estate within the consolidated financial statements.

        Significant impairment charges, and their related triggering events, recognized during the years ended December 31, 2012, 2011, and 2010 were as follows:

Real Estate

        For further details about our Net investments in properties, refer to Note 5.

        2012—During 2012, we recognized impairment charges totaling $5.5 million on several properties in order to reduce their carrying values to their estimated fair values due to a tenant liquidation and declines in market conditions. At December 31, 2012, these properties were classified as Net investment in properties in the consolidated financial statements.

        2011—During 2011, we recognized an impairment charge of $7.5 million on a property in order to reduce the carrying value of the property to its estimated fair value due to the tenant vacating the property. At December 31, 2012, this property was classified as Net investment in properties in the consolidated financial statements.

        2010—During 2010, we recognized impairment charges of $9.6 million, inclusive of amounts attributable to noncontrolling interests of $2.5 million, on several properties in order to reduce their carrying values to their estimated fair values based on a potential sale of a property, which was ultimately not consummated, or in connection with other-than-temporary declines in the estimated fair values of the properties' residual values. At December 31, 2012, the buildings were classified as Net investments in direct financing leases and the land was classified as Net investments in properties in the consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Impairment Charges (Continued)

Direct Financing Leases

        For further details about our Net investments in direct financing leases, refer to Note 6.

        2012—During 2012, we recognized impairment charges totaling $0.3 million, inclusive of amounts attributable to noncontrolling interests of less than $0.1 million, on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties' residual values.

        2011—During 2011, we recognized impairment charges totaling $2.3 million, inclusive of amounts attributable to noncontrolling interests of $0.1 million, on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties' residual values.

Equity Investments in Real Estate

        For further details about our Equity investments in real estate, refer to Note 7.

        2012—During 2012, we recognized other-than-temporary impairment charges totaling $6.9 million on two jointly-owned investments in order to reduce the carrying values of our jointly-owned investments in properties to their estimated fair values, due to a tenant giving notice that it will not renew its lease and a decline in market conditions. The investments were consolidated by CPA®:15 prior to the WPC/CPA®:15 Merger. As part of the WPC/CPA®:15 Merger, all of CPA®:15's assets were valued by a third party (Note 7).

        2011—During 2011, we recognized an other-than-temporary impairment charge of $3.8 million on a jointly-owned investment in order to reduce the carrying values of several properties held by the jointly-owned investment to their estimated fair values based on a potential sale of the properties, which was ultimately consummated.

        2010—During 2010, we recognized other-than-temporary impairment charges totaling $1.0 million on two jointly-owned investments to reflect declines in the estimated fair values of each jointly-owned investments' underlying net assets in comparison with the carrying values of our interests.

Properties Sold

        For further details about properties sold, refer to Note 17.

        2012—During 2012, we recognized impairment charges of $10.2 million on several properties in order to reduce their carrying values to their estimated fair values based on potential sales of the properties, which were ultimately consummated. The results of operations for these properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

        2011—During 2011, we recognized impairment charges totaling $13.8 million, inclusive of amounts attributable to noncontrolling interests of less than $0.1 million, on several properties in order to reduce their carrying values to their estimated fair values based on the tenants filing for bankruptcy. These impairment charges included $12.4 million incurred in connection with several properties formerly leased to International Aluminum Corp. In August 2011, we suspended debt service payments

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Impairment Charges (Continued)

on the related non-recourse mortgage loan and the court appointed a receiver to take possession of the properties. As we no longer had control over the activities that most significantly impacted the economic performance of this subsidiary following possession by the receiver, we deconsolidated the subsidiary during the third quarter of 2011 and, under accounting guidance that existed at that time, recognized a gain on deconsolidation of $1.2 million. The results of operations for these properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

        2010—During 2010, we recognized impairment charges totaling $0.2 million on several properties accounted for as Net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties' residual values. The results of operations for the properties are included in (Loss) income from discontinued operations, net of tax in the consolidated financial statements.

Note 14. Equity

Distributions

        Distributions paid to stockholders consist of ordinary income, capital gains, return of capital, or a combination thereof for income tax purposes. The following table presents annualized distributions per share reported for tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Internal Revenue Code Section 857(b)(3)(C) and Treasury Regulation § 1.857-6(e):

	Years Ended December 31,
	2012	2011	2010
Ordinary income	$0.3168	$0.4107	$0.1320
Return of capital	0.3373	—	0.5304
Capital gains	—	0.2535	—

Total distributions	$0.6541	$0.6642	$0.6624

        We declared a quarterly distribution of $0.1668 per share in December 2011, which was paid in January 2012 to stockholders of record at December 31, 2011 and of which 8.6% was deemed a taxable distribution for the year ended December 31, 2011.

        We declared a quarterly distribution of $0.1676 per share in December 2012, which was paid in January 2013 to stockholders of record at December 31, 2012.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Equity (Continued)

        The following table presents distributions per share reported for tax purposes of CPA 16 Merger Sub, which was formed in 2011:

	Years Ended December 31,
	2012	2011
Ordinary income	$0.3382	$0.2978
Return of capital	0.1634	—
Capital gains	—	0.2197

Total distributions	$0.5016	$0.5175

Transfer from Noncontrolling Interest

        The following table presents a reconciliation of the effect of a transfer in noncontrolling interest (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net income attributable to CPA®:16 Stockholders	$18,066	$9,500	$32,007
Transfer from noncontrolling interest
Increase in CPA®:16 — Global's additional paid-in capital through the Merger	—	3,543	—

Change to net income attributable to CPA®:16 Stockholders and transfer from noncontrolling interest	$18,066	$13,043	$32,007

Accumulated Other Comprehensive Loss

        The following table presents Accumulated other comprehensive loss in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2012	2011
Unrealized gain on marketable securities	$(10)	$(53)
Foreign currency translation adjustment	(22,092)	(28,387)
Unrealized loss on derivative instrument	(10,452)	(4,601)
Unrealized loss on marketable securities attributable to noncontrolling interests	(21)	(21)
Reclassification of cumulative foreign currency translation adjustment due to Carrefour acquisition (Note 5)	5,532	5,532

Accumulated other comprehensive loss	$(27,043)	$(27,530)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Noncontrolling Interests

        Noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. There were no changes in our ownership interest in any of our consolidated subsidiaries for the year ended December 31, 2012.

Redeemable Noncontrolling Interests

        We account for the noncontrolling interests in an entity that holds a note receivable recorded in connection with the Hellweg 2 transaction as redeemable noncontrolling interests because the transaction contains put options that, if exercised, would obligate the partners to settle in cash. The partners' interests are reflected at estimated redemption value for all periods presented.

        The following table presents a reconciliation of redeemable noncontrolling interests (in thousands):

	Years Ended December 31,
	2012	2011	2010
Beginning balance	$21,306	$21,805	$337,397
Foreign currency translation adjustment	441	(499)	(18,329)
Reduction in noncontrolling interest due to Hellweg 2 option exercise (Note 6)	—	—	(297,263)

Ending balance	$21,747	$21,306	$21,805

Note 16. Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.

        We conduct business in the various states and municipalities within the U.S. and in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand, and as a result, we file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Income Taxes (Continued)

        We account for uncertain tax positions in accordance with ASC 740, Income Taxes. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2012	2011
Balance at beginning of year	$1,150	$491
Addition of CPA®:14 unrecognized tax benefit prior to Merger	—	409
Additions based on tax positions related to the current year	374	241
Additions for tax positions of prior years	—	95
Reductions for tax positions of prior years	—	(8)
Reductions for expiration of statute of limitations	(191)	(78)

Balance at end of year	$1,333	$1,150

        At December 31, 2012, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2012 and 2011, we had $0.1 million of accrued interest related to uncertain tax positions.

        Our provision for income taxes was $10.9 million, $11.6 million, and $4.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. Our current year provision is comprised primarily of our current foreign tax provision totaling $9.8 million, of which $5.0 million relates to our Hellweg 2 investment, $2.5 million relates to the Carrefour properties acquired in the Merger, and $0.9 million relates to various German investments. We have no material federal income tax provision or deferred tax provision.

        As of December 31, 2012 and 2011, we had net operating losses ("NOL") in foreign jurisdictions of approximately $38.5 million and $22.2 million, respectively, translating to a deferred tax asset before valuation allowance of $9.0 million and $5.5 million, respectively. Our NOLs began expiring in 2011 in certain foreign jurisdictions. The utilization of NOLs may be subject to certain limitations under the tax laws of the relevant jurisdiction. Management determined that as of December 31, 2012 and 2011, $9.0 million and $5.5 million, respectively, of deferred tax assets related to losses in foreign jurisdictions did not satisfy the recognition criteria set forth in accounting guidance for income taxes and established valuation allowances for these amounts.

        Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2007 through 2012 remain open to examination by the major taxing jurisdictions to which we are subject.

        We have elected to treat two of our corporate subsidiaries, which engage in hotel operations, as TRSs. These subsidiaries own hotels that are managed on our behalf by third-party hotel management companies. A TRS is subject to corporate federal income taxes and we provide for income taxes. One of these subsidiaries operated at a loss since inception until it became profitable in the fourth quarter of 2011. We have recorded a full valuation allowance for this subsidiary's NOL carry-forwards. The other subsidiary became profitable in the first quarter of 2009, and therefore we have recorded a tax provision for this subsidiary.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Discontinued Operations

        From time to time, we decide to sell a property. We may make a decision to dispose of a property when it is vacant as a result of tenants vacating space, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. When it is appropriate to do so, upon the evaluation of the disposition of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

        The results of operations for properties that are held for sale or have been sold and with which we have no continuing involvement are reflected in the consolidated financial statements as discontinued operations and are summarized as follows (in thousands, net of tax):

	Years Ended December 31,
	2012	2011	2010
Revenues	$8,837	$13,960	$8,635
Expenses	(12,244)	(13,369)	(7,186)
(Loss) gain on sale of real estate	(4,087)	81	—
(Loss) gain on extinguishment of debt	(356)	672	7,961
Impairment charges	(10,217)	(13,831)	(214)

(Loss) income from discontinued operations	$(18,067)	$(12,487)	$9,196

        During the three months ended June 30, 2013, we sold seven properties for an aggregate of $3.2 million, net of selling costs, and recognized a net loss on the sales totaling $8.0 million and lease termination income of $8.1 million, excluding an impairment charge of $2.1 million previously recognized during the fourth quarter of 2012 (Note 21).

        In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the deconsolidation of $4.7 million, excluding an impairment charge of $9.3 million recognized during the first quarter of 2013 (Note 21).

        During the three months ended June 30, 2013, we entered into a contract to sell a domestic property for $1.3 million. At June 30, 2013, this property was classified as Assets held for sale in the consolidated balance sheets. We completed the sale of the property in July 2013 (Note 21).

        During the three months ended March 31, 2013, we sold four domestic properties for an aggregate of $27.9 million, net of selling costs, and recognized a net gain on the sales totaling $2.7 million, excluding an impairment charge of $1.2 million previously recognized during the fourth quarter of 2012 (Note 21).

        2012—During 2012, we sold 11 domestic properties for $24.9 million, net of selling costs, and recognized a net loss on the sales totaling $4.1 million and a net loss on the extinguishment of debt

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Discontinued Operations (Continued)

totaling $0.4 million, excluding impairment charges totaling $6.9 million recognized during the current year and $1.2 million previously recognized during 2011. The net gain on the extinguishment of debt excluded net loss on the extinguishment of debt of $0.1 million previously recognized during 2011.

        In January 2012, we restructured our lease with PRG so as to extend the lease term to June 2029 and also give PRG the option to purchase the property at predetermined dates and prices during the lease term. If PRG does not exercise its purchase option, the property transfers to the tenant for $1 at the end of the lease term. The restructured lease is accounted for as a sales-type lease due to the automatic transfer of title at the end of the lease. At December 31, 2012, this asset was classified as Notes receivable in our consolidated balance sheet (Note 6).

        2011—During 2011, we sold 27 properties, of which the results of operations of 25 properties are reflected as discontinued operations in the consolidated financial statements. These 25 properties were sold for $129.9 million, net of selling costs, and we recognized a net loss on the sales totaling less than $0.1 million and a net gain on the extinguishment of debt totaling $0.8 million, excluding impairment charges totaling $12.6 million recognized during 2011 and $0.2 million previously recognized during 2010.

        The sales included the sale by a jointly-owned investment in which we and CPA®:15 held interests of 70% and 30%, respectively, and which we consolidate, of several properties leased to PETsMART for $74.0 million in July 2011. Our share of the sale price was approximately $51.8 million. The investment used a portion of the sale proceeds to defease the non-recourse mortgage loan totaling $25.1 million on the related properties, of which our share was $17.6 million. As our interest was acquired at fair value through the Merger in May 2011, the disposition did not result in a gain or loss. Rather, the difference between our initial provisional carrying amount and sales price was considered a measurement period adjustment (Note 3).

        (Loss) income from discontinued operations, net of tax included activity related to the deconsolidation of a subsidiary which leased properties to International Aluminum Corp. In May 2011, International Aluminum Corp. filed for bankruptcy protection and terminated their lease with us in bankruptcy proceedings. In August 2011, we suspended debt service payments on the related non-recourse mortgage loan and the court appointed a receiver to take possession of the properties. As we no longer had control over the activities that most significantly impacted the economic performance of this subsidiary following possession by the receiver, we deconsolidated the subsidiary during the third quarter of 2011. At the date of deconsolidation, the property had a carrying value of $38.1 million, reflecting the impact of impairment charges totaling $12.4 million recognized during the second quarter of 2011, and the related non-recourse mortgage loan had an outstanding balance of $38.7 million. In connection with this deconsolidation, and under accounting guidance that existed at that time, we recognized a gain of $1.2 million, which is included in Gain on extinguishment of debt from discontinued operations in the consolidated financial statements.

        2010—During 2010, we foreclosed on a property which was subsequently sold by the bank to a third party for $2.0 million and recognized a net gain on the extinguishment of debt of $0.9 million.

        (Loss) income from discontinued operations, net of tax included activity related to the deconsolidation of a subsidiary which leased a property to Goertz & Schiele Corp. We suspended debt service payments on the related non-recourse debt obligation after our tenant, Goertz & Schiele Corp., ceased making rent payments to us. Goertz & Schiele Corp. had filed for bankruptcy and, in January

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Discontinued Operations (Continued)

2010, terminated its lease with us in bankruptcy proceedings, and we subsequently consented to a court order appointing a receiver. As we no longer had control over the activities that most significantly impact the economic performance of this subsidiary following possession by the receiver, we deconsolidated the subsidiary during the first quarter of 2010. At the date of deconsolidation, the property had a carrying value of $5.9 million and the non-recourse mortgage loan had an outstanding balance of $13.3 million. In connection with this deconsolidation, and under accounting guidance that existed at that time, we recognized a gain of $7.1 million, inclusive of amounts attributable to noncontrolling interests of $3.5 million. We have recorded the operations and gain recognized upon deconsolidation as discontinued operations, as we have no significant influence on the entity and there are no continuing cash flows from the property.

Note 18. Segment Information

        We have determined that we operate in one reportable segment, real estate ownership, with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

Year Ended December 31, 2012	Domestic	Foreign(a)	Total Company
Revenues	$211,724	$106,049	$317,773
Total long-lived assets(b)	2,126,513	1,082,465	3,208,978

Year Ended December 31, 2011	Domestic	Foreign(a)	Total Company
Revenues	$185,962	$118,966	$304,928
Total long-lived assets(b)	2,275,279	1,107,162	3,382,441

Year Ended December 31, 2010	Domestic	Foreign(a)	Total Company
Revenues	$125,432	$101,385	$226,817
Total long-lived assets(b)	1,306,055	970,927	2,276,982

(a)
Consists of operations in the European Union (primarily Germany), Canada, Mexico, Malaysia, and Thailand. Germany comprised $49.1 million, $49.7 million, and $69.1 million of total revenues during 2012, 2011, and 2010, respectively, and $446.4 million, $460.1 million, and $487.7 million of total long-lived assets as of December 31, 2012, 2011, and 2010, respectively.

(b)
Consists of Net investments in properties; Net investments in direct financing leases; Equity investments in real estate; Assets held for sale; and Intangible assets, net, as applicable.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts):

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues(a)	$81,297	$80,544	$77,805	$78,127
Expenses(a)	(42,138)	(39,491)	(41,173)	(47,277)
Net income	11,448	18,353	4,183	7,466
Less: Net income attributable to noncontrolling interests	(3,773)	(9,825)	(4,187)	(7,791)
Less: Net (income) loss attributable to redeemable noncontrolling interests	(355)	(551)	(385)	3,483

Net income (loss) attributable to CPA®:16 Stockholders	7,320	7,977	(389)	3,158

Earnings per share attributable to CPA®:16 Stockholders	0.03	0.04	—	0.02
Distributions declared per share	0.1670	0.1672	0.1674	0.1676

	Three Months Ended
	March 31, 2011(b)	June 30, 2011	September 30, 2011	December 31, 2011
Revenues(a)	$58,231	$78,655	$83,337	$84,705
Expenses(a)	(32,346)	(82,420)	(42,712)	(50,771)
Net income (loss)	7,783	(18,324)	25,720	6,114
Less: Net income attributable to noncontrolling interests	(1,960)	(1,391)	(2,447)	(4,093)
Less: Net income attributable to redeemable noncontrolling interests	(421)	(456)	(510)	(515)

Net income (loss) attributable to CPA®:16 Stockholders	5,402	(20,171)	22,763	1,506

Earnings (loss) per share attributable to CPA®:16 Stockholders	0.04	(0.12)	0.11	0.02
Distributions declared per share	0.1656	0.1656	0.1662	0.1668

(a)
Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Note 17).

(b)
The results of operations for the first quarter of 2011 do not reflect the impact of the Merger.

Note 20. Pro Forma Financial Information (Unaudited)

        The following consolidated pro forma financial information has been presented as if the Merger had occurred on January 1, 2010 for the years ended December 31, 2011 and 2010. The pro forma

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Pro Forma Financial Information (Unaudited) (Continued)

financial information is not necessarily indicative of what the actual results would have been, nor does it purport to represent the results of operations for future periods.

(Dollars in thousands, except per share amounts):

	Years Ended December 31,
	2011	2010
Pro forma total revenues(a)	$340,781	$344,953
Pro forma income from continuing operations	58,233	82,019
Less: Income from continuing operations attributable to noncontrolling interests	(14,301)	(23,856)

Pro forma income from continuing operations attributable to CPA®:16 Stockholders(b)	$43,932	$58,163

Pro forma earnings per share:(c)
Income from continuing operations attributable to CPA®:16 Stockholders	$0.22	$0.29

(a)
Amounts for both the years ended December 31, 2011 and 2010 include results of operations for the 11 properties sold during 2012.

(b)
The pro forma income from continuing operations attributable to CPA®:16 Stockholders reflects expenses incurred related to the Merger of approximately $13.6 million for the year ended December 31, 2011.

(c)
The pro forma weighted average shares outstanding for each of the years ended December 31, 2011 and 2010 totaled 200,259,685 shares and were determined as if all shares issued since our inception through December 31, 2011 were issued on January 1, 2010.

Note 21. Subsequent Event

Retrospective Adjustment for Discontinued Operations

        During the three months ended June 30, 2013, we sold seven properties for an aggregate of $3.2 million, net of selling costs, and recognized a net loss on the sales totaling $8.0 million and lease termination income of $8.1 million, excluding an impairment charge of $2.1 million previously recognized during the fourth quarter of 2012.

        In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Subsequent Event (Continued)

deconsolidation of $4.7 million, excluding an impairment charge of $9.3 million recognized during the first quarter of 2013.

        During the three months ended June 30, 2013, we entered into a contract to sell a domestic property for $1.3 million. At June 30, 2013, this property was classified as Assets held for sale in the consolidated balance sheets. We completed the sale of the property in July 2013.

        During the three months ended March 31, 2013, we sold four domestic properties for an aggregate of $27.9 million, net of selling costs, and recognized a net gain on the sales totaling $2.7 million, excluding an impairment charge of $1.2 million previously recognized during the fourth quarter of 2012.

        The accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2012, 2011, and 2010. The net effect of the reclassification represents an increase of $6.3 million, or 10.5%, in our previously reported income from continuing operations for the year ended December 31, 2012, and decreases of $0.6 million, or 1.8%, and $0.4 million, or 0.7%, in our previously reported income from continuing operations for the years ended December 31, 2011 and 2010, respectively. There was no effect on our previously reported net income, financial condition, or cash flows.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION

December 31, 2012

(in thousands)

		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)					Life on which Depreciation in Latest Statement of Income is Computed
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Real Estate Under Operating Leases:
Industrial, warehouse/distribution, and office facilities in Englewood, CA and industrial facility in Chandler, AZ	$6,774	$3,380	$8,885	$—	$3	$3,380	$8,888	$12,268	$1,898	Jun. 2004	40 yrs.
Industrial and office facilities in Hampton, NH	12,558	9,800	19,960	—	(14,952)	4,454	10,354	14,808	3,199	Jul. 2004	40 yrs.
Land in Alberta, Calgary, Canada	1,396	2,247	—	—	699	2,946	—	2,946	—	Aug. 2004	N/A
Office facility in Tinton Falls, NJ	8,030	1,700	12,934	—	—	1,700	12,934	14,634	2,681	Sep. 2004	40 yrs.
Industrial facility in The Woodlands, TX	22,838	6,280	3,551	27,331	—	6,280	30,882	37,162	5,637	Sep. 2004	40 yrs.
Office facility in Southfield, MI	7,508	1,750	14,384	—	—	1,750	14,384	16,134	2,862	Jan. 2005	40 yrs.
Industrial facility in Cynthiana, KY	3,414	760	6,885	524	2	760	7,411	8,171	1,428	Jan. 2005	40 yrs.
Industrial facility in Buffalo Grove, IL	8,146	2,120	12,468	—	—	2,120	12,468	14,588	2,480	Jan. 2005	40 yrs.
Office and industrial facilities in Lumlukka, Thailand and warehouse/distribution and office facilities in Udom Soayudh Road, Thailand	15,471	8,942	10,547	6,174	6,553	11,150	21,066	32,216	4,036	Jan. 2005	40 yrs.
Industrial facility in Allen, TX and office facility in Sunnyvale, CA	12,778	10,960	9,933	—	—	10,960	9,933	20,893	1,956	Feb. 2005	40 yrs.
Industrial facilities in Sandersville, GA; Erwin, TN; and Gainsville, TX	2,859	1,190	5,961	—	(1,376)	570	5,205	5,775	1,025	Feb. 2005	40 yrs.
Office facility in Piscataway, NJ	72,131	19,000	70,490	—	(308)	18,692	70,490	89,182	13,730	Mar. 2005	40 yrs.
Land in Stuart, FL; Trenton and Southwest Harbor, ME; and Portsmouth, RI	9,351	20,130	—	—	(2,835)	17,295	—	17,295	—	May 2005	N/A
Industrial facilities in Peru, IL; Huber Heights, Lima, and Sheffield, OH; and Lebanon, TN; and an office facility in Lima, OH	15,525	1,720	23,439	—	—	1,720	23,439	25,159	4,468	May 2005	40 yrs.
Industrial facility in Cambridge, Canada	6,242	800	8,158	—	2,309	1,017	10,250	11,267	1,953	May 2005	40 yrs.
Education facility in Nashville, TN	5,839	200	8,485	140	—	200	8,625	8,825	1,613	Jun. 2005	40 yrs.
Industrial facility in Ramos Arizpe, Mexico	—	390	3,227	6	2	390	3,235	3,625	603	Jul. 2005	40 yrs.
Warehouse/distribution facility in Norwich, CT	12,991	1,400	6,698	28,357	2	2,600	33,857	36,457	5,797	Aug. 2005	40 yrs.
Industrial facility in Glasgow, Scotland	6,191	1,264	7,885	—	(5,135)	490	3,524	4,014	976	Aug. 2005	40 yrs.
Industrial facility in Aurora, CO	3,091	460	4,314	—	(728)	460	3,586	4,046	654	Sep. 2005	40 yrs.
Warehouse/distribution facility in Kotka, Finland	6,325	—	12,266	—	1,122	—	13,388	13,388	3,176	Oct. 2005	29 yrs.
Warehouse/distribution facility in Plainfield, IN	21,150	1,600	8,638	18,185	—	4,200	24,223	28,423	3,870	Nov. 2005	40 yrs.
Residential facility in Blairsville, PA(d)	14,417	648	2,896	23,295	—	1,046	25,793	26,839	3,620	Dec. 2005	40 yrs.
Residential facility in Laramie, WY(d)	16,575	1,650	1,601	21,450	—	1,650	23,051	24,701	3,308	Jan. 2006	40 yrs.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(in thousands)

		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)					Life on which Depreciation in Latest Statement of Income is Computed
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse/distribution and industrial facilities in Houston, Weimar, Conroe, and Odessa, TX	7,232	2,457	9,958	—	190	2,457	10,148	12,605	2,507	Mar. 2006	20 - 30 yrs.
Office facility in Greenville, SC	9,535	925	11,095	—	57	925	11,152	12,077	2,282	Mar. 2006	33 yrs.
Retail facilities in Maplewood, Creekskill, Morristown, Summit, and Livingston, NJ	32,621	10,750	32,292	—	98	10,750	32,390	43,140	6,051	Apr. 2006	35 - 39 yrs.
Warehouse/distribution facilities in Alameda, CA and Ringwood, NJ	5,539	1,900	5,882	—	(3,351)	1,090	3,341	4,431	956	Jun. 2006	40 yrs.
Industrial facility in Amherst, NY	9,302	500	14,651	—	—	500	14,651	15,151	3,134	Aug. 2006	30 yrs.
Industrial facility in Shah Alam, Malaysia	7,920	—	3,927	3,496	712	—	8,135	8,135	939	Sep. 2006	35 yrs.
Warehouse/distribution facility in Spanish Fork, UT	7,945	1,100	9,448	—	—	1,100	9,448	10,548	1,457	Oct. 2006	40 yrs.
Industrial facilities in Georgetown, TX and Woodland, WA	3,359	800	4,368	3,693	2,570	1,737	9,694	11,431	1,130	Oct. 2006	40 yrs.
Office facility in Washington, MI	28,755	7,500	38,094	—	—	7,500	38,094	45,594	5,794	Nov. 2006	40 yrs.
Office and industrial facilities in St. Ingbert and Puttlingen, Germany	9,027	1,248	10,921	—	(6,806)	475	4,888	5,363	1,012	Dec. 2006	40 yrs.
Warehouse/distribution facilities in Flora, MS and Muskogee, OK	3,645	335	5,816	—	—	335	5,816	6,151	885	Dec. 2006	40 yrs.
Various transportation and warehouse facilities throughout France	28,086	4,341	6,254	4,521	22,805	29,663	8,258	37,921	1,646	Dec. 2006, Mar. 2007	30 yrs.
Industrial facility in Fort Collins, CO	8,087	1,660	9,464	—	—	1,660	9,464	11,124	1,420	Dec. 2006	40 yrs.
Industrial facility in St. Charles, MO	13,075	2,300	15,433	—	—	2,300	15,433	17,733	2,315	Dec. 2006	40 yrs.
Industrial facilities in Salt Lake City, UT	5,047	2,575	5,683	—	—	2,575	5,683	8,258	887	Dec. 2006	38 - 40 yrs.
Warehouse/distribution facilities in Atlanta, Doraville, and Rockmart, GA	56,414	10,060	72,000	6,816	—	10,060	78,816	88,876	12,440	Feb. 2007	30 - 40 yrs.
Industrial facility in Tuusula, Finland	15,010	1,000	16,779	8	(127)	991	16,669	17,660	2,956	Mar. 2007	32 yrs.
36 retail facilities throughout Germany	355,014	83,345	313,770	30,459	(10,587)	82,626	334,361	416,987	52,674	Apr. 2007	30 - 40 yrs.
Industrial facility in Nashville, TN	—	1,872	14,665	—	(7,886)	1,320	7,331	8,651	1,440	Jun. 2007, Jul. 2007	28 - 35 yrs.
Industrial facility in Sacramento, CA	29,653	—	42,478	3	—	—	42,481	42,481	5,752	Jul. 2007	40 yrs.
Industrial facility in Guelph, Canada	6,277	4,592	3,657	—	(4,368)	2,006	1,875	3,881	254	Jul. 2007	40 yrs.
Retail facilities in Wichita, KS and Oklahoma City, OK and warehouse/distribution facility in Wichita, KS	7,493	2,090	9,128	8	—	2,090	9,136	11,226	1,649	Jul. 2007	30 yrs.
Industrial facility in Beaverton, MI	1,968	70	3,608	—	16	70	3,624	3,694	635	Oct. 2007	30 yrs.
Industrial facilities in Evansville, IN; Lawrence, KS; and Baltimore, MD	27,352	4,890	78,288	—	(120)	4,770	78,288	83,058	13,048	Dec. 2007	30 yrs.
Warehouse/distribution facility in Suwanee, GA	15,957	1,950	20,975	—	—	1,950	20,975	22,925	2,622	Dec. 2007	40 yrs.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(in thousands)

		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)					Life on which Depreciation in Latest Statement of Income is Computed
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Industrial facilities in Colton, CA; Bonner Springs, KS; and Dallas, TX and land in Eagan, MN	22,708	10,430	32,063	—	(764)	10,430	31,299	41,729	4,180	Mar. 2008	30 - 40 yrs.
Industrial facility in Ylamylly, Finland	9,018	58	14,220	1,519	(2,176)	49	13,572	13,621	1,472	Apr. 2008	40 yrs.
Industrial facility in Nurieux-Volognat, France	—	1,478	15,528	—	(6,453)	1,256	9,297	10,553	1,101	Jun. 2008	38 yrs.
Industrial facility in Windsor, CT	—	425	1,160	—	(188)	425	972	1,397	112	Jun. 2008	39 yrs.
Office and industrial facilities in Wolfach, Bunde, and Dransfeld, Germany	—	2,554	13,492	—	(6,260)	2,166	7,620	9,786	1,143	Jun. 2008	30 yrs.
Warehouse/distribution facilities in Gyal and Herceghalom, Hungary	43,472	12,802	68,993	—	(4,968)	11,916	64,911	76,827	8,903	Jul. 2009	25 yrs.
Hospitality facility in Miami Beach, FL	—	6,400	42,156	35,441	—	6,400	77,597	83,997	4,365	Sep. 2009	40 yrs.
Sports facilities in Salt Lake City, UT and St. Charles, MO	3,275	3,789	2,226	—	—	3,789	2,226	6,015	128	May 2011	40 yrs.
Fitness and recreational facility in Houston, TX	3,859	1,397	1,596	—	—	1,397	1,596	2,993	105	May 2011	29.7 yrs.
Land in Scottsdale, AZ	6,676	10,731	—	—	—	10,731	—	10,731	—	May 2011	N/A
Warehouse/distribution facility in Burlington, NJ	8,280	4,281	18,565	—	(16,105)	951	5,790	6,741	342	May 2011	40 yrs.
Industrial facility in Albuquerque, NM	4,773	1,762	3,270	—	—	1,763	3,269	5,032	185	May 2011	40 yrs.
Warehouse/distribution facilities in Champlin, MN; Robbinsville, NJ; Radford, VA; and North Salt Lake City, UT	6,411	6,020	18,121	—	(3,191)	5,571	15,379	20,950	882	May 2011	40 yrs.
Industrial facilities in Welcome, NC; Murrysville, PA; and Wylie, TX	—	5,010	14,807	—	—	5,010	14,807	19,817	815	May 2011	40 yrs.
Warehouse/distribution facility in Rock Island, IL	—	2,171	3,421	—	—	2,171	3,421	5,592	192	May 2011	40 yrs.
Retail facility in Torrance, CA	22,760	4,321	13,405	—	—	4,321	13,405	17,726	820	May 2011	40 yrs.
Office facility in Houston, TX	4,158	1,606	3,380	—	—	1,606	3,380	4,986	190	May 2011	40 yrs.
Industrial facility in Doncaster, United Kingdom	5,048	1,831	1,485	—	(153)	1,771	1,392	3,163	119	May 2011	21.7 yrs.
Retail and warehouse/distribution facilities in Johnstown and Whitehall, PA	4,721	5,296	11,723	—	—	5,296	11,723	17,019	754	May 2011	30.3 yrs.
Retail and warehouse/distribution facilities in York, PA	9,811	3,153	12,743	—	—	3,153	12,743	15,896	687	May 2011	40 yrs.
Industrial facility in Pittsburgh, PA	—	717	9,254	—	—	717	9,254	9,971	559	May 2011	40 yrs.
Warehouse/distribution facilities in Harrisburg, NC; Atlanta, GA; Cincinnati, OH; and Elkwood, VA	—	5,015	9,542	—	—	5,015	9,542	14,557	531	May 2011	40 yrs.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(in thousands)

		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)					Life on which Depreciation in Latest Statement of Income is Computed
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse/distribution facilities in Boe, Carpiquet, Mans, Vendin Le Vieil, Lieusaint, Lagnieu, Luneville, and St. Germain de Puy, France	71,359	16,575	81,145	127	(7,992)	14,179	75,676	89,855	5,041	May 2011	40 yrs.
Educational facilities in Chandler, AZ; Fleming Island, FL; Ackworth, GA; Hauppauge and Patchogue, NY; Sugar Land, TX; Hampton, VA; and Silverdale, WA	—	3,827	5,044	—	(698)	3,399	4,774	8,173	334	May 2011	29.6 yrs.
Land in Midlothian, VA	1,631	2,709	—	—	—	2,709	—	2,709	—	May 2011	N/A
Retail facilities Fairfax, VA and Lombard, IL	11,251	5,650	19,711	—	—	5,650	19,711	25,361	1,126	May 2011	33.6 yrs.
Retail facilities in Kennesaw, GA and Leawood, KS	14,758	4,420	18,899	—	—	4,420	18,899	23,319	1,080	May 2011	40 yrs.
Retail facility in South Tulsa, OK	4,735	2,282	2,471	—	—	2,282	2,471	4,753	161	May 2011	30 yrs.
Industrial facilities in South Windsor, CT	—	5,802	7,580	—	(3,333)	5,170	4,879	10,049	269	May 2011	N/A
Industrial and office facilities in Elgin, IL; Bozeman, MT; and Nashville, TN	9,561	5,029	6,982	—	—	5,029	6,982	12,011	390	May 2011	40 yrs.
Warehouse/distribution facilities in Lincolnton, NC and Mauldin, SC	10,864	3,304	5,935	—	(1,970)	2,350	4,919	7,269	265	May 2011	40 yrs.
Warehouse/distribution facilities in Valdosta, GA and Johnson City, TN	9,494	3,112	8,451	—	—	3,112	8,451	11,563	479	May 2011	40 yrs.
Industrial and warehouse/distribution facilities in Westfield, MA	—	2,048	9,756	—	—	2,048	9,756	11,804	537	May 2011	34.7 yrs.
Warehouse/distribution and office facilities in Davenport, IA and Bloomington, MN	—	4,060	8,258	—	—	4,061	8,257	12,318	442	May 2011	40 yrs.
Industrial facility in Gorinchem, Netherlands	5,050	5,518	1,617	—	(907)	4,924	1,304	6,228	52	May 2011	40 yrs.
Educational facilities in Union, NJ; Allentown and Philadelphia, PA; and Grand Prairie, TX	—	3,960	5,055	—	—	3,960	5,055	9,015	275	May 2011	40 yrs.
Industrial facility in Salisbury, NC	6,892	3,723	4,053	—	—	3,723	4,053	7,776	221	May 2011	40 yrs.
Industrial facility in San Clemente, CA	—	3,199	7,694	—	—	3,199	7,694	10,893	452	May 2011	40 yrs.
Industrial and office facilities in Plymouth, MI and Twinsburg, OH	—	3,345	10,370	—	(1,259)	3,012	9,444	12,456	539	May 2011	40 yrs.
Office facilities in Lindon, UT	—	1,441	3,116	—	—	1,441	3,116	4,557	177	May 2011	40 yrs.
Office facility in Lafayette, LA	1,960	874	1,137	—	—	874	1,137	2,011	63	May 2011	40 yrs.
Industrial facility in Richmond, MO	5,734	1,977	2,107	—	—	1,977	2,107	4,084	115	May 2011	34.8 yrs.
Warehouse/distribution facility in Dallas, TX	6,578	665	3,587	—	—	665	3,587	4,252	226	May 2011	30.8 yrs.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

December 31, 2012

(in thousands)

		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)					Life on which Depreciation in Latest Statement of Income is Computed
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Office facility in Turku, Finland	35,289	1,950	31,151	—	(3,581)	1,740	27,780	29,520	1,378	May 2011	40 yrs.
Industrial, warehouse/distribution, and office facilities in Waterloo, WI	—	3,852	3,384	—	—	3,852	3,384	7,236	354	May 2011	20.3 yrs.
Retail facilities in several cities in the following states: Arizona, California, Florida, Illinois, Massachusetts, Maryland, Michigan, and Texas	19,585	3,671	9,056	—	—	3,671	9,056	12,727	494	May 2011	40 yrs.
Warehouse/distribution, office, and industrial facilities in Perris, CA; Eugene, OR; West Jordan, UT; and Tacoma, WA	—	4,374	5,049	—	—	4,375	5,048	9,423	272	May 2011	40 yrs.
Industrial facility in Carlsbad, CA	—	1,233	2,714	1,064	—	1,233	3,778	5,011	280	May 2011	30.8 yrs.
Multiplex motion picture theaters in Port St. Lucie and Pensacola, FL	7,282	4,837	4,493	—	—	4,837	4,493	9,330	248	May 2011	40 yrs.
Theater in Hickory Creek, TX	—	1,923	4,045	—	—	1,923	4,045	5,968	228	May 2011	34 yrs.
Industrial facilities in Fort Dodge, IN and Oconomowoc, WI	9,859	2,002	6,056	—	—	2,002	6,056	8,058	529	May 2011	23.5 yrs.
Industrial facility in Mesa, AZ	5,863	3,236	2,681	—	—	3,236	2,681	5,917	149	May 2011	34.5 yrs.
Industrial facility in North Amityville, NY	8,789	3,657	6,153	—	—	3,657	6,153	9,810	356	May 2011	40 yrs.
Warehouse/distribution facilities in Greenville, SC	—	1,413	6,356	—	—	1,413	6,356	7,769	452	May 2011	27.8 yrs.
Industrial facilities in Clinton Township, MI and Upper Sandusky, OH	8,362	2,575	7,507	—	(969)	2,382	6,731	9,113	379	May 2011	40 yrs.
Land in Elk Grove Village, IL	1,060	1,911	—	—	—	1,911	—	1,911	—	May 2011	N/A
Office facility in Houston, TX	—	1,115	5,837	—	—	1,115	5,837	6,952	331	May 2011	40 yrs.
Industrial facility in Shelburne, VT	—	1,087	1,626	—	—	1,088	1,625	2,713	104	May 2011	30.6 yrs.
Industrial facilities in City of Industry, CA; Florence, KY; Chelmsford, MA; and Lancaster, TX	—	3,743	7,468	—	(671)	3,506	7,034	10,540	410	May 2011	7 - 40 yrs.

	$1,396,839	$463,997	$1,649,933	$212,617	$(83,077)	$470,809	$1,772,661	$2,243,470	$242,648

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED
SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company
				Costs Capitalized Subsequent to Acquisition(a)		Gross Amount at which Carried at Close of Period Total
					(Decrease) Increase in Net Investments(b)		Date Acquired
Description	Encumbrance	Land	Buildings
Direct Financing Method:
Office and industrial facilities in Leeds, United Kingdom	$14,553	$6,908	$21,012	$—	$(1,482)	$26,438	May 2004
Industrial facility in Alberta, Calgary, Canada	2,133	—	3,468	41	993	4,502	Aug. 2004
Industrial facilities in Kearney, MO; Fair Bluff, NC; York, NE; Walbridge, OH; Middlesex Township, PA; Rocky Mount, VA; and Martinsburg, WV; and a warehouse/distribution facility in Fair Bluff, NC	13,031	2,980	29,191	—	(1,488)	30,683	Aug. 2004
Retail facilities in Vantaa, Finland and Linkoping, Sweden	16,015	4,279	26,628	50	(3,409)	27,548	Dec. 2004
Industrial and office facilities in Stuart, FL and industrial facilities in Trenton and Southwest Harbor, ME and Portsmouth, RI	17,520	—	38,189	—	(5,784)	32,405	May 2005
Warehouse/distribution and office facilities in Newbridge, United Kingdom	14,104	3,602	21,641	3	(3,237)	22,009	Dec. 2005
Office facility in Marktheidenfeld, Germany	14,209	1,534	22,809	—	(1,439)	22,904	May 2006
Retail facilities in Socorro, El Paso and Fabens, TX	13,464	3,890	19,603	31	(2,133)	21,391	Jul. 2006
Various transportation and warehouse facilities in France	20,275	23,524	33,889	6,814	(38,040)	26,187	Dec. 2006
Industrial facility in Bad Hersfeld, Germany	24,355	13,291	26,417	68	(3,481)	36,295	Dec. 2006
Retail facility in Gronau, Germany	3,961	414	3,789	—	(134)	4,069	Apr. 2007
Industrial facility in St. Ingbert, Germany	—	1,610	29,466	—	(3,658)	27,418	Aug. 2007
Industrial facility in Mt. Carmel, IL	2,285	56	3,528	—	(32)	3,552	Oct. 2007
Industrial facility in Elma, WA	3,655	1,300	5,261	—	(569)	5,992	Feb. 2008
Industrial facility in Eagan, MN	4,626	—	8,267	—	(618)	7,649	Mar. 2008
Industrial facility in Monheim, Germany	—	2,210	10,654	—	(3,188)	9,676	Jun. 2008
Office facility in Scottsdale, AZ	26,885	—	43,779	—	(566)	43,213	May 2011
Industrial facility in Dallas, TX	—	2,160	10,770	—	(27)	12,903	May 2011
Industrial and manufacturing facilities in Old Fort and Albemarie, NC; Holmesville, OH and Springfield, TN	9,875	6,801	21,559	—	(169)	28,191	May 2011
Multiplex theater facility in Midlothian, VA	9,123	—	15,781	—	(630)	15,151	May 2011
Educational facility in Mooresville, NC	4,416	1,913	15,997	—	(469)	17,441	May 2011
Multiplex motion picture theater in Pensacola, FL	7,286	—	12,551	—	—	12,551	May 2011
Industrial facility in Ashburn Junction, VA	—	2,965	18,475	—	(215)	21,225	May 2011
Warehouse/distribution facility in Elk Grove Village, IL	4,679	—	8,660	—	(222)	8,438	May 2011

	$226,450	$79,437	$451,384	$7,007	$(69,997)	$467,831

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED
SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

							Gross Amount at which Carried at Close of Period(c)						Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company
					Costs Capitalized Subsequent to Acquisition(a)
Description	Encumbrances	Land	Buildings	Personal Property		Decrease in Net Investments(b)	Land	Buildings	Personal Property	Total	Accumulated Depreciation(c)	Date Acquired
Operating Real Estate:
Hotel in Bloomington, MN	$19,610	$3,976	$7,492	$—	$35,904	$—	$3,976	$38,456	$4,940	$47,372	$8,335	Sep. 2006	40 yrs.
Hotel in Memphis, TN	27,362	4,320	29,929	3,635	3,424	(3,115)	4,320	30,049	3,824	38,193	7,672	Sep. 2007	30 yrs.

	$46,972	$8,296	$37,421	$3,635	$39,328	$(3,115)	$8,296	$68,505	$8,764	$85,565	$16,007

(a)
Consists of the costs of improvements subsequent to purchase and acquisition costs including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs, and other related professional fees. For business combinations, transaction costs are excluded.

(b)
The increase (decrease) in net investment is primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, and (iv) changes in foreign currency exchange rates.

(c)
Reconciliation of real estate and accumulated depreciation (see below).

(d)
Represents a triple-net lease to a tenant for student housing.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

	Reconciliation of Real Estate Subject to Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$2,265,576	$1,730,421	$1,696,872
Additions	2,647	647,129	6,432
Reclassification from real estate under construction	—	—	82,513
Reclassification from other assets	—	—	6
Deconsolidation of real estate asset	—	(40,153)	(7,271)
Reclassification to assets held for sale	(6,563)	(2,903)	(398)
Impairment charges	(10,772)	(19,748)	(2,835)
Dispositions	(23,255)	(24,751)	(4,021)
Foreign currency translation adjustment	15,837	(24,419)	(40,877)

Balance at close of year	$2,243,470	$2,265,576	$1,730,421

	Reconciliation of Accumulated Depreciation for Real Estate Subject to Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$190,316	$145,957	$112,385
Depreciation expense	52,054	51,376	37,555
Dispositions	(1,384)	(570)	(369)
Deconsolidation of real estate asset	—	(3,617)	(1,373)
Reclassification to assets held for sale	(145)	(52)	(129)
Foreign currency translation adjustment	1,807	(2,778)	(2,112)

Balance at close of year	$242,648	$190,316	$145,957

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$85,087	$84,772	$83,718
Additions	478	315	1,054

Balance at close of year	$85,565	$85,087	$84,772

	Reconciliation of Accumulated Depreciation for Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$12,823	$9,623	$6,448
Depreciation expense	3,184	3,200	3,175

Balance at close of year	$16,007	$12,823	$9,623

        At December 31, 2012, the aggregate cost of real estate, net of accumulated depreciation and accounted for as operating leases, owned by us and our consolidated subsidiaries for federal income tax purposes was $2.3 billion.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

at December 31, 2012

(dollars in thousands)

Description	Interest Rate	Final Maturity Date	Face Amount of Mortgage	Carrying Amount of Mortgage
Note receivable issued to venture partner—Hellweg 2 transaction(a)	8.0%	Apr. 2017	$311,150	$21,747
Note receivable related to installment sale—PRG transaction(b)	7.9%	Mar. 2029	11,811	11,811
Construction line of credit provided to Ryder Properties, LLC	6.3%	Feb. 2015	9,504	9,836

			$332,465	$43,394

(a)
Amounts are based on the exchange rate of the local currencies at December 31, 2012.

(b)
During 2012, we recorded a note receivable from PRG in conjunction with a restructuring of the underlying lease (Note 6).

NOTES TO SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$55,494	$55,504	$362,707
Additions	11,811	700	8,349
Accretion of principal	53	49	40
Reduction in Hellweg 2 note receivable due to put option exercise(a)	—	—	(297,263)
Repayments	(24,405)	(260)	—
Foreign currency translation adjustment	441	(499)	(18,329)

Balance at close of year	$43,394	$55,494	$55,504

(a)
During 2010, we and our affiliates exercised an option to acquire an additional interest in an investment from an unaffiliated third party. In this option exercise, we reduced the third party's note receivable with us by $297.3 million (Note 6).

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated variable interest entities ("VIEs") of $522,491 and $528,858, respectively)	$2,187,605	$2,243,470
Operating real estate, at cost (inclusive of amounts attributable to consolidated VIEs of $29,219 and $29,219, respectively)	85,811	85,565
Accumulated depreciation (inclusive of amounts attributable to consolidated VIES of $74,325 and $68,529, respectively)	(281,050)	(258,655)

Net investments in properties	1,992,366	2,070,380
Net investments in direct financing leases (inclusive of amounts attributable to consolidated VIEs of $47,594 and $48,363, respectively)	450,698	467,831
Equity investments in real estate	222,227	227,675
Assets held for sale	996	—

Net investments in real estate	2,666,287	2,765,886
Notes receivable (inclusive of amounts attributable to consolidated VIEs of $33,076 and $33,558, respectively)	42,940	43,394
Cash and cash equivalents (inclusive of amounts attributable to consolidated VIEs of $12,023 and $10,993, respectively)	70,394	66,405
In-place lease intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $39,526 and $40,931, respectively)	233,513	260,120
Other intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $20,257 and $21,251, respectively)	166,795	182,972
Funds in escrow (inclusive of amounts attributable to consolidated VIEs of $3,004 and $3,268, respectively)	25,154	23,274
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $6,328 and $5,225, respectively)	69,928	64,741

Total assets	$3,275,011	$3,406,792

Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $476,007 and $485,951, respectively)	$1,608,289	$1,644,180
Line of credit	95,000	143,000
Accounts payable, accrued expenses, and other liabilities (inclusive of amounts attributable to consolidated VIEs of $12,185 and $12,409, respectively)	38,319	40,931
Prepaid and deferred rental income and security deposits (inclusive of amounts attributable to consolidated VIEs of $24,543 and $25,402, respectively)	91,970	93,208
Due to affiliates	5,008	6,401
Distributions payable	34,470	33,965

Total liabilities	1,873,056	1,961,685

Redeemable noncontrolling interest	21,399	21,747

Commitments and contingencies (Note 11)
Equity:
CPA®:16 Stockholders' equity:
Common stock $0.001 par value, 400,000,000 shares authorized; 220,579,448 and 216,822,067 shares issued, respectively; and 205,142,603 and 202,617,274 shares outstanding, respectively	221	217
Additional paid-in capital	2,012,854	1,980,984
Distributions in excess of accumulated earnings	(556,766)	(500,050)
Accumulated other comprehensive loss	(29,497)	(27,043)
Less, treasury stock at cost, 15,436,845 and 14,204,793 shares, respectively	(136,634)	(126,228)

Total CPA®:16 Stockholders' equity	1,290,178	1,327,880
Noncontrolling interests	90,378	95,480

Total equity	1,380,556	1,423,360

Total liabilities and equity	$3,275,011	$3,406,792

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Lease revenues:
Rental income	$59,609	$61,315	$118,700	$122,396
Interest income from direct financing leases	10,015	9,860	20,097	19,941

Total lease revenues	69,624	71,175	138,797	142,337
Other operating income	2,049	1,056	4,460	3,610
Interest income on notes receivable	738	896	1,473	2,068
Other real estate income	7,527	7,417	13,883	13,825

	79,938	80,544	158,613	161,840

Operating Expenses
General and administrative	(4,157)	(4,393)	(10,079)	(9,123)
Depreciation and amortization	(22,450)	(22,456)	(44,902)	(45,946)
Property expenses	(8,429)	(7,447)	(17,548)	(16,515)
Other real estate expenses	(5,180)	(5,196)	(9,875)	(10,035)
Impairment charges	(3,036)	—	(3,036)	(10)
Allowance for credit losses	(9,358)	—	(9,358)	—

	(52,610)	(39,492)	(94,798)	(81,629)

Other Income and Expenses
Net income from equity investments in real estate	6,059	5,429	11,584	12,973
Other income and (expenses)	708	(2,380)	(136)	(1,518)
Gain on extinguishment of debt	—	6,026	—	5,521
Interest expense	(24,338)	(26,245)	(48,539)	(53,326)

	(17,571)	(17,170)	(37,091)	(36,350)

Income from continuing operations before income taxes	9,757	23,882	26,724	43,861
Provision for income taxes	(2,473)	(2,336)	(7,369)	(6,432)

Income from continuing operations	7,284	21,546	19,355	37,429

Discontinued Operations
Income (loss) from operations of discontinued properties, net of tax	8,247	(2,839)	8,280	(4,597)
Gain on deconsolidation of a subsidiary	4,699	—	4,699	—
(Loss) gain on sale of real estate	(8,000)	3	(5,299)	(2,189)
Loss on extinguishment of debt	—	(357)	—	(357)
Impairment charges	—	—	(9,313)	(485)

Income (loss) from discontinued operations, net of tax	4,946	(3,193)	(1,633)	(7,628)

Net Income	12,230	18,353	17,722	29,801
Less: Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to advisor of $3,830, $3,598, $7,444, and $7,879, respectively)	(2,697)	(9,825)	(7,348)	(13,598)
Net (income) loss attributable to redeemable noncontrolling interest	(392)	(551)	1,509	(906)

Net Income Attributable to CPA®:16 Stockholders	$9,141	$7,977	$11,883	$15,297

Earnings Per Share
Income from continuing operations attributable to CPA®:16 Stockholders	$0.02	$0.06	$0.07	$0.12
Income (loss) from discontinued operations attributable to CPA®:16 Stockholders	0.02	(0.02)	(0.01)	(0.04)

Net income attributable to CPA®:16 Stockholders	$0.04	$0.04	$0.06	$0.08

Weighted Average Shares Outstanding	204,570,324	201,829,673	204,053,520	201,567,879

Amounts Attributable to CPA®:16 Stockholders
Income from continuing operations, net of tax	$4,195	$11,170	$13,516	$22,925
Income (loss) from discontinued operations, net of tax	4,946	(3,193)	(1,633)	(7,628)

Net income attributable to CPA®:16 Stockholders	$9,141	$7,977	$11,883	$15,297

Distributions Declared Per Share	$0.1680	$0.1672	$0.3358	$0.3342

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$12,230	$18,353	$17,722	$29,801
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	3,158	(17,624)	(6,861)	(7,505)
Change in unrealized appreciation on marketable securities	21	25	24	8
Change in unrealized gain (loss) on derivative instruments:	1,297	(853)	4,485	(1,949)

	4,476	(18,452)	(2,352)	(9,446)

Comprehensive Income (Loss)	16,706	(99)	15,370	20,355

Amounts Attributable to Noncontrolling Interests:
Net income	(2,697)	(9,825)	(7,348)	(13,598)
Foreign currency translation adjustments	(1,410)	1,868	(440)	693

Comprehensive income attributable to noncontrolling interests	(4,107)	(7,957)	(7,788)	(12,905)

Amounts Attributable to Redeemable Noncontrolling Interest:
Net (income) loss	(392)	(551)	1,509	(906)
Foreign currency translation adjustments	(305)	1,252	338	612

Comprehensive (income) loss attributable to redeemable noncontrolling interest	(697)	701	1,847	(294)

Comprehensive Income (Loss) Attributable to CPA®:16 Stockholders	$11,902	$(7,355)	$9,429	$7,156

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows—Operating Activities
Net income	$17,722	$29,801
Adjustments to net income:
Depreciation and amortization including intangible assets and deferred financing costs	47,533	54,768
Net income from equity investments in real estate in excess of distributions received	(2,456)	(4,096)
Issuance of shares to affiliate in satisfaction of fees due	8,249	7,091
Gain on deconsolidation of a subsidiary	(4,699)	—
Loss on sale of real estate	5,299	2,189
Unrealized loss on foreign currency transactions and other	960	1,513
Realized (gain) loss on foreign currency transactions and other	(672)	612
Straight-line rent adjustment and amortization of rent-related intangibles	8,204	6,604
Gain on extinguishment of debt	—	(5,164)
Impairment charges	12,349	495
Allowance for credit losses	9,358	—
Net changes in other operating assets and liabilities	(6,153)	259

Net Cash Provided by Operating Activities	95,694	94,072

Cash Flows—Investing Activities
Distributions received from equity investments in real estate in excess of equity income	7,155	6,442
Acquisition of real estate	(4,772)	—
Expenditures on capital improvements	(345)	(333)
Maturities of debt securities	66	66
Proceeds from sale of real estate	31,372	18,595
Funds placed in escrow	(8,021)	(8,387)
Funds released from escrow	6,124	11,284
Payment of deferred acquisition fees to an affiliate	(546)	(1,633)
Proceeds from repayment of notes receivable	144	30,015
Cash receipts from direct financing leases greater than revenue recognized	2,494	—

Net Cash Provided by Investing Activities	33,671	56,049

Cash Flows—Financing Activities
Distributions paid	(68,094)	(67,099)
Contributions from noncontrolling interests	2,679	20,406
Distributions to noncontrolling interests	(14,124)	(14,992)
Scheduled payments of mortgage principal	(21,010)	(49,039)
Prepayments of mortgage principal	(4,925)	(42,973)
Proceeds from mortgage financing	15,955	65,575
Proceeds from line of credit	45,000	—
Repayments of line of credit	(93,000)	(84,000)
Funds placed in escrow	53	77
Funds released from escrow	(1)	(2,710)
Deferred financing costs and mortgage deposits	(323)	(2,172)
Proceeds from issuance of shares, net of issuance costs	23,625	17,315
Purchase of treasury stock	(10,406)	(13,159)

Net Cash Used in Financing Activities	(124,571)	(172,771)

Change in Cash and Cash Equivalents During the Period
Effect of exchange rate changes on cash	(805)	(1,351)

Net increase (decrease) in cash and cash equivalents	3,989	(24,001)
Cash and cash equivalents, beginning of period	66,405	109,694

Cash and cash equivalents, end of period	$70,394	$85,693

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)

(in thousands)

Supplemental non-cash investing and financing activities:

        In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the deconsolidation of $4.7 million (Note 13).

        During the three months ended March 31, 2013, we incurred trade taxes related to prior years' activity on our Hellweg 2 investment of $2.4 million. The taxes were attributable to our third-party partner's redeemable noncontrolling interest in the investment and paid by that partner.

        During the second quarter of 2013 and 2012, we declared distributions totaling $34.5 million and $33.7 million, respectively, which were paid on July 15, 2013 and July 16, 2012, respectively.

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Business and Organization

        Corporate Property Associates 16 — Global Incorporated ("CPA®:16 — Global") and, together with its consolidated subsidiaries and predecessors, "we," "us," or "our") is a publicly owned, non-listed real estate investment trust ("REIT") that invests primarily in commercial properties leased to companies domestically and internationally. We were formed in 2003 and are managed by W. P. Carey Inc. ("WPC") and its subsidiaries (collectively, the "advisor"). As a REIT, we are not subject to United States ("U.S.") federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions, and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation primarily because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, and sales of properties.

        At June 30, 2013, our portfolio was comprised of our full or partial ownership interests in 488 properties, substantially all of which were triple-net leased to 141 tenants, and totaled approximately 46 million square feet, with an occupancy rate of approximately 97.9%. In addition, our portfolio contained our ownership interests in two hotel properties, which had an aggregate carrying value of $68.1 million at June 30, 2013.

        On May 2, 2011, Corporate Property Associates 14 Incorporated ("CPA®:14") merged with and into CPA 16 Merger Sub, Inc. ("CPA 16 Merger Sub"), one of our wholly-owned subsidiaries (the "Merger"). Following the consummation of the Merger, we implemented an internal reorganization pursuant to which we were reorganized as an umbrella partnership real estate investment trust (the "UPREIT Reorganization") to hold substantially all of our assets and liabilities in CPA 16 LLC (the "Operating Partnership"), a Delaware limited liability company subsidiary (Note 3). At June 30, 2013, we owned 99.985% of general and limited partnership interests in the Operating Partnership. The remaining 0.015% interest in the Operating Partnership is held by a subsidiary of WPC.

        On July 25, 2013, we and WPC entered into a merger agreement pursuant to which we will merge with and into one of WPC's subsidiaries and CPA®:16 Stockholders will receive shares of WPC common stock as merger consideration, based on a fixed value of $11.25 per share, subject to a pricing collar, as discussed further in Note 14 (the "Proposed Merger").

Note 2. Basis of Presentation

        Our interim consolidated financial statements have been prepared, without audit, in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information and footnotes necessary for a fair statement of our consolidated financial position, results of operations, and cash flows in accordance with accounting principles generally accepted in the U.S. ("GAAP").

        In the opinion of management, the unaudited financial information for the interim periods presented in this Report reflects all normal and recurring adjustments necessary for a fair statement of results of operations, financial position, and cash flows. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2012, which are included in the 2012 Annual Report, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this Report. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes.

        Actual results could differ from those estimates. The unaudited consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.

Basis of Consolidation

        The consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interests, as described below. The portion of equity in a consolidated subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as such interests do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of these investments.

        Additionally, we own interests in single-tenant net leased properties leased to companies through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly-owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits.

        We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease as well as certain decision-making rights within a loan can cause us to consider an entity a VIE.

Information about International Geographic Areas

        At the end of the reporting period, our international investments were comprised of investments in Europe (primarily Germany), Canada, Mexico, Malaysia, and Thailand. Foreign currency exposure and

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

risk management are discussed in Note 9. The following tables present information about these investments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$25,798	$27,615	$51,684	$56,494
Income from continuing operations before income taxes	5,777	11,514	10,178	18,893
Net income attributable to CPA®:16 Stockholders(a)	3,741	7,977	2,217	12,911

	June 30, 2013	December 31, 2012
Net investments in real estate	$952,011	$979,503
Non-recourse debt	683,826	705,563

(a)
Excludes income attributable to noncontrolling interests of $0.6 million and $1.3 million for the three months ended June 30, 2013 and 2012, respectively, and income attributable to noncontrolling interests of $1.1 million and loss attributable to noncontrolling interests of less than $0.1 million for the six months ended June 30, 2013 and 2012, respectively.

New Accounting Requirements

        The following Accounting Standards Updates ("ASUs") promulgated by the Financial Accounting Standards Board ("FASB") are applicable to us as indicated:

        ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities—In January 2013, the FASB issued an update to ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting or similar arrangement. These amendments did not have a significant impact on our financial position or results of operations and are applicable to us for our interim and annual reports beginning in 2013 and has been applied retrospectively.

        ASU 2013-02, Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income—In February 2013, the FASB issued ASU 2013-02 requiring entities to disclose additional information about items reclassified out of accumulated other comprehensive income. This ASU impacts the form of our disclosures only, is applicable to us for our interim and annual reports beginning in 2013, and has been applied retrospectively. The related additional disclosures are located in Note 12.

        ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date, a Consensus of the FASB Emerging Issues Task Force—In February 2013, the FASB issued ASU 2013-04, which requires entities to measure obligations resulting from joint and several liability arrangements (in our case, tenancy-in-common arrangements, Note 6) for which the total amount of the obligation is fixed as the

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

sum of the amount the entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This ASU is applicable to us for our interim and annual reports beginning in 2014 and shall be applied retrospectively; however, we elected to adopt this ASU early in 2013 and it did not have a significant impact on our financial position or results of operations for any of the periods presented.

        ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, a Consensus of the FASB Emerging Issues Task Force—In July 2013, the FASB issued ASU 2013-10, which permits the Fed Funds Effective Swap Rate, also referred to as the "Overnight Index Swap Rate," to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to the U.S. government and London Interbank Offered Rate ("LIBOR") swap rate. The update also removes the restriction on the use of different benchmark rates for similar hedges. This ASU will be applicable to us for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.

Note 3. Agreements and Transactions with Related Parties

Transactions with the Advisor

        We have an advisory agreement with the advisor whereby the advisor performs certain services for us under a fee arrangement. On September 28, 2012, we entered into an amended and restated advisory agreement, as described below. The fee structure related to asset management fees, initial acquisition fees, subordinated acquisition fees, and subordinated disposition fees remains unchanged, and the advisor remains entitled to 10% of the available cash of the Operating Partnership (the "Available Cash Distribution"), as described below. We also have certain agreements with affiliates regarding jointly-owned investments. The following tables present a summary of fees we paid and expenses we reimbursed to the advisor in accordance with the advisory agreement (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Amounts Included in the Consolidated Statements of Income:
Asset management fees	$4,465	$4,597	$8,963	$9,297
Available Cash Distribution	3,830	3,598	7,444	7,879
Personnel reimbursements	1,786	1,686	5,161	3,312
Office rent reimbursements	450	314	829	624

	$10,531	$10,195	$22,397	$21,112

Other Transaction Fees Incurred:
Current acquisition fees	$122	$—	$122	$—
Deferred acquisition fees	97	—	97	—
Mortgage refinancing fees	—	420	—	420

	$219	$420	$219	$420

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

	June 30, 2013	December 31, 2012
Unpaid Transaction Fees:
Deferred acquisition fees	$1,309	$1,757
Subordinated disposition fees	1,197	1,197

	$2,506	$2,954

Asset Management Fees

        We pay the advisor asset management fees, which are 0.5% per annum of our average invested assets and are computed as provided for in the advisory agreement. The asset management fees are payable in cash or shares of our common stock at the advisor's option. If the advisor elects to receive all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published net asset value per share ("NAV") as approved by our board of directors. For 2013, the advisor elected to receive its asset management fees in shares of our common stock whereas in 2012 the advisor elected to receive 50% of its asset management fees in cash and 50% in shares of our common stock. Asset management fees are included in Property expenses in the consolidated financial statements.

Available Cash Distribution

        In connection with the UPREIT Reorganization, a subsidiary of WPC (the "Special General Partner") acquired a special membership interest ("Special Member Interest") of 0.015% in the Operating Partnership entitling it to receive the Available Cash Distribution, which is measured and paid quarterly in either cash or shares of our common stock, at the advisor's election. The Available Cash Distribution is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. The Available Cash Distribution is contractually limited to 0.5% of our assets excluding cash, cash equivalents, and certain short-term investments and non-cash reserves. In the event of a capital transaction such as a sale, exchange, disposition, or refinancing of our net assets, the Special General Partner may also be entitled to receive a distribution in an amount equal to 15% of the excess, if any, of the consideration generated by the capital transaction (net of costs and expenses) after our stockholders have received a return of their invested capital plus a 6% priority return (Note 14).

Personnel and Office Rent Reimbursements

        We entered into an amended and restated advisory agreement, which is scheduled to renew annually. As amended, the advisory agreement provides for the allocation of the advisor's personnel expenses on the basis of our trailing four quarters of reported revenues and those of WPC and the other publicly-owned, non-listed REITs, which are managed by our advisor under the Corporate Property Associates brand name (the "CPA REITs"), rather than on an allocation of time charges incurred by the advisor's personnel on behalf of the CPA REITs.

        We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in managing our day-to-day operations,

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions, and refinancings. Personnel and office rent reimbursements are included in General and administrative expenses in the consolidated financial statements.

        The advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management fees at such time that a reimbursement is fixed, determinable, and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Transaction Fees

        We pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees are 4.5% or less of the aggregate cost of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased, subject to satisfying the 6% performance criterion. Interest is accrued on unpaid installments of the deferred portion at 5% per year. Current and deferred acquisition fees are capitalized and included in the cost basis of the assets acquired. Mortgage refinancing fees, which are paid at the discretion of our board of directors, equal up to 1% of the principal and are capitalized to deferred financing costs and amortized over the life of the new loans.

        We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are paid at the discretion of our board of directors, and which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event (Note 14).

Jointly-Owned Investments and Other Transactions with Affiliates

        We share with our affiliates leased office space used for the administration of our operations. Rental, occupancy, and leasehold improvement costs are allocated among us and our affiliates based on our respective gross revenues and are adjusted quarterly.

        We own interests ranging from 25% to 90% in jointly-owned investments, with the remaining interests generally held by affiliates. We consolidate certain of these investments and account for the remainder under the equity method of accounting. We also own interests in jointly-controlled

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

tenancy-in-common interests in properties, which we account for under the equity method of accounting.

        At June 30, 2013, the advisor owned 38,060,964 shares, or 18.6%, of our common stock, which excluded its ownership in the Special Member Interest.

Note 4. Net Investments in Properties

Real Estate

        Real estate, which consists of land and buildings leased to others under operating leases and are carried at cost, is summarized as follows (in thousands):

	June 30, 2013	December 31, 2012
Land	$453,191	$470,809
Buildings	1,734,414	1,772,661
Less: Accumulated depreciation	(263,362)	(242,648)

	$1,924,243	$2,000,822

Acquisition

        During the six months ended June 30, 2013, we entered into one domestic investment for an industrial and office facility, which was deemed to be a real estate asset acquisition because we entered into a new lease with the seller, at a cost of $4.9 million, including net lease intangible assets of $0.7 million (Note 7) and acquisition-related costs and fees of $0.2 million, which were capitalized.

        During this period, the U.S. dollar strengthened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro at June 30, 2013 decreased by 1.6% to $1.3013 from $1.3218 at December 31, 2012. The impact of this strengthening was an $11.0 million decrease in the carrying value of Real estate from December 31, 2012 to June 30, 2013. Assets disposed of and reclassified as held-for-sale during the six months ended June 30, 2013 also accounted for a significant portion of the decrease in real estate and are discussed in Note 13.

Operating Real Estate

        Operating real estate, which consists of our two hotel operations, at cost, is summarized as follows (in thousands):

	June 30, 2013	December 31, 2012
Land	$8,296	$8,296
Buildings	68,616	68,505
Furniture, fixtures, and equipment	8,899	8,764
Less: Accumulated depreciation	(17,688)	(16,007)

	$68,123	$69,558

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of our Net investments in direct financing leases and Notes receivable.

Notes Receivable

Hellweg 2

        Under the terms of the note receivable acquired in connection with the April 2007 investment in which we and our affiliates acquired a property-owning entity that in turn acquired a 24.7% ownership interest in a limited partnership and a lending entity that made a loan ("the note receivable") to the holder of the remaining 75.3% interests in the limited partnership ("Hellweg 2 transaction"), the lending entity will receive interest at a fixed annual rate of 8%. The note receivable matures in April 2017. The note receivable had a principal balance of $21.4 million and $21.7 million, inclusive of our affiliates' noncontrolling interest of $15.9 million and $16.1 million, at June 30, 2013 and December 31, 2012, respectively.

Production Resource Group, LLC

        In January 2012, we restructured our lease with Production Resource Group, LLC ("PRG") so as to extend the lease term to June 2029 and also give PRG the option to purchase the property at predetermined dates and prices during the lease term. If PRG does not exercise its purchase option during the term of the lease, the property transfers to the tenant for $1 at the end of the lease term. The restructured lease was accounted for as a sales-type lease due to the automatic transfer of title at the end of the lease. In addition, because the minimum initial and continuing investment criteria were not met at the inception of the sales-type lease, the sale of the asset was accounted for under the deposit method. At the time of the restructuring, the property was not derecognized and all periodic cash payments received under the lease were carried on the balance sheet as a deposit liability until approximately 5% of the purchase price had been collected. By October 2012, the aggregate cash payments received crossed the 5% threshold, and accordingly we derecognized the property and recognized a gain of $0.1 million. We also recognized a note receivable, which had a balance of $11.7 million and $11.8 million at June 30, 2013 and December 31, 2012, respectively, to reflect the expected future payments under the lease. The remaining deferred gain of $3.8 million as of June 30, 2013 will be recognized into income in proportion to the principal payments on the note until we have received 20% of the purchase price. At that time, the full gain will be recognized.

Other

        We had a B-note receivable that totaled $9.9 million and $9.8 million at June 30, 2013 and December 31, 2012, respectively, with a fixed annual interest rate of 6.3% and a maturity date of February 11, 2015.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to each tenant's business and that we believe have a low risk of tenant defaults. During the three and six months ended June 30, 2013, we established an allowance for credit losses of $9.4 million on several properties due to a decline in the estimated amount of future payments we will receive from the respective tenants,

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 5. Finance Receivables (Continued)

including the early termination of the direct financing leases. At June 30, 2013 and December 31, 2012, none of the balances of our finance receivables were past due. Our allowance for uncollected accounts was less than $0.1 million and $0.2 million at June 30, 2013 and December 31, 2012, respectively. Additionally, there have been no modifications of finance receivables during the six months ended June 30, 2013. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the second quarter of 2013.

        A summary of our finance receivables by internal credit quality rating for the periods presented is as follows (dollars in thousands):

	Number of Tenants at		Net Investments in Direct Financing Leases at
Internal Credit Quality Indicator	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
1	1	1	$43,033	$43,213
2	—	2	—	35,197
3	13	13	227,129	230,527
4	9	7	178,106	152,902
5	1	1	2,430	5,992

			$450,698	$467,831

	Number of Obligors at		Notes Receivable at
Internal Credit Quality Indicator	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
1	—	—	$—	$—
2	1	1	9,863	9,836
3	2	2	33,077	33,558
4	—	—	—	—
5	—	—	—	—

			$42,940	$43,394

Note 6. Equity Investments in Real Estate

        We own equity interests in single-tenant net leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments). Investments in unconsolidated investments are required to be evaluated periodically. We periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

		Carrying Value at
Lessee	Ownership Interest at June 30, 2013	June 30, 2013	December 31, 2012
True Value Company(a)(b)(c)	50%	$39,522	$43,100
The New York Times Company(d)(e)	27%	35,334	34,579
U-Haul Moving Partners, Inc. and Mercury Partners, LP(d)(f)	31%	30,539	30,932
Advanced Micro Devices, Inc.(a)(g)(h)	67%	26,871	28,619
Hellweg Die Profi-Baumärkte GmbH & Co. KG (Hellweg 1)(a)(i)	25%	21,303	20,837
Schuler A.G.(a)(h)(i)	33%	21,237	21,178
The Upper Deck Company(a)	50%	8,311	7,998
Frontier Spinning Mills, Inc.(j)	40%	6,335	6,265
Del Monte Corporation(a)(h)	50%	4,942	5,580
Police Prefecture, French Government(a)(i)	50%	4,680	5,010
Actebis Peacock GmbH(i)(j)	30%	4,515	4,477
TietoEnator Plc(a)(i)	40%	4,076	3,895
Barth Europa Transporte e.K/MSR Technologies GmbH(a)(i)	33%	3,011	3,219
Town Sports International Holdings, Inc.(a)	56%	2,928	3,203
Actuant Corporation(a)(i)	50%	2,777	2,711
OBI A.G.(a)(i)(k)	25%	2,122	1,819
Consolidated Systems, Inc.(a)(h)	40%	1,966	2,004
Arelis Broadcast, Veolia Transport, and Marchal Levage (formerly Thales S.A.)(a)(i)	35%	1,045	1,606
Pohjola Non-life Insurance Company(a)(i)	40%	713	190
Talaria Holdings, LLC(l)	27%	—	453

		$222,227	$227,675

(a)
This investment is jointly-owned with WPC.

(b)
In January 2013, the investment repaid three mortgage loans encumbering seven of its properties totaling $64.8 million, of which our share was $32.4 million. Additionally, the investment obtained new non-recourse mortgage financing encumbering six of its properties with proceeds totaling $62.5 million, of which our share was $31.3 million.

(c)
We received distributions of $2.6 million and $2.2 million from this investment during the six months ended June 30, 2013 and 2012, respectively.

(d)
This investment is jointly-owned with WPC and Corporate Property Associates 17 — Global Incorporated ("CPA®:17 — Global"), one of the CPA REITs.

(e)
We received distributions of $2.5 million and $2.3 million from this investment during the six months ended June 30, 2013 and 2012.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

(f)
We received distributions of $2.7 million from this investment during both the six months ended June 30, 2013 and 2012.

(g)
We received distributions of $2.5 million from this investment during both the six months ended June 30, 2013 and 2012.

(h)
These investments are considered tenancy-in-common interests, whereby the property is encumbered by debt for which we are jointly and severally liable. For these investments, the co-obligor is WPC and the aggregate amount due under the arrangements is approximately $76.3 million. Of this amount, $46.3 million represents the amount we agreed to pay and is included within the carrying value of these investments.

(i)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the euro.

(j)
This investment is jointly-owned with CPA®:17 — Global.

(k)
This increase was primarily due to the investment's share of other comprehensive income recognized on interest rate swap derivative instruments.

(l)
This decrease reflects losses recorded by the investment during the six months ended June 30, 2013.

        We recognized net income from equity investments in real estate of $6.1 million and $5.4 million for the three months ended June 30, 2013 and 2012, respectively, and $11.6 million and $13.0 million for the six months ended June 30, 2013 and 2012, respectively. Net income from equity investments in real estate represents our proportionate share of the income or losses of these investments as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges and basis differentials from acquisitions of certain investments.

Note 7. Intangible Assets and Liabilities

        In connection with our acquisitions of properties, we have recorded net lease intangibles, which are being amortized over periods ranging from four years to 40 years. In-place lease intangibles are included in In-place lease intangible assets, net in the consolidated financial statements. Tenant relationship, above-market rent, below-market ground lease, management contract, and franchise agreement intangibles are included in Other intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

        In connection with our investment activity during the six months ended June 30, 2013, we have recorded intangibles as follows (life in years, dollars in thousands):

	Life	Amount
Amortizable Intangible Assets
Lease intangibles:
In-place lease	13.5	$700
Amortizable Intangible Liabilities
Below-market rent	13.5	$(41)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Intangible Assets and Liabilities (Continued)

        Intangible assets and liabilities are summarized as follows (in thousands):

	June 30, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable Intangible Assets
Management contract	$874	$(718)	$156	$874	$(645)	$229
Franchise agreement	2,240	(1,289)	951	2,240	(1,157)	1,083

	3,114	(2,007)	1,107	3,114	(1,802)	1,312

Lease intangibles:
In-place lease	347,579	(114,066)	233,513	361,242	(101,122)	260,120
Tenant relationship	32,602	(7,862)	24,740	33,615	(7,544)	26,071
Above-market rent	189,230	(54,437)	134,793	195,985	(46,688)	149,297
Below-market ground lease	6,644	(489)	6,155	6,752	(460)	6,292

	576,055	(176,854)	399,201	597,594	(155,814)	441,780

Total intangible assets	$579,169	$(178,861)	$400,308	$600,708	$(157,616)	$443,092

Amortizable Intangible Liabilities
Below-market rent	$(64,379)	$14,126	$(50,253)	$(65,148)	$13,001	$(52,147)

Total intangible liabilities	$(64,379)	$14,126	$(50,253)	$(65,148)	$13,001	$(52,147)

        Net amortization of intangibles, including the effect of foreign currency translation, was $12.5 million and $13.1 million for the three months ended June 30, 2013 and 2012, respectively, and $25.1 million and $26.8 million for the six months ended June 30, 2013 and 2012, respectively. Amortization of above-market rent, below-market rent, and below-market ground lease intangibles is recorded as an adjustment to Lease revenues, while amortization of management contract, franchise agreement, in-place lease, and tenant relationship intangibles is included in Depreciation and amortization.

        Based on the intangible assets and liabilities recorded at June 30, 2013, scheduled annual net amortization of intangibles for the remainder of 2013, each of the next four calendar years following December 31, 2013, and thereafter is as follows (in thousands):

Years Ending December 31,	Total
2013 (remainder)	$29,948
2014	53,736
2015	46,032
2016	39,612
2017	36,275
Thereafter	144,452

Total	$350,055

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items we have also provided the unobservable inputs along with their weighted-average ranges.

        Derivative Assets—Our derivative assets are comprised of foreign currency forward contracts, interest rate swaps, and an interest rate cap, as well as stock warrants that were granted to us by lessees in connection with structuring initial lease transactions (Note 9). These assets are included in Other assets, net in the consolidated financial statements. The foreign currency forward contracts, interest rate swaps, and interest rate cap were measured at fair value using readily observable market inputs, such as quotations on interest rates and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market. Our stock warrants are not traded in an active market. We estimated the fair value of these assets using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3.

        Derivative Liabilities—Our derivative liabilities are comprised of interest rate swaps and foreign currency forward contracts and are included in Accounts payable, accrued expenses, and other liabilities in the consolidated financial statements (Note 9). These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. These derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

		June 30, 2013		December 31, 2012
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt(a)	3	$1,608,289	$1,598,219	$1,644,180	$1,656,684
Line of credit(a)	3	95,000	94,500	143,000	143,000
Notes receivable(a)	3	42,940	43,698	43,394	44,363

(a)
We determined the estimated fair value of our other financial instruments using a discounted cash flow model with rates that take into account the credit of the tenant/obligor and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

  collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

          We estimated that our remaining financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both June 30, 2013 and December 31, 2012.

  Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

          We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate for which an impairment indicator is identified, we follow a two-step process to determine whether an investment is impaired and the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be impaired, and we then measure the loss as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information such as recent comparable sales or broker quotes. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value accounting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

          The following tables present information about our assets that were measured on a fair value basis (in thousands):

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	Total Fair Value Measurements	Total Impairment Charges or Allowance for Credit Losses	Total Fair Value Measurements	Total Impairment Charges or Allowance for Credit Losses
Net investments in properties(a)	$14,259	$3,036	$—	$—
Net investments in direct financing leases(b)	29,346	9,358	—	—

Total impairment charges or allowance for credit losses included in expenses	43,605	12,394	—	—

Total impairment charges or allowance for credit losses included in income from continuing operations	43,605	12,394	—	—
Impairment charges included in discontinued operations	—	—	—	—

Total impairment charges	$43,605	$12,394	$—	$—

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
	Total Fair Value Measurements	Total Impairment Charges or Allowance for Credit Losses	Total Fair Value Measurements	Total Impairment Charges or Allowance for Credit Losses
Net investments in properties(a)	$14,259	$3,036	$—	$—
Net investments in direct financing leases(b)	29,346	9,358	—	10

Total impairment charges or allowance for credit losses included in expenses	43,605	12,394	—	10

Total impairment charges or allowance for credit losses included in income from continuing operations	43,605	12,394	—	10
Impairment charges included in discontinued operations(c)	8,730	9,313	4,200	485

Total impairment charges	$52,335	$21,707	$4,200	$495

(a)
The fair value measurement related to the impairment charge recognized during the three and six months ended June 30, 2013 was developed from a purchase and sale agreement for the potential sale of several properties leased to one tenant that has not yet been consummated.

(b)
The fair value measurements incorporate the allowance for credit losses recorded during the three and six months ended June 30, 2013 were based on management's estimate of the collectability of future payments from the respective tenants.

(c)
The fair value measurement related to the impairment charge recognized on one property during the six months ended June 30, 2013 was developed by a third-party, subject to our corroboration for reasonableness. The third-party utilized local average rent rates for the previous five years and sales of comparable properties to determine a fair value range of $75-$85 per square foot.

        Significant impairment charges, and their related triggering events, recognized during the three and six months ended June 30, 2013 and 2012 were as follows:

Real Estate

        2013—During both the three and six months ended June 30, 2013, we recognized impairment charges totaling $3.0 million, inclusive of amounts attributable to noncontrolling interests of $0.9 million, on several properties leased to one tenant in order to reduce their carrying values to their estimated fair values based on a change in our estimated holding period during the second quarter of 2013 due to a potential sale of the properties. There is no guarantee that the sale will occur.

Direct Financing Leases

        2013—During both the three and six months ended June 30, 2013, we recorded an allowance for credit losses totaling $9.4 million, inclusive of amounts attributable to noncontrolling interests of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

$1.7 million, on several properties accounted for as Net investments in direct financing leases due to a decline in the estimated amount of future payments we will receive from the respective tenants, including the early termination of the direct financing leases (Note 5).

Properties Sold

        2013—During the six months ended June 30, 2013, we recognized an impairment charge of $9.3 million on a property in order to reduce its carrying value to its estimated fair value due to the property's tenant filing for bankruptcy during the first quarter of 2013 (Note 13). Because a market participant would likely not have ascribed any value to the tenant's lease, the fair value of the property reflected the value as if it were vacant. The results of operations for this property are included in Income (loss) from discontinued operations, net of tax in the consolidated financial statements.

        2012—During the six months ended June 30, 2012, we recognized an impairment charge of $0.5 million on a property in order to reduce its carrying value to its estimated fair value due to the tenant vacating the property. The property was subsequently sold in June 2012. The results of operations for this property are included in Income (loss) from discontinued operations, net of tax in the consolidated financial statements.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk that impact us: interest rate risk, credit risk, and market risk. We are primarily subject to interest rate risk on our interest-bearing assets and liabilities, including our secured credit agreement (the "Line of Credit," Note 10). Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other investments due to changes in interest rates or other market factors. In addition, we own investments outside the U.S. and are subject to the risks associated with changing foreign currency exchange rates.

Use of Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered, and do not plan to enter, into financial instruments for trading or speculative purposes. In addition to derivative instruments that we entered into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include default by a counterparty to a hedging arrangement on its obligation and a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities.

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
Derivatives Designated as Hedging Instruments	Balance Sheet Location	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Foreign currency contracts	Other assets, net	$69	$172	$—	$—
Foreign currency contracts	Accounts payable, accrued expenses and other liabilities	—	—	(1,086)	(2,361)
Interest rate cap	Other assets, net	131	36	—	—
Interest rate swaps	Other assets, net	255	—	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(3,248)	(5,411)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,350	1,161	—	—

Total derivatives		$1,805	$1,369	$(4,334)	$(7,772)

        All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on the balance sheet. At June 30, 2013, no cash collateral has been posted nor received for any of our derivative positions.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following tables present the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivatives (Effective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2013	2012
Interest rate swaps	$1,956	$(1,193)	$2,182	$(1,145)
Interest rate cap	93	(103)	108	(570)
Foreign currency contracts	(1,268)	674	1,172	106

Total	$781	$(622)	$3,462	$(1,609)

	Amount of Gain (Loss) Reclassified from Other Comprehensive Income (Loss) into Income (Effective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2013	2012
Interest rate swaps(a)	$336	$284	$660	$525
Foreign currency contracts(b)	77	(340)	(201)	(488)

Total	$413	$(56)	$459	$37

(a)
During both the three months ended June 30, 2013 and 2012, we reclassified $0.1 million from Other comprehensive income (loss) into income related to ineffective portions of hedging relationships on certain interest rate swaps. During the six months ended June 30, 2013 and 2012, we reclassified $0.2 million and $0.1 million, respectively, from Other comprehensive income (loss) into income related to ineffective portions of hedging relationships on certain interest rate swaps.

(b)
Gains (losses) reclassified from Other comprehensive income (loss) into income for contracts that have settled are included in Other income and (expenses).

        See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated investments, which are excluded from the tables above.

Interest Rate Swaps and Caps

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face,

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

        The interest rate swaps and caps that we had outstanding on our consolidated subsidiaries at June 30, 2013 that were designated as cash flow hedges are summarized as follows (currency in thousands):

Description	Type	Notional Amount	Cap Rate	Contractual Interest Rate	Effective Date	Expiration Date	Fair Value at June 30, 2013
1-Month LIBOR	"Pay-fixed" swap	$3,604	N/A	6.7%	2/2008	2/2018	$(482)
1-Month LIBOR	"Pay-fixed" swap	$11,101	N/A	5.6%	3/2008	3/2018	(1,290)
1-Month LIBOR	"Pay-fixed" swap	$5,911	N/A	6.4%	7/2008	7/2018	(822)
1-Month LIBOR	"Pay-fixed" swap	$3,775	N/A	6.9%	3/2011	3/2021	(393)
1-Month LIBOR	"Pay-fixed" swap	$5,595	N/A	5.4%	11/2011	12/2020	(78)
1-Month LIBOR	"Pay-fixed" swap	$5,813	N/A	4.9%	12/2011	12/2021	(8)
1-Month LIBOR	"Pay-fixed" swap	$8,631	N/A	5.1%	3/2012	11/2019	(162)
3-Month Euro Interbank Offered Rate ("Euribor")(a)	Interest rate cap	€52,179	3.0%	N/A	4/2012	4/2017	131
1-Month LIBOR	"Pay-fixed" swap	$1,925	N/A	4.6%	5/2012	11/2017	(12)
1-Month LIBOR	"Pay-fixed" swap	$9,725	N/A	3.3%	6/2012	6/2017	(1)
1-Month LIBOR	"Pay-fixed" swap	$9,819	N/A	1.6%	9/2012	10/2020	214
1-Month LIBOR	"Pay-fixed" swap	$3,974	N/A	4.9%	2/2013	2/2023	41

							$(2,862)

(a)
Fair value amount is based on the applicable exchange rate at June 30, 2013.

        The interest rate swaps and caps that our unconsolidated jointly-owned investments had outstanding at June 30, 2013 and were designated as cash flow hedges are summarized as follows (currency in thousands):

Description	Ownership Interest in Investee at June 30, 2013	Type	Notional Amount	Strike Price	Spread	Contractual Interest Rate	Effective Date	Expiration Date	Fair Value at June 30, 2013
3-Month Euribor(a)	25.0%	"Pay-fixed" swap	€111,222	N/A	N/A	5.0% - 5.6%	7/2006 - 4/2008	10/2015 - 7/2016	$(13,043)
3-Month LIBOR	27.3%	Interest rate cap	$117,481	4%	1.2%	N/A	8/2009	8/2014	—
3-Month Euribor(a)	35.0%	"Pay-fixed" swap	€15,970	N/A	N/A	0.9%	4/2012	7/2013	(10)

									$(13,053)

(a)
Fair value amounts are based on the applicable exchange rate at June 30, 2013.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, certain other currencies. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant's rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We may also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into forward contracts and holding them to maturity, we are locked into a future currency exchange rate for the term of the contract. These instruments lock the range in which the foreign currency exchange rate may fluctuate.

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at June 30, 2013 (currency in thousands, except strike price):

Type	Notional Amount	Strike Price	Effective Date	Expiration Date	Fair Value at June 30, 2013
Forward contracts	€50,400	$1.28 - 1.30	5/2012	9/2013 - 6/2017	$(1,061)
Forward contracts	9,800	1.35	12/2012	9/2017 - 3/2018	69
Forward contracts	6,200	1.35	6/2013	6/2018 - 9/2018	(25)

	€66,400				$(1,017)

Stock Warrants

        We own stock warrants that were generally granted to us by lessees in connection with structuring initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net cash settlement upon conversion.

Other

        Amounts reported in Other comprehensive income (loss) related to interest rate swaps will be reclassified to interest expense as interest payments are made on our variable-rate debt. Amounts reported in Other comprehensive income (loss) related to foreign currency contracts will be reclassified to Other income and (expenses) when the hedged foreign currency proceeds from foreign operations are repatriated to the U.S. At June 30, 2013, we estimate that an additional $1.4 million will be reclassified as interest expense during the next 12 months related to our interest rate swaps and caps and $0.3 million will be reclassified to Other income and (expenses) related to our foreign currency forward contracts.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of collateral received, if any. No collateral was received as of June 30, 2013. At June 30, 2013, our total credit exposure was $0.4 million and the maximum exposure to any single counterparty was $0.2 million.

        Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At June 30, 2013, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $4.5 million and $7.9 million at June 30, 2013 and December 31, 2012, respectively, which included accrued interest and any adjustment for nonperformance risk. If we had breached any of these provisions at either June 30, 2013 or December 31, 2012, we could have been required to settle our obligations under these agreements at their aggregate termination value of $4.8 million or $8.5 million, respectively.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10%, based on the percentage of our annualized contractual minimum base rent for the second quarter of 2013, in certain areas. There were no significant changes to our portfolio concentrations at June 30, 2013 as compared to December 31, 2012.

Note 10. Debt

Non-Recourse Debt

        Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property and direct financing leases with an aggregate carrying value of $2.3 billion and $2.4 billion at June 30, 2013 and December 31, 2012, respectively. At June 30, 2013, our mortgage notes payable bore interest at fixed annual rates ranging from 4.3% to 7.8% and variable contractual rates ranging from 1.2% to 6.9%, with maturity dates ranging from 2014 to 2038.

        During the six months ended June 30, 2013, we obtained new non-recourse mortgage financing totaling $16.0 million, with a weighted-average annual interest rate and term of 4.5% and 11.9 years, respectively. Of the total, $3.0 million related to an investment acquired during 2013. Of the total financing, $4.0 million bears interest at a variable rate that has been effectively converted to a fixed annual interest rate of 4.9% through the use of an interest rate swap.

        In May 2012, we modified and partially extinguished the non-recourse mortgage loan outstanding related to our Hellweg 2 investment, which had a total balance of $352.3 million at the time of extinguishment. We recognized a gain on the extinguishment of debt of $5.9 million, inclusive of amounts attributable to noncontrolling interests of $4.2 million.

        During 2012, we entered into an arrangement with one of our lenders on a non-recourse financing that enabled us to repay the outstanding indebtedness of approximately $10.0 million for cash of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

approximately $8.7 million. As part of this arrangement, we have a contingent obligation to pay the lender any proceeds received from a sale of the previously-collateralized property in excess of $6.0 million within two years. We have accounted for this as a troubled debt restructuring and, accordingly, we have not recognized a gain on the discounted payoff. We will recognize this gain upon expiration of the contingent obligation.

Line of Credit

        On May 2, 2011, we entered into the Line of Credit with several banks, including Bank of America, N.A., which acts as the administrative agent. CPA 16 Merger Sub is the borrower, and we and the Operating Partnership are guarantors. On August 1, 2012, we amended the Line of Credit to reduce the amount available under the secured revolving credit facility from $320.0 million to $225.0 million, to reduce our annual interest rate from LIBOR plus 3.25% to LIBOR plus 2.50%, and to decrease the number of properties in our borrowing base pool. The Line of Credit is scheduled to mature on August 1, 2015, with an option by CPA 16 Merger Sub to extend the maturity date for an additional 12 months subject to the conditions provided in the Line of Credit. We incurred costs of $1.1 million to amend the facility, which are being amortized over the term of the Line of Credit.

        Availability under the Line of Credit is dependent upon the number, operating performance, cash flows and diversification of the properties comprising the borrowing base pool. At June 30, 2013, availability under the line was $209.2 million, of which we had drawn $95.0 million.

        The Line of Credit is fully recourse to us and contains customary affirmative and negative covenants, including covenants that restrict our and our subsidiaries' ability to, among other things, incur additional indebtedness (other than non-recourse indebtedness), grant liens, dispose of assets, merge or consolidate, make investments, make acquisitions, pay distributions, enter into certain transactions with affiliates, and change the nature of our business or fiscal year. In addition, the Line of Credit contains customary events of default.

        The Line of Credit stipulates certain financial covenants that require us to maintain certain ratios and benchmarks at the end of each quarter. We were in compliance with these covenants at June 30, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

Scheduled Debt Principal Payments

        Scheduled debt principal payments during the remainder of 2013, each of the next four calendar years following December 31, 2013, and thereafter are as follows (in thousands):

Years Ending December 31,	Total(a)
2013 (remainder)	$23,084
2014	100,654
2015(b)	248,518
2016	244,948
2017	617,524
Thereafter through 2038	473,121

1,707,849
Unamortized discount, net(c)	(4,560)

Total	$1,703,289

(a)
Certain amounts are based on the applicable foreign currency exchange rate at June 30, 2013.

(b)
Includes $95.0 million outstanding under our Line of Credit, which is scheduled to mature in 2015, unless extended pursuant to its terms.

(c)
Represents the unamortized fair value adjustment of $5.8 million resulting from the assumption of property-level debt in connection with the Merger, partially offset by a $1.2 million unamortized discount on a non-recourse loan that we repurchased from the lender.

        Due to the strengthening of the U.S. dollar relative to foreign currencies during the six months ended June 30, 2013, the carrying value of our debt decreased by $13.2 million from December 31, 2012 to June 30, 2013.

Note 11. Commitments and Contingencies

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Note 12. Equity

Noncontrolling Interests

        Noncontrolling interests is the portion of equity in a subsidiary not attributable, directly or indirectly, to us. There were no changes in our ownership interest in any of our consolidated subsidiaries for the six months ended June 30, 2013.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

        The following table presents a reconciliation of total equity, the equity attributable to our stockholders, and the equity attributable to noncontrolling interests (in thousands, except share amounts):

	Six Months Ended June 30, 2013
	Total Equity	CPA®:16 Stockholders	Noncontrolling Interests
Balance—beginning of period	$1,423,360	$1,327,880	$95,480
Shares issued (3,746,545 total shares issued)	31,874	31,874	—
Contributions	306	—	306
Net income	19,231	11,883	7,348
Distributions	(74,351)	(68,599)	(5,752)
Available Cash Distribution to the advisor	(7,444)	—	(7,444)
Change in Other comprehensive income (loss)	(2,014)	(2,454)	440
Shares repurchased	(10,406)	(10,406)	—

Balance—end of period	$1,380,556	$1,290,178	$90,378

	Six Months Ended June 30, 2012
	Total Equity	CPA®:16 Stockholders	Noncontrolling Interests
Balance—beginning of period	$1,501,283	$1,424,057	$77,226
Shares issued (2,809,593 total shares issued)	24,406	24,406	—
Contributions	20,406	—	20,406
Net income	28,895	15,297	13,598
Distributions	(73,746)	(67,396)	(6,350)
Available Cash Distribution to the advisor	(7,879)	—	(7,879)
Change in Other comprehensive income (loss)	(8,834)	(8,141)	(693)
Shares repurchased	(13,159)	(13,159)	—

Balance—end of period	$1,471,372	$1,375,064	$96,308

Redeemable Noncontrolling Interest

        We account for the noncontrolling interest in an entity that holds a note receivable recorded in connection with the Hellweg 2 transaction as redeemable noncontrolling interest because the transaction contains put options that, if exercised, would obligate the partners to settle in cash. The partners' interests are reflected at estimated redemption value for all periods presented.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

        The following table presents a reconciliation of redeemable noncontrolling interest (in thousands):

	Six Months Ended June 30,
	2013	2012
Balance—beginning of period	$21,747	$21,306
Net income	(1,454)	—
Contributions	2,372	—
Distributions	(928)	—
Foreign currency translation adjustment	(338)	(612)

Balance—end of period	$21,399	$20,694

Reclassifications Out of Accumulated Other Comprehensive Loss

        The following tables present a reconciliation of changes in accumulated other comprehensive loss by component for the periods presented (in thousands):

	Three Months Ended June 30, 2013
	Unrealized Gains (Losses) on Derivative Instruments	Unrealized Gains (Losses) on Marketable Securities	Foreign Currency Translation Adjustments	Total
Balance—beginning of period	$(7,284)	$(7)	$(24,967)	$(32,258)
Other comprehensive income (loss) before reclassifications	874	21	1,443	2,338
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	336	—	—	336
Other income and (expenses)	77	—	—	77
Net income from equity investments in real estate	10	—	—	10

Total	423	—	—	423

Net current-period Other comprehensive income (loss)	1,297	21	1,443	2,761

Balance—end of period	$(5,987)	$14	$(23,524)	$(29,497)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

	Three Months Ended June 30, 2012
	Unrealized Gains (Losses) on Derivative Instruments	Unrealized Gains (Losses) on Marketable Securities	Foreign Currency Translation Adjustments	Total
Balance—beginning of period	$(5,718)	$(69)	$(14,552)	$(20,339)
Other comprehensive income (loss) before reclassifications	(1,132)	25	(14,504)	(15,611)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	284	—	—	284
Other income and (expenses)	(340)	—	—	(340)
Net income from equity investments in real estate	335	—	—	335

Total	279	—	—	279

Net current-period Other comprehensive income (loss)	(853)	25	(14,504)	(15,332)

Balance—end of period	$(6,571)	$(44)	$(29,056)	$(35,671)

	Six Months Ended June 30, 2013
	Unrealized Gains (Losses) on Derivative Instruments	Unrealized Gains (Losses) on Marketable Securities	Foreign Currency Translation Adjustments	Total
Balance—beginning of period	$(10,472)	$(10)	$(16,561)	$(27,043)
Other comprehensive income (loss) before reclassifications	4,003	24	(6,963)	(2,936)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	660	—	—	660
Other income and (expenses)	(201)	—	—	(201)
Net income from equity investments in real estate	23	—	—	23

Total	482	—	—	482

Net current-period Other comprehensive income (loss)	4,485	24	(6,963)	(2,454)

Balance—end of period	$(5,987)	$14	$(23,524)	$(29,497)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

	Six Months Ended June 30, 2012
	Unrealized Gains (Losses) on Derivative Instruments	Unrealized Gains (Losses) on Marketable Securities	Foreign Currency Translation Adjustments	Total
Balance—beginning of period	$(4,622)	$(52)	$(22,856)	$(27,530)
Other comprehensive income (loss) before reclassifications	(2,615)	8	(6,200)	(8,807)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	525	—	—	525
Other income and (expenses)	(488)	—	—	(488)
Net income from equity investments in real estate	629	—	—	629

Total	666	—	—	666

Net current-period Other comprehensive income (loss)	(1,949)	8	(6,200)	(8,141)

Balance—end of period	$(6,571)	$(44)	$(29,056)	$(35,671)

Note 13. Discontinued Operations

        From time to time, we may decide to sell a property. We may make a decision to dispose of a property when it is vacant as a result of tenants vacating space, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. When it is appropriate to do so, upon the evaluation of the disposition of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

        The results of operations for properties that are held for sale or have been sold and with which we have no continuing involvement are reflected in the consolidated financial statements as discontinued operations and are summarized as follows (in thousands, net of tax):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$8,760	$2,144	$10,165	$5,064
Expenses	(513)	(4,983)	(1,885)	(9,661)
Gain on deconsolidation of a subsidiary	4,699	—	4,699	—
(Loss) gain on sale of real estate	(8,000)	3	(5,299)	(2,189)
Loss on extinguishment of debt	—	(357)	—	(357)
Impairment charges	—	—	(9,313)	(485)

Income (loss) from discontinued operations	$4,946	$(3,193)	$(1,633)	$(7,628)

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Discontinued Operations (Continued)

        2013—During the three months ended June 30, 2013, we sold seven properties for an aggregate of $3.2 million, net of selling costs, and recognized a net loss on the sales totaling $8.0 million and lease termination income of $8.1 million, excluding an impairment charge of $2.1 million previously recognized during the fourth quarter of 2012.

        In March 2013, a tenant in one of our domestic properties filed for bankruptcy and ceased paying rent to us. As a result, we suspended debt service payments on the related non-recourse mortgage loan. In April 2013, the bankruptcy court appointed a receiver to take possession of the property, and we no longer had control over the activities that most significantly impacted the economic performance of the property. In June 2013, the property was sold in a foreclosure auction, at which point we deconsolidated the investment with carrying values for its net investment in properties and non-recourse debt of $8.7 million and $13.0 million, respectively, and recognized a gain on the deconsolidation of $4.7 million, excluding an impairment charge of $9.3 million recognized during the first quarter of 2013.

        During the three months ended June 30, 2013, we entered into a contract to sell a domestic property for $1.3 million. At June 30, 2013, this property was classified as Assets held for sale in the consolidated balance sheets. We completed the sale of the property in July 2013.

        During the three months ended March 31, 2013, we sold four domestic properties for an aggregate of $27.9 million, net of selling costs, and recognized a net gain on the sales totaling $2.7 million, excluding an impairment charge of $1.2 million previously recognized during the fourth quarter of 2012.

        2012—During the three months ended June 30, 2012, we sold three domestic properties for an aggregate of $6.8 million, net of selling costs, and recognized a net gain on the sales totaling less than $0.1 million, a loss on the extinguishment of debt of $0.4 million, and lease termination income of $0.5 million, excluding impairment charges of $0.5 million recognized during the first quarter of 2012.

        During the three months ended March 31, 2012, we sold five domestic properties for an aggregate of $11.8 million, net of selling costs, and recognized a net loss on the sales totaling $2.2 million and lease termination income of $0.8 million.

        We sold three additional properties during 2012 subsequent to June 30, 2012. The results of operations for these properties are included in Income (loss) from discontinued operations, net of tax in the consolidated financial statements for the three and six months ended June 30, 2012.

Note 14. Subsequent Event

Proposed Merger

        On July 25, 2013, we and WPC entered into a merger agreement pursuant to which we will merge with and into one of WPC's subsidiaries and CPA®:16 Stockholders will receive shares of WPC common stock as merger consideration, based on a fixed value of $11.25 per share, subject to a pricing collar, as discussed further below. WPC plans to file a registration statement with the SEC to register the shares of its common stock to be issued to our stockholders in connection with the Proposed Merger. Special meetings will be scheduled to obtain the approval of the Proposed Merger by our stockholders and by WPC's stockholders and the closing of the Proposed Merger also is subject to customary closing conditions. In addition, under the terms of the merger agreement, a Special Committee of our Board of Directors (the "Special Committee") may solicit, receive, evaluate, and

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Subsequent Event (Continued)

enter into negotiations with respect to alternative proposals from third parties through August 24, 2013 (the "Go Shop Period"). If the Proposed Merger is approved by our stockholders and the stockholders of WPC and the other closing conditions are met, we expect that the closing will occur by the first quarter of 2014, although there can be no assurance of such timing.

        Subject to the terms and conditions of the merger agreement, our stockholders will receive shares of WPC common stock in exchange for their shares of CPA®:16 — Global stock, pursuant to an exchange ratio based upon a value of $11.25 per share of CPA®:16 — Global and the volume weighted average trading price ("VWAP") of WPC common stock for the five consecutive trading days ending on the third trading day preceding the closing of the transaction. The exchange ratio is subject to a 12% collar based on the VWAP of WPC common stock on July 22, 2013 and July 23, 2013, which results in an exchange ratio of not more than 0.1842 shares and not less than 0.1447 shares of WPC common stock for each share of CPA®:16 — Global stock (the "Per Share Merger Consideration"). No fractional shares will be issued in the Proposed Merger, and our stockholders will receive cash in lieu of any fractional shares.

        Based on our outstanding common stock of approximately 206,400,000 shares at July 25, 2013, excluding the approximately 38,200,000 shares held by WPC, and the Per Share Merger Consideration, based on the VWAP of WPC common stock on July 22, 2013 and July 23, 2013 of 0.1621 shares, WPC would issue approximately 27,200,000 shares of its common stock in exchange for the shares of our common stock it does not currently own. The estimated aggregate value of such shares issued in the Proposed Merger would be approximately $1.8 billion, based on the closing price of WPC common stock on July 25, 2013 of $67.81 per share. The nominal value of the Per Share Merger Consideration and estimated total merger consideration may be higher or lower as of the date of closing due to changes in the market price of WPC's common stock, subject to the limitations of the collar discussed above.

        The merger agreement contains certain termination rights for both us and WPC. Each party has agreed to pay the other party's out-of-pocket expenses in the event that the merger agreement is terminated because such party has breached any of its representations, warranties, covenants, or agreements.

        Pursuant to the terms of the advisory agreement between us and WPC, WPC is entitled to be paid the subordinated disposition fees and certain profit interests in connection with any liquidity event regarding CPA®:16 — Global as described in Note 3 (collectively, the "Back End Amounts"). In the merger agreement, WPC has agreed to waive its rights to receive the Back End Amounts upon consummation of the Proposed Merger. However, in the event that the merger agreement is terminated, WPC will be entitled to the Back End Amounts as well as $75.0 million ("the Special GP Amount") in exchange for its Special Member Interest (Note 3). In the event that the merger agreement has been terminated under certain circumstances in connection with a CPA 16 Superior Competing Transaction (as defined in the merger agreement), we have agreed to pay WPC an up-front termination fee (the "CPA 16 Termination Fee") of $57.0 million. The CPA 16 Termination Fee would be offset against the sum of the Back End Amounts and the Special GP Amount.

        In light of the Proposed Merger, our board of directors has suspended our distribution reinvestment and share purchase plan ("DRIP"). As a result, our stockholders who were previously enrolled in our DRIP will receive cash distributions beginning in October 2013. In addition, our board of directors has suspended our share redemption plan, with the exception of special-circumstances redemptions as defined under the plan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Corporate Property Associates 14 Incorporated:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of equity, and cash flows present fairly, in all material respects, the financial position of Corporate Property Associates 14 Incorporated and its Subsidiaries (the "Company") at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 25, 2011, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 9, 11, 16, 17, 18 and 20, as to which the date is September 30, 2013.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2010	2009
Assets
Investments in real estate:
Real estate, at cost	$1,161,139	$1,255,966
Accumulated depreciation	(221,824)	(215,967)

Net investments in properties	939,315	1,039,999
Net investments in direct financing leases	107,352	112,428
Assets held for sale	18,913	8,651
Equity investments in real estate	105,767	149,393

Net investments in real estate	1,171,347	1,310,471
Cash and cash equivalents	124,693	93,310
Intangible assets, net	56,912	63,804
Other assets, net	69,029	84,384

Total assets	$1,421,981	$1,551,969

Liabilities and Equity
Liabilities:
Non-recourse debt	$689,264	$805,663
Accounts payable, accrued expenses and other liabilities	14,048	19,975
Prepaid and deferred rental income and security deposits	26,764	28,108
Due to affiliates	13,183	16,380
Distributions payable	17,463	17,143

Total liabilities	760,722	887,269

Commitments and contingencies (Note 13)
Equity:
CPA®:14 stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 96,404,073 and 95,058,267 shares issued, respectively; and 87,270,235 and 86,103,013 shares outstanding, respectively	96	95
Additional paid-in capital	949,791	934,117
Distributions in excess of accumulated earnings	(192,995)	(190,437)
Accumulated other comprehensive income	4,515	8,838

	761,407	752,613
Less, treasury stock at cost, 9,133,838 and 8,955,254 shares, respectively	(107,413)	(105,419)

Total CPA®:14 stockholders' equity	653,994	647,194
Noncontrolling interests	7,265	17,506

Total equity	661,259	664,700

Total liabilities and equity	$1,421,981	$1,551,969

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2010	2009
Revenues
Rental income	$132,437	$133,701
Interest income from direct financing leases	13,744	14,356
Other operating income	9,543	5,157

	155,724	153,214

Operating Expenses
Depreciation and amortization	(29,630)	(31,993)
Property expenses	(29,665)	(30,454)
General and administrative	(8,104)	(6,674)
Impairment charges	(3,735)	(6,593)

	(71,134)	(75,714)

Other Income and Expenses
Income from equity investments in real estate	20,616	13,845
Other interest income	1,738	1,558
Other income and (expenses)	(1,777)	1,446
Gain on sale of investment in direct financing lease and land swap	351	—
Interest expense	(49,634)	(54,847)

	(28,706)	(37,998)

Income from continuing operations before income taxes	55,884	39,502
Provision for income taxes	(3,080)	(3,276)

Income from continuing operations	52,804	36,226

Discontinued Operations
Income (loss) from operations of discontinued properties	2,722	(4,084)
Gain on deconsolidation of a subsidiary	12,870	—
Gain on extinguishment of debt	10,573	—
(Loss) gain on sale of real estate	(2,837)	8,611
Impairment charges	(6,396)	(33,752)

Income (loss) from discontinued operations	16,932	(29,225)

Net Income	69,736	7,001
Less: Net income attributable to noncontrolling interests	(2,819)	(1,685)

Net Income Attributable to CPA®:14 Stockholders	$66,917	$5,316

Earnings Per Share
Income from continuing operations attributable to CPA®:14 stockholders	$0.57	$0.40
Income (loss) from discontinued operations attributable to CPA®:14 stockholders	0.20	(0.34)

Net income attributable to CPA®:14 stockholders	$0.77	$0.06

Weighted Average Shares Outstanding	86,757,502	87,078,468

Amounts Attributable to CPA®:14 Stockholders
Income from continuing operations, net of tax	$49,972	$34,775
Income (loss) from discontinued operations, net of tax	16,945	(29,459)

Net income	$66,917	$5,316

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2010	2009
Net Income	$69,736	$7,001
Other Comprehensive Income:
Foreign currency translation adjustment	(4,057)	823
Change in unrealized gain on marketable securities	816	1,199
Change in unrealized (loss) gain on derivative instruments	(1,072)	2,426

	(4,313)	4,448

Comprehensive Income	65,423	11,449

Amounts Attributable to Noncontrolling Interests:
Net income	(2,819)	(1,685)
Change in unrealized gain on marketable securities	(10)	(37)

Comprehensive income attributable to noncontrolling interests	(2,829)	(1,722)

Comprehensive Income Attributable to CPA®:14 Stockholders	$62,594	$9,727

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2010 and 2009

(in thousands, except share and per share amounts)

	CPA®:14 Stockholders
	Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total CPA®:14 Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2009	87,850,009	94	$916,069	$(127,093)	$4,427	$(66,845)	$726,652	$16,548	$743,200
Shares issued $0.001 par, at $13.00 and $14.00 per share, net of offering costs	667,773	—	8,844				8,844		8,844
Shares, $0.001 par, issued to the advisor at $13.00 per share	736,482	1	9,204				9,205		9,205
Distributions declared ($0.7934 per share)				(68,660)			(68,660)		(68,660)
Distributions to noncontrolling interests							—	(2,543)	(2,543)
Consolidation of a venture							—	1,779	1,779
Net income				5,316			5,316	1,685	7,001
Other comprehensive income:
Foreign currency translation adjustment					823		823		823
Change in unrealized gain on marketable securities					1,162		1,162	37	1,199
Change in unrealized gain on derivative instrument					2,426		2,426		2,426
Repurchase of shares	(3,151,251)					(38,574)	(38,574)		(38,574)

Balance at December 31, 2009	86,103,013	95	934,117	(190,437)	8,838	(105,419)	647,194	17,506	664,700

Shares issued $0.001 par, at $11.80 and $13.00 per share, net of offering costs	648,044	—	7,411				7,411		7,411
Shares, $0.001 par, issued to the advisor at $11.80 per share	697,762	1	8,263				8,264		8,264
Distributions declared ($0.7999 per share)				(69,475)			(69,475)		(69,475)
Distributions to noncontrolling interests							—	(15,207)	(15,207)
Contributions from noncontrolling interests							—	2,137	2,137
Net income				66,917			66,917	2,819	69,736
Other comprehensive income:
Foreign currency translation adjustment					(4,057)		(4,057)		(4,057)
Change in unrealized gain on marketable securities					806		806	10	816
Change in unrealized gain on derivative instrument					(1,072)		(1,072)		(1,072)
Repurchase of shares	(178,584)					(1,994)	(1,994)		(1,994)

Balance at December 31, 2010	87,270,235	96	$949,791	$(192,995)	$4,515	$(107,413)	$653,994	$7,265	$661,259

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2010	2009
Cash Flows—Operating Activities
Net income	$69,736	$7,001
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	33,346	35,955
Straight-line rent and financing lease adjustments	(4,501)	7,932
Income from equity investments in real estate in excess of distributions received	5,395	1,476
Issuance of shares to affiliate in satisfaction of fees due	8,264	9,204
Realized loss (gain) on foreign currency transactions, derivative instruments and other, net	286	(227)
Realized loss (gain) on sale of real estate	2,486	(8,611)
Realized gain on extinguishment of debt	(10,573)	—
Gain on deconsolidation of a subsidiary	(12,870)	—
Unrealized loss (gain) on foreign currency transactions, derivative instruments and other, net	1,491	(1,219)
Reversal of unrealized gain on derivative instruments	—	—
Impairment charges	10,131	40,345
Change in other operating assets and liabilities, net	6,097	(3,956)

Net cash provided by operating activities	109,288	87,900

Cash Flows—Investing Activities
Equity distributions received in excess of equity income in real estate	42,039	12,313
Acquisitions of real estate and other capitalized costs	(953)	(2,914)
Contributions to equity investments in real estate	(4,833)	(5,344)
Purchase of a Federal Deposit Insurance Coporation guaranteed unsecured note	—	(5,000)
Proceeds from repayment of notes receivable	7,000	—
Proceeds from sale of real estate and securities	19,463	26,247
Increase in cash due to consolidation of a venture	—	309
Payment of deferred acquisition fees to an affiliate	(2,645)	(3,638)

Net cash provided by investing activities	60,071	21,973

Cash Flows—Financing Activities
Distributions paid	(69,155)	(68,832)
Distributions paid to noncontrolling interests, net	(13,070)	(2,543)
Proceeds from mortgages	112,200	27,750
Prepayment of mortgage principal	(16,698)	(22,219)
Scheduled payments of mortgage principal	(154,126)	(44,873)
Deferred financing costs and mortgage deposits	(1,477)	(962)
Proceeds from stock issuance, net of costs	7,411	8,844
Purchase of treasury stock	(1,994)	(38,574)

Net cash used in financing activities	(136,909)	(141,409)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	(1,067)	(900)

Net increase (decrease) in cash and cash equivalents	31,383	(32,436)
Cash and cash equivalents, beginning of year	93,310	125,746

Cash and cash equivalents, end of year	$124,693	$93,310

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

Supplemental cash flow information (in thousands):

	Years Ended December 31,
	2010	2009
Interest paid	$53,542	$58,411

Income taxes paid	$3,756	$4,412

Supplemental noncash investing activities (in thousands):

        During 2010, we deconsolidated a wholly-owned subsidiary as a result of losing control over the activities that most significantly impact its economic performance following possession of the property by the receiver (Note 16). The following table presents the assets and liabilities of the subsidiary on the date of deconsolidation:

Assets:
Net investments in properties	$6,627
Other assets, net	597

Total	$7,224

Liabilities:
Non-recourse debt	$(19,363)
Accounts payable, accrued expenses and other liabilities	(731)

Total	$(20,094)

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1. Business and Organization

        Corporate Property Associates 14 Incorporated is a publicly owned, non-listed real estate investment trust ("REIT") that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent increases, tenant defaults and sales of properties. At December 31, 2010, our portfolio was comprised of our full or partial ownership interests in 304 properties, substantially all of which were triple-net leased to 82 tenants, and totaled approximately 28 million square feet with an occupancy rate of approximately 94% (occupancy rate and square footage are unaudited). We were formed in June 1997 and are managed by the advisor.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

        The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        In June 2009, the Financial Accounting Standards Board ("FASB") issued amended guidance related to the consolidation of variable interest entities ("VIEs"). The amended guidance affects the overall consolidation analysis, changing the approach taken by companies in identifying which entities are VIEs and in determining which party is the primary beneficiary, and requires an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amended guidance changes the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, the guidance requires an ongoing reconsideration of the primary beneficiary and provides a framework for the events that trigger a reassessment of whether an entity is a VIE. We adopted this amended guidance on January 1, 2010, which did not require consolidation of any VIEs. We do not have any previously consolidated VIEs. The adoption of this amended guidance did not affect our financial position and results of operations.

        In connection with the adoption of the amended guidance on the consolidation of VIEs, we performed an analysis of all of our subsidiary entities, including our venture entities with other parties and our stake in Rave Reviews Cinemas LLC, to determine whether they qualify as VIEs and whether they should be consolidated or accounted for as equity investments in an unconsolidated venture. As a result of our assessment to determine whether these entities are VIEs, we identified one unconsolidated venture that was deemed to be a VIE (Note 6).

        We have investments in tenant-in-common interests in various domestic and international properties. Consolidation of these investments is not required as they do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. Additionally, we own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times the carrying value of our equity investments may fall to below zero for certain investments. We are obligated to fund future operating losses for these investments.

        We have several interests in consolidated ventures that have noncontrolling interests with finite lives. As these are not considered to be mandatorily redeemable noncontrolling interests, we have reflected them as Noncontrolling interests in equity in the consolidated financial statements. The carrying value of these noncontrolling interests at December 31, 2010 and 2009 was $11.0 million and $11.4 million, respectively. The fair value of these noncontrolling interests at December 31, 2010 and 2009 was $27.6 million and $24.8 million, respectively.

Out-of-Period Adjustment

        During the fourth quarter of 2010, we identified an error in the consolidated financial statements for the year ended December 31, 2009. As a result of an error pertaining to the misapplication of guidance for accounting for the other-than-temporary impairment of a cost method investment in 2009, net income was overstated by $1.3 million in 2009. We concluded that this adjustment was not material to the prior period's consolidated financial statements. As such, a cumulative correction was recorded in the statement of operations in the fourth quarter of 2010, rather than restating the prior period. This correction resulted in a net decrease of $1.3 million to income from operations for the year ended December 31, 2010.

        During the third quarter of 2010, we identified an error in the consolidated financial statements for the year ended December 31, 2009. As a result of an error pertaining to amortization on an asset not properly being adjusted to reflect an impairment charge, net income was understated by $0.9 million in 2009. We concluded that this adjustment was not material to the prior period's consolidated financial statements. As such, a cumulative correction was recorded in the statement of operations in the third quarter of 2010, rather than restating the prior period. This correction resulted in a net decrease of $0.9 million to income from operations for the year ended December 31, 2010.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Reclassifications and Revisions

        Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Purchase Price Allocation

        In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We immediately expense acquisition-related costs and fees associated with business combinations.

        When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and site improvements, and record intangible assets, including the above-market and below-market value of leases and the value of in-place leases at their relative estimated fair values. Land is typically valued utilizing the sales comparison (or market approach). Buildings, as if vacant, are valued using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined by reference to portfolio appraisals which determines their values, on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration after considering the re-tenanting of such property at estimated then current market rental rate, at a selected capitalization rate and deducting estimated costs of sale. The proceeds from a hypothetical sale are derived by capitalizing the estimated net operating income of each property for the year following lease expiration at an estimated residual capitalization rate. The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. In the case where a tenant has a purchase option deemed to be materially favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, the appraisal assumes the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that are under contract for sale, the appraised value of the portfolio reflects the current contractual sale price of such properties. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

        We record above-market and below-market lease values for owned properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated lease term which includes renewal options with rental rates below estimated market rental rates. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed-rate renewal periods which include below-market rents, in the respective leases.

        The value of any in-place lease is estimated to be equal to the property owners' avoidance of costs necessary to release the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance to the property owners' of vacancy/leasing costs necessary to lease the property for a lease term equal to the remaining in-place lease term is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term was estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy); (ii) estimated expenses that would be incurred by the property owner during periods of vacancy; (iii) rent concessions (i.e. free rent); (iv) leasing commissions; and (v) tenant improvement allowances. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.

        If a lease is terminated, we charge the unamortized portion of above-market and below-market lease values to lease revenue and in-place lease to amortization expense.

        When we acquire leveraged properties, the fair value of debt instruments acquired is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized over the remaining term of the obligation. We also consider the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the company, the time until maturity and the current interest rate.

Cash and Cash Equivalents

        We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Marketable Securities

        Marketable securities, which consist of an interest in collateralized mortgage obligations (Note 8) and common stock in publicly-traded companies, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of other comprehensive income until realized.

Other Assets and Other Liabilities

        We include escrow balances and tenant security deposits held by lenders, restricted cash balances, common stock warrants, prepaid expenses, marketable securities, deferred charges, deferred rental income and notes receivable in Other assets. We include derivative instruments and miscellaneous

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.

Deferred Acquisition Fees Payable to Affiliate

        Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal annual installments each January of the seven calendar years following the date on which a property was purchased. Payment of such fees is subject to the performance criterion (Note 3).

Treasury Stock

        Treasury stock is recorded at cost.

Real Estate Leased to Others

        We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2010 and 2009, although we are legally obligated for payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of $18.8 million and $17.6 million, respectively.

        We diversify our real estate investments among various corporate tenants engaged in different industries, by property type and by geographic area. Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the Consumer Price Index ("CPI") or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached.

        We account for leases as operating or direct financing leases as described below:

        Operating leases—We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the term of the related leases and charge expenses (including depreciation) to operations as incurred (Note 4).

        Direct financing leases—We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

        On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (18 lessees represented 64% of lease revenues during 2010), we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee's circumstances, the age of the receivables, the tenant's credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee's ability to meet its lease obligations.

Acquisition Costs

        In accordance with the FASB's revised guidance for business combinations, which we adopted on January 1, 2009, we immediately expense all acquisition costs and fees associated with transactions deemed to be business combinations, but we capitalize these costs for transactions deemed to be acquisitions of an asset. To the extent we make investments for our owned portfolio that are deemed to be business combinations, our results of operations will be negatively impacted by the immediate expensing of acquisition costs and fees incurred in accordance with the revised guidance, whereas in the past such costs and fees would generally have been capitalized and allocated to the cost basis of the acquisition. Subsequent to the acquisition, there will be a positive impact on our results of operations through a reduction in depreciation expense over the estimated life of the properties. Historically, we have not acquired investments that would be deemed business combinations under the revised guidance.

Depreciation

        We compute depreciation of building and related improvements using the straight-line method over the estimated useful lives of the properties or improvements, which range from 3 to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

Impairments

        We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Our policies for evaluating whether these assets are impaired are presented below.

Real Estate

        For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, market rents, residual values and holding periods. Depending on the

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property's asset group is less than the carrying value, the property's asset group is considered to be impaired. We then measure the loss as the excess of the carrying value of the property's asset group over its estimated fair value.

Direct Financing Leases

        We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge equal to the difference between the fair value and carrying value, which is discounted at the internal rate of return of the property.

Assets Held for Sale

        When we classify an asset as held for sale, we compare the asset's estimated fair value, less cost to sell to its carrying value, and if the estimated fair value, less cost to sell, is less than the property's carrying value, we reduce the carrying value to the estimated fair value, less cost to sell. We will continue to review the property for subsequent changes in the estimated fair value and may recognize an additional impairment charge if warranted.

Equity Investments in Real Estate

        We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment's net assets by our ownership interest percentage.

Marketable Securities

        We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is considered other-than-temporary. In determining whether the decline is other-than- temporary, we consider the underlying cause of the decline in value, the estimated recovery period, the severity and duration of the decline, as well as whether we plan to sell the security or will more likely than not be required to sell the security before recovery of its cost basis. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security. Beginning in 2009, the credit component of an other- than- temporary impairment is recognized in earnings while the non-credit component is recognized in OCI. Prior to 2009, all portions of other-than-temporary impairments were recorded in earnings.

Assets Held for Sale

        We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale are included in discontinued operations (Note 16).

        If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.

        We recognize gains and losses on the sale of properties when, among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Foreign Currency Translation

        We have interests in real estate investments in the European Union for which the functional currencies are the Euro and British pound sterling. We perform the translation from these local currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. We report the gains and losses resulting from this translation as a component of OCI in equity. At December 31, 2010 and 2009, the cumulative foreign currency translation adjustment gain was $4.7 million and $8.7 million, respectively.

        Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is an unrealized foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements, are not included in determining net income but are accounted for in the same manner as foreign currency translation adjustments and reported as a component of OCI in equity. International equity investments in real estate were funded in part through subordinated intercompany debt.

        Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of subordinated intercompany debt with scheduled principal payments, are included in the determination of net income. We recognized net unrealized gains from such transactions of less than $0.1 million for the year ended December 31, 2010 and unrealized losses of less than $0.1 million for the year ended December 31, 2009. For the year

Notes to Consolidated Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

ended December 31, 2010, we recognized realized losses of $0.3 million, and for the year ended December 31, 2009, we recognized realized gains of $0.1 million, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.

Derivative Instruments

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in OCI until the hedged item is recognized in earnings. For cash flow hedges, the ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to stockholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.

        We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state and local taxes and a provision for such taxes is included in the consolidated financial statements.

        Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Earnings Per Share

        We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)

Note 3. Agreements and Transactions with Related Parties

        We have an advisory agreement with the advisor whereby the advisor performs certain services for us for a fee. The agreement that is currently in effect was recently renewed for an additional year pursuant to its terms effective October 1, 2010. Under the terms of this agreement, the advisor structures and negotiates the purchase and sale of investments and debt placement transactions for us, for which we pay the advisor structuring and subordinated disposition fees, and manages our day-to-day operations, for which we pay the advisor asset management and performance fees. In addition, we reimburse the advisor for certain administrative duties performed on our behalf. We also have certain agreements with joint ventures. These transactions are described below.

Asset Management and Performance Fees

        We pay the advisor asset management and performance fees, each of which are 1/2 of 1% per annum of average invested assets and are computed as provided for in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative rate of cash flow from operations of 7% per annum. The asset management and performance fees are payable in cash or restricted shares of our common stock at the advisor's option. If the advisor elects to receive all or a portion of its fees in restricted shares, the number of restricted shares issued is determined by dividing the dollar amount of fees by our most recently published NAV per share as approved by our board of directors. For 2010 and 2009, the advisor elected to receive its asset management fees in cash. For 2010 and 2009, the advisor elected to receive 80% of its performance fees from us in restricted shares, with the remaining 20% payable in cash. We incurred base asset management fees of $10.0 million and $11.0 million in 2010 and 2009, respectively, with performance fees in like amounts, both of which are included in Property expenses in the consolidated financial statements. At December 31, 2010, the advisor owned 8,018,456 shares (9.2%) of our common stock.

Transaction Fees

        We also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate costs of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the seven calendar years following the date on which a property was purchased, subject to satisfying the 7% performance criterion. Interest on unpaid installments is 6% per year. In connection with the merger between Corporate Property Associates 12 Incorporated ("CPA®:12") and us in December 2006 (the "2006 Merger"), we assumed deferred fees incurred by CPA®:12 totaling $2.7 million that bear interest at an annual rate of 7% and have scheduled installment payments through 2018. During 2009, we incurred both current and deferred acquisition fees of $0.1 million. We did not incur any such fees during 2010. Unpaid deferred installments totaled $4.3 million and $6.9 million at December 31, 2010 and 2009, respectively, and were included in Due to affiliates in the consolidated financial statements. We paid annual deferred acquisition fee installments of $2.6 million and $3.6 million in deferred fees in cash to the advisor in January 2010 and 2009, respectively. We also pay the advisor mortgage refinancing fees, which totaled $0.3 million and $0.4 million for 2010 and 2009, respectively.

        We also pay fees to the advisor for services provided to us in connection with the disposition of investments, excluding investments acquired in the 2006 Merger. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event, such as the proposed merger

Notes to Consolidated Financial Statements (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

in which we will merge with and into a subsidiary of Corporate Property Associates 16 — Global Incorporated ("CPA®:16 — Global"), subject to the approval of our stockholders (the "Proposed Merger"). Subordinated disposition fees totaled $6.1 million and $5.7 million at December 31, 2010 and 2009, respectively.

Other Expenses

        We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. We incurred personnel reimbursements of $2.8 million and $2.5 million in 2010 and 2009, respectively, which are included in General and administrative expenses in the consolidated financial statements.

        The advisor is obligated to reimburse us for the amount by which our operating expenses exceed the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Joint Ventures and Other Transactions with Affiliates

Proposed Merger and Asset Sales

        On December 13, 2010, we and CPA®:16 — Global entered into a definitive agreement pursuant to which we will merge with and into a subsidiary of CPA®:16 — Global, subject to the approval of our stockholders. The closing of the Proposed Merger is also subject to customary closing conditions, as well as the closing of the Asset Sales. If the Proposed Merger is approved, we currently expect that the closing will occur in the second quarter of 2011, although there can be no assurance of such timing.

        In connection with the Proposed Merger, we have agreed to sell three properties each to the advisor and CPA®:17 — Global for aggregate selling prices of $32.1 million and $57.4 million, respectively, plus the assumption of indebtedness totaling approximately $64.7 million and $153.9 million, respectively (the "Asset Sales"). These Asset Sales are contingent upon the approval of the Proposed Merger by our stockholders.

        If the Proposed Merger is consummated, the advisor will earn $31.2 million of termination fees from us in connection with the termination of its advisory agreement with us, $15.2 million of

Notes to Consolidated Financial Statements (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

subordinated disposition fees and $6.1 million in fees that we have accrued but have not yet paid under the advisory agreement. The advisor has elected to receive the $31.2 million of termination fees in shares of our common stock, for which it has agreed to elect to receive shares of CPA®:16 — Global in the Proposed Merger. If the Proposed Merger is consummated, the maximum cash required to pay the $1.00 per share special cash distribution would be approximately $87.3 million, based on our total shares outstanding at December 31, 2010. We expect to fund these payments with proceeds from the Asset Sales and our existing cash resources. The advisor has agreed to elect to receive stock of CPA®:16 — Global in respect of the shares of our common stock that it owns if the Proposed Merger is consummated. The advisor has also agreed to waive any acquisition fees payable by CPA®:16 — Global under its advisory agreement with the advisor in respect of the properties being acquired in the Proposed Merger and has also agreed to waive any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets.

        In the Proposed Merger, our stockholders will be entitled to receive $11.50 per share, which is equal to our NAV per share as of September 30, 2010. The Merger Consideration will be paid to our stockholders, at their election, in either cash or a combination of the $1.00 per share special cash distribution and 1.1932 shares of CPA®:16 — Global common stock, which equates to $10.50 based on the $8.80 per share NAV of CPA®:16 — Global as of September 30, 2010. Our advisor computed these NAVs internally, relying in part upon a third-party valuation of each company's real estate portfolio and indebtedness as of September 30, 2010. If the cash on hand and available to us and CPA®:16 — Global, including the proceeds of the Asset Sales and a new $300.0 million senior credit facility to be entered into by CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by our stockholders, the advisor has agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to our stockholders. Our board of directors and the board of directors of CPA®:16 — Global each have the ability, but not the obligation, to terminate the transaction if more than 50% of our stockholders elect to receive cash in the Proposed Merger.

        The merger agreement also contains certain termination rights for both us and CPA®:16 — Global. If the merger agreement is terminated because the closing condition that CPA®:16 — Global obtain funding pursuant to the debt financing and, if applicable, the equity financing described above is not satisfied or waived, the advisor has agreed to pay our out-of-pocket expenses up to $4.0 million. The advisor has also agreed to pay our out-of-pocket expenses if the merger agreement is terminated due to more than 50% of our stockholders electing to receive cash in the Proposed Merger or the failure to obtain the requisite stockholder approval. Costs incurred by us related to the Proposed Merger totaled approximately $1.2 million through December 31, 2010.

Other Transactions

        Together with certain affiliates, we participate in an entity that leases office space used for the administration of real estate entities. Under the terms of an agreement among the participants in this entity, rental, occupancy and leasehold improvement costs are allocated among the participants based on gross revenues and are adjusted quarterly. Our share of expenses incurred was $0.6 million and $0.7 million in 2010 and 2009, respectively. Based on gross revenues through December 31, 2010, our current share of future minimum lease payments under this agreement would be $0.5 million annually through 2016.

        We own interests in entities ranging from 12% to 90%, as well as jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments (Note 2) and account for the remainder under the equity method of accounting (Note 6).

Notes to Consolidated Financial Statements (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        Through the 2006 Merger, we acquired 2,559 Class A equity units of a tenant, Rave Reviews Cinemas LLC. We account for these units as other securities using the lower of cost or fair value method. At December 31, 2010, we estimate that the value of these securities, which is included in Other assets, net in the consolidated financial statements, was $2.0 million, reflecting other-than-temporary impairment charges of $0.4 million recognized in 2010.

Note 4. Net Investments in Properties

Net Investments in Properties

        Net investments in properties, which consists of land and buildings leased to others under operating leases, at cost, is summarized as follows (in thousands):

	December 31,
	2010	2009
Land	$214,761	$228,279
Buildings	946,378	1,027,687
Less: Accumulated depreciation	(221,824)	(215,967)

	$939,315	$1,039,999

        We did not acquire real estate assets during the year ended December 31, 2010. Impairment charges recognized on real estate assets are discussed in Note 11 and assets disposed of and deconsolidated are discussed in Note 16. The U.S. dollar strengthened against the Euro, as the end-of-period rate for the U.S. dollar in relation to the Euro at December 31, 2010 decreased by 8% to $1.3253 from $1.4333 at December 31, 2009. This strengthening had a negative impact on our asset base as of December 31, 2010 as compared to December 31, 2009.

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI-based adjustments, under non-cancelable operating leases, at December 31, 2010 are as follows (in thousands):

Years Ending December 31,	Total
2011	$127,393
2012	126,197
2013	126,174
2014	124,804
2015	113,441
Thereafter through 2036	438,860

        There was no percentage rent revenue for operating leases in 2010. Percentage rent revenue for operating leases was less than $0.1 million in 2009.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of direct financing leases. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Notes to Consolidated Financial Statements (Continued)

Note 5. Finance Receivables (Continued)

Net Investment in Direct Financing Leases

        Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2010	2009
Minimum lease payments receivable	$134,701	$154,586
Unguaranteed residual value	104,153	107,588

	238,854	262,174
Less: Unearned income	(131,502)	(149,746)

	$107,352	$112,428

        During 2010, we sold one of our net investments in a direct financing lease for $3.0 million, net of selling costs, and recognized a net gain on sale of $0.4 million, excluding impairment charges of $2.2 million recognized in 2010. During the years ended December 31, 2010 and 2009, in connection with our annual reviews of the estimated residual values of our properties, we recorded impairment charges related to four direct financing leases of $2.2 million and $2.6 million, respectively. Impairment charges relate primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (see Note 11). At December 31, 2010 and 2009, Other assets included $0.5 million and $1.3 million, respectively, of accounts receivable related to amounts billed under these direct financing leases.

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable direct financing leases are as follows (in thousands):

Years Ending December 31,	Total
2011	$13,264
2012	13,264
2013	13,264
2014	13,264
2015	13,342
Thereafter through 2023	68,303

        There was no percentage rent revenue for direct financing leases in 2010 and 2009.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to the tenant's business and that we believe have a low risk of tenant defaults. At December 31, 2010, none of the balances of our finance receivables were past due and we had not established any allowances for credit losses. Additionally, there have been no modifications of finance receivables. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2010.

Notes to Consolidated Financial Statements (Continued)

Note 5. Finance Receivables (Continued)

        A summary of our finance receivables by internal credit quality rating at December 31, 2010 is as follows (in thousands):

Internal Credit Quality Rating	Number of Tenants	Net Investments in Direct Financing Leases
1	1	$25,530
2	3	29,706
3	3	34,421
4	1	17,695
5	0	—

		$107,352

Note 6. Equity Investments in Real Estate

        We own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in (i) partnerships and limited liability companies that we do not control but over which we exercise significant influence, and (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments).

        The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

		Carrying Value at December 31,
	Ownership interest
Lessee		2010	2009
True Value Company	50%	$30,677	$31,433
Advanced Micro Devices, Inc.(a)	67%	15,633	33,571
Hellweg Die Profi-Baumarkte GmbH & Co. KG(b)	32%	13,552	15,369
U-Haul Moving Partners, Inc. and Mercury Partners, LP	12%	12,263	12,639
Life Time Fitness, Inc. and Town Sports International Holdings, Inc.	56%	10,201	10,343
Best Buy Co., Inc.(c)	37%	10,058	11,183
The Upper Deck Company(d)	50%	6,681	11,491
Del Monte Corporation(c)	50%	6,385	7,233
Checkfree Holdings, Inc.(e)	50%	1,159	1,506
ShopRite Supermarkets, Inc.(f)	45%	—	6,719
Compucom Systems, Inc.(f)	67%	—	8,638
Dick's Sporting Goods, Inc.(g)	45%	(842)	(732)

		$105,767	$149,393

(a)
In August 2010, this venture refinanced its existing non-recourse mortgage and distributed the net proceeds to the venture partners. Our share of the distribution was $16.0 million.

Notes to Consolidated Financial Statements (Continued)

Note 6. Equity Investments in Real Estate (Continued)

(b)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the Euro.

(c)
The decrease in carrying value was primarily due to amortization of differences between the fair value of the investment at the date of acquisition of the venture and the carrying value of its net assets at that date.

(d)
During the third quarter of 2010, we recognized an other-than-temporary impairment charge of $4.7 million to reduce the carrying value of this venture to its estimated fair value (Note 11).

(e)
The decrease in carrying value was primarily due to cash distributions made to us by the venture.

(f)
In December 2010, this venture sold its properties and distributed the proceeds to the venture partners. We have no further economic interest in this venture.

(g)
In 2007, this venture obtained non-recourse mortgage financing of $23.0 million and distributed the proceeds to the venture partners. Our share of the distribution was $10.3 million, which exceeded our total investment in the venture at that time.

        As discussed in Note 2, we adopted the FASB's amended guidance on the consolidation of VIEs effective January 1, 2010. Upon adoption of the amended guidance, we re-evaluated our existing interests in unconsolidated entities and determined that we should continue to account for our interest in the Hellweg venture using the equity method of accounting primarily because the partner of this venture had the power to direct the activities that most significantly impact the entity's economic performance. Carrying amounts related to this VIE are noted in the table above. Because we generally utilize non-recourse debt, our maximum exposure to this VIE is limited to the equity we have in the VIE. We have not provided financial or other support to the VIE, and there are no guarantees or other commitments from third parties that would affect the value of or risk related to our interest in this entity.

        The following tables present combined summarized financial information of our venture properties. Amounts provided are the total amounts attributable to the venture properties and do not represent our proportionate share (in thousands):

	December 31,
	2010	2009
Assets	$1,194,528	$1,631,111
Liabilities	(907,586)	(1,280,887)

Partners'/members' equity	$286,942	$350,224

Notes to Consolidated Financial Statements (Continued)

Note 6. Equity Investments in Real Estate (Continued)

	Years Ended December 31,
	2010	2009
Revenue	$154,666	$156,841
Expenses	(86,506)	(86,044)
Gain on sale of real estate(a)	28,200	—
Impairment charge(b)	(15,196)	—

Net income	$81,164	$70,797

(a)
In December 2010, the ShopRite Supermarkets venture and the Compucom Systems venture sold their properties to two unrelated parties and recognized a net gain on sales totaling $28.2 million. This venture had no other assets following the sale.

(b)
In December 2010, the Best Buy venture recognized an impairment charge of $15.2 million as a result of an other-than-temporary decline in estimated residual value of its properties due to market conditions.

        We recognized income from these equity investments in real estate of $20.6 million and $13.8 million for the years ended December 31, 2010 and 2009, respectively. Income from equity investments in real estate represents our proportionate share of the income or losses of these ventures as well as certain depreciation and amortization adjustments related to purchase accounting and other-than-temporary impairment charges. The increase in income from equity investments in real estate in 2010 as compared to 2009 was primarily due to our share of the gains recognized by the ShopRite supermarkets venture and the Compucom Systems venture in connection with selling their properties.

Note 7. Intangibles

        In connection with our acquisition of properties, we have recorded net lease intangibles of $79.7 million, which are being amortized over periods ranging from nine to 40 years. In-place lease, tenant relationship and above-market rent intangibles are included in Intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred

Notes to Consolidated Financial Statements (Continued)

Note 7. Intangibles (Continued)

rental income and security deposits in the consolidated financial statements. Intangibles are summarized as follows (in thousands):

	December 31,
	2010	2009
Lease intangibles
In-place lease	$36,021	$37,533
Tenant relationship	12,294	12,678
Above-market rent	37,246	42,057
Less: Accumulated amortization	(28,649)	(28,464)

	$56,912	$63,804

Below-market rent	$(5,855)	$(5,855)
Less: Accumulated amortization	607	459

	$(5,248)	$(5,396)

        Net amortization of intangibles, including the effect of foreign currency translation, was $6.6 million and $12.7 million for the years ended December 31, 2010 and 2009, respectively. Amortization expenses for 2009 included an additional $1.1 million in amortization as a result of an adjustment we made in the third quarter of 2009 to consolidate a venture that had previously been accounted for under the equity method, as well as a write-off of $1.1 million in intangible assets as a result of a lease restructuring. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization. Based on the intangibles recorded at December 31, 2010, annual net amortization of intangibles is expected to be $5.6 million for each of the next five years.

Note 8. Interest in Mortgage Loan Securitization

        We account for our subordinated interest in the Carey Commercial Mortgage Trust ("CCMT") mortgage securitization as an available-for-sale security, which is measured at fair value with all gains and losses from changes in fair value reported as a component of OCI as part of equity. The following table sets forth certain information regarding our interest in CCMT (in thousands):

	Fair Value at December 31,
Certificate Class	2010	2009
Class IO	$254	$800
Class E	12,796	11,363

	$13,050	$12,163

Notes to Consolidated Financial Statements (Continued)

Note 8. Interest in Mortgage Loan Securitization (Continued)

	Years Ended December 31,
	2010	2009
Aggregate unrealized gain	$1,615	$785

Cumulative net amortization	$1,315	$1,372

        We use a discounted cash flow model with assumptions of market credit spreads and the credit quality of the underlying lessees to determine the fair value of our interest in CCMT. One key variable in determining the fair value of our subordinated interest in CCMT is current interest rates. The following table presents a sensitivity analysis of the fair value of our interest at December 31, 2010 based on adverse changes in market interest rates of 1% and 2% (in thousands):

	Fair Value as of December 31, 2010	1% Adverse Change	2% Adverse Change
Fair value of our interest in CCMT	$13,050	$12,856	$12,666

        The above sensitivity analysis is hypothetical, and changes in fair value, based on a 1% or 2% variation, should not be extrapolated because the relationship of the change in assumption to the change in fair value may not always be linear.

Note 9. Fair Value Measurements

        Under current authoritative accounting guidance for fair value measurements, the fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain securities.

Items Measured at Fair Value on a Recurring Basis

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Money Market Funds and Marketable Securities—Our money market funds consisted of government securities and treasury bills. Our marketable securities consisted of our investments in the common stock of certain companies. These investments were classified as Level 1 as we used quoted prices from active markets to determine their fair values.

        Derivative Liabilities—Our derivative liabilities primarily comprised of interest rate swaps or caps. These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. Our derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

Notes to Consolidated Financial Statements (Continued)

Note 9. Fair Value Measurements (Continued)

        Other Securities and Derivative Assets—Our other securities are primarily comprised of our interest in a commercial mortgage loan securitization and our investments in equity units in Rave Reviews Cinemas. Our derivative assets are consisted of stock warrants that were granted to us by lessees in connection with structuring initial lease transactions. These assets are not traded in an active market. We estimated the fair value of these assets using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3.

        The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2010 and 2009 (in thousands):

		Fair Value Measurements at December 31, 2010 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Money market funds	$93,836	$93,836	$—	$—
Marketable securities	332	332	—
Other securities	15,075	—	—	15,075
Derivative assets	1,626	—	—	1,626

	$110,869	$94,168	$—	$16,701

Liabilities:
Derivative liabilities	$(1,688)	$—	$(1,688)	$—

		Fair Value Measurements at December 31, 2009 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Money market funds	$84,049	$84,049	$—	$—
Marketable securities	342	342
Other securities	15,829	—	—	15,829
Derivative assets	1,494	—	—	1,494

	$101,714	$84,391	$—	$17,323

Liabilities:
Derivative liabilities	$(967)	$—	$(967)	$—

Notes to Consolidated Financial Statements (Continued)

Note 9. Fair Value Measurements (Continued)

        Assets and liabilities presented above exclude financial assets and liabilities owned by unconsolidated ventures.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Only)
	Year Ended December 31, 2010				Year Ended December 31, 2009
	Other Securities		Derivative Assets	Total Assets	Other Securities	Derivative Assets	Total Assets
Beginning balance	$15,829		$1,494	$17,323	$13,787	$1,601	$15,388
Total gains or losses (realized and unrealized):
Included in earnings	(1,640)	(a)	286	(1,354)	1,254	98	1,352
Included in other comprehensive income	830		—	830	1,037	—	1,037
Amortization and accretion	56		—	56	(249)	—	(249)
Settlements	—		(154)	(154)	—	(205)	(205)

Ending balance	$15,075		$1,626	$16,701	$15,829	$1,494	$17,323

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(1,640)		$132	$(1,508)	$1,254	$(66)	$1,188

(a)
Other securities amount in 2010 included a $1.3 million out-of-period adjustment to correct an error in 2009 pertaining the valuation of our cost method investment in Rave Reviews (Note 2) and an other-than-temporary impairment charge of $0.4 million recognized to reflect its decline in fair value at December 31, 2010.

        We did not have any transfers into or out of Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2010 and 2009. Gains and losses (realized and unrealized) included in earnings are included in Other income and (expenses) in the consolidated financial statements.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt	$689,264	$678,699	$805,663	$763,456

        We determine the estimated fair value of our debt instruments using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. We estimate that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2010 and 2009.

Items Measured at Fair Value on a Non-Recurring Basis

        We perform an assessment, when required, of the value of certain of our real estate investments in accordance with current authoritative accounting guidance. As part of that assessment, we determined the valuation of these assets using widely accepted valuation techniques, including expected discounted

Notes to Consolidated Financial Statements (Continued)

Note 9. Fair Value Measurements (Continued)

cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We reviewed each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. We calculated the impairment charges recorded during the years ended December 31, 2010 and 2009 based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about our nonfinancial assets that were measured on a fair value basis for the years ended December 31, 2010 and 2009. For additional information regarding these impairment charges, refer to Note 11 for impairment charges from continuing operations and Note 17 for impairment changes from discontinued operations. All of the impairment charges were measured using unobservable inputs (Level 3) (in thousands):

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Total Fair Value Measurements	Total Impairment Charges	Total Fair Value Measurements	Total Impairment Charges
Impairment Charges From Continuing Operations:
Net investments in properties	$4,600	$1,526	$6,305	$4,027
Net investments in direct financing leases	3,000	2,209	4,101	2,566
Equity investments in real estate	6,290	4,736	11,491	671
Other securities	2,026	386	—	—

	15,916	8,857	21,897	7,264

Impairment Charges from Discontinued Operations:
Net investments in properties	21,643	6,396	31,344	33,752

	21,643	6,396	31,344	33,752

Total Impairment Charges	$37,559	$15,253	$53,241	$41,016

Note 10. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.

Foreign Currency Exchange

        We are exposed to foreign currency exchange rate movements, primarily in the Euro. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender

Notes to Consolidated Financial Statements (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

and the tenant's rental obligation to us in the same currency, but we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

Use of Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates. We have not entered, and do not plan to enter into financial instruments for trading or speculative purposes. In addition to derivative instruments that we enter into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, that are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings or recognized in OCI until the hedged item is recognized in earnings. For cash flow hedges, the ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

Notes to Consolidated Financial Statements (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table sets forth certain information regarding our derivative instruments at December 31, 2010 and 2009 (in thousands):

		Asset Derivatives Fair Value		Liability Derivatives Fair Value
		December 31,		December 31,
Derivatives Designated as Hedging Instruments	Balance Sheet Location	2010	2009	2010	2009
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	$—	$—	$(1,688)	$(967)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,626	1,494	—	—

Total derivatives		$1,626	$1,494	$(1,688)	$(967)

        The following tables present the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2010	2009
Interest rate swaps	$(706)	$2,037

        For the years ended December 31, 2010 and 2009, no gains or losses were reclassified from OCI into income related to effective or ineffective portions of hedging relationship or to amounts excluded from effectiveness testing.

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
	Location of Gain (Loss) Recognized in Income
Derivatives not in Cash Flow Hedging Relationships		2010	2009
Stock warrants	Other income and (expenses)	$132	$98
Interest rate swap(a)	Interest expense	—	(791)

Total		$132	$(693)

(a)
During 2009, we determined that an interest rate swap was no longer designated as a hedging instrument due to the sale of the property and the payoff of the underlying mortgage loan. As a result, the change in fair value of the swap was recorded in interest expense.

Notes to Consolidated Financial Statements (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

        See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated ventures, which are excluded from the tables above.

Interest Rate Swaps

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our venture partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Our objective in using these derivatives is to limit our exposure to interest rate movements.

        The interest rate swap derivative instruments that we had outstanding at December 31, 2010 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

Description	Type	Notional Amount	Effective Interest Rate	Effective Date	Expiration Date	Fair Value
1-Month LIBOR	"Pay-fixed" swap	$11,816	5.6%	3/2008	3/2018	$(1,001)
1-Month LIBOR	"Pay-fixed" swap	6,250	6.4%	7/2008	7/2018	(687)

						$(1,688)

Embedded Credit Derivative

        In connection with a German transaction in 2007, two unconsolidated ventures in which we have a total effective ownership interest of 32% obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. The lender of this financing entered into interest rate swap agreements on its own behalf through which the fixed interest rate components on the financing were converted into variable interest rate instruments. The ventures have the right, at their sole discretion, to prepay the debt at any time and to participate in any realized gain or loss on the interest rate swaps at that time. These participation rights are deemed to be embedded credit derivatives. Based on valuations obtained at December 31, 2010 and 2009, and including the effect of foreign currency translation, the embedded credit derivatives had an estimated total fair value of less than $0.1 million and $1.0 million, respectively. For 2010 and 2009, these derivatives generated total unrealized losses of $0.8 million and $1.1 million, respectively. Amounts provided are the total amounts attributable to the venture and do not represent our proportionate share. Changes in the fair value of the embedded credit derivatives are recognized in the ventures' earnings.

Stock Warrants

        We own stock warrants that were generally granted to us by lessees in connection with structuring the initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net settlement upon conversion.

Notes to Consolidated Financial Statements (Continued)

Note 10. Risk Management and Use of Derivative Financial Instruments (Continued)

        Included in Other income and (expenses) in the consolidated financial statements are unrealized gains on common stock warrants of $0.1 million for the year ended December 31, 2010 and unrealized losses of $0.1 million for the year ended December 31, 2009, respectively.

Other

        Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on our non-recourse variable-rate debt. At December 31, 2010, we estimate that an additional $0.6 million will be reclassified as interest expense during the next twelve months.

        Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2010, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $1.8 million at December 31, 2010, which includes accrued interest but excludes any adjustment for nonperformance risk. If we had breached any of these provisions at December 31, 2010, we could have been required to settle our obligations under these agreements at their termination value of $1.9 million.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10% of current annualized contractual minimum base rent in certain areas, as described below. The percentages in the paragraph below represent our directly-owned real estate properties and do not include our pro rata share of equity investments.

        At December 31, 2010, the majority of our directly-owned real estate properties were located in the U.S. (82%) with the remainder primarily leased to one tenant located in France, Carrefour France, SAS (13.6%). No other tenant accounted for more than 10% of current annualized contractual minimum base rent. At December 31, 2010, our directly-owned real estate properties contained concentrations in the following asset types: industrial (31%), warehouse/distribution (31%), office (19%) and retail (11%); and in the following tenant industries: retail (29%) and electronics (12%).

Note 11. Impairment Charges

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate in which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the real estate to the future net undiscounted cash flow that we expect the real estate will generate, including any estimated proceeds from the eventual sale of the real estate. If this amount is less than the carrying value, the real estate is considered to be impaired, and we then measure the loss as the excess of the carrying value of the real estate over the estimated fair value of the real estate, which is primarily determined using market information such as recent comparable sales or broker

Notes to Consolidated Financial Statements (Continued)

Note 11. Impairment Charges (Continued)

quotes. If relevant market information is not available or is not deemed appropriate, we then perform a future net cash flow analysis discounted for inherent risk associated with each investment.

        The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments during the years ended December 31, 2010 and 2009 (in thousands):

	Years Ended December 31,
	2010	2009
Net investments in properties	$1,526	$4,027
Net investment in direct financing lease	2,209	2,566

Total impairment charges included in expenses	3,735	6,593
Equity investments in real estate(a)	4,736	671
Other securities(b)	386	—

Total impairment charges included in continuing operations	8,857	7,264
Impairment charges included in discontinued operations	6,396	33,752

Total impairment charges	$15,253	$41,016

(a)
Impairment charges on our equity investments are included in Income from equity investments in real estate in our consolidated statements of operations.

(b)
Impairment charges on other securities are included in Other income and (expenses) in our consolidated statements of operations.

2010 Impairments:

Metaldyne Company

        During 2010, we recognized impairment charges totaling of $2.8 million on a vacant property located in Illinois (the "Illinois property") formerly leased to Metaldyne to reduce its carrying value of $4.1 million to its estimated selling price of $1.3 million. Also during 2010, we recognized an impairment charge of $1.5 million on another vacant property located in Michigan (the "Michigan property") previously leased to Metaldyne to reduce its carrying value of $6.1 million to its estimated fair value of $4.6 million, which reflected its appraised value. Metaldyne filed for bankruptcy protection in May 2009 and subsequently vacated four of the five properties it leased from us. We entered into direct leases with existing subtenants at two of the properties vacated by Metaldyne. The Illinois and Michigan properties remain vacant as of March 25, 2011. At December 31, 2010, the Illinois and Michigan properties were classified as Net investment in properties in the consolidated financial statements.

Nexpak Corporation

        During 2010, we recognized impairment charges totaling $1.9 million on a vacant property previously leased to Nexpak to reduce its carrying value of $7.5 million to its estimated fair value of $5.6 million, which reflected its appraised value. Nexpak vacated the property in 2009 subsequent to filing for bankruptcy and terminating its lease with us in bankruptcy court. In March 2011, we returned the property to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. At December 31, 2010, this property was classified as Net investment in properties in the consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)

Note 11. Impairment Charges (Continued)

Atrium Companies, Inc.

        During 2010, we recognized an impairment charge of $2.2 million on a property leased to Atrium Companies, Inc. to reduce its carrying value of $5.2 million to its estimated fair value of $3.0 million, which reflected its estimated selling price. In August 2010, this property was sold to a third party for $3.0 million. Prior to its disposition, this property was classified as Net investment in direct financing leases in the consolidated financial statements.

The Upper Deck Company

        During 2010, we recognized an other-than-temporary impairment charge of $4.7 million to reflect the decline in the estimated fair value of the venture's underlying net assets in comparison with the carrying value of our interest in the venture. At December 31, 2010, this venture was classified as an Equity investment in real estate in the consolidated financial statements.

Other Securities

        During 2010, we recognized other-than-temporary impairment charges of $0.4 million to reflect the lower of cost or fair value of certain securities. At December 31, 2010, these securities were classified as Other assets, net in the consolidated financial statements.

Orgill, Inc.

        During 2010, we recognized an impairment charge of $1.3 million on a property leased to Orgill, Inc. to reduce its carrying value of $4.7 million to its estimated fair value of $3.4 million, which reflected the contracted selling price. In November 2010, this property was sold to a third party for $3.3 million. The results of operations of this property are included in Income (loss) from discontinued operations in the consolidated financial statements.

Tower Automotive, Inc.

        During 2010, we recognized an impairment charge of $0.4 million on a property leased to Tower Automotive to reduce its carrying value of $4.9 million to its estimated fair value of $4.5 million, which reflected its estimated selling price. In November 2010, this property was sold for a net selling price of $4.5 million, including lease termination income of $2.4 million. The results of operations of this property are included in Income (loss) from discontinued operations in the consolidated financial statements.

2009 Impairments:

Metaldyne Company

        During 2009, we recognized an impairment charge of $4.0 million on the Michigan property leased to Metaldyne Company to reduce its carrying value to its estimated fair value based on third-party broker quotes. Metaldyne is operating under bankruptcy protection and its lease expires in April 2010. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)

Note 11. Impairment Charges (Continued)

Nexpak Corporation

        During 2009, we recognized an impairment charge of $3.5 million on a domestic property previously leased to Nexpak Corporation to reduce its carrying value to its estimated fair value based on third-party broker quotes. Nexpak filed for bankruptcy in April 2009, terminated its lease in bankruptcy court and vacated the property. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.

The Upper Deck Company

        We recognized other-than-temporary impairment charges of $0.7 million during 2009 to reflect declines in the estimated fair value of the ventures' underlying net assets in comparison with the carrying value of our interest in the venture. This venture is classified as an Equity investment in real estate in the consolidated financial statements.

Nortel Networks Inc.

        During 2009, we incurred impairment charges totaling $22.2 million on a property previously leased to Nortel to reduce its carrying value to its estimated fair value based on a discounted cash flow analysis. After Nortel filed for bankruptcy and disaffirmed its lease with us in 2009, we entered into a direct lease with the existing subtenant; however, the new tenant defaulted on its rental obligation and vacated the property. In March 2010, we returned the property to the lender in exchange for the lender's agreement to release us from all mortgage loan obligations. The results of operations of this property are included in Income (loss) from discontinued operations in the consolidated financial statements.

Buffets, Inc.

        During 2009, we recognized an impairment charge of $8.1 million on a domestic property leased to Buffets to reduce its carrying value to its estimated fair value based on third-party broker quotes. Buffets filed for bankruptcy in January 2008, subsequently emerged from bankruptcy in April 2009 and vacated the property during the fourth quarter of 2009. In June 2010, the subsidiary that holds the property consented to a court order appointing a receiver when we stopped making payments on the related non-recourse debt obligation as a result of Buffets ceasing to make rent payments to us. As we no longer have control over the activities that most significantly impact the economic performance of this subsidiary following possession of the property by the receiver, the subsidiary was deconsolidated during 2010. The results of operations of this property are included in Income (loss) from discontinued operations in the consolidated financial statements.

Other

        We perform an annual valuation of our assets, relying in part upon third-party appraisals. In connection with this valuation, during 2009, we recognized impairment charges totaling $2.6 million on several net investments in direct financing leases as a result of declines in the current estimate of the residual value of the properties.

Notes to Consolidated Financial Statements (Continued)

Note 12. Non-Recourse Debt

        Non-recourse debt consists of mortgage notes payable, which are collateralized by an assignment of real property and direct financing leases with an aggregate carrying value of $924.4 million at December 31, 2010. Our mortgage notes payable bore interest at fixed annual rates ranging from 5.2% to 8.3% and variable annual rates ranging from 2.0% to 6.8%, with maturity dates ranging from 2011 to 2037, at December 31, 2010.

        Scheduled debt principal payments during each of the next five years following December 31, 2010 and thereafter are as follows (in thousands):

Years Ending December 31,	Total Debt
2011	$194,619
2012	130,103
2013	12,416
2014	28,068
2015	26,248
Thereafter through 2037	297,810

Total	$689,264

Financing Activity

        2010—We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $104.8 million at a weighted average annual interest rate and term of 5.6% and 9.4 years, respectively.

        2009—We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $27.8 million at a weighted average annual interest rate and term of 6.7% and 9.8 years, respectively.

Note 13. Commitments and Contingencies

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Proposed Merger and Asset Sales

        As discussed in Note 3, in connection with the Proposed Merger, we have agreed to sell three properties each to the advisor and CPA®:17 — Global, for an aggregate selling price of $32.1 million and $57.4 million, respectively, plus the assumption of approximately $64.7 million and $153.9 million, respectively, of indebtedness. If the Proposed Merger is consummated, the maximum cash required to pay the $1.00 per share special cash distribution in connection with the Proposed Merger would be approximately $87.3 million, based on our total shares outstanding at December 31, 2010. We expect to fund these payments with proceeds from the Asset Sales and our existing cash resources.

        The merger agreement also contains certain termination rights for both us and CPA®:16 — Global. If the merger agreement is terminated because the closing condition that CPA®:16 — Global obtain funding pursuant to the debt financing and, if applicable, the equity financing described above is not satisfied or waived, the advisor has agreed to pay our out-of-pocket expenses up to $4.0 million. The advisor has also agreed to pay our out-of-pocket expenses if the merger agreement is terminated due to more than 50% of our stockholders electing to receive cash in the Proposed Merger or the failure to

Notes to Consolidated Financial Statements (Continued)

Note 13. Commitments and Contingencies (Continued)

obtain the requisite stockholder approval. Costs incurred by us related to the Proposed Merger totaled approximately $1.2 million through December 31, 2010.

Note 14. Equity

Distributions

        Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share reported for tax purposes:

	Years Ended December 31,
	2010	2009
Ordinary income	$0.49	$0.59
Return of capital	0.26	0.11
Capital gains	0.05	0.09

	$0.80	$0.79

        We declared a quarterly distribution of $0.2001 per share in December 2010, which was paid in January 2011 to stockholders of record at December 31, 2010.

Accumulated Other Comprehensive Income

        The following table presents accumulated OCI in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2010	2009
Unrealized gain (loss) on marketable securities	$739	$(67)
Unrealized (loss) gain on derivative instruments	(902)	170
Foreign currency translation adjustment	4,678	8,735

Accumulated other comprehensive income	$4,515	$8,838

Note 15. Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.

        We conduct business in various states and municipalities within the U.S., the European Union and certain other foreign countries and, as a result, we file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions.

Notes to Consolidated Financial Statements (Continued)

Note 15. Income Taxes (Continued)

        We account for uncertain tax positions in accordance with current authoritative accounting guidance. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	December 31,
	2010	2009
Balance at January 1,	$136	$34
Additions based on tax positions related to the current year	74	23
Additions for tax positions of piror years	46	90
Reductions for expiration of statute of limitations	(12)	(11)

Balance at December 31,	$244	$136

        At December 31, 2010, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2010 and 2009, we had less than $0.1 million of accrued interest related to uncertain tax positions. Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2003 through 2010 remain open to examination by the major taxing jurisdictions to which we are subject.

        As of December 31, 2010, we had net operating losses (NOLs) in foreign jurisdictions of approximately $9.1 million, translating to a deferred tax asset before valuation allowance of $2.3 million. Our NOLs begin expiring in 2011 in certain foreign jurisdictions. The utilization of NOLs may be subject to certain limitations under the tax laws of the relevant jurisdiction. Management determined that as of December 31, 2010, $2.3 million of deferred tax assets related to losses in foreign jurisdictions do not satisfy the recognition criteria set forth in accounting guidance for income taxes. Accordingly, a valuation allowance has been recorded for this amount.

Note 16. Discontinued Operations

        From time to time, tenants may vacate space due to lease buy-outs, elections not to renew their leases, insolvency or lease rejection in the bankruptcy process. In these cases, we assess whether we can obtain the highest value from the property by re-leasing or selling it. In addition, in certain cases, we may try to sell a property that is occupied. When it is appropriate to do so under current accounting guidance for the disposal of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

Notes to Consolidated Financial Statements (Continued)

Note 16. Discontinued Operations (Continued)

        The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Years Ended December 31,
	2010	2009
Revenues	$11,024	$18,674
Expenses	(8,302)	(22,758)
Gain on extinguishment of debt	10,573	—
Gain on deconsolidation of a subsidiary	12,870	—
(Loss) gain on sale of real estate	(2,837)	8,611
Impairment charges	(6,396)	(33,752)

Income (loss) from discontinued operations	$16,932	$(29,225)

        During the three months ended March 31, 2011, we entered into contracts to sell three domestic properties for a total of $14.0 million. In connection with these anticipated sales, we recorded impairment charges totaling $1.1 million during the three months ended March 31, 2011 to reduce the carrying value of the properties to their estimated fair values, which reflected selling prices less the costs to sell. We completed the sales of these properties in the second quarter of 2011. At March 31, 2011, these properties were classified as Assets held for sale in the consolidated balance sheet.

        In March 2011, we returned a property previously leased to Nexpak Corporation to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. At March 31, 2011, the property had a carrying value of $5.5 million, reflecting the impact of impairment charges totaling $1.9 million and $3.5 million incurred in 2010 and 2009, respectively, and the related non-recourse mortgage loan had an outstanding balance of $7.1 million. In connection with this disposition, we recognized a gain on the extinguishment of debt of $2.5 million during the first quarter of 2011.

        2010—We sold four domestic properties for a total price of $19.5 million, including lease termination income of $3.2 million and net of selling costs, and recognized a net loss on the sales of $2.8 million, excluding impairment charges of $1.3 million recognized on the Orgill property and $0.4 million and $1.0 million recognized on the Tower Automotive property in 2010 and 2008, respectively. In connection with two of the property sales, we used a portion of the sale proceeds to defease two non-recourse mortgages totaling $9.1 million on the related properties, and incurred net loss on extinguishment of debt totaling $0.8 million. All amounts are inclusive of affiliates' noncontrolling interests in the properties.

        In June 2010, a consolidated subsidiary consented to a court order appointing a receiver when we stopped making payments on the related non-recourse debt obligation involving a property that was previously leased to Buffets. As we no longer have control over the activities that most significantly impact the economic performance of this subsidiary following possession of the property by the receiver during June 2010, the subsidiary was deconsolidated during the second quarter of 2010. At the date of deconsolidation, the property had a carrying value of $6.6 million, reflecting the impact of impairment charges totaling $8.1 million recognized in 2009, and the related non-recourse mortgage loan had an outstanding balance of $19.4 million. In connection with this deconsolidation, we recognized a gain of $12.9 million during the second quarter of 2010. We believe that our retained interest in this

Notes to Consolidated Financial Statements (Continued)

Note 16. Discontinued Operations (Continued)

deconsolidated entity had no value at the date of deconsolidation. We have recorded the income (loss) from operations and gain recognized upon deconsolidation as discontinued operations, as we have no significant influence on the entity and there are no continuing cash flows from the property.

        In March 2010, we returned a property previously leased to Nortel to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. At March 31, 2010, the property had a carrying value of $17.0 million, reflecting the impact of impairment charges totaling $22.2 million incurred in 2009, and the related non-recourse mortgage loan had an outstanding balance of $27.6 million. In connection with this disposition, we recognized a gain on the extinguishment of debt of $11.4 million during the first quarter of 2010.

        In addition, during 2010 we entered into an agreement to sell a property for approximately $22.0 million. We completed the sale of this property in April 2011. At December 31, 2010, this property was classified as Assets held for sale on our consolidated balance sheet.

Note 17. Segment Information

        We have determined that we operate in one business segment, real estate ownership with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

2010	Domestic	Foreign(a)	Total Company
Revenues	$123,030	$32,694	$155,724
Total long-lived assets(b)	982,801	188,546	1,171,347

2009	Domestic	Foreign(a)	Total Company
Revenues	$121,360	$31,854	$153,214
Total long-lived assets(b)	1,101,460	209,011	1,310,471

(a)
Consists of operations in the United Kingdom, France, Finland, the Netherlands and Germany. France comprised $26.8 million and $25.2 million of total revenues during 2010 and 2009, respectively, and $120.2 million and $133.0 million of total long-lived assets as of December 31, 2010 and 2009, respectively.

(b)
Consists of real estate, net; net investment in direct financing leases; and equity investments in real estate.

Notes to Consolidated Financial Statements (Continued)

Note 18. Selected Quarterly Financial Data (unaudited)

        (Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues(a)	$38,566	$37,123	$37,719	$42,316
Operating expenses(a)	(19,826)	(16,256)	(17,523)	(17,529)
Net income(b)	17,513	22,020	3,405	26,798
Less: Net income attributable to noncontrolling interests	(752)	(601)	(697)	(769)

Net income attributable to CPA®:14 stockholders	16,761	21,419	2,708	26,029

Earnings per share attributable to CPA®:14 stockholders	0.19	0.25	0.03	0.30
Distributions declared per share	0.1996	0.2001	0.2001	0.2001

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues(a)	$35,574	$36,504	$40,329	$40,807
Operating expenses(a)	(16,378)	(16,316)	(22,902)	(20,118)
Net income (loss)(b)	6,622	19,212	(12,039)	(6,794)
Less: Net income attributable to noncontrolling interests	(638)	(628)	(94)	(325)

Net income (loss) attributable to CPA®:14 stockholders	5,984	18,584	(12,133)	(7,119)

Earnings (loss) per share attributable to CPA®:14 stockholders	0.07	0.21	(0.14)	(0.08)
Distributions declared per share	0.1976	0.1981	0.1986	0.1991

(a)
Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Note 16).

(b)
Net income for the fourth quarter of 2009 included impairment charges totaling $20.1 million and $9.8 million, respectively, in connection with several properties and equity investments in real estate (Note 11).

Note 19. Subsequent Event

        In March 2011, we returned a property previously leased to Nexpak Corporation to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. On the date of disposition, the property had a carrying value of $5.5 million, reflecting the impact of impairment charges totaling $1.9 million incurred in 2010 and $3.5 million incurred in 2009, and the related non-recourse mortgage loan had an outstanding balance of $7.1 million.

Notes to Consolidated Financial Statements (Continued)

Note 20. Subsequent Event

Retrospective Adjustment for Discontinued Operations

        During the three months ended March 31, 2011, we entered into contracts to sell three domestic properties for a total of $14.0 million. In connection with these anticipated sales, we recorded impairment charges totaling $1.1 million during the three months ended March 31, 2011 to reduce the carrying value of the properties to their estimated fair values, which reflected selling prices less the costs to sell. We completed the sales of these properties in the second quarter of 2011. At March 31, 2011, these properties were classified as Assets held for sale in the consolidated balance sheet.

        As discussed above, in March 2011, we returned a property previously leased to Nexpak Corporation to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. In connection with this disposition, we recognized a gain on the extinguishment of debt of $2.5 million during the first quarter of 2011.

        The accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2010 and 2009. The net effect of the reclassification represents an increase of $7.0 million, or 15.3%, and $3.3 million, or 10.1%, in our previously reported income from continuing operations for the year ended December 31, 2010 and 2009, respectively. There was no effect on our previously reported net income, financial condition, or cash flows.

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION

at December 31, 2010

(in thousands)

											Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Real Estate Under Operating Leases:
Retail store in Torrance, CA	$27,630	$13,060	$6,934	$204	$—	$13,060	$7,138	$20,198	$2,189	Jul. 1998	40 yrs.
Industrial facility in San Clemente, CA	—	2,390	—	8,958	53	2,390	9,011	11,401	2,529	Jul. 1998	40 yrs.
Industrial facility in Pittsburgh, PA	5,777	620	6,186	—	—	620	6,186	6,806	1,862	Dec. 1998	40 yrs.
Industrial and warehouse facilities in Burbank, CA and Las Vegas, NV	6,452	3,860	8,263	—	2	3,860	8,265	12,125	2,406	Mar. 1999, Oct. 1999	40 yrs.
Warehouse/distribution facilities in Harrisburg, NC; Atlanta, GA; Cincinnati, OH and Elkwood, VA	11,811	3,930	10,398	8,476	9	3,945	18,868	22,813	4,661	Jun. 1999, Dec. 2001	40 yrs.
Warehouse/distribution facilities in Burlington, NJ; Shawnee, KS and Manassas, VA	20,003	3,604	8,613	23,709	—	4,476	31,450	35,926	8,999	Aug. 1999	40 yrs.
Land in Midlothian, VA	2,411	3,515	—	—	—	3,515	—	3,515	—	Sep. 1999	N/A
Office facility in Columbia, MD	—	2,623	20,233	3,113	—	2,623	23,346	25,969	6,365	Nov. 1999	40 yrs.
Industrial facilities in Murrysville, PA and Wylie, TX	12,521	1,596	23,910	875	(214)	2,059	24,108	26,167	5,704	Nov. 1999, Dec. 2001	40 yrs.
Sports facilities in Salt Lake City, UT and St. Charles, MO	6,217	2,920	8,660	863	—	2,920	9,523	12,443	2,430	Dec. 1999, Dec. 2000	40 yrs.
Warehouse/distribution facility in Rock Island, IL	—	500	9,945	1,887	—	500	11,832	12,332	2,983	Feb. 2000	40 yrs.
Industrial facility in North Amityville, NY	9,237	2,932	16,398	18	(4,119)	1,482	13,747	15,229	3,737	Feb. 2000	40 yrs.
Warehouse/distribution facilities in Monon, IN; Champlin, MN; Robbinsville, NJ; Radford, VA and North Salt Lake City, UT	14,468	4,580	24,844	114	—	4,580	24,958	29,538	6,622	May. 2000	40 yrs.
Warehouse/distribution facility in Lakewood, NJ	6,091	710	4,531	3,439	—	710	7,970	8,680	2,016	Jun. 2000	40 yrs.
Retail facilities in Kennesaw, GA and Leawood, KS	13,095	6,230	15,842	108	(357)	6,230	15,593	21,823	4,110	Jun. 2000	40 yrs.
Land in Scottsdale, AZ	12,734	14,600	—	—	—	14,600	—	14,600	—	Sep. 2000	N/A
Industrial facility in Albuquerque, NM	4,975	1,490	4,636	7	—	1,490	4,643	6,133	1,195	Sep. 2000	40 yrs.
Office facility in Houston, TX	4,458	570	6,760	—	—	570	6,760	7,330	1,739	Sep. 2000	40 yrs.
Warehouse/distribution facilities in Valdosta, GA and Johnson City, TN	—	650	16,889	410	—	650	17,299	17,949	4,415	Oct. 2000	40 yrs.
Land in Elk Grove Village, IL	2,805	4,100	—	—	—	4,100	—	4,100	—	Oct. 2000	N/A

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

at December 31, 2010

(in thousands)

											Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Industrial facility in Salisbury, NC	6,178	1,370	2,672	6,298	(51)	1,319	8,970	10,289	2,028	Nov. 2000	40 yrs.
Office facility in Lafayette, LA	2,137	660	3,005	—	—	660	3,005	3,665	754	Dec. 2000	40 yrs.
Office facility in Collierville, TN	54,000	3,154	70,646	12	—	3,154	70,658	73,812	30,104	Dec. 2000	7 - 40 yrs.
Multiplex motion picture theater in Port St. Lucie and Pensacola, FL	8,306	3,200	3,066	6,800	(4,112)	3,685	5,269	8,954	1,254	Dec. 2000	40 yrs.
Retail and warehouse/distribution facilities in York, PA	9,280	1,974	10,068	8,433	(5,456)	849	14,170	15,019	2,119	Dec. 2000	40 yrs.
Office facilities in Lindon, UT	—	1,390	1,123	8,081	(428)	1,851	8,315	10,166	2,810	Dec. 2000	40 yrs.
Office facility in Houston, TX	3,423	1,025	4,530	764	—	1,025	5,294	6,319	1,220	Dec. 2000	40 yrs.
Industrial facility in Doncaster, United Kingdom	5,078	—	8,383	7	2,116	—	10,506	10,506	890	Jan. 2001	21.7 yrs.
Industrial and office facilities in Elgin, IL; Bozeman, MT and Nashville, TN	10,700	3,900	17,937	166	(546)	3,900	17,557	21,457	4,288	Mar. 2001	40 yrs.
Warehouse/distribution facility in Duluth, GA	7,141	2,167	11,446	5	(5,407)	1,105	7,106	8,211	2,697	Mar. 2001	40 yrs.
Industrial facilities in City of Industry, CA; Florence, KY; Chelmsford, MA and Lancaster, TX	9,338	4,398	13,418	3,745	24	4,643	16,942	21,585	3,924	Apr. 2001	7 - 40 yrs.
Industrial facility in Mesa, AZ	17,250	4,000	14,951	10,147	(22,597)	1,618	4,883	6,501	963	Jun. 2001, Dec. 2006	34.5 yrs.
Industrial facilities in South Windsor and Manchester, CT	11,265	1,555	18,823	250	27	1,555	19,100	20,655	4,505	Jul. 2001	40 yrs.
Industrial and office facilities in Rome, GA; Niles, IL; Plymouth, MI and Twinsburg, OH	14,884	4,140	23,822	1,373	(8,370)	2,959	18,006	20,965	5,799	Aug. 2001	40 yrs.
Industrial facility in Milford, OH	—	2,000	12,869	—	—	2,000	12,869	14,869	2,989	Sep. 2001	40 yrs.
Retail facilities in several cities in the following states: Arizona, California, Florida, Illinois, Massachusetts, Maryland, Michigan and Texas	37,404	17,100	54,743	—	(2,747)	16,100	52,996	69,096	12,090	Nov. 2001	40 yrs.
Office facility in Turku, Finland	43,009	801	23,390	12,291	10,661	1,677	45,466	47,143	9,167	Dec. 2001, Dec. 2007	25 - 40 yrs.
Educational facilities in Union, NJ; Allentown and Philadelphia, PA and Grand Prairie, TX	5,235	2,486	7,602	—	3	2,486	7,605	10,091	1,719	Dec. 2001	40 yrs.

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

at December 31, 2010

(in thousands)

											Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse/distribution, office and industrial facilities in Perris, CA; Eugene, OR; West Jordan, UT and Tacoma, WA	6,084	6,050	8,198	—	(1,845)	4,200	8,203	12,403	1,820	Feb. 2002	40 yrs.
Warehouse/distribution facilities in Charlotte and Lincolnton, NC and Mauldin, SC	8,012	1,860	12,852	—	1	1,860	12,853	14,713	2,827	Mar. 2002	40 yrs.
Warehouse/distribution facilities in Boe, Carpiquet, Mans, Vendin Le Vieil, Lieusaint, Lagnieu, Luneville and St. Germain de Puy, France	81,127	15,724	75,211	13,755	41,780	24,665	121,805	146,470	26,250	Mar. 2002	40 yrs.
Warehouse/distribution and office facilities in Davenport, IA and Bloomington, MN	17,159	3,260	26,009	—	—	3,260	26,009	29,269	5,500	Jul. 2002	40 yrs.
Industrial facility in Gorinchem, Netherlands	5,872	2,374	3,864	—	2,023	3,181	5,080	8,261	1,079	Jul. 2002
Industrial facilities in Kendallville, IN; Clinton Township, MI and Upper Sandusky, OH	10,543	4,390	30,336	—	(7,179)	3,550	23,997	27,547	5,224	Aug. 2002	40 yrs.
Retail facilities in Fairfax, VA and Lombard, IL	11,816	13,226	18,248	—	(1,018)	13,226	17,230	30,456	2,095	Dec. 2006	33.6 yrs.
Retail facility in South Tulsa, OK	5,000	1,649	3,425	225	—	1,649	3,650	5,299	469	Dec. 2006	30 yrs.
Retail and warehouse/distribution facilities in Johnstown and Whitehall, PA	5,000	2,115	15,945	—	(609)	2,115	15,336	17,451	2,066	Dec. 2006	30.3 yrs.
Warehouse/distribution facility in Dallas, TX	6,516	323	6,784	—	—	323	6,784	7,107	820	Dec. 2006	30.8 yrs.
Industrial facility in Shelburne, VT	1,689	955	2,919	—	—	955	2,919	3,874	390	Dec. 2006	30.6 yrs.
Industrial facilities in Fort Dodge, IN and Oconomowoc, WI	6,098	1,218	11,879	2,514	—	1,218	14,393	15,611	2,263	Dec. 2006	23.5 yrs.
Industrial facility in Aurora, IL	—	2,730	10,391	—	—	2,730	10,391	13,121	1,376	Dec. 2006	30.8 yrs.
Industrial facility in Houston, TX	—	2,299	4,722	—	—	2,299	4,722	7,021	1,181	Dec. 2006	16.3 yrs.
Industrial, warehouse/distribution and office facilities in Waterloo, WI	—	922	16,824	—	(642)	922	16,182	17,104	3,250	Dec. 2006	20.3 yrs.

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

at December 31, 2010

(in thousands)

											Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)
									Accumulated Depreciation(c)	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Industrial and warehouse/distribution facilities in Westfield, MA	6,361	1,106	9,952	—	—	1,106	9,952	11,058	1,173	Dec. 2006	34.7 yrs.
Industrial facility in Richmond, MO	5,528	530	6,505	—	—	530	6,505	7,035	763	Dec. 2006	34.8 yrs.
Retail facilities in Bourne, Sandwich and Chelmsford, MA	1,379	1,418	2,157	—	—	1,418	2,157	3,575	283	Dec. 2006	31.1 yrs.
Industrial facility in Carlsbad, CA	—	2,618	4,880	—	—	2,618	4,880	7,498	646	Dec. 2006	30.8 yrs.
Fitness and recreational facility in Houston, TX	3,652	1,613	3,398	—	—	1,613	3,398	5,011	468	Dec. 2006	29.7 yrs.
Theater in Hickory Creek, TX	3,697	3,138	6,752	—	—	3,138	6,752	9,890	811	Dec. 2006	34 yrs.
Educational facilities in Chandler, AZ; Fleming Island, FL; Ackworth, GA; Hauppauge and Patchogue, NY; Sugar Land, TX; Hampton, VA and Silverdale, WA	5,778	4,312	9,963	—	(380)	4,312	9,583	13,895	1,325	Dec. 2006	29.6 yrs.
Industrial facility in Indianapolis, IN	1,773	1,035	6,594	—	—	1,035	6,594	7,629	913	Dec. 2006	29.5 yrs.
Warehouse/distribution facilities in Greenville, SC	4,557	625	8,178	—	—	625	8,178	8,803	1,200	Dec. 2006	27.8 yrs.
Industrial and office facilities in San Diego, CA	35,197	7,247	29,098	313	—	7,247	29,411	36,658	4,350	Dec. 2006	40 yrs.

	$638,151	$212,537	$830,620	$127,360	$(9,378)	$214,761	$946,378	$1,161,139	$221,824

SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)

at December 31, 2010

(in thousands)

		Initial Cost to Company
						Gross Amount at which Carried at Close of Period Total
				Costs Capitalized Subsequent to Acquisition(a)	Increase (Decrease) in Net Investments(b)		Date Acquired
Description	Encumbrances	Land	Buildings
Direct Financing Method:
Industrial facility in Dallas, TX	$—	$460	$20,427	$—	$(8,401)	$12,486	Nov. 1999
Multiplex theater facility in Midlothian, VA	8,623	—	10,819	854	897	12,570	Sep. 1999
Office facility in Scottsdale, AZ	22,267	—	25,415	115	—	25,530	Sep. 2000
Warehouse/distribution facility in Elk Grove Village, IL	1,461	—	4,172	4	(2,040)	2,136	Oct. 2000
Multiplex motion picture theater in Pensacola, FL	6,771	—	4,112	2,542	—	6,654	Dec. 2000
Industrial and manufacturing facilities in Old Fort and Albemarie, NC; Holmesville, OH and Springfield, TN	6,860	2,961	24,474	19	(9,759)	17,695	Sep. 2001
Educational facility in Mooresville, NC	5,131	1,600	9,276	130	(524)	10,482	Feb. 2002
Industrial facility in Ashburn Junction, VA	—	4,683	15,116	—	—	19,799	Dec. 2006

	$51,113	$9,704	$113,811	$3,664	$(19,827)	$107,352

(a)
Consists of the costs of improvements subsequent to purchase and acquisition costs, including legal fees, appraisal fees, title costs and other related professional fees.

(b)
The increase (decrease) in net investment was primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, (iv) changes in foreign currency exchange rates and (v) adjustments in connection with purchasing certain minority interests.

(c)
Reconciliation of real estate and accumulated depreciation (see below):

NOTES to SCHEDULE III—REAL ESTATE and ACCUMULATED DEPRECIATION

(in thousands)

	Reconciliation of Real Estate Subject to Operating Leases
	Years ended December 31,
	2010	2009
Balance at beginning of year	$1,255,966	$1,275,775
Additions	839	2,921
Dispositions	(38,610)	(23,473)
Reclassification from equity investment, direct financing lease or funds held in escrow	—	45,734
Reclassification to assets held for sale	(22,598)	(11,421)
Deconsolidation of real estate asset	(10,320)	—
Impairment charges	(7,922)	(37,779)
Foreign currency translation adjustment	(16,216)	4,209

Balance at close of year	$1,161,139	$1,255,966

	Reconciliation of Accumulated Depreciation
	Years ended December 31,
	2010	2009
Balance at beginning of year	$215,967	$188,739
Depreciation expense	26,774	29,614
Dispositions	(11,006)	(2,438)
Reclassification from equity investment	—	2,217
Reclassification to assets held for sale	(3,685)	(2,771)
Deconsolidation of real estate asset	(3,693)	—
Foreign currency translation adjustment	(2,533)	606

Balance at close of year	$221,824	$215,967

        At December 31, 2010, the aggregate cost of real estate, net of accumulated depreciation and accounted for as operating leases, owned by us and our consolidated subsidiaries for U.S. federal income tax purposes was $849.3 million.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
Assets
Investments in real estate:
Real estate, at cost	$996,213	$1,161,139
Accumulated depreciation	(195,981)	(221,824)

Net investments in properties	800,232	939,315
Net investments in direct financing leases	107,331	107,352
Assets held for sale	28,852	18,913
Equity investments in real estate	170,451	105,767

Net investments in real estate	1,106,866	1,171,347
Cash and cash equivalents	100,206	124,693
Intangible assets, net	55,555	56,912
Other assets, net	59,955	69,029

Total assets	$1,322,582	$1,421,981

Liabilities and Equity
Liabilities:
Non-recourse debt	$592,611	$689,264
Accounts payable, accrued expenses and other liabilities	12,173	14,048
Prepaid and deferred rental income and security deposits	25,872	26,764
Due to affiliates	10,910	13,183
Distributions payable	17,497	17,463

Total liabilities	659,063	760,722

Commitments and contingencies (Note 10)
Equity:
CPA®:14 stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 96,576,632 and 96,404,073 shares issued, respectively; and 87,442,794 and 87,270,235 shares outstanding, respectively	96	96
Additional paid-in capital	951,745	949,791
Distributions in excess of accumulated earnings	(198,700)	(192,995)
Accumulated other comprehensive income	10,360	4,515
Less, treasury stock at cost, 9,133,838 and 9,133,838 shares, respectively	(107,413)	(107,413)

Total CPA®:14 stockholders' equity	656,088	653,994
Noncontrolling interests	7,431	7,265

Total equity	663,519	661,259

Total liabilities and equity	$1,322,582	$1,421,981

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues
Rental income	$27,121	$33,453
Interest income from direct financing leases	3,294	3,542
Other operating income	420	1,570

	30,835	38,565

Operating Expenses
Property expenses	(5,926)	(8,444)
Depreciation and amortization	(6,662)	(7,450)
General and administrative	(2,464)	(1,723)
Impairment charges	(380)	(2,209)

	(15,432)	(19,826)

Other Income and Expenses
Income from equity investments in real estate	6,034	3,092
Other interest income	407	364
Other income and (expenses)	386	(53)
Interest expense	(9,711)	(12,863)

	(2,884)	(9,460)

Income from continuing operations before income taxes	12,519	9,279
Provision for income taxes	(603)	(842)

Income from continuing operations	11,916	8,437

Discontinued Operations
Loss from operations of discontinued properties	(814)	(406)
Gain on extinguishment of debt	2,495	11,376
Loss on sale of real estate	—	(39)
Impairment charges	(1,064)	(1,855)

Income from discontinued operations, net of tax	617	9,076

Net Income	12,533	17,513
Less: Net income attributable to noncontrolling interests	(741)	(752)

Net Income Attributable to CPA®:14 Stockholders	$11,792	$16,761

Earnings Per Share
Income from continuing operations attributable to CPA®:14 stockholders	$0.13	$0.09
Income from discontinued operations attributable to CPA®:14 stockholders	0.01	0.10

Net income attributable to CPA®:14 stockholders	$0.14	$0.19

Weighted Average Shares Outstanding	87,302,534	86,266,951

Amounts Attributable to CPA®:14 Stockholders
Income from continuing operations, net of tax	$11,175	$7,761
Income from discontinued operations, net of tax	617	9,000

Net income	$11,792	$16,761

Distributions Declared Per Share	$0.2001	$0.1996

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2011	2010
Net Income	$12,533	$17,513
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	5,727	(3,579)
Change in unrealized (loss) gain on marketable securities	(6)	125
Change in unrealized gain (loss) on derivative instruments	115	(385)

	5,836	(3,839)

Comprehensive Income	18,369	13,674

Amounts Attributable to Noncontrolling Interests:
Net income	(741)	(752)
Change in unrealized loss on marketable securities	9	7

Comprehensive income attributable to noncontrolling interests	(732)	(745)

Comprehensive Income Attributable to CPA®:14 Stockholders	$17,637	$12,929

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows—Operating Activities
Net income	$12,533	$17,513
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	6,907	10,132
Straight-line rent adjustments and amortization of rent-related intangibles	272	(2,087)
(Income) loss from equity investments in real estate in excess of distributions received	(2,645)	663
Issuance of shares to affiliate in satisfaction of fees due	1,934	2,095
Realized loss on foreign currency transactions, derivative instruments and other	24	64
Realized loss on sale of real estate	—	39
Realized gain on extinguishment of debt	(2,495)	(11,376)
Unrealized gain on foreign currency transactions, derivative instruments and other	(168)	(11)
Impairment charges	1,444	4,064
Change in other operating assets and liabilities, net	640	3,267

Net Cash Provided by Operating Activities	18,446	24,363

Cash Flows—Investing Activities
Distributions received from equity investments in real estate in excess of equity income	1,812	1,763
Contributions to equity investments	(4,920)	—
Capitalized expenditures	(845)	(141)
Repayment of Federal Deposit Insurance Corporation guaranteed unsecured note	—	5,000
Proceeds from sale of real estate and securities	—	8,882
Decrease in cash due to deconsolidation of a subsidiary	(7,121)	—
Payment of deferred acquisition fees to an affiliate	(1,753)	(2,645)
Cash receipts from direct financing lease greater than revenue recognized	21	—

Net Cash (Used in) Provided by Investing Activities	(12,806)	12,859

Cash Flows—Financing Activities
Distributions paid	(17,463)	(17,143)
Distributions paid to noncontrolling interests	(1,271)	(4,950)
Contributions from noncontrolling interests	705	601
Proceeds from mortgage financing	10,000	6,600
Prepayment of mortgage principal	(14,224)	—
Scheduled payments of mortgage principal	(7,458)	(11,904)
Deferred financing costs and mortgage deposits	(642)	(263)
Proceeds from stock issuance, net of costs	20	2,043
Purchase of treasury stock	—	(349)

Net Cash Used in Financing Activities	(30,333)	(25,365)

Change in Cash and Cash Equivalents During the Period
Effect of exchange rate changes on cash	206	(384)

Net (decrease) increase in cash and cash equivalents	(24,487)	11,473
Cash and cash equivalents, beginning of period	124,693	93,310

Cash and cash equivalents, end of period	$100,206	$104,783

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)

(in thousands)

Supplemental noncash investing activities:

        During the three months ended March 31, 2011, we reclassified $11.0 million of Net investments in properties to Assets held for sale in connection with the anticipated sales of several properties (Note 4).

        During the three months ended March 31, 2011 and 2010, we declared distributions totaling $17.5 million and $17.2 million, respectively, which were paid on April 15, 2011 and 2010, respectively.

        In January 2011, we sold ten French properties, the "Carrefour" properties, to Corporate Property Associates 16 — Global Incorporated ("CPA®:16 — Global") in exchange for newly issued shares in one of its wholly-owned subsidiaries (Note 4). This non-cash transaction consisted of the deconsolidation of certain assets and liabilities and an increase to equity investment as detailed in the table below (in thousands):

Assets:
Net investments in properties	$121,003
Other assets, net	8,211
Liabilities:
Non-recourse debt	(81,671)
Accounts payable, accrued expenses and other liabilities	(1,193)
Prepaid and deferred rental income and security deposits	(58)

Net assets deconsolidated excluding cash	46,292
Increase in Equity investments in real estate	53,413

Decrease in cash upon deconsolidation of a subsidiary	$(7,121)

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Business and Organization

        Corporate Property Associates 14 Incorporated (together with its consolidated subsidiaries and predecessors, "we", "us" or "our") is a publicly owned, non-listed real estate investment trust ("REIT") that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to United States ("U.S.") federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults and sales of properties. At March 31, 2011, our portfolio was comprised of our full or partial ownership interests in 303 properties, substantially all of which were triple-net leased to 83 tenants, and totaled approximately 28 million square feet with an occupancy rate of approximately 95%. We were formed in 1997 and are managed by W. P. Carey & Co. LLC ("WPC") and its subsidiaries (collectively, the "advisor").

        In May 2011, we merged with and into a subsidiary of CPA®:16 — Global as described in Note 13.

Note 2. Basis of Presentation

        Our interim consolidated financial statements have been prepared, without audit, in accordance with the instructions to interim financial statements and, therefore, do not necessarily include all information and footnotes necessary for a fair statement of our consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the U.S. ("GAAP").

        In the opinion of management, the unaudited financial information for the interim periods presented in this Report reflects all normal and recurring adjustments necessary for a fair statement of results of operations, financial position and cash flows. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2010, which are included in our 2010 annual financial statements beginning on page F-115, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this Report. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Basis of Consolidation

        The consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interests, as described below. The portion of equity in a consolidated subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

        We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as such interests do not qualify as variable interest entities ("VIEs") and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of these investments.

        Additionally, we own interests in single-tenant net leased properties leased to companies through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly-owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits.

        We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease as well as certain decision-making rights within a loan can cause us to consider an entity a VIE.

Information about International Geographic Areas

        At March 31, 2011, our international investments were comprised of investments in the European Union. The following tables present information about these investments (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenues	$1,549	$8,524
Income from continuing operations before income taxes	3,918	5,153
Net income attributable to CPA®:14 stockholders	3,918	5,153

	March 31, 2011	December 31, 2010
Net investments in real estate	$130,296	$188,546
Non-recourse debt	56,934	135,085

Note 3. Agreements and Transactions with Related Parties

Transactions with the Advisor

        We have an advisory agreement with the advisor whereby the advisor performs certain services for us for a fee. The agreement that is currently in effect was recently renewed for an additional year pursuant to its terms effective October 1, 2010. Under the terms of this agreement, the advisor manages our day-to-day operations, for which we pay the advisor asset management and performance fees, and structures and negotiates the purchase and sale of investments and debt placement transactions for us, for which we pay the advisor structuring and subordinated disposition fees. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

addition, we reimburse the advisor for certain administrative duties performed on our behalf. We also have certain agreements with affiliates regarding jointly-owned investments. The following tables present a summary of fees we paid and expenses we reimbursed to the advisor in accordance with the advisory agreement (in thousands):

	Three Months Ended March 31,
	2011	2010
Amounts Included in the Consolidated Statement of Income:
Asset management fees	$2,348	$2,539
Performance fees	2,348	2,539
Personnel reimbursements	744	717
Office rent reimbursements	163	182

	$5,603	$5,977

Other Transaction Fees Incurred:
Mortgage refinancing fees	$100	$66

	$100	$66

	March 31, 2011	December 31, 2010
Unpaid Transaction Fees:
Unpaid deferred acquisition fees	$2,483	$4,236
Subordinated disposition fees	6,076	6,065

	$8,559	$10,301

Asset Management and Performance Fees

        We pay the advisor asset management and performance fees, each of which are 1/2 of 1% per annum of average invested assets and are computed as provided for in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative rate of cash flow from operations of 7% per annum. The asset management and performance fees are payable in cash or restricted shares of our common stock at the advisor's option. If the advisor elects to receive all or a portion of its fees in restricted shares, the number of restricted shares issued is determined by dividing the dollar amount of fees by our most recently published NAV per share as approved by our board of directors. For 2011 and 2010, the advisor elected to receive its asset management fees in cash and 80% of its performance fees in shares, with the remaining 20% payable in cash. Asset management and performance fees are included in Property expenses in the consolidated financial statements.

Personnel and Office Rent Reimbursements

        We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. Personnel and office rent reimbursements are included in General and administrative expenses in the consolidated financial statements.

        The advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management fees at such time that a reimbursement is fixed, determinable, and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Transaction Fees

        We also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate costs of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the seven calendar years following the date on which a property was purchased, subject to satisfying the 7% performance criterion. Interest is accrued on unpaid installments of the deferred portion at 6% per year. In connection with the merger with Corporate Property Associates 12 Incorporated ("CPA®:12") in December 2006, we assumed deferred fees incurred by CPA®:12 totaling $2.7 million that bear interest at an annual rate of 7% and have scheduled installment payments through 2018. Current and deferred acquisition fees are capitalized and included in the cost basis of the assets acquired. Mortgage refinancing fees, which are paid at the discretion of our board of directors, equal up to 1% of the principal and are capitalized to deferred financing costs and amortized over the life of the new loans. We did not incurred any current and deferred acquisition fees during the three months ended March 31, 2011 and 2010.

        We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are paid at the discretion of our board of directors, and which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event.

Jointly-Owned Investments and Other Transactions with Affiliates

Merger

        On December 13, 2010, we and CPA®:16 — Global entered into a definitive agreement pursuant to which we would merge with and into CPA®:16 — Global, subject to the approval of our stockholders (the "Merger"). Our stockholders approved the Merger on April 26, 2011, and the Merger closed on May 2, 2011, as described in Note 13.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

Other Transactions

        We share with our affiliates leased office space used for the administration of our operations. Rental, occupancy, and leasehold improvement costs are allocated among us and our affiliates based on our respective gross revenues and are adjusted quarterly.

        We own interests in entities ranging from 12% to 97%, as well as jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments and account for the remainder under the equity method of accounting.

        At March 31, 2011, the advisor owned 8,189,113 shares (9.4%) of our common stock.

Note 4. Net Investments in Properties

Net Investments in Properties

        Net investments in properties, which consists of land and buildings leased to others, at cost, and accounted for as operating leases, is summarized as follows (in thousands):

	March 31, 2011	December 31, 2010
Land	$186,255	$214,761
Buildings	809,958	946,378
Less: Accumulated depreciation	(195,981)	(221,824)

	$800,232	$939,315

        During the three months ended March 31, 2011, we reclassified $11.0 million of Net investments in properties to Assets held for sale in connection with anticipated sales of several properties.

Carrefour France, SAS Disposition

        In January 2011, we sold shares in a subsidiary that owns ten properties in France in exchange for newly issued shares in one of CPA®:16 — Global's wholly-owned subsidiaries that also owns several properties in France. In connection with the transaction, we deconsolidated our subsidiary and accounted for our interest in CPA®:16 — Global's subsidiary using the equity method of accounting. The newly issued equity in CPA®:16 — Global's subsidiary resulted in our ownership stake in the entity to be 97%; however, CPA®:16 — Global continued to consolidate this entity in the first quarter of 2011

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Net Investments in Properties (Continued)

because CPA®:16 — Global effectively bought back these shares as part of the Merger. The following table presents the assets and liabilities of our subsidiary on the date of deconsolidation (in thousands):

Increase in Equity investments in real estate	$53,413

Assets deconsolidated:
Net investments in properties	$121,003
Cash and cash equivalents	7,121
Other assets, net	8,211

$136,335

Liabilities deconsolidated:
Non-recourse debt	$(81,671)
Accounts payable, accrued expenses and other liabilities	(1,193)
Prepaid and deferred rental income and security deposits	(58)

$(82,922)

Other

        In connection with our acquisition of properties, we have recorded cumulative net lease intangibles of $50.3 million, which are being amortized over periods ranging from nine to 40 years. There were no new intangible assets recorded during the three months ended March 31, 2011. In-place lease, tenant relationship and above-market rent intangibles are included in Intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to Lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization. Net amortization of intangibles, including the effect of foreign currency translation, was $1.4 million and $2.4 million for the three months ended March 31, 2011 and 2010, respectively.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolio consists of our Net investments in direct financing leases. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to the tenant's business and that we believe have a low risk of tenant defaults. At March 31, 2011 and December 31, 2010, none of the balances of our finance receivables were past due and we had not established any allowances for credit losses. Additionally, there have been no modifications of finance receivables. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the first quarter of 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 5. Finance Receivables (Continued)

        A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants		Net Investment in Direct Financing Leases
Internal Credit Quality Indicator	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
1	1	1	$25,530	$25,530
2	3	3	29,685	29,706
3	3	3	34,422	34,421
4	1	1	17,694	17,695
5	0	0	—	—

			$107,331	$107,352

Note 6. Equity Investments in Real Estate

        We own equity interests in single-tenant net leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments). Investments in unconsolidated investments are required to be evaluated periodically. We periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

		Carrying Value at
Owner/Lessee	Ownership Interest at March 31, 2011	March 31, 2011	December 31, 2010
Dfence (Belgium) 16 Sprl(a)(b)(c)	97%	61,583	—
True Value Company(d)	50%	30,472	30,677
Advanced Micro Devices, Inc.(d)	67%	15,238	15,633
Hellweg Die Profi-Baumarkte GmbH & Co. KG(b)(e)	32%	13,432	13,552
U-Haul Moving Partners, Inc. and Mercury Partners, LP(e)	12%	12,176	12,263
The Upper Deck Company(d)(f)(g)	50%	11,094	6,681
Life Time Fitness, Inc. and Town Sports International Holdings, Inc.(d)	56%	10,038	10,201
Best Buy Co., Inc.(d)	37%	9,898	10,058
Del Monte Corporation(d)(f)	50%	6,178	6,385
Checkfree Holdings, Inc.(h)	50%	1,102	1,159
Dick's Sporting Goods, Inc.(c)(i)	45%	(760)	(842)

		$170,451	$105,767

(a)
We acquired our interest in this investment in January 2011 (Note 4).

(b)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the Euro.

(c)
This investment is jointly-owned with CPA®:16 — Global.

(d)
This investment is jointly-owned with Corporate Property Associates 15 Incorporated ("CPA®:15").

(e)
This investment is jointly-owned with CPA®:15 and CPA®:16 — Global.

(f)
Represents a tenancy-in-common interest, under which the investment is under common control by us and our investment partner.

(g)
In February 2011, we made a contribution of $4.7 million to the jointly-owned investment to pay off its maturing mortgage loan.

(h)
This investment is jointly-owned with WPC.

(i)
In 2007, this investment obtained non-recourse mortgage financing of $23.0 million and distributed the proceeds to the investment partners. Our share of the distribution was $10.3 million, which exceeded our total investment in the jointly-owned entity at that time. At March 31, 2011 and December 31, 2010, we intended to fund our share of the investment's future operating deficits if the need arose. However, we had no legal obligation to pay for any of the investment's liabilities nor did we have any legal obligation to fund operating deficits.

        We recognized income from equity investments in real estate of $6.0 million and $3.1 million for the three months ended March 31, 2011 and 2010, respectively. Income from equity investments in real

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

estate represents our proportionate share of the income or losses of these investments as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges and basis differentials from acquisitions of certain investments.

Note 7. Fair Value Measurements

        Under current authoritative accounting guidance for fair value measurements, the fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain securities.

Items Measured at Fair Value on a Recurring Basis

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Money Market Funds—Our money market funds consisted of government securities and U.S. treasury bills. These funds were classified as Level 1 as we used quoted prices from active markets to determine their fair values.

        Derivative Liabilities—Our derivative liabilities are comprised of interest rate swaps. These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. Our derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        Other Securities and Derivative Assets—Our other securities are comprised of our interest in a commercial mortgage loan securitization and our investments in equity units in Rave Reviews Cinemas, LLC. Our derivative assets consisted of stock warrants that were granted to us by lessees in connection with structuring initial lease transactions. These assets are not traded in an active market. We estimated the fair value of these assets using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Fair Value Measurements (Continued)

        The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis at March 31, 2011 and December 31, 2010. Assets and liabilities presented below exclude assets and liabilities owned by unconsolidated investments (in thousands):

		Fair Value Measurements at March 31, 2011 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Money market funds	$25,032	$25,032	$—	$—
Marketable securities	321	321	—	—
Other securities	15,157	—	—	15,157
Derivative assets	1,626	—	—	1,626

	$42,136	$25,353	$—	$16,783

Liabilities:
Derivative liabilities	$(1,573)	$—	$(1,573)	$—

		Fair Value Measurements at December 31, 2010 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Money market funds	$93,836	$93,836	$—	$—
Marketable securities	332	332	—	—
Other securities	15,075	—	—	15,075
Derivative assets	1,626	—	—	1,626

	$110,869	$94,168	$—	$16,701

Liabilities:
Derivative liabilities	$(1,688)	$—	$(1,688)	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Fair Value Measurements (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Only)
	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Other Securities	Derivative Assets	Total Assets	Other Securities	Derivative Assets	Total Assets
Beginning balance	$15,075	$1,626	$16,701	$15,829	$1,494	$17,323
Total gains or losses (realized and unrealized):
Included in earnings	—	—	—	—	78	78
Included in other comprehensive income	5	—	5	172	—	172
Amortization and accretion	76	—	76	(35)	—	(35)
Purchases, issuances, and settlements	—	—	—	—	(12)	(12)

Ending balance	$15,156	$1,626	$16,782	$15,966	$1,560	$17,526

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—	$—	$—	$—	$(66)	$(66)

        We did not have any transfers into or out of Level 1, Level 2 and Level 3 measurements during the three months ended March 31, 2011 and 2010. Gains and losses (realized and unrealized) included in earnings are reported in Other income and (expenses) in the consolidated financial statements.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

		March 31, 2011		December 31, 2010
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt(a)	3	$592,611	$582,821	$689,264	$678,699

(a)
We determined the estimated fair value of our other financial instruments using a discounted cash flow model with rates that take into account the credit of the tenant/obligor and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

        We estimated that our remaining financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both March 31, 2011 and December 31, 2010.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Fair Value Measurements (Continued)

real estate for which an impairment indicator is identified, we follow a two-step process to determine whether an investment is impaired and the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be impaired, and we then measure the loss as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information such as recent comparable sales or broker quotes. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value accounting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about our other assets that were measured on a fair value basis for the three months ended March 31, 2011 and 2010. All of the impairment charges were measured using unobservable inputs (Level 3) (in thousands):

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
	Total Fair Value Measurements	Total Impairment Charges	Total Fair Value Measurements	Total Impairment Charges
Impairment Charges From Continuing Operations:
Net investments in properties(a)(b)	$1,723	$380	$—	$—
Net investments in direct financing leases(a)(c)	—	—	3,000	2,209

	1,723	380	3,000	2,209

Impairment Charges From Discontinued Operations:
Net investments in properties(a)(d)(e)	7,250	1,064	9,800	1,855

	$8,973	$1,444	$12,800	$4,064

(a)
These fair value measurements were based on the contracted selling prices, which were unobservable in an active market.

(b)
During the three months ended March 31, 2011, we recognized an impairment charge of $0.4 million on a property to write down the property's carrying value to its fair value in connection with a potential sale, which approximated its estimated selling price less selling costs. There can be no assurance that we will be able to sell this property at an acceptable price or at all.

(c)
During the three months ended March 31, 2010, we recognized an impairment charge of $2.2 million on a property to reduce its carrying value to its estimated fair value, which reflected its estimated selling price less selling costs. At March 31, 2010, this property was classified as Net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Fair Value Measurements (Continued)

  investments in direct financing leases on the consolidated balance sheet. We completed the sale of the property in August 2010.

(d)
During the three months ended March 31, 2011, we recognized impairment charges on two vacant properties totaling $1.1 million to reduce the carrying values of the properties to their estimated fair values, which approximated the estimated selling price less selling costs. At March 31, 2011, these properties were classified as Assets held for sale on the consolidated balance sheet (Note 4). We completed the sales of these properties in the second quarter of 2011.

(e)
During the three months ended March 31, 2010, we recognized impairment charges on two sold properties totaling $1.9 million to reduce the carrying values of the properties to their selling prices.

Note 8. Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are primarily subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10% of current annualized contractual minimum base rent in certain areas, as described below. The percentages in the paragraph below represent our directly-owned real estate properties and do not include our pro rata share of equity investments.

        At March 31, 2011, the majority of our directly-owned real estate properties were located in the U.S. (95%) with the remainder located in Europe, based on percentage of our annualized contractual minimum base rent for the first quarter of 2011. At March 31, 2011, our directly-owned real estate properties contained concentration in the following assets types: industrial (36%), office (22%), warehouse/distribution (19%) and retail (13%); and in the following tenant industries: retail (17%), electronics (14%) and transportation—cargo (10%). There were no significant concentrations, individually or in the aggregate, related to our unconsolidated investments.

Note 9. Debt

Non-Recourse Debt

        Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property and direct financing leases with an aggregate carrying value of $779.1 million and $924.4 million at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, our mortgage notes payable bore interest at fixed annual rates ranging from 5.2% to 8.3% and variable contractual rates ranging from 5.0% to 6.8%, with maturity dates ranging from 2011 to 2023.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Debt (Continued)

        During the three months ended March 31, 2011, we obtained a non-recourse mortgage loan of $6.0 million on a previously unencumbered property with an annual interest rate of 6.4% and term of 10 years.

        During the three months ended March 31, 2011, we refinanced a maturing non-recourse mortgage of $3.0 million with new financing of $4.0 million. The new mortgage loan has an annual interest rate and term of 6.9% and 10 years, respectively.

        In January 2011, we sold our interest in a consolidated subsidiary that had a non-recourse mortgage loan of $81.7 million (Note 4). Additionally, in March 2011, we returned a property previously leased to Nexpak Corporation to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations with an outstanding balance of $7.1 million (Note 12).

Scheduled Debt Principal Payments

        Scheduled debt principal payments during the remainder of 2011, each of the next four calendar years following December 31, 2011, and thereafter are as follows (in thousands):

Years Ending December 31,	Total
2011 (remainder)	$161,230
2012	125,667
2013	7,597
2014	22,874
2015	20,736
Thereafter through 2037	253,083

591,187
Unamortized premium	1,424

Total	$592,611

Note 10. Commitments and Contingencies

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Note 11. Noncontrolling Interests

        Noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Other than the disposition of the Carrefour properties (Note 4), there were no changes in our ownership interest in any of our consolidated subsidiaries for the three months ended March 31, 2011.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 11. Noncontrolling Interests (Continued)

        The following table presents a reconciliation of total equity, the equity attributable to our stockholders and the equity attributable to noncontrolling interests (in thousands):

	Total	CPA®:14 Shareholders	Noncontrolling Interests
Balance at January 1, 2011	$661,259	$653,994	$7,265
Shares issued	1,954	1,954	—
Contributions	705	—	705
Net income	12,533	11,792	741
Distributions	(18,768)	(17,497)	(1,271)
Change in other comprehensive income (loss)	5,836	5,845	(9)

Balance at March 31, 2011	$663,519	$656,088	$7,431

	Total	CPA®:14 Shareholders	Noncontrolling Interests
Balance at January 1, 2010	$664,700	$647,194	$17,506
Shares issued	4,138	4,138	—
Contributions	601	—	601
Net income	17,513	16,761	752
Distributions	(22,198)	(17,248)	(4,950)
Change in other comprehensive loss	(3,839)	(3,832)	(7)
Shares repurchased	(349)	(349)	—

Balance at March 31, 2010	$660,566	$646,664	$13,902

Note 12. Discontinued Operations

        From time to time, we may decide to sell a property. We may make a decision to dispose of a property when it is vacant as a result of tenants vacating space, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. When it is appropriate to do so, upon the evaluation of the disposition of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations as permitted.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Discontinued Operations (Continued)

        The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenues	$257	$3,112
Expenses	(1,071)	(3,518)
Gain on extinguishment of debt	2,495	11,376
Loss on sale of real estate	—	(39)
Impairment charges	(1,064)	(1,855)

Income from discontinued operations	$617	$9,076

        2011—For the three months ended March 31, 2011, we entered into contracts to sell three domestic properties for a total of $14.0 million. In connection with these anticipated sales, we recorded impairment charges totaling $1.1 million and $1.6 million during the three months ended March 31, 2011 and 2010, respectively, to reduce the carrying value of the properties to their estimated fair value, which reflected selling prices less the estimated costs to sell. We completed the sales of these properties in the second quarter of 2011. At March 31, 2011, these properties were classified as Assets held for sale in the consolidated balance sheet.

        In March 2011, we returned a property previously leased to Nexpak Corporation to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. At March 31, 2011, the property had a carrying value of $5.5 million, reflecting the impact of impairment charges totaling $3.5 million and $1.9 million incurred in 2009 and 2010, respectively, and the related non-recourse mortgage loan had an outstanding balance of $7.1 million. In connection with this disposition, we recognized a gain on the extinguishment of debt of $2.5 million during the first quarter of 2011.

        2010—In March 2010, we returned a property previously leased to Nortel to the lender in exchange for the lender's agreement to release us from all related non-recourse mortgage loan obligations. At March 31, 2010, the property had a carrying value of $17.0 million, reflecting the impact of impairment charges totaling $22.2 million incurred in 2009, and the related non-recourse mortgage loan had an outstanding balance of $27.6 million. In connection with this disposition, we recognized a gain on the extinguishment of debt of $11.4 million during the first quarter of 2010.

        In March 2010, we sold a domestic property back to the tenant for $8.9 million, net of selling costs, and recognized a loss on the sale of less than $0.1 million. All amounts are inclusive of an affiliate's 40% noncontrolling interest in the property.

        We sold three additional properties during 2010 subsequent to March 31, 2010. The results of operations for these properties are included in Income from discontinued operations, net of tax in the consolidated financial statements for the three months ended March 31, 2011 and 2012.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Subsequent Events

Merger

        On May 2, 2011, we merged with and into a subsidiary of CPA®:16 — Global based on a definite merger agreement executed on December 13, 2010 (the "Merger Agreement").

        In connection with the Merger, our stockholders were entitled to receive $10.50 per share after giving effect to a $1.00 per share special cash distribution funded by us. Our estimated net asset value ("NAV") as of May 2, 2011 was $11.90 per share. NAV per share was determined based upon an estimate of the fair market value of real estate adjusted to give effect to the estimated fair value of mortgages encumbering our assets as well as other adjustments. There were a number of variables that comprise this calculation, including individual tenant credits, lease terms, lending credit spreads, foreign currency exchange rates, and tenant defaults, among others.

        For each share of our stock owned, each shareholder received, at their election, either (i) $10.50 in cash or (ii) 1.1932 shares of CPA®:16 — Global, collectively the "Merger Consideration." The total Merger Consideration was $954.5 million, which comprised of cash payment of $444.0 million to liquidating stockholders and the issuance of 57,365,145 shares of CPA®:16 — Global common stock with a fair value of $510.5 million on the date of closing to our stockholders in exchange for 48,076,723 shares of our common stock. The $1.00 per share special cash distribution, totaling $90.4 million in the aggregate, was funded from the proceeds of properties sold by us in connection with the Merger, as described below.

Asset Sales

        In connection with the Merger, we sold three properties each to the advisor and Corporate Property Associates 17 — Global Incorporated ("CPA®:17 — Global") for aggregate of $89.5 million in cash (the "Asset Sales"), and recognized a net gain on the sales of these properties of $72.7 million. CPA®:16 — Global is not purchasing the properties being sold to CPA®:17 — Global because CPA®:16 — Global already is a jointly-owned partner in those properties and does not wish to increase its ownership interest in them. The properties sold to the advisor were properties in which the advisor already was a jointly-owned partner, and these properties all had remaining lease terms of less than 8 years, which were shorter than the average lease term of CPA®:16 — Global's portfolio of properties. Consequently, CPA®:16 — Global required that these assets be sold by us prior to the Merger.

ANNEX A

EXECUTION COPY

Dated as of July 25, 2013

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED,

W. P. CAREY INC.

WPC REIT MERGER SUB INC.

and, for the limited purposes set forth in Sections 4.3 and 4.14,

CAREY ASSET MANAGEMENT CORP.

and

W. P. CAREY & CO. B.V.

and, for the limited purposes set forth in Section 4.13,

CPA 16 LLC

AGREEMENT AND PLAN OF MERGER

EXHIBITS

Exhibit A—Articles of Merger

SCHEDULES

W. P. Carey Disclosure Letter:
Schedule 2.2(b)(ii)	— Issued and Outstanding or Reserved for Issuance Securities
Schedule 2.2(b)(iii)	— Registration Rights
Schedule 2.2(c)(iii)	— Consents, Approvals, Authorizations, Permits, Filings, and Notifications
Schedule 2.2(e)	— Certain Changes or Events
Schedule 2.2(f)	— Material Liabilities
Schedule 2.2(i)	— Litigation
Schedule 2.2(j)	— Taxes
Schedule 2.2(k)	— Pension and Benefit Plans
Schedule 2.2(n)	— Environmental Matters
Schedule 2.2(o)(i)	— Real Property Liens and Ownership
Schedule 2.2(o)(i)(E)	— Liens on Equity Interests
Schedule 2.2(o)(ii)	— Contracts for Sale, Acquisition, or Transfer, and Development and Construction Contracts
Schedule 2.2(o)(iii)	— Agreements of Sale, Option Agreements, Rights of First Offer, Rights of First Refusal, and Early Termination Rights.
Schedule 2.2(p)	— Insurance Policies
Schedule 2.2(q)	— Vote Required
Schedule 2.2(t)(i)	— Material Contracts in Default
Schedule 2.2(t)(ii)	— Due-on-Sale Provisions
Schedule 2.2(t)(iii)	— Non-Competition Agreements
Schedule 2.2(t)(iv)	— Indemnification Agreements
Schedule 2.2(u)	— Related Party Transactions
Schedule 3.2	— Post Execution Conduct of Business
Schedule 9.1	— Officers for Knowledge Qualifier
CPA16 Disclosure Letter:
Schedule 2.1(c)(ii)	— Consents, Approvals, Authorizations, Permits, Filings and Notifications
Schedule 3.1	— Post Execution Conduct of Business
Schedule 9.1	— Officers for Knowledge Qualifier

 INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	52
Accrued Amounts	32
Adverse Recommendation Change	35
Affiliate	52
Agreement	1
Alternative Acquisition Agreement	34
Articles of Merger	2
Asset Management Agreement	32
Average W. P. Carey Trading Price	52
Back-End Amounts	32
Benefit Plans	17
Business Day	52
CAM	1
CERCLA	19
Change of Recommendation Notice	35
Claim	38
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	52
CPA16	1
CPA16 Advisory Agreement	31
CPA16 Advisory Agreements	32
CPA16 Bylaws	6
CPA16 Charter	6
CPA16 Common Stock	3
CPA16 Competing Transaction	37
CPA16 Disclosure Letter	6
CPA16 Expenses	46
CPA16 LLC	1
CPA16 LLC Agreement	40
CPA16 Material Adverse Effect	52
CPA16 Material Contract	7
CPA16 Merger Sub	53
CPA16 Property	53
CPA16 SEC Documents	53
CPA16 Special Committee	1
CPA16 Stockholder Approval	9
CPA16 Stockholder Meeting	7
CPA16 Stockholders	3
CPA16 Subsidiary	53
CPA16 Superior Competing Transaction	37
CPA16 Termination Fee	53
Dissenting Shares	3
Dissenting Stockholder	4
Effective Time	2
Environmental Law	18
ERISA	17
ERISA Affiliate	17
Exchange Act	8
Exchange Fund	5
Exchange Ratio	3
Exempted Person	53
Expense Amount	47
Extended Termination Date	45
Foreign Subsidiary	1
Form S-4	29
GAAP	53
Governmental Entity	5
Hazardous Material	19
Indemnified Parties	38
IRS	53
Joint Proxy Statement/Prospectus	28
Knowledge	53
Law	53
Liens	54
Merger	1
Merger Sub	1
Merger Sub Bylaws	2
Merger Sub Charter	2
Merger Sub Common Stock	11
MGCL	2
NYSE	54
Paying and Exchange Agent	5
PCBs	19
Pension Plans	17
Per Share Merger Consideration	3
Person	54
Qualifying Income	48
Receiving Party	47
REIT	2
Release	19
SDAT	2
SEC	7
Securities Act	8
Special GP Amount	40
Solicitation Period End Date	33
Stock Value	54
Subordinated Disposition Fee	32
Subsidiary	54
Surviving Company	2
Takeover Statute	9
Tax	54
Tax Protection Agreement	54
Tax Return	54
Taxes	54
Termination Date	45
Transaction Documents	54

Transfer and Gains Taxes	38
Voting Debt	54
W. P. Carey	1
W. P. Carey Bylaws	12
W. P. Carey Charter	12
W. P. Carey Common Stock	10
W. P. Carey Disclosure Letter	9
W. P. Carey Expenses	46
W. P. Carey Holdco LLC	55
W. P. Carey Intangible Property	18
W. P. Carey Material Adverse Effect	55
W. P. Carey Material Contracts	23
W. P. Carey Permits	14
W. P. Carey Properties	20
W. P. Carey Property	20
W. P. Carey Property Restrictions	21
W. P. Carey SEC Documents	12
W. P. Carey Stockholder Approval	22
W. P. Carey Stockholder Meeting	11
W. P. Carey Stockholders	11
W. P. Carey Subsidiary	55

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 25, 2013, by and among Corporate Property Associates 16—Global Incorporated, a Maryland corporation ("CPA16"), W. P. Carey Inc., a Maryland corporation and the ultimate parent of the external manager of CPA16 ("W. P. Carey"), WPC REIT Merger Sub Inc., a Maryland corporation, an indirect subsidiary of W. P. Carey and the successor in interest to Carey REIT III, Inc., a Maryland corporation ("Merger Sub"), and, for the limited purposes set forth in Sections 4.3 and 4.14, Carey Asset Management Corp. ("CAM") and W. P. Carey & Co. B.V. ("Foreign Subsidiary"), each an indirect subsidiary of W. P. Carey, and, for the limited purposes set forth in Section 4.13, CPA 16 LLC, a Delaware limited liability company and an indirect subsidiary of CPA16 ("CPA16 LLC").

RECITALS

        A.    Upon the terms and subject to the conditions set forth in this Agreement, W. P. Carey, W. P. Carey Holdco LLC and Merger Sub intend to merge CPA16 with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger as a direct subsidiary of W. P. Carey Holdco LLC (a direct subsidiary of W. P. Carey).

        B.    A special committee of independent directors of the Board of Directors of CPA16 (the "CPA16 Special Committee") has unanimously (i) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents (as defined herein), including the Merger, are advisable and in the best interests of CPA16 and the CPA16 Stockholders (as defined herein) and (ii) recommended to the Board of Directors of CPA16 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein.

        C.    This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved by the Board of Directors of CPA16, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, following the recommendation of the CPA16 Special Committee.

        D.    The Board of Directors of W. P. Carey has unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the W. P. Carey Stockholders (as defined herein).

        E.    This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved by (i) the Board of Directors of W. P. Carey, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, and (ii) the board of directors of Merger Sub.

        F.     For U.S. federal income Tax purposes, it is intended that the Merger shall be characterized as a reorganization governed by Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        G.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

 AGREEMENT

        In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the procedures set forth in Section 3-105 of the Maryland General Corporation Law (the "MGCL"), CPA16 shall merge with and into Merger Sub. Following the Merger, Merger Sub will continue as the surviving corporation (the "Surviving Company") and a direct subsidiary of W. P. Carey Holdco LLC, a direct subsidiary of W. P. Carey, and the separate corporate existence of CPA16 will cease in accordance with Section 3-114 of the MGCL, and, from and after the Effective Time (as hereinafter defined), the Merger shall have the effects set forth in the applicable provisions of the MGCL. W. P. Carey will maintain its existence as a real estate investment trust ("REIT") under Section 856 of the Code.

        Section 1.2    Closing.     The closing (the "Closing") of the Merger will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, or at such other time and place as is agreed to in writing by the parties hereto (the date on which the Closing takes place, the "Closing Date").

        Section 1.3    Effective Time.     Upon the terms and subject to the conditions set forth herein, as part of the Closing, CPA16 and Merger Sub shall execute articles of merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit A and shall file such Articles of Merger in accordance with the MGCL with the State Department of Assessments and Taxation of Maryland (the "SDAT") and shall make all other filings and recordings required under the MGCL with respect to the Merger. The Merger shall become effective at such time as W. P. Carey and CPA16 shall agree should be specified in the Articles of Merger (such time as the Merger becomes effective, the "Effective Time"); provided that such time is not earlier than the time the Articles of Merger are filed of record and does not exceed 30 days after the Articles of Merger are accepted for record. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

        Section 1.4    Charter and Bylaws.     The articles of incorporation of Merger Sub (the "Merger Sub Charter") and the bylaws of Merger Sub (the "Merger Sub Bylaws") as in effect immediately prior to the Effective Time of the Merger, shall, except for any required amendments, be the articles of incorporation and the bylaws of the Surviving Company, until further amended in accordance with the respective terms of such articles of incorporation and bylaws and applicable Maryland Law.

        Section 1.5    Directors and Officers of the Surviving Company.     Unless otherwise determined by W. P. Carey and CPA16, from and after the Effective Time (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until duly removed or replaced in accordance with the bylaws of the Surviving Company and the MGCL.

        Section 1.6    Per Share Merger Consideration.

        (a)   As of the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any further action on the part of W. P. Carey, CPA16, Merger Sub, any other W. P. Carey

Subsidiary or any stockholder of CPA16 (the stockholders of CPA16, the "CPA16 Stockholders"), each share of common stock, $0.001 par value per share, of CPA16 ("CPA16 Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share (other than the Dissenting Shares discussed in Section 1.7), the rights attaching to such share shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, that number (the "Exchange Ratio") of validly issued fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration") equal to the quotient determined by dividing the Stock Value by the Average W. P. Carey Trading Price, and rounding the result to the nearest 1/10,000 of a share of W. P. Carey Common Stock, payable in the manner set forth in Section 1.9; provided, however, that (x) if the number determined by dividing the Stock Value by the Average W. P. Carey Trading Price is less than or equal to 0.1447, the Exchange Ratio shall be 0.1447 and (y) if the number determined by dividing the Stock Value by the Average W. P. Carey Trading Price is greater than or equal to 0.1842, the Exchange Ratio shall be 0.1842. Notwithstanding anything herein to the contrary, each share of CPA16 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist without any conversion thereof or payment therefor.

        (b)   Subject to Section 1.7, at the Effective Time, all shares of CPA16 Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of CPA16 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or any cash pursuant to Section 1.9(e).

        Section 1.7    Dissenters Rights.

        (a)   Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA16 Common Stock in connection with the Merger is available under the MGCL, any outstanding shares of CPA16 Common Stock held by a Dissenting Stockholder ("Dissenting Shares") shall not be converted into the right to receive the Per Share Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL; provided, however, that each share of CPA16 Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest. As used in this Agreement, "Dissenting Stockholder" means any record holder or beneficial owner of shares of CPA16 Common Stock who is entitled to demand and receive payment of the fair value of such holder's shares pursuant to Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of shares of CPA16 Common Stock to object to the Merger and obtain fair value for their shares.

        (b)   CPA16 shall give W. P. Carey (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the MGCL received by CPA16, attempted withdrawals of such demands, and any other instruments served pursuant to the MGCL and received by CPA16 relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for payment of fair value under the MGCL. CPA16 shall not, except with the prior written consent of W. P. Carey, make any payment with respect to any such demands for payment of fair value, or settle, or offer to settle, or otherwise negotiate any such demands for payment of fair value.

        Section 1.8    Adjustments to Exchange Ratio.     The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse stock split, stock dividend (including any stock dividend or distribution of securities convertible into CPA16 Common Stock or W. P. Carey Common Stock, as applicable), reorganization, recapitalization or other like change with respect to CPA16 Common Stock (or for which a record date is established) and with respect to W. P. Carey Common Stock (or for which a record date is established), after the date hereof and prior to the Effective Time; provided that nothing in this Section 1.8 shall be construed to permit W. P. Carey, Merger Sub, any other W. P. Carey Subsidiary or CPA16 to take any action with respect to their securities that is prohibited by the terms of this Agreement.

        Section 1.9    Recordation of Exchange; Payment of Merger Consideration.

        (a)   Delivery of W. P. Carey Common Stock.    As soon as practicable following the Effective Time, W. P. Carey shall cause the transfer agent for the W. P. Carey Common Stock to record the issuance on the stock records of W. P. Carey of the amount of W. P. Carey Common Stock issuable as Per Share Merger Consideration to each holder of CPA16 Common Stock pursuant to Section 1.6(a).

        (b)   No Interest.    No interest shall be paid or shall accrue on unpaid dividends declared in respect of the CPA16 Common Stock and with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

        (c)   No Further Ownership Rights.    All Per Share Merger Consideration paid by W. P. Carey in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the CPA16 Common Stock in respect of which such Per Share Merger Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA16 shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of CPA16 Common Stock that were outstanding immediately prior to the Effective Time.

        (d)   No Liability.    None of W. P. Carey, Merger Sub, or any employee, officer, director, partner, agent or Affiliate of any of them, shall be liable to any person for any part of the Per Share Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of CPA16 Common Stock five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of W. P. Carey or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        (e)   Fractional Shares.    No certificates for fractional shares of W. P. Carey Common Stock shall be issued hereunder. To the extent that a holder of CPA16 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA16 Common Stock held by such holder, such holder shall instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price.

        (f)    Paying and Exchange Agent.    Prior to the Effective Time, W. P. Carey shall designate a bank or trust company reasonably acceptable to CPA16 to act as agent for the payment of the Per Share Merger Consideration (the "Paying and Exchange Agent"). W. P. Carey shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Per Share Merger Consideration payable upon cancellation of the CPA16 Common Stock in lieu of any fractional share of W. P. Carey Common Stock. The funds deposited with the Paying and Exchange Agent in respect of the Per Share Merger Consideration is hereinafter referred to as the "Exchange Fund." As soon as practicable after the Effective Time, and in any event not later than the 10th Business Day thereafter, the Paying and Exchange Agent shall pay to each holder of CPA16 Common Stock the amount of cash such holder is entitled to receive in lieu of any fractional share of W. P. Carey Common Stock pursuant to Section 1.9(e).

        (g)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of CPA16 Common Stock one year after the Effective Time shall be delivered to W. P. Carey or its designated Affiliate, upon demand, and any holder of CPA16 Common Stock who has not theretofore complied with this Article I shall thereafter look only to W. P. Carey or its successor in interest for payment of its claim for the Per Share Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

        (h)   Investment of Exchange Fund.    The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by W. P. Carey, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, W. P. Carey or its designated Affiliate.

        (i)    Withholding Rights.    W. P. Carey or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPA16 Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of CPA16 Common Stock in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of CPA16.     CPA16 represents and warrants to each of W. P. Carey and Merger Sub that, except as disclosed in the CPA16 disclosure letter dated as of the date of this Agreement and delivered to W. P. Carey and Merger Sub in connection with the execution hereof (the "CPA16 Disclosure Letter"), the statements set forth in this Section 2.1 are true and correct; provided that CPA16, W. P. Carey and Merger Sub agree that CPA16 shall have no liability for any breach of representations and warranties set forth in this Section 2.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary, in each case in its capacity as advisor to CPA16 pursuant to the CPA16 Advisory Agreements (as defined in Section 4.3):

        (a)   Organization, Standing and Corporate Power of CPA16.    CPA16 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA16 has heretofore made available to W. P. Carey complete and correct copies of its charter, as amended and supplemented to the date hereof (the "CPA16 Charter"), and its bylaws, as amended to the date hereof ("CPA16 Bylaws").

        (b)   Capital Structure.

            (i)  As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of CPA16 consists of 400,000,000 shares of CPA16 Common Stock, 206,219,684.5940 shares of which are issued and outstanding and which constitute all of the issued and outstanding securities of CPA16. All issued and outstanding shares of CPA16 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right contained in the charter or CPA16 Bylaws or in any material contract filed as an exhibit to CPA16's annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the "SEC"). No dividends or distributions on securities of CPA16 or any CPA16 Subsidiary have been declared or authorized by the Board of Directors of CPA16 since January 1, 2013 other than those presented by W. P. Carey, in its capacity as advisor to CPA16, to the Boards of Directors of CPA16 or such CPA16 Subsidiary for their consideration.

           (ii)  Other than agreements or understandings proposed by W. P. Carey, in its capacity as advisor to CPA16, for consideration by the Board of Directors of CPA16 and entered into by CPA16, the Board of Directors of CPA16 has not authorized CPA16 to enter into any (x) agreements or understandings relating to the voting of any shares of capital stock of CPA16 or any ownership interests in any CPA16 Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of CPA16 or any ownership interests in any CPA16 Subsidiary.

        (c)   Authority; No Violations; Consents and Approval.

            (i)  The CPA16 Special Committee, at a meeting duly called and held, unanimously (A) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of CPA16 and the CPA16 Stockholders and (B) recommended to the Board of Directors of CPA16 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein. The Board of Directors of CPA16, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, including the Merger, has recommended the approval of the Merger by the CPA16 Stockholders and has authorized that the Merger be submitted for consideration at a special meeting of the CPA16 Stockholders (the "CPA16 Stockholder Meeting"). CPA16 has all requisite power and authority to enter into this Agreement and all other Transaction Documents to be executed in connection with the transactions contemplated hereby, including the Merger, and, subject to receipt of the CPA16 Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of CPA16, subject to receipt of the CPA16 Stockholder Approval, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

           (ii)  Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.1(c)(ii) of the CPA16 Disclosure Letter are duly and timely obtained or made and the CPA16 Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by CPA16 does not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA16 or require the consent or approval of any third party under, any provision of (A) the CPA16 Charter or the CPA16 Bylaws, (B) any material contract filed as an exhibit to CPA16's annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC (a "CPA16 Material Contract") (it being understood that no representation is being given as to whether the Surviving Company will be in compliance with any financial covenants contained therein following the Merger) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA16 or any of its properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA16 in connection with the execution and delivery of the Transaction Documents by CPA16 or the consummation by CPA16 of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and such other compliance with the Exchange Act, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.

        (d)   Information Supplied.    The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to the disclosures therein relating to CPA16, its officers and directors and the CPA16 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by W. P. Carey or Merger Sub.

        (e)   Opinion of Financial Advisor.    The Board of Directors of CPA16 has received the opinion of Barclays Capital Inc. dated as of the date of this Agreement, to the effect that, as of such date, and based on and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio in the Merger is fair to the holders of CPA16 Common Stock (other than W. P. Carey and its affiliates and any other affiliates of CPA16) from a financial point of view, which opinion will be made available to W. P. Carey solely for informational purposes as promptly as practicable following receipt thereof by CPA16. CPA16 has been advised that Barclays Capital Inc. will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Barclays Capital Inc., a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.

        (f)    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of CPA16 Common Stock that are entitled to vote is the only vote of holders of securities of CPA16 required to approve the Merger and the other transactions contemplated by the Transaction Documents (the "CPA16 Stockholder Approval").

        (g)   Brokers.    Except for the fees and expenses payable to Barclays Capital Inc. (which fees have been disclosed to W. P. Carey), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA16 or any CPA16 Subsidiary.

        (h)   Investment Company Act of 1940.    Neither CPA16 nor any of the CPA16 Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (i)    State Takeover Statutes; Charter Waiver.    CPA16 has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation (a "Takeover Statute"). CPA16 and the CPA16 Board of Directors have taken all appropriate and necessary actions to waive or remove, or to exempt W. P. Carey and Merger Sub and their beneficial owners from triggering, any and all limitations on ownership of CPA16 Common Stock contained in the CPA16 Charter or CPA16 Bylaws by reason of the Merger and the other transactions contemplated by this Agreement.

        Section 2.2    Representations and Warranties of W. P. Carey and Merger Sub.     W. P. Carey and Merger Sub, jointly and severally, represent and warrant to CPA16 that, except as disclosed in the W. P. Carey / Merger Sub disclosure letter dated as of the date of this Agreement and delivered to CPA16 in connection with the execution hereof (the "W. P. Carey Disclosure Letter"), the statements set forth in this Section 2.2 are true and correct.

        (a)   Organization, Standing and Corporate Power.    W. P. Carey is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Each of W. P. Carey and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of W. P. Carey and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably likely to have, a W. P. Carey Material Adverse Effect.

        (b)   Capital Structure.

            (i)  As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of W. P. Carey consists of 450,000,000 shares of W. P. Carey Common Stock, $0.001 par value per share ("W. P. Carey Common Stock"), 68,233,711 shares of which are issued and outstanding. All issued and outstanding shares of W. P. Carey Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or distributions on securities of W. P. Carey or any W. P. Carey Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

           (ii)  Except as permitted under this Agreement or as set forth in Schedule 2.2(b)(ii) of the W. P. Carey Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey, W. P. Carey Holdco LLC or Merger Sub; (2) no securities of W. P. Carey or any W. P. Carey Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey or any W. P. Carey Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which W. P. Carey or any W. P. Carey Subsidiary is a party or by which it is bound obligating W. P. Carey or any W. P. Carey Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of W. P. Carey or of any W. P. Carey Subsidiary, or obligating W. P. Carey or any W. P. Carey Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.

          (iii)  Except as set forth in Schedule 2.2(b)(iii) of the W. P. Carey Disclosure Letter, no holder of securities in W. P. Carey or any W. P. Carey Subsidiary has any right to have such securities registered under the Securities Act or under any state securities Laws by W. P. Carey or any W. P. Carey Subsidiary, as the case may be. All prior issuances of securities by W. P. Carey or any W. P. Carey Subsidiary were, in all respects, made in compliance with all applicable federal and state securities Laws.

          (iv)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share ("Merger Sub Common Stock"), 10 shares of which are issued and outstanding and all of which are held by W. P. Carey Holdco LLC. All 10 issued and outstanding shares of Merger Sub common stock are duly authorized, validly issued, fully paid and nonassessable.

           (v)  W. P. Carey is the sole member and manager of W. P. Carey Holdco LLC.

        (c)   Authority; No Violations; Consents and Approval.

            (i)  The Board of Directors of W. P. Carey, at a meeting duly called and held, unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the stockholders of W. P. Carey. The Board of Directors of W. P. Carey, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, has recommended the approval of the Merger by the stockholders of W. P. Carey (the "W. P. Carey Stockholders") and has authorized that the Merger be submitted for consideration at a special meeting (the "W. P. Carey Stockholder Meeting") of the W. P. Carey Stockholders. The Board of Directors of Merger Sub has duly approved and declared advisable this Agreement and the transactions contemplated hereby and by the Transaction Documents, including the Merger.

           (ii)  Each of W. P. Carey and Merger Sub has all requisite power and authority to enter into this Agreement and the Transaction Documents and, subject to receipt of the W. P. Carey Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of W. P. Carey and Merger Sub, subject to receipt of the W. P. Carey Stockholder Approval, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          (iii)  Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter are duly and timely obtained or made and the W. P. Carey Stockholder Approval have been obtained, the execution and delivery of the Transaction Documents by W. P. Carey and Merger Sub do not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of W. P. Carey, W. P. Carey Holdco LLC or Merger Sub under or require the consent or approval of any third party under, any provision of (A) the amended and restated articles of incorporation of W. P. Carey ("W. P. Carey Charter") or the amended and restated bylaws of W. P. Carey (the "W. P. Carey Bylaws") (with respect to W. P. Carey), the W. P. Carey Holdco LLC limited liability company agreement (with respect to W. P. Carey Holdco LLC) or the Merger Sub Charter or the Merger Sub Bylaws (with respect to Merger Sub), (B) any W. P. Carey Material Contract or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to W. P. Carey or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

          (iv)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to W. P. Carey or any of the W. P. Carey Subsidiaries in connection with the execution and delivery of the Transaction Documents by W. P. Carey or Merger Sub or the consummation by W. P. Carey or Merger Sub or the applicable W. P. Carey Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (d)   SEC Documents.

            (i)  W. P. Carey has made available to CPA16 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by W. P. Carey (or its predecessor W. P. Carey & Co. LLC) with the SEC since January 1, 2010 (the "W. P. Carey SEC Documents"), which are all of the documents required to have been filed by W. P. Carey (or its predecessor W. P. Carey & Co. LLC) with the SEC since that date. As of their respective dates, the W. P. Carey SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such W. P. Carey SEC Documents and none of the W. P. Carey SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. W. P. Carey does not have any outstanding and unresolved comments from the SEC with respect to the W. P. Carey SEC Documents. The consolidated financial statements of W. P. Carey and

  W. P. Carey Subsidiaries, included in the W. P. Carey SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of W. P. Carey and the W. P. Carey Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. No W. P. Carey Subsidiary is required to make any filing with the SEC.

           (ii)  W. P. Carey maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations, (B) access to assets is permitted only in accordance with management's general or specific authorization and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (iii)  W. P. Carey's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by W. P. Carey in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to W. P. Carey's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of W. P. Carey required under the Exchange Act with respect to such reports.

          (iv)  Since December 31, 2012, W. P. Carey has not received any notification of a "material weakness" in W. P. Carey's internal controls. For purposes of this Agreement, the term "material weakness" shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

        (e)   Absence of Certain Changes or Events.    Except as disclosed or reflected in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.2(e) of the W. P. Carey Disclosure Letter, since December 31, 2012 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of W. P. Carey's capital stock except for regular quarterly dividends on the W. P. Carey Common Stock; (B) any amendment of any term of any outstanding equity security of W. P. Carey or any W. P. Carey Subsidiary; (C) any repurchase, redemption or other acquisition by W. P. Carey or any W. P. Carey Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, W. P. Carey or any W. P. Carey Subsidiary; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by W. P. Carey or any W. P. Carey Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any W. P. Carey Material Adverse Effect, or (F) any incurrence, assumption or guarantee by W. P. Carey or any W. P. Carey Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.

        (f)    No Undisclosed Material Liabilities.    Except as disclosed in the W. P. Carey SEC Documents, as set forth in Schedule 2.2(f) of the W. P. Carey Disclosure Letter or as otherwise would not reasonably be expected to have a W. P. Carey Material Adverse Effect, there are no liabilities of W. P. Carey or any W. P. Carey Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of W. P. Carey or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of W. P. Carey dated as of December 31, 2012 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2012.

        (g)   No Default.    None of W. P. Carey, Merger Sub or any material W. P. Carey Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the W. P. Carey Charter or the W. P. Carey Bylaws, or the Merger Sub Charter or the Merger Sub Bylaws, or any provision of the comparable charter or organizational documents of any of such W. P. Carey Subsidiaries, as applicable, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries is a party or by which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (h)   Compliance with Applicable Laws; Regulatory Matters.    Except for environmental matters, which are addressed in Section 2.2(n), W. P. Carey and the W. P. Carey Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "W. P. Carey Permits"), except where the failure so to hold such W. P. Carey Permits, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. W. P. Carey and the W. P. Carey Subsidiaries are in compliance with the terms of the W. P. Carey Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Except as disclosed in the W. P. Carey SEC Documents, the businesses of W. P. Carey and the W. P. Carey Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. No investigation or review by any Governmental Entity with respect to W. P. Carey or any W. P. Carey Subsidiary is pending or, to W. P. Carey's Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Neither W. P. Carey nor any W. P. Carey Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. None of W. P. Carey or Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby or by this Agreement. None of W. P. Carey or Merger Sub has taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of W. P. Carey, threatened, against W. P. Carey or Merger Sub, for the winding up, liquidation or dissolution of W. P. Carey or Merger Sub.

        (i)    Litigation.    Except as disclosed in Schedule 2.2(i) of the W. P. Carey Disclosure Letter or the W. P. Carey SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of W. P. Carey, threatened against or affecting W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, nor is there any such suit, action or proceeding pending against W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay any of the transactions contemplated hereby.

        (j)    Taxes.

            (i)  Each of W. P. Carey and the W. P. Carey Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. W. P. Carey and each W. P. Carey Subsidiary has paid (or W. P. Carey has paid on its behalf), all material Taxes required to be paid. All material Taxes which W. P. Carey or the W. P. Carey Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by W. P. Carey and the W. P. Carey Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. W. P. Carey and each W. P. Carey Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2012, neither W. P. Carey nor any of the W. P. Carey Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon W. P. Carey or any W. P. Carey Subsidiary. Except as disclosed in Schedule 2.2(j) of the W. P. Carey Disclosure Letter, neither W. P. Carey nor any W. P. Carey Subsidiary is the subject of any material audit, examination, or other proceeding in respect of federal, state, local or foreign Taxes; to the Knowledge of W. P. Carey, no material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary is being considered by any Tax authority; and no material audit, examination or proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary has occurred since December 31, 2009. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of W. P. Carey or any W. P. Carey Subsidiary, proposed) against W. P. Carey or any of the W. P. Carey Subsidiaries, including claims by any taxing authority in a jurisdiction where W. P. Carey or any W. P. Carey Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of W. P. Carey or the W. P. Carey Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.

           (ii)  W. P. Carey (A) has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements for qualification as a REIT beginning with its taxable year ended December 31, 2012, (B) has operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a REIT. Each Subsidiary of W. P. Carey which is a partnership, joint venture or limited liability company has, during the taxable year of W. P. Carey ended December 31, 2012 and at all times thereafter, (A) been classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause W. P. Carey to violate Section 856(c)(4) of the Code. During the taxable year of W. P. Carey ended December 31, 2012 and at all times thereafter, each W. P. Carey Subsidiary which is a corporation, and each other issuer of securities in which W. P. Carey holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value, or more than 10 percent of the total voting power, of the outstanding securities of such issuer has been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Neither W. P. Carey nor any W. P. Carey Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5, Treasury Regulation Section 1.337(d)-6 or Treasury Regulation Section 1.337(d)-7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (iii)  For each taxable year beginning with its taxable year ended December 31, 2009 through the taxable year beginning January 1, 2012, W. P. Carey & Co. LLC was properly classified and qualified to be taxed as a partnership for U.S. federal income tax purposes.

          (iv)  None of W. P. Carey or any of the W. P. Carey Subsidiaries is (A) subject, directly or indirectly, to any Tax Protection Agreement or (B) in violation of or in default under any Tax Protection Agreement.

           (v)  Neither W. P. Carey nor any W. P. Carey Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.

          (vi)  W. P. Carey does not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries and the W. P. Carey Subsidiaries do not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

         (vii)  Neither W. P. Carey nor any W. P. Carey Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.

        (k)   Pension and Benefit Plans and Employee Relations.    Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each written material "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (referred to herein as "Pension Plans") or "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), other than as set forth in the W. P. Carey SEC Documents, providing benefits to any current employee, officer or director of W. P. Carey or any of the W. P. Carey Subsidiaries or any entity that is or required under Section 414 of the Code to be treated with W. P. Carey as a single employer (an "ERISA Affiliate") or with respect to which W. P. Carey or any ERISA Affiliate could have any liability that would reasonably be expected to have a W. P. Carey Material Adverse Effect (collectively, the "Benefit Plans"). Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and all other applicable laws. Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the knowledge of W. P. Carey, no circumstances exist that would adversely affect the qualification of any such Pension Plan. No Benefit Plan is subject to Title IV of ERISA. Each Benefit Plan may be amended or terminated in accordance with its terms. Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each material employment, severance, consulting or other contract or plan with or for the benefit of any officer, director or employee of W. P. Carey or any of the W. P. Carey Subsidiaries containing a "change of control" provision that provides for any material payment, additional benefits, vesting or acceleration of benefits or rights or otherwise upon the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

        (l)    Information Supplied.    None of the information supplied or to be supplied by W. P. Carey or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement/Prospectus or in any materials to be delivered by W. P. Carey or Merger Sub to potential financing sources in connection with the transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the W. P. Carey Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) in the case of any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement, at the date such information is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to W. P. Carey, Merger Sub, their respective officers and directors and the W. P. Carey Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by CPA16.

        (m)  Intangible Property.    W. P. Carey and the W. P. Carey Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of W. P. Carey and the W. P. Carey Subsidiaries (collectively, the "W. P. Carey Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. All of the W. P. Carey Intangible Property is owned or licensed by W. P. Carey or the W. P. Carey Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect, and neither W. P. Carey nor any such W. P. Carey Subsidiary has forfeited or otherwise relinquished any W. P. Carey Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a W. P. Carey Material Adverse Effect. To the Knowledge of W. P. Carey, the use of W. P. Carey Intangible Property by W. P. Carey or the W. P. Carey Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither W. P. Carey nor any of the W. P. Carey Subsidiaries has received any notice of any claims or otherwise has Knowledge of any claims that any of the W. P. Carey Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the W. P. Carey Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (n)   Environmental Matters.    For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and (y) "Hazardous Material" means (A) any petroleum or petroleum products, regulated radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.2(n) of the W. P. Carey Disclosure Letter, the W. P. Carey SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a W. P. Carey Material Adverse Effect:

            (i)  None of W. P. Carey or the W. P. Carey Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by W. P. Carey or any W. P. Carey Subsidiary to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or "release" (as defined in 42 U.S.C. (S) 9601(22) ("Release")) by W. P. Carey or any W. P. Carey Subsidiary of any Hazardous Material in material violation of any Environmental Law.

           (ii)  To the Knowledge of W. P. Carey, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary.

          (iii)  None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by W. P. Carey or a W. P. Carey Subsidiary.

          (iv)  None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any W. P. Carey Property or (B) any action taken which could subject any W. P. Carey Property to such Liens. To the Knowledge of W. P. Carey, no such action is in process. W. P. Carey and the W. P. Carey Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any W. P. Carey Property.

           (v)  None of W. P. Carey or the W. P. Carey Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of W. P. Carey, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against W. P. Carey or the W. P. Carey Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.

          (vi)  W. P. Carey and the W. P. Carey Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of W. P. Carey, previously owned, leased (including ground leases) or operated by

  W. P. Carey or the W. P. Carey Subsidiaries is listed or, to the Knowledge of W. P. Carey, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

         (vii)  W. P. Carey and the W. P. Carey Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by W. P. Carey and the W. P. Carey Subsidiaries.

        (viii)  None of W. P. Carey or the W. P. Carey Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA16 prior to the execution of this Agreement and (B) disclose a material environmental condition with respect to the W. P. Carey Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.2(p) of the W. P. Carey Disclosure Letter, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.

        (o)   Properties.

            (i)  Except as listed in Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, W. P. Carey or a W. P. Carey Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of W. P. Carey included in the W. P. Carey SEC Documents (each, a "W. P. Carey Property" and collectively, the "W. P. Carey Properties"), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, (2) inchoate mechanics', workmen's, repairmen's and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, and landlord liens, (4) all matters (x) disclosed on existing title policies or (y) as would be disclosed on current title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness), (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business, and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;

            (A)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the W. P. Carey Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "W. P. Carey Property Restrictions"), except for (1) W. P. Carey Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) landlord liens, easement agreements and all matters disclosed on existing title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys or as would be disclosed on current title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and which would not reasonably be expected to have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;

            (B)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or a W. P. Carey Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of W. P. Carey and the W. P. Carey Subsidiaries threatened, with respect to any material portion of any of the W. P. Carey Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the W. P. Carey Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;

            (C)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or any W. P. Carey Subsidiary has received written notice that it is currently in default or violation of any W. P. Carey Property Restrictions;

            (D)  except for the owners of the W. P. Carey Properties in which W. P. Carey, any W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries has a leasehold interest, no Person (other than W. P. Carey, a W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries) has any ownership interest in any of the W. P. Carey Properties; and

            (E)  except as listed on Schedule 2.2(o)(i)(E) of the W. P. Carey Disclosure Letter, all equity interests held by W. P. Carey or a W. P. Carey Subsidiary in entities which directly or indirectly own or lease W. P. Carey Properties are so held free and clear of Liens.

           (ii)  Except, individually or in the aggregate, as would not reasonably be expected to have a W. P. Carey Material Adverse Effect, all properties currently under development or construction by W. P. Carey or the W. P. Carey Subsidiaries and all properties currently under contract for acquisition, sale or transfer, development or commencement of construction as of the date of this Agreement by W. P. Carey and the W. P. Carey Subsidiaries are listed as such in Schedule 2.2(o)(ii) of the W. P. Carey Disclosure Letter.

          (iii)  Schedule 2.2(o)(iii) of the W. P. Carey Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which W. P. Carey or any W. P. Carey Subsidiary is a party providing (x) for the sale of, or option to sell, any W. P. Carey Property or the purchase of, or option to purchase, by W. P. Carey or any W. P. Carey Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) all rights of first offer and rights of first refusal with regard to any W. P. Carey Properties and (2) all tenants of W. P. Carey Properties who have been granted early termination rights with respect to their lease obligations.

        (p)   Insurance.    Schedule 2.2(p) of the W. P. Carey Disclosure Letter sets forth a complete list as of the date of this Agreement of all insurance policies (but excluding title insurance policies) which W. P. Carey or any W. P. Carey Subsidiary maintains with respect to its respective businesses or properties. W. P. Carey has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by W. P. Carey or any W. P. Carey Subsidiary thereof under each such policy obtained by W. P. Carey or any W. P. Carey Subsidiary have been paid.

        (q)   Vote Required.    Schedule 2.2(q) of the W. P. Carey Disclosure Letter lists all the votes of the holders of W. P. Carey Common Stock required to approve the Merger and the other transactions contemplated by the Transaction Documents (the "W. P. Carey Stockholder Approval").

        (r)   Brokers.    Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (which fees have been disclosed to CPA16 and which shall not have been increased between the date of this Agreement and the Closing Date), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of W. P. Carey or any W. P. Carey Subsidiary.

        (s)   Investment Company Act of 1940.    Neither W. P. Carey nor any of the W. P. Carey Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (t)    Contracts.

            (i)  Except as set forth in Schedule 2.2(t)(i) of the W. P. Carey Disclosure Letter or in the W. P. Carey SEC Documents, each W. P. Carey Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to W. P. Carey and the W. P. Carey Subsidiaries, as applicable, and, to the Knowledge of W. P. Carey, each of the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect, and there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default) under any W. P. Carey Material Contract by W. P. Carey or any W. P. Carey Subsidiary, or, to the Knowledge of W. P. Carey, any of the other parties thereto, except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. For purposes of this Agreement, "W. P. Carey Material Contracts" shall mean (A) any partnership, limited liability company or joint venture agreement between W. P. Carey or any W. P. Carey Subsidiary, on the one hand, and a third party, on the other hand, (B) any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $10,000,000, (C) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by W. P. Carey or any W. P. Carey Subsidiary which may result in total payments by or liability of W. P. Carey or any W. P. Carey Subsidiary in excess of $10,000,000, (D) any other agreements filed or required to be filed as exhibits to the W. P. Carey SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (E) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which W. P. Carey or any W. P. Carey Subsidiary is a party or an obligor with respect thereto, (F) the lease agreements between W. P. Carey and each of its five largest tenants measured by lease revenue, and (G) any agreement, commitment, instrument or obligation of a type described in Sections 2.2(t)(ii) through 2.2(t)(iv); in each case including all amendments, modifications and supplements to such W. P. Carey Material Contracts and all side letters to which W. P. Carey or any W. P. Carey Subsidiary is a party affecting the obligations of any party thereunder.

           (ii)  The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, except as set forth in Schedule 2.2(t)(ii) of the W. P. Carey Disclosure Letter.

          (iii)  Except for those agreements set forth in Schedule 2.2(t)(iii) of the W. P. Carey Disclosure Letter or agreements in which W. P. Carey agrees not to sell a W. P. Carey Property to a competitor of the W. P. Carey Property's current tenant, there are no non-competition agreements or other contracts or agreements that contain covenants that restrict W. P. Carey's or any

  W. P. Carey Subsidiary's ability to conduct its business in any location or present a material restriction on the conduct of the business of W. P. Carey or the W. P. Carey Subsidiaries.

          (iv)  Except as set forth in Schedule 2.2(t)(iv) of the W. P. Carey Disclosure Letter, there are no indemnification agreements entered into by and between W. P. Carey and any director or officer of W. P. Carey or any of the W. P. Carey Subsidiaries, other than in respect of independent directors as may be required in connection with financing the W. P. Carey Properties.

        (u)   Related Party Transactions.    Except as expressly described in the W. P. Carey SEC Documents or as set forth in Schedule 2.2(u) of the W. P. Carey Disclosure Letter, there are no material arrangements, agreements or contracts entered into by W. P. Carey or any of the W. P. Carey Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of W. P. Carey or any W. P. Carey Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA16.

        (v)   Opinion of W. P. Carey Financial Advisor.    The Board of Directors of W. P. Carey has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio is fair from a financial point of view to W. P. Carey, which opinion will be made available to CPA16 solely for informational purposes as promptly as practicable following receipt thereof by W. P. Carey. W. P. Carey has been advised that Merrill Lynch, Pierce, Fenner & Smith Incorporated will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 3.1    Conduct of Business by CPA16.

        (a)   During the period from the date of this Agreement to the Effective Time, CPA16 shall, and shall cause each of the CPA16 Subsidiaries to, use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA16's qualification as a REIT within the meaning of the Code; provided that the parties hereto agree that CPA16 shall have no liability for any breach of covenants set forth in this Section 3.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA16 pursuant to the CPA16 Advisory Agreements. CPA16 will promptly notify W. P. Carey of any litigation involving CPA16 having, to the Knowledge of CPA16, a reasonable likelihood of potential liability to CPA16 or any of the CPA16 Subsidiaries in excess of $2,500,000 or any complaint, investigation or hearing, of which CPA16 has Knowledge, by a Governmental Entity involving CPA16 or any of the CPA16 Subsidiaries, other than any such matter that was notified to W. P. Carey or any W. P. Carey Subsidiary prior to its being notified to the independent directors of CPA16.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 and the Effective Time, except (i) as disclosed on Schedule 3.1 of the CPA16 Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement or (iii) to the extent consented to by W. P. Carey, which consent shall not be unreasonably withheld, conditioned or delayed, CPA16 and any of the CPA16 Subsidiaries shall not engage in, authorize or agree to any of the following:

            (i)  amend the CPA16 Charter or CPA16 Bylaws, except as required by this Agreement or applicable Law;

           (ii)  exempt any Person, other than W. P. Carey and Merger Sub or any of their Affiliates or Subsidiaries or, if applicable, and subject to the provisions of Section 4.5, any Person that enters into an Alternative Acquisition Agreement with CPA16 or any CPA16 Subsidiary, from any limits or restrictions contained in the CPA16 Charter or CPA16 Bylaws with respect to the ownership of any equity securities of CPA16;

          (iii)  except as otherwise expressly contemplated by this Agreement, merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or all or substantially all of the assets of, any Person or any division or business thereof;

          (iv)  make or rescind any express or deemed election relating to Taxes (unless CPA16 reasonably determines after consultation with W. P. Carey that such action is required by Law or necessary to preserve CPA16's qualification as a REIT or the tax classification of any other CPA16 Subsidiary which files Tax Returns as a partnership for federal Tax purposes, in which event CPA16 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA16 from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code, with the prior written consent of W. P. Carey, which will not be unreasonably withheld;

           (v)  (A) change in any material respect that is adverse to CPA16 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $2,000,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2012, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

          (vi)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA16;

         (vii)  enter into, assume or acquire any asset subject to any Tax Protection Agreement;

        (viii)  take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus; or

          (ix)  authorize, commit or agree to take, or take any action inconsistent with any of the foregoing.

        Section 3.2    Conduct of Business by W. P. Carey.

        (a)   During the period from the date of this Agreement to the Effective Time, W. P. Carey shall, and shall cause each of the W. P. Carey Subsidiaries to, (i) use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and W. P. Carey's qualification as a REIT within the meaning of the Code and (ii) in its capacity as advisor pursuant to the CPA16 Advisory Agreements, not cause CPA16 and the CPA16 Subsidiaries to take any actions or fail to take any actions, as a result of which actions or failure to take actions, CPA16 would be unable to satisfy the conditions set forth in Section 5.2 or would be in breach of this Agreement. W. P. Carey will promptly notify CPA16 of any litigation involving either W. P. Carey having, to the Knowledge of W. P. Carey, a reasonable likelihood of potential liability to W. P. Carey or any of the W. P. Carey Subsidiaries in excess of $5,000,000 or any complaint, investigation or hearing, of which W. P. Carey has Knowledge, by a Governmental Entity involving W. P. Carey or any of the W. P. Carey Subsidiaries.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 6.1, except (i) as disclosed on Schedule 3.2 of the W. P. Carey Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement, or (iii) other than to the extent consented to by CPA16, which consent shall not be unreasonably withheld, conditioned or delayed, neither W. P. Carey nor any of the W. P. Carey Subsidiaries shall engage in, authorize or agree to any of the following:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary that is not directly or indirectly wholly-owned by W. P. Carey, except (1) the authorization and payment of regular quarterly dividends that are consistent with past practices, and (2) the authorization and payment of any dividend or distribution necessary for W. P. Carey to maintain its qualification as a REIT under Section 856(c) of the Code, in each case with respect to the W. P. Carey Common Stock; provided that W. P. Carey shall notify CPA16 of the proposed record date for any such distribution prior to such date, (B) split, combine, adjust or reclassify any W. P. Carey Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for W. P. Carey Common Stock or (C) other than as permitted under Section 4.10, purchase, redeem or otherwise acquire any W. P. Carey Common Stock or any options, warrants or rights to acquire, or security convertible into, W. P. Carey Common Stock;

           (ii)  issue, deliver, sell, grant, pledge or encumber or agree to issue, deliver, sell, grant, pledge or encumber any stock, Voting Debt or other voting securities or equity securities of W. P. Carey, or any W. P. Carey Subsidiary or any option or other material right in respect of any W. P. Carey Common Stock or capital stock, any other voting or redeemable securities of W. P. Carey or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except pursuant to W. P. Carey's distribution reinvestment plan;

          (iii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of properties or assets representing more than 5% individually or in the aggregate, of the total carrying value of the consolidated real property assets of W. P. Carey (excluding the assets of CPA16), as of March 31, 2013, other than in the ordinary course of business;

          (iv)  amend the W. P. Carey Charter or W. P. Carey Bylaws or any provision of the comparable charter or organizational documents of any of the W. P. Carey Subsidiaries, except as required by this Agreement or applicable Law;

           (v)  amend the Merger Sub Charter or Merger Sub Bylaws, except as required by this Agreement or applicable Law;

          (vi)  merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire, agree to acquire or agree to be acquired by (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or assets of, any Person or any division or business thereof, other than in connection with its acquisitions of properties in the ordinary course of business;

         (vii)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other Person, except (x) pursuant to W. P. Carey's credit facilities that are currently in place or being negotiated on the terms previously disclosed to the CPA16 Special Committee in each case, as of the date hereof; or (y) in the ordinary course of business consistent with past practice;

        (viii)  (A) change in any material respect that is adverse to W. P. Carey any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $4,000,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2012, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

          (ix)  waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, exceeds, individually or in the aggregate, $4,000,000, except where such settlement or compromise provides for a complete release of W. P. Carey and each applicable W. P. Carey Subsidiary for all claims and which do not provide for any admission of liability by W. P. Carey or any W. P. Carey Subsidiary;

           (x)  amend or terminate, or waive compliance with the terms of, or breaches under, any W. P. Carey Material Contract if, after giving effect to the Merger, such amendment, termination or waiver would have a W. P. Carey Material Adverse Effect;

          (xi)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or consolidation, restructuring or recapitalization of W. P. Carey, Merger Sub or any W. P. Carey Subsidiary;

         (xii)  enter into, assume or acquire any asset subject to any Tax Protection Agreement;

        (xiii)  take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus; or

        (xiv)  authorize, commit or agree to take, or take any action inconsistent with any of the foregoing.

        Section 3.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give CPA16, directly or indirectly, the right to control or direct W. P. Carey's or any W. P. Carey

Subsidiary's operations prior to the Effective Time, and nothing contained in this Agreement shall give W. P. Carey or Merger Sub, directly or indirectly (other than in connection with and pursuant to the CPA16 Advisory Agreements), the right to control or direct CPA16's or any CPA16 Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, each of CPA16 and W. P. Carey shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE IV

ADDITIONAL COVENANTS

        Section 4.1    Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

        (a)   As soon as practicable following the date of this Agreement, CPA16 and W. P. Carey shall jointly prepare and file with the SEC mutually acceptable preliminary proxy materials and any amendments or supplements thereto which shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the CPA16 Stockholders at the CPA16 Stockholder Meeting and the W. P. Carey Stockholders at the W. P. Carey Meeting (such Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and W. P. Carey shall prepare and file with the SEC the Registration Statement on Form S-4, with respect to the issuance of W. P. Carey Common Stock in the Merger (the "Form S-4") in which the Joint Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties shall cooperate fully with each other in the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus, and shall furnish each other with all information reasonably requested by the other for inclusion therein or otherwise in respect thereof. Each of CPA16 and W. P. Carey shall use all reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. The parties shall promptly provide copies to each other, consult with each other and jointly prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and Form S-4 prior to filing such with the SEC and will provide each other a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the CPA16 Stockholder Meeting and the W. P. Carey Stockholder Meeting to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of CPA16 and W. P. Carey shall comply in all respects with the requirements of the Exchange Act and the Securities Act applicable to the Joint Proxy Statement/Prospectus and the solicitation of proxies for their respective meetings of stockholders. W. P. Carey shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of the W. P. Carey Common Stock in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) and CPA16 shall furnish all information concerning CPA16 and the CPA16 Stockholders as may be reasonably requested by W. P. Carey in connection with any such action.

        (b)   CPA16 shall, in accordance with applicable Law, the CPA16 Charter and the CPA16 Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA16 Stockholder Meeting solely for the purposes of obtaining the CPA16 Stockholder Approval and, subject to the provisions of Section 4.5, shall, through its Board of Directors, recommend to the CPA16 Stockholders the approval of the Merger. Subject to the foregoing, CPA16 shall use its reasonable best efforts to obtain the CPA16 Stockholder Approval as promptly as practicable.

        (c)   W. P. Carey shall, in accordance with applicable Law, the W. P. Carey Charter and the W. P. Carey Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the W. P. Carey Stockholder Meeting solely for the purposes of obtaining the W. P. Carey Stockholder Approval and shall, through its Board of Directors, recommend to the W. P. Carey Stockholders the approval of the Merger. Subject to the foregoing, W. P. Carey shall use its reasonable best efforts to obtain the W. P. Carey Stockholder Approval as promptly as practicable.

        (d)   The CPA16 Stockholder Meeting and the W. P. Carey Stockholder Meeting shall take place on the same date to the extent practicable.

        (e)   If at any time prior to the Effective Time any information with respect to W. P. Carey, Merger Sub or any other W. P. Carey Subsidiary (including their respective officers and directors or any W. P. Carey Subsidiary) shall be discovered or any event shall occur that in the determination of W. P. Carey is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, W. P. Carey shall notify CPA16 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of W. P. Carey, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

        (f)    If at any time prior to the Effective Time any information with respect to CPA16 (including its officers and directors and any of the CPA16 Subsidiaries) shall be discovered or any event shall occur that in the determination of CPA16 is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, CPA16 shall notify W. P. Carey thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the CPA16 Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

        (g)   The foregoing actions are subject to compliance with applicable Law and the other terms of this Agreement.

        (h)   If, on the date of the CPA16 Stockholder Meeting, CPA16 has not received proxies representing a sufficient number of shares of CPA16 Common Stock to approve the Merger, CPA16 shall adjourn the CPA16 Stockholder Meeting until such date as shall be mutually agreed upon by CPA16 and W. P. Carey, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the CPA16 Stockholder Approval.

        (i)    If, on the date of the W. P. Carey Stockholder Meeting, W. P. Carey has not received proxies representing a sufficient number of W. P. Carey Common Stock to approve the Merger, W. P. Carey shall adjourn the W. P. Carey Stockholder Meeting until such date as shall be mutually agreed upon by W. P. Carey and CPA16, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the W. P. Carey Stockholder Approval.

        Section 4.2    Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement and compliance with applicable Law and the other terms of this Agreement, each of W. P. Carey, Merger Sub and CPA16 agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party or its Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of W. P. Carey, Merger Sub and CPA16 agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of CPA16, W. P. Carey and Merger Sub shall take all such necessary action. From the date of this Agreement through the Effective Time, CPA16 shall timely file, or cause to be filed, with the SEC all CPA16 SEC Documents required to be so filed.

        (b)   Each of CPA16, W. P. Carey and Merger Sub shall give prompt notice to each other party if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.

        Section 4.3    Fees and Distributions Payable to CAM and its Affiliates.

        (a)   As a condition and inducement to the willingness of W. P. Carey and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of CPA16, CAM, Foreign Subsidiary and Merger Sub agree that, concurrently with and conditioned upon the closing of the transactions contemplated by this Agreement, the amended and restated advisory agreement dated as of September 28, 2012, between CPA16 and CAM (the "CPA16 Advisory Agreement") and the Asset Management Agreement, dated as of May 2, 2011, between CPA16 and Foreign Subsidiary (the "Asset Management Agreement" and together with the CPA16 Advisory Agreement, the "CPA16 Advisory Agreements"), shall automatically terminate without any action by any of the parties thereto and, in connection with such termination and the Merger, (i) CAM and Foreign Subsidiary each hereby waives its right to receive a Subordinated Disposition Fee (as such term is defined in the CPA16 Advisory Agreements) (the "Subordinated Disposition Fee") and (ii) Merger Sub hereby waives its right to receive a distribution of Capital Proceeds upon a Change of Control Event, and related allocation of profits and losses, under the CPA16 LLC Agreement (as such terms are defined in the CPA16 LLC Agreement) (such distributions, together with the Subordinated Disposition Fees being the "Back-End Amounts"). Notwithstanding anything to the contrary set forth herein or in the CPA16 Advisory

Agreements (i) CPA16, CAM, Foreign Subsidiary and Merger Sub each agrees that CAM, Foreign Subsidiary and Merger Sub shall continue to be entitled to receive any and all fees and distributions accrued pursuant to the CPA16 Advisory Agreements and the CPA16 LLC Agreement (collectively, the "Accrued Amounts") prior to the closing of the transactions contemplated by this Agreement that are not expressly waived pursuant to the preceding sentence of this Section 4.3, and (ii) for the avoidance of doubt, in the event that the transactions contemplated by this Agreement are not consummated and this Agreement is terminated in accordance with Section 6.1, subject to the credit described in Section 4.3(b) below, neither CAM nor Foreign Subsidiary nor Merger Sub hereby waive any Back-End Amounts, and any and all Back-End Amounts and Accrued Amounts shall continue to be payable in accordance with the terms of the CPA16 Advisory Agreements and the CPA16 LLC Agreement.

        (b)   In the event that (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), (ii) the CPA16 Termination Fee is actually paid in accordance with Section 6.2(d), and (iii) the Back-End Amounts are payable as a result thereof, then the amount of such CPA16 Termination Fee shall be credited against the Back-End Amounts payable pursuant to the CPA16 Advisory Agreements and the CPA16 LLC Agreement, unless a portion of such CPA16 Termination Fee has already been credited against the Special GP Amount pursuant to Section 4.13, in which case any remaining amount of the CPA16 Termination Fee, if any, shall be credited against the Back-End Amounts payable pursuant to the CPA16 Advisory Agreements and the CPA16 LLC Agreement.

        Section 4.4    Tax Treatment.

        (a)   CPA16 shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns and amendments thereto required to be filed by CPA16 or any of the CPA16 Subsidiaries in a manner consistent with past practice (unless an alternative manner is required to avoid imposition of any penalties, fines or additions to Tax) prior to the Closing Date (after electing all available automatic extensions of time to file such Tax Returns). Prior to filing any such Tax Returns, CPA16 shall deliver draft copies (together with supporting documentation, including Tax Return work papers) to W. P. Carey for W. P. Carey's review and comment, and CPA16 shall accept all reasonable comments of W. P. Carey with respect to such Tax Returns. CPA16 shall pay all Taxes required to be paid by CPA16 prior to the Effective Time. W. P. Carey shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments prior to filing. If the parties do not agree on the draft Tax Returns or amendments, the parties shall hire a nationally recognized accounting firm reasonably acceptable to CPA16 and W. P. Carey to prepare the contested Tax Returns or amendments.

        (b)   CPA16 and CPA16 Merger Sub will take all necessary actions, including but not limited to making sufficient distributions prior to Closing if needed, to assure that CPA16 will qualify as a REIT for its Tax year ending on the Closing Date. During the period from the date of this Agreement to the Effective Time, CPA16 shall, and shall cause each CPA16 Subsidiary to, facilitate all reasonable requests of W. P. Carey with respect to the maintenance of CPA16's REIT qualification.

        (c)   Merger Sub, W. P. Carey and CPA16 shall report the Merger for U.S. federal income tax purposes and all relevant state and local income tax purposes as a reorganization governed by Section 368(a)(1)(A), unless otherwise required by Law or administrative action, and shall comply with any applicable Tax reporting requirements.

        Section 4.5    Solicitation of Transactions—CPA16.

        (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning upon the first Business Day after the date hereof, and continuing until 11:59 p.m. (New York City time) on August 24, 2013 (the "Solicitation Period End Date"), CPA16, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA16 or any CPA16 Subsidiary shall have the right to directly or indirectly (i) initiate, solicit, induce, cause, encourage and facilitate any CPA16 Competing Transaction, including by way of providing access to the properties, offices, assets, books, records and personnel of CPA16 and any CPA16 Subsidiary and furnish non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information shall, to the extent not previously provided to W. P. Carey, Merger Sub or their respective representatives, be provided to W. P. Carey or Merger Sub prior to or substantially concurrently with it being provided to any Person given such access, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any CPA16 Competing Transaction, or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a CPA16 Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any CPA16 Competing Transaction and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by CPA16 to the extent necessary to allow the other party thereto to submit any CPA16 Competing Transaction or inquire, propose or make an offer that may lead to a CPA16 Competing Transaction to the CPA16 Special Committee in compliance with this Section 4.5. W. P. Carey agrees that neither it nor any Affiliate of W. P. Carey shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, participate in discussions with (other than at the request of the CPA16 Special Committee), any person that it knows has made, or is considering or participating in discussions or negotiations with CPA16 or its representatives regarding, a CPA16 Competing Transaction: provided, however, that nothing in this sentence shall prohibit or restrict W. P. Carey from making or conducting public communications or solicitations regarding a CPA16 Competing Transaction or the transactions contemplated by this Agreement.

        (b)   Except (i) as expressly permitted by this Section 4.5, or (ii) with respect to any Exempted Person until receipt of the CPA16 Stockholder Approval, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA16, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA16 or any CPA16 Subsidiary, shall cease and cause to be terminated any solicitation, discussion or negotiation with any Persons with respect to any CPA16 Competing Transaction and request the immediate return or destruction of all confidential information previously furnished. Except as specifically provided in this Section 4.5, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA16, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA16 or any CPA16 Subsidiary, shall not (i) initiate, solicit, propose, cause (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CPA16 Competing Transaction, other than with respect to any Exempted Person (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, CPA16 or any CPA16 Subsidiary, including their properties, books and records, to any Person (other than with respect to any Exempted Person) relating to, or otherwise cooperate with, any CPA16 Competing Transaction or any proposal or offer that would reasonably be expected to lead to a CPA16 Competing Transaction, (iii) approve, publicly endorse, publicly recommend or enter into any CPA16 Competing Transaction or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any CPA16 Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5) (an "Alternative Acquisition Agreement"), (iv) publicly propose, agree or publicly announce an intention to take any of the foregoing actions, (v) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a CPA16 Competing Transaction, other than with respect to any Exempted Person until receipt of the CPA16 Stockholder Approval, or (vi) except to the extent waived pursuant to Section 4.5(a)(iii) above and with respect to any Exempted Person until receipt of the CPA16 Stockholder Approval, terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by CPA16 in respect of or in contemplation of a CPA16 Competing Transaction. The foregoing will not prevent CPA16 from, after the end of the Solicitation Period End Date, providing non-public information about CPA16 or any CPA 16 Subsidiary (subject to an Acceptable Confidentiality Agreement) to, and engaging in discussions and negotiations regarding a possible CPA16 Competing Transaction with, a prospective acquirer in response to a proposal or offer that could reasonably be expected to lead to a CPA16 Competing Transaction which CPA16 received prior to the Solicitation Period End Date, or which CPA16 receives after the Solicitation Period End Date that did not result in whole or in part from a breach of this Section 4.5(b), and which the CPA16 Special Committee determines in good faith after consultation with its independent financial advisor and outside legal counsel, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a CPA16 Superior Competing Transaction.

        (c)   Except as expressly provided by Section 4.5(d), at any time after the date hereof, the CPA16 Special Committee shall not (i) (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), its recommendation of this Agreement and the Merger or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the CPA16 Special Committee of this Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any CPA16 Competing Transaction, (C) allow its recommendation of this Agreement and the Merger to be excluded from the Joint Proxy Statement/Prospectus, (D) fail to recommend against any CPA16 Competing Transaction within ten (10) Business Days after such CPA16 Competing Transaction is publicly announced, or (E) if a tender or exchange offer relating to equity securities of CPA16 is commenced by a Person unaffiliated with W. P. Carey, fail to send to the CPA16 Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the CPA16 Special Committee recommends rejection of such tender or exchange offer (any action described in clauses (A), (B), (C), (D) or (E), an "Adverse Recommendation Change"), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit CPA16 or any CPA16 Subsidiary to execute or enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5).

        (d)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the CPA16 Stockholder Approval, the CPA16 Special Committee shall be permitted to either (i) terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to a CPA16 Superior Competing Transaction, subject to compliance with Section 6.1(g) and Section 6.2, or (ii) effect an Adverse Recommendation Change, in each instance, if and only if (A) the CPA16 Special Committee has received a CPA16 Competing Transaction (whether or not from an Exempted Person) that, in the good faith determination of the CPA16 Special Committee, after consultation with its financial advisor and outside legal counsel, constitutes a CPA16 Superior Competing Transaction, after having complied with this Section 4.5(d), and, with respect to any Person who is not an Exempted Person, (B) the CPA16 Special Committee determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with the CPA16 Special Committee's fiduciary duties to the CPA16 Stockholders under applicable Law. Notwithstanding the foregoing, prior to either terminating this Agreement or effecting an Adverse Recommendation Change, in each instance in accordance with this Section 4.5(d), (i) the CPA16 Special Committee shall provide a written notice to W. P. Carey and Merger Sub that it intends to take such action and describing (1) the basis for its determination, and (2) the material terms and conditions of the CPA16 Superior Competing Transaction that is the basis of such action (including the identity of the party making the CPA16 Superior Competing Transaction and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice"); (ii) during the three (3) Business Day period following W. P. Carey's and Merger Sub's receipt of the Change of Recommendation Notice, CPA16 shall, and shall cause its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA16, or any CPA16 Subsidiary to, negotiate with W. P. Carey and Merger Sub in good faith (to the extent that W. P. Carey and Merger Sub desire to negotiate) to make amendments to the terms and conditions of this Agreement so as to obviate the need for the proposed termination of this Agreement or the proposed Adverse Recommendation Change, as applicable; and (iii) following the close of business on the last day of the three (3) Business Day period or such greater period of time as may be permitted by the CPA16 Special Committee in its sole discretion, the CPA16 Special Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account any amendments to this Agreement proposed in writing by W. P. Carey and Merger Sub in response to the Change of Recommendation Notice, that such CPA16 Competing Transaction continues to constitute a CPA16 Superior Competing Transaction (whether or not from an Exempted Person), and with respect to any Person who is not an Exempted Person, a failure to effect an Adverse Recommendation Change would be inconsistent with the CPA16 Special Committee's fiduciary duties to the CPA16 Stockholders under applicable Law. If any amendment to the financial terms or any material term of any CPA16 Superior Competing Transaction is made, the CPA16 Special Committee shall deliver a new Change of Recommendation Notice to W. P. Carey and Merger Sub, and CPA16 shall be required to comply again with the requirements of this Section 4.6(d); provided, that, with respect to any and all such new Change of Recommendation Notices, the references in this Section 4.6(d) to "three (3) Business Days" shall be deemed to be references to "one (1) Business Day".

        (e)   Within forty-eight (48) hours after the expiration of the Solicitation Period End Date, CPA16 shall (i) notify W. P. Carey in writing of the identity of each person, if any, that, in accordance with this Agreement, the CPA16 Special Committee has determined to be an Exempted Person and (ii) provide W. P. Carey with the material terms and conditions of any CPA16 Competing Transaction received from any Exempted Person prior to the Solicitation Period End Date. CPA16 shall keep W. P. Carey reasonably and promptly informed of any material changes in the status, terms or conditions of any CPA16 Competing Transaction received from any Exempted Person. Except as may relate to an Exempted Person, from and after the Solicitation Period End Date, CPA16 shall (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours of receipt), advise W. P. Carey of receipt by CPA16 or any of its Affiliates of (A) any CPA16 Competing Transaction or (B) any request for information that would reasonably be expected to lead to any CPA16 Competing Transaction, the terms and conditions of any such CPA16 Competing Transaction or request (including the identity of the party making such CPA16 Competing Transaction), (ii) keep W. P. Carey fully and promptly informed (and in any event within twenty-four (24) hours) of any material changes in the status, terms or conditions of any such CPA16 Competing Transaction (it being understood that any change or modification to any financial term or condition of any CPA16 Competing Transaction shall be deemed to be a material change) or request, and (iii) provide W. P. Carey promptly with (a) an unredacted copy of any such CPA16 Competing Transactions made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (b) a written summary of the material terms of any CPA16 Competing Transactions not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

        (f)    So long as this Agreement has not been terminated, no Adverse Recommendation Change shall change the approval of the CPA16 Special Committee for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

        (g)   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.5 by CPA16, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents, representatives or controlled Affiliates of CPA16 or any CPA16 Subsidiary, shall be deemed to be a breach of this Section 4.5 by CPA16.

        (h)   For purposes of this Agreement, a "CPA16 Competing Transaction" shall mean any proposal or offer for, whether in one transaction or a series of transactions, any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA16 (or any of the material CPA16 Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA16 and the CPA16 Subsidiaries, taken as a whole, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange, business combination or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifty percent (50%) or more of the voting power of CPA16 and the CPA16 Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CPA16 and the CPA16 Subsidiaries in which a Person shall acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of any class of voting securities of CPA16 and the CPA16 Subsidiaries; or (v) any tender offer or exchange offer for 50% or more of the voting power in the election of directors exercisable by the holders of outstanding CPA16 Common Stock (or any of the CPA16 Subsidiaries).

        (i)    For purposes of this Agreement, a "CPA16 Superior Competing Transaction" means a bona fide proposal for a CPA16 Competing Transaction made by a third party which the CPA16 Special Committee determines (after taking into account any amendment of the terms of the Merger by W. P. Carey and/or any proposal by W. P. Carey to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA16 Stockholders than the Merger and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, at least 90% of the CPA16 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or at least 90% of the assets of CPA16 and the CPA16 Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA16, any CPA16 Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates in breach of this Section 4.5.

        (j)    Nothing contained in this Section 4.5 or elsewhere in this Agreement shall prohibit CPA16 or the CPA16 Special Committee, directly or indirectly through its Representatives, from disclosing to

CPA16's stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the CPA16 Special Committee has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

        Section 4.6    Public Announcements.     CPA16 and W. P. Carey shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents, except as otherwise required by Law in a manner which makes consultation impracticable.

        Section 4.7    Transfer and Gains Taxes.     W. P. Carey or Merger Sub shall, with CPA16's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, W. P. Carey or the Surviving Company shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the CPA16 Common Stock.

        Section 4.8    Indemnification; Directors' and Officers' Insurance.

        (a)   It is understood and agreed that CPA16 shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and W. P. Carey shall indemnify and hold harmless, each director and officer of CPA16 or any of the CPA16 Subsidiaries (the "Indemnified Parties"), as and to the same extent as such Indemnified Parties are indemnified by CPA16 or the CPA16 Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.8, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify CPA16 and, after the Effective Time, the Surviving Company and W. P. Carey, promptly thereof; provided that the failure to so notify shall not affect the obligations of CPA16, the Surviving Company and W. P. Carey except to the extent such failure to notify materially prejudices such party.

        (b)   W. P. Carey agrees that it shall maintain in full force and effect for a period of six years from the Effective Time all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors and officers of CPA16 and the CPA16 Subsidiaries provided for in the CPA16 Charter or CPA16 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA16 Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, W. P. Carey shall purchase directors' and officers' liability insurance coverage for CPA16's and CPA16 Subsidiaries' directors and officers, in a form reasonably acceptable to CPA16, which shall provide such directors and officers with runoff coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by CPA16 and the CPA16 Subsidiaries.

        (c)   This Section 4.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of W. P. Carey, CPA16 and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.8.

        (d)   In the event that W. P. Carey or the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of W. P. Carey and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.8.

        Section 4.9    Purchases and Redemptions of CPA16 Common Stock.     During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, CPA16 agrees that it will not purchase, redeem or otherwise acquire any CPA16 Common Stock or stock or other equity interests in any CPA16 Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA16 Common Stock or stock or other equity interests in any CPA16 Subsidiary, except that CPA16 may complete any qualified redemptions pending as of the date of this Agreement to the extent permitted by applicable Law.

        Section 4.10    Purchases and Redemptions of W. P. Carey Common Stock.     During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, W. P. Carey agrees that it will not, other than in the ordinary course of business and in compliance with U.S. federal securities laws, purchase, redeem or otherwise acquire any shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary, in each case other than repurchases from employees or Affiliates of W. P. Carey or any W. P. Carey Subsidiary (including, for purposes of this Section 4.10, as of the date hereof, any holder of ten percent (10%) or more of (a) W. P. Carey Common Stock or (b) stock or equity interests of any such W. P. Carey Subsidiary).

        Section 4.11    Access; Confidentiality.     To the extent applicable, CPA16 and W. P. Carey agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers and to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty made in this Agreement; provided, further, that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. Unless otherwise required by Law, the parties shall hold all information of the other party which is confidential and is reasonably identified as such or should reasonably be known to be confidential in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the receiving party. If this Agreement is terminated for any reason, each party shall promptly return to such other party or destroy, providing reasonable evidence of such destruction, all such confidential information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents.

        Section 4.12    NYSE Listing and Deregistration.     W. P. Carey shall use its reasonable best efforts to cause the W. P. Carey Common Stock issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. W. P. Carey shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary to enable the deregistration of the CPA16 Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

        Section 4.13    Special GP Distribution Payable to Merger Sub.

        (a)   As a condition and inducement to the willingness of CPA16, W. P. Carey and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of CPA16, CPA16 LLC and Merger Sub agree that in the event that (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), and (ii) a CPA16 Competing Transaction is consummated, then the Call Right (as such term is defined in the CPA16 LLC Agreement) shall be deemed exercised by CPA16 LLC and the amount owed and payable to Merger Sub at the closing of the CPA16 Competing Transaction pursuant to Section 11.7 of the CPA16 LLC Agreement shall be seventy five million dollars ($75,000,000) in cash (the "Special GP Amount"). No other section or provision of the CPA16 LLC Agreement shall be deemed amended or waived by any party by this Section 4.13, and any and all other fees, amounts and distributions (including any portions thereof) to which Merger Sub is entitled pursuant to the CPA16 LLC Agreement shall be paid to Merger Sub at such times and in such amounts as set forth in, and pursuant to the terms of, the CPA16 LLC Agreement. For purposes of this Agreement, "CPA16 LLC Agreement" shall mean the Second Amended and Restated Operating Agreement of CPA16 LLC dated as of July 31, 2011, by and among CPA16 LLC, CPA16 and Merger Sub.

        (b)   In the event that (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), (ii) the CPA16 Termination Fee is actually paid in accordance with Section 6.2(d), and (iii) the Special GP Amount is payable pursuant to the CPA16 LLC Agreement, then the amount of such CPA16 Termination Fee shall be credited against the Special GP Amount payable pursuant to the CPA16 LLC Agreement, unless a portion of the CPA16 Termination Fee has already been credited against the Back-End Amounts pursuant to Section 4.3, in which case any remaining amount of the CPA16 Termination Fee, if any, shall be credited against the Special GP Amount payable pursuant to the CPA16 LLC Agreement.

        Section 4.14    Assistance to CPA16.     W. P. Carey will, except as otherwise instructed in writing by the CPA16 Special Committee, cause CAM, Foreign Sub and Merger Sub to assist and cooperate in good faith to cause CPA16 to fulfill all its obligations in this Article IV and elsewhere in this Agreement. Each of CAM, Foreign Sub and Merger Sub shall, at the request of the CPA16 Special Committee, assist and cooperate in good faith to facilitate CPA16's efforts to actively seek and solicit CPA16 Competing Transactions prior to the Solicitation Period End Date, in accordance with the go-shop protocol agreed by the parties. In addition, each of CAM, Foreign Sub and Merger Sub shall, at the request of the CPA16 Special Committee, assist and cooperate in good faith at all times following the Solicitation Period End Date to facilitate CPA16's discussions, negotiations, providing of information and any other actions or inactions that CPA16 is permitted to do or not do with respect to possible CPA16 Competing Transactions and related Alternative Acquisition Agreements under the terms of, and as defined in, this Agreement.

        Section 4.15    Voting.     In accordance with the restrictions in the CPA16 Charter, neither W. P. Carey nor any of its Affiliates shall vote for or consent to the Merger and the other transactions contemplated by the Transaction Documents in connection with the CPA16 Stockholder Approval.

ARTICLE V

CONDITIONS PRECEDENT

        Section 5.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Stockholders' Approvals.    The CPA16 Stockholder Approval and the W. P. Carey Stockholder Approval shall have been obtained.

        (b)   Registration Statement.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

        (c)   No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

        (d)   Other Approvals.    All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(c)(ii) of the CPA16 Disclosure Letter or Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby shall have been made or obtained (as the case may be).

        Section 5.2    Conditions to Obligations of W. P. Carey and Merger Sub.     The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by W. P. Carey:

        (a)   Representations and Warranties.    The representations and warranties of CPA16 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA16 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA16 Material Adverse Effect, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA16 by the Chief Executive Officer and the Chief Financial Officer of CPA16 to such effect.

        (b)   Performance of Covenants and Obligations of CPA16.    CPA16 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA16 by the Chief Executive Officer and the Chief Financial Officer of CPA16 to such effect.

        (c)   Material Adverse Change.    Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA16 Material Adverse Effect. W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA16 by the Chief Executive Officer and the Chief Financial Officer of CPA16 to such effect.

        (d)   Opinion Relating to REIT Qualification.    W. P. Carey and Merger Sub shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since (i) with respect to CPA16, its taxable year ended December 31, 2009 through the Closing Date, and (ii) with respect to CPA16 Merger Sub, its taxable year ended December 31, 2011 through the Closing Date, CPA16 and CPA16 Merger Sub have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP may rely on customary assumptions and representations of CPA16 and CPA16 Merger Sub reasonably acceptable to W. P. Carey.

        (e)   Consents.    All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA16 Material Adverse Effect.

        (f)    FIRPTA Certificate.    W. P. Carey shall have received a certificate, duly completed and executed by CPA16, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that CPA16 is not a "foreign person" within the meaning of Section 1445 of the Code.

        (g)   Opinion Relating to the Merger.    W. P. Carey and Merger Sub shall have received an opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, DLA Piper LLP (US) shall be entitled to rely upon customary assumptions and representations of CPA16, W. P. Carey and Merger Sub.

        Section 5.3    Conditions to Obligations of CPA16.     The obligations of CPA16 to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA16:

        (a)   Representations and Warranties.    The representations and warranties of W. P. Carey and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, W. P. Carey Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a W. P. Carey Material Adverse Effect, and CPA16 shall have received a certificate signed on behalf of W. P. Carey and Merger Sub by the respective Chief Executive Officer and the Chief Financial Officer of W. P. Carey and Merger Sub to such effect.

        (b)   Performance of Covenants or Obligations of W. P. Carey.    W. P. Carey shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA16 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and the Chief Financial Officer of W. P. Carey to such effect.

        (c)   NYSE Listing.    W. P. Carey Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (d)   Material Adverse Change.    Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect. CPA16 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and Chief Financial Officer to such effect.

        (e)   Opinion Relating to REIT Qualification.    CPA16 shall have received an opinion, dated as of the Closing Date, of DLA Piper LLP (US) to the effect that, commencing with its taxable year ended December 31, 2012, W. P. Carey has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable W. P. Carey to continue to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, DLA Piper LLP (US) may rely on customary assumptions and representations of W. P. Carey reasonably acceptable to CPA16, and the opinion set forth in Section 5.2(d).

        (f)    Consents.    All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than (i) those required to be delivered pursuant to Section 5.2(e) and (ii) such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a W. P. Carey Material Adverse Effect.

        (g)   Opinion Relating to the Merger.    CPA16 shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP shall be entitled to rely upon customary assumptions and representations of CPA16, W. P. Carey and Merger Sub.

        (h)   Opinion Relating to the Partnership Classification.    CPA16 shall have received an opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that, at all times during the period beginning January 1, 2009 and ending on September 28, 2012, W. P. Carey & Co. LLC was classified as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes. For purposes of such opinion, which shall be in a form customary for transactions of this nature, DLA Piper LLP (US) may rely on customary assumptions and representations of W. P. Carey reasonably acceptable to CPA16.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

        Section 6.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time of the Merger whether before or after the CPA16 Stockholder Approval and the W. P. Carey Stockholder Approval are obtained:

        (a)   by mutual written consent duly authorized by the Boards of Directors of each of CPA16 and W. P. Carey;

        (b)   by W. P. Carey, upon a breach of any representation, warranty, covenant or agreement on the part of CPA16 set forth in this Agreement, or if any representation or warranty of CPA16 shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by February 28, 2014 (the "Termination Date"); provided that CPA16 shall not be deemed to have breached a representation, warranty, covenant or agreement set forth in this Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA16 pursuant to the CPA16 Advisory Agreements resulted in such breach;

        (c)   by CPA16, upon a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey or Merger Sub set forth in this Agreement, or if any representation or warranty of W. P. Carey or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

        (d)   by either W. P. Carey or CPA16, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable after the parties have used reasonable best efforts to have such judgment, injunction, order, decree or action removed, repealed or overturned;

        (e)   by either W. P. Carey or CPA16, if the Merger shall not have been consummated before the Termination Date; provided, however, that (1) a party that has materially breached a representation, warranty, covenant or agreement of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 6.1(e) and (2) W. P. Carey shall not be entitled to exercise its right to terminate under this Section 6.1(e) to the extent it or any of its Subsidiaries' actions or inactions in its capacity as advisor to CPA16 pursuant to the CPA16 Advisory Agreements resulted in a breach by CPA16 or a failure of CPA16 to perform its obligations under this Agreement; provided, further, that the Termination Date shall be automatically extended until March 31, 2014 (the "Extended Termination Date"), if the condition to Closing set forth in Section 5.1(d) is not capable of being satisfied as of the Termination Date, but is reasonably likely to be satisfied by the Extended Termination Date;

        (f)    by W. P. Carey or CPA16 if, upon a vote at a duly held CPA16 Stockholder Meeting or any adjournment thereof, the CPA16 Stockholder Approval shall not have been obtained, as contemplated by Section 4.1;

        (g)   by CPA16, if the CPA16 Special Committee shall have withdrawn its recommendation of the Merger or this Agreement, or approved or recommended a CPA16 Superior Competing Transaction, in each instance (i) in accordance with the provisions of Section 4.5 and (ii) CPA16 has paid the CPA16 Termination Fee;

        (h)   by W. P. Carey, if (i) prior to the CPA16 Stockholder Meeting, the Board of Directors of CPA16 or any committee thereof shall have withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any CPA16 Superior Competing Transaction or (ii) CPA16 shall have entered into any agreement with respect to any CPA16 Superior Competing Transaction; or

        (i)    by W. P. Carey or CPA16 if, upon a vote at a duly held W. P. Carey Stockholder Meeting or any adjournment thereof, the W. P. Carey Stockholder Approval shall not have been obtained, as contemplated by Section 4.1.

        The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 6.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 6.1 for any such termination.

        Section 6.2    Expenses; Termination Fee.

        (a)   Except as otherwise specified in this Section 6.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that CPA16 and W. P. Carey shall each bear one half of the costs of filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4.

        (b)   CPA16 agrees that if this Agreement shall be terminated pursuant to Section 6.1(b) then CPA16 will pay to W. P. Carey, or as directed by W. P. Carey, an amount equal to the W. P. Carey

Expenses; provided that such amount shall be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "W. P. Carey Expenses" shall be an amount equal to W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses).

        (c)   W. P. Carey agrees that if this Agreement shall be terminated pursuant to Section 6.1(c) then W. P. Carey will pay to CPA16, or as directed by CPA16, an amount equal to the CPA16 Expenses; provided that such amount shall, subject to the provisions of Section 6.6, be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "CPA16 Expenses" shall be an amount equal to CPA16's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses and fees and expenses of the CPA16 Special Committee).

        (d)   CPA16 agrees that if this Agreement shall be terminated either by (i) CPA16 pursuant to Section 6.1(g), or (ii) W. P. Carey pursuant to Section 6.1(h), in each instance, CPA16 shall pay the CPA16 Termination Fee to W. P. Carey prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by W. P. Carey.

        (e)   The foregoing provisions of this Section 6.2 have been agreed to by CPA16 and W. P. Carey in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

        (f)    In the event that either W. P. Carey or CPA16 is required to file suit to seek all or a portion of the amounts payable under this Section 6.2, and such party prevails in such litigation, such party shall be entitled to reasonable and documented out-of-pocket expenses, including reasonable outside attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 6.2.

        Section 6.3    Effect of Termination.     In the event of termination of this Agreement by either CPA16 or W. P. Carey as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of W. P. Carey, Merger Sub or CPA16, other than Section 6.2, this Section 6.3, Section 6.6 and Article VII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

        Section 6.4    Amendment.     This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the CPA16 Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with, and the acceptance for record of such Articles of Merger by, the SDAT; provided, however, that, after the CPA16 Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount of the Per Share Merger Consideration to be delivered to the CPA16 Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the CPA16 Stockholders.

        Section 6.5    Extension; Waiver.     At any time prior to the Effective Time, each of CPA16 and W. P. Carey may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 6.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 6.6    Payment of Expenses.

        (a)   In the event that CPA16 or W. P. Carey becomes obligated to pay any expenses under Section 6.2 (the "Expense Amount"), CPA16 or W. P. Carey, as applicable, shall pay to the party entitled to receive such payment (the "Receiving Party") from the amount deposited into escrow in accordance with this Section 6.6(a), an amount equal to the lesser of (i) the Expense Amount and (ii) the sum of (A) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code for the year in which the Expense Amount would otherwise be payable, for this purpose treating such amount as income that does not qualify for purposes of Sections 856(c)(2) and (c)(3) of the Code, as determined by the Receiving Party's independent certified public accountants, plus (B) if the Receiving Party receives either (1) a letter from the Receiving Party's counsel indicating that the Receiving Party has received a ruling from the IRS described in Section 6.6(b) or (2) an opinion from the Receiving Party's counsel as described in Section 6.6(b), an amount equal to the Expense Amount less the amount payable under clause (A) above. To the extent the entire Expense Amount is not paid to the Receiving Party in the year in which such amount would otherwise be payable as a result of the restrictions set forth in this Section 6.6(a), the Expense Amount shall be carried forward to the succeeding year and shall be payable (as described above) in such succeeding year by applying the same formula and by deeming such Expense Amount as payable in such succeeding year. To the extent the full Expense Amount has not been paid in the initial and succeeding year, the amount shall similarly be carried forward for each of the next three taxable years. To the extent that the entire Expense Amount has not been paid in the initial year, the succeeding year and the three following years, the Expense Amount shall be forfeited by the Receiving Party. To secure the obligation of CPA16 or W. P. Carey, as applicable, to pay these amounts, CPA16 or W. P. Carey, as applicable, shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by CPA16 or W. P. Carey, as applicable, and on such terms (subject to Section 6.6(b)) as shall be mutually agreed upon by CPA16 or W. P. Carey, as applicable, the Receiving Party and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 6.6(a) shall be made at the time CPA16 or W. P. Carey, as applicable, would otherwise be obligated to pay the Receiving Party pursuant to Section 6.2.

        (b)   The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any of the following: (i) a letter from the Receiving Party's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the payee to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code determined as if the payment of such amount did not constitute income that qualifies for purposes of Sections 856(c)(2) and (c)(3) of the Code ("Qualifying Income") or a subsequent letter from the Receiving Party's accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party's counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3) (or alternatively, the Receiving Party's counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (c)(3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount to the Receiving Party. CPA16 and W. P. Carey each agree to amend this

Section 6.6 at the request of the Receiving Party in order to (A) maximize the portion of the Expense Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code, (B) improve the likelihood of the Receiving Party securing a ruling described in this Section 6.6(b), or (C) assist the Receiving Party in obtaining a legal opinion from its counsel as described in this Section 6.6(b). The escrow agreement shall also provide that any portion of the Expense Amount not paid to the Receiving Party in the initial year and the four succeeding years shall be released by the escrow agent to CPA16 or W. P. Carey, as applicable. Unless such party is the Receiving Party, none of CPA16 or W. P. Carey shall be a party to such escrow agreement and neither shall bear any cost of or have liability resulting from the escrow agreement.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (including, but not limited to Section 6.2).

        Section 7.2    Notices.     All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

  (a)
  if to CPA16, to:

    Corporate Property Associates 16 — Global Incorporated
    50 Rockefeller Plaza
    New York, New York 10020
    Attn: Chair of the Special Committee
    Fax: (212) 492-8922

    with a copy to:

    Clifford Chance US LLP
    31 West 52nd Street
    New York, New York 10019
    Attn: Kathleen L. Werner, Esq.
    Fax: (212) 878-8375

    with a further copy to:

    Pepper Hamilton LLP
    3000 Two Logan Square
    Eighteenth and Arch Streets
    Philadelphia, PA 19103
    Attn: Barry M. Abelson, Esq.
    Fax: (215) 689-4803

  (b)
  if to W. P. Carey or Merger Sub, to:

    W. P. Carey Inc.
    50 Rockefeller Plaza

    New York, New York 10020
    Attn: Chief Executive Officer and Chief Financial Officer
    Fax: (212) 492-8922

    with a copy to:

    W. P. Carey Inc.
    50 Rockefeller Plaza
    New York, New York 10020
    Attn: Paul Marcotrigiano, Esq.
    Fax: (212) 492-8922

    with a further copy to:

    DLA Piper LLP (US)
    1251 Avenue of the Americas
    New York, New York 10020
    Attn: Christopher P. Giordano, Esq.
    Fax: (212) 884-8522

        Section 7.3    Interpretation.     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" is used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 7.4    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 7.5    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Section 4.8, which shall inure to the benefit of the Persons expressly specified therein, are not intended to confer upon any Person other than the parties hereto any rights or remedies. The rights of such third party beneficiaries expressly specified under the provisions of Article I and Section 4.8 shall not arise unless and until the Effective Time occurs.

        Section 7.6    Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

        Section 7.7    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 7.8    Enforcement.     The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VI, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        Section 7.9    Waiver of Jury Trial.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.9.

        Section 7.10    Exhibits; Disclosure Letters.     All Exhibits referred to herein, in the CPA16 Disclosure Letter and in the W. P. Carey Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

        Section 7.11    Conflict Waiver.     Recognizing that Clifford Chance US LLP has acted as legal counsel to CPA16 in connection with the transactions contemplated by this Agreement, and that Clifford Chance US LLP has represented W. P. Carey in unrelated matters, CPA16, W. P. Carey and Merger Sub each hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clifford Chance US LLP representing CPA16. This Section 7.11 shall survive the consummation of the Merger.

ARTICLE VIII

CERTAIN DEFINITIONS

        Section 8.1    Certain Definitions.

        "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to CPA16 than the terms set forth in the Confidentiality Agreement.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Average W. P. Carey Trading Price" shall mean the volume-weighted average trading price of a share of W. P. Carey Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

        "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

        "Confidentiality Agreement" shall mean that certain letter agreement, dated as of May 16, 2013, by and between CPA16 and W. P. Carey.

        "CPA16 Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA16 and the CPA16 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA16 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that a CPA16 Material Adverse Effect shall not include any effect or event with respect to CPA16 or any CPA16 Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA16 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA16 and the CPA16 Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA16 and the CPA16 Subsidiaries, taken as a whole, relative to others in the industries in which CPA16 and the CPA16 Subsidiaries operate, (d) any failure, in and of itself, by CPA16 or the CPA16 Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA16 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles ("GAAP") (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA16 and the CPA16 Subsidiaries, taken as a whole, relative to others in the industries in which CPA16 and the CPA16 Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA16 Properties, taken as a whole.

        "CPA16 Merger Sub" means CPA 16 Merger Sub Inc., a Maryland corporation and subsidiary of CPA16 LLC.

        "CPA16 Property" means each of the real properties reflected on the most recent balance sheet of CPA16 included in the CPA16 SEC Documents in which CPA16 or a CPA16 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest.

        "CPA16 SEC Documents" means each report, schedule, registration statement and definitive proxy statement filed by CPA16 with the SEC since January 1, 2009.

        "CPA16 Subsidiary" means each Subsidiary of CPA16, other than Subsidiaries of CPA16 with no assets that are in the process of being dissolved.

        "CPA16 Termination Fee" shall mean an amount in cash equal to fifty-seven million dollars ($57,000,000); provided, however, in the event that (i) this Agreement is terminated pursuant to Section 6.1(g) or Section 6.1(h), and (ii) CPA16 enters into an Alternative Acquisition Agreement with an Exempted Person with respect to a CPA16 Superior Competing Transaction in connection and compliance with Section 4.5, the CPA16 Termination Fee shall be an amount in cash equal to thirty-five million dollars ($35,000,000).

        "Exempted Person" shall mean any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%)

of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) who has submitted a bona-fide-written offer or other communication constituting a CPA16 Competing Transaction to CPA16 prior to the Solicitation Period End Date.

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" (A) where used herein with respect to CPA16 and any CPA16 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the CPA16 Disclosure Letter and (B) where used herein with respect to W. P. Carey and any W. P. Carey Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the W. P. Carey Disclosure Letter.

        "Law" means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to W. P. Carey or CPA16 or any of their respective Subsidiaries.

        "Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

        "NYSE" means the New York Stock Exchange.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Stock Value" means $11.25.

        "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

        "Tax" or "Taxes" shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

        "Tax Protection Agreement" shall mean any agreement, oral or written, (i) that has as one of its purposes to permit a Person to take the position that such Person could defer taxable income that otherwise might have been recognized upon a transfer of property to any CPA16 Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and that (A) prohibits or restricts in any manner the disposition of any assets of CPA16 or any CPA16 Subsidiary, (B) requires that CPA16 or any CPA16 Subsidiary maintain, put in place, or replace indebtedness, whether or not secured by one or more of the CPA16 Properties, or (C) requires that CPA16 or any CPA16 Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of CPA16 or any CPA16 Subsidiary, (ii) that specifies or relates to a method of taking into account book-Tax disparities under Section 704(c) of the Code with respect to one or more assets of CPA16 or a CPA16 Subsidiary, or (iii) that requires a particular method for allocating one or more liabilities of CPA16 or any CPA16 Subsidiary under Section 752 of the Code.

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Transaction Documents" means this Agreement and all other documents to be executed in connection with the transactions contemplated hereby, including the Merger.

        "Voting Debt" shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in CPA16, any CPA16 Subsidiary or W. P. Carey, as applicable, may vote.

        "W. P. Carey Holdco LLC" means WPC Holdco LLC, a Maryland limited liability company, a direct subsidiary of W. P. Carey and the sole stockholder of Merger Sub.

        "W. P. Carey Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of W. P. Carey and the W. P. Carey Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by W. P. Carey or any W. P. Carey Subsidiary of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, a W. P. Carey Material Adverse Effect shall not include any effect or event with respect to W. P. Carey or any W. P. Carey Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, (d) any failure, in and of itself, by W. P. Carey or the W. P. Carey Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a W. P. Carey Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole.

        "W. P. Carey Subsidiary" means each Subsidiary of W. P. Carey.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED
By:	/s/ CATHERINE D. RICE
	Name:	Catherine D. Rice
	Title:	Managing Director and Chief Financial Officer
WPC REIT MERGER SUB INC.
By:	/s/ THOMAS E. ZACHARIAS
	Name:	Thomas E. Zacharias
	Title:	Managing Director and Chief Operating Officer
W. P. CAREY INC.
By:	/s/ TREVOR P. BOND
	Name:	Trevor P. Bond
	Title:	President and Chief Executive Officer

[Signature Page—Merger Agreement]

        AND FOR THE LIMITED PURPOSES SET FORTH IN SECTIONS 4.3 and 4.14:

CAREY ASSET MANAGEMENT CORP.
By:	/s/ TREVOR P. BOND
	Name:	Trevor P. Bond
	Title:	President and Chief Executive Officer
W. P. CAREY & CO. B.V.
By:	/s/ GREG BUTCHART
	Name:	Greg Butchart
	Title:	Managing Director
By:	/s/ THOMAS E. ZACHARIAS
	Name:	Thomas E. Zacharias
	Title:	Managing Director

[Signature Page—Merger Agreement]

        AND FOR THE LIMITED PURPOSES SET FORTH IN SECTION 4.13:

CPA 16 LLC, BY CORPORATE PROPERTY ASSOCIATES 16—GLOBAL INCORPORATED, ITS MANAGING MEMBER
By:	/s/ CATHERINE D. RICE
	Name:	Catherine D. Rice
	Title:	Managing Director and Chief Financial Officer

[Signature Page—Merger Agreement]

ANNEX B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

July 25, 2013

The Board of Directors
W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020

The Board of Directors:

        We understand that W. P. Carey Inc. ("W. P. Carey") proposes to enter into an Agreement and Plan of Merger, dated as of July 25, 2013 (the "Agreement"), among Corporate Property Associates 16 — Global Incorporated ("CPA16"), W. P. Carey, the ultimate parent of the external manager of CPA16, WPC REIT Merger Sub Inc., an indirect subsidiary of W.P. Carey and the successor in interest to Carey REIT III, Inc. ("Merger Sub"), and certain other subsidiaries of W. P. Carey and CPA16 party thereto pursuant to which, among other things, W. P. Carey will acquire CPA16 (the "Transaction"). The Agreement provides that CPA16 will merge with and into Merger Sub and each outstanding share of the common stock, par value $0.001 per share, of CPA16 (the "CPA16 Common Stock") will be converted into the right to receive that number of shares (the "Exchange Ratio") of the common stock, par value $0.001, of W. P. Carey (the "W. P. Carey Common Stock") equal to the quotient determined by dividing $11.25 by the volume-weighted average trading price of a share of W. P. Carey Common Stock, as reported on the New York Stock Exchange, for the five consecutive trading days ending on the third trading day preceding the closing date of the Transaction (the "Average W.P. Carey Trading Price"), subject to a collar (as to which we express no opinion) which provides that (x) if the number determined by dividing $11.25 by the Average W. P. Carey Trading Price is less than or equal to 0.1447, then the Exchange Ratio will be 0.1447 and (y) if the number determined by dividing $11.25 by the Average W. P. Carey Trading Price is greater than or equal to 0.1842, then the Exchange Ratio will be 0.1842. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to W. P. Carey of the Exchange Ratio provided for in the Transaction.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to W. P. Carey and CPA16;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of CPA16 furnished to or discussed with us by W. P. Carey as the ultimate parent of the external manager of CPA16, including certain financial forecasts relating to CPA16 prepared by such external manager and further discussed with us by the management of W. P. Carey (such forecasts, the "CPA16 Forecasts");

  (iii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of W. P. Carey furnished to or discussed with us by the management of W. P. Carey, including certain financial forecasts relating to W. P. Carey prepared by the management of W. P. Carey (such forecasts, the "W. P. Carey Forecasts");

  (iv)
  discussed the past and current business, operations, financial condition and prospects of CPA16 and W. P. Carey and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of W. P. Carey;

The Board of Directors
W. P. Carey Inc.

  (v)
  reviewed the potential pro forma financial impact of the Transaction on the future financial performance of W. P. Carey, including the potential effect on W. P. Carey's estimated adjusted funds from operations per share and estimated cash available for distribution per share;

  (vi)
  reviewed the trading history of, and indexed total returns relating to, W. P. Carey Common Stock and a comparison of such indexed total returns with those of other companies we deemed relevant;

  (vii)
  compared certain financial information of CPA16 and certain financial and stock market information of W. P. Carey with similar information of other companies we deemed relevant;

  (viii)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (ix)
  compared the relative contributions of CPA16 and W. P. Carey to certain financial metrics of the pro forma combined company;

  (x)
  reviewed the Agreement; and

  (xi)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of W. P. Carey that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the CPA16 Forecasts, we have been advised by W. P. Carey as the ultimate parent of the external manager of CPA16, and we have assumed, with the consent of W. P. Carey, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external manager and the management of W. P. Carey as to the future financial performance of CPA16. With respect to the W. P. Carey Forecasts, we have assumed, at the direction of W. P. Carey, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of W. P. Carey as to the future financial performance of W. P. Carey. At the direction of W. P. Carey, we have relied upon the assessments of the management of W. P. Carey as to the potential impact on CPA16 and W. P. Carey of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets.

        We have not made or, except for a third-party appraisal relating to CPA16's real estate portfolio, been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CPA16, W. P. Carey or any other entity, nor have we made any physical inspection of the properties or assets of CPA16, W. P. Carey or any other entity. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and we have been advised and therefore have assumed that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We further have not evaluated the solvency or fair value of CPA16, W. P. Carey or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of W. P. Carey, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or

The Board of Directors
W. P. Carey Inc.

condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on CPA16, W. P. Carey or the Transaction (including the contemplated benefits thereof). We also have assumed, at the direction of W. P. Carey, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. We have been advised that CPA16 and W. P. Carey each has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for federal income tax purposes since its formation as a REIT and that the Transaction will not adversely affect such status or operations.

        We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to W. P. Carey of the Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to W. P. Carey or in which W. P. Carey might engage or as to the underlying business decision of W. P. Carey to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of W. P. Carey, upon the assessments of representatives of W. P. Carey regarding, legal, regulatory, accounting, tax and similar matters relating to CPA16, W. P. Carey, any related entity and the Transaction (including the contemplated benefits thereof) as to which we understand that W. P. Carey obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of W. P. Carey Common Stock actually will be when issued or the prices at which W. P. Carey Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction or any related matter.

        We have acted as financial advisor to W. P. Carey in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, W. P. Carey has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of W. P. Carey, CPA16 and certain of their respective affiliates.

The Board of Directors
W. P. Carey Inc.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to W. P. Carey and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to W. P. Carey in connection with its prior acquisition of Corporate Property Associates 15 — Global Incorporated and related conversion to a REIT, (ii) having acted or acting as administrative agent, arranger and book runner for, and/or as a lender (including a letter of credit lender and swing line lender) under, certain credit facilities, term loans, real estate loans and letters of credit of W. P. Carey and certain of its affiliates, (iii) having provided or providing certain foreign exchange trading and interest rate hedging services to W. P. Carey and certain of its affiliates and (iv) having provided or providing certain treasury management services and products to W. P. Carey and certain of its affiliates.

        It is understood that this letter is for the benefit and use of the Board of Directors of W. P. Carey (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on W. P. Carey, CPA16 or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to W. P. Carey.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

[LETTERHEAD OF BARCLAYS CAPITAL INC.]	745 Seventh Avenue New York, NY 10019 United States

July 25, 2013

The Special Committee of the Board of Directors
Corporate Property Associates 16 — Global Incorporated
50 Rockefeller Plaza
New York, NY 10020

Members of the Special Committee of the Board of Directors:

        We understand that Corporate Property Associates 16 — Global Incorporated (the "Company") intends to enter into a transaction (the "Proposed Transaction") with W.P. Carey Inc., a Maryland corporation ("W.P. Carey") and WPC REIT Merger Sub Inc., a Maryland corporation and an indirect subsidiary of W.P. Carey ("Merger Sub") pursuant to which the Company will merge with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"), and each outstanding share of common stock, $0.001 par value per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock, $0.001 par value per share, of W.P. Carey (the "W.P. Carey Common Stock") equal to the quotient determined by dividing $11.25 by the Average W.P. Carey Trading Price and rounding the result to the nearest 1/10,000 of a share of W.P. Carey Common Stock (the "Exchange Ratio"). The "Average W.P. Carey Trading Price" is the volume-weighted average trading price of a share of W.P. Carey Common Stock, as reported on the New York Stock Exchange, for the five consecutive trading days ending on the third trading day preceding the closing of the Merger. The Agreement also provides that (x) if the number determined by dividing $11.25 by the Average W. P. Carey Trading Price is less than or equal to 0.1447, the Exchange Ratio will be 0.1447 and (y) if the number determined by dividing $11.25 by the Average W. P. Carey Trading Price is greater than or equal to 0.1842, the Exchange Ratio will be 0.1842. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated July 25, 2013, by and among the Company, W.P. Carey, Merger Sub and, for the limited purposes set forth in Sections 4.3 and 4.14, Carey Asset Management Corp. and W.P. Carey & Co. BV and for the limited purposes set forth in Section 4.13, CPA 16 LLC (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than W.P. Carey and its affiliates and any other affiliates of the Company) of the Exchange Ratio in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 24, 2013, and the specific terms of the Proposed Transaction; (2) certain publicly available agreements entered into by the Company, including the Amended and Restated Advisory Agreement, dated as of September 28, 2012, by and among the Company and Carey Asset Management Corp., the Asset Management Agreement, dated as of May 2, 2011, by and among the Company and

W.P. Carey & Co. B.V. and the Second Amended and Restated Operating Agreement of CPA LLC, dated as of July 2011, by and among the Company and Carey REIT III, Inc.; (3) publicly available information concerning the Company and W.P. Carey that we believe to be relevant to our analysis, including each of their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of W.P. Carey, acting in its capacity as external manager of the Company ("Company Management"), and estimates of the fees or other amounts to be paid to W.P. Carey or incurred as transaction costs prepared by the Company Management; (5) financial and operating information with respect to the business, operations and prospects of W.P. Carey furnished to us by W.P. Carey, including financial projections of W.P. Carey prepared by management of W.P. Carey, as approved for use by us by W.P. Carey; (6) a trading history of W.P. Carey's common stock from January 1, 2013 to July 23, 2013 and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and W.P. Carey with each other and with those of other companies that we deemed relevant; and (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the Company Management concerning the Company's business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the Company Management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company or of W.P. Carey, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company Management and the management of W.P. Carey (including as to the fees or other amounts to be paid or not paid to W.P. Carey or incurred as transaction costs) and that the Company and W.P. Carey will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of W.P. Carey and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or of W. P. Carey. In addition, while you did not authorize us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business prior to the date hereof, you have requested that we solicit third party indication of interests in a possible acquisition of all or a part of the Company's business for a specified period after the date of the Agreement as permitted by the provisions thereof (the "Go Shop"). Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company or W.P. Carey would trade following the announcement of the Proposed Transaction or at which shares of common stock of W.P. Carey would trade following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of W.P. Carey to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio in the Proposed Transaction is fair to the stockholders of the Company (other than W.P. Carey and its affiliates and any other affiliates of the Company).

        We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction, including the Go-Shop, and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company, W.P. Carey and their respective affiliates in the past and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services, for which we received customary fees: we acted as lender, and subsequently arranged for a CMBS securitization of such debt, with respect to (i) an $8.3 million loan to a subsidiary of Corporate Property Associates 15 Incorporated on July 23, 2013 (securitization pending); (ii) a $9.5 million loan to a subsidiary of Corporate Property Associates 17 — Global Incorporated on January 14, 2013; (iii) a $32.5 million loan to an entity owned by W.P. Carey and the Company on January 2, 2013; (iv) a $7 million loan to a subsidiary of W.P. Carey on November 1, 2012; (v) a $140 million loan to a subsidiary of Corporate Property Associates 15 Incorporated on September 19, 2012; (vi) an $8.5 million loan to a subsidiary of Corporate Associates 15 Incorporated on August 1, 2012; and (vii) an $11 million loan to an entity owned by W.P. Carey and the Company on April 5, 2012. We are also currently mandated on a potential loan to an affiliate of W.P. Carey, for which we anticipate receiving customary fees. In addition, we may perform investment banking and financial banking services for W.P. Carey, the Company or their respective affiliates in the future and would expect to receive customary fees for such services.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of W.P. Carey or the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. In addition, this opinion may be relied upon by the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to, or whether to accept the consideration to be offered to the stockholders in connection with, the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

ANNEX D

MARYLAND GENERAL CORPORATION LAW
TITLE 3, SUBTITLE 2
RIGHTS OF OBJECTING STOCKHOLDERS

TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201. Definitions

(a)
In general.—In this subtitle the following words have the meanings indicated.

(b)
Affiliate.—"Affiliate" has the meaning stated in § 3-601 of this title.

(c)
Associate.—"Associate" has the meaning stated in § 3-601 of this title.

(d)
Beneficial Owner.—"Beneficial owner", when used with respect to any voting stock, means a person that:

        (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

        (2)   Individually or with any of its affiliates or associates, has:

          (i)    The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

          (ii)   Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

        (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e)
Executive officer.—"Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)
Successor.—(1) "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

        (2)   "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g)
Voting Stock.—"Voting stock" has the meaning stated in § 3-601 of this title.

§ 3-202. Right to Fair Value of Stock.

(a)
General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

        (1)   The corporation consolidates or merges with another corporation;

        (2)   The stockholder's stock is to be acquired in a share exchange;

        (3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

        (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

        (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

        (6)   The corporation is converted in accordance with § 3-901 of this title.

(b)
Basis of fair value.—(1) Fair value is determined as of the close of business:

          (i)    With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or

          (ii)   With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

        (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

        (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c)
When right to fair value does not apply.—Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

        (1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

          (i)    With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or

          (ii)   With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

        (2)   The stock is that of the successor in a merger, unless:

          (i)    The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

          (ii)   The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

        (3)   The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

        (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

        (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d)
Merger, consolidation, or share exchange.—With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

        (1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

          (i)    Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

          (ii)   Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

          (iii)  Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

        (2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

          (i)    The day the stockholders voted on the transaction objected to; or

          (ii)   With respect to a merger under § 3-106 of this title, the effective date of the merger; and

        (3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e)
Beneficial owners.—If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by Stockholder.

(a)
Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

        (1)   Shall file with the corporation a written objection to the proposed transaction:

          (i)    With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or

          (ii)   With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

        (2)   May not vote in favor of the transaction; and

        (3)   Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

(b)
Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of Demand on Dividend and Other Rights.

        A stockholder who demands payment for his stock under this subtitle:

        (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

        (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of Demand.

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of Dividend and Other Rights.

(a)
When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

        (1)   The demand for payment is withdrawn;

        (2)   A petition for an appraisal is not filed within the time required by this subtitle;

        (3)   A court determines that the stockholder is not entitled to relief; or

        (4)   The transaction objected to is abandoned or rescinded.

(b)
Effect of restoration.—The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and Offer to Stockholders.

(a)
Duty of successor.—(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

        (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

          (i)    A balance sheet as of a date not more than six months before the date of the offer;

          (ii)   A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii)  Any other information the successor considers pertinent.

(b)
Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the U.S. Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for Appraisal; Consolidation of Proceedings; Joinder of Objectors.

(a)
Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)
Consolidation of suits; joinder of objectors.—(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

        (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on Stock Certificate.

(a)
Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)
Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of Fair Value.

(a)
Court to appoint appraisers.—If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)
Report of appraisers—Filing.—Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)
Report of appraisers—Contents.—The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)
Report of appraisers—Service; objection.—(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

        (2)   Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by Court on Appraisers' Report.

(a)
Order of court.—The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

        (1)   Confirms, modifies, or rejects it; and

        (2)   If appropriate, sets the time for payment to the stockholder.

(b)
Procedure after order.—(1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

        (2)   If the appraisers' report is rejected, the court may:

          (i)    Determine the fair value of the stock and enter judgment for the stockholder; or

          (ii)   Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)
Judgment includes interest.—(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2)
The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)    The price which the successor offered for the stock;

          (ii)   The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

(d)
Costs of proceedings.—(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)    The price which the successor offered for the stock;

          (ii)   The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

        (2)   Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

          (i)    The successor did not make an offer for the stock under § 3-207 of this subtitle; or

          (ii)   The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)
Effect of judgment.—The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of Stock.

        The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

        (1)   The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

        (2)   Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of Successor with Respect to Stock.

(a)
General rule.—A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b)
Successor in transfer of assets.—After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)
Successor in consolidation, merger, or share exchange.—Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.

Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our charter and bylaws require us to indemnify our directors and officers and permit us to indemnify certain other parties to the fullest extent permitted from time to time by Maryland law.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have also adopted a director and indemnification policy that is similar to that of our predecessor, which provides directors and officers with express rights to indemnification (regardless of, among other things, any amendment to or revocation of such policy or amendment to our charter or bylaws, any change in the composition of the our board of directors or any acquisition or business combination transaction relating to us.) The policy provides for the advancement of all reasonable costs, charges and expenses (including attorney's fees) to directors and officers as set forth therein and other persons deemed appropriate by the board of directors and, to the extent we maintain insurance, for the continued coverage of directors and officers under our directors' and officers' liability insurance policies. Under the policy, we are required to indemnify and hold harmless each person who (i) is or was a director or officer of W. P. Carey (or a predecessor of W. P. Carey) or (ii) at the request of W. P. Carey, is or was serving as, a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or (iii) any other persons deemed appropriate by its Board (such persons being "Covered Persons" and each, a "Covered Person"), against all reasonable costs, charges and expenses (including attorney's fees incurred by a Covered Person in connection therewith), judgments, penalties, fines, and settlements (if such settlement is approved in advance by W. P. Carey, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Covered Person in connection with the defense and/or settlement of any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative, to which the Covered Person is or was a party or is threatened to be made a party due to any act or omission taken or omitted or alleged to have been taken or omitted by the Covered Person during, in connection with or arising out of such Covered Person's service in such capacity as a director or officer. As used in the policy the term "serving at the request" of W. P. Carey includes any service provided at the request of W. P. Carey (or a predecessor of W. P. Carey) as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of W. P. Carey (or a predecessor of W. P. Carey) which imposes duties on, or involves services by, such director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. In addition, to the extent that a Covered Person is, by reason of his or her service at the request of W. P. Carey, a witness in or otherwise incurs costs, charges or expenses in connection with any proceeding to which the Covered Person is not a party, he or she shall be indemnified and held harmless by W. P. Carey against all reasonable costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

        Notwithstanding any provision of the policy, W. P. Carey is not obligated under the policy to make any indemnity in connection with any claim made against a Covered Person (a) in connection with any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative (or any part of any such proceeding), initiated by or on behalf of such Covered Person, including a proceeding (or any part of any proceeding) initiated by or on behalf such Covered Person against W. P. Carey (other than any proceeding commenced to enforce a Covered Person's right to indemnification or to recover any expenses in which the Covered Person is successful under Maryland law, the charter, the bylaws or the policy) or against any of our directors, officers, employees or other Covered Persons, unless (i) our board of directors authorized the proceeding (or any part of any proceeding) or (ii) we otherwise provided specific indemnification in connection with such claim; (b) on account of such Covered Person's conduct with respect to which it shall be determined by final judgment by a court having jurisdiction in the matter that the Covered Person (i) did not act in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to our best interests and those of our stockholders, (ii) received an improper personal benefit in money, property or services, or (iii) with respect to any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful; (c) in connection with any pending or completed action, suit, arbitration, investigation, inquiry, administrative hearing or any other actual or threatened proceeding (or any part of any such proceeding) by or in our right if the Covered Person shall have been determined by final judgment by a court having jurisdiction in the matter to be liable to us and our stockholders; (d) if and to the extent such Covered Person has otherwise actually received payment of the amounts otherwise indemnifiable hereunder under any insurance policy, agreement, vote or otherwise, or (e) if it shall be determined by final judgment by a court having jurisdiction in the matter that such indemnification is not lawful.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.

Exhibits and Financial Statement Schedules

(a)
Exhibits

        The following exhibits are filed as part of this registration statement. Documents other than those designated as being filed herewith are incorporated herein by reference.

Exhibit No.	Description	Method of Filing
2.1	Agreement and Plan of Merger dated as of July 25, 2013, by and between Corporate Property Associates 16 — Global Incorporated, W. P. Carey Inc., WPC REIT Merger Sub Inc., and, for the limited purposes set forth therein, Carey Asset Management Corp., W. P. Carey & Co. B.V. and CPA 16 LLC	Attached hereto as Annex A to the Joint Proxy Statement/Prospectus that is part of this registration statement
3.1	W. P. Carey Articles of Amendment and Restatement	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013
3.2	W. P. Carey Amended and Restated Bylaws	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013
4.1	W. P. Carey Form of Common Stock Certificate	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013
5.1	Opinion of DLA Piper LLP (US) as to the legality of the W. P. Carey Common Stock to be issued*
8.1	Tax Opinion of DLA Piper LLP (US)*
8.2	Tax Opinion of Clifford Chance US LLP*
21.1	List of subsidiaries of W. P. Carey	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith
23.2	Consent of DLA Piper LLP (US)*	Filed as Part of Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference

Exhibit No.	Description	Method of Filing
23.3	Consent of Clifford Chance US LLP*	Filed as Part of Exhibit 8.2 and incorporated herein by reference
24.1	Powers of Attorney	Contained on the Signature Pages of Registration Statement on this Form S-4 (No. 333-[—])
99.1	Form of Proxy Card for W. P. Carey*
99.2	Form of Proxy Card for CPA®:16 — Global*
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith
99.4	Consent of Barclays Capital Inc.	Filed herewith
99.5	Consent of Robert A. Stanger & Co., Inc.	Filed herewith

*
To be filed by amendment

Item 22.

Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on

    Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2013.

W. P. CAREY INC.
By:	/s/ TREVOR P. BOND Trevor P. Bond Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trevor P. Bond, Thomas E. Zacharias, and Susan C. Hyde to be their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this registration statement and any and all other amendments to the registration statement (including other post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

/s/ TREVOR P. BOND Trevor P. Bond	Director and Chief Executive Officer (Principal Executive Officer)	October 1, 2013
/s/ CATHERINE D. RICE Catherine D. Rice	Chief Financial Officer (Principal Financial Officer)	October 1, 2013
/s/ HISHAM A. KADER Hisham A. Kader	Chief Accounting Officer (Principal Accounting Officer)	October 1, 2013
/s/ BENJAMIN H. GRISWOLD, IV Benjamin H. Griswold, IV	Chairman of the Board and Director	October 1, 2013
/s/ FRANCIS J. CAREY Francis J. Carey	Director	October 1, 2013

Signature	Title	Date

/s/ NATHANIEL S. COOLIDGE Nathaniel S. Coolidge	Director	October 1, 2013
/s/ MARK J. DECESARIS Mark J. DeCesaris	Director	October 1, 2013
/s/ EBERHARD FABER, IV Eberhard Faber, IV	Director	October 1, 2013
/s/ AXEL K.A. HANSING Axel K.A. Hansing	Director	October 1, 2013
/s/ RICHARD C. MARSTON Richard C. Marston	Director	October 1, 2013
/s/ ROBERT E. MITTELSTAEDT, JR. Robert E. Mittelstaedt, Jr.	Director	October 1, 2013
/s/ CHARLES E. PARENTE Charles E. Parente	Director	October 1, 2013
/s/ NICK J.M. VAN OMMEN Nick J.M. van Ommen	Director	October 1, 2013
/s/ KARSTEN VON KÖLLER Karsten von Köller	Director	October 1, 2013
/s/ REGINALD WINSSINGER Reginald Winssinger	Director	October 1, 2013